As filed with the Securities and Exchange Commission on May 15, 2017

Registration No. 333-217256

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITOL ACQUISITION HOLDING COMPANY LTD.

(Exact Name of Each Registrant as Specified in its Charter)

Cayman Islands	7372	N/A
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

509 7th Street, N.W.
Washington, D.C. 20004
(202) 654-7060

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Mark D. Ein
c/o Capitol Acquisition Corp. III
509 7th Street, N.W.
Washington, D.C. 20004
(202) 654-7060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Fax: (212) 818-8881	Paul Sheridan, Esq. Latham & Watkins LLP 555 Eleventh Street, N.W. Washington, DC 20004 Telephone: (202) 637-2200 Fax: (202) 637-2201	Rolf Lindsay, Esq. Walkers Global 190 Elgin Avenue George Town, Grand Cayman KY1-9001 Cayman Islands Telephone: (345) 949-0100 Fax: (345) 949-7886	Stephen L. Ritchie, P.C. Mark A. Fennell, P.C. Dennis M. Myers, P.C. Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Telephone: (312) 862-2000 Fax: (312) 862-2200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares(3)	39,025,000	$10.55	$411,713,750	$47,717.62
Ordinary Shares(4)	22,500,000	$10.55	$237,375,000	$27,511.76
Total			$649,088,750	$75,229.38	(5)

(1)	All securities being registered will be issued by Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Holdings”). In connection with the business combination described in the included proxy statement/prospectus: (a) all of the share capital and convertible preferred equity certificates of Canyon Holdings S.a r.l., a Luxembourg private limited liability company (“Cision”), shall be contributed to Holdings in exchange for shares and warrants of Holdings and (b) Capitol Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), shall be merged with and into Capitol Acquisition Corp. III, a Delaware corporation (“Capitol”), with Capitol surviving the merger. As a result of the foregoing transactions, Holdings will become the public company, and the current security holders of Capitol and the owners of Cision will become security holders of Holdings.
(2)	Based on the market price on April 3, 2017 of the common stock of Capitol (the company to which the Registrant will succeed after the transactions described in this registration statement and enclosed proxy statement/prospectus).
(3)	Includes ordinary shares issuable in exchange for outstanding shares of common stock underlying units of Capitol, each such unit consisting of one share of common stock and one-half of one warrant.
(4)	Represents ordinary shares issuable upon exercise of outstanding Capitol warrants, each whole warrant entitling the holder to purchase one share of Capitol common stock at a price of $11.50 per share 30 days after Capitol’s successful completion of a business combination. Pursuant to the terms of the warrants, each such warrant will automatically entitle the holder to purchase one ordinary share of Holdings in lieu of one share of Capitol common stock upon consummation of the business combination.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED MAY 15, 2017

CAPITOL ACQUISITION CORP. III
509 7th Street, N.W.
Washington, D.C. 20004

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2017

TO THE STOCKHOLDERS OF CAPITOL ACQUISITION CORP. III:

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Capitol Acquisition Corp. III (“Capitol”), a Delaware corporation, will be held at [•] a.m. eastern time, on [•], 2017, at the offices of Graubard Miller, counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) the Agreement and Plan of Merger, dated as of March 19, 2017 and amended as of April 7, 2017 (“Merger Agreement”), by and among Capitol, Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability and wholly-owned subsidiary of Capitol (“Holdings”), Capitol Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), Canyon Holdings (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cision Owner”), and Canyon Holdings S.a r.l., a Luxembourg private limited liability company (“Cision”) which, among other things, provides for (i) Cision Owner to contribute to Holdings all of the share capital and convertible preferred equity certificates in Cision in exchange for the issuance of 82,100,000 ordinary shares of Holdings and warrants to purchase 2,000,000 ordinary shares of Holdings (in each case, subject to certain adjustments), plus the right to receive up to 6,000,000 ordinary shares in the future if certain price targets are met (the “Contribution and Exchange”) and (ii) Merger Sub to be merged with and into Capitol with Capitol being the surviving corporation in the merger (the “Merger,” together with the Contribution and Exchange and other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) the transactions contemplated by the Merger Agreement and related Sponsor Support Agreement (including the future issuance to Cision Owner or Sponsor of additional ordinary shares and warrants thereunder under certain circumstances) described in this proxy statement/prospectus — we refer to this proposal as the “business combination proposal”;
(2)	to consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”; (ii) Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) — we refer to these proposals collectively as the “charter proposals”;
(3)	to elect seven directors who, upon consummation of the Transactions, will be the directors of Holdings — we refer to this proposal as the “director election proposal”;

(4)	to consider and vote upon a proposal to approve the 2017 Omnibus Incentive Plan, which is an incentive compensation plan for employees of Holdings and its subsidiaries, including Cision — we refer to this proposal as the “incentive plan proposal”; and
(5)	to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Capitol is unable to consummate the business combination contemplated by the Merger Agreement — we refer to this proposal as the “adjournment proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Capitol common stock at the close of business on [•], 2017 are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

After careful consideration, Capitol’s board of directors has determined that the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal and the adjournment proposal are fair to and in the best interests of Capitol and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the charter proposals, “FOR” the election of all of the persons nominated by Capitol’s management for election as directors, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented.

Consummation of the Transactions is conditional on approval of each of the business combination proposal, the charter proposals, the director election proposal and the incentive plan proposal. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

All Capitol stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Capitol common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of Capitol stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of Capitol for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Mark D. Ein

Mark D. Ein
Chairman of the Board and Chief Executive Officer

[•], 2017

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL AND DEMAND THAT CAPITOL CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE BUSINESS COMBINATION PROPOSAL BY TENDERING YOUR STOCK TO CAPITOL’S TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. SEE “ANNUAL MEETING OF CAPITOL STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [•], 2017 and is first being mailed to Capitol Acquisition Corp. III stockholders, together with Capitol’s annual report on Form 10-K for the year ended December 31, 2016, on or about [•], 2017.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on [•], 2017: Capitol’s proxy statement/prospectus and annual report to security holders are available at http://www.cstproxy.com/capitolacquisition/2017.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commissions is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2017

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS OF

CAPITOL ACQUISITION CORP. III

PROSPECTUS FOR UP TO 39,025,000 ORDINARY SHARES
AND 22,500,000 ORDINARY SHARES
UNDERLYING WARRANTS
OF
CAPITOL ACQUISITION HOLDING COMPANY LTD.

The board of directors of Capitol Acquisition Corp. III, a Delaware corporation (“Capitol”), has unanimously approved the Agreement and Plan of Merger, dated as of March 19, 2017 and amended as of April 7, 2017 (“Merger Agreement”), by and among Capitol, Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability and wholly-owned subsidiary of Capitol (“Holdings”), Capitol Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), Canyon Holdings (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cision Owner”), and Canyon Holdings S.a r.l., a Luxembourg private limited liability company (“Cision”) which, among other things, provides for(a) Cision Owner to contribute to Holdings all of the share capital and convertible preferred equity certificates in Cision in exchange for shares and warrants of Holdings (the “Contribution and Exchange”) and (b) Merger Sub to be merged with and into Capitol with Capitol being the surviving corporation in the merger (the “Merger,” together with the Contribution and Exchange and other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of and upon consummation of the Transactions, Capitol and Cision will become wholly-owned subsidiaries of Holdings, which will change its name to “Cision Ltd.” as described in this proxy statement/prospectus, with Cision Owner and former securityholders of Capitol becoming securityholders of Holdings.

Pursuant to the Merger Agreement, each outstanding share of common stock of Capitol shall be converted into one ordinary share of Holdings. The outstanding warrants of Capitol shall, by their terms, automatically entitle the holders to purchase ordinary shares of Holdings upon consummation of the business combination. Accordingly, this prospectus covers an aggregate of 39,025,000 ordinary shares of Holdings and the 22,500,000 ordinary shares underlying such warrants of Holdings issuable to the stockholders of Capitol following consummation of the Transactions.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the annual meeting of stockholders of Capitol scheduled to be held on [•], 2017.

Capitol’s units, common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols CLACU, CLAC and CLACW, respectively. Holdings intends to apply for listing under the name “Cision Ltd.”, to be effective at the time of the business combination, of its ordinary shares and warrants on the New York Stock Exchange under the proposed symbols CISN and CISNW, respectively. Holdings will not have units traded following consummation of the business combination. It is a condition of the consummation of the business combination that Holdings’ ordinary shares are approved for listing on a national securities exchange, but there can be no assurance such listing condition will be met. If such listing condition is not met, the Transactions will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties.

Each of Capitol and Holdings is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the annual meeting of Capitol’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors.” These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2017, and is first being mailed to Capitol security holders on or about [•], 2017.

i

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus:

“Annual meeting” means the annual meeting of the stockholders of Capitol that is the subject of this proxy statement/prospectus;

“Articles” means the amended and restated memorandum and articles of association of Holdings;

“Bulletin Intelligence” means collectively Bulletin Intelligence, LLC, Bulletin News Network, LLC and Bulletin News Investment, LLC;

“Business Combination” or “business combination” means the Transactions contemplated by the Merger Agreement and related agreements;

“Capitol” means Capitol Acquisition Corp. III, a Delaware corporation;

“Cision” means Canyon Holdings S.a r.l., a Luxembourg private limited liability company;

“Cision Owner” means Canyon Holdings (Cayman) L.P., a Cayman Islands exempted limited partnership;

“Citi” means Citigroup Global Markets Inc.;

“Code” means the Internal Revenue Code of 1986, as amended;

“Companies Law” means the Companies Law of the Cayman Islands (2016 Revision);

“Contribution and Exchange” means the contribution by Cision Owner of all of its share capital and convertible preferred equity certificates in Cision in exchange for shares and warrants of Holdings;

“CPECs” means the convertible preferred equity certificates of Cision;

“CS” means Credit Suisse;

“C3” means the Cision Communications CloudTM;

“DB” means Deutsche Bank Securities Inc.;

“Designated Stock Exchange” means any stock exchange or automated quotation system on which Holdings’s securities are then traded;

“DGCL” means the General Corporation Law of the State of Delaware;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“FASB” means the Financial Accounting Standards Board;

“Gorkana” means Discovery Group Holdings Ltd.;

“GTCR” means GTCR LLC and its affiliates;

“Holdings” means Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability and wholly-owned subsidiary of Capitol;

“Initial shares” means the 8,125,000 shares of common stock of Capitol that were issued prior to Capitol’s initial public offering;

“ISPs” means internet service providers;

“JOBS Act” means the Jumpstart Our Business Startups Act;

“Marcum” means Marcum LLP, an independent registered public accounting firm, serving as Capitol’s auditors;

“Merger” means the merger of Merger Sub with and into Capitol with Capitol being the surviving entity in the merger;

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 19, 2017 and amended as of April 7, 2017, by and among Capitol, Holdings, Merger Sub, Cision Owner and Cision;

ii

“Merger Sub” means Capitol Acquisition Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings;

“Nominating Agreement” means that certain director nomination agreement to be entered into at or prior to the closing of the Transactions among Holdings, Cision Owner and certain investment vehicles affiliated with GTCR LLC;

“PFIC” means a passive foreign investment company;

“Private warrants” means the 8,250,000 warrants of Capitol sold to the Sponsors simultaneously with Capitol’s initial public offering;

“PR” means public relations;

“PR Newswire” means PRN Group;

“Public shares” means the shares of common stock included in the units issued in Capitol’s initial public offering;

“Public stockholder” means holders of public shares, including the Capitol Sponsors to the extent they hold public shares, provided, that the Capitol Sponsors will be considered a “public stockholder” only with respect to any public shares held by them;

“PwC” means PricewaterhouseCoopers LLP, an independent registered public accounting firm, serving as Cision’s auditors;

“QEF” means a qualified electing fund;

“Registration Rights Agreement” means the registration rights agreement to be entered into at or prior to the closing of the Transactions by Cision Owner and affiliates of Mark D. Ein and L. Dyson Dryden;

“SaaS” means software as a service;

“SEC” means the Securities and Exchange Commission;

“Second Lien Credit Facility” means Cision’s $370.0 million term loan facility entered into with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto;

“Securities Act” means the Securities Act of 1933, as amended;

“Sponsors” means Capitol’s officers, directors and stockholders prior to Capitol’s initial public offering;

“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of March 19, 2017, entered into among the Sponsors, Capitol, Holdings, Cision and Cision Owner;

“TPE” means third-party evidence;

“Transactions” means (a) the Contribution and Exchange and (b) the Merger;

“U.S. GAAP” means generally accepted accounting principles in the United States;

“Viralheat” means Viralheat, Inc.;

“Visible” means Visible, Inc.;

“Vocus” means Vocus, Inc.;

“VSOE” means vendor-specific objective evidence; and

“2017 Plan” means the 2017 Omnibus Incentive Plan of Holdings.

iii

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

•	The parties to the Transactions are Capitol, Holdings, Merger Sub, Cision Owner and Cision. Pursuant to the Merger Agreement, (a) Cision Owner will contribute to Holdings all of its share capital and CPECs in Cision in exchange for shares and warrants of Holdings and (b) Merger Sub will be merged with and into Capitol with Capitol being the surviving corporation in the Merger. See the section entitled “The Merger Agreement.”
•	Cision is a leading global provider of cloud-based earned media solutions. Cision delivers a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, C3 arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace presence.
•	Under the Merger Agreement, Cision Owner will receive an aggregate of 82,100,000 ordinary shares of Holdings and warrants to purchase 2,000,000 ordinary shares of Holdings (in each case, subject to certain adjustments). Cision Owner will also have the right to receive up to an additional 6,000,000 ordinary shares in 2,000,000 share increments when Holding’s stock price reaches $13.00, $16.00 and $19.00 per share. The Sponsors of Capitol will forfeit 1,600,000 shares of Capitol and warrants to purchase 2,000,000 shares of Capitol at closing of the Transactions (in each case, subject to certain adjustments). See the section entitled “The Business Combination Proposal — Structure of the Transactions.”
•	Each outstanding share of common stock of Capitol shall be converted into one ordinary share of Holdings. The outstanding warrants of Capitol shall, by their terms, automatically entitle the holders to purchase ordinary shares of Holdings upon consummation of the business combination. Accordingly, at the closing of the Transactions, Cision Owner will hold approximately 68% of the issued and outstanding ordinary shares of Holdings and current stockholders of Capitol will hold approximately 32% of the issued and outstanding shares of Holdings (assuming no holder of Capitol’s public shares exercises conversion rights as described in this proxy statement/prospectus). See the section entitled “The Business Combination Proposal — Structure of the Transactions.”
•	The Merger Agreement provides that either Capitol or Cision may terminate the Merger Agreement if the Transactions are not consummated by October 19, 2017 (or December 19, 2017 if a later date is approved by the stockholders of Capitol). Additionally, the Merger Agreement may be terminated, among other reasons, by either Capitol or Cision upon material breach of the other party if not cured within the time period specified within the Merger Agreement and subject to certain other conditions. See the section entitled “The Merger Agreement — Termination.”
•	In addition to voting on the Transactions, the stockholders of Capitol will vote on separate proposals to approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”; (ii) Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). This vote, however, will not actually result in stockholders of Capitol approving Holdings' constitutional documents or amendments to Capitol's corporate governing documents but instead will simply approve the aforementioned material differences in the two sets of documents. The stockholders of Capitol will also vote on proposals to elect seven directors who, upon consummation of the Transactions, will be the directors of Holdings, to approve the 2017 Plan and to approve, if necessary, an adjournment of the annual meeting. The parties expect that upon consummation of the Transactions, the board will consist of seven (7) directors and will have one vacancy. See the sections entitled “The Charter Proposals,” “The Director Election Proposal,” “The Incentive Plan Proposal” and “The Adjournment Proposal.”
•	Upon completion of the Transactions, if management’s nominees are elected, the directors of Holdings will be Stephen P. Master, Mark M. Anderson and Philip A. Canfield, who were designated by Cision, and Kevin Akeroyd (Cision’s Chief Executive Officer), Stuart Yarbrough, Mark D. Ein (Capitol’s Chairman and Chief Executive Officer) and L. Dyson Dryden (Capitol’s President and Chief Financial Officer). See the section entitled “The Director Election Proposal.”
•	Upon completion of the Transactions, the executive officers of Holdings will include Kevin Akeroyd (Chief Executive Officer) and Jack Pearlstein (Chief Financial Officer), as well as those persons described under “The Director Election Proposal — Information about Executive Officers, Directors and Nominees.” These individuals hold the same positions with Cision. See the section entitled “The Director Election Proposal.”
•	Pursuant to the Registration Rights Agreement, Cision Owner and affiliates of Mark D. Ein and L. Dyson Dryden will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of the ordinary shares of Holdings received by them in the Transactions, subject to certain conditions set forth therein.
•	Cision Owner will be granted certain rights to nominate members of the board of Holdings following the closing of the Transactions, pursuant to the Nominating Agreement, subject to certain conditions set forth therein.
•	The Sponsors have entered into the Sponsor Support Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such Sponsors as well as the covenants set forth in the Sponsor Support Agreement, including voting all shares of common stock of Capitol beneficially owned by such Sponsors in favor of the transactions contemplated by the Merger Agreement. The Sponsor Support Agreement also provides that, at the closing of the Transactions, depending on the number of public shares being converted, the Sponsors may be required to forfeit an additional number of Capitol shares and warrants and, at the same time, the number of ordinary shares and warrants of Holdings that Cision Owner would otherwise receive at closing may be reduced. In such event, a number of ordinary shares and warrants of Holdings equal to the total number of shares and warrants so forfeited and reduced will be available for use by Holdings to issue to third parties for certain corporate purposes and, if not so used within one year following the closing of the Transaction (or, if earlier, at such time as Holdings has repaid the Second Lien Credit Facility in full) will be issued to the Sponsors and Cision Owner.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Annual Meeting and the proposals to be presented at the Annual Meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to Capitol stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the Annual Meeting.

Q.	Why am I receiving this proxy statement/prospectus?
A.	Capitol and Cision have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and Capitol encourages its stockholders to read it in its entirety. Capitol’s stockholders are being asked to consider and vote upon a proposal to adopt the Merger Agreement, which, among other things, provides for (a) the Contribution and Exchange whereby Cision Owner will contribute to Holdings all of its share capital and CPECs in Cision in exchange for shares and warrants of Holdings and (b) the Merger whereby Merger Sub will be merged with and into Capitol with Capitol being the surviving corporation in the Merger. See the section entitled “The Business Combination Proposal.”
Q.	Are there any other matters being presented to stockholders at the meeting?
A.	In addition to voting on the business combination, the stockholders of Capitol will vote on the following:
1.	Separate proposals to approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”; (ii) Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). See the section entitled “The Charter Proposals.”
2.	To elect seven directors who, upon consummation of the Transactions, will be the directors of Holdings. See the section entitled “The Director Election Proposal.”
3.	To approve the 2017 Plan. See the section entitled “The Incentive Plan Proposal.”
4.	To adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if Capitol would not have been able to consummate the business combination. See the section entitled “The Adjournment Proposal.”

Capitol will hold the annual meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the annual meeting. Stockholders should read it carefully.

Consummation of the Transactions is conditional on approval of each of the business combination proposal, the charter proposals, director election proposal and the incentive plan proposal. If any of the proposals is not approved, the other proposals will not be presented to stockholders for a vote.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am a Capitol warrant holder. Why am I receiving this proxy statement/prospectus?
A.	Upon consummation of the Transactions, the Capitol warrants shall, by their terms, entitle the holders to purchase ordinary shares of Holdings in lieu of shares of Capitol common stock at a purchase price of $11.50 per share. This proxy statement/prospectus includes important information about Holdings and the business of Holdings and its subsidiaries following consummation of the Transactions. As holders of Capitol warrants will be entitled to purchase ordinary shares of Holdings upon consummation of the Transactions, we urge you to read the information contained in this proxy statement/prospectus carefully.
Q.	Why is Capitol proposing the business combination?
A.	Capitol was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On October 19, 2015, Capitol completed its initial public offering of units, with each unit consisting of one share of its common stock and one-half of one warrant, each whole warrant to purchase one share of common stock at a price of $11.50, raising total gross proceeds of approximately $325,000,000. Since the initial public offering, Capitol’s activity has been limited to the evaluation of business combination candidates.

Cision is a leading global provider of cloud-based earned media solutions. Cision delivers a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, C3 arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace presence.

Based on its due diligence investigations of Cision and the industry in which it operates, including the financial and other information provided by Cision in the course of their negotiations in connection with the Merger Agreement, Capitol believes that Cision has a strong position in its industry, meaningful scale, a very appealing market opportunity and growth profile, strong profitability and a compelling valuation. As a result, Capitol believes that a business combination with Cision will provide Capitol stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “The Business Combination Proposal — Capitol’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	Did the Capitol board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?
A.	Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Cision. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors, enabled them to make the necessary analyses and determinations regarding the business combination with Cision. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Cision’s business, and assuming the risk that the board of directors may not have properly valued such business.
Q.	Do I have conversion rights?
A.	If you are a holder of public shares, you have the right to demand that Capitol convert such shares into a pro rata portion of the cash held in Capitol’s trust account provided that you vote either for or against the business combination proposal. We sometimes refer to these rights to demand conversion of the public shares as “conversion rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” will not be converted to cash.

Under Capitol’s amended and restated certificate of incorporation, the business combination may only be consummated if Capitol has at least $5,000,001 of net tangible assets after giving effect to all holders of public shares that properly demand conversion of their shares into cash. However, Cision is not required to consummate the Transactions if there is not at least $225,000,000 of cash available to be released from Capitol’s trust account after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the business combination and certain other fees and expenses described in the Merger Agreement.

Q.	How do I exercise my conversion rights?
A.	If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the business combination proposal and (ii) demand that Capitol convert your shares into cash no later than the close of the vote on the business combination proposal by delivering your stock to Capitol’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares voting for or against the business combination proposal will be entitled to demand that such holder’s shares be converted for a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $[•], or $[•] per share, as of [•], 2017, the record date). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the business combination. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Capitol’s public stockholders exercising conversion rights, regardless of whether such holders vote for or against the business combination proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your conversion rights.

Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the annual meeting. If you deliver your shares for conversion to Capitol’s transfer agent and later decide prior to the annual meeting not to elect conversion, you may request that Capitol’s transfer agent return the shares (physically or electronically). You may make such request by contacting Capitol’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of conversion rights must be received by Capitol’s transfer agent prior to the vote taken on the business combination proposal at the annual meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.

If a holder of public shares votes for or against the business combination proposal and demand is properly made as described above, then, if the business combination is consummated, Capitol will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Capitol common stock for cash and will not be entitled to ordinary shares of Holdings upon consummation of the Transactions.

If you are a holder of public shares and you exercise your conversion rights, it will not result in the loss of any Capitol warrants that you may hold. Your whole warrants will become exercisable to purchase one ordinary share of Holdings in lieu of one share of Capitol common stock for a purchase price of $11.50 upon consummation of the business combination.

Q.	Do I have appraisal rights if I object to the proposed business combination?
A.	No. Neither Capitol stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. See the section entitled “Annual Meeting of Capitol Stockholders — Appraisal Rights.”
Q.	What happens to the funds deposited in the trust account after consummation of the business combination?
A.	Of the net proceeds of Capitol’s initial public offering, $317,665,553, together with $7,334,447 raised from the private sale of warrants simultaneously with the consummation of the initial public offering, for a total of $325,000,000, was placed in the trust account immediately following the initial public offering. After consummation of the business combination, the funds in the trust account will be used to pay holders of the public shares who exercise conversion rights, to pay fees and expenses incurred in connection with the business combination (including aggregate fees of approximately $11,375,000 to the underwriters of Capitol’s initial public offering as deferred underwriting commissions) and for Holdings’ working capital and general corporate purposes, including to pay down a portion of Cision’s Second Lien Credit Facility.
Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their conversion rights?
A.	Capitol’s public stockholders may vote in favor of the business combination and still exercise their conversion rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversions by public stockholders. However, Cision is not required to consummate the Transactions if there is not at least $225,000,000 of cash available to be released from Capitol’s trust account after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the Transactions and certain other fees and expenses described in the Merger Agreement. Also, with fewer public shares and public stockholders, the trading market for Holdings’ ordinary shares may be less liquid than the market for Capitol’s shares of common stock were prior to the Transactions and Holdings may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into Cision’s business will be reduced and Cision may not be able to achieve its plan of reducing its outstanding indebtedness.
Q.	What happens if the business combination is not consummated?
A.	If Capitol does not complete the business combination with Cision for whatever reason, Capitol would search for another target business with which to complete a business combination. If Capitol does not complete the business combination with Cision or another business combination by October 19, 2017, Capitol must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the trust account. The Capitol Sponsors have no conversion rights in the event a business combination is not effected in the required time period, and, accordingly, their initial shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrant will expire worthless.
Q.	How do the Sponsors of Capitol intend to vote on the proposals?
A.	Capitol’s Sponsors, including Capitol’s officers, directors and stockholders prior to the initial public offering, beneficially own and are entitled to vote an aggregate of 20% of the outstanding shares of Capitol’s common stock. These holders have agreed to vote their securities in favor of the business combination proposal. The holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting.
Q.	When do you expect the business combination to be completed?
A.	It is currently anticipated that the business combination will be consummated promptly following the Capitol annual meeting which is set for [•], 2017; however, such meeting could be adjourned, as described above. For a description of the conditions for the completion of the business combination, see the section entitled “The Merger Agreement — Conditions to the Closing of the Business Combination.”
Q.	What do I need to do now?
A.	Capitol urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of Capitol. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.	How do I vote?
A.	If you are a holder of record of Capitol common stock on the record date, you may vote in person at the annual meeting or by submitting a proxy for the annual meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.
Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.
Q.	May I change my vote after I have mailed my signed proxy card?
A.	Yes. Stockholders may send a later-dated, signed proxy card to Capitol’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the annual meeting or attend the annual meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Capitol’s transfer agent, which must be received prior to the vote at the annual meeting.
Q.	What happens if I fail to take any action with respect to the meeting?
A.	If you fail to take any action with respect to the meeting and the business combination is approved by stockholders and consummated, you will become a shareholder of Holdings and/or your warrants will entitle you to purchase ordinary shares of Holdings. As a corollary, failure to vote either for or against the business combination proposal means you will not have any right in connection with the business combination to exchange your shares for a pro rata share of the funds held in Capitol’s trust account. If you fail to take any action with respect to the meeting and the business combination is not approved, you will continue to be a stockholder and/or warrant holder of Capitol.
Q.	What should I do with my stock and/or warrants certificates?
A.	Those stockholders who do not elect to have their Capitol shares converted into the pro rata share of the trust account should not submit their stock certificates now. After the consummation of the business combination, Holdings will send instructions to Capitol stockholders regarding the exchange of their Capitol stock for ordinary shares of Holdings. Capitol stockholders who exercise their conversion rights must deliver their stock certificates to Capitol’s transfer agent (either physically or electronically) prior to the vote at the meeting as described above.

Upon consummation of the Transactions, Capitol’s warrants, by their terms, will entitle holders to purchase ordinary shares of Holdings. Therefore, warrant holders need not deliver their warrants to Holdings at that time.

Q.	What should I do if I receive more than one set of voting materials?
A.	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Capitol shares.
Q.	Who can help answer my questions?
A.	If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Mr. L. Dyson Dryden
Capitol Acquisition Corp. III
509 7th Street, N.W.
Washington, D.C. 20004
Tel: (202) 654-7060
Email: info@capitolacquisition.com

or:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: CLAC.info@morrowsodali.com

You may also obtain additional information about Capitol from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Capitol’s transfer agent at the address below prior to the vote at the annual meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mr. Mark Zimkind
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the annual meeting, including the business combination, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

Capitol

Capitol Acquisition Corp. III is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Capitol was incorporated under the laws of Delaware on July 13, 2015.

On October 19, 2015, Capitol closed its initial public offering of 32,500,000 units, including the exercise of the over-allotment option to the extent of 2,500,000 units, with each unit consisting of one share of its common stock and one-half of one warrant, each whole warrant to purchase one share of its common stock at a purchase price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $325,000,000. Simultaneously with the consummation of the initial public offering and the exercise of the underwriters’ over-allotment option, Capitol consummated the private sale of 8,250,000 private warrants at $1.00 per warrant for an aggregate purchase price of $8,250,000. A total of $325,000,000, was deposited into the trust account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-206693) that became effective on October 13, 2015. As of [•], 2017, the record date, there was approximately $[•] held in the trust account.

Capitol’s units, common stock and warrants are listed on Nasdaq under the symbols CLACU, CLAC and CLACW, respectively.

The mailing address of Capitol’s principal executive office is 509 7th Street, N.W., Washington, D.C. 20004. Its telephone number is (202) 654-7060. After the consummation of the business combination, its principal executive office will be that of Cision.

Holdings

Capitol Acquisition Holding Company Ltd. is a wholly-owned subsidiary of Capitol formed solely for the purpose of effectuating the Transactions described herein. Holdings was incorporated under the laws of the Cayman Islands as an exempted company on March 9, 2017. Holdings owns no material assets and does not operate any business.

The mailing address of Holdings’ principal executive office is 509 7th Street, N.W., Washington, D.C. 20004. Its telephone number is (202) 654-7060. After the consummation of the business combination, its principal executive office will be that of Cision.

Merger Sub

Capitol Acquisition Merger Sub, Inc. is a wholly-owned subsidiary of Holdings formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on March 9, 2017. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 509 7th Street, N.W., Washington, D.C. 20004. Its telephone number is (202) 654-7060. After the consummation of the business combination, it will cease to exist.

Cision Owner

Canyon Holdings (Cayman), L.P. is a partnership formed for the purpose of owning and acquiring Cision through a series of transactions. Cision Owner was formed under the laws of the Cayman Islands as an exempted limited partnership on February 11, 2014.

The mailing address of Cision Owner is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Its telephone number is (312) 922-2400. Upon the completion of the Transactions, Cision Owner will own approximately 68% of Cision Ltd.’s outstanding ordinary shares.

Cision

Cision is a leading global provider of cloud-based earned media solutions. Cision delivers a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, C3 arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace presence.

Cision is a Luxembourg private limited liability company that was formed in February 2014 and commenced operations in April 2014.

The mailing address of Cision’s principal executive office is 130 East Randolph St. 7th Floor, Chicago, IL 60601 and its telephone number is (866) 639-5087.

Emerging Growth Company

Each of Capitol and Holdings is an “emerging growth company,” as defined under the JOBS Act. As emerging growth companies, Capitol and Holdings are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Capitol and Holdings have elected to take advantage of such extended transition period.

Holdings could remain an emerging growth company until the last day of Holdings’ fiscal year following October 19, 2020 (the fifth anniversary of the consummation of its predecessor’s initial public offering). However, if Holdings’ non-convertible debt issued within a three-year period or its total revenues exceed $1 billion or the market value of its ordinary shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Holdings would cease to be an emerging growth company as of the following fiscal year.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between Capitol and Cision will be effected through the Contribution and Exchange, whereby all of the share capital and CPECs of Cision will be contributed by Cision Owner to Holdings, followed by the Merger, whereby Merger Sub will merge with and into Capitol, with Capitol surviving such Merger as a wholly-owned subsidiary of Holdings.

Organizational Structure

The following diagram illustrates the organizational structure of Capitol, Cision and Holdings immediately prior to the Transactions:

The following diagram illustrates the structure of Holdco immediately following the Transactions.

Consideration to Cision Owner

In exchange for all of the share capital and CPECs of Cision, Cision Owner will receive 82,100,000 ordinary shares of Holdings and 2,000,000 warrants to purchase ordinary shares of Holdings (subject to adjustment).

Cision Owner will also have the right to receive certain additional securities of Holdings upon the happening of certain events as described in more detail in this proxy statement/prospectus.

Consideration to Capitol Holders

Each outstanding share of common stock of Capitol shall be converted into one ordinary share of Holdings. The outstanding warrants of Capitol shall, by their terms, automatically entitle the holders to purchase ordinary shares of Holdings upon consummation of the business combination.

Pro Forma Ownership of Cision Owner and Capitol Holders

At the closing of the Transactions, Cision Owner will hold approximately 68% of the issued and outstanding ordinary shares of Holdings and current stockholders of Capitol will hold approximately 32% of the issued and outstanding shares of Holdings (assuming no holder of public shares exercises conversion rights).

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Capitol’s Board of Directors’ Reasons for Approval of the Transactions,” Capitol’s board of directors concluded that the Transactions met all of the requirements disclosed in the prospectus for its initial public offering, including that such business had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Merger Agreement (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account). See the section entitled “The Business Combination Proposal — Structure of the Transactions” for more information.

Additional Matters Being Voted On

The Charter Proposals

In addition to voting on the business combination proposal, the stockholders of Capitol will vote on separate proposals to approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”; (ii) Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). This vote, however, will not actually result in stockholders of Capitol approving Holdings' constitutional documents or amendments to Capitol's corporate governing documents but instead will simply approve the aforementioned material differences in the two sets of documents. See the section entitled “The Charter Proposals.”

The Director Election Proposal

The stockholders of Capitol will also vote to elect seven directors who, upon consummation of the Transactions, will be the directors of Holdings. If management’s nominees are elected, L. Dyson Dryden and Stephen P. Master will be Class I directors serving until the general meeting of shareholders to be held in 2018, Stuart Yarbrough and Kevin Akeroyd will be Class II directors serving until the general meeting to be held in 2019 and Mark D. Ein, Mark M. Anderson and Philip A. Canfield will be Class III directors serving until the general meeting to be held in 2020 and, in each case, until their successors are elected and qualified. See the section entitled “The Director Election Proposal.”

The Incentive Plan Proposal

The proposed 2017 Plan will reserve up to 6,100,000 ordinary shares of Holdings for issuance in accordance with the plan’s terms, subject to certain adjustments. The purpose of the plan is to provide Holdings’ and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to Holdings’ growth and profitability, with an incentive to assist Holdings in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Holdings. The plan is attached as Annex C to this proxy statement. You are encouraged to read the plan in its entirety. See the section entitled “The Incentive Plan Proposal.”

The Adjournment Proposal

If Capitol is unable to consummate the business combination, Capitol’s board of directors may submit a proposal to adjourn the annual meeting to a later date or dates, if necessary. See the section entitled “The Adjournment Proposal.”

Capitol Sponsors

As of [•], 2017, the record date for the Capitol annual meeting, the Capitol Sponsors, including Capitol’s officers, directors and stockholders prior to the initial public offering, beneficially owned and were entitled to vote an aggregate of 8,125,000 initial shares. These individuals and entities also purchased an aggregate of 8,250,000 private warrants simultaneously with the consummation of Capitol’s initial public offering. The initial shares currently constitute 20% of the outstanding shares of Capitol’s common stock.

In connection with the initial public offering and again pursuant to the Sponsor Support Agreement, each Capitol Sponsor agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the business combination proposal. Each Capitol Sponsor has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting and will have no conversion rights with respect to initial shares in the event a business combination is not effected in the required time period. Accordingly, the initial shares will be worthless if no business combination is consummated by Capitol. In connection with the initial public offering, the holders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. This escrow arrangement will continue upon closing of the Transactions in accordance with its terms.

Date, Time and Place of Annual Meeting of Capitol’s Stockholders

The annual meeting of stockholders of Capitol will be held at [•]:00 a.m., Eastern time, on [•], 2017, at the offices of Graubard Miller, counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the business combination proposal, the charter proposals, the incentive plan proposal, the director election proposal and/or if necessary, the adjournment proposal to permit further solicitation and vote of proxies if Capitol is not able to consummate the Transactions.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the annual meeting if they owned shares of Capitol common stock at the close of business on [•], 2017, which is the record date for the annual meeting. Stockholders will have one vote for each share of Capitol common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Capitol warrants do not have voting rights. On the record date, there were 40,625,000 shares of Capitol common stock outstanding, of which 32,500,000 were public shares with the rest being held by the Capitol Sponsors.

Quorum and Vote of Capitol Stockholders

A quorum of Capitol stockholders is necessary to hold a valid meeting. A quorum will be present at the Capitol annual meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Capitol Sponsors hold 20% of the outstanding shares of Capitol common stock. Such shares, as well as any shares of common stock acquired in the aftermarket by the Capitol Sponsors, will be voted in favor of the proposals presented at the annual meeting. The proposals presented at the annual meeting will require the following votes:

•	The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding shares of common stock on the record date. There are currently 40,625,000 shares of Capitol common stock outstanding so at least 20,312,501 shares must be voted in favor to pass the proposal. Capitol’s Sponsors own an aggregate of 8,125,000 shares of Capitol common stock and have agreed to vote in favor of the proposal so only 12,187,501 public shares are required to be voted in favor of the proposal for it to be approved.
•	The approval of each of the charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock on the record date.
•	The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
•	The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.
•	The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting.

Abstentions and broker non-votes will have the same effect as a vote “against” the business combination proposal and the charter proposals. With respect to the incentive plan proposal and adjournment proposal, if presented, abstentions will have the same effect as a vote “against” such proposals while broker non-votes will have no effect on such proposals. With respect to the director election proposal, abstentions and broker non-votes will have no effect on such proposal. Please note that holders of the public shares cannot seek conversion of their shares into cash unless they affirmatively vote for or against the business combination proposal.

Consummation of the Transactions is conditional on approval of each of the business combination proposal, the charter proposals and director election proposal. If any proposal is not approved, the other proposals will not be presented to the stockholders for a vote.

Conversion Rights

Pursuant to Capitol’s amended and restated certificate of incorporation, a holder of public shares may demand that Capitol convert such shares into cash if the business combination is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) affirmatively vote either for or against the business combination proposal and (ii) demand that Capitol convert their shares into cash no later than the close of the vote on the business combination proposal by delivering their stock to Capitol’s transfer agent prior to the vote at the meeting. If the business combination is not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion and votes for or against the business combination proposal, Capitol will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. As of [•], 2017, the record date, this would amount to approximately $[•] per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Capitol common stock for cash and will no longer own the shares. See the section entitled “Annual Meeting of Capitol Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

The business combination will not be consummated if Capitol has net tangible assets of less than $5,000,001 after taking into account holders of public shares that have properly demanded conversion of their shares into cash. Further, the Merger Agreement provides that Cision is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, Capitol does not have at least $225,000,000 of cash available to be released from the trust account after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the Transactions and certain other fees and expenses. If Cision does not waive its termination right and Capitol has less than the required amount in trust, the Transactions will not be consummated.

Holders of Capitol warrants will not have conversion rights with respect to such securities.

Appraisal Rights

Capitol stockholders (including the initial stockholders) and Capitol warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Capitol has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the annual meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Annual Meeting of Capitol Stockholders — Revoking Your Proxy.”

Interests of Capitol’s Directors and Officers in the Business Combination

When you consider the recommendation of Capitol’s board of directors in favor of approval of the business combination proposal, you should keep in mind that Capitol’s Sponsors, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•	If the business combination with Cision or another business combination is not consummated by October 19, 2017, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 8,125,000 initial shares held by Capitol’s Sponsors, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because the holders are not entitled to participate in any conversion or distribution with respect to such shares. Such shares had an aggregate market value of $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2017, the record date.
•	Capitol’s Sponsors, including its directors and officers, purchased an aggregate of 8,250,000 private warrants from Capitol for an aggregate purchase price of $8,250,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $[•] based upon the closing price of $[•] per unit on Nasdaq on [•], 2017, the record date. The private warrants will become worthless if Capitol does not consummate a business combination by October 19, 2017.
•	The transactions contemplated by the Merger Agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Holdings after the closing of the Transactions (assuming they are elected at the annual meeting as described in this proxy statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Holdings board of directors determines to pay to its non-executive directors.
•	If Capitol is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims.
•	Capitol’s Sponsors, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Capitol fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Capitol may not be able to reimburse these expenses if the business combination with Cision or another business combination, is not completed by October 19, 2017. As of [•], 2017, the record date, Capitol’s Sponsors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.
•	The continued indemnification of current directors and officers and the continuation of directors and officers liability insurance.
•	Since its inception, Capitol’s officers and directors (or their affiliates) have made loans from time to time to Capitol to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $[•] principal amount of these loans are outstanding. If the business combination is not consummated, the notes will not be repaid and will be forgiven.
•	If Capitol is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Capitol’s executive officers have agreed to advance Capitol the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Cision or Cision’s shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that Capitol have in excess of the required amount to consummate the business combination under the Merger Agreement, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals to be presented at the annual meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it more likely that Capitol will have in excess of the required amount of cash available to consummate the business combination as described above.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Capitol will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Capitol’s board of directors believes that the business combination proposal and the other proposals to be presented at the annual meeting are fair to and in the best interest of Capitol’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” each of the charter proposals, “FOR the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, if presented.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Transactions is conditioned on the Capitol stockholders approving the proposals by the required vote, and Capitol having at least $5,000,001 of net tangible assets remaining after the closing.

In addition, the consummation of the Transactions is conditioned upon, among other things, (i) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions shall be in force, (ii) all necessary permits, approvals, clearances, and consents of or filings with any governmental authorities shall have been obtained or made, as applicable, and the completion of necessary proceedings, (iii) the Articles of Holdings shall have been amended and restated in an agreed upon form, and (iv) the Registration Statement on Form S-4 of which this prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

Cision’s and Cision Owner’s Conditions to Closing

The obligations of Cision and Cision Owner to consummate the Transactions also are conditioned upon, among other things:

•	Holdings executing the Registration Rights Agreement;
•	Holdings executing the Nominating Agreement;
•	certain covenants required under the Sponsor Support Agreement shall have been performed in all material respects by the applicable parties thereto;
•	the ordinary shares of Holdings to be issued pursuant to the Merger Agreement shall have been approved for listing on a national securities exchange; and
•	the amount of cash available to be released from Capitol’s trust account shall not be less than $225,000,000 after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the business combination and certain other fees and expenses.

Capitol’s, Holdings’ and Merger Sub’s Conditions to Closing

The obligations of Capitol, Holdings and Merger Sub to consummate the Transactions are also conditioned upon, among other things, the accuracy of the representations and warranties of Cision and Cision Owner (subject to customary bring-down standards).

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Capitol and Cision;
•	by either Capitol or Cision if the transactions are not consummated on or before October 19, 2017 (or December 19, 2017 if a later date is approved by the stockholders of Capitol);

•	by either Capitol or Cision if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either Capitol or Cision if the other party has breached any of its covenants or representations and warranties in any material respect which would cause the conditions to closing not to be satisfied and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or
•	by either Capitol or Cision if, at the Capitol stockholder meeting, the Transactions shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Tax Consequences of the Business Combination

For a description of the material United States federal income tax consequences of the Transactions and the exercise of conversion rights, please see the information set forth in “The Business Combination Proposal — Material United States Federal Income Tax Consequences of the Business Combination to Capitol Securityholders.”

Anticipated Accounting Treatment

The business combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Cision comprising the ongoing operations of the combined entity, Cision’s senior management comprising the majority of the senior management of the combined company, and current shareholders of Cision having a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Cision issuing stock for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Cision.

Regulatory Matters

The Transactions are not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware and the Cayman Islands necessary to effectuate the Transactions.

Risk Factors

In evaluating the proposals to be presented at the annual meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Capitol is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

Capitol’s balance sheet data as of March 31, 2017 and statement of operations data for the three months ended March 31, 2017 and March 31, 2016 are derived from Capitol’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. Capitol’s consolidated balance sheet data as of December 31, 2016 and December 31, 2015 and statement of operations data for the year ended December 31, 2016 and for the period from July 13, 2015 (inception) through December 31, 2015 are derived from Capitol’s audited financial statements, audited by Marcum LLP, independent registered public accountants, included elsewhere in this proxy statement/prospectus. Cision’s balance sheet data as of March 31, 2017 and statement of operations data for the three months ended March 31, 2017 and March 31, 2016 are derived from Cision’s unaudited financial statements, which are included elsewhere in this proxy statement/prospectus. Cision’s consolidated balance sheet data as of December 31, 2016 and December 31, 2015 and consolidated statement of operations data for the fiscal year ended December 31, 2016, the fiscal year ended December 31, 2015 and for the period from April 14, 2014 (inception) through December 31, 2014 are derived from Cision’s audited financial statements, audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with each of Cision’s and Capitol’s consolidated financial statements and related notes and “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Cision or Capitol. All amounts are in US dollars.

Selected Historical Financial Information — Capitol

Income Statement Data:	For the three months ended March 31, 2017	For the three months ended March 31, 2016	For the year ended December 31, 2016	Period from July 13, 2015 (inception) through December 31, 2015
Revenue	$—	$—	$—	$—
Loss from operations	(506,356)	(477,521)	(1,491,184)	(141,984)
Interest income	339,818	132,167	837,950	25,479
Net loss attributable to common shareholders	(166,538)	(345,354)	(653,234)	(116,505)
Basic and diluted net loss per share	(0.02)	(0.04)	(0.07)	(0.01)
Weighted average shares outstanding excluding shares subject to possible conversion – basic and diluted	9,814,869	9,680,095	9,735,456	9,098,268

Balance Sheet Data:	As of March 31, 2017	As of December 31, 2016	As of December 31, 2015
Working capital	$954,276	$670,814	$824,048
Trust account, restricted	325,000,000	325,000,000	325,000,000
Total assets	326,316,348	325,859,105	325,900,502
Total liabilities	12,687,072	12,063,291	11,451,454
Value of common stock which may be redeemed for cash ($10.00 per share)	308,629,275	308,795,813	309,449,047
Stockholders’ equity	5,000,001	5,000,001	5,000,001

Selected Historical Financial Information — Cision
(In thousands)

Statement of Operations Data:	For the three months ended March 31, 2017	For the three months ended March 31, 2016	For the year ended December 31, 2016	For the year ended December 31, 2015	Period April 14, 2014 (inception) to December 31, 2014
Revenue	$145,818	$77,704	$467,772	$333,958	$170,114
Cost of revenue	45,066	28,537	162,583	125,006	74,552
Gross profit	100,752	49,167	305,189	208,952	95,562
Operating costs and expenses
Sales and marketing	27,290	16,536	92,594	71,603	56,029
Research and development	5,452	3,536	19,445	16,604	5,657
General and administrative	40,232	18,344	135,737	88,448	112,722
Amortization of intangible assets	21,011	11,555	77,058	59,914	22,065
Total operating costs and expenses	93,985	49,971	324,834	236,569	196,473
Operating income (loss)	6,767	(804)	(19,645)	(27,617)	(100,911)
Non operating income (losses)
Foreign exchange gains (losses)	(1,948)	2,097	6,299	(10,886)	(10,992)
Equity in earnings of unconsolidated affiliate	—	—	241	—	—
Interest and other income, net	2,049	33	590	5,750	339
Interest expense	(36,915)	(15,382)	(117,997)	(61,398)	(28,408)
Loss on extinguishment of debt	—	—	(23,591)	—	—
Total non operating loss	(36,814)	(13,252)	(134,458)	(66,534)	(39,061)
Loss before income taxes	(30,047)	(14,056)	(154,103)	(94,151)	(139,972)
Provision for (benefit from) income taxes	(7,054)	90	(55,691)	(3,607)	(31,010)
Net loss	$(22,993)	$(14,146)	$(98,412)	$(90,544)	$(108,962)

Statements of Cash Flow Data:
Net cash provided by (used in):
Operating activities	$12,838	$14,182	$(2,038)	$22,422	$(50,804)
Investing activities	(32,993)	(3,243)	(819,416)	(10,664)	(771,555)
Financing activities	26,009	(1,333)	827,764	(8,568)	851,819

Balance Sheet Data:	As of March 31, 2017	As of December 31, 2016	As of December 31, 2015
Cash and cash equivalents	$41,330	$35,135	$30,606
Total assets	1,815,015	1,787,068	918,930
Total liabilities	2,190,199	2,146,121	1,124,958
Mandatory redeemable stockholders’ equity	714	701	649
Total stockholders’ deficit	(375,898)	(359,754)	(206,677)

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of March 31, 2017 combines the historical consolidated balance sheet of Cision as of March 31, 2017 with the historical consolidated balance sheet of Capitol as of March 31, 2017, giving effect to the Transactions as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2017 combines the historical consolidated statement of operations of Cision for the three months ended March 31, 2017 with the historical consolidated statement of operations of Capitol for the three months ended March 31, 2017, giving effect to the Transactions as if they had occurred on January 1, 2016. The following unaudited pro forma condensed combined income statement for the year ended December 31, 2016 combines the historical consolidated statement of operations of Cision for the year ended December 31, 2016 with the historical statement of operations of Capitol for the year ended December 31, 2016, giving effect to the Transactions as if they had occurred on January 1, 2016.

The historical financial information of Cision was derived from the unaudited consolidated financial statements of Cision for the three months ended March 31, 2017 and the audited consolidated financial statements of Cision for the year ended December 31, 2016 included elsewhere in this proxy statement/prospectus. The historical financial information of Capitol was derived from the unaudited financial statements of Capitol for the three months ended March 31, 2017 and the audited financial statements of Capitol for the years ended December 31, 2016 included elsewhere in this proxy statement/prospectus. This information should be read together with Cision’s and Capitol’s financial statements and related notes, “Cision’s and Capitol’s Unaudited Pro Forma Condensed Combined Financial Statements,” “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and, with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Cision and Capitol have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. Other than the Transactions described in this proxy statement/prospectus, the unaudited pro forma condensed combined financial statements do not include pro forma adjustments for subsequent events as disclosed in the notes to Cision’s financial statements for the year ended December 31, 2016 and the three months ended March 31, 2017, as these are not related and/or directly attributable to the Transactions.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversions into cash of Capitol public shares:

•	Assuming no conversions into cash: This presentation assumes that no Capitol stockholders exercise conversion rights with respect to their public shares upon the consummation of the Transactions; and

•	Assuming conversions of 8,567,753 Capitol public shares into cash: This presentation assumes that Capitol public stockholders exercise their conversion rights with respect to a maximum of 8,567,753 public shares upon consummation of the Transactions at a conversion price of approximately $10.03 per share. The maximum conversion amount is derived from the $225,000,000 minimum cash required to be released from Capitol’s trust account after giving effect to payments to converting stockholders and certain other fees and expenses per the Merger Agreement.

Selected Unaudited Pro Forma Financial Information
(dollars in thousands except per share amounts)

	Cision	Capitol	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data – Three months ended March 31, 2017
Revenues	$145,818	$—	$145,818	$145,818
Operating expenses	139,051	506	136,190	136,190
Operating income (loss)	6,767	(506)	9,628	9,628
Net loss	(22,993)	(166)	(12,461)	(14,110)
Net loss per common share – basic and diluted		(0.02)	(0.10)	(0.13)
Balance Sheet Data – As of March 31, 2017
Total current assets	$148,428	$1,316	$148,824	$148,824
Total assets	1,815,015	326,316	1,815,411	1,815,411
Total current liabilities	681,792	362	234,375	234,401
Total liabilities	2,190,199	12,687	1,463,602	1,543,606
Total stockholders’ equity (deficit)	(375,898)	5,000	351,809	271,805

	Cision	Capitol	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
Statement of Operations Data – Year Ended December 31, 2016
Revenues	$467,772	$—	$467,772	$467,772
Operating expenses	487,417	1,491	488,908	488,908
Operating loss	(19,645)	(1,491)	(21,136)	(21,136)
Net loss	(98,412)	(653)	(82,204)	(86,075)
Net loss per common share – basic and diluted		(0.07)	(0.68)	(0.78)

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Capitol and Cision on a stand-alone basis and the unaudited pro forma condensed combined per share data for the year ended December 31, 2016 and the three months ended March 31, 2017 after giving effect to the Transactions, (1) assuming Capitol stockholders exercise conversion rights with respect to their public shares upon the consummation of the Transactions; and (2) assuming that Capitol public stockholders exercise their conversion rights with respect to a maximum of 8,567,753 public shares upon consummation of the Transactions.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Capitol and Cision and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Capitol and Cision pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Capitol and Cision would have been had the companies been combined during the period presented.

	Cision	Capitol	Pro Forma Combined Assuming No Conversions into Cash	Pro Forma Combined Assuming Maximum Conversions into Cash
	(in thousands except share and per share amounts)
Three Months Ended March 31, 2017
Net loss	$(22,993)	$(166)	$(12,461)	$(14,110)
Stockholders’ equity (deficit) at March 31, 2017	(375,898)	5,000	351,809	271,805
Weighted average shares outstanding – basic and diluted		9,814,869	121,090,690	110,380,999
Basic and diluted net loss per share		(0.02)	(0.10)	(0.13)
Stockholders’ equity per share – basic and diluted – at March 31, 2017		0.51	2.91	2.46
Year Ended December 31, 2016
Net loss	$(98,412)	$(653)	$(82,204)	$(86,075)
Weighted average shares outstanding – basic and diluted		9,735,456	121,045,587	110,335,896
Basic and diluted net loss per share		(0.07)	(0.68)	(0.78)

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to Holdings’ Business and Operations Following the Business Combination with Cision

The value of your investment in Holdings following consummation of the business combination will be subject to the significant risks affecting Cision and inherent in the industry in which it operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its ordinary shares to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to Cision unless the context clearly indicates otherwise.

Our industry is highly competitive.

We face intense competition from numerous large and small businesses. This competition includes both product and price competition. Increased competition may result in a decline in our market share thereby adversely affecting our operating results. The markets in which we operate are fragmented, competitive and rapidly evolving, and there are limited barriers to entry to certain segments of those markets. We expect the intensity of competition to increase in the future as existing competitors develop their capabilities and as new companies enter our markets. If we are unable to compete effectively, it will be difficult for us to maintain our market share and pricing rates and add and retain customers, and our business, financial condition and results of operations will be seriously harmed.

Increased competition could result in pricing pressure, reduced sales or lower margins. We face intense price competition in all areas of our business. In particular, the cloud-based PR services business, the media intelligence business and the media distribution business are characterized by intense price competition. Our profit margin, and therefore our profitability, is dependent on the rates we are able to charge for our services. We have in the past lowered prices, and may need to do so in the future, to attempt to gain or maintain market share. These strategies have not always been successful and have at times hurt operating performance. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which could adversely impact operating results. The rates we are able to charge for our services are affected by a number of factors, including competition, volume fluctuations, productivity of employees and processes, the value our customers derive from our services and general economic and political conditions. We are also subject to potential price competition from new competitors and from existing competitors. If we are unable to compete successfully in respect to the pricing of our services and products, our business, financial condition and operating results may be adversely affected.

Our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements or devote greater resources to the promotion and sale of their products and services than we can. To the extent our competitors have an existing relationship with a potential customer, that customer may be unwilling to switch vendors due to existing time and financial commitments with our competitors.

We also expect that new competitors will enter the cloud-based PR services and distribution market with competing products. Many of these potential competitors have established or may establish business, financial or strategic relationships among themselves or with existing or potential customers, alliance partners or other third parties or may combine and consolidate to become more formidable competitors with better resources. It is possible that these new competitors could rapidly acquire significant market share.

If we are unable to compete successfully in this environment, our business, financial condition and operating results will be adversely affected.

Economic conditions and market factors, which are beyond our control, may adversely affect our business and financial condition.

Our business performance is impacted by a number of factors, including economic and market volatility, changes in PR and marketing spending patterns, budgets and priorities, general economic conditions in North America, Latin America, Europe, the Middle East and Asia, and other factors that are generally beyond our control. To the extent that global or national economic conditions weaken, our business is likely to be negatively impacted. Adverse market conditions could reduce customer demand for our services and the ability of our customers, suppliers and other counterparties to meet their obligations to us. A reduction in customer demand for our products and services due to economic conditions or other market factors could adversely affect our business, financial condition and operating results.

System limitations or failures could harm our business.

Our businesses depend on the integrity and performance of the technology, computer and communications systems supporting them. If our systems cannot expand to cope with increased demand or otherwise fail to perform, we could experience unanticipated disruptions in service, slower response times and delays in the introduction of new products and services. These consequences could result in service outages, financial losses, decreased customer service and satisfaction and regulatory sanctions. The solutions we provide are susceptible to telecommunication system failures, data corruption or virus attacks, and they have experienced systems failures and delays in the past and could experience future systems failures and delays. We have, for example, experienced temporary system outages and service degradation related to telecommunication and network provider interruptions, denial-of-service attacks and equipment failures. Although we currently maintain and expect to maintain multiple computer facilities that are designed to provide redundancy and back-up to reduce the risk of system disruptions and have facilities in place that are expected to maintain service during a system disruption, such systems and facilities may prove inadequate. If unanticipated events occur, we may need to expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate, timing or cost of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner.

While we have programs in place to identify and minimize our exposure to vulnerabilities and work in collaboration with the technology industry to share corrective measures with our business partners, we cannot guarantee that such events will not occur in the future. Any system issue that causes an interruption in services, decreases the responsiveness of our services or otherwise affects our services could impair our reputation, damage our brand name and negatively impact our business, financial condition and operating results.

Our business relies on continued access to content on similar terms.

Our business relies on continuous access to content, which is increasingly generated digitally or via social media. If content providers impose onerous terms for accessing content, refuse to do business with us or move their content behind digital paywalls without providing access to us, our future financial performance may be adversely affected. Such changes could impact our operations and could have an adverse effect on our future financial performance or position.

A loss of access to licensed content, technology or services could negatively affect our business.

We rely on third parties to license their technology and provide or make available certain data for our information databases, our news monitoring service and our social media monitoring service. Losing access to licensed technology and content, such as broadcast content, news outlets and social media platforms, could result in delays in the provision of our services until we develop, identify, license and integrate equivalent technology or content. These third parties may not renew agreements to provide licenses to us or may increase the price they charge for their licenses. Additionally, the quality of the technology content provided to us may not be acceptable to us and we may need to enter into agreements with additional third parties. Third-party licenses may not continue to be available to us on commercially reasonable or competitive terms, if at all. Any delay in the provision of our services could damage our business and adversely affect our results of operations by forcing customers to seek out other suppliers that can provide access to their desired licensed content. In the event we are unable to use such third-party technology or content or are unable to enter into agreements with third parties, current customers may not renew their subscription agreements with us or continue purchasing solutions from us, and it may be difficult to acquire new customers.

We rely on third parties to perform certain functions, and our business could be adversely affected if these third parties fail to perform as expected. We rely on third parties for regulatory, data center, data storage, data content, clearing and other services. To the extent that any of our vendors or other third-party service providers experience difficulties, materially change their business relationship with us or is unable for any reason to perform their obligations, our business or our reputation may be materially adversely affected.

We must continue to introduce new products, initiatives and enhancements to maintain our competitive position.

The PR software and media intelligence industries are characterized by rapidly changing technology, evolving industry and regulatory standards, new product and service introductions, frequent enhancements to existing products and services, the emergence of competitors, the adoption of new services and products and changing customer demands, needs and preferences. We must complete development of, successfully implement and maintain platforms that have the functionality, performance, capacity, reliability and speed required by our business, as well as by our customers. While we intend to launch new products and initiatives and continue to explore and pursue opportunities to strengthen our business and grow our company, we may not be able to keep up with rapid technological and other competitive changes affecting our industry. For example, we must continue to enhance our platforms to remain competitive, and our business will be negatively affected if our platforms or the technology solutions we sell to our customers fail to function as expected. If we are unable to develop our platforms to include other products and markets, or if our platforms do not have the required functionality, performance, capacity, reliability and speed required by our customers, we may not be able to compete successfully. We may spend substantial time and money developing new products and initiatives. If these products and initiatives are not successful, we may not be able to offset their costs, which could have an adverse effect on our business, financial condition and operating results. Further, our failure to anticipate or respond adequately to changes in technology and customer preferences or any significant delays in product development efforts, could have a material adverse effect on our business, financial condition and operating results.

In our technology operations, we have invested substantial amounts in the development of system platforms and in the rollout of our platforms. For the year ended December 31, 2016, we spent $19.5 million on research and development activities and $11.7 million in capitalized software development costs, and such figures may increase in the future as we strive to develop new products and solutions for our customers. Although investments are carefully planned, there can be no assurance that the demand for such platforms will justify the related investments and that the future levels of transactions executed on these platforms will be sufficient to generate an acceptable return on such investments. We also cannot guarantee that we will be able to compete effectively with new vendors, or that products, services or technologies developed by others will not render our services non-competitive or obsolete. If we fail to generate adequate revenue from planned system platforms or new products or services, or if we fail to do so within the envisioned timeframe, it could have an adverse effect on our results of operations and financial condition. In addition, customers may delay purchases in anticipation of new products or enhancements.

Our credit facilities contain restrictive covenants that may restrict our ability to take certain actions or capitalize on business opportunities.

Our credit facilities contain operating covenants and financial covenants that may limit management’s discretion with respect to certain business matters. Among other things, these covenants will restrict our ability to incur additional debt, pay dividends, redeem stock, change the nature of our business, sell or otherwise dispose of assets, make acquisitions or investments, and merge or consolidate with other entities. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. In addition, our credit facilities contain covenants that require us to comply with a number of financial ratios, the breach of which could trigger a default that could, in turn, trigger defaults under other debt obligations. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our credit facilities and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may be unable to obtain waivers from the lenders and/or amend the covenants. See “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a description of our credit facilities.

We will need to invest in our operations to maintain and grow our business and to consummate and integrate acquisitions, and we may need additional funds, which may not be readily available.

We depend on the availability of adequate capital to maintain and develop our business. Although we believe that we can meet our current capital requirements from internally generated funds, cash on hand and available borrowings under our revolving credit facility, we may finance future acquisitions by issuing additional equity and/or debt, and if the capital and credit markets experience volatility, access to capital or credit may not be available on terms acceptable to us or at all. Limited access to capital or credit in the future could have an impact on our ability to refinance debt, maintain our credit rating, meet our regulatory capital requirements, engage in strategic initiatives, make acquisitions or strategic investments in other companies or react to changing economic and business conditions. If we are unable to fund our capital or credit requirements, it could have an adverse effect on our business, financial condition and operating results.

In addition to our debt obligations, we will need to continue to invest in our operations for the foreseeable future to integrate acquired businesses and to fund new initiatives. If we do not achieve the expected operating results, we will need to reallocate our cash resources. This may include borrowing additional funds to service debt payments, which may impair our ability to make investments in our business or to integrate acquired businesses.

Should we need to raise funds by issuing additional equity, our equity holders will suffer dilution. In addition, announcement or implementation of future transactions by us or others could have a material effect on the price of our equity. Should we need to raise funds by incurring additional debt, we may become subject to covenants even more restrictive than those contained in our credit facilities, the indentures governing our notes and our other debt instruments. The issuance of additional debt could increase our leverage substantially. We could face financial risks associated with incurring additional debt, particularly if the debt results in significant incremental leverage. Additional debt may reduce our liquidity, curtail our access to financing markets, impact our standing with credit agencies and increase the cash flow required for debt service. Any incremental debt incurred to finance an acquisition could also place significant constraints on the operation of our business. Furthermore, if adverse economic conditions occur, we could experience decreased revenues from our operations which could affect our ability to satisfy financial and other restrictive covenants to which we are subject under our existing indebtedness.

We may not be able to successfully integrate acquired businesses, which may result in an inability to realize the anticipated benefits of our acquisitions and anticipated cost savings.

We must rationalize, coordinate and integrate the operations of our acquired businesses, including PR Newswire, Bulletin Intelligence and other acquisitions we make in the future. This process involves complex technological, operational and personnel-related challenges, which are time-consuming and expensive and may disrupt our business. The difficulties, costs and delays that could be encountered may include:

•	difficulties, costs or complications in combining the companies’ operations, including technology platforms, which could lead to us not achieving the synergies we anticipate or to customers not renewing their contracts with us as we integrate platforms;
•	inability to maintain uniform standards, controls, procedures and policies as we attempt to integrate the acquired businesses;
•	difficulty streamlining operations or eliminating redundancies, resulting in the failure to achieve expected cost savings;
•	incompatibility of systems and operating methods;
•	reliance on a deal partner for transition services, including billing services;

•	inability to use capital assets efficiently to develop the business of the combined company;
•	difficulties of complying with government-imposed regulations in the United States and abroad, which may be conflicting;
•	resolving possible inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures;
•	the diversion of management’s attention from ongoing business concerns and other strategic opportunities;
•	difficulties in operating acquired businesses in parallel with similar businesses that we operated previously;
•	difficulties in operating businesses we have not operated before;
•	difficulties of integrating multiple acquired businesses simultaneously;
•	the retention of key employees and management, including key management of the companies that we acquire;
•	the implementation of disclosure controls, internal controls and financial reporting systems at non-U.S. subsidiaries to enable us to comply with U.S. GAAP;
•	the coordination of geographically separate organizations;
•	the coordination and consolidation of ongoing and future research and development efforts;
•	possible tax costs or inefficiencies associated with integrating the operations of a combined company;
•	pre-tax restructuring and revenue investment costs;
•	the retention of strategic partners and attracting new strategic partners; and
•	negative impacts on employee morale and performance as a result of job changes, reassignments and reductions in force.

For these reasons, we may not achieve the anticipated financial and strategic benefits from our acquisitions. Actual cost savings and synergies may be lower than we expect and may take a longer time to achieve than we anticipate, and we may fail to realize the anticipated benefits of acquisitions.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Because certain of our solutions are cloud-based, the amount of data that we store for our customers on our servers is ever-increasing. Any person who circumvents our security measures could steal proprietary or confidential customer information or cause interruptions in our operations. We incur significant costs to protect against security breaches, and may incur significant additional costs to alleviate problems caused by any breaches. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could significantly harm our reputation and business and financial results.

Certain laws and regulations regarding data privacy and security affecting our customers impose requirements regarding the privacy and security of information maintained by these customers, as well as notification to persons whose personal information is accessed by an unauthorized third party. We are also required to keep our employees’ personal data private and secure. Other proposed legislation could, if enacted, prohibit or limit the use of certain technologies that track individuals’ activities on web pages, in emails or on the Internet. In addition to government activity, privacy advocacy groups and the technology and marketing industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us or our customers, which could reduce demand for our solutions. As a result of any continuing legislative initiatives and customer demands, we may have to modify our operations with the goal of further improving data security. The cost of compliance with these laws and regulations is high and is likely to increase in the future. Any such modifications may result in increased expenses and operating complexity, and we may be unable to increase the rates we charge for our services sufficiently to offset these increases. Any failure on our part to comply with these laws and regulations can result in negative publicity and diversion of management time and effort and may subject us to significant liabilities and other penalties.

If customer confidential information, including material non-public information, or employee personal data is inappropriately disclosed due to a breach of our computer systems, system failures or otherwise, or if any person, including any of our employees, negligently disregards or intentionally breaches controls or procedures with which we are responsible for complying with respect to such data or otherwise mismanages or misappropriates that data, we may have substantial liabilities to our clients. Any incidents with respect to the handling of such information could subject us to litigation or indemnification claims with our clients and other parties. In addition, any breach or alleged breach of our confidentiality agreements with our clients may result in termination of their engagements, resulting in associated loss of revenue and increased costs.

Our global profile may place us at greater risk for a cyberattack or other security incidents.

Our systems and operations are vulnerable to damage or interruption from security breaches, hacking, data theft, denial of service attacks, human error, natural disasters, power loss, fire, sabotage, terrorism, computer viruses, intentional acts of vandalism and similar events. Given our position in the global PR and media intelligence industry, we may be more likely than other companies to be a direct target, or an indirect casualty, of such events.

While we continue to employ resources to monitor our systems and protect our infrastructure, these measures may prove insufficient depending upon the attack or threat posed. Any system issue, whether as a result of an intentional breach or a natural disaster, could damage our reputation and cause us to lose customers, experience lower transaction volumes or values, incur significant liabilities or otherwise have a negative impact on our business, financial condition and operating results. Any system breach may go undetected for an extended period of time. We also could incur significant expense in addressing any of these problems and in addressing related data security and privacy concerns.

Damage to our reputation or brand name could have a material adverse effect on our businesses.

One of our competitive strengths is our strong reputation and brand name. We believe that developing and maintaining awareness of our brands and avoiding damage to our reputation is critical to our business. Successful promotion of our brands will depend largely on our ability to provide reliable and useful products and solutions. Various other issues may give rise to reputational risk, including issues relating to:

•	our ability to maintain the security of our data and systems;
•	the quality and reliability of our technology platforms and systems;
•	the ability to fulfill our regulatory obligations;
•	the ability to execute our business plan, key initiatives or new business ventures;
•	the ability to keep up with changing customer demand;
•	the representation of our business in the media;
•	the accuracy of our financial statements and other financial and statistical information;
•	the accuracy of our financial guidance or other information provided to our investors;
•	the quality of our corporate governance structure;
•	the quality of our products and services;
•	the quality of our disclosure controls or internal controls over financial reporting, including any failures in supervision;
•	extreme price volatility on our markets;
•	any negative publicity surrounding our customers; and

•	any misconduct, fraudulent activity or theft by our employees or other persons formerly or currently associated with us.

If we fail to successfully promote and maintain our brands and protect our reputation, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building and brand-maintaining efforts, and our business could suffer.

We may be required to recognize impairments of our goodwill, intangible assets or other long-lived assets in the future.

In accordance with U.S. GAAP, we account for the completion of our acquisitions using the acquisition method of accounting. We allocate the total estimated purchase prices to net tangible assets, amortizable intangible assets and indefinite-lived intangible assets, and based on their fair values as of the date of completion of the acquisitions, recording the excess of the purchase price over those fair values as goodwill. Our financial results, including earnings per share, could be adversely affected by a number of financial adjustments required by U.S. GAAP. For example, we may have additional depreciation expense as a result of recording acquired tangible assets at fair value as compared to book value as recorded, or we may incur certain adjustments to reflect the financial condition and operating results under U.S. GAAP and in U.S. dollars.

Our business acquisitions typically result in the recording of goodwill and intangible assets, and the recorded values of those assets may become impaired in the future. As of March 31, 2017, goodwill totaled approximately $1,088.1 million and other intangible assets, net of accumulated amortization, totaled approximately $519.1 million. The determination of the value of such goodwill and intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements.

We assess goodwill and intangible assets, as well as other long-lived assets, including equity and cost method investments, and property and equipment for impairment on an annual basis or more frequently if indicators of impairment arise. We estimate the fair value of such assets by assessing many factors, including historical performance, capital requirements and projected cash flows. Considerable management judgment is necessary to project future cash flows and evaluate the impact of expected operating and macroeconomic changes on these cash flows. Although the estimates and assumptions we use are consistent with our internal planning process, there are inherent uncertainties in these estimates.

In addition, we may experience future events that may result in asset impairments. Future disruptions to our business, prolonged economic weakness or significant declines in operating results at any of our reporting units or businesses may result in impairment charges to goodwill, intangible assets or other long-lived assets. A significant impairment charge in the future could have a material adverse effect on our operating results.

We may experience fluctuations in our operating results, which may adversely affect the market price of our ordinary shares.

We have experienced, and expect to continue to experience, fluctuations in our quarterly revenues and results of operations. For example, we experience fluctuations in our revenue and earnings as we integrate new acquisitions and based on the seasonal impact of corporate reporting. This and other factors may contribute to fluctuations in our results of operations from quarter to quarter. A high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in our operating results may cause us to run our operations inefficiently over a period of time, which could have an adverse effect on our results of operations.

We are the subject of continuing litigation and governmental inquiries.

We are subject to various legal proceedings, governmental inquiries and claims that arise in the ordinary course of business and otherwise. Any claims asserted against us, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our reputation, brand and relationships with our customers and other third parties and could lead to additional related claims. Certain claims may seek injunctive relief and regulators, as part of settlements or otherwise, may seek to modify our products or services, which could disrupt the ordinary conduct of our business and operations, reduce our revenues or increase our cost of doing business. Any response to any such litigation or governmental investigation or claim may cause us to incur significant legal expenses. Substantial recovery against us or fines or penalties could have a material adverse impact on us, and unfavorable rulings, findings or recoveries in the other proceedings could have a material adverse impact on the operating results of the period in which the ruling or recovery occurs. See “Business of Cision — Legal Proceedings.”

Insurance may be insufficient to cover our liabilities.

Although we maintain global general liability insurance, including coverage for errors and omissions and employment practices, this coverage may be inadequate, or may not be available in the future on acceptable terms, or at all. In addition, we cannot provide assurance that these policies will cover any claim against us for loss of data or other indirect or consequential damages and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, clients, strategic partners and others. The protective steps that we take may be inadequate to deter misappropriation of our proprietary information. Third parties may challenge, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of service offerings or other competitive harm. For example, competitors may try to use brand names confusingly similar to ours for similar services in order to benefit from our brand’s value. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We have registered, or applied to register, our trademarks in the United States and in over 25 foreign jurisdictions. We also maintain copyright protection on our tangible materials and pursue patent protection for software products, inventions and other processes developed by us. We also hold a number of patents, patent applications and licenses in the United States and other foreign jurisdictions. Effective trademark, copyright, patent and trade secret protection may not be available in every country in which we offer our services. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

Third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use certain technologies, trademarks or other intellectual property.

We may be subject to costly litigation if our services and technology are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products, services or technology. Any of these third parties could make a claim of infringement against us with respect to our products, services or technology. We may also be subject to claims by third parties for patent, copyright or trademark infringement, breach of license or violation of other third-party intellectual property rights. Any intellectual property claims, with or without merit, could be expensive to litigate or settle and could divert management resources and attention. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, enter into costly settlement or license agreements, pay costly damage awards, face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services or purchase licenses from third parties, any of which could adversely affect our business, financial condition and operating results. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement or other violations and attempting to extract settlements from companies like ours. Claims of intellectual property infringement or violation also might. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

Future acquisitions, investments, partnerships and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

Over the past several years, acquisitions have been significant factors in our growth. Although we cannot predict our rate of growth as the result of acquisitions with complete accuracy, we believe that additional acquisitions and investments or entering into partnerships and joint ventures will be important to our growth strategy. Such transactions may be material in size and scope. There can be no assurances that we will be able to complete suitable acquisitions for a variety of reasons, including the identification of and competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction, competition from competitors interested in making similar acquisitions and our inability to finance the transaction on commercially acceptable terms. Therefore, we cannot be sure that we will be able to complete future transactions on terms favorable to us.

Furthermore, any future acquisitions or investments in businesses or facilities could entail a number of additional risks, including:

•	problems with effective integration of operations;
•	the inability to maintain key pre-acquisition business relationships;
•	increased operating costs;
•	the diversion of our management team from other operations;
•	problems with regulatory bodies;
•	declines in the value of investments;
•	exposure to unanticipated liabilities;
•	difficulties in realizing projected efficiencies, synergies and cost savings; and
•	changes in our credit rating and financing costs.

Changes in tax laws, regulations or policies, tax rates or tax assets and liabilities could have a material adverse effect on our financial results.

As a global company, we, like other corporations, are subject to taxes at the U.S. federal, state and local levels, as well as in non-U.S. jurisdictions. Significant judgment is required to determine and estimate worldwide tax liabilities. Changes in tax laws, regulations or policies and the amount and composition of pre-tax income in countries with differing tax rates or valuation of our deferred tax assets and liabilities could result in us having to pay higher taxes, which would in turn reduce our net income.

We are subject to potential regular examination by the Internal Revenue Service and other tax authorities, and from time to time we initiate amendments to previously filed tax returns. We regularly assess the likelihood of favorable or unfavorable outcomes resulting from these examinations and amendments to determine the adequacy of our provision for income taxes, which requires estimates and judgments. Although we believe our tax estimates are reasonable, we cannot assure you that the tax authorities will agree with such estimates. We may have to engage in litigation to achieve the results reflected in the estimates, which may be time-consuming and expensive. We cannot assure you that we will be successful or that any final determination will not be materially different from the treatment reflected in our historical income tax provisions and accruals, which could materially and adversely affect our financial condition and results of operations.

In addition, some of our subsidiaries are subject to tax in the jurisdictions in which they are organized or operate. In computing our tax obligation in these jurisdictions, we take various tax positions. We cannot assure you that upon review of these positions the applicable authorities will agree with our positions. A successful challenge by a tax authority could result in additional tax imposed on our subsidiaries. Our non-U.S. businesses operate in various international markets, particularly emerging markets that are subject to greater political, economic and social uncertainties than developed countries. In certain of the countries in which we operate, tax authorities may exercise significant discretionary and arbitrary powers to make tax demands or decline to refund payments that may be due to us as per tax returns. As a result, applicable tax laws in jurisdictions where we do business could have a material adverse effect on our financial condition and results of operations.

Because we have operations across a number of international regions, we are exposed to currency risk.

A significant portion of our revenues are denominated in foreign currency. For the year ended December 31, 2016, 32% of our revenues were denominated in foreign currencies. In addition, a significant portion of our expenses are incurred in the local currencies of the countries in which we operate, including British Pound, the Euro, Swedish Krona and the Canadian Dollar. We have operations in the United States (our headquarters), Europe, the Americas and a number of other foreign countries. For financial reporting purposes, we translate all non-U.S. denominated transactions into U.S. dollars in accordance with U.S. GAAP. We therefore have significant exposure to exchange rate movements between the Pound, Euro, Kroner and Canadian Dollar and other foreign currencies towards the U.S. dollar. Fluctuations in exchange rates also affect the value of funds held by our foreign subsidiaries. Significant inflation or disproportionate changes in foreign exchange rates with respect to one or more of these currencies could occur as a result of general economic conditions, acts of war or terrorism, changes in governmental monetary or tax policy or changes in local interest rates. These exchange rate differences will affect the translation of our non-U.S. results of operations and financial condition into U.S. dollars as part of the preparation of our consolidated financial statements.

Our reported financial results may be adversely affected by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the FASB, the American Institute of Certified Public Accountants, the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations, including changes related to revenue recognition, could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

A substantial portion of our revenue is derived from subscription or recurring revenue streams, and if our existing subscription customers elect not to renew these agreements, renew these agreements for fewer services, or renew these agreements for less expensive services, our business, financial condition and results of operations will be adversely affected.

A substantial portion of our solutions are sold pursuant to subscription agreements, and our customers have no obligation to renew these agreements. For the year ended December 31, 2016, subscription or recurring revenue streams represented approximately 82% of our revenues. As a result, we may not be able to consistently and accurately predict future renewal rates. Our subscription customers’ renewal rates may decline or fluctuate or our subscription customers may renew for fewer services or for less expensive services as a result of a number of factors, including their level of satisfaction with our solutions, budgetary or other concerns, and the availability and pricing of competing products. If large numbers of existing subscription customers do not renew these agreements, or renew these agreements on terms less favorable to us, and if we cannot replace or supplement those non-renewals with new subscription agreements generating the same or greater level of revenue, our business, financial condition and results of operations will be adversely affected.

Because we recognize subscription revenue over the term of the applicable subscription agreement, the lack of subscription renewals or new subscription agreements may not be immediately reflected in our operating results.

We recognize revenue from our subscription customers over the terms of their subscription agreements. A significant portion of our quarterly revenue usually represents deferred revenue from subscription agreements entered into during previous quarters. As a result, a decline in new or renewed subscription agreements in any one quarter will not necessarily be fully reflected in the revenue for the corresponding quarter but will negatively affect our revenue in future quarters. Additionally, the effect of significant downturns in sales and market acceptance of our solutions may not be fully reflected in our results of operations until future periods. Our model also makes it difficult for us to rapidly increase our subscription-based revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

Because our cloud-based platform is sold to enterprises that often have complex operating environments, we may encounter long and unpredictable sales cycles, which could adversely affect our operating results in a given period.

Our ability to increase revenue and achieve profitability depends, in large part, on widespread acceptance of our cloud-based platform by enterprises. As we target our sales efforts at these customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. As a result of the variability and length of the sales cycle, we have limited ability to forecast the timing of sales. A delay in or failure to complete sales could harm our business and financial results, and could cause our financial results to vary significantly from period to period. Our sales cycle varies widely, reflecting differences in potential customers’ decision-making processes, procurement requirements and budget cycles, and is subject to significant risks over which we have little or no control, including:

•	customers’ budgetary constraints and priorities, including with respect to resource allocation between PR and marketing and paid versus owned media;
•	the timing of customers’ budget cycles;
•	the need by some customers for lengthy evaluations prior to purchasing products; and
•	the length and timing of customers’ approval processes.

Our typical direct sales cycles for more substantial enterprise customers can often be long, and we expect that this lengthy sales cycle may continue or could even increase as our products become more complex and we are asked to tailor our solutions to our enterprise customer needs. Longer sales cycles could cause our operating results and financial condition to suffer in a given period. If we cannot adequately scale our direct sales force, we will experience further delays in signing new customers, which could slow our revenue growth.

The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Even if the market in which we compete meets the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. For more information regarding the estimates of market opportunity and the forecasts of market growth included in this proxy statement/prospectus, See the section entitled “Business of Cision — Industry.”

Our revenue growth rate in recent periods, which depends in part on the success of our efforts to sell and cross-sell additional services to existing customers, may not be indicative of our future performance.

The success of our strategy is dependent, in part, on the success of our efforts to sell and cross-sell additional services, whether internally developed or acquired in an acquisition, to our existing customers. These customers might choose not to expand their use of or make additional purchases of our solutions or may choose to diversify the PR solution providers with which they do business. If we fail to generate additional business from our current customers, our revenue could grow at a slower rate or decrease. Our historical revenue growth rates are not indicative of future growth, and we may not achieve similar revenue growth rates in future periods. You should not rely on our revenue for any prior quarterly or annual periods as an indication of our future revenue or revenue growth. Our operating results may vary as a result of a number of factors, including our ability to execute on our business strategy and compete effectively for customers and business partners and other factors that are outside of our control. If we are unable to maintain consistent revenue or revenue growth, our share price could be volatile, and it could be difficult to achieve or maintain profitability.

A portion of our services is provided on a non-recurring basis for specific projects, and our inability to replace large projects when they are completed or otherwise terminated has adversely affected, and could in the future adversely affect, our revenues and results of operations.

We provide a portion of our services for specific projects that generate revenues that terminate on completion of a defined task. For the year ended December 31, 2016, approximately 2.2% of our revenue was related to project-based non-recurring revenue activities. While we seek, wherever possible, on completion or termination of large projects, to counterbalance periodic declines in revenues with new arrangements to provide services to the same customer or others, our inability to obtain sufficient new projects to counterbalance any decreases in such work may adversely affect our future revenues and results of operations.

We depend on search engines to attract new customers and to generate readership for our customers’ online news releases, and if those search engines change their listings or our relationship with them deteriorates or terminates, we may lose customers or be unable to attract new customers and our business and reputation may be harmed.

We rely on search engines to attract new customers, and many of our customers locate our websites by clicking through on search results displayed by search engines such as Google, Bing and Yahoo!. Search engines typically provide two types of search results, algorithmic and purchased listings. Algorithmic search results are determined and organized solely by automated criteria set by the search engine and a ranking level cannot be purchased. Advertisers can also pay search engines to place listings more prominently in search results in order to attract users to advertisers’ websites. We rely on both algorithmic and purchased listings to attract customers to our websites. Search engines revise their algorithms from time to time in an attempt to optimize their search result listings. If search engines on which we rely for algorithmic listings modify their algorithms, then our websites may not appear at all or may appear less prominently in search results, which could result in fewer customers clicking through to our websites, requiring us to resort to other potentially costly resources to advertise and market our services. If one or more search engines on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, or our revenue could decline and our business may suffer. Additionally, the cost of purchased search listing advertising is rapidly increasing as demand for these channels grows, and further increases could greatly increase our expenses.

Moreover, our news distribution service depends upon the placement of our customers’ online press releases. If search engines on which we rely modify their algorithms or purposefully block our content, then information distributed via our news distribution service may not be displayed or may be displayed less prominently in search results, and as a result we could lose customers or fail to attract new customers and our results of operations could be adversely affected.

If we fail to offer high-quality customer support, our business and reputation may suffer.

High-quality education, training and customer support is important for the successful retention of existing customers. Providing this education, training and support requires that our support personnel have specific knowledge and expertise of our platforms, making it more difficult for us to hire qualified personnel and to scale up our support operations. The importance of high-quality customer support will increase as we expand our business and continue to integrate acquired businesses. If we do not provide effective and timely ongoing support, our ability to sell additional features to, or to retain, existing customers may suffer, and our reputation with existing or potential customers may be harmed.

If the delivery of our customers’ emails is limited or blocked, customers may cancel their accounts.

ISPs can block emails from reaching their users. The implementation of new or more restrictive policies by ISPs may make it more difficult to deliver our customers’ emails. If ISPs materially limit or halt the delivery of our customers’ emails, or if we fail to deliver our customers’ emails in a manner compatible with ISPs’ email handling, authentication technologies or other policies, then customers may cancel their accounts which could harm our business and financial performance.

Various private spam blacklists may interfere with the effectiveness of our products and our ability to conduct business.

We depend on email to market to and communicate with our customers, and our customers rely on email to communicate with journalists, social media influencers, and their customers and members. Various private entities attempt to regulate the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that exceed legal requirements and classify certain email solicitations that comply with legal requirements as spam. Some of these entities maintain “blacklists” of companies and individuals, and the websites, ISPs and Internet protocol addresses associated with those entities or individuals. If a company’s Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity’s service or purchases its blacklist. If our services are blacklisted, our customers may be unable to effectively use our services, and as a result we could lose customers or fail to attract new customers and our results of operations could be adversely affected.

If our solutions fail to perform properly or if they contain technical defects, our reputation would be harmed, our market share would decline and we could be subject to product liability claims.

Our cloud-based software may contain undetected errors or defects that may result in product failures, misleading reports or otherwise cause our solutions to fail to perform in accordance with customer expectations. Because our customers use our solutions for important aspects of their business, any errors or defects in, or other performance problems with, our solutions could hurt our reputation and may damage our customers’ businesses. If that occurs, we could lose future sales, our existing subscription customers could elect to not renew or, in certain circumstances, terminate their agreements with us. Product performance problems could result in loss of market share, failure to achieve market acceptance and the diversion of development resources. If one or more of our solutions fail to perform or contain a technical defect, a customer may assert a claim against us for substantial damages, whether or not we are responsible for our solutions’ failure or defect. Product liability claims could require us to spend significant time and money in litigation or arbitration/dispute resolution or to pay significant settlements or damages.

Our news distribution service is a trusted information source, and our customers rely on our email services to communicate with journalists, social media influencers, and their customers and members. To the extent we were to distribute an inaccurate or fraudulent press release or our customers used our services to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted and trademarked material without permission, or report inaccurate or fraudulent data or information, our reputation could be harmed, even though we are not responsible for the content distributed via our services.

We have incurred operating losses in the past and may incur operating losses in the future.

We have incurred operating losses in the past and we may incur operating losses in the future. Our recent operating losses were $19.6 million in 2016, $27.6 million in 2015 and $100.9 million in 2014. We expect our operating expenses to increase as we continue to expand our operations, and if our increased operating expenses exceed our revenue growth, we may not be able to generate operating income.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if we experience a change in ownership, or if taxable income does not reach sufficient levels.

We have significant net operating losses. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), its ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. If we undergo an ownership change, including as a result of the Transactions, we may be limited in the portion of net operating loss carryforwards that we can use in the future to offset taxable income for U.S. Federal and state income tax purposes and the utilization of other tax attributes to reduce our Federal and state income tax expense.

If we are required to collect sales and use or other taxes on our solutions, we may be subject to liability for past sales and our business, financial condition and results of operations may be adversely affected.

Taxing jurisdictions, including state and local entities, have differing rules and regulations governing sales and use or other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, the applicability of sales taxes to our subscription services and e-commerce transactions in general in various jurisdictions is a complex and evolving issue. It is possible that we could face sales tax audits and an assertion that we should be collecting sales or other taxes on our services in jurisdictions where we have not historically done so and do not accrue for sales taxes. The imposition of Internet usage taxes or enhanced enforcement of sales tax laws could result in substantial tax liabilities for past sales or could have an adverse effect on our business, financial condition and results of operations.

Our international operations subject us to risks inherent in doing business on an international level, any of which could increase our costs and hinder our growth.

The operations of our non-U.S. business are subject to the risk inherent in international operations. Our expansion into lower cost locations may increase operational risk. Some of these economies may be subject to greater political, economic and social uncertainties than countries with more developed institutional structures. Political, economic or social events or developments in one or more of these countries could adversely affect our operations and financial results.

We operate a global business. For the year ended December 31, 2016, 32% of our revenue was derived from Europe (including the United Kingdom), Canada, Asia and Latin America. We are subject to certain adverse economic factors relating to overseas economies generally, including foreign currency fluctuation, inflation, external debt, a negative balance of trade and underemployment. Risks associated with our international business activities include:

•	difficulties in managing international operations, including overcoming logistical and communications challenges;
•	local competition;
•	trade and tariff restrictions;
•	price or exchange controls;
•	currency control regulations;
•	foreign tax consequences;
•	labor disputes and related litigation and liability;
•	limitations on repatriation of earnings;
•	compliance with foreign laws and different legal standards; and
•	changing laws and regulations, occasionally with retroactive effect.

The occurrence of any one of these risks could negatively affect our international operations and, consequently, our results of operations generally.

Our reputation could be damaged or our profitability could suffer if we do not meet the controls and procedures in respect of the services and solutions we provide to our customers, or if we contribute to our customers’ internal control deficiencies.

Our customers may perform audits or require us to perform audits, provide audit reports or obtain certifications with respect to the controls and procedures that we use in the performance of services for such customers, especially when we process data or information belonging to them. Our ability to acquire new customers and retain existing customers may be adversely affected and our reputation could be harmed if we cannot obtain an appropriate certification or opinion with respect to our controls and procedures in connection with any such audit in a timely manner. Additionally, our profitability could suffer if our controls and procedures were to fail or to impair our customers’ ability to comply with their own internal control requirements.

We may dispose of or discontinue existing products and services, which may adversely affect our business, financial condition and results of operations.

We continually evaluate our various products and services in order to determine whether any should be discontinued or, to the extent possible, divested. We cannot guarantee that we have correctly forecasted, or will correctly forecast in the future, the right products or services to dispose of or discontinue, or that our decision to dispose of or discontinue various investments, products or services is prudent. There are no assurances that the discontinuance of various products or services will reduce our operating expenses or will not cause us to incur material charges with such a decision. The disposal or discontinuance of existing solutions presents various risks, including, but not limited to the inability to find a purchaser for a product or service or the purchase price obtained will not be equal to at least the book value of the net assets for the product or service, managing the expectations of, and maintaining good relations with, our customers who previously purchased discontinued solutions, which could prevent us from selling other products to them in the future. We may also incur other significant liabilities and costs associated with our disposal or discontinuance of solutions, including, but not limited to employee severance costs and excess facilities costs, all of which could have an adverse effect on our business, financial condition and results of operations.

The loss of key personnel or of our ability to attract, recruit, retain and develop qualified employees could adversely affect our business, financial condition and results of operations.

Our success depends upon the continued services of our senior management and other key personnel who have substantial experience in the PR software and services industry and the markets in which we offer our services. In addition, our success depends in large part upon the reputation within the industry of our senior managers. Further, in order for us to continue to successfully compete and grow, we must attract, recruit, develop and retain personnel, including key executives of organizations we acquire, who will provide us with expertise across the entire spectrum of our intellectual capital needs. Our success also depends on the skill and experience of our sales force, which we must continuously work to maintain. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining the continuity of our operations. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors.

Failure to retain or attract key personnel could impede our ability to grow and could result in our inability to operate our business profitably. In addition, contractual obligations related to confidentiality, assignment of intellectual property rights, and non-solicitation may be ineffective or unenforceable and departing employees may share our proprietary information with competitors in ways that could adversely impact us, or seek to solicit customers or recruit our key personnel to competing businesses.

Labor disruptions could materially adversely affect our business, financial condition and results of operations.

As of December 31, 2016, we had approximately 3,130 global employees, with approximately 1,445 employees located in the United States and 1,685 employees located internationally. In various countries, local law requires our participation in works councils, and we have approximately 500 employees working under collective bargaining agreements. While we have not experienced any material work stoppages at any of our facilities, any stoppage or slowdown could cause material interruptions in our business, and we cannot assure you that alternate qualified personnel would be available on a timely basis, or at all. As a result, labor disruptions at any of our locations could materially adversely affect our business, financial condition and results of operations.

Natural disasters and other events beyond our control could adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, our servers and data centers and the global economy, and thus could have a strong negative effect on us. Our business operations and our servers and data centers are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to continue operations, and could decrease demand for our platform. Our primary data centers are located in Chicago, IL, Sterling, VA, and Piscataway, NJ, and our secondary data centers include facilities in Dallas, TX and London, UK, making our business particularly susceptible to natural disasters in those areas as well as in areas where our third-party data centers are located. Any natural disaster affecting our data centers could have an adverse effect on our financial condition and operating results.

Political uncertainty, political unrest or terrorism could adversely affect business conditions in those regions, which in turn could disrupt our business and adversely impact our results of operations and financial condition.

We conduct business in countries and regions that are vulnerable to disruptions from political uncertainty, political unrest or terrorist acts. Any damage or disruption from political uncertainty, political unrest or terrorist acts would damage our ability to provide services, in whole or in part, and/or otherwise damage our operations and could have an adverse effect on our business, financial condition or results of operations. Further, political tensions and escalation of hostilities could adversely affect our operations in these countries and therefore adversely affect our revenues and results of operations. Terrorist attacks and other acts of violence or war could affect us or our clients by disrupting normal business practices for extended periods of time and reducing business confidence. In addition, acts of violence or war may make travel more difficult and may effectively curtail our ability to serve our clients’ needs, any of which could adversely affect our results of operations.

Trends in print news and media readership could have a material adverse effect on our financial performance.

The volume of content from print news sources has declined in recent years, which has reduced the volume of print news stories delivered through our content offerings. This has largely been driven by a decline in print media readership which has in turn seen a reduction in media publisher revenue and journalist numbers associated with media such as print newspapers. If the volume of content continues to decline (e.g., because of further reductions in journalist numbers by print media publishers), and if we are unable to offset this decline with our current and/or future other software and services, our future financial performance could be adversely affected.

The development of self-service media intelligence offerings and related technology could have a material adverse effect on our business.

The proliferation of digital, free-to-access news content has led to the introduction of low-cost or free self-service media intelligence offerings. Moreover, our insights group provides human-generated media intelligence analysis and consultation to some of our larger customers. More efficient or cost-effective technology that replaces the need for such human-generated analysis could have an adverse effect on our business. Our future financial performance could be affected by customers adopting these low-cost, self-service media intelligence platforms and technologies.

Decisions to declare future dividends on our ordinary shares will be at the discretion of our board of directors based upon a review of relevant considerations. Accordingly, there can be no guarantee that we will pay future dividends to our shareholders.

Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the board of directors and subject to certain limitations set forth in the agreements governing our Credit Facilities. The board’s determination to declare dividends will depend upon our profitability and financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that the board deems relevant. Based on an evaluation of these factors, the board of directors may determine not to declare future dividends at all or to declare future dividends at a reduced amount. Accordingly, there can be no guarantee that we will pay future dividends to our shareholders.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States.

Our corporate affairs are governed by our amended and restated memorandum and articles of association and by the Companies Law and common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less exhaustive body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts. As a result, our shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and a portion our assets are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us in the United States in the event that you believe that your rights have been infringed under U.S. federal securities laws or otherwise. It may not be possible to enforce certain court judgments obtained in the United States against us (or our directors or officers) in the Cayman Islands. We have been advised that there is no statutory enforcement in the Cayman Islands of judgments obtained in United States courts, and such matters are governed by the common law of the Cayman Islands. Uncertainty exists as to whether the courts of the Cayman Islands would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or
•	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. We are further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, will ordinarily be recognized and enforced in the courts of the Cayman Islands without re-examination of the merits, at common law. For more information regarding the relevant laws of the Cayman Islands, see the section entitled “Description of Holdings’ Securities — Enforcement of civil liabilities.”

Risks Related to Our Finances and Capital Structure

We have and will continue to have high levels of indebtedness.

On a pro forma basis after giving effect to the Transactions, Cision would have had approximately $1,226.6 million of indebtedness as of March 31, 2017, consisting of amounts outstanding under the First Lien Credit Facility and Second Lien Credit Facility. We also would have had capacity to borrow up to an additional $40.2 million under our Revolving Credit Facility. Because borrowings under our Credit Facilities bear interest at variable rates, any increase in interest rates on debt that we have not fixed using interest rate hedges will increase our interest expense, reduce our cash flow or increase the cost of future borrowings or refinancings. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;
•	limiting flexibility in planning for, or reacting to, changes in its business and the competitive environment; and
•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Other than variable rate debt, we believe our business has relatively large fixed costs and low variable costs, which magnifies the impact of revenue fluctuations on our operating results. As a result, a decline in our revenue may lead to a relatively larger impact on operating results. A substantial portion of our operating expenses will be related to personnel costs, regulation and corporate overhead, none of which can be adjusted quickly and some of which cannot be adjusted at all. Our operating expense levels will be based on our expectations for future revenue. If actual revenue is below management’s expectations, or if our expenses increase before revenues do, both revenues less transaction-based expenses and operating results would be materially and adversely affected. Because of these factors, it is possible that our operating results or other operating metrics may fail to meet the expectations of stock market analysts and investors. If this happens, the market price of our ordinary shares may be adversely affected.

Cision’s First Lien and Second Lien credit agreements contain change of control provisions that will require Cision to amend or refinance this indebtedness

Cision’s First Lien and Second Lien credit agreements provides that an event of default will occur upon specified change of control events, which include Cision Owner ceasing to beneficially own directly or indirectly a majority of the voting equity interests of certain credit parties thereunder. As a result, Cision will need to seek an amendment or refinancing of this indebtedness prior to such time as it issues ordinary shares in amount that would reduce Cision Owner’s beneficial ownership below 50%. Although we do not currently anticipate that Cision Owner would dispose of equity interests that would cause it to cease to beneficially own a majority of the ordinary shares prior to our amendment or refinancing of this indebtedness, Cision Owner is not contractually obligated to retain the ordinary shares and warrants it will acquire upon consummation of the business combination. If we are unable to amend these agreements or refinance this indebtedness, we will be limited in our ability to issue additional equity and will need to rely on other sources of financing, including additional borrowings.

Our ability to pay dividends in the future will be subject to our subsidiaries’ ability to distribute cash to us.

We do not anticipate that our board of directors will declare dividends in the foreseeable future. If we decide to declare dividends in the future, as a holding company, we will require dividends and other payments from our subsidiaries to meet such cash requirements. Our credit agreements place certain contractual restrictions on our subsidiaries’ ability to make distributions to us. See “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Overview” for a discussion of our credit facilities’ restrictions on our subsidiaries’ ability to make distributions to us. In addition, minimum capital requirements may indirectly restrict the amount of dividends paid upstream, and repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to distribute cash to us and we are unable to pay dividends, our ordinary shares may become less attractive to investors and the price of our ordinary shares may become volatile.

Future changes to U.S. and foreign tax laws could adversely affect us.

The U.S. government, the Organisation for Economic Co-operation and Development and other governmental agencies in jurisdictions where we do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. In addition, legislative proposals have been put forth in the U.S. that may limit deductibility of interest and/or impose a border adjustment tax. It is unclear whether any such proposals or other proposals will be enacted.

As a result, the tax laws in the United States and other countries in which we do business could change on a prospective or retroactive basis, and any such changes could adversely affect us.

The withdrawal of the U.K. from the European Union (commonly referred to as Brexit) may cause an increase in our taxes including withholding taxes on repatriation of cash from jurisdictions that are members of the European Union to or through any of our U.K. subsidiaries as a result of the U.K. no longer being entitled to benefits provided by the European Union directives.

The so called “anti-inversion” rules under U.S. federal tax law may impose adverse consequences or apply limitations on our ability to engage in future acquisitions.

Under Section 7874 of the Code, if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock by (vote and value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation then the acquiring corporation could be treated as a U.S. corporation for U.S. federal tax purposes even though it is a corporation created and organized outside the United States.

In addition, following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions if the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and certain other conditions are met.

Because Holdings is a non-U.S. corporation, Section 7874 of the Code and the regulations thereunder may apply with respect to potential future acquisitions of U.S. corporations by Holdings. As a result, these rules may impose adverse consequences or apply limitations on our ability to engage in future acquisitions.

We will incur increased costs and obligations as a result of being a public company.

As a privately held company, Cision has not been required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that we were not required to incur in the recent past, particularly after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until October 19, 2020 (the fifth anniversary of the consummation of its predecessor’s initial public offering) or until such earlier time that we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. Holdings and Capitol have elected to take advantage of such extended transition period. We cannot predict if investors will find our ordinary shares less attractive because we will rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active market for our ordinary shares and our share price may be more volatile.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of our ordinary shares on a national securities exchange.

The price of Holdings ordinary shares may be volatile.

The price of Holdings ordinary shares may fluctuate due to a variety of factors, including:

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in industry;
•	mergers and strategic alliances in the industry in which Cision operates;
•	market prices and conditions in the industry in which Cision operates;
•	changes in government regulation;
•	potential or actual military conflicts or acts of terrorism;
•	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;
•	announcements concerning us or our competitors; and
•	the general state of the securities markets.

These market and industry factors may materially reduce the market price of our ordinary shares, regardless of our operating performance.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our ordinary shares could be adversely affected.

Holdings may issue additional ordinary shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of Holdings’ ordinary shares.

Upon consummation of the Transactions, Holdings will have warrants outstanding to purchase an aggregate of 24,500,000 ordinary shares (assuming no holders of public shares seeks to convert such shares to cash) and may issue an aggregate of 6,000,000 ordinary shares to Cision Owner upon achievement of milestone targets as described in this proxy statement/prospectus. Holdings may also issue additional ordinary shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Holdings’ issuance of additional ordinary shares or other equity securities of equal or senior rank would have the following effects:

•	Holdings’ existing shareholders’ proportionate ownership interest in Holdings will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding common share may be diminished; and
•	the market price of Holdings’ ordinary shares may decline.

Our articles of association will contain anti-takeover provisions that could adversely affect the rights of our shareholders.

Our articles of association will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of control transactions, including, among other things:

•	provisions that authorize our board of directors, without action by our shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by our board of directors;
•	provisions that permit only a majority of our board of directors, the chairman of our board of directors or, for so long as Cision Owner beneficially and its affiliates own at least 10% of our ordinary shares, Cision Owner to call shareholder meetings and therefore do not permit shareholders to call shareholder meetings;
•	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; provided, however, at any time when Cision Owner beneficially owns, in the aggregate, at least 5% of our ordinary shares, such advance notice procedure will not apply to it; and
•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. With our staggered board of directors, at least two annual meetings of shareholders will generally be required in order to effect a change in a majority of our directors. Our staggered board of directors can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our board of directors in a relatively short period of time.

Risks Related to the Business Combination

Cision Owner is a large and significant shareholder that exerts certain controls on the business. As a result, we will be a “controlled company,” which exempts us from obligations to comply with certain corporate governance requirements.

Upon the completion of the Transactions, Cision Owner will own approximately 82.1 million of our ordinary shares, or approximately 68% of our outstanding ordinary shares. Accordingly, we will be a “controlled company” for purposes of the New York Stock Exchange listing requirements. As such, we will be exempt from the obligation to comply with certain corporate governance requirements, including the requirements that a majority of our board of directors consists of independent directors, and that we have nominating and compensation committees that are each composed entirely of independent directors. These exemptions do not modify the requirement for a fully independent audit committee. Once we are no longer a “controlled company,” we must comply with the independent board committee requirements as they relate to the nominating and compensation committees, on the same phase-in schedule as set forth above, with the trigger date being the date we are no longer a “controlled company” as opposed to our listing date. Additionally, we will have 12 months from the date we cease to be a “controlled company” to have a majority of independent directors on our board of directors.

We will be controlled by Cision Owner, whose interests may conflict with yours. The concentrated ownership of our ordinary shares will prevent you and other shareholders from influencing significant decisions.

As a result of its ownership of our ordinary shares, Cision Owner, so long as it holds two thirds of our outstanding ordinary shares, will have the ability to control the outcome of matters requiring the assent of a special resolution of shareholders. Moreover, for so long as it holds at least a majority of our outstanding ordinary shares it will have the ability, through the board of directors, to control decision-making with respect to our business direction and policies. Matters over which Cision Owner will, directly or indirectly, exercise control following the completion of the Transactions include:

•	the election of our board of directors and the appointment and removal of our officers;
•	mergers and other business combination transactions requiring shareholder approval, including proposed transactions that would result in our shareholders receiving a premium price for their shares; and
•	amendments of the Articles or increases or decreases in the size of our board of directors.

Even if Cision Owner’s ownership of our ordinary shares falls below a majority, it may continue to be able to strongly influence or effectively control our decisions.

If Holdings is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If 75% or more of Holdings’ gross income in a taxable year, including its pro-rata share of the gross income of any company, U.S. or foreign, in which Holdings is considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then Holdings will be a PFIC for U.S. federal income tax purposes. Alternatively, Holdings will be considered to be a PFIC if at least 50% of its assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including its pro-rata share of the assets of any company in which it is considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. Once treated as a PFIC, for any taxable year, a foreign corporation will generally continue to be treated as PFIC for all subsequent taxable years. If Holdings were to be a PFIC, and a U.S. holder does not make an election to treat Holdings as a QEF or a “mark-to-market” election, “excess distributions” to a U.S. holder, and any gain recognized by a U.S. holder on a disposition of Holdings’ ordinary shares, would be taxed in an unfavorable way. Among other consequences, Holdings’ dividends, to the extent that they constituted excess distributions, would be taxed at the regular rates applicable to ordinary income, rather than the 20% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation, and certain “interest” charges may apply. In addition, gains on the sale of Holdings’ shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether Holdings would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset its passive income in the calculation of gross income. Although Holdings does not expect that it will be a PFIC in the future, in light of the periodic asset and income tests applicable in making this determination, no assurance can be given that it will not become a PFIC. If Holdings does become a PFIC in the future, U.S. holders who hold ordinary shares during a period when Holdings is a PFIC will be subject to the foregoing rules, even if Holdings ceases to be a PFIC, subject to exceptions for U.S. holders who made a timely QEF election or mark-to-market election, or certain other elections. Holdings does not currently intend to prepare or provide the information that would enable you to make a QEF election. Accordingly, Holdings’ shareholders are urged to consult their tax advisors regarding the application of PFIC rules.

Capitol will not have any right to make damage claims against Cision or Cision Owner for the breach of any representation, warranty or covenant made by Cision or Cision Owner in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Transactions, except for those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing, except for covenants to be performed in whole or in part after the closing. As a result, Capitol will have no remedy available to it if the Transactions are consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Cision or Cision Owner at the time of the Transactions.

The Capitol board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Capitol’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination with Cision. In analyzing the business combination, Capitol’s board and management conducted due diligence on Cision and researched the industry in which Cision operates and concluded that the business combination was in the best interest of Capitol’s stockholders. Accordingly, investors will be relying solely on the judgment of Capitol’s board of directors in valuing Cision’s business, and the board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand conversion of their shares into cash, which could potentially impact Capitol’s ability to consummate the business combination.

Future resales of the ordinary shares of Holdings may cause the market price of Holdings’ securities to drop significantly, even if Holdings’ business is doing well.

Cision Owner and affiliates of Mark D. Ein and L. Dyson Dryden will be granted certain rights, pursuant to the Registration Rights Agreement, to require Holdings to register, in certain circumstances, the resale under the Securities Act of ordinary shares of Holdings held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in Holdings’ share price or putting significant downward pressure on the price of Holdings’ shares.

If Capitol’s stockholders fail to properly demand conversion rights, they will not be entitled to convert their shares of common stock of Capitol into a pro rata portion of the trust account.

Capitol stockholders holding public shares may demand that Capitol convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the business combination. Capitol stockholders who seek to exercise this conversion right must deliver their stock (either physically or electronically) to Capitol’s transfer agent prior to the vote at the meeting. Any Capitol stockholder who fails to properly demand conversion rights will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Annual Meeting of Capitol Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the business combination proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. Capitol cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Capitol’s shares of common stock will exceed the per-share conversion price.

The New York Stock Exchange may not list Holdings’ securities, which could limit investors’ ability to make transactions in Holdings’ securities and subject Holdings to additional trading restrictions.

Holdings intends to apply to have its securities listed on the New York Stock Exchange upon consummation of the business combination. Holdings will be required to meet the initial listing requirements to be listed. Holdings may not be able to meet those initial listing requirements. Even if Holdings’ securities are so listed, Holdings may be unable to maintain the listing of its securities in the future.

If Holdings fails to meet the initial listing requirements and the New York Stock Exchange does not list its securities and the related closing condition is waived by the parties, Holdings could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	a limited amount of news and analyst coverage for the company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Capitol’s Sponsors, including its officers and directors. own shares of common stock and warrants that will be worthless and have made loans and incurred reimbursable expenses that may not be reimbursed or repaid if the business combination is not approved. Such interests may have influenced their decision to approve the business combination with Cision.

Capitol’s Sponsors, including its officers and directors and/or their affiliates, beneficially own or have a pecuniary interest in initial shares and private warrants that they purchased prior to, or simultaneously with, Capitol’s initial public offering. Capitol’s Sponsors have no conversion rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the business combination with Cision or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of $[•  ] based upon the closing prices of the shares and units on Nasdaq on [•  ], 2017, the record date. Furthermore, Capitol’s officers have loaned Capitol an aggregate of $[•  ] as of the record date and Capitol’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the business combination with Cision. However, if Capitol fails to consummate the business combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, Capitol may not be able to repay or reimburse these amounts if the business combination is not completed. See the section entitled “The Business Combination Proposal — Interests of Capitol’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of Capitol’s directors to approve the business combination with Cision and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

Capitol’s executive officers are liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. They have also agreed to pay for any liquidation expenses if a business combination is not consummated. Such liability may have influenced his decision to approve the business combination with Cision.

If the business combination with Cision or another business combination is not consummated by Capitol within the required time period, Capitol’s executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims. Neither Capitol nor the executive officers have any reason to believe that the executive officers will not be able to fulfill their indemnity obligations to Capitol. See the section entitled “Other Information Related to Capitol — Financial Condition and Liquidity” for further information. If Capitol is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Capitol’s executive officers have also agreed to advance Capitol the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expense.

These personal obligations of the executive officers may have influenced Capitol’s board of director’s decision to approve the business combination with Cision and to continue to pursue such business combination. In considering the recommendations of Capitol’s board of directors to vote for the business combination proposal and other proposals, Capitol’s stockholders should consider these interests.

The exercise of Capitol’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Capitol’s stockholders’ best interest.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the merger agreement, would require Capitol to agree to amend the merger agreement, to consent to certain actions taken by Cision or to waive rights that Capitol is entitled to under the merger agreement. Such events could arise because of changes in the course of Cision’s business, a request by Cision to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Cision’s business and would entitle Capitol to terminate the Merger Agreement. In any of such circumstances, it would be at Capitol’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Capitol and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Capitol does not believe there will be any material changes or waivers that Capitol’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Capitol will circulate a new or amended proxy statement/prospectus if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If Capitol is unable to complete the business combination with Cision or another business combination by October 19, 2017, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of Capitol’s amended and restated certificate of incorporation, Capitol must complete the business combination with Ability or another business combination by October 19, 2017, or Capitol must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Capitol. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Capitol’s public stockholders. If Capitol is unable to complete a business combination within the required time period, the executive officers have agreed they will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Capitol otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Capitol may not be able to return to its public stockholders at least $10.00.

Capitol’s stockholders may be held liable for claims by third parties against Capitol to the extent of distributions received by them.

If Capitol is unable to complete the business combination with Cision or another business combination within the required time period, Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Capitol cannot assure you that it will properly assess all claims that may be potentially brought against Capitol. As such, Capitol’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Capitol cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Capitol.

If Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Capitol’s stockholders. Furthermore, because Capitol intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Capitol’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Capitol cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing Capitol stockholders to increase the likelihood of approval of the business combination proposal and other proposals could have a depressive effect on Capitol’s stock.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, Capitol’s Sponsors, including its officers, directors and stockholders prior to the initial public offering, Cision or Cision’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the business combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the business combination, Capitol’s board of directors will not have the ability to adjourn the annual meeting to a later date in order to solicit further votes, and, therefore, the business combination will not be approved.

Capitol’s board of directors is seeking approval to adjourn the annual meeting to a later date or dates if, at the annual meeting, Capitol is unable to consummate the business combination. If the adjournment proposal is not approved, Capitol’s board will not have the ability to adjourn the annual meeting to a later date and, therefore, the business combination would not be completed.

FORWARD-LOOKING STATEMENTS

Capitol believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Capitol is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

Capitol believes it is important to communicate its expectations to its securityholders. However, there may be events in the future that Capitol is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Capitol or Cision in such forward-looking statements, including among other things:

•	the timing to complete the Transactions;
•	the number and percentage of its public stockholders voting against the business combination proposal and/or seeking conversion;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the ability to maintain the listing of Holdings’ securities on a national securities exchange following the business combination;
•	the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any conversion of public shares by Capitol stockholders;
•	changes adversely affecting the business in which Cision is engaged;
•	Cision’s ability to execute on its plans to develop and market new products and the timing of these development programs;
•	Cision’s estimates of the size of the markets for its solutions;
•	the rate and degree of market acceptance of Cision’s solutions;
•	the success of other competing technologies that may become available;
•	Cision’s ability to identify and integrate acquisitions;
•	the performance and security of Cision’s services;
•	potential litigation involving Capitol or Cision;
•	general economic conditions; and
•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Capitol, Cision or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Capitol and Cision undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the business combination proposal, charter proposals, director election proposal, the incentive plan proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Capitol and/or Cision.

ANNUAL MEETING OF CAPITOL STOCKHOLDERS

General

Capitol is furnishing this proxy statement/prospectus to Capitol’s stockholders as part of the solicitation of proxies by Capitol’s board of directors for use at the annual meeting of Capitol stockholders to be held on [•], 2017, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Capitol’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the annual meeting.

Date, Time and Place

The annual meeting of stockholders will be held on [•], 2017, at [•]:00 a.m., eastern time, at the offices of Graubard Miller, counsel to Capitol, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Capitol Annual Meeting

At the annual meeting, Capitol is asking holders of Capitol common stock to:

•	consider and vote upon a proposal to adopt the Merger Agreement and approve the business combination contemplated thereby (the business combination proposal);
•	consider and vote upon separate proposals to approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation: (i) the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”; (ii) Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and (iii) Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time) (charter proposals);
•	to elect seven directors who, upon consummation of the Transactions, will be the directors of Holdings, in each case, until their successors are elected and qualified (director election proposal);
•	to consider and vote upon a proposal to approve the 2017 Plan (incentive plan proposal); and
•	consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that Capitol is unable to consummate the business combination (adjournment proposal).

Recommendation of Capitol Board of Directors

Capitol’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of Capitol and its stockholders; has unanimously approved the business combination proposal; unanimously recommends that stockholders vote “FOR” the business combination proposal; unanimously recommends that stockholders vote “FOR” each of the charter proposals; unanimously recommends that stockholders vote “FOR” the election of all of the persons nominated by Capitol’s management for election as directors; unanimously recommends that stockholders vote “FOR” the incentive plan proposal; and unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the meeting.

Record Date; Persons Entitled to Vote

Capitol has fixed the close of business on [•], 2017, as the “record date” for determining Capitol stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on [•], 2017, there were 40,625,000 shares of Capitol common stock outstanding and entitled to vote. Each share of Capitol common stock is entitled to one vote per share at the annual meeting.

Pursuant to agreements with Capitol, the 8,125,000 initial shares held by the Capitol Sponsors, including all of Capitol’s officers and directors, and any shares of common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the annual meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the annual meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Capitol but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposal, the charter proposals and the incentive plan proposal.

Vote Required

The approval of the business combination proposal and the charter proposals will require the affirmative vote for the proposal by the holders of a majority of the then outstanding shares of common stock. Abstentions and broker non-votes have the same effect as a vote against the proposals.

The approval of the incentive plan proposal and adjournment proposal, if presented, will require the affirmative vote of the holders of a majority of Capitol common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against the proposals. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

Each share of Capitol common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Capitol common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Capitol common stock at the annual meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Capitol’s board “FOR” the business combination proposal, the charter proposals, each director included in the director election proposal, the incentive plan proposal and the adjournment proposal, if presented. Votes received after a matter has been voted upon at the annual meeting will not be counted.
•	You Can Attend the Annual meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Capitol can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Capitol’s Secretary in writing before the annual meeting that you have revoked your proxy; or
•	you may attend the annual meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Capitol common stock, you may call Morrow Sodali LLC, Capitol’s proxy solicitor, at 800-662-5200 or L. Dyson Dryden, Capitol’s President and Chief Financial Officer, at (202) 654-7060.

Conversion Rights

Holders of public shares may seek to convert their shares to cash, regardless of whether they vote for or against the business combination proposal. Any stockholder holding public shares as of the record date who votes in favor of or against the business combination proposal may demand that Capitol convert such shares into a full pro rata portion of the trust account (which, for illustrative purposes, was $[•] per share as of [•], 2017, the record date), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks conversion as described in this section and the business combination is consummated, Capitol will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a public stockholder will not be converted to cash.

Capitol’s Sponsors will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly.

Capitol stockholders who seek to convert their public shares into cash must affirmatively vote for or against the business combination proposal. Capitol stockholders who do not vote with respect to the business combination proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders may demand conversion by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Capitol’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then Capitol’s public stockholders who elected to exercise their conversion rights will not be entitled to convert their shares into a full pro rata portion of the trust account, as applicable. In such case, Capitol will promptly return any shares delivered by public holders. If Capitol would be left with less than $5,000,001 of net tangible assets as a result of the holders of public shares properly demanding conversion of their shares to cash, Capitol will not be able to consummate the business combination.

The closing price of Capitol common stock on [•], 2017, the record date, was $[•]. The cash held in the trust account on such date was approximately $[•] ($[•] per public share). Prior to exercising conversion rights, stockholders should verify the market price of Capitol common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Capitol cannot assure its stockholders that they will be able to sell their shares of Capitol common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Capitol common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the business combination proposal and properly demand conversion no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to Capitol’s transfer agent prior to the vote at the meeting, and the business combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of Capitol have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

Capitol is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Capitol and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Capitol will bear the cost of the solicitation.

Capitol has hired Morrow Sodali LLC to assist in the proxy solicitation process. Capitol will pay that firm a fee of $12,500 plus disbursements. Such payment will be made from non-trust account funds. If the Transactions are successfully closed, Capitol will pay Morrow Sodali LLC an additional contingent fee of $20,000.

Capitol will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Capitol will reimburse them for their reasonable expenses.

Capitol Sponsors

As of [•], 2017, the record date, Capitol’s Sponsors, including Capitol’s officers and directors, beneficially owned and were entitled to vote an aggregate of 8,125,000 initial shares that were issued prior to Capitol’s initial public offering. Such shares currently constitute 20% of the outstanding shares of Capitol’s common stock. The holders of these securities have agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the business combination proposal. The holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the meeting. The initial shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Capitol.

In connection with the initial public offering, the Capitol Sponsors entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Cision or Cision Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Capitol’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to complete the business combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Capitol Sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the annual meeting.

If such transactions are effected, the consequence could be to cause the business combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the business combination proposal and other proposals and would likely increase the chances that such proposals would be approved.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Capitol will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the net tangible asset threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between Capitol and Cision will be effected through the Contribution and Exchange, whereby all of the share capital and CPECs of Cision will be contributed by Cision Owner to Holdings, followed by the Merger, whereby Merger Sub will merge with and into Capitol, with Capitol surviving such Merger as a wholly-owned subsidiary of Holdings.

Consideration to Cision Owner

As consideration for all of the share capital and CPECs of Cision, Cision Owner will receive 82,100,000 ordinary shares of Holdings and 2,000,000 warrants to purchase ordinary shares of Holdings (in each case, subject to adjustment). Cision Owner will also have the right to receive up to 6,000,000 additional ordinary shares of Holdings, issued in 2,000,000 increments, when Holdings’ stock price reaches $13.00, $16.00 and $19.00 per share.

Consideration to Capitol Holders

Each outstanding share of common stock of Capitol shall be converted into one ordinary share of Holdings. The outstanding warrants of Capitol shall, by their terms, automatically entitle the holders to purchase ordinary shares of Holdings upon consummation of the business combination.

Pursuant to the Merger Agreement, the Capitol Sponsors will forfeit 1,600,000 shares of Capitol common stock and warrants to purchase 2,000,000 shares of Capitol common stock at closing (in each case, subject to adjustment).

Pro Forma Ownership of Cision Owner and Capitol Holders

At the closing of the Transactions, Cision Owner will hold approximately 68% of the issued and outstanding ordinary shares of Holdings and current stockholders of Capitol will hold approximately 32% of the issued and outstanding shares of Holdings (assuming no holder of public shares exercises conversion rights).

Related Agreements

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Support Agreement pursuant to which they have agreed to comply with the provisions of the Merger Agreement applicable to such Sponsors as well as the covenants set forth in the Sponsor Support Agreement, including voting all shares of common stock of Capitol beneficially owned by such Sponsors in favor of the transactions contemplated by the Merger Agreement. The Sponsor Support Agreement also provides that, at the closing of the Transactions, depending on the number of public shares being converted to cash, the Sponsors may be required to forfeit an additional number of Capitol shares and warrants and, at the same time, the number of ordinary shares and warrants of Holdings that Cision Owner would otherwise receive at closing may be reduced. In such event, a number of ordinary shares and warrants of Holdings equal to the total number of shares and warrants so forfeited and reduced will be available for use by Holdings to issue to third parties for certain corporate purposes and, if not so used within one year following the closing of the Transaction (or, if earlier, at such time as Holdings has repaid the Second Lien Credit Facility in full), will be issued to the Sponsors and Cision Owner.

Registration Rights Agreement

Cision Owner and affiliates of Mark D. Ein and L. Dyson Dryden will be granted certain rights, pursuant to the Registration Rights Agreement which will be entered into at or prior to the closing of the Transactions. Pursuant to the Registration Rights Agreement, the parties will be entitled to have registered, in certain circumstances, the resale of the ordinary shares of Holdings held by them, subject to certain conditions set forth therein. The registration rights described in this paragraph apply to (i) any ordinary shares issued in connection with the Transactions, (ii) any warrants or any ordinary shares issued or issuable upon exercise thereof, (iii) any capital stock of Holdings or its subsidiary issued or issuable with respect to the securities referred to in clause (i) or (ii) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization, and (iv) any other ordinary shares held by persons holding securities described above (the “registrable securities”). Cision Owner will be entitled to request that the company register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” In certain limited circumstances, the holder of a majority of registrable securities held by the affiliates of Messrs. Ein and Dryden will also be entitled to make demand registrations. The parties to the Registration Rights Agreement will also be entitled to participate in certain registered offerings by Holdings, subject to certain limitations and restrictions. Holdings will pay expenses of the parties incurred in connection with the exercise of their rights under this agreement. These registration rights are also for the benefit of any subsequent holder of the registrable securities; provided that any securities will cease to be registrable securities when they have been (a) sold or distributed pursuant to a “public offering,” (b) sold in compliance with Rule 144 or (c) repurchased by the company or its subsidiary; provided further, however, that any securities held by a person that, together with its affiliates, collectively beneficially owns less than 2% of the outstanding ordinary shares shall cease to constitute registrable securities at such time as such securities may be sold under Rule 144 without regard to volume and manner of sale restrictions.

Nominating Agreement

Pursuant to the Nominating Agreement, Cision Owner (or its affiliates) will have the right to designate nominees for election to Holdings’ board of directors for so long as Cision Owner beneficially owns 5% or more of the total number of Holdings’ ordinary shares then outstanding. The number of nominees that Cision Owner (or its affiliates) is entitled to nominate under the Nominating Agreement is dependent on its beneficial ownership of ordinary shares. For so long as Cision Owner beneficially owns a number of ordinary shares equal to or greater than 35%, 15% or 5%, respectively, of the total number issued and outstanding, Cision Owner will have the right to nominate three, two or one director(s), respectively. In addition, Cision Owner will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of Cision Owner’s beneficial ownership at such time. Cision Owner will also have the right to have its designees participate on committees of the board of directors, subject to compliance with applicable law and stock exchange listing rules. So long as GTCR and its affiliates are the beneficial owners of a majority of the ordinary shares of Cision held by Cision Owner, Cision Owner will, upon the request of GTCR, assign all of its rights under the Nominating Agreement to GTCR (or one of its affiliates).

Headquarters; Stock Symbols

After completion of the Transactions:

•	the corporate headquarters and principal executive offices of Holdings will be located at 130 East Randolph St., 7th Floor, Chicago, IL 60601, which are Cision’s corporate headquarters; and
•	if the parties’ application for listing is approved, Holdings’ ordinary shares and warrants will be traded on the New York Stock Exchange under the symbols CISN and CISNW, respectively.

Background of the Transactions

Capitol is a blank check company formed as a corporation in Delaware on July 13, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The business combination with Cision is the result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of our management team and board of directors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Capitol and Cision. The following is a brief discussion of the background of these negotiations, the Merger Agreement and Transactions.

On October 19, 2015, Capitol completed its initial public offering. Prior to the consummation of the initial public offering, neither Capitol, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Capitol.

From the date of Capitol’s initial public offering through the signing of the Merger Agreement with Cision on March 19, 2017, representatives of Capitol contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions. During that period, Mark D. Ein, the Chairman and Chief Executive Officer of Capitol, L. Dyson Dryden, President and Chief Financial Officer of Capitol, and representatives of their team, including Alfheidur Saemundsson, Derek Apfel, and Preston Parnell (each consultants to Capitol):

•	identified and evaluated over 250 potential transactions from a wide range of industry segments including, among others, consumer products, retail, financial, technology, telecom, media, leisure, real estate, industrial, food & beverage and energy;
•	entered into substantial discussions with more than ten companies, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction; and
•	provided a preliminary non-binding letter of intent to eight companies.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) Capitol’s determination that each business did not represent as attractive a target as Cision due to a combination of business prospects, strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between Capitol, on the one hand, and a seller, on the other hand, or (iii) a potential target’s unwillingness to engage with Capitol given the timing and uncertainty of closing due to the requirement for Capitol stockholder approval.

On October 6, 2016, Michael Gilbert of PJT Partners contacted Mr. Dryden to discuss potential target companies for Capitol, including Cision for which PJT Partners was serving as financial advisor. Mr. Dryden indicated an interest in meeting to continue their discussion and scheduled a follow-up meeting.

On October 25, 2016, Mr. Ein, Mr. Dryden and representatives of Capitol met in person with Mr. Gilbert and his associates, who provided more background on Cision and its industry position. At this meeting, Capitol also outlined the advantages of a merger with Capitol for the owners of Cision.

On November 3, 2016, Mr. Ein and Mr. Dryden were introduced via email by Mr. Gilbert to Mark M. Anderson, a Managing Director at GTCR, who was responsible for its investment in Cision. Messrs. Ein and Dryden exchanged further email correspondence with Mr. Anderson and the parties agreed to schedule a follow-up meeting in person to discuss a potential transaction.

On November 4, 2016, Mr. Dryden, Mr. Apfel and Mr. Parnell had a call with the team at PJT, including Mr. Gilbert, to discuss Cision’s positioning in the industry and potential public equity market valuation ranges for Cision in order to begin to assess potential investor interest in the opportunity.

On November 10, 2016, Mr. Dryden met with Mr. Anderson at GTCR’s offices in Chicago. The parties discussed the background of Cision, its growth plan and goals for the company in a potential transaction, including refinancing the existing capital structure using proceeds from Capitol’s trust fund. Mr. Dryden also reviewed Capitol’s successful track record with public investment vehicles and advantages of taking Cision public through a merger with Capitol. Following the meeting, Mr. Dryden had further email correspondence with representatives of GTCR, who agreed to schedule another meeting in Chicago between representatives of Capitol, Cision management and GTCR.

On November 18, 2016, Capitol executed a non-disclosure agreement with Cision and both parties began conducting diligence on each other’s businesses.

On November 22, 2016, representatives of Capitol met with Cision management and representatives of GTCR in Chicago to review Cision’s business and discuss a potential transaction. Attendees included Mr. Ein and Ms. Saemundsson, Kevin Akeroyd, Chief Executive Officer of Cision, Jack Pearlstein, Chief Financial Officer of Cision, and Mr. Anderson from GTCR. Mr. Dryden and Mr. Parnell also joined the meeting telephonically.

The parties reviewed an introductory company overview presentation detailing Cision’s business plan and recent financial performance. In addition, Capitol reviewed the process and benefits of a potential merger with Capitol as a public investment vehicle.

On November 23, 2016, Mr. Ein spoke with Mr. Anderson telephonically, who shared mutual interest in moving forward with diligence and continuing to explore a potential transaction.

On November 27, 2016, Mr. Dryden sent an initial due diligence request list to Mr. Anderson. Subsequently, during the period from November 30, 2016 through December 12, 2016, representatives of GTCR provided responses to Capitol’s due diligence requests, including overviews of Cision’s products and customer base, historical financial statements, credit documents and industry research.

As part of its product diligence, on December 6, 2016, Capitol representatives participated in a WebEx product review demonstration with a representative from Cision. Participants from Capitol included Messrs. Ein, Dryden, Apfel and Parnell and Ms. Saemundsson. The demonstration highlighted the various point solutions and integrated functionality provided by C3.

On December 16, 2016, the Capitol team received an initial set of long-term financial projections for Cision. Following a thorough review of the long-term plan, on December 23, 2016, representatives of Capitol including Messrs. Dryden, Apfel and Parnell, participated in a financial due diligence call with Mr. Pearlstein to review the financial projections including the key assumptions underlying the forecast. Representatives of Capitol continued initial financial diligence for the next several weeks.

On January 3, 2017, Mr. Dryden and Mr. Apfel had an email correspondence with representatives of PJT to review valuation and transaction structure considerations for a potential Cision transaction. The parties agreed to schedule a follow-up call for a more detailed discussion.

On January 6, 2017, representatives of Capitol had a call with representatives of PJT, including a representative from its capital markets team, to review public market valuation considerations for Cision, including the appropriate set of trading comparable companies. Attendees from Capitol included Messrs. Ein, Dryden, Apfel, and Parnell and Ms. Saemundsson.

On January 8, 2017, Mr. Ein and Mr. Anderson agreed to ask DB to provide preliminary views to Capitol on potential trading ranges for Cision if it were to be publicly listed. On January 11, 2017, representatives of Capitol had a call with representatives of DB, who were familiar with the business from previous debt financing processes, to discuss potential public investor receptivity to a combination of Capitol and Cision. Following Capitol’s initial round of business and financial diligence and with valuation input from investment banking representatives at PJT and DB, Capitol began to develop a draft business combination proposal to share with GTCR.

On January 14, 2017, Mr. Ein spoke with Mr. Anderson telephonically. During this discussion, Mr. Ein proposed a business combination with Cision valued at a $2.3 billion enterprise value, based on a multiple of 10.5 times 2017 Adjusted EBITDA. Mr. Ein also indicated that Capitol would provide Cision with a written proposal the following week.

On January 18, 2017, Mr. Dryden held a call with a representative from PJT, to discuss additional capital structure considerations related to the written proposal for Cision.

On January 19, 2017, Capitol submitted a non-binding indication of interest (“First IOI”), which contemplated a proposed fully diluted enterprise value of $2.296 billion, based on a multiple of 10.5 times 2017 Adjusted EBITDA, and other key terms of the potential business combination. The following day, Mr. Anderson replied to Capitol’s proposal with a list of questions related to key terms of Capitol’s proposal. Both parties agreed to schedule a call to review the First IOI in further detail.

On January 23, 2017, Messrs. Ein, Dryden, Apfel, and Parnell and Ms. Saemundsson met telephonically with Mr. Anderson and Mr. Master from GTCR to review the terms of Capitol’s First IOI. Mr. Anderson indicated that GTCR would carefully consider the proposal and revert back to Capitol later in the week. During the call, the parties also discussed a more detailed transaction timeline including a schedule to advance the due diligence process with further in-person management meetings.

On January 25, 2017, Mr. Master submitted a formal written response to Capitol’s proposal on behalf of Cision (“Counter Proposal”). The Counter Proposal included a fully diluted enterprise value of $2.396 billion, based on a multiple of 10.5 times 2017 Adjusted EBITDA, the concept of a modest reduction of Founder Shares held by Capitol Sponsor, a significant number of new warrants issued to Cision shareholders and other key terms of the potential business combination. At this time, Cision also communicated its plans to divest its Vintage business and acquire a business intelligence and media analysis provider prior to entering into a definitive agreement with Capitol. The net impact of these transactions was an increase in estimated 2017 Adjusted EBITDA. In addition, the proposal outlined that Cision had outperformed its year-end estimates on balance sheet cash and revolver borrowings, which would impact estimated net debt at closing.

After careful consideration and review of the Counter Proposal, Capitol began developing a revised proposal. On January 27, 2017, Mr. Ein had a call with Mr. Anderson to discuss Capitol’s revised proposal, based on a fully diluted enterprise value of $2.396 billion, with the higher proposed value reflecting the divestiture of Vintage and inclusion of the pending acquisition in the transaction. The revised transaction structure included a proposed cancellation of approximately 1.6 million shares of Capitol common stock and 2.0 million warrants by Capitol’s Sponsors and new shares and warrants of equal amounts being issued to Cision Owner. In addition, a potential earnout opportunity was proposed equaling up to 6 million shares issued in 2.0 million share increments subject to share price targets of $13.00, $16.00 and $19.00 per share. Following this conversation, on behalf of Capitol, Mr. Dryden submitted to Mr. Anderson a non-binding indication of interest (“Second IOI”) memorializing the new proposal in writing, along with a detailed diligence request list and proposed due diligence agenda for a follow-up diligence sessions with management.

On January 30, 2017, Mr. Anderson communicated Cision’s interest in pursuing a transaction based on the terms communicated in Capitol’s Second IOI. Both parties then agreed to move forward and launch the next phase of diligence. From January 31, 2017 to February 6, 2017, representatives from Cision provided additional diligence materials and Capitol conducted further diligence in preparation for meetings with Cision management.

On February 2, 2017, representatives of Capitol had a call with representatives from DB and met with bankers from Citi to review the most recent proposal it had made to Cision and further gauge potential market reception to a merger between Cision and Capitol. Present for these sessions were Messrs. Ein, Dryden, Apfel and Parnell and Ms. Saemundsson from Capitol.

On February 7, 2017, representatives from Capitol engaged in a full-day diligence session with Cision management at Cision’s headquarters in Chicago. Attendees for this session were Messrs. Ein, Dryden, Apfel and Parnell and Ms. Saemundsson from Capitol, Messrs. Akeroyd and Pearlstein from Cision and Mr. Master from GTCR. Cision management provided an overview of the organization and management structure, business mix, product roadmap, key operating statistics and trends, organic growth opportunities and the M&A pipeline. At the conclusion of the diligence session, representatives of Capitol and Mr. Master discussed next steps with respect to the transaction timeline and drafting of the merger agreement.

Separately, on February 7, 2017, Capitol engaged Latham & Watkins to serve as merger and acquisition counsel to Capitol and assist in negotiating the Merger Agreement and related agreements.

On February 10, 2017, Mr. Dryden had an introductory call with a representative in the Mergers & Acquisitions Tax group at PwC to provide some background on the transaction, and discuss the scope of an engagement for PwC to assist Capitol with tax and accounting due diligence. On that same day, Capitol engaged Graubard Miller to serve as corporate securities counsel in connection with the Cision transaction.

On February 15, 2017, Mr. Ein had breakfast in New York with Mr. Anderson to discuss the status of the transaction and review outstanding diligence items.

On February 16, 2017, representatives of Capitol had a conference call with representatives of CS to discuss public markets investors’ likely receptiveness to a transaction and valuation ranges based on the latest financial projections for the company.

On February 21, 2017, Mr. Anderson notified Messrs. Ein and Dryden that GTCR’s investment committee had met to review the contemplated transaction and that subject to three items would like to move forward to signing. The items noted included: (i) a closing condition based on a mutually agreeable threshold for minimum cash or maximum redemptions and (ii) aligning Capitol founders’ overall economics pro rata to delivering Capitol’s $325 million of cash in trust at closing.

On February 23, 2017, Messrs. Ein and Dryden had dinner with Messrs. Akeroyd and Pearlstein in New York to discuss the status of the transaction and review their vision for the business.

On February 24, 2017, a meeting was held at Citi’s offices in New York to review Capitol’s preliminary investor presentation and discuss communication and investor strategy. Attendees for this meeting included Messrs. Ein, Dryden, Apfel and Parnell and Ms. Saemundsson from Capitol, Messrs. Akeroyd and Pearlstein from Cision and investment banking representatives from Citi and DB.

Over the next week, from February 24, 2017 through March 3, 2017, Messrs. Ein, Dryden, Akeroyd and Pearlstein met with potential investors on a confidential basis to discuss their interest in making an equity investment in connection with the potential business combination. During these meetings, Messrs. Ein, Dryden, Akeroyd and Pearlstein reviewed with potential investors certain information regarding Cision and the post-combination company, including certain financial projections regarding Cision’s business. Each potential investor was informed in advance that the information that would be shared may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of Capitol and using the information for purposes other than such potential investor’s investment in connection with the potential business combination. The feedback and responses received from the potential investors regarding a potential business combination between the Capitol and Cision was positive.

Following the first day of meetings with potential investors, on February 26, 2017, representatives from Capitol, including Messrs. Ein, Dryden, Apfel, Parnell, Ms. Saemundsson, and Capitol’s independent directors, met via teleconference to discuss the potential transaction. Messrs. Ein and Dryden provided an update on Capitol’s search for a proposed target business, including the proposed transaction with Cision and the group agreed to continue moving forward with the Cision negotiations.

On February 26, 2017, Capitol received an initial draft of the Merger Agreement from Cision’s counsel, Kirkland & Ellis LLP. This initial draft included a provision whereby the equity value consideration to existing Cision shareholders would be increased to the extent the resulting cash proceeds from the ongoing process to divest the Vintage Group exceeded initial sale price expectations as outlined in the GTCR Proposal. Additionally, the draft Merger Agreement proposed a post-merger structure involving a foreign holding company organized in the Cayman Islands. In light of Cision’s current foreign holding company structure, Cision insisted upon a foreign holding company structure for the go-forward company in connection with the business combination. During the two weeks preceding the receipt of the initial draft of the Merger Agreement, as part of discussions with Capitol, Cision had proposed a foreign holding company structure organized in Luxembourg. During such discussions, Capitol proposed the Cayman Islands as an alternative jurisdiction of organization for the combined business, which the parties agreed would be preferable to Luxembourg from a corporate governance standpoint as well as other issues related to being publicly traded in the United States. Capitol and Latham reviewed the agreement and held a series of calls over the next several days to discuss how to address key issues in the Merger Agreement including transaction economics, representations, covenants, closing conditions and the post-merger corporate structure.

On March 1, 2017, Mr. Dryden spoke with Mr. Master, who updated Mr. Dryden on the expected Vintage transaction terms. At such time, the parties agreed to consider updating the equity consideration to existing Cision shareholders, reflecting lower expected net debt at closing.

On March 2, 2017, representatives from Latham and Capitol responded with a first round of comments to Kirkland & Ellis LLP’s proposed draft of the Merger Agreement and accepted the proposed post-merger structure as a Cayman Islands exempted company. Between March 2, 2017 and March 5, 2017, representatives of Capitol, GTCR, Cision, Latham and Kirkland & Ellis LLP continued to negotiate terms of the Merger Agreement.

On March 6, 2017, Kirkland & Ellis LLP sent to Capitol and Latham an updated draft of the Merger Agreement, which included a $5 million increase to the equity consideration to Cision owners, reflecting updated cash proceeds from the Vintage Group divestiture. Capitol representatives agreed this adjustment would be appropriate and fair to Capitol and its shareholders, based on updated expectations with respect to the Vintage Group sale price.

On March 8, 2017, Capitol’s Board of Directors met via teleconference as part of its regularly scheduled quarterly Board meetings. The entire Board was present at the meeting. Also participating by invitation were Ms. Saemundsson and Messrs. Apfel and Parnell, and representatives of Graubard Miller, counsel to Capitol. At this meeting, Mr. Ein provided an update on the potential transaction with Cision and status of its ongoing due diligence.

On March 10, 2017, Mr. Pearlstein contacted Mr. Dryden to notify him that the transaction to divest Vintage Group was signed at the updated price Mr. Master had outlined in a conversation with Mr. Dryden on March 1, 2017.

On March 12, 2017, Mr. Master exchanged email correspondence with Mr. Dryden and indicated that Cision had signed an agreement to acquire the business intelligence and media analysis provider under the same (or largely similar) terms to those outlined in the GTCR Proposal.

Between March 13, 2017 and the date of signing on March 19, 2017, representatives of Capitol, GTCR, Cision, Latham and Kirkland & Ellis LLP continued to draft and finalize terms of the Merger Agreement and other related agreements. During this same period, Capitol and its advisors continued to conduct business, financial, legal, tax and accounting diligence.

On March 16, 2017, Capitol’s Board of Directors met via teleconference. The entire Board was present at the meeting. Also participating by invitation were Ms. Saemundsson and Messrs. Apfel and Parnell, representatives of Latham, and representatives of Graubard Miller. Mr. Ein gave an extensive presentation about the prospective Cision merger. After considerable review and discussion of the transaction, including the post-merger structure as a Cayman Islands exempted company, the Merger Agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend the approval of the merger transaction. The board also concluded that the fair market value of Cision was equal to at least 80% of the funds held in Capitol’s trust account.

The Merger Agreement was signed on March 19, 2017. Prior to the market open on March 20, 2017, Capitol and Cision jointly issued a press release announcing the signing of the Merger Agreement and Capitol filed a Current Report on Form 8-K announcing the execution of the Merger Agreement and discussing the key terms of the Merger Agreement in detail.

Subsequent to this, on April 7, 2017, the parties amended the Merger Agreement to clarify that having the ordinary shares of Holdings to be issued pursuant to the Merger Agreement be approved for listing on any national securities exchange (as opposed to solely Nasdaq which was originally set forth in the Merger Agreement) would satisfy the applicable closing condition in the Merger Agreement.

Capitol’s Board of Directors’ Reasons for Approval of the Transactions

Capitol’s board of directors, in evaluating the business combination, consulted with Capitol’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed business combination, are advisable, fair to, and in the best interests of Capitol and its stockholders and (ii) to recommend that stockholders adopt and approve the Merger Agreement and approve the Transactions contemplated therein, Capitol’s board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the Capitol board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Capitol board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Capitol’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the Transactions, the Capitol board determined not to obtain a fairness opinion. The officers and directors of Capitol have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Capitol’s financial advisors, including Citi, DB and CS, enabled them to make the necessary analyses and determinations regarding the business combination with Cision. In addition, Capitol’s officers and directors and Capitol’s advisors have substantial experience with mergers and acquisitions.

In considering the business combination, the Capitol board of directors gave considerable weight to the following factors:

•	Global, Cloud-Based PR Solutions Leadership. Cision is a leader in the $3 billion global communications intelligence software and services market (according to Burton-Taylor International Consulting LLC), with a comprehensive suite of products covering each major PR category: media monitoring, analysis, database, and distribution;
•	Compelling Market Opportunity. Cision is investing in enhancements to its earned media cloud software that will expand its addressable market beyond communications intelligence software and services into the broader marketing software market, which IDC estimates will reach $32 billion by 2018, and ultimately digital marketing market and data, which is expected to be a $195 billion market by 2020, per Statista;
•	Recurring Revenue Model. Cision has a highly attractive SaaS delivery model, with subscription and recurring revenue representing 82% of the total revenue base;
•	Heavily Diversified Customer Base. The top 25 of Cision’s more than 75,000 customers account for only 3% of revenue;
•	Experienced Leadership Team with a Proven Track Record. Kevin Akeroyd, Chief Executive Officer, led the team at Oracle that built the Oracle Marketing Cloud, a cloud-based marketing technology platform, over the three-year period prior to joining Cision and has 25 years of experience reshaping modern digital, social and mobile marketing, globally. Jack Pearlstein, Chief Financial Officer, has a successful track record as chief financial officer of four prior companies, three of which completed initial public offerings to become public companies;
•	Favorable Industry Trends. The PR software and services market is experiencing a number of favorable trends, including: (i) Chief Marketing Officers are shifting their marketing budgets toward earned media, according to Outsell, Inc., due to its higher return on investment and proven success in building brands; (ii) marketing technology spend grew 12% in 2016 compared to 3% growth for core enterprise Information Technology (IT) spend, and is expected to exceed core enterprise IT spending by 2017, according to Gartner, Inc.; and (iii) declining efficacy of traditional paid media, as evidenced by GlobalWebIndex research indicating that 60% of desktop users have used ad-blockers;
•	Industry Standard Platform Poised for Significant Growth. Cision’s recent launch of C3, an integrated cloud platform that incorporates Cision’s full suite of products, is expected to drive a higher average selling price and total spend opportunity;
•	Synergy Opportunity. Cision has significant cross-selling and cost synergy opportunity related to the 2016 acquisition of PR Newswire, which significantly expanded Cision’s distribution capabilities and global reach;
•	Significant Opportunities to Drive Growth. Cision has a number of variables that drive revenue and EBITDA growth, including: (i) expanded measurement and attribution capabilities expected to drive data monetization, (ii) extension of Cision’s earned media platform into adjacent categories including content marketing, user-generated content, ratings and reviews and (iii) a robust pipeline of accretive and strategic acquisitions;

•	Substantial Free Cash Flow Generation. Cision’s projected growth in Adjusted EBITDA and strong free cash flow conversion (87% ratio of 2017E Adjusted EBITDA to unlevered free cash flow, defined as Adjusted EBITDA less capital expenditures) are expected to drive rapid debt paydown;
•	Commitment of Current Shareholders. GTCR and current management are retaining 100% of their equity interests in the transaction, which the Capitol board believes reflects their belief in and commitment to the continued growth prospects of the combined company;
•	Top Tier Sponsorship from GTCR. GTCR is one of the most successful private equity firms in the nation with a long track record of investing in, building and growing technology companies;
•	Capital Structure Optimization. Cision’s expected paydown of a portion of its Second Lien Credit Facility with cash proceeds from the business combination and further capital structure optimization, including potential re-pricing of other Cision debt, are expected to drive material interest savings, improving the company’s financial flexibility to execute its growth plan; and
•	Attractive Valuation. The current valuations experienced by comparable publicly traded companies in the information services and enterprise software sectors, which the Capitol board believes imply a favorable comparison for Capitol following the business combination.

The Capitol board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;
•	Benefits Not Achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe;
•	Other Risks. Various other risks associated with the business of Cision, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Capitol board concluded that the potential benefits that it expected Capitol and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The board also noted that the Capitol stockholders would have a substantial economic interest in the combined company (depending on the level of Capitol stockholders that sought conversion of their public shares into cash). Accordingly, the board unanimously determined that the Merger Agreement and the Transactions contemplated therein, were advisable, fair to, and in the best interests of the Capitol and its stockholders.

Certain Forecasted Financial Information for Cision

Cision provided Capitol with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2021. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Cision’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The most significant assumptions upon which Cision’s management based its projections and the reasonable and supportable basis for those assumptions are, among other things, (i) increased spending from existing customers due to the bundling of various point solutions under the integrated C3 platform, especially from the large number of current PR Newswire and Cision customers that do not overlap; (ii) the achievement of cost synergies related to the PR Newswire acquisition, largely related to workforce rationalization and the consolidation of redundant spending, of which over half have already been actioned and the rest identified; (iii) the acquisition of new customers through a combination of increased penetration in its current market segment driven by the comprehensive C3 platform as well as expansion into new market segments by offering new audience analytics capabilities to brands and media networks; and (iv) constant foreign exchange rates based on the current exchange rates at the time the forecasts were created.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by Cision’s management to be reasonable and based on the best-then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cision’s control. While all forecasts are necessarily speculative, Cision believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that Cision or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, Capitol for use as a component in its overall evaluation of Cision, and are included in this proxy statement/prospectus on that account. Cision has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to Capitol. Neither Cision’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Cision compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Cision will not refer back to these forecasts in its future periodic reports filed under the Exchange Act. Unlevered Free Cash Flow data was created for the Capitol board at their request, in conjunction with the proposed transaction. Cision management has not used, and in the future does not plan to use or disclose this as a performance metric.

The prospective financial information included in this proxy statement/prospectus was prepared by, and is the responsibility of, Cision’s management. PwC, Cision’s auditor, has neither audited, reviewed, examined, compiled nor performed agreed upon procedures with respect to the accompanying prospective financial information and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The report furnished by PwC included in this proxy statement/prospectus relates to historical financial information of Cision. It does not extend to the prospective financial information and should not be read to do so. The forecasts reflect the consistent application of the accounting policies of Cision and should be read in conjunction with the accounting policies included in Note 2 (“Summary of Significant Accounting Policies”) accompanying the historical audited consolidated financial statement of Cision included in this proxy statement/prospectus.

The key elements of the forecasts provided to Capitol are summarized below (in millions of dollars):

	Fiscal Year Ended December 31,
($ in millions)	2017E(1)	2018E	2019E	2020E	2021E
Revenue	$628	$659	$711	$787	$861
Adjusted EBITDA(2)(3)(5)	$227	$260	$294	$338	$380
Capital Expenditures	$29	$34	$34	$34	$34
Unlevered Free Cash Flow(3)(4)(5)	$199	$225	$260	$304	$347

(1)	2017 estimates (i) include a full year’s results from the acquisition of Bulletin Intelligence which was acquired by Cision on March 27, 2017 and (ii) exclude the results of the Vintage Group, which was divested in March 2017.
(2)	Cision defines Adjusted EBITDA as net income (loss), determined in accordance with U.S. GAAP, for the period presented, before interest expense, income tax benefit (provision), and depreciation and amortization expense, further adjusted to exclude the following items: (a) acquisition related costs and expenses, including severance costs; (b) deferred revenue reduction from purchase accounting; (c) sponsor fees; and expenses (d) stock-based compensation expense; (e) gains or losses related to divested businesses or asset groups and (g) unrealized (gain) or loss on foreign currency translation.
(3)	Forecasts include $1 million of estimated public company expenses, incremental to Cision’s standalone plan.
(4)	Cision defines Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures.
(5)	Cision does not provide GAAP financial measures on a forward-looking basis as it is unable to predict with reasonable certainty factors such as future changes in interest rates, effective income tax rate, the future impact of unusual gains and losses, restructuring, acquisition and integration-related costs and stock based compensation due to the timing of future awards, without unreasonable effort. These items are uncertain, and depend on various factors and so this reconciliation has not been provided. These items and factors could be material to Cision’s results computed in accordance with GAAP.

Comparable Company Analysis

Capitol’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Cision following a business combination with Capitol and this analysis was presented to the board. The relative valuation analysis was based on publicly-traded companies in the information services and enterprise software sector, which were determined to be most comparable. The comparable companies the Capitol board reviewed within the information services sector were S&P Global Inc. (“S&P”), Nielsen N.V. (“Nielsen”), Verisk Analytics, Inc. (“Verisk”), and Factset Research Systems Inc. (“Factset”). Within the enterprise software sector the Capitol board reviewed Aspen Technology, Inc. (“Aspen Technology”), Blackbaud, Inc. (“Blackbaud”), Manhattan Associates, Inc. (“Manhattan Associates”), Verint Systems, Inc. (“Verint Systems”), MicroStrategy Incorporated (“MicroStrategy”), and Inovalon Holdings, Inc. (“Inovalon Holdings”). These companies were selected by Capitol as the publicly traded companies having businesses most similar to the combined company’s business in the broader information services and enterprise software sector in the United States. However, Capitol’s board realized that no company was identical in nature to Cision. Within the narrower industry of companies focused on communication software and analytics in the United States, there are no publicly traded companies.

Capitol’s board of directors reviewed, among other things, the enterprise values of the selected companies, enterprise values as a multiple of estimated EBITDA for calendar years 2017 and 2018, and projected revenue and EBITDA compound annual growth rates from calendar year 2017 through calendar year 2019.

The enterprise values, multiples and growth rates for the selected comparable companies are summarized in the table below:

Company ($ in millions)	Enterprise Value	EV/CY 2017 EBITDA	EV/CY 2018 EBITDA	2017 – 2019 Revenue CAGR %		2017 – 2019 EBITDA CAGR %
Information Services
S&P	$36,740	13.7x	12.9x	5.9%		6.1%
Nielsen	23,075	11.3x	10.7x	4.1%		5.9%
Verisk	15,881	14.8x	13.8x	6.0%		6.8%
Factset	7,214	17.2x	16.1x	6.8%		6.1%
Information Services Median	$19,478	14.3x	13.3x	5.9%		6.1%
Enterprise Software
Aspen Technology	$4,529	19.1x	17.9x	5.5%		7.1%
Blackbaud	3,990	21.5x	18.6x	9.8%		22.5%
Manhattan Associates	3,557	15.8x	14.4x	8.1	%(1)	9.9	%(1)
Verint Systems	3,082	11.7x	10.7x	5.3%		7.7%
MicroStrategy	1,588	11.2x	10.8x	4.9%		6.4%
Inovalon Holdings	1,517	14.0x	11.9x	7.6%		17.5%
Enterprise Software Median	$3,320	14.9x	13.1x	6.6%		8.8%

Note:	Estimates based on Wall Street research. Balance sheet data as of December 31, 2016 for all companies listed above, except Verint Systems and Factset, which are as of October 31, 2016 and November 30, 2016, respectively. Fiscal year EBITDA estimates were converted to calendar year where applicable to improve comparability.

(1)	Based on 2017 – 2018 estimated growth, as estimates for 2019 were not available.

The median multiples for the information services companies were 14.3x and 13.3x for calendar years 2017 and 2018 EBITDA, respectively. The median multiples for enterprise software company were 14.9x and 13.1x for calendar years 2017 and 2018 EBITDA, respectively.

Based on the review of these selected comparable publicly traded companies, Capitol’s board concluded that Capitol’s pro forma implied total enterprise value as a multiple of Adjusted EBITDA was below the similar benchmarks of such companies, while Capitol’s pro forma financial metrics were comparable or better than those of the comparable companies. This analysis supported the Capitol board’s determination that the terms of the business combination were fair to and in the best interests of Capitol and its stockholders.

Satisfaction of 80% Test

It is a requirement under Capitol’s amended and restated certificate of incorporation that any business acquired by Capitol have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for an initial business combination. As of March 19, 2017, the date of the execution of the merger agreement, the balance of the funds in the trust account was approximately $314 million (excluding $11 million of deferred underwriting commissions) and 80% thereof represents approximately $251 million. In reaching its conclusion on the 80% asset test, Capitol’s board of directors used as a fair market value the $2,309 million enterprise value for Cision, which was implied based on the terms of the Transactions agreed to by parties in negotiating the Merger Agreement. This fair market value was implied based on adding (i) the $821 million common equity value consideration to the current Cision owners, and (ii) the $1,488 million of estimated net debt at closing. The parties to the Merger Agreement considered factors such as Cision’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The board determined that the consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of Capitol and its stockholders and appropriately reflected Cision’s value. The board based this conclusion on (i) a comparison of (a) the ratio of enterprise value over estimated 2017 Adjusted EBITDA of 10.1x for Cision, based on a $2,309 million enterprise value of Cision, to (b) the median enterprise value over estimated 2017 Adjusted EBITDA of 14.3x and 14.9x, respectively, for the comparable companies within the information services and enterprise software sectors, respectively; (ii) a review of projections provided by Cision showing material compounded annual growth in revenues and Adjusted EBITDA through 2021, as described above in the section “Certain Projected Financial Information for Cision”; and (iii) a range of qualitative and quantitative factors such as Cision’s leadership position, management experience, Adjusted EBITDA growth, strong operating metrics, and future growth opportunities.

The Capitol board of directors believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Cision met the 80% requirement. Based on the fact that the $2,309 million fair market value of Cision as described above, is in excess of the threshold of approximately $251 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the Capitol board determined that the fair market value of Cision was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Capitol’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of Capitol to vote in favor of approval of the business combination proposal, the charter amendments proposal and the other proposals, stockholders should keep in mind that Capitol’s Sponsors, including its directors and executive officers, have interests in such proposals that are different from, or in addition to, those of Capitol stockholders generally. In particular:

•	If the business combination with Cision or another business combination is not consummated by October 19, 2017, Capitol will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 8,125,000 initial shares held by Capitol’s Sponsors, including its directors and officers, which were acquired for an aggregate purchase price of $25,000 prior to Capitol’s initial public offering, would be worthless because the holders are not entitled to participate in any conversion or distribution with respect to such shares. Such shares had an aggregate market value of $[•] based upon the closing price of $[•] per share on Nasdaq on [•], 2017, the record date.
•	Capitol’s Sponsors, including its directors and officers, purchased an aggregate of 8,250,000 private warrants from Capitol for an aggregate purchase price of $8,250,000 (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Capitol received from these purchases were placed in the trust account. Such warrants had an aggregate market value of $[•] based upon the closing price of $[•] per unit on Nasdaq on [•], 2017, the record date. The private warrants will become worthless if Capitol does not consummate a business combination by October 19, 2017.
•	The transactions contemplated by the Merger Agreement provide that Mark D. Ein and L. Dyson Dryden will be directors of Holdings after the closing of the Transactions (assuming they are elected at the annual meeting as described in this proxy statement/prospectus). As such, in the future each will receive any cash fees, stock options or stock awards that the Holdings board of directors determines to pay to its non-executive directors.
•	If Capitol is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to Capitol. If Capitol consummates a business combination, on the other hand, Capitol will be liable for all such claims.
•	Capitol’s Sponsors, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Capitol’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Capitol fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Capitol may not be able to reimburse these expenses if the business combination with Cision or another business combination, is not completed by October 19, 2017. As of [•], 2017, the record date, Capitol’s Sponsors and their affiliates had incurred approximately $[•] of unpaid reimbursable expenses.
•	The continued indemnification of current directors and officers and the continuation of directors and officers liability insurance.
•	Since its inception, Capitol’s officers and directors (or their affiliates) have made loans from time to time to Capitol to fund certain capital requirements. As of the date of this proxy statement/prospectus, an aggregate of $[•] principal amount of these loans are outstanding. If the business combination is not consummated, the notes will not be repaid and will be forgiven.
•	If Capitol is required to be liquidated and there are no funds remaining to pay the costs associated with the implementation and completion of such liquidation, Capitol’s executive officers have agreed to advance Capitol the funds necessary to pay such costs and complete such liquidation (currently anticipated to be no more than approximately $15,000) and not to seek repayment for such expenses.

Recommendation of Capitol’s Board of Directors

After careful consideration of the matters described above, particularly Cision’s leading position in its industry, potential for growth and profitability, the experience of Cision’s management, Cision’s competitive positioning, its customer relationships, and technical skills, Capitol’s board determined unanimously that each of the business combination proposal, the charter proposals, the director election proposal, the incentive plan proposal and the adjournment proposal, if presented, is fair to and in the best interests of Capitol and its stockholders. Capitol’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by the Capitol board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Capitol board of directors.

Material United States Federal Income Tax Consequences of the Business Combination to Capitol Securityholders

The following section is a summary of the material United States federal income tax consequences of the Merger to holders of Capitol common stock and warrants. This discussion addresses only those Capitol security holders (other than the Sponsors and its affiliates) that hold their securities as a capital asset within the meaning of Section 1221 of the Code and does not address all the United States federal income taxconsequences that may be relevant to particular holders in light of their individual circumstances (such as a stockholder owning directly or indirectly 5% or more of Capitol’s shares or of Holdings’ shares) or to holders that are subject to special rules, such as:

•	financial institutions;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons holding Capitol common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and
•	Non-U.S. holders (as defined below, and except as otherwise discussed below).

For purposes of this section, a U.S. holder is a beneficial owner of Capitol common shares or warrants who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;
•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (a) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds our capital stock or warrants the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Capitol stock and/or warrants and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Capitol nor Cision intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the Merger.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CAPITOL COMMON SHARES AND WARRANTS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME

TAX TREATMENT OF THE TRANSACTIONS AND THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING HOLDINGS’ ORDINARY SHARES AND WARRANTS TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF HOLDINGS ORDINARY SHARES AND WARRANTS.

U.S. Federal Income Tax Considerations of the Merger to U.S. Holders

The Merger of Capitol and Merger Sub together with the Contribution and Exchange by Cision Owner of all its share capital and CPECs in Cision for shares and warrants of Holdings should qualify as an exchange under Section 351 of the Code. The Merger may also qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “reorganization”). The U.S. federal income tax consequences to U.S. holders may differ depending on whether the Merger qualifies as a “reorganization” in addition to an exchange under Section 351 of the Code and on the type of consideration received by a U.S. holder in connection with the Merger. U.S. holders are urged to consult their independent tax advisors regarding the proper tax treatment of the Merger.

For U.S. federal income tax purposes, the automatic conversion in the Merger of Capitol warrants into warrants to acquire Holdings ordinary shares should be treated as a surrender of Capitol warrants and the receipt of Holdings warrants.

U.S. holders exchanging only Capitol common shares for Holdings’ ordinary shares

A U.S. holder who owns only Capitol common shares but not Capitol warrants and who exchanges such common shares for Holdings’ ordinary shares will generally not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of Holdings received by such a U.S. holder in the Merger will be the same as the aggregate adjusted tax basis of the Capitol shares surrendered in exchange therefor. The holding period of the shares of Holdings received in the Merger by such U.S. holder will include the period during which the Capitol shares exchanged therefor were held by such U.S. holder.

U.S. holders exchanging only Capitol warrants for Holdings warrants

If the Merger qualifies as an exchange under Code Section 351, but not as a reorganization, a U.S. holder whose Capitol warrant automatically convert into a warrant to purchase Holdings’ ordinary shares will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Holdings’ warrant received and such U.S. holder’s adjusted basis in its Capitol warrant. A U.S. holder’s basis in its Holdings’ warrant deemed received in the Merger will equal the fair market value of such warrant. A U.S. holder’s holding period in its Holdings’ warrant will begin on the day after the Merger.

However, if the Merger qualifies as a reorganization as well as a Code Section 351 exchange, a U.S. holder whose Capitol warrant is converted into a warrant to purchase Holdings’ ordinary shares will not recognize gain or loss on such exchange. In such case, a U.S. holder’s basis in the Holdings’ warrant received will be equal to the holder’s adjusted basis in the Capitol warrant exchanged therefor and the U.S. holder will be able to “tack on” its holding period in the surrendered Capitol warrant to such U.S. holder’s holding period in its Holdings’ warrant.

U.S. holders exchanging Capitol common shares and warrants for Holdings’ ordinary shares and warrants

If the Merger only qualifies as an exchange under Code Section 351 but not as a reorganization, a U.S. holder who receives Holdings’ ordinary shares in exchange for such U.S. holder’s Capitol shares and whose Capitol warrants automatically convert into warrants to purchase Holdings’ ordinary shares will recognize gain (if any) with respect to each share of Capitol common shares and warrant held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the Holdings ordinary shares and warrants to acquire Holdings ordinary shares deemed received in exchange for such share or warrant, as described below over such U.S. holder’s tax basis in the Capitol share or warrant exchanged therefor or (ii) the fair market value of the warrants to acquire Holdings ordinary shares deemed received in exchange for such Capitol share or warrant . To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Holdings’ ordinary shares received by such U.S. holder and (ii) the warrants to purchase Holdings’ ordinary shares owned by such U.S. holder as a result of the Merger among the Capitol common shares and warrants owned by such U.S. holder immediately prior to the Merger in proportion to their fair market values . Any loss recognized by a U.S. holder is disallowed.

Gain, if any, recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to surrendered Capitol shares or warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder will be able to “tack on” its holding period in the surrendered Capitol shares to such U.S. holder’s holding period in its Holdings’ shares. A U.S. holder’s holding period in the Holdings’ warrants received will begin on the day after the Merger.

However, if the Merger qualifies as a reorganization as well as a Code Section 351 exchange, a U.S. holder who receives Holdings ordinary shares and whose warrants are automatically converted into warrants to purchase Holdings ordinary shares in the Merger will not recognize any gain or loss. In such case, a U.S. holder’s basis in the Holdings’ warrants received in the exchange will be equal to such U.S. holder’s adjusted basis in the Capitol warrants exchanged therefor and the U.S. holder will be able to “tack on” its holding period in the surrendered Capitol warrants to such U.S. holder’s holding period in its Holdings’ warrants. Similarly, a U.S. holder’s basis in the Holdings’ shares received in the exchange will be equal to such U.S holder’s adjusted basis in the Capitol shares exchanged therefor and the U.S. holder will be able to “tack on” its holding period in the surrendered Capitol shares to such U.S. holder’s holding period in its Holdings’ shares.

U.S. holders exchanging Capitol common shares for cash and exchanging Capitol warrants for Holdings’ warrants

Regardless of whether the Merger qualifies as a reorganization or only as a Code Section 351 exchange, U.S. holders who exercise conversion rights and elect to receive cash in exchange for their Capitol shares in the Merger will recognize gain or loss on such exchange equal, subject to the discussion below, to the difference between the amount of cash received and such U.S. holder’s adjusted basis in the Capitol shares exchanged therefor. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such Capitol shares is more than one year at the time of the Merger.

If the Merger does not qualify as a reorganization, a U.S. holder receiving cash for Capitol common shares whose Capitol warrants automatically convert into warrants to purchase Holdings’ ordinary shares will recognize gain and loss upon such conversion equal to the difference between the fair market value of the Holdings’ warrants received less such U.S. holder’s adjusted basis in its Capitol warrants surrendered. A U.S. holder’s basis in its Holdings’ warrants received will be equal to the fair market value of such warrants. A U.S. holder’s holding period in its Holdings’ warrants will begin on the day after the Merger.

If the Merger qualifies as a reorganization, a U.S. holder receiving cash for Capitol common shares whose Capitol warrants are converted into Holdings’ warrants will not recognize gain or loss on such conversion. In such case, a U.S. holder’s basis in the Holdings’ warrants received will be equal to the holder’s adjusted basis in the Capitol warrants surrendered therefor and the U.S. holder will be able to “tack on” its holding period in the surrendered Capitol warrants to such U.S. holder’s holding period in its Holdings’ warrants. Cash received by a U.S. holder in exchange for its Capitol shares may be treated as taxable boot received in a reorganization. Under this characterization, such U.S. holder may be required to recognize more gain than if the surrender of Capitol shares for cash was treated as a separate transaction from the exchange of Capitol warrants for Holdings’ warrants. Such U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

U.S. holders who hold different blocks of Capitol stock (generally, shares of Capitol stock purchased or acquired on different dates or at different prices) and holders of Capitol stock who receive a mixture of cash and Holdings ordinary shares in exchange for their Capitol stock should consult their tax advisors to determine how the above rules apply to them.

U.S. Federal Income Tax Considerations of the Merger to Non-U.S. Holders

This section summarizes the U.S. federal income tax considerations of the Merger for non-U.S. holders. For these purposes, a non-U.S. holder is a beneficial owner of Capitol stock or warrants who is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

A non-U.S. holder will generally be treated in the same manner as a U.S. holder for U.S. federal income tax purposes except that any such non-U.S. holder who would otherwise recognize gain under the rules described above for U.S.-holders will not be subject to U.S. federal income tax on the exchange of such non-U.S. holder’s Capitol shares or warrants unless (i) such non-U.S. holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (in which case the non-U.S. holder will generally be subject to the same treatment as a U.S. holder with respect to the exchange) or (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Merger takes place and has a “tax home” in the United States (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

The conclusions expressed above are based on current law. Future legislative, administrative or judicial changes or interpretations, which can apply retroactively, could affect the accuracy of those conclusions.

This discussion is intended to provide only a summary of the material United States federal income tax consequences of the Merger to holders of Capitol shares and/or warrants. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the business combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the business combination.

Cayman Islands Tax Considerations

There are no income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the holding of shares in capital of Holdings. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. Holdings has been registered as an “exempted company” pursuant to the Companies Law. Holdings has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of twenty years from the date of the undertaking, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property comprised in or any income arising under Holdings, in respect of any such property or income.

Anticipated Accounting Treatment

The business combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Cision comprising the ongoing operations of the combined entity, Cision’s senior management comprising the majority of the senior management of the combined company, and current shareholders of Cision having a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Cision issuing stock for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Cision.

Regulatory Matters

The Transactions are not subject to any federal or state regulatory requirement or approval, except for the filings with the State of Delaware and the Cayman Islands necessary to effectuate the Transactions.

Required Vote

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Capitol common stock entitled to vote at the meeting. Additionally, the business combination will not be consummated if Capitol has less than $5,000,001 of net tangible assets after taking into account the holders of public shares that properly demanded that Capitol convert their public shares into their pro rata share of the trust account.

The approval of the business combination proposal is a condition to the consummation of the business combination. If the business combination proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure and merger consideration provisions of the Merger Agreement, see the section entitled “The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing and Effective Time of the Transactions

The closing of the Transactions will take place promptly following the satisfaction of the conditions described below under the subsection entitled “— Conditions to Closing of the Transactions,” unless Capitol and Cision agree in writing to another time or unless the Merger Agreement is terminated. The Transactions are expected to be consummated promptly after the annual meeting of Capitol’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of Cision relating, among other things, to:

•	proper organization;
•	subsidiaries;
•	the authorization, performance and enforceability of the Merger Agreement;
•	no conflict;
•	consent, approval or authorization of governmental authorities;
•	pre- and post-transaction capitalization;
•	financial statements;
•	absence of undisclosed liabilities;
•	litigation and proceedings;
•	compliance with laws;
•	contracts;
•	benefit plans;
•	labor matters;
•	tax matters;
•	brokers’ fees;
•	insurance;
•	assets and property;
•	environmental matters;
•	absence of certain changes or events;
•	transactions with affiliates;
•	internal controls;
•	intellectual property matters;
•	permits; and
•	the proxy statement.

The Merger Agreement contains representations and warranties of Cision Owner relating, among other things, to:

•	proper organization;
•	the authorization, performance and enforceability of the Merger Agreement;
•	title to Cision securities;
•	no conflict;
•	governmental authorities and consents;
•	litigation and proceedings;
•	tax matters;
•	the proxy statement; and
•	brokers’ fees.

The Merger Agreement contains representations and warranties of each of Capitol, Holdings and Merger Sub relating, among other things, to:

•	proper organization;
•	the authorization, performance and enforceability of the Merger Agreement;
•	no conflict;
•	litigation and proceedings;
•	governmental authorities and consents;
•	financial ability and trust account;
•	brokers’ fees;
•	SEC reports, financial statements and Sarbanes-Oxley Act;
•	business activities;
•	the proxy statement;
•	no outside reliance;
•	tax matters;
•	capitalization; and
•	Nasdaq listing.

Covenants

The parties have each agreed to use commercially reasonable efforts to obtain any required consents and approvals and to take such other actions as may be reasonably necessary to consummate the Transactions. Capitol and Cision have each also agreed to continue to operate their respective businesses in the ordinary course prior to the closing. Cision has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of Capitol (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change or amend its certificate of incorporation, bylaws or other organizational documents;
•	make, declare or pay any dividend or distribution to the stockholders of Cision in their capacities as stockholders;
•	effect any recapitalization, reclassification, split or other change in its capitalization;
•	repurchase, redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of capital stock or other equity interests;

•	authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;
•	enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than such agreements in the ordinary course consistent with past practice or as required by law;
•	subject to certain exceptions, sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business;
•	except as otherwise required by law or existing company benefit plans, policies or contracts of Cision or its subsidiaries in effect on the date of the Merger Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any company benefit plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, manager, director, independent contractor or consultant, or (v) hire any employee or any other individual who is providing or will provide services to Cision or its subsidiaries other than any employee with annual base compensation below $200,000 in the ordinary course of business consistent with past practice;
•	acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses in excess of certain thresholds;
•	make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditures consistent in all material respects with Cision’s annual capital expenditure budget;
•	make any loans or advances to any person, except any made in the ordinary course of business consistent with past practice;
•	make or change any material tax election or adopt or change any material tax accounting method, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of taxes, or take or fail to take any other action that could have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of capitol and its affiliates after the closing;
•	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the Transactions;
•	enter into any agreement that restricts the ability to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;
•	enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate;

•	waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed certain thresholds;
•	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than in connection with borrowings, extensions of credit and other financial accommodations under Cision’s existing credit facilities, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, other than as set forth in the Merger Agreement;
•	make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in U.S. GAAP or law;
•	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Cision and its subsidiaries and their assets and properties; and
•	enter into any agreement to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including among other things covenants providing for:

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
•	Capitol to prepare and file this proxy statement/prospectus with Cision’s cooperation to solicit proxies from the Capitol stockholders to vote on the proposals that will be presented for consideration at the annual meeting;
•	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of Capitol and Cision; and
•	each party to use reasonable best efforts to effect the intended tax treatment of the Transactions.

Conditions to Closing of the Transactions

General Conditions

Consummation of the Transactions is conditioned on the approval of the business combination proposal, the charter proposals and the director election proposal as described in this proxy statement/prospectus.

In addition, the consummation of the Transactions contemplated by the Merger Agreement is conditioned upon, among other things:

•	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Transactions;
•	certain necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, or as specified in the agreement being procured or made, as applicable;
•	Capitol having at least $5,000,001 of net tangible assets remaining after the closing; and
•	the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the merger agreement and as of the closing as well as the performance by such party of covenants contained in the merger agreement required to by complied with by such party prior to the closing.

Capitol’s, Holdings’ and Merger Sub’s Conditions to Closing

The obligations of Capitol, Holdings and Merger Sub to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things, the accuracy of the representations and warranties of Cision and Cision Owner (subject to customary bring-down standards).

Cision’s and Cision Owner’s Conditions to Closing

The obligations of Cision and Cision Owner to consummate the Transactions contemplated by the Merger Agreement also are conditioned upon, among other things:

•	Holdings executing the Registration Rights Agreement;
•	Holdings executing the Nominating Agreement;
•	certain covenants required under the Sponsor Support Agreement shall have been performed in all material respects by the applicable parties thereto;
•	the ordinary shares of Holdings to be issued pursuant to the Merger Agreement shall have been approved for listing on a national securities exchange; and
•	the amount of cash available to be released from Capitol’s trust account shall not be less than $225,000,000 after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the business combination and certain other fees and expense.

Waiver

If permitted under applicable law, either Capitol or Cision Owner may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Capitol’s current amended and restated certificate of incorporation, Capitol cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Capitol and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Capitol and Cision;
•	by either Capitol or Cision if the transactions are not consummated on or before October 19, 2017 (or December 19, 2017 if a later date is approved by the stockholders of Capitol);
•	by either Capitol or Cision if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;
•	by either Capitol or Cision if the other party has breached any of its covenants or representations and warranties in any material respect which would cause the conditions to closing not to be satisfied and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach; or
•	by either Capitol or Cision if, at the Capitol stockholder meeting, the Transactions shall fail to be approved by holders of Capitol’s outstanding shares (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by either Capitol or Cision, the Merger Agreement will become void and have no effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as provided for in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Transactions are consummated.

Confidentiality; Access to Information

Cision will afford Capitol and its financial advisors, accountants, counsel and other representatives prior to the completion of the mergers reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, material contracts, commitments, tax returns, records and appropriate officers and employees to obtain all financial and operating data and other information concerning the affairs of the Cision and its subsidiaries. Capitol and Cision will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement, subject to customary exceptions.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties. Capitol would file a Current Report on Form 8-K and issue a press release to disclose any amendment to the Merger Agreement entered into by the parties. If such amendment is material to investors, a proxy statement supplement would also be sent to holders of Capitol common stock as promptly as practicable.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by the laws of the State of Delaware. Capitol and Cision have irrevocably submitted to the exclusive jurisdiction of federal and state courts the State of Delaware.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined balance sheet as of March 31, 2017 combines the historical consolidated balance sheet of Cision as of March 31, 2017 with the historical consolidated balance sheet of Capitol as of March 31, 2017, giving effect to the Transactions as if they had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2017 combines the historical consolidated statement of operations of Cision for the three months ended March 31, 2017 with the historical consolidated statement of operations of Capitol for the three months ended March 31, 2017, giving effect to the Transactions as if they had occurred on January 1, 2016. The following unaudited pro forma condensed combined income statement for the year ended December 31, 2016 combines the historical consolidated statement of operations of Cision for the year ended December 31, 2016 with the historical statement of operations of Capitol for the year ended December 31, 2016, giving effect to the Transactions as if they had occurred on January 1, 2016.

The historical financial information of Cision was derived from the unaudited consolidated financial statements of Cision for the three months ended March 31, 2017 and the audited consolidated financial statements of Cision for the year ended December 31, 2016 included elsewhere in this proxy statement/prospectus. The historical financial information of Capitol was derived from the unaudited consolidated financial statements of Capitol for the three months ended March 31, 2017 and the audited financial statements of Capitol for the years ended December 31, 2016 included elsewhere in this proxy statement/prospectus. This information should be read together with Cision’s and Capitol’s financial statements and related notes, “Cision’s and Capitol’s Unaudited Pro Forma Condensed Combined Financial Statements,” “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Capitol — Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Pursuant to the Merger Agreement, all of the share capital and CPECs in Cision will be contributed to Holdings, in exchange for 82,100,000 ordinary shares of Holdings and 2,000,000 warrants to purchase ordinary shares of Holdings. Following the Contribution and Exchange, Merger Sub will merge with and into Capitol, with Capitol surviving the Merger as a wholly-owned subsidiary of Holdings. In connection with the Transactions, each outstanding share of common stock of Capitol shall be exchanged into a like number ordinary shares of Holdings. The outstanding warrants of Capitol shall, by their terms, automatically entitle the holders to purchase ordinary shares of Holdings upon consummation of the business combination. The Sponsors will forfeit 1,600,000 shares of Capitol’s common stock and warrants to purchase 2,000,000 shares of Capitol common stock at the closing of the Transactions. The number of Capitol shares and warrants forfeited by the Sponsors will increase by a certain number and the ordinary shares and warrants of Holdings issued to Cision Owner will be reduced by a certain number if any Capitol shareholders elect to convert their common stock in Capitol into cash at the closing of the Transactions.

The Merger Agreement contains a provision pursuant to which Holdings may issue up to 6,000,000 additional ordinary shares to Cision Owner, issued in 2,000,000 share increments, for the achievement of specified share price thresholds of $13.00, $16.00 and $19.00 between the closing date of the Transactions and the fifth anniversary of the closing date of the Transactions.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Cision stockholders having a majority of the voting power of the combined company, Cision comprising the ongoing operations of the combined entity, Cision comprising a majority of the governing body of the combined company, and Cision’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Cision issuing stock for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Cision.

As the issuance of the 6,000,000 of additional ordinary shares to Cision Owner is contingent on the future performance of Holdings’ share price, they have been classified as an equity arrangement and therefore have not been recorded in the unaudited pro forma condensed combined financial statements.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and, with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Cision and Capitol have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial statements do not include pro forma adjustments for the acquisition of Bulletin Intelligence and the sale of the Vintage business by Cision in March 2017 as these transactions were not considered material to an understanding of Cision and a stockholder’s vote on the Transactions.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of conversions into cash of Capitol public shares:

•	Scenario 1 — Assuming no conversions into cash: This presentation assumes that no Capitol stockholders exercise conversion rights with respect to their public shares upon the consummation of the Transactions; and
•	Scenario 2 — Assuming conversions of 8,567,753 Capitol public shares into cash: This presentation assumes that Capitol public stockholders exercise their conversion rights with respect to a maximum of 8,567,753 public shares upon consummation of the Transactions at a conversion price of approximately $10.03 per share. The maximum conversion amount is derived from the $225,000,000 minimum cash required to be released from Capitol’s trust account after giving effect to payments to converting stockholders and certain other fees and expenses per the Merger Agreement.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 82,100,000 ordinary shares to be issued to Cision Owner under Scenario 1 and 81,678,203 ordinary shares to be issued to Cision Owner under Scenario 2.

As a result of the Transactions, assuming that no Capitol stockholders elect to convert their public shares into cash, Cision will own approximately 68% of Holdings’ ordinary shares to be outstanding immediately after the Transactions, and the Capitol stockholders will own approximately 32% of Holdings’ outstanding ordinary shares, based on the number of Capitol common stock outstanding as of December 31, 2016 (in each case, not giving effect to any shares issuable to them upon exercise of their warrants). If 8,567,753 shares of common stock are converted into cash, which assumes the maximum conversion of Capitol’s public shares and providing for a minimum of $225,000,000 cash required to be released from Capitol’s trust account after giving effect to payments to converting shareholders and certain other fees and expenses, Cision will own approximately 74% and the Capitol stockholders will own approximately 26% of Holdings’ ordinary shares to be outstanding immediately after the Transactions (in each case, not giving effect to any shares issuable to them upon exercise of their warrants).

The Transactions will result in the exchange of Class C Units by Cision Owner for vested and unvested common stock of Holdings. The recapitalization does not constitute a change in control of Cision and so there will be no change in the existing vesting schedules or value of the awards. Equity based compensation expense will continue to be recognized in the post combination period, based on the corresponding remaining vesting periods. As a result, no adjustment has been made in the pro forma financial statements related to the continued recognition of equity based compensation expense related to the Class C Units.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2017
(UNAUDITED) (in thousands except share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 2 Assuming Maximum Conversions into Cash
	(A) Cision	(B) Capitol	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$41,330	$274	$325,920	(1)
			(14,050)	(2)
			(11,000)	(3)
			400	(4)
			(1,350)	(5)		85,920	(6)
			(299,920)	(6)	$41,604	(85,920)	(7)	$41,604
Cash and cash equivalents held in Trust Account, interest income available for taxes	—	729	(729)	(1)	—	—		—
Restricted cash	628	—	—		628	—		628
Accrued interest receivable held in Trust Account	—	191	(191)	(1)	—	—		—
Accounts receivable, net	89,439	—	—		89,439	—		89,439
Prepaid expenses and current assets	17,031	122	—		17,153	—		17,153
Total Current Assets	148,428	1,316	(920)		148,824	—		148,824
Long term assets:
Cash and cash equivalents held in Trust Account	—	325,000	(325,000)	(1)	—	—		—
Property and equipment, net	50,510	—	—		50,510	—		50,510
Other intangible assets, net	519,063	—	—		519,063	—		519,063
Goodwill	1,088,073	—	—		1,088,073	—		1,088,073
Other assets	8,941	—	—		8,941	—		8,941
Total Long Term Assets	1,666,587	325,000	(325,000)		1,666,587	—		1,666,587
Total Assets	$1,815,015	$326,316	$(325,920)		$1,815,411	$—		$1,815,411
Liabilities
Current liabilities:
Current portion of long-term debt	$11,414	$—	$—		$11,414	$—		$11,414
Due to Parent – Convertible Preferred Equity	444,178	—	(444,178)	(8)	—	—		—
Accounts payable and accrued expenses	77,044	362	(362)	(2)
			(3,151)	(3)
			(88)	(6)	$73,805	$26	(6)	$73,831
Accrued compensation and benefits	19,316	—	—		19,316	—		19,316
Deferred revenue	129,840	—	—		129,840	—		129,840
Total Current Liabilities	681,792	362	(447,779)		234,375	26		234,401
Long term liabilities:
Long-term debt, net of current portion	1,413,879	—	(279,180)	(6)	1,134,699	79,978	(6)	1,214,677
Notes payable to related parties	—	950	400	(4)
			(1,350)	(5)	—	—		—
Deferred revenue, net of current portion	1,840	—	—		1,840	—		1,840
Deferred tax liability	75,351	—	—		75,351	—		75,351
Deferred underwriting fee	—	11,375	(11,375)	(2)	—	—		—
Other liabilities	17,337	—	—		17,337	—		17,337
Total Liabilities	2,190,199	12,687	(739,284)		1,463,602	80,004		1,543,606

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2017 – (continued)
(UNAUDITED) (in thousands except share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 2 Assuming Maximum Conversions into Cash
	(A) Cision	(B) Capitol	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Commitments and Contingencies
Series A-1 and Series C-2 mandatorily redeemable stockholders equity	714	—	(714)	(8)	—	—		—
Common stock subject to possible redemption	—	308,629	(308,629)	(7)	—	—		—
Stockholders’ Equity (Deficit)
Common stock/Ordinary shares	22	1	3	(7)
			(14)	(8)	12	(1)	(7)	11
Additional paid-in capital	12,384	5,935	308,626	(7)
			443,970	(8)	770,915	(85,919)	(7)	684,996
Accumulated other comprehensive loss	(68,008)	—	—		(68,008)	—		(68,008)
Accumulated deficit	(320,296)	(936)	(2,313)	(2)
			(7,849)	(3)
			(20,652)	(6)
			936	(8)	(351,110)	5,916	(6)	(345,194)
Total Stockholders’ Equity (Deficit)	(375,898)	5,000	722,707		351,809	(80,004)		(271,805)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,815,015	$326,316	$(325,920)		$1,815,411	$—		$1,815,411

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited consolidated balance sheet of Cision as of March 31, 2017.
(B)	Derived from the unaudited consolidated balance sheet of Capitol as of March 31, 2017.
(1)	Represents the release of cash from investments held in the trust account.
(2)	To reflect the payment of the deferred underwriting fee payable and estimated fees and expenses incurred by Capitol related to the Transactions.
(3)	To reflect the payment of estimated fees and expenses incurred by Cision related to the Transactions, including legal, accounting and other professional fees and prepayment costs related to the repayment of a portion of Cision’s Second Lien Credit Facility.
(4)	To reflect $400 in additional loans from the Capitol Sponsors received by Capitol on April 20, 2017.
(5)	To record the repayment of a total of $1,350 loans made by the Capitol Sponsors to Capitol in August 2016, February 2017 and April 2017.
(6)	To record the repayment of a portion of Cision’s Second Lien Credit Facility with cash released from the trust account after giving effect to payments to converting stockholders and the payment of fees and expenses in connection with the Transactions. Under Scenario 1, $299,832 of the principal of the Second Lien Credit Facility ($279,180 net of discount and deferred financing fees) and $88 of accrued interest is repaid. Under Scenario 2, $213,938 of the principal of the Second Lien Credit Facility ($199,202 net of discount and deferred financing fees) and $62 of accrued interest is repaid.
(7)	In scenario 1, which assumes no Capitol stockholders exercise their conversion rights, the common stock subject to conversion into cash amounting to $308,629 would be transferred to permanent equity. In scenario 2, which assumes the maximum number of shares are converted into cash by the Capitol stockholders, $85,920 of the common stock subject to conversion would be paid out in cash and the remaining balance of $222,709 would be transferred to permanent equity. The $85,920, or 8,567,753 shares of common stock, represents the maximum conversion amount providing for a minimum cash of $225,000 to be released from Capitol’s trust account after giving effect to payments to converting shareholders, repayment of loans from the Capitol Sponsors, and certain other fees and expenses per the Merger Agreement based on a consummation of the Transactions on March 31, 2017.
(8)	To reflect recapitalization of Cision through the contribution of all the share capital and CPECs in Cision to Holdings, the issuance of 82,100,000 ordinary shares of Holdings (under scenario 1) or 81,678,203 ordinary shares of Holdings (under Scenario 2) and the elimination of the historical accumulated deficit of Capitol, the accounting acquiree.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2017
(UNAUDITED)
(in thousands except share and per share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 2 Assuming Maximum Conversions into Cash
	(A) Cision	(B) Capitol	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement

Revenue	$145,818	$—	$—		$145,818	$—		$145,818
Cost of revenue	45,066	—	—		45,066	—		45,066
Gross Profit	100,752	—	—		100,752	—		100,752
Operating costs and expenses:
Sales and marketing	27,290	—	—		27,290	—		27,290
Research and development	5,452	—	—		5,452	—		5,452
General and administrative	40,232	506	(3,367)	(4)	37,371	—		37,371
Amortization of intangible assets	21,011	—	—		21,011	—		21,011
Total operating costs and expenses	93,985	506	(3,367)		91,124	—		91,124
Operating income (loss)	6,767	(506)	3,367		9,628	—		9,628
Other income (expense):
Foreign exchange losses	(1,948)	—	—		(1,948)	—		(1,948)
Interest income and other income (expense)	2,049	340	(340)	(1)	2,049	—		2,049
Interest expense	(36,915)	—	8,587	(2)	(28,328)	(2,460)	(2)	(30,788)
Loss before income taxes	(30,047)	(166)	11,614		(18,599)	(2,460)		(21,059)
Provision for (benefit from) income taxes	(7,054)	—	916	(3)	(6,138)	(812)	(3)	(6,949)
Net income (loss)	$(22,993)	$(166)	$10,698		$(12,461)	$(1,648)		$(14,110)
Weighted average shares outstanding, basic and diluted		9,814,869	111,275,821	(5)	121,090,690	(10,709,691)	(5)	110,380,999
Basic and diluted net loss per share		$(0.02)			$(0.10)			$(0.13)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(UNAUDITED)
(in thousands except share and per share amounts)

			Scenario 1 Assuming No Conversions into Cash			Scenario 2 Assuming Maximum Conversions into Cash
	(C) Cision	(D) Capitol	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Revenue	$467,772	$—	$—		$467,772	$—		$467,772
Cost of revenue	162,583	—	—		162,583	—		162,583
Gross profit	305,189	—	—		305,189	—		305,189
Operating costs and expenses:
Sales and marketing	92,594	—	—		92,594	—		92,594
Research and development	19,445	—	—		19,445	—		19,445
General and administrative	135,737	1,491	—		137,228	—		137,228
Amortization of intangible assets	77,058	—	—		77,058	—		77,058
Total operating costs and expenses	324,834	1,491	—		326,325	—		326,325
Operating loss	(19,645)	(1,491)	—		(21,136)	—		(21,136)
Other income (expense):
Foreign exchange gains	6,299	—	—		6,299	—		6,299
Equity in earnings of unconsolidated affiliate	241	—	—		241	—		241
Interest income and other income (expense)	590	838	(838)	(1)	590	—		590
Interest expense	(117,997)	—	32,902	(2)	(85,095)	(5,778)	(2)	(90,873)
Loss on extinguishment of debt	(23,591)	—	—		(23,591)	—		(23,591)
Loss before income taxes	(154,103)	(653)	32,064		(122,692)	(5,778)		(128,470)
Provision for (benefit from) income taxes	(55,691)	—	15,203	(3)	(40,488)	(1,907)	(3)	(42,395)
Net income (loss)	$(98,412)	$(653)	$16,861		$(82,204)	$(3,871)		$(86,075)
Weighted average shares outstanding, basic and diluted		9,735,456	111,310,131	(5)	121,045,587	(10,709,691)	(5)	110,335,896
Basic and diluted net loss per share		$(0.07)			$(0.68)			$(0.78)

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements

(A)	Derived from the unaudited consolidated statements of operations of Cision for the three months ended March 31, 2017.
(B)	Derived from the unaudited consolidated statements of operations of Capitol for the three months ended March 31, 2017.
(C)	Derived from the consolidated statements of operations of Cision for the year ended December 31, 2016.
(D)	Derived from the audited statements of operations of Capitol for the year ended December 31, 2016.
(1)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period, respectively.
(2)	Represents an adjustment to eliminate interest expense on Cision’s Second Lien Credit Facility to be repaid in part in connection with the Transactions as of the beginning of the period.
(3)	To record normalized blended statutory income tax benefit rate of 33.0% for pro forma financial presentation purposes.
(4)	Represents an adjustment to eliminate direct, incremental costs of the Transactions which are reflected in the historical financials statements of Cision and Capitol in the amount of $3,201 and $166 as of March 31, 2017, respectively. There were no such amounts recorded as of December 31, 2016.
(5)	As the Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transactions have been outstanding for the entire period presented. Weighted average common shares outstanding — basic and diluted are calculated as follows:

	Scenario 1 Combined (Assuming No Conversions into Cash)		Scenario 2 Combined (Assuming Maximum Conversions into Cash)
	Three Months Ended March 31, 2017	Year Ended December 31, 2016	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Capitol weighted average shares outstanding	9,814,869	9,735,456	9,814,689	9,735,456
Capitol shares forfeited and cancelled	(1,600,000)	(1,600,000)	(3,320,141)	(3,320,141)
Capitol shares subject to conversion reclassified to equity	30,775,821	30,810,131	22,208,068	22,242,378
Capitol shares issued in Transactions	82,100,000	82,100,000	81,678,203	81,678,203
Weighted average shares outstanding	121,090,690	121,045,587	110,380,999	110,335,896
Percent of shares owned by Cision holders	67.8%	67.8%	74.0%	74.0%
Percent of shares owned by Capitol	32.2%	32.2%	26.0%	26.0%
Weighted average shares calculation, basic and diluted
Existing Cision holders	82,100,000	82,100,000	81,678,203	81,678,203
Capitol holders	38,990,690	38,945,587	28,702,796	28,657,693
Weighted average shares, basic and diluted	121,090,690	121,045,587	110,380,999	110,335,896

The computation of diluted loss per share excludes (1) the effect of warrants to purchase 24,500,000 shares of Holdings’ common stock under scenario 1, (2) the effect of warrants to purchase 22,325,109 shares of Holdings’ common stock under scenario 2, and (3) an aggregate of 6,000,000 additional ordinary shares that may be issued to Cision Owner upon the achievement of specified share price thresholds because the inclusion of any of these would be anti-dilutive.

PR Newswire Acquisition Pro Forma Adjustment

On June 16, 2016, Cision acquired PR Newswire (“PR Newswire”), a global leader in public relations and investor relations communications and related services from United Business Media, plc. The operating results of PR Newswire are included in Cision’s consolidated statements of operations from June 16, 2016. Cision is supplementally providing the following additional pro forma financial information to reflect the acquisition of PR Newswire as if the transaction had occurred on January 1, 2016. This information is presented because it may be considered material to an understanding of Cision and a stockholder’s vote on the Transactions. The pro forma information below begins with the pro forma income statement which reflects the pro forma adjustments related to the Transactions.

	Scenario 1 – Assuming No Conversions into Cash					Scenario 2 – Assuming Maximum Conversions into Cash
	Pro Forma Income Statement	(A) PR Newswire	Pro Forma Adjustments		Adjusted Pro Forma Income Statement	Pro Forma Income Statement	(A) PR Newswire	Pro Forma Adjustments		Adjusted Pro Forma Income Statement
Revenue	$467,772	$146,542	$1,168	(1)	$615,482	$467,772	$146,542	$1,168	(1)	$615,482
Cost of revenue	162,583	47,566	(363)	(1)	209,786	162,583	47,566	(363)	(1)	209,786
Gross profit	305,189	98,976	1,531		405,696	305,189	98,976	1,531		405,696
Operating costs and expenses:
Sales and marketing	92,594	26,496	(57)	(1)	119,033	92,594	26,496	(57)	(1)	119,033
Research and development	19,445	6,687	(108)	(1)	26,024	19,445	6,687	(108)	(1)	26,024
General and administrative	137,228	36,236	(22,400)	(1)	151,064	137,228	36,236	(22,400)	(1)	151,064
Amortization of intangible assets	77,058	27,013	—		104,071	77,058	27,013	—		104,071
Total operating costs and expenses	326,325	96,432	(22,565)		400,192	326,325	96,432	(22,565)		400,192
Operating (loss) income	(21,136)	2,544	24,096		5,504	(21,136)	2,544	24,096		5,504
Other income (expense):
Foreign exchange gains (losses)	6,299	(299)	—		6,000	6,299	(299)	—		6,000
Equity in earnings of unconsolidated affiliate	241	211	—		452	241	211	—		452
Interest income and other income (expense)	590	(161)	—		429	590	(161)	—		429
Interest expense	(85,095)	(11,812)	—		(96,907)	(90,873)	(11,812)	—		(102,685)
Loss on extinguishment of debt	(23,591)	—	—		(23,591)	(23,591)	—	—		(23,591)
Loss before income taxes	(122,692)	(9,517)	24,096		(108,113)	(128,470)	(9,517)	24,096		(113,891)
Provision for (benefit) income taxes	(40,488)	(2,760)	7,571	(2)	(35,677)	(42,395)	(2,760)	7,571		(37,584)
Net income (loss)	$(82,204)	$(6,757)	$16,524		$(72,436)	$(86,075)	$(6,757)	$16,524		$(76,307)
Weighted average shares outstanding, basic and diluted	121,045,587				121,045,587	110,335,896				110,335,896
Basic and diluted net loss per share	$(0.68)				$(0.60)	$(0.78)				$(0.69)
Weighted average shares outstanding, diluted	121,045,587				121,045,587	110,335,896				110,335,896
Diluted net income (loss) per share	$(0.68)				$(0.60)	$(0.78)				$(0.69)

(A)	Represents the results of operations of PR Newswire for the period from January 1, 2016 through June 15, 2016.
(1)	Revenue was adjusted to account for a fair market value adjustment to deferred revenue required under purchase accounting rules resulting from the acquisition of PR Newswire. Cost of revenue, sales and marketing, research and development and general and administrative expenses were adjusted to account for acquisition costs incurred in the acquisition. The adjustments to cost of revenue, sales and marketing, and research and development were predominantly travel costs incurred by Cision employees in connection with the acquisition. The adjustment to general and administrative expense includes legal fees, professional fees, investment banking fees and travel costs incurred by Cision employees in connection with the acquisition.
(2)	To record normalized blended statutory income tax expense rate of 33% for pro forma financial presentation purposes.

THE CHARTER PROPOSALS

The charter proposals, if approved, will approve the following material differences between the constitutional documents of Holdings that will be in effect upon the closing of the Transactions and Capitol’s current amended and restated certificate of incorporation:

•	the name of the new public entity will be “Cision Ltd.” as opposed to “Capitol Acquisition Corp. III”;
•	Holdings will have 480,000,000 authorized ordinary shares and 20,000,000 authorized preferred shares, as opposed to Capitol having 120,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; and
•	Holdings’ constitutional documents do not include the various provisions applicable only to specified purpose acquisition corporations that Capitol’s amended and restated certificate of incorporation contains.

This vote, however, will not actually result in stockholders of Capitol approving Holdings' constitutional documents or amendments to Capitol's corporate governing documents but instead will simply approve the aforementioned material differences in the two sets of documents.

In the judgment of Capitol’s board of directors, the charter proposals are desirable for the following reasons:

•	The name of the new public entity is desirable to reflect the business combination with Cision and the combined business going forward.
•	The greater number of authorized number of shares of capital stock is desirable for Holdings to have sufficient shares to issue to the holders of common stock and warrants of Capitol and Cision Owner to complete the business combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.
•	The provisions that relate to the operation of Capitol as a blank check company prior to the consummation of its initial business combination and would not be applicable to Holdings (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Notwithstanding the foregoing, authorized but unissued ordinary shares may enable Holdings’ board of directors to render it more difficult or to discourage an attempt to obtain control of Holdings and thereby protect continuity of or entrench its management, which may adversely affect the market price of Holdings’ securities. If, in the due exercise of its fiduciary obligations, for example, Holdings’ board of directors were to determine that a takeover proposal were not in the best interests of Holdings, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Holdings to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Holdings currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Vote Required

If the business combination proposal is not approved, the charter proposals will not be presented at the annual meeting.

The approval of each charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Capitol common stock on the record date.

Under the Merger Agreement, the approval of the charter proposals is a condition to the adoption of the business combination proposal and vice versa.

A copy of Holdings’ constitutional documents, as will be in effect assuming approval of all of the charter proposals and upon consummation of the business combination and filing with the Cayman Islands registrar, is attached to this proxy statement as Annex B.

CAPITOL’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER PROPOSALS.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the annual meeting, seven directors will be elected who will be the directors of Holdings upon consummation of the Transactions, and one board seat will remain vacant. Holdings’ board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to Holdings’ first annual meeting of shareholders) serving a three-year term. If management’s nominees are elected, L. Dyson Dryden and Stephen P. Master will be Class I directors serving until the general meeting of shareholders to be held in 2018, Stuart Yarbrough and Kevin Akeroyd will be Class II directors serving until the general meeting to be held in 2019 and Mark D. Ein, Mark M. Anderson and Philip Canfield will be Class III directors serving until the general meeting to be held in 2020 and, in each case, until their successors are elected and qualified.

Required Vote

Under Delaware law, the election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the business combination proposal is not approved or any of the charter proposals is not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the meeting.

Following consummation of the Transactions, the election of directors of Holdings will be governed by its charter documents, the laws of the Cayman Islands and the Nominating Agreement described below.

CAPITOL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

Information about Executive Officers, Directors and Nominees

At the effective time of the business combination, in accordance with the terms of the Merger Agreement, and assuming the election of the nominees set forth above, the board of directors and executive officers of Holdings will be as follows:

Name	Age	Position
Executive Officers:
Kevin Akeroyd	48	President, Chief Executive Officer and Director
Jack Pearlstein	53	Executive Vice President and Chief Financial Officer
Jason Edelboim	40	President, Americas
Yujie Chen	47	President, Asia-Pacific
Sean O’Driscoll	47	Senior Vice President, Global Insights
Robert Coppola	46	Chief Information Officer
Chris Lynch	32	Chief Marketing Officer
Non-Employee Directors:
Mark M. Anderson(2)(3)	41	Director and Chairman of the Board
Philip A. Canfield(3)	49	Director
L. Dyson Dryden(1)(2)	41	Director
Mark D. Ein(1)(3)	52	Director and Vice-Chairman of the Board
Stephen P. Master(2)	33	Director
Stuart Yarbrough(1)	66	Director

(1)	Member of the Audit Committee
(2)	Member of the Corporate Governance and Nominating Committee
(3)	Member of the Compensation Committee

Executive Officers

Kevin Akeroyd.  Mr. Akeroyd has served as Cision’s Chief Executive Officer and President since August 2016. Mr. Akeroyd has over 25 years of experience in digital, social and mobile marketing globally. Prior to joining Cision, Mr. Akeroyd was General Manager and Senior Vice President at Oracle Marketing Cloud from September 2013 to August 2016. Mr. Akeroyd and Oracle created and led the Enterprise Marketing Platform category. Prior to Oracle, he held senior leadership positions at Badgeville from September 2011 to September 2013, Salesforce.com (Jigsaw/Data.com) from September 2007 to August 2011. Mr. Akeroyd holds a degree from the University of Washington, Michael G. Foster School of Business and attended the EPSO program at the Stanford University Graduate School of Business.

The parties determined that Mr. Akeroyd’s extensive experience in the global digital, social and mobile marketing industry as well as extensive experience operating and advising similar companies qualifies him to serve as a director on Holdings’ board of directors.

Jack Pearlstein.  Mr. Pearlstein has served as Cision’s Chief Financial Officer of Cision since June 2014. Previously, from June 2009 to November 2013, he was chief financial officer of Six3 Systems, Inc., a leading provider of software development, sensor development and signal processing services to the US intelligence community. As a chief financial officer, Mr. Pearlstein has led three different companies through their initial public offerings: AppNet from May 1999 to September 2000, DigitalNet from September 2001 to November 2004 and Solera from April 2006 to March 2009. Mr. Pearlstein is a CPA and received his Bachelor of Science in accounting from New York University. He also holds an MBA in finance from The George Washington University.

Jason Edelboim.  Mr. Edelboim has served as Cision’s President of the Americas since December 2016. Mr. Edelboim was named President of PR Newswire in June 2016, and prior to that was a Senior Vice President at PR Newswire from June 2013 to June 2016. Mr. Edelboim has over 15 years of experience at the intersection of media and technology. He previously worked at Bloomberg LP from 2003 to 2009 where he held progressing leadership roles within the company’s Media Group. Mr. Edelboim holds an MBA from the Stern School of Business at New York University and a BA from Columbia University.

Yujie Chen.  Mr. Chen joined PR Newswire in November 2003 and was promoted from Managing Director (China) to head PR Newswire’s business for the entire Asia-Pacific region in June 2013. Prior to PR Newswire, Mr. Chen worked in a number of media and publishing industry roles, including with CNBC Asia from June 2013 to November 2003, Deluxe Global Media from September 2001 to June 2003 and Beijing Television from February 1996 to August 1999. Chen holds an MBA degree from the Anderson School of Management at UCLA.

Sean O’Driscoll.  Mr. O’Driscoll joined Cision in September 2016 from PricewaterhouseCoopers (PwC) where he was a Partner with global leadership responsibilities for Digital Transformation, Social and Community Technologies practices from September 2012 to January 2015. He also ran his own agency, Ant’s Eye View, from January 2009 to September 2012 and has held several senior leadership positions at Microsoft, including General Manager of their MVP Program and Community Support organization from February 2004 to August 2008. Mr. O’Driscoll holds a Bachelor’s in Business Administration, Marketing and a Bachelor’s in Philosophy from Pacific University.

Robert Coppola.  Mr. Coppola is responsible for managing and enhancing Cision’s technology capabilities and security posture on a global basis. Mr. Coppola joined Cision to serve as the Chief Information Officer in July 2016. Prior to joining Cision, Mr. Coppola spent four years from June 2011 to September 2015 with McGraw-Hill Financial as the Chief Information and Technology Officer for S&P Capital IQ and S&P Dow Jones Indices, a leading provider of ratings, benchmarking and analytics in the global capital and commodity markets. There, he was responsible for driving the overarching technology strategy, architecture and development in addition to evolving multiple silo-based teams into one global operating team. He has also held leadership positions with Thomson Reuters from November 2003 to June 2011 and Bloomberg LP from September 1992 to November 2003. Mr. Coppola holds a Bachelor’s in Economics from Rutgers University.

Chris Lynch.  Mr. Lynch has served as Chief Marketing Officer of Cision since November 2016. Mr. Lynch is responsible for Cision’s global marketing strategy, which includes communications, product and digital marketing. From January 2014 to October 2016, he ran product marketing and go-to-market strategy for Oracle’s Marketing Cloud business and also held leadership positions at Badgeville from February 2012 to January 2014 and TIBCO from June 2011 to January 2012. Mr. Lynch attended Northeastern University where he received his Bachelor of Arts in Journalism.

Non-Employee Directors

Mark M. Anderson.  Mr. Anderson joined GTCR in 2000 and is currently a Managing Director of the firm. He previously worked at Gracie Capital and at Bowles Hollowell Conner & Co. He holds an MBA from Harvard Business School and a BS from the McIntire School of Commerce at the University of Virginia. Mr. Anderson currently is a Director of Cision, Global Traffic Network, Beeline, Lytx, Rural Broadband Investments and XIFIN. In addition, Mr. Anderson was previously a Director of GTCR’s past investments including CAMP Systems, Land Lease Group and Landmark Aviation, and was instrumental in other GTCR investments including Skylight Financial, Solera and Transaction Network Services. Mr. Anderson serves on the board of the Chicago Foundation for Education, a non-profit organization that seeks to improve the educational experience of Chicago’s public school children.

The parties determined that Mr. Anderson’s directorship experience and experience advising similar companies qualifies him to serve as a director on Holdings’ board of directors.

Philip A. Canfield.  Mr. Canfield is a Managing Director of private equity firm GTCR LLC and currently co-heads GTCR’s Technology, Media and Telecommunications investment team. Mr. Canfield joined GTCR in 1992 and became a Principal in 1997. From 1990 to 1992, Mr. Canfield worked in the Corporate Finance Department at Kidder, Peabody and Company. Mr. Canfield has served as a Director of Zayo Group Holdings, Inc. since July 2012 and is the Chairman of its Nominating & Governance Committee. Mr. Canfield currently serves on several private company boards. He holds an M.B.A. from the University of Chicago and a B.B.A. in finance with High Honors from the Honors Business Program at the University of Texas.

The parties determined that Mr. Canfield’s extensive experience in corporate finance and in the telecommunications industry qualifies him to serve as a director on Holdings’ board of directors.

L. Dyson Dryden.  Mr. Dryden has served as Capitol’s President, Chief Financial Officer, Treasurer, Secretary and a member of the Board of Directors since its inception. From March 2013 to July 2015, Mr. Dryden served as the Chief Financial Officer and a Director of Capitol II. Mr. Dryden has continued to serve as a director of Lindblad Expeditions since the closing of its business combination. Mr. Dryden is also the founder of Dryden Capital Management, LLC, a private investment firm that invests in and builds private companies, and has served as its President since March 2013. From August 2005 to February 2013, Mr. Dryden worked in Citigroup’s Investment Banking division in New York, most recently as a Managing Director where he led the coverage effort for a number of the firm’s Global Technology, Media and Telecommunications clients. From 2000 to 2005, Mr. Dryden held the titles of Associate and Vice President at Jefferies & Company, a middle market investment banking firm. From 1998 to 2000, Mr. Dryden worked in the investment banking group at BB&T Corporation. Mr. Dryden holds a B.S. in Business Administration with a dual concentration in finance and management from the University of Richmond.

The parties determined that Mr. Dryden’s corporate finance and public company experience qualifies him to serve as a director on Holdings’ board of directors.

Mark D. Ein.  Mr. Ein has served as Capitol’s Chairman, Chief Executive Officer and Director since its inception. Mr. Ein is an investor, entrepreneur and philanthropist, who has created, acquired, invested in and built a series of growth companies across a diverse set of industries over the course of his 25-year career. From August 2010 to July 2015, Mr. Ein was the Chairman of the Board, Chief Executive Officer, Treasurer and Secretary of Capitol II, a blank check company formed for substantially similar purposes as our company. Capitol II completed its business combination with Lindblad Expeditions, Inc. in July 2015. Since the closing of the business combination, Mr. Ein has continued to serve as the Chairman of the Board of Capitol II and now post-merger Lindblad Expeditions Holdings, Inc.). From June 2007 to October 2009, Mr. Ein was the Chief Executive Officer and Director of Capitol I, a blank check company formed for substantially similar purposes as our company. Capitol I completed its business combination with Two Harbors Investment Corp., a Maryland real estate investment trust, in October 2009. From October 2009 to May 2015, Mr. Ein served as the Non-Executive Vice Chairman of Two Harbor’s board of directors. Mr. Ein is the Founder of Venturehouse Group, LLC, a holding company that creates, invests in and builds companies, and has served as its Chairman and Chief Executive Officer since 1999. Venturehouse’s portfolio includes or has included the seed investment in Matrics Technologies in August 2000 (sold to Symbol Technologies in September 2004), the lead investment in the buyout of Cibernet Corporation from the CTIA in March 2003 (sold to MACH S.à.r.l. in April 2007), the acquisition of VSGi from Net2000 Communications, and an early investment in XM Satellite Radio. He has also been the President of Leland Investments Inc., a private investment firm, since 2005. Mr. Ein is Co-Chairman of Kastle Holding Company LLC, which through its subsidiaries conducts the business of Kastle Systems, LLC, a provider of building and office security systems that was acquired in January 2007. An entity owned by Mr. Ein is also the majority owner and managing member of Kastle Holding Company LLC. In 2008, Mr. Ein founded and is the owner of the Washington Kastles, the World Team Tennis franchise in Washington, D.C., that has won the league championship six times in its nine years in the league. In March, 2017, Mr Ein led the acquisition of World TeamTennis LLC, the professional team tennis league of which the Washington Kastles are a franchisee, from Billie Jean King and is now its Chairman. Previously in his career, Mr. Ein worked for The Carlyle Group, Brentwood Associates, and Goldman, Sachs & Co. Mr. Ein is the Chairman of the Board of Visual Systems Group, Inc (“VSGi”), a provider of videoconferencing services. Mr. Ein is also the Chairman of the Board of the District of Columbia Public Education Fund and Vice President of the board of directors of the United States Tennis Association and a member of the boards of The District of Columbia College Access Program (DC-CAP) and the International Tennis Hall of Fame. He was appointed by Mayor Vincent Gray to be a member of the D.C. Tax Revision Commission and also serves on the Executive Committee of the Federal City Council. Mr. Ein received a B.S. in Economics with a concentration in Finance from the University of Pennsylvania’s Wharton School of Finance and an M.B.A. from the Harvard Business School.

The parties determined that Mr. Ein’s public company experience, operational experience and his business contacts qualifies him to serve as a director on Holdings’ board of directors.

Stephen P. Master.  Mr. Master joined GTCR in January 2008 and became a Vice President in September 2012. Prior to joining GTCR, Mr. Master worked as an Analyst in the Telecommunications and Mergers &

Acquisitions groups at UBS Investment Bank from June 2006 to December 2007. He holds an MBA with honors from the University of Chicago and a BA summa cum laude from Northwestern University in mathematical methods in the social sciences and economics. He is currently a Director of Cision, Inteliquent, Beeline and Park Place and played an instrumental role in GTCR’s investment in Landmark Aviation. He was previously a Director of Protection 1.

The parties determined that Mr. Master’s experience in finance and in advising similar companies qualifies him to serve as a director on Holdings’ board of directors.

Stuart Yarbrough.  Mr. Yarbrough’s professional experience includes over 24 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. From February 2007 through its final distributions during June 2008, Mr. Yarbrough served as the chief executive officer of 3Point Capital Partners, a private equity firm. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

The parties determined Mr. Yarbrough’s extensive practical and management experience in public accounting and corporate finance, as well as leadership expertise through his directorship roles in public companies, including service on audit and other board of directors committees, qualifies him to serve as a director on Holdings’ board of directors.

Board Designees

The parties to the Merger Agreement agreed that the initial board would be comprised of eight persons, including Messrs. Ein and Dryden and three persons designated by Cision Owner. Messrs. Anderson, Canfield and Master will be designated by Cision Owner as its three designees under the Nominating Agreement.

Family Relationships

There are no family relationships between any of Holdings’ executive officers and directors or director nominees.

Independence of Directors

As a result of its ordinary shares being listed on the New York Stock Exchange following consummation of the business combination, Holdings will adhere to the rules of such exchange in determining whether a director is independent. The board of directors of Holdings has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The New York Stock Exchange listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The parties have determined that Messrs. Anderson, Canfield, Ein, Dryden, Master and Yarbrough will be considered independent directors. Holdings’ independent directors will have regularly scheduled meetings at which only independent directors are present.

Controlled Company Status

For purposes of New York Stock Exchange rules, we will be a “controlled company” after completion of the Transactions. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Upon completion of the Transaction, Cision Owner will continue to control more than 50% of the voting power of Holdings’ ordinary shares and will have certain director nomination rights. For more information relating to Cision Owner’s director nomination rights, see the section entitled “The Business Combination Agreement — Related Agreements — Nominating Agreement”. Accordingly, it is anticipated that Holdings will be eligible to, and the parties intend to, take advantage of certain exemptions from corporate governance requirements provided in the New York Stock Exchange rules. Specifically, as a controlled company, Holdings will not be required to have (1) a majority of independent directors, (2) a Nominating and Corporate Governance Committee

composed entirely of independent directors, (3) a Compensation Committee composed entirely of independent directors or (4) an annual performance evaluation of the Nominating and Corporate Governance Committee and Compensation Committee. Therefore, following consummation of the Transactions, Holdings may not have a majority of independent directors, its Compensation, Nominating and Corporate Governance Committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements. In the event that Holdings ceases to be a controlled company, it will be required to comply with those requirements within specified transition periods.

The controlled company exemption does not modify the independence requirements for the Audit Committee, and Holdings intends to comply with the requirements of the New York Stock Exchange rules with respect thereto.

Risk Oversight

Our board of directors will oversee the risk management activities designed and implemented by our management. Our board of directors will execute its oversight responsibility both directly and through its committees. Our board of directors will also consider specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, is primarily responsible for managing the risks associated with operation and business of the company and will provide appropriate updates to the board of directors and the audit committee. Our board of directors will delegate to the audit committee oversight of its risk management process, and our other committees will also consider risk as they perform their respective committee responsibilities. All committees will report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Meetings and Committees of the Board of Directors

Upon consummation of the business combination, Holdings will establish a separately standing audit committee, corporate governance and nominating committee and compensation committee.

Audit Committee Information

Effective upon consummation of the business combination, Holdings will establish an audit committee comprised of independent directors. It is expected that the audit committee will initially consist of Stuart Yarbrough, Mark D. Ein and L. Dyson Dryden. Each of the member of the audit committee will be independent under the applicable listing standards. The audit committee will have a written charter. The purpose of the audit committee will be, among other things, to appoint, retain, set compensation of, and supervise Holdings’ independent accountants, review the results and scope of the audit and other accounting related services and review Holdings’ accounting practices and systems of internal accounting and disclosure controls.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the New York Stock Exchange listing standards and the rules and regulations of the SEC, who are “financially literate.” “Financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Holdings will be required to certify to the exchange that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Stuart Yarbrough will serve as a financial expert on the Audit Committee.

Corporate Governance and Nominating Committee Information

Effective upon consummation of the business combination, Holdings will establish a corporate governance and nominating committee of the board of directors comprised of Mark M. Anderson, L. Dyson Dryden and Stephen P. Master. Each member of the corporate governance and nominating committee will be independent under the applicable listing standards. The corporate governance and nominating committee will have a written charter. The corporate governance and nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Holdings’ board of directors.

Guidelines for Selecting Director Nominees

The corporate governance and nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the corporate governance and nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee will not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee Information

Effective upon consummation of the business combination, the board of directors of Holdings will establish a compensation committee consisting of independent directors. It is expected that the Compensation Committee will initially consist of Mark M. Anderson, Philip A. Canfield and Mark D. Ein. The compensation committee will have a written charter. The purpose of the compensation committee will be to review and approve compensation paid to Holdings’ officers and directors and to administer Holdings’ incentive compensation plans, including authority to make and modify awards under such plans.

Any award made pursuant to an individual subject to the requirements of Section 16 of the Exchange Act must consist of a committee of two or more members of the board who are Section 162(m)(4)I of “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act.

Code of Ethics

Holdings will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Holdings’ principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of Holdings’ Code of Ethics will be posted on its website at www.cision.com. Holdings intends to disclose on its website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Holdings’ directors from provisions in the Code of Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time, one of Holdings’ officers or employees. None of Holdings’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Holdings’ board of directors or compensation committee.

Shareholder and Interested Party Communications

Prior to the Transactions, Holdings’ board of directors did not provide a process for shareholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Holdings’ ordinary shares at that time. However, management of Holdings following the Transactions may establish a process for shareholder and interested party communications in the future.

EXECUTIVE COMPENSATION

Capitol Executive Officer and Director Compensation

Capitol is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of Capitol has received any compensation for services rendered to Capitol. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Capitol’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the mergers. Since its formation, Capitol has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

Commencing on October 13, 2015, Capitol began paying Venturehouse Group, LLC, an affiliate of Mark D. Ein, and Dryden Capital Management, LLC, an affiliate of L. Dyson Dryden, an aggregate fee of $10,000 per month for providing Capitol with office space and certain office and secretarial services. Capitol will continue to pay this fee through the closing of the Transactions. However, this arrangement is solely for Capitol’s benefit and is not intended to provide Messrs. Ein or Dryden compensation in lieu of a salary. During the year ended December 31, 2016, and the period from July 13, 2015 (inception) through December 31, 2015, Capitol paid Venturehouse Group, LLC and Dryden Capital Management, LLC an aggregate of $120,000 and $30,000, respectively, pursuant to this arrangement.

Other than the $10,000 per month office space and administrative fee, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of Capitol’s sponsors, officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Capitol’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses.

Cision Executive Officer and Director Compensation

Executive Compensation

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview

Our “Named Executive Officers” for the year ended December 31, 2016, include Kevin Akeroyd, our Chief Executive Officer, and Peter Granat, the former Chief Executive Officer, and Mark Jones and Jeremy Thompson, our two most highly compensated executive officers other than our current and former Chief Executive Officers who were serving as executive officers as of December 31, 2016 (collectively, the “Named Executive Officers”).

Our compensation policies and philosophies are designed to align compensation with business objectives and the creation of stockholder value, while also enabling us to attract, motivate and retain individuals who contribute to our long-term success. We believe our executive compensation program must be competitive in order to attract and retain executive officers. We seek to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and have historically provided a portion of their compensation as long-term incentive compensation in the form of equity awards in Cision Owner.

To date, the compensation of our Named Executive Officers has consisted of a base salary, an annual cash incentive bonus, equity compensation in Cision Owner and health and welfare benefits. Pursuant to their employment agreements, the Named Executive Officers are also eligible to receive certain payments and benefits upon a termination of employment under certain circumstances. Each of our executive officers, along with certain other members of our management, have been given the opportunity to receive grants of equity in Cision Owner pursuant to the Cision Owner Partnership Agreement as further described below. GTCR established the Cision Owner Partnership Agreement to align the interests of our executive officers and management investors with those of our other equity investors and to encourage our executive officers and management investors to continue to operate the business in a manner that enhances our equity value.

Cision Owner has historically determined all of the components of compensation of our executive officers. As we transition from a private company to a publicly-traded company, the combined company will evaluate its compensation program as circumstances require. As part of the ongoing evaluation, it is expected that the compensation committee of the combined company will apply Cision’s policies and philosophies described above.

Compensation Tables

The following table presents summary information regarding the total compensation for the years ended December 31, 2016 and 2015 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Kevin Akeroyd Chief Executive Officer	2016	197,954	(3)	370,000	(4)	3,799,177	(5)		98,959	—	4,466,090
	2015	—		—					—	—	—
Peter Granat Former Chief Executive Officer	2016	342,056	(6)	118,750	(7)	—			—	180,505	641,311
	2015	475,000		475,000		231,107			118,750	11,308	1,311,165
Jeremy Thompson(8) President, EMEA	2016	294,087		1,204,018	(9)	—			99,710	—	1,959,021
	2015	325,927		1,167,353	(10)	—			73,500	—	1,566,780
Mark Jones Former Chief Product Officer	2016	380,138		190,000	(11)	657,023			152,000	15,625	1,394,786
	2015	33,128		—		—			—	—	33,128

(1)	Represents the grant date fair value of such awards as determined in accordance with ASC Topic 718. For a discussion of the assumptions underlying these amounts, see Note 9 to Cision’s audited financial statements for the year ended December 31, 2016 included in this proxy statement/prospectus. Mr. Granat forfeited 990,385 Class C Units in 2016 in connection with his separation.
(2)	Represents all other compensation paid to or earned by the Named Executive Officers. Other compensation paid to Mr. Granat includes $138,542 in severance payments and $34,338 for accumulated paid time off.
(3)	Represents salary from August 1, 2016, Mr. Akeroyd’s start date, to December 31, 2016.
(4)	Represents a one-time cash signing bonus paid to Mr. Akeroyd.
(5)	Consists of (i) 3,091,679 Class C Units with a grant date fair market value of $3,429,177 and (ii) 3,700 Class A Units with a grant date fair market value of $370,000 included as part of Mr. Akeroyd’s signing bonus.
(6)	Represents salary from January 1, 2016 to September 16, 2016, the date of Mr. Granat’s separation from the company.
(7)	Bonus was payable pursuant to the terms of Mr. Granat’s separation agreement for the closing of the PR Newswire Acquisition.
(8)	Salary, bonus and nonequity incentive plan compensation amounts for Mr. Thompson have been converted from pounds sterling to U.S. dollars using the yearly average exchange rates for 2015 ($1.47/£) and 2016 ($1.30/£).
(9)	Consists of $171,665 integration bonus and $1,032,353 retention bonus.
(10)	Consists of $1,167,353 retention bonus.
(11)	Represents a one-time cash signing bonus paid to Mr. Jones.

Salaries

The Named Executive Officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Non-Equity Incentive Bonuses

Pursuant to the terms of their employment agreements, our Named Executive Officers are eligible to receive cash bonuses based on their performance and the performance of the company and its subsidiaries. Although we do not have a formal plan in place, the board sets performance targets at the beginning of each fiscal year and communicates these targets to our Named Executive Officers. Our performance bonus targets are generally based on a combination of metrics which includes revenue and EBITDA components. The table below sets forth the target bonus amounts and applicable metrics for each of our Named Executive Officers.

Name and Principal Position	Year	Target Incentive Bonus ($)		Performance Metrics (% weight)	Incentive Bonus Paid ($)
Kevin Akeroyd Chief Executive Officer	2016	197,954	(1)	EBITDA (33.3%), Other Metrics (66.7%)(2)	98,959
	2015	—		—	—
Peter Granat Former Chief Executive Officer	2016	—		—	—
	2015	475,000		EBITDA (40%), Other Metrics (60%)(3)	118,750
Jeremy Thompson President, EMEA	2016	102,794		Global Revenue (10%), Global EBITDA (10%), EMEA Revenue (40%), EMEA EBITDA (40%)	99,710
	2015	73,500		Gorkana Revenue (50%), Gorkana EBITDA (50%)	73,500
Mark Jones Former Chief Product Officer	2016	190,000		Cision Revenue (50%), Cision Adjusted EBITDA (50%)	152,000
	2015	—		—	—

(1)	Represents Mr. Akeroyd’s annual salary prorated for the period from August 1, 2016, Mr. Akeroyd’s start date, to December 31, 2016.
(2)	Other Metrics include components based on Cision U.S. sales volumes (33.3%) and PR Newswire synergy achievement (33.3%).
(3)	Other Metrics include components based on talent management (30%), development of a key performance indicator reports (15%) and new business sales productivity (15%).

Incentive Unit Awards

Prior to the formation of Holdings, Cision Owner granted newly-hired Named Executive Officers an interest in Cision Owner by awarding Class C Units of Cision Owner (“Class C Units”) pursuant to Cision Owner’s Sixth Amended and Restated Agreement of Exempted Limited Partnership (the “Cision Owner Partnership Agreement”). The Class C Units were reserved for issuance by Cision Owner for incentive purposes at the discretion of the general partner of Cision Owner, subject to certain approvals.

Class C Units were awarded to the Named Executive Officers in 2016, 2015 and 2014 for zero compensation and will have a participation threshold as determined by the general partner of Cision Owner. The Class C Units are subject to the terms of the respective agreements with the executives, but generally vest over a four-year period in annual or quarterly increments following the date of grant, contingent on the individual continuing to provide services to the company. These awards have a fixed-dollar threshold as stated in the respective award agreements that provides the holder an interest only in the appreciation in value of the company over this stated amount (a “Participation Threshold”).

Upon termination of employment of the respective holder, the unvested Class C Units are forfeited and the vested Class C Units are subject to repurchase by Cision Owner at a price equal to the fair market value of the award on the date of repurchase.

We believe that overall business success creates meaningful value to both unit holders and, through their equity holdings, Cision’s executives. The Class C Units are designed as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, and provide an immediate and significant alignment between our Named Executive Officers and Cision’s business. Prior to the Business Combination, Cision Owner followed the practice of awarding Class C Units at or near the time of hire and when deemed appropriate to further demonstrate commitment and reinforcement of value creation. The number of Class C Units granted to each of Cision’s Named Executive Officers was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Class C Units is determined by the general partner of Cision Owner in its sole discretion, after taking into account discussions with the Cision management team and overall retention goals.

As profits interests, the Class C Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after Cision Owner has realized a certain level of returns for the holders of its “Class A Units” (as defined in Cision Owner Partnership Agreement). Distributions will be made first to holders of Class A Units until those holders have received a full return on their capital contributions to Cision Owner plus a specified yield calculated in accordance with the Cision Owner Partnership Agreement. Once Class A Unit holders have received these amounts, the holders of Class C Units are generally entitled to participate in any distributions together with the holders of Cision Owner’s “Class B Units” (as defined in the Cision Owner Partnership Agreement) in the proportions set forth in the Cision Owner Partnership Agreement, provided that no Class C Unit is entitled to any portion of a distribution until the Participation Threshold with respect to such unit has been realized. The threshold value of each Class C Unit is based on the liquidation value of the equity of Cision Owner at the date of the grant.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes, for each of the Named Executive Officers, the number of Class C Units of Cision Owner held as of December 31, 2016.

	Stock Awards
Name and Principal Position	# Shares or Units of Stock that have not vested (#)(1)		Market Value # Share or Units of Stock that have not vested ($)(2)	# Unearned Shares, Units or Other Rights that have not vested (#)	Payout Value of Unearned Shares, Units or other Rights that have not vested ($)
Kevin Akeroyd CEO	2,705,219	(3)	7,493,457	—	—
Peter Granat(4) Former CEO	—		—	—	—
Jeremy Thompson President, EMEA	348,609	(5)	965,648	—	—
Mark Jones Former Chief Product Officer	450,000	(6)	1,246,500	—	—

(1)	Represents unvested Class C Units of Cision Owner.
(2)	There is no established public trading market for the Class C Units of Cision Owner. The value of the Class C Units at December 31, 2016 was $2.77 per Class C Unit based on a valuation analysis of the Fair Market Value of such units. For each Named Executive Officer, the participation threshold at which such units will participate in distributions has not been deducted from the fair market value of the applicable units. Mr. Akeroyd’s participation threshold for all his Class C Units is $3.09, Mr. Granat’s participation threshold for 25,000 of his Class C Unit is $3.09, and is $0.00 for the remainder of his Class C Units. Mr. Thompson’s participation threshold for all his Class C Unit is $3.09. Mr. Jones’ participation threshold for 325,000 of his Class C Units is $3.09, and is $7.79 for 275,000 of his Class C

Units. See “— Incentive Unit Awards” above. These values may not reflect the value actually realized by the Named Executive Officers upon vesting.
(3)	Mr. Akeroyd’s Class C Units vest over a four-year period at quarterly intervals beginning on September 30, 2016.
(4)	All unvested Class C Units held by Mr. Granat on the date of his separation: (i) became vested, (ii) were repurchased by Cision Owner, or (iii) were forfeited, in each case in accordance with the terms of the Granat Separation Agreement.
(5)	In connection with Mr. Thompson’s planned separation on May 31, 2017, Cision Owner will repurchase 273,609 of the unvested Class C Units held by Mr. Thompson. The remaining 75,000 unvested Class C units will be retained by Mr. Thompson and will vest 12 months following the date of his separation, subject to Mr. Thompson’s compliance with the agreed terms of his separation.
(6)	All unvested Class C Units held by Mr. Jones were forfeited in connection with his separation on April 3, 2017.

Post-Retirement Benefits

Cision US Inc. Retirement Plan

We maintain a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of our U.S. employees through Fidelity. The 401(k) plan is available on the same terms to all of our U.S. employees, including the Named Executive Officers. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations. We also make matching 401(k) contributions up to a specified portion of each employee’s salary. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices.

Defined Contribution Plans in the United Kingdom and France

We sponsor a defined-contribution, profit-sharing and other benefit plan in the United Kingdom and France. Jeremy Thompson participates in a defined-contribution through one of our subsidiaries organized in the United Kingdom.

2017 Plan

The 2017 Plan will become effective upon approval by the stockholders pursuant to this joint proxy statement/prospectus and closing of the business combination. A summary of the terms of the 2017 Plan is in the section entitled “Incentive Plan Proposal” below.

Employment Agreements

Each of the Named Executive Officers (other than Mr. Granat, who resigned on September 16, 2016) is a party to an employment agreement. Mr. Akeroyd’s employment agreement is among himself, Cision Owner and Cision US Inc. (“Cision US”). Mr. Thompson’s employment agreement is between himself and Durrants Press Cuttings Limited (“Thompson Employer”). Mr. Jones' employment agreement is among himself, Cision Owner and Cision US. Although Mr. Jones separated from Cision in April 2017, his employment agreement remains in effect and governs the terms of his separation. Prior to the completion of the Transactions, Cision Owner expects to amend each Named Executive Officer’s employment agreement to: (i) move the provisions of each employment agreement which govern the issuance and vesting of incentive equity of Cision Owner into new agreements between Cision Owner and each Named Executive Officer; and (ii) substitute Cision for Cision Owner as a party to each Named Executive Officer’s existing employment agreement. The amendments are intended to reflect the compensation and performance obligations of the respective parties following the completion of the Transactions. The terms of the new and amended agreements are expected to be substantially identical to the terms set forth in the existing employment agreements. The following summary sets forth the material terms of their existing employment agreements.

Kevin Akeroyd

The employment agreement with Kevin Akeroyd provides that Mr. Akeroyd will serve as the Chief Executive Officer of Cision Owner and Cision US. The term of Mr. Akeroyd’s employment commenced on August 1, 2016 and will continue until (i) Mr. Akeroyd’s resignation, death or disability or (ii) Cision Owner terminates his employment with or without Cause. Mr. Akeroyd’s base salary is set at $475,000 per year and is subject to annual increase as approved by Cision Owner.

Subject to continued employment, Mr. Akeroyd will be eligible to receive an annual bonus in an amount up to 100% of his base salary, as determined by Cision Owner based upon Mr. Akeroyd’s performance and the performance of Cision Owner, Cision US and certain subsidiaries of Cision Owner relative to financial, operating and other objectives mutually agreed upon by Cision Owner and Mr. Akeroyd. With respect to his first fiscal year for which Mr. Akeroyd is eligible for a bonus, such bonus will be prorated based upon the portion of the fiscal year that remained after commencement of Mr. Akeroyd’s employment. In addition, Mr. Akeroyd is entitled to such other benefits as are approved by Cision Owner and made generally available to all senior management of Cision Owner and Cision US.

If Mr. Akeroyd’s employment is terminated for any reason, Mr. Akeroyd is entitled to receive:

•	any earned but unpaid portion of his base salary through the date of such termination, subject to withholding and other appropriate deductions;
•	reimbursement for expenses accrued during employment, subject to and in accordance with, Cision US’s expense reimbursement policy;
•	any earned but unpaid annual bonus relating to any prior period; and
•	any vested benefits (including vacation) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (together, the “Akeroyd Accrued Obligations”).

If Mr. Akeroyd’s employment is terminated by resignation with Good Reason or by Cision Owner without Cause, then, in addition to the Akeroyd Accrued Obligations, during the 12-month period commencing on the date of termination (the “Akeroyd Severance Period”), (x) Cision US shall pay to Mr. Akeroyd an aggregate amount equal to 100% of his annual base salary, and (y) Cision US shall pay the premiums for Mr. Akeroyd’s continued coverage under Cision US’s health benefit plan during the Akeroyd Severance Period (subject to certain limitations).

In the event of Mr. Akeroyd’s resignation, if at the time of such resignation Cision US had the right to terminate Mr. Akeroyd’s employment with Cause, then Cision US may elect to treat such resignation as a termination of Mr. Akeroyd’s employment by Cision US with Cause.

Mr. Akeroyd’s employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third-party information, use of information of prior employers and non-solicitation of Cision US’s employees for a period of 12 months.

For purposes of Mr. Akeroyd’s employment agreement:

“Cause” means (i) (a) the conviction or plea of no contest for or indictment on a felony or a crime involving moral turpitude or (b) the commission of any other act or omission involving (x) dishonesty that is reasonably likely to materially and adversely affect Cision Owner or (y) fraud, in either case, with respect to Cision Owner, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Mr. Akeroyd as reasonably and expressly directed by Cision Owner, provided that Mr. Akeroyd shall have the opportunity to address Cision Owner before a termination pursuant to this clause (ii) becomes effective, (iii) gross negligence or willful misconduct with respect to the Cision Owner, Cision US or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision Owner, Cision US or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Mr. Akeroyd of the confidentiality or non-solicitation provisions of his agreement and/or (vi) a failure to observe Cision Owner’s, Cision US’s or any of their respective subsidiaries’ policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by Cision Owner from time to time.

“Good Reason” means (i) a material reduction in Mr. Akeroyd’s then effective annual base salary, (ii) a material diminution in Mr. Akeroyd’s title, (iii) the assignment of duties to Mr. Akeroyd materially inconsistent with his position or (iv) the relocation by Cision US of Mr. Akeroyd’s principal office to a location which is more than 50 miles outside of the San Jose metropolitan area, in each case, without the prior written consent of Mr. Akeroyd.

Mark Jones

The employment agreement with Mark Jones provides that Mr. Jones will serve as an executive of Cision US and report to the Chief Executive Officer of Cision US. The term of Mr. Jones’ employment commenced on November 30, 2015 and ended in April 2017, although his employment agreement remains in effect and governs the terms of his separation. Mr. Jones’ base salary was set at $380,000 per year.

In connection with his termination in April 2017, Mr. Jones is entitled to receive:

•	any earned but unpaid portion of his base salary through the date of such termination, subject to withholding and other appropriate deductions;
•	reimbursement for expenses accrued during employment, subject to and in accordance with, Cision US’s expense reimbursement policy;
•	any earned but unpaid annual bonus relating to any prior period; and
•	any vested benefits (including vacation) accrued through the date of such termination in accordance with applicable law or the governing agreement, plan or policy rules (together, the “Jones Accrued Obligations”).

In addition, because Mr. Jones was terminated without Cause, during the 6-month period commencing on the date of termination (the “Jones Severance Period”), (x) Cision US shall pay to Mr. Jones an aggregate amount equal to 50% of his annual base salary, and (y) Cision US shall pay the premiums for Mr. Jones’ continued coverage under Cision US’s health benefit plan during the Jones Severance Period (subject to certain limitations). Cision US may, at its election, extend the Jones Severance Period by 12 months,

Mr. Jones’ employment agreement also contains provisions relating to obligations to maintain confidentiality, ownership of property developed during employment, third party information and use of information of prior employers, as well as non-competition and non-solicitation covenants which remain in effect during the term of Mr. Jones’ employment and during the Jones Severance Period.

For purposes of Mr. Jones’ employment agreement, “Cause” means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Cision US, Cision Owner or any of their respective subsidiaries or any of their customers, vendors or employees, (ii) substantial and repeated failure to perform duties of the office held by Mr. Jones as reasonably directed by an executive to whom executive directly or indirectly reports or by Cision US, (iii) gross negligence or willful misconduct with respect to Cision US, Cision Owner or any of their respective subsidiaries or any of their customers, vendors or employees, (iv) conduct which could reasonably be expected to bring Cision US, Cision Owner or any of their respective subsidiaries into substantial public disgrace or disrepute, (v) any breach by Mr. Jones of the confidentiality, non-competition or non-solicitation provisions of his agreement and/or (vi) a failure to observe policies or standards regarding employment practices (including, without limitation, nondiscrimination and sexual harassment policies) as approved by Cision US from time to time.

Jeremy Thompson

The employment agreement with Jeremy Thompson provides that Mr. Thompson will serve as the Managing Director of Thompson Employer or in such other capacity as the board of Thompson Employer may from time to time decide. Mr. Thompson’s employment agreement became effective April 12, 2006 and will terminate on May 31, 2017. In connection with his termination, Mr. Thompson is entitled to receive:

•	reimbursement of expenses reasonably incurred during employment in accordance with the guidelines of Thompson Employer; and
•	salary and all benefits (including pension contributions) accrued through the date of separation, plus a payment in lieu of any accrued vacation.

Pursuant to Mr. Thompson’s separation agreement, he is entitled to salary and benefits continuation for a six- month period after his termination date.

Mr. Thompson’s employment agreement also contains provisions relating to obligations to maintain confidentiality and ownership of property developed during employment. Mr. Thompson is also prohibited from soliciting Thompson Employer’s customers or employees for a period of 12 months after termination and is subject to certain non-competition restrictions for six months following his termination.

Director Compensation

No directors received compensation for their services as director for the year ended December 31, 2016.

Holdings Executive Officer and Director Compensation Following the Business Combination

Executive Compensation

Following the closing of the business combination, Holdings intends to develop an executive compensation program that is consistent with Cision’s existing compensation policies and philosophies, which are designed to align compensation with Holdings’ business objectives and the creation of stockholder value, while enabling Holdings to attract, motivate and retain individuals who contribute to the long-term success of the company.

Decisions on the executive compensation program will be made by a compensation committee of the board of directors, which will be established at the closing of the business combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the compensation committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive based compensation in the form of stock-based awards.

Base Salary

It is expected that our Named Executive Officers’ base salaries will continue as described under “— Cision Executive Officer and Director Compensation — Salaries” subject to the terms of the employment agreements described under — Cision Executive Officer and Director Compensation — Employment Agreement” and will be reviewed annually by the compensation committee based upon advice and counsel of its advisors.

Non-Equity Incentive Bonuses

Holdings intends to use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Holdings expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of the non-equity incentive bonuses for the Named Executive Officers, subject to the terms of any employment agreement. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers.

Stock-Based Awards

Holdings intends to use stock-based awards to reward long-term performance of the Named Executive Officers. Holdings believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the 2017 Omnibus Incentive Plan, which is being submitted to our stockholders for approval at the annual meeting of stockholders. For a description of the 2017 Omnibus Incentive Plan, please see the section of this proxy statement/prospectus under the heading “The Incentive Plan Proposal.”

Employment Agreements

We anticipate that the employment agreements for the Named Executive Officers will remain in place following the consummation of the business combination. Any new employment agreements for the Named Executive Officers following the business combination will be subject to compensation committee approval.

Other Compensation

Holdings expects to continue to maintain various employee benefit plans, including medical and 401(k) plans, in which the Named Executive Officers will participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. Holdings expects that its policy will qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of Holdings and its stockholders.

Director Compensation

We expect that our compensation committee will determine the annual compensation to be paid to the members of the board of directors upon completion of the business combination.

THE INCENTIVE PLAN PROPOSAL

In connection with the Transactions, we intend to adopt the 2017 Plan. The 2017 Plan will provide for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2017 Plan. The purpose of the 2017 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. Set forth below is a summary of the material terms of the 2017 Plan. For further information about the 2017 Plan, we refer you to the complete copy of the 2017 Plan, which is attached as an exhibit to the registration statement, of which this prospectus is a part.

Administration

The 2017 Plan will be administered by the Compensation Committee of our board of directors. Among the Compensation Committee’s powers is to determine the form, amount and other terms and conditions of awards; clarify, construe or resolve any ambiguity in any provision of the 2017 Plan or any award agreement; amend the terms of outstanding awards; and adopt such rules, forms, instruments and guidelines for administering the 2017 Plan as it deems necessary or proper. The Compensation Committee has authority to administer and interpret the 2017 Plan, to grant discretionary awards under the 2017 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of ordinary shares to be covered by each award, to make all other determinations in connection with the 2017 Plan and the awards thereunder as the Compensation Committee deems necessary or desirable and to delegate authority under the 2017 Plan to our executive officers.

Available Shares

The aggregate number of ordinary shares which may be issued or used for reference purposes under the 2017 Plan or with respect to which awards may be granted may not exceed 6,100,000 shares. The number of shares available for issuance under the 2017 Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the outstanding number of ordinary shares. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued ordinary shares or ordinary shares held in or acquired for our treasury. In general, if awards under the 2017 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2017 Plan. With respect to stock appreciation rights and options settled in ordinary shares, upon settlement, only the number of ordinary shares delivered to a participant will count against the aggregate and individual share limitations. If any ordinary shares are withheld to satisfy tax withholding obligations on an award issued under the 2017 Plan, the number of ordinary shares withheld shall again be available for purposes of awards under the 2017 Plan. Any award under the 2017 Plan settled in cash shall not be counted against the foregoing maximum share limitations.

The maximum number of ordinary shares with respect to which any stock option, stock appreciation right, shares of restricted stock or other stock-based awards that are subject to the attainment of specified performance goals and intended to satisfy Section 162(m) of the Internal Revenue Code and may be granted under the 2017 Plan during any fiscal year to any eligible individual will be 3,000,000 shares (per type of award). The total number of ordinary shares with respect to all awards that may be granted under the 2017 Plan during any fiscal year to any eligible individual will be 3,000,000 shares. There are no annual limits on the number of ordinary shares with respect to an award of restricted stock that are not subject to the attainment of specified performance goals to eligible individuals. The maximum number of ordinary shares subject to any performance award which may be granted under the 2017 Plan during any fiscal year to any eligible individual will be 3,000,000 shares. The maximum value of a cash payment made under a performance award which may be granted under the 2017 Plan during any fiscal year to any eligible individual will be $5,000,000. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all types of awards granted under the Plan to any individual non-employee director in any fiscal year (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding awards) may not exceed $500,000.

Eligibility for Participation

Independent non-employee members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the 2017 Plan.

Award Agreement

Awards granted under the 2017 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Compensation Committee.

Stock Options

The Compensation Committee may grant nonqualified stock options to eligible individuals and incentive stock options only to eligible employees. The Compensation Committee will determine the number of ordinary shares subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a ten percent stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of an ordinary share at the time of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Compensation Committee at grant and the exercisability of such options may be accelerated by the Compensation Committee.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights, which we refer to as SARs, either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable, which we refer to as a Tandem SAR, or independent of a stock option, which we refer to as a Non-Tandem SAR. A SAR is a right to receive a payment in ordinary shares or cash, as determined by the Compensation Committee, equal in value to the excess of the fair market value of an ordinary share on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the exercise price per share of the related option in the case of a Tandem SAR and will be the fair market value of our ordinary shares on the date of grant in the case of a Non-Tandem SAR. The Compensation Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2017 Plan, or such other event as the Compensation Committee may designate at the time of grant or thereafter.

Restricted Stock

The Compensation Committee may award shares of restricted stock. Except as otherwise provided by the Compensation Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Compensation Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Compensation Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Internal Revenue Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2017 Plan and are discussed in general below.

Other Stock-Based Awards

The Compensation Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock and deferred stock units under the 2017 Plan that are payable in cash or denominated or payable in or valued by our ordinary shares or factors that influence the value of such shares. The Compensation Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Internal Revenue Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2017 Plan and discussed in general below.

Other Cash-Based Awards

The Compensation Committee may grant awards payable in cash. Cash-based awards will be in such form, and dependent on such conditions, as the Compensation Committee will determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Compensation Committee may accelerate the vesting of such award in its discretion.

Performance Awards

The Compensation Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Compensation Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the performance award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in ordinary shares, based on the then current fair market value of such shares, as determined by the Compensation Committee. Based on service, performance and/or other factors or criteria, the Compensation Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The Compensation Committee may grant awards of restricted stock, performance awards, and other stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Compensation Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income, before or after taxes; (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total shareholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and other offsets and adjustments as may be established by the Compensation Committee; (28) the fair market value of an ordinary share; (29) the growth in the value of an investment in our ordinary shares assuming the reinvestment of dividends; (30) reduction in operating expenses; (31) cash earnings per share; (32) adjusted net income; (33) adjusted net income per share; (34) volume/volume growth; (35) in year volume; (36) merchant account production; (37) distribution partner account production; (38) new merchant locations; (39) new merchant locations using a particular product; (40) calculated attrition; (41) product revenue; (42) goals based on product performance; (43) annual cash adjusted earnings per share growth; (44) annual stock price growth; (45) diluted earnings per share; (46) total shareholder return positioning within a comparator group; or (47) adjusted cash net income per share.

To the extent permitted by law, the Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Compensation Committee.

In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, as defined in the 2017 Plan, the Compensation Committee may accelerate vesting of outstanding awards under the 2017 Plan. In addition, such awards may be, in the discretion of the committee, (1) assumed and continued or substituted in accordance with applicable law; (2) purchased by us for an amount equal to the excess of the price of an ordinary share paid in a change in control over the exercise price of the awards; or (3) cancelled if the price of an ordinary share paid in a change in control is less than the exercise price of the award. The Compensation Committee may also provide for accelerated vesting or lapse of restrictions of an award at any time.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to our ordinary shares stock covered by any award until the participant becomes the record holder of such shares.

Amendment and Termination

Notwithstanding any other provision of the 2017 Plan, our board of directors may at any time amend any or all of the provisions of the 2017 Plan, or suspend or terminate it entirely, retroactively or otherwise, subject to stockholder approval in certain instances; provided, however, that, unless otherwise required by law or specifically provided in the 2017 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2017 Plan generally are nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Recoupment of Awards

The 2017 Plan provides that awards granted under the 2017 Plan are subject to any recoupment policy that we may have in place or any obligation that we may have regarding the clawback of “incentive-based compensation” under the Securities Act or under any applicable rules and regulations promulgated by the SEC.

New 2017 Plan Benefits

Grants under the 2017 Plan will be made at the discretion of the compensation committee. The grants under the 2017 Plan are not yet determinable. The value of the awards granted under the 2017 Plan will depend on a number of factors, including the fair market value of our ordinary shares on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Effective Date; Term

We expect the 2017 Plan to be effective upon the completion of the Business Combination. No award will be granted under the 2017 Plan on or after, [•  ] 2027. Any award outstanding under the 2017 Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Required Vote

If the business combination proposal is not approved, the incentive plan proposal will not be presented at the annual meeting.

The approval of the incentive plan proposal requires the affirmative vote of the holders of a majority of Capitol common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on the incentive plan proposal; therefore, they have the same effect as a vote against the incentive plan proposal. Broker non-votes are not deemed entitled to vote on the proposal and, therefore, they will have no effect on the vote.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Capitol’s board of directors to submit a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event Capitol is unable to consummate the business combination. In no event will Capitol solicit proxies to adjourn the annual meeting or consummate the business combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for the Capitol Sponsors, Cision and Cision Owner to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the business combination proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “The Business Combination Proposal — Interests of Capitol’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the annual meeting upon approval of an adjournment proposal, the board of directors of Capitol is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Capitol will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Capitol’s board of directors may not be able to adjourn the annual meeting to a later date if Capitol is unable to consummate the business combination (because either the business combination proposal is not approved or the conditions to consummating the business combination have not been met). In such event, the business combination would not be completed.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Capitol’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE CAPITOL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAPITOL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO CAPITOL

Introduction

Capitol was incorporated on July 13, 2015 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Capitol’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, Capitol’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On October 19, 2015, Capitol consummated its initial public offering of 32,500,000 units, including 2,500,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of common stock and one half of one warrant, each whole warrant to purchase one share of common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $325,000,000. Simultaneously with the consummation of the initial public offering, Capitol consummated the private placement of 8,250,000 private warrants at a price of $1.00 per warrant, generating total proceeds of $8,250,000.

After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to Capitol from the initial public offering and private placement were $317,665,553 (up to an additional $11,375,000 of deferred underwriting expenses may be paid upon the completion of a business combination) and $8,250,000, respectively. Of these amounts, $325,000,000 was deposited into a trust account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for Capitol’s initial public offering and described in the subsection below entitled “— Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Capitol’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period.

Fair Market Value of Target Business

The target business or businesses that Capitol acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although Capitol may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Capitol’s board of directors determined that this test was met in connection with the proposed business combination with Cision as described in the section titled “The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under Capitol’s amended and restated certificate of incorporation, in connection with any proposed business combination, Capitol must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to convert their public shares into cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for Capitol’s initial public offering. Accordingly, in connection with the business combination with Cision, the Capitol public stockholders may seek to convert their public shares into cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, all of Capitol’s Sponsors, including all of its officers and directors, have agreed to vote the initial shares as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Cision or Cision Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Capitol’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by Capitol’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into.

Liquidation if No Business Combination

Under Capitol’s amended and restated certificate of incorporation, if Capitol does not complete the business combination with Cision or another initial business combination by October 19, 2017, Capitol will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Capitol’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of Capitol’s Sponsors has agreed to waive its rights to participate in any distribution from Capitol’s trust account or other assets with respect to the initial shares. There will be no distribution from the trust account with respect to Capitol’s warrants, which will expire worthless if Capitol is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Capitol’s creditors which would be prior to the claims of the Capitol public stockholders. Although Capitol has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Capitol has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Capitol will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Capitol’s executive officers have agreed that they will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by Capitol for services rendered or contracted for or products sold to it, but Capitol cannot assure that they will be able to satisfy their indemnification obligations if they are required to do so. Additionally there are two exceptions to the personal indemnity they have given: they will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed a valid and enforceable agreement with Capitol waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, such executives will not be personally liable to the Capitol public stockholders and instead will only have liability to Capitol. Furthermore, neither of the executives may be able to satisfy his indemnification obligations if he is required to so as Capitol has not required such executives to retain any assets to provide for their respective indemnification obligations, nor has Capitol taken any further steps to ensure that such executives will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if Capitol is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Capitol’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Capitol’s stockholders. To the extent any bankruptcy claims deplete the trust account, Capitol cannot assure you it will be able to return to the Capitol public stockholders at least approximately $10.00 per share. Capitol’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have Capitol convert their respective shares for cash upon a business combination which is actually completed by Capitol. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Capitol’s trust account distributed to the Capitol public stockholders upon the redemption of 100% of its outstanding public shares in the event Capitol does not complete its initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Capitol’s trust account distributed to the Capitol public stockholders upon the redemption of 100% of its public shares in the event Capitol does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Capitol is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Capitol public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Capitol’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Capitol’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Capitol does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Capitol’s stockholders’ liability with respect to liquidating distributions as described above. As such, Capitol’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Capitol’s stockholders may extend well beyond the third anniversary of such date.

Because Capitol will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Capitol to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Capitol is a blank check company, rather than an operating company, and Capitol’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Capitol will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Capitol’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

Facilities

Capitol currently maintains its principal executive offices at 509 7th Street, N.W., Washington, DC 20004 and maintains other offices as provided to it by its officers. The cost for this space is included in the $10,000 per-month aggregate fee Venturehouse Group, LLC and Dryden Capital Management, LLC charge Capitol for general and administrative services pursuant to a letter agreement between Capitol and such entities. Capitol believes, based on rents and fees for similar services in the D.C. metropolitan area, that the fee charged by Venturehouse Group, LLC and Dryden Capital Management, LLC is at least as favorable as Capitol could have obtained from an unaffiliated person. Capitol considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon consummation of the business combination, the principal executive offices of Holdings will be those of Cision, at which time nothing more will be paid to Venturehouse Group, LLC and Dryden Capital Management, LLC.

Employees

Capitol has two executive officers. These individuals are not obligated to devote any specific number of hours to Capitol’s matters and intend to devote only as much time as they deem necessary to its affairs. Capitol does not intend to have any full time employees prior to the consummation of a business combination.

Directors and Executive Officers

Capitol’s current directors and executive officers are as follows:

Name	Age	Position
Mark D. Ein	52	Chairman, Chief Executive Officer and Director
L. Dyson Dryden	41	President, Chief Financial Officer, Treasurer, Secretary and Director
Richard C. Donaldson	57	Director
Piyush Sodha	58	Director
Lawrence Calcano	52	Director

The biographies of Messrs. Ein and Dryden are set forth under the section titled “The Director Election Proposal” above.

Richard C. Donaldson has served as a member of Capitol’s Board of Directors since September 2015. Mr. Donaldson has been with Pillsbury Winthrop Shaw Pittman LLP, a global law firm, as an attorney since 1985, where he is a Partner, and has served as Pillsbury’s Chief Operating Officer since June 2006. As Chief Operating Officer, Mr. Donaldson oversees the finances, capital structure and operations of Pillsbury, with nearly 650 lawyers, $573 million in 2016 revenues and 20 offices across the United States and overseas. Mr. Donaldson serves on the Pillsbury Executive Team and served as a member of Pillsbury’s Board of Directors from May 2006 until May 2015. From September 2007 until its merger with Two Harbors in October 2009, Mr. Donaldson served as a member of the Board of Directors of Capitol I. From March 2013 until its merger with Lindblad Expeditions, Mr. Donaldson also served as a member of the Board of Directors of Capitol II. Mr. Donaldson also serves on the Board of Directors of Arizona Cardinals Holdings, Inc. From June 2000 to August 2001, Mr. Donaldson served as Managing Director of Venturehouse Group and he has served as a member of its Board of Directors since June 2000. He previously served on the Board of Directors of Greater DC Cares and the Board of Directors of the Woolly Mammoth Theatre Company in Washington, D.C. Mr. Donaldson received a B.A. from Cornell University in 1982 and a J.D. from The University of Chicago Law School in 1985.

Piyush Sodha has served as a member of Capitol’s Board of Directors since September 2015. Mr. Sodha has served as the Chief Executive Officer and Co-Chairman of Kastle Systems, LLC since April 2008. Prior to joining Kastle Systems, Mr. Sodha was Chief Technical Officer and head of the Americas Region for MACH S.à.r.l., a leading global provider of clearing and settlement services for the mobile phone industry. He previously served as the Chairman and Chief Executive Officer of Cibernet Corporation which merged into MACH S.à.r.l. in April 2007. Prior to that, he was a General Manager and Vice President of Symbol Technologies, Inc., a company which acquired Matrics, Inc. Mr. Sodha had served as the Chairman and Chief

Executive Officer of Matrics, Inc., which was a leading provider of RFID technology solutions and infrastructure products. From June 2007 until its merger with Two Harbors in October 2009, Mr. Sodha served as a member of the Board of Directors of Capitol I. From March 2013 until its merger with Lindblad Expeditions, Mr. Sodha also served as a member of the Board of Directors of Capitol II. Earlier in his career, Mr. Sodha had served as Chief Executive Officers of WirelessHome, NextLinx Corp and LCC International, a Nasdaq listed provider of integrated network design, implementation and optimization solutions for wireless voice and data communication networks which went public under his leadership in 1996. Mr. Sodha is currently a director of Orchestro, a data analytics company serving the retail industry. Mr. Sodha received a Bachelor of Science in Electrical Engineering from India Institute of Technology in New Delhi, India, a Master of Science in Electrical Engineering from Drexel University and an M.B.A. from Wharton Business School.

Lawrence Calcano has served as a member of Capitol’s Board of Directors since September 2015. Mr. Calcano is the Chief Executive Officer of iCapital Network, which he joined in January 2014. Prior to iCapital Network, Mr. Calcano co-founded i1 Biometrics, a privately held information and technology company developing protection and performance products for the sports and military markets, in June 2012 and served as the company’s Chief Executive Officer from June 2012 to September 2013. From January 2010 to June 2012, Mr. Calcano served as Chairman and Chief Executive Officer of Bite Tech, Inc., a maker of protective and performance oriented oral devices for the athletic marketplace. Mr. Calcano served as a member of the Board of Directors of Capitol II from March 2013 until its merger with Lindblad Expeditions; Mr. Calcano also served as a member of the Board of Directors of Capitol I. From 1990 to June 2006, Mr. Calcano was affiliated with Goldman, Sachs & Co., most recently serving as the co-head of the Global Technology Banking Group of the Investment Banking Division, prior to which he headed the firm’s east coast technology group and was the co-Chief Operating Officer of the High Technology Department. From 1985 to 1988, Mr. Calcano was an analyst at Morgan Stanley. Mr. Calcano was named to the Forbes Midas List of the most influential people in venture capital in 2001 (the inaugural year), 2002, 2004, 2005 and 2006. Mr. Calcano received a B.A. from Holy Cross College, and attended the Amos Tuck School of Business at Dartmouth from 1988 to 1990, and graduated as a Tuck Scholar.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against Capitol, and Capitol has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Capitol has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Capitol’s annual reports contain financial statements audited and reported on by Capitol’s independent registered public accounting firm. Capitol has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2016 and its Quarterly Report on Form 10-Q covering the quarter ended March 31, 2017.

Capitol’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Capitol’s financial condition and results of operations should be read in conjunction with Capitol’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies

For a more detailed discussion of Capitol’s Accounting Policies, please see Note 2 to the consolidated financial statements of Capitol included elsewhere in this proxy statement/prospectus.

Common Stock Subject to Possible Conversion

Capitol accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within Capitol’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Capitol’s common stock features certain conversion rights that are considered by Capitol to be outside of Capitol’s control and subject to the occurrence of uncertain future events.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Capitol has adopted the methodologies prescribed by ASU 2014-15. The adoption of ASU 2014-15 had no material effect on Capitol’s financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Capitol has not generated any revenues to date. Capitol’s entire activity from inception up to the closing of the initial public offering on October 19, 2015 was in preparation for that event. Since the offering, Capitol’s activity has been limited to the evaluation of business combination candidates, and Capitol will not generate any operating revenues until the closing and completion of its initial business combination. Capitol expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). Capitol currently incurs increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

Capitol incurred net losses of approximately $167,000 and $345,000 for the three months ended March 31, 2017 and 2016, respectively. These consisted of operating expenses such as professional and consulting fees, rent and office administrative costs of approximately $506,00 and $478,000, offset by interest income from the funds held in Capitol’s trust account of approximately $340,000 and $132,000 for the three months ended March 31, 2017 and 2016, respectively.

For the year ended December 31, 2016, Capitol had a net loss of approximately $653,000, which consisted of operating expenses such as professional and consulting fees, rent, and office administrative costs of approximately $1,491,000 offset by interest income from the funds held in Capitol’s trust account of approximately $838,000.

For the period from July 13, 2015 (inception) through December 31, 2015, Capitol had a net loss of approximately $116,500 representing formation and operating costs. These costs consisted mainly of professional and consulting fees, rent and office administrative costs. Capitol incurred offering costs of approximately $834,500 with regard to the offering, which were netted against additional paid-in capital upon the consummation of the offering.

Financial Condition and Liquidity

The net proceeds from Capitol’s initial public offering and private placement, after deducting $7,334,447 of transaction costs (up to an additional $11,375,000 of deferred underwriting expenses may be paid upon the completion of a business combination), were $325,915,553. Of this amount, $325,000,000 was placed in the trust account. The remaining $915,553 of net proceeds not in trust have been, and will continue to be, used for working capital purposes.

Capitol intends to use the net proceeds of its initial public offering and simultaneous private placement, including the funds held in the trust account and funds made available to it by Capitol’s officers and directors, to acquire a target business and to pay its expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a Business Combination, the remaining proceeds held in the trust account, as well as any other net proceeds not expended, will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees, which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the trust account were insufficient to cover such expenses.

Generally, the proceeds held in the trust account will not be released to us until the earlier of our completion of an initial Business Combination and our redemption of 100% of the outstanding public shares upon our failure to consummate a Business Combination prior to October 19, 2017. Notwithstanding the foregoing, there can be released to Capitol from the trust account any interest earned on the funds in the trust account that Capitol needs to pay its income or other tax obligations.

As of March 31, 2017, Capitol had cash of approximately $274,000. In addition, Capitol had (1) $325,000,000 in cash and equivalents held in trust for use in a business combination, (2) approximately $729,000 of cash from interest income in the trust account available for tax purposes, and (3) approximately $191,000 in accrued interest income earned to be used for tax purposes. As of April 27, 2017, the balance of the trust account was invested in a United States treasury securities money market fund.

Until consummation of an initial business combination, Capitol will be using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the business combination.

On August 11, 2016, August 12, 2016 and August 15, 2016, Capitol's officers and directors (or their affiliates) loaned Capitol an aggregate of $500,000. On February 7, 2017, Capitol's officers and directors (or their affiliates) loaned Capitol an additional aggregate of $450,000. Capitol had a cash position of approximately $274,000 as of March 31, 2017. On April 20, 2017, Capitol's officers and directors (or their affiliates) loaned Capitol a further $400,000 in aggregate. The August 2016, February 2017 and April 2017 loans, and any future ones that may be made by Capitol's officers and directors (or their affiliates), are, and will be, evidenced by notes and will be repaid upon the consummation of a business combination. The terms of the August 2016 and February 2017 loans state that they may be converted into warrants but in connection with the Transactions, the note holders have agreed not to convert the loans into warrants. Additionally, Capitol has received new commitments from its Chief Executive Officer, Mark D. Ein, and its President and Chief Financial Officer, L. Dyson Dryden, to provide additional loans to Capitol of up to $175,000 in the aggregate. Based on the foregoing, Capitol believes it has sufficient cash to meet its needs through October 19, 2017.

Commencing on October 13, 2015 and ending upon the consummation of a Business Combination or its liquidation, Capitol began incurring a fee payable to Venturehouse Group, LLC and Dryden Capital Management, LLC of $10,000 per month for providing it with office space and certain general and administrative services.

Off-Balance Sheet Arrangements

Capitol did not have any off-balance sheet arrangements as of March 31, 2017 and December 31, 2016.

Independent Auditors’ Fees

The firm of Marcum acts as Capitol’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. The firm of PricewaterhouseCoopers LLP, acts as Cision’s independent registered public accounting firm. PricewaterhouseCoopers LLP will act as Holdings’ independent public accounting firm after consummation of the business combination.

Audit Fees

During the fiscal years ended December 31, 2015 and 2016, audit fees for Capitol’s independent registered public accounting firm were $73,648 and $58,195, respectively.

Audit-Related Fees

During the fiscal years ended December 31, 2015 and 2016, audit-related fees for Capitol’s independent registered public accounting firm were $0 and $0, respectively.

Tax Fees

During the fiscal years ended December 31, 2015 and 2016, fees for tax services were $0 and $0, respectively.

All Other Fees

During the fiscal years ended December 31, 2015 and 2016, fees for other services were $0 and $0, respectively.

Audit Committee Pre-Approval Policies and Procedures

Since Capitol’s audit committee was not formed until October 2015, the audit committee did not pre-approve any of the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by Capitol’s board of directors. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the Exchange Act, before Capitol engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by its audit committee.

Code of Ethics

In October 2015, Capitol’s board of directors adopted a code of ethics that applies to all of Capitol’s executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of Capitol’s business. Capitol will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Capitol’s code of ethics should be sent in writing to Capitol Acquisition Corp. III, 509 7th Street, N.W., Washington, D.C. 20004.

Upon the consummation of the business combination, Holdings will adopt a similar code of ethics that will apply to Holdings’ executive officers, directors and employees as well as those of its subsidiaries.

BUSINESS OF CISION

Business Overview

Cision is a leading global provider of PR software, media distribution, media intelligence and related professional services according to Burton-Taylor International Consulting LLC, as measured by total revenue. Public relations and communications professionals use Cision’s products and services to help manage, execute, and measure their strategic PR and communications programs. Similar to Bloomberg for finance professionals, LinkedIn for HR professionals, and Salesforce for sales professionals, Cision is an industry standard SaaS solution for PR and marketing professionals and is deeply embedded in industry workflow.

Cision delivers a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, C3 arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace influence.

Cision has undergone a strategic transformation since GTCR’s initial investment in 2014, evolving into a PR and marketing software leader through a series of complementary acquisitions.

The acquisitions of Cision and Vocus in 2014 and their subsequent merger established the foundation of the core media database, monitoring and analysis business. Over the twelve months following this initial merger, the company acquired Gorkana to expand its global footprint and also completed acquisitions of Visible Technologies and Viralheat to enhance its social media functionality. The subsequent acquisition of PR Newswire in 2016 was highly strategic, adding the depth and breadth of a global distribution network and making Cision the only vendor with a comprehensive global solution for PR professionals. Following these acquisitions, in October 2016, the company introduced C3, a cloud-based platform that integrates each of Cision’s point solutions into a single unified interface. In the first quarter of 2017, Cision acquired Bulletin Intelligence to expand its capability to provide expert-curated executive briefings for the Executive Office of the President and Corporate C-Suite executives.

Cision provides its comprehensive solution through subscription contracts of one year or longer, with different tiers of pricing depending on the level of functionality and customer support required. Cision’s SaaS delivery model provides a stable recurring revenue base. In 2016, the company generated $615 million of revenue, proforma for PR Newswire, and approximately 82% of Cision’s revenue is generated by customers purchasing services on a subscription or recurring basis. The business mix is also highly diversified, with more than 75,000 customers, of which the top 25 only account for 3% of revenue.

Industry

PR professionals are responsible for critical corporate functions including communications and relations with media, government, consumers, industry and community stakeholders. The process of managing relationships and communications with journalists, analysts, public officials and other key influencers and audiences is vital to an organization achieving its corporate objectives and financial success. PR is top-of-mind for senior management executives and a key component of how companies manage and enhance their brands’ reputation through the media. The primary activities of in-house PR departments and PR agencies include:

•	Creating and communicating news, feature articles and multimedia;
•	Distributing information to target audiences;
•	Planning, developing, managing and monitoring traditional and social media campaigns and implementing strategies to generate interest and popularity and influence brand reputation and sentiment;

•	Organizing events such as media visits, receptions and conferences;
•	Editing and producing journals, corporate identity programs, video and other presentations; and
•	Compiling reports on activities and campaign performance.

Central to all PR activities is a distribution strategy, which determines how an organization delivers consistent and well-executed communications to key constituents. The PR function is rapidly evolving with the proliferation of digital media, as PR professionals work to optimize communications across multiple online, mobile and social channels as well as traditional media outlets. In a multi-channel, data-driven environment, content can be distributed to a significantly larger and more targeted audience, increasing the importance of a broad and reliable distribution network and creating demand for integrated solutions that include distribution, targeting, monitoring and reporting. The importance of distribution to broader PR success was a driving force behind Cision’s decision to acquire PR Newswire, the world’s largest press release distribution network, according to Burton-Taylor International Consulting LLC, as measured by total revenue.

PR Professionals Face an Increasingly Complex Landscape

The emergence and proliferation of digital media, search engine technology and social media has driven rapid change in the public relations and communications industries. In addition to traditional interaction with journalists and editors to manage news and content distributed through print media channels, PR and communications professionals must now also interact with and monitor bloggers, online news sites, consumer review websites, social media platforms and customer communications. The increasing complexity of these functions requires the use of numerous, sophisticated and often discrete software tools, analytics, and professional services to achieve PR professionals’ business objectives.

Digital Media Landscape is Evolving

Media consumption patterns and brand interactions with consumers are rapidly evolving. Consumer purchases are increasingly influenced by a variety of different information sources, including search engines, blogs, online reviews and social media networks. This dynamic presents a challenge for marketing professionals who have traditionally relied on paid and owned media to shape a brand’s image and perception with consumers. As a result, marketers are being forced reevaluate how they reach and engage with their target audience.

As opposed to paid media campaigns, which directly target consumers through television, radio, print and search engine advertising, or owned media campaigns, which directly target consumers through company websites or social media accounts, earned media campaigns do not directly target consumers but rather target key influencers. With consumer behavior increasingly shaped by these influencers, including online reviewers, press and social media posters, effective earned media campaigns are becoming critical for marketers.

Rising Importance of Earned Media Channels in Driving Purchase Decisions

According to Nielsen, earned media is recognized as the most trusted media category, yet it receives a smaller allocation of a company’s marketing budget than owned and paid media. Marketers have traditionally targeted the paid and owned channels because content is more easily controlled through those channels; however, declining efficacy of paid media and higher consumer trust in earned media is increasing marketers’ focus on the earned channel, which is Cision’s core category.

According to eMarketer, more than $192 billion was spent on paid media in 2016, despite consumers actively trying to reduce their paid media exposure. For example, GlobalWebIndex indicates that 60% of desktop users have used ad-blockers. Consumers appear to be gravitating instead toward key influencers in making their purchase decisions. Launchmetrics research indicates that 93% of marketers believe influencer marketing is effective in raising brand awareness and 75% believe it is effective in generating sales leads.

In addition to having a greater impact on consumer purchase decisions than paid media, earned media has a lower cost, as distribution is assisted by the content author. As such, earned media’s ROI is high. Chief marketing officers are beginning to recognize this dynamic and the value of earned media, which is driving a shift of paid media dollars into the earned channel, according to Outsell Inc.

Proactive management of earned media has increased in importance following the recent rise of consumers’ suspicions of “fake news.” Brands have responded to this challenge by proactively publishing factual content around key issues to manage their brand and reputation where possible. Press releases are considered an appropriate outlet for this purpose and have long been viewed by journalists and other earned media sources as a preferred source of reliable information.

Increasing Spend on Marketing Technology

With marketers’ P&L responsibilities continuing to expand and multi-channel marketing becoming a critical revenue-generating function, marketing technology is becoming a core part of technology in the enterprise. According to Gartner Inc., marketing technology spend is expected to exceed spend on core enterprise IT by 2017 and is growing at a much faster rate (12% versus 3%, respectively). This increased marketing technology spend will increasingly be captured by the earned channel.

Preference for Platforms over Point Solutions

A comprehensive and integrated PR platform is becoming increasingly critical as the proliferation of new media channels drives complexity in the execution of successful PR and marketing campaigns. PR, communications and marketing professionals increasingly value and prefer the ease of having the entire solution set — monitoring, analyzing, identifying and distributing — on a single, integrated platform.

Large Addressable Market

The global communications intelligence software and services market is approximately $3 billion in annual spend, and has grown at a 6% CAGR since 2011, according to Burton-Taylor International Consulting LLC. This market comprises spend on press release distribution, media and social media monitoring, measurement and engagement, and targeting. Key drivers of steady growth in recent years include GDP and advertising expenditure growth, proliferation of advanced social media tools and an increasing focus on transparency and information disclosure.

As the needs of PR and marketing professionals converge, with the mutual desire for measurement and attribution, the PR and communications software market is beginning to converge with the marketing software market, which IDC estimates will reach $32 billion by 2018. Beyond marketing software, the broader digital marketing market is expected to reach $195 billion by 2020 according to Statista.

Competitive Strengths

Cison’s competitive strengths include:

Comprehensive and Fully Integrated Cloud-Based Platform

C3 offers the communications professional a “one-stop shop” for all the tools they need to conceive, execute, monitor and analyze an earned media campaign. The company believes that offering a comprehensive cloud-based platform with multiple integrated functionalities is what communications professionals today require and prefer over the alternative of using several individual point solutions that are not interconnected, lack consistency and require interactions with and payments to several external software providers. The effectiveness and appeal of integrated platforms over point solutions has been demonstrated in the broader marketing realm with the creation and growth of cloud-based platforms such as the Adobe Marketing Cloud, the Oracle Marketing Cloud and the Salesforce Marketing Cloud.

An Industry Standard for PR Professionals

Cision’s PR software is known as a go-to global SaaS platform for communications professionals and is deeply embedded in industry workflow. For individuals working in the PR sector, fluency with the Cision platform is viewed by many as a key skill, similar to how knowledge of Bloomberg is critical to many finance professionals and experience with Salesforce is important for many sales professionals.

Global Product Reach

Cision’s offering has wide geographic reach within all of its vertical markets. The company believes that being able to deal with only one provider to deliver earned media solutions across the globe is a key differentiator for Cision that has value to clients, in particular large multi-national corporations that manage PR and communications efforts globally.

Proprietary Content and Solutions

Cision’s platform incorporates the largest media database and largest distribution network in the world, as measured by revenue estimates from Burton-Taylor International Consulting LLC. With Cision’s proprietary database of 1.6 million contacts for journalists, bloggers and social influencers, including contact information, in-depth profiles, preferences and detailed pitching tips, clients can build smarter media lists to connect with the appropriate influencers and build meaningful relationships. Through Cision’s distribution network, customers can conduct both wide-reaching and targeted campaigns across traditional and digital media in more than 170 countries in over 40 languages.

Ease of Use and Workflow Capabilities

Cision’s products are designed with easy-to-use functionality, built-in workflow capabilities, a high degree of flexibility in outputs and a sleek and intuitive user interface to help the communications professional execute their work in the best way possible.

Experienced Management Team with a Proven Track Record

Cision has a strong, highly experienced management team. CEO Kevin Akeroyd has more than 25 years of experience reshaping modern digital, social and mobile marketing. In his previous role, he led the team that built the marketing cloud business unit at Oracle from a nascent stage into one of the largest marketing and advertising technology providers in the industry. Cision’s CFO, Jack Pearlstein, has 20 years of financial, operational and strategic planning experience with technology companies. Mr. Pearlstein has served as CFO of four technology companies, three of which completed initial public offerings.

Products and Services

C3, Cision’s cloud-based software platform, delivers critical functionality across the entire earned media lifecycle. Cision believes that C3 is the first software solution that allows communications professionals to plan, execute and analyze PR campaigns in a fully integrated fashion. Given the recent launch of C3, the majority of Cision’s revenue today comes from customers who purchase only a subset of the capabilities currently offered by Cision. As C3 continues to improve and these customers are migrated onto the C3 platform, Cision will attempt to upsell additional capabilities. For example, a customer who previously used Cision to plan campaigns and monitor campaign results will be a candidate to purchase PR Newswire press release distribution services. Customers who purchase PR Newswire’s distribution service within C3 will have improved ability to measure the return on investment of specific campaign activities compared to customers who use other press release distribution services that cannot be accessed within the C3 platform.

For the year ended December 31, 2016 approximately 82% of Cision’s pro forma revenue was subscription-based or recurring, with only 18% being transactional. Recurring and transactional revenue is largely related to PR Newswire, which was acquired in June 2016 and has since been incorporated into the broader Cision platform. PR Newswire’s services are increasingly sold on a subscription basis as part of C3.

Media Database

Discovering and maintaining relationships with relevant journalists and other influencers that communicate an organization’s message to the public are critical to any earned media strategy. Cision offers the largest database in the world, based on database revenue estimates from Burton-Taylor International Consulting LLC, with contacts for over 1.6 million journalists and other influencers across 200 countries, including over 300,000 digital influencers. The database is updated more than 20,000 times daily to provide the most accurate and timely information to PR and communications professionals.

The media database is integrated with CRM tools and content generation and distribution features to give PR and communications professionals access to relevant influencers when planning a campaign as well as to schedule and record all interactions with contacts. Access to the database is offered both on a regional and on a global basis.

Media Distribution

The distribution strategy of an earned media campaign determines how a company delivers consistent and well-executed communications to influencers across the media spectrum. In a multi-channel, data-driven environment, press releases and other content can be distributed to a significantly larger audience, increasing the importance of a broad and reliable distribution network. Cision’s distribution product allows earned media professionals to execute campaigns and distribute corporate news, events information, content and multimedia through press releases, web and email. Compared to free, high volume channels such as social media and corporate newsrooms, Cision’s distribution platform is an important way for brands to signal the relative importance of a message. This signaling mechanism is often the difference between a message becoming part of the “noise” or ending up in the hands of a key influencer. Brands compete for influencer attention with several thousand stories that are transmitted over the major distribution networks in a day, which compares favorably to competing with 500 million tweets per day on Twitter.

Cision has the largest global distribution network of its kind in the world, based on distribution revenue estimates from Burton-Taylor International Consulting LLC. The company’s network reaches traditional and digital media in more than 170 countries in over 40 languages, including major media organizations, over 10,000 syndicated websites and over 900,000 contacts such as journalists, bloggers and social influencers. Cision’s products enable communications professionals to distribute press releases and other content such as photos, videos, infographics, financial information and articles through web, wire and email. In addition, the company offers around-the-clock editorial support for clients.

•	PR Newswire: Cision’s primary distribution product is PR Newswire, a leading provider of premium wire distribution services in the U.S., Canada and globally, with international operations in Canada, Europe, the Middle East, Asia and Latin America. For more than 60 years PR Newswire has represented an industry standard for high-impact dissemination of critical news, financial releases and other content and has customers spanning Fortune 2000 multinationals, small and medium businesses, public relations agencies and government entities. PR Newswire also offers a comprehensive suite of products and services for Investor Relations professionals, including distribution for earnings and other material news, webcasts and conference calls, IR website hosting, and virtual investor conferences.
•	iReach, WebMax, PRWeb: Cision offers alternative distribution products to clients who seek a more economical option. These products include iReach, WebMax and PRWeb and generally provide customers the ability to distribute shorter releases across a smaller network with web-focused delivery and search engine discovery.
•	Multimedia content and broadcast distribution: MultiVu provides creative services and video production to help companies enhance their communications through webcast and broadcast. Cision also provides hosted, white-label web pages integrated into a customer’s website and managed on behalf of investor relations and public relations departments.
•	iContact: iContact is a cloud-based e-mail and social marketing software application that marketing professionals use to create, publish and distribute professional-quality e-mails. The application integrates with social media platforms and Salesforce’s Sales Cloud.

Media Monitoring

Cision enables PR and communications professionals to track the media coverage of their companies and brands, assess the impact of strategic initiatives and discover how influencers portray their content and gauge overall brand sentiment. Cision’s products allow clients to monitor all forms of media, including global print, digital, social media, television and radio sources, and store articles, content and corporate news. The company’s media monitoring software tracks and monitors content on over 200,000 digital, print, social and broadcast sources in over 150 countries. Cision delivers its customers over 2 million stories every day. Additionally, through the acquisition of Bulletin Intelligence, Cision has expanded its capability to provide expert-curated executive briefings to the Executive Office of the President and Corporate C-Suite executives. Cision also offers tools to filter and automatically update relevant news sources and content to make monitoring an efficient aspect of customers’ overall PR strategies. The graphics below are examples of monitoring insights Cision provides to customers from their PR campaigns.

Media Analysis

Cision provides functionality that enables its customers to assess media coverage by collecting and analyzing data and metrics configured to meet the needs of the client. Metrics on audience engagement, campaign reach and effectiveness, sentiment and competitive benchmarking allow PR and communications professionals to quantify campaign results of earned media strategies. Analysis also provides data-driven insights that inform the creation of future campaigns and marketing investment.

Cision’s media analysis capabilities also include a robust technology-enabled service aimed at Global 2000 companies with complex PR strategies, as well as an automated self-serve module that can be configured by customers for high-level reporting needs. The charts below are examples of analysis insights Cision provides to customers from their PR campaigns.

Business and Growth Strategy

Cision intends to continue to drive growth and enhance its market position through the following key strategies:

Acquire New Customers

While Cision has established itself as a leading player in the PR software market, the company believes there is still a substantial opportunity to increase market penetration globally by selling its platform advantage. Most vendors in the market offer point solutions that address one or two functions in a PR campaign, resulting in the need for multiple vendors; however, chief marketing officers prefer integrated platforms over individual solutions, according to Gartner, Inc. The recent launch of C3 provides the market with a comprehensive platform that integrates all the core capabilities needed for a PR software campaign, establishing Cision as a reference platform for the PR software market.

Continue to Develop Innovative Products and Features

Cision understands the importance of offering an easy-to-use product with extensive features that meet and exceed its customers’ needs. Cision’s product team is constantly working to introduce new features that augment its existing platform. For example, in 2016 Cision expanded its media database capabilities, providing its customers with insights into the audience demographics of each individual Cision influencer and providing tailored influencer recommendations for each of its customers. Cision’s account management and customer service representatives continuously communicate the needs of its customers to the product team, providing for continuous platform improvement.

Cision’s new product innovation pipeline aims to introduce new products to market that improve the way PR and marketing professionals do business. Over the short-term, Cision plans to leverage the fact that its new platform, C3, provides a fully integrated set of PR capabilities under one umbrella by adding data attribution capabilities and eventually selling the data it compiles. Cision’s measurement and attribution capabilities, which the company expects to add to its products by the end of 2017, will enable customers to track end-user reach, demographics, engagement and purchase conversion data from their earned media campaigns, allowing customers to measure ROI. Cision plans to sell the highly valuable consumer and influencer data it compiles to brands and media networks that may use the data to improve audience targeting and increase advertising effectiveness.

Increase Revenue from Existing Customers

Cision believes a significant opportunity exists to increase spending by its more than 75,000 existing customers by expanding product and service offerings sold. Because Cision has grown through acquisitions and because a comprehensive platform did not previously exist in the PR software market, many of Cision’s customers use various PR point solutions, including solutions provided by competitors. For example, Cision has 13,000 U.S. customers and PR Newswire has 16,000 U.S. customers, of which only approximately 2,600 overlap. By providing the first comprehensive platform for executing and analyzing earned media campaigns, Cision is well positioned to increase product penetration among existing customers by encouraging them to bundle various point solutions under one umbrella. In some markets, Cision has not yet introduced its full range of products. Cision plans to roll out its entire product suite in each of its markets, which is expected to increase average customer spend through increased product penetration and attract new customers through a broader product set. Additionally, Cision’s sales team has historically been successful in selling higher tiered product or service offerings to existing clients and will have more opportunities to increase product penetration as the Cision product team continues to add products and features to its platform.

Expand into New Geographies and Market Segments

Cision has an expansive global reach, spanning many major international markets around the globe including those outside of the United States such as Canada, China, India, EMEA and Latin America, which, in aggregate, accounted for 32% of the company’s 2016 pro forma revenue. In many international markets, Cision’s presence is limited today. The company views these markets as opportunities for geographic expansion, which include Latin America, Asia and Continental Europe — accounting for only 1%, 3% and 7% of Cision’s 2016 pro forma revenue, respectively.

Cision aims to establish the earned media cloud as the third marketing software category, alongside paid and owned media, by providing valuable demographic, psychographic, sociographic and attribution end-user data to its customers and by selling the data to brands and media networks. Cision’s development of data attribution and data monetization products is expected to enable it to enter the $32 billion marketing software market, as measured by IDC. Once Cision establishes itself in that market, Cision plans to enter the broader $195 billion digital marketing market, as measured by Statista, through platform extensions into adjacent earned media categories. These categories include ratings and reviews, employee amplification, influencer performance and content marketing. Cision will opportunistically employ both organic initiatives and acquisitions to expand into the digital marketing market.

Selectively Pursue Strategic Acquisitions

Cision has successfully sourced and integrated several strategic acquisitions in the last three years, including Vocus, Visible, Viralheat, Gorkana and PR Newswire. These acquisitions have strengthened Cision’s market position and enabled the company to provide a comprehensive PR communications product suite with a scaled, efficient cost-structure.

Most recently, on March 27, 2017, Cision closed the acquisition of Bulletin Intelligence. Bulletin Intelligence is supported by proprietary, patented collaboration and authoring software written to support its more than 100 analysts, delivers “must-read” daily briefings to closed audiences, providing a comprehensive view of news and other competitive intelligence to highest-level corporate and government leaders. Cision believes the addition of Bulletin Intelligence’s reputable analyst services bolsters the company’s ability to provide data-driven insights that executives rely on to make critical business decisions.

Cision’s management is actively evaluating additional acquisition opportunities to enhance Cision’s leadership in the global PR software market by expanding its market reach, geographic presence and product capabilities.

Customers

Cision has a large and highly diversified customer base of more than 75,000 customers, spanning the Americas, Europe and Asia. Clients range from small businesses to large enterprises across a wide range of industries and also include a large number of PR agencies. Annual spend for these customers can range from hundreds of dollars for small businesses to several million for the largest customers.

Cision’s customer base includes 91 of the world’s 100 most valuable brands, according to Forbes.com, 96 of the top 100 PR companies in the United States and 47 of the top 50 PR companies in the UK, as listed in the Holmes Report 2016.

Select customers include McDonald’s, Samsung, Edelman, Coca Cola, Google, Exxon Mobil and Nike. Cision’s top 25 customers account for only 3% of revenue.

Technology Infrastructure

Technology is key to Cision’s Communications Cloud strategy of creating a unique competitive advantage by offering the only globally accessible end-to-end PR workflow solution in the market. Cision’s PR software platforms are built upon a highly scalable and flexible component or multi-tenant based infrastructures in a hybrid cloud environment allowing us to provide a cost effective and secure offering. The platforms leverage proven delivery technologies along with leading big data and analytic offerings to create a competitive advantage. Cision’s online infrastructure is geographically distributed across multiple public and private cloud locations to facilitate both resilience and performance.

Cision has an experienced and highly skilled technology team managing product development and IT operations. Cision utilizes a modified agile development approach with a standard 2-week cadence but can accelerate or extend deployment time-frames as needed. This agile approach to development is partnered with an IT Infrastructure Library focused “devops” based approach to guarantee that there are appropriate controls and a heightened focus on the customer experience.

Cision maintains a focus on continual improvement from both an IT performance and security perspective. For its critical systems and platforms, the company has implemented a initiatives and procedures that include:

•	A technology risk framework that enables us to identify opportunities for improvement, emerging patterns, and other concerns so they can be understood, addressed and periodically re-reviewed.
•	A multi-pronged approach to security that includes awareness education, asset and data identification, protection, detection, response and remediation.
•	An architectural approach that puts security in the forefront for all new development initiatives to improve efficacy and reduce Cison’s longer-term security costs.

These approaches will be extended as appropriate to Cision’s other systems, platforms and acquisitions.

In 2016, Cision initiated several consolidation and integration initiatives aimed at simplifying and modernizing its critical infrastructures to increase flexibility, improve margins and further improve the customer experience.

These initiatives include data center consolidations, infrastructure upgrades, management information software system enhancements and the deployment of enhanced global operating models across Cision’s operations.

Sales & Marketing

Cision operates direct sales organizations throughout the United States and within each of its international markets. As of December 31, 2016, Cision had approximately 730 direct sales professionals. In the U.S., Cision divides its direct sales professionals into two distinct go-to-market teams, new business teams and account management (renewal) teams. Within each of the two go-to-market teams, U.S. direct sales professionals are further segmented into groups based upon customer size, including an enterprise group for large customers and agencies, a midmarket group for medium size customers and a small business group for small customers. Cision’s U.S. new business sales teams source and develop new customer relationships. Cision’s U.S. account management sales teams focus on maintaining customer relationships, increasing product penetration and ensuring contract renewals. In the United Kingdom and in several other larger international markets, Cision’s direct sales structure is similar to that in the United States. In Cision’s smaller international markets, there are sometimes unified direct sales structures without clear distinction between new business teams and account management teams.

Cision’s marketing team focuses on attracting, acquiring and retaining Cision’s customers through digital demand campaigns, brand building and showcases of customer success. With persona-based content aimed at communications professionals, the team delivers cross-channel campaigns that span paid search, email, web and customer events. Supporting Cision’s global sales team, marketing also develops messaging, product positioning, and tools to communicate the business value of Cision solutions. To establish the Communications Cloud category, marketing develops insightful thought leadership for Cision executives to disseminate through content marketing and keynote presentations. As of December 31, 2016, Cision had approximately 82 marketing professionals globally.

Competition

The communications software market is highly fragmented, highly competitive and rapidly evolving. Whereas Cision’s product suite provides a global end-to-end solution, other industry participants generally operate in select geographic regions or particular verticals including media monitoring and analysis or distribution. In media monitoring and analysis, industry participants include Meltwater, Kantar Media, Trendkite and iSentia. In distribution, industry participants include Business Wire, Nasdaq and The London Stock Exchange through its RNS service.

Key factors which impact competition in Cision’s industry include:

•	Product features, effectiveness and reliability;
•	User interface and ease of use;
•	Media database breadth and quality;
•	Expertise of sales and after-market support organizations;
•	Measurement and attribution capabilities;
•	Breadth and depth of the distribution network;
•	Pace of innovation and product roadmap;
•	Strength of professional services organization;
•	Price of products and services; and
•	Scale and financial stability of the organization

Employees and Culture

Building and maintaining a strong corporate culture benefits both Cision’s customers and employees and serves as the foundation for the successful execution of the company’s strategy, and, as a result, Cision’s corporate culture is critical for its growth strategy.

As of December 31, 2016, Cision had approximately 3,130 global employees, with approximately 1,445 employees located in the U.S. and 1,685 employees located internationally. The company also engages temporary employees and consultants. None of Cision’s employees in the United States are members of a union, however 514 of Cision’s foreign employees are currently subject to collective bargaining agreements and/or are members of local work councils. Cision considers relations with its employees to be very good.

Intellectual Property

Cision relies on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect its proprietary technology and its brand. Cision has registered, and applied for the registration of, U.S. and international trademarks, service marks and domain names. Additionally, Cision has filed U.S. patent applications covering certain of its proprietary technology and own several issued patents. Cision also controls access to software, documentation and other proprietary information and enter into confidentiality and proprietary rights agreements with substantially all of its employees, consultants and other third parties, pursuant to which such employees, consultants and other parties assign to Cision the intellectual property rights that they develop and agree to keep confidential its confidential and proprietary information.

Cision currently licenses content included in its cloud-based software from several providers pursuant to data reseller, data distribution and license agreements with these providers. These agreements provide Cision with content such as news coverage from print and Internet news sites, as well as contact information for journalists, analysts, public officials, media outlets and publicity opportunities. The licenses for this content are non-exclusive. The agreements vary in length, and generally renew automatically subject to certain cancellation provisions available to the parties. Cision does not believe that any of its content providers are single source suppliers, the loss of whom would substantially affect its business.

Cision’s business involves the supply of copyrighted works of third-parties, including publishers and broadcasters, which necessitates working closely with these copyright owners on clients’ behalf. Delivering content to clients typically requires copyright fees to be paid to copyright owners. Cision is typically able to pass these copyright fees directly through to clients.

Cision also contracts with content providers for the rights to access and distribute paywalled or subscription-only content. As paywalled content becomes increasingly prevalent on publisher websites, Cision expects to continue negotiating access rights with key content providers.

If a claim is asserted that Cision has infringed the intellectual property rights of a third-party, it may be required to seek licenses to that technology. In addition, Cision licenses third-party technologies that are incorporated into some elements of its services. Licenses from third parties may not continue to be available to Cision at a reasonable cost, or at all. Additionally, the steps Cision has taken to protect its intellectual property rights may not be adequate. Third parties may infringe or misappropriate Cision’s intellectual property rights or proprietary technology. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies Cision employs in its services.

Cyclicality

Demand for Cision’s products and services fluctuates from month to month, with periods of greater demand corresponding to earnings release cycles of public companies and periods of lower demand corresponding to periods in which activity in the financial markets is reduced, such as during months with fewer business days and months with more holidays, due to the transactional component of Cision’s distribution business.

Legal Proceedings

From time to time, Cision is subject to litigation incidental to its business and to governmental investigations related to its products and services. Cision is not currently party to any legal proceedings or investigations that would reasonably be expected to have a material adverse effect on its business or financial condition. See “Risk Factors — We are the subject of continuing litigation and governmental inquiries.”

Facilities

Cision’s corporate headquarters is located in Chicago, Illinois and consists of approximately 46,000 square feet of leased space. Cision also leases approximately 20 other offices throughout the United States and approximately 45 offices in foreign countries where it operates. Cision owns one facility in Mexico City, Mexico, which consists of approximately 7,000 square feet.

Cision’s current facilities meet its employee base and can accommodate its currently contemplated growth. Cision believes that it will be able to obtain suitable additional facilities on commercially reasonable terms to meet any future needs.

CISION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Selected Historical Financial Information of Cision” and Cision’s audited financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements about Cision’s business, operations and industry that involve risks and uncertainties, such as statements regarding Cision’s plans, objectives, expectations and intentions. Cision’s future results and financial condition may differ materially from those currently anticipated by Cision as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to Cision and its consolidated subsidiaries. Certain amounts in this section may not foot due to rounding.

Overview

We are a leading global provider of PR software, media distribution, media intelligence and related professional services according to Burton-Taylor International Consulting LLC, as measured by total revenue. Public relations and communications professionals use our products and services to help manage, execute, and measure their strategic public relations and communications programs. Similar to Bloomberg for finance professionals, LinkedIn for HR professionals, and Salesforce for sales professionals, we are an industry standard SaaS solution for PR and marketing professionals, and is deeply embedded in industry workflow. We deliver a sophisticated, easy-to-use platform for communicators to reach relevant media influencers and craft compelling campaigns that impact customer behavior. With rich monitoring and analytics, C3 arms brands with the insights they need to link their earned media to strategic business objectives, while aligning it with owned and paid channels. This platform enables companies and brands to build consistent, meaningful and enduring relationships with influencers and buyers in order to amplify their marketplace influence. We have more than 75,000 customers and an expansive global reach, spanning most major international markets around the globe including those outside of the United States such as Canada, China, India, EMEA, and Latin America, which, in aggregate, accounted for 32% of our 2016 revenue.

Acquisitions and Divestitures

Since our merger with an investment vehicle affiliated with GTCR in April 2014, we have acquired six businesses and we have divested of three businesses, as set forth below.

Acquisition of Vocus.  On May 30, 2014, we acquired all of the outstanding shares of Vocus, a provider of cloud-based software, services and tools for the marketing and public relations industry for approximately $454.7 million in cash.

Acquisition of Visible.  On September 12, 2014, we acquired substantially all of the assets of Visible, a provider of advanced social intelligence and engagement tools for social media monitoring, data analytics and insights, and customer engagement through a cloud-based software platform for $7.1 million in cash.

Acquisition of Gorkana.  On October 21, 2014, we acquired substantially all of the assets of Gorkana, a provider of media intelligence and information, offering PR and marketing professionals access to customized solutions through a cloud-based software platform in the United Kingdom for $268.9 million in cash.

Acquisition of Viralheat.  On March 20, 2015, we acquired substantially all of the assets of Viralheat, a social media engagement platform for $4.5 million in cash.

Divestiture of Cision UK and Vocus UK.  On June 24, 2015, we divested certain assets of our Cision UK and Vocus UK businesses for approximately $2.1 million in cash.

Acquisition of PR Newswire.  On June 16, 2016, we acquired substantially all of the assets of PR Newswire, a provider of premium wire distribution services for $813.3 million in cash and LP units with a nominal value of $40 million.

Divestiture of Agility.  On July 7, 2016, we divested certain assets related to our Agility business for approximately $4.3 million in cash. The Agility business was acquired in conjunction with our acquisition of PR Newswire.

Divestiture of Vintage.  On March 8, 2017, the Company sold substantially all of the assets of its Vintage Corporate Filings business for approximately $26.6 million and received approximately $23.7 million in cash after escrow and expenses.

Acquisition of Bulletin Intelligence.  On March 27, 2017, we acquired all of the outstanding shares of Bulletin Intelligence, which has written the daily White House News Summary for the Executive Office of the President since 2001, and which also provides custom, expert-curated executive briefings to the CEOs and C-suites of many of the U.S.’ largest businesses, for $60.5 million in cash, LP units with a nominal value of $7.0 million, and contingent consideration valued at $6.1 million.

The results of operations of these acquired businesses and divestitures have been included in our financial statements since the applicable acquisition date or through the divestiture date. For more information regarding these transactions, see Note 3 to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Sources of Revenues

We derive our revenue from subscription arrangements and related professional services in connection with the Company’s cloud-based software and services offerings. We also derive revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. We recognize revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

Our separate units of accounting consist of subscription services, transactional services and professional services. The subscription services include access to our cloud-based software, hosting services, content and content updates and customer support. Our subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if we materially breach our obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time. We do not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and not subject to a separate fee. In certain cases, the Company charges annual membership fees recognized over the one year membership period.

We also distribute individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Dependent on the nature of the contract with the customer, we recognize revenue on subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and customer acceptance received.

When sold together, revenue from our different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. We allocate revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, TPE, if VSOE is not available, or estimated selling price, if neither VSOE nor TPE is available. As we have been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, we estimate selling prices by analyzing multiple factors such as historical pricing trends, customer renewed activity, and discounting practices. The volume of multiple element arrangements we sold in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all years presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Cost of Revenue.  Cost of revenue consists primarily of compensation for training, editorial and support personnel, hosting and network infrastructure costs, royalty and license fees for content, press release distribution costs, third-party contractor fees, equipment and software maintenance costs, amortization of our proprietary database and purchased technology, amortization of capitalized software development costs and depreciation associated with computer equipment and software.

Sales and Marketing Expenses.  Our sales and marketing expenses consist primarily of compensation for our sales and marketing personnel, related travel costs, sales commissions and incentives, marketing programs, promotional events, webinars and other brand building expenses.

Research and Development.  Our research and development expenses consist primarily of compensation for our software application development personnel and fees to third-party software development firms. Capitalized software development costs are amortized using the straight-line method over the useful life of the software, which is generally two years. All other research and developmental costs are expensed as incurred.

General and Administrative Expenses.  Our general and administrative expenses consist primarily of compensation and related expenses for general corporate functions such as executive, legal, finance, human resources and administrative personnel, as well as costs for external legal, accounting and other professional services, acquisition and other related expenses, restructuring costs, third-party payment processing and credit card fees, facilities rent and other corporate expenses.

Depreciation and Amortization.  Depreciation includes depreciation of property, equipment and software. Assets acquired under capital leases and leasehold improvements are amortized. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and resulting gain or loss is recorded in the results of operations. Amortization of intangible assets consist primarily of the amortization of intangibles related to customer relationships and trademark assets acquired through our acquisitions of Vocus, Visible, Gorkana, ViralHeat and PR Newswire.

Factors Impacting our Results

Acquisitions and Dispositions.

In connection with any acquisition, we are required to recognize any assets acquired and liabilities assumed measured at fair value as of that date. With respect to determining fair value, the excess of the purchase price over these allocations will be assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment, at least annually, and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The allocation of the purchase price of any assets acquired in an acquisition will result in increases in amortization expense relating to acquired intangible assets, because we will record the fair value of the acquired intangible assets. We amortize the intangible assets over their estimated useful lives.

Impact of Foreign Exchange Rates.

We report in U.S. dollar, and the functional currency of our foreign subsidiaries is the local currency, including British Pound, the Euro, the Swedish Krona and the Canadian Dollar. Many of these currencies have weakened significantly against the U.S. dollar since the end of 2014. Approximately 32% of our revenues are generated in non-U.S. dollar-denominated currencies. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. To the extent we experience significant currency fluctuations and our hedging transactions are insufficient, our results of operations may be impacted.

Retention of, and Expansion within, our Existing Customer Base.

Growth of our customer base is important to our continued revenue growth. With our recent acquisition history, we have the opportunity to expand our customer base and to use our new platforms for cross-selling opportunities. Our ability to execute on cross-selling strategies and successfully integrate our acquisitions will have an impact on our results.

Price Competition could Affect our Business.

We face intense price competition in all areas of our business. We have in the past lowered prices, and may need to do so in the future to attempt to gain or maintain market share. Additionally, we have also been, and may once again be, required to adjust pricing to respond to actions by competitors, which could adversely impact operating results.

Investment Shift by PR Professionals from “Paid” to “Earned” Media.

As the needs of PR and communications professionals have evolved, we are increasingly distributing non-press release content over our network, including multimedia, infographics, white papers and other forms of brand-created content. Companies are progressively more focused on earned media, and we are well-positioned to take advantage of this structural shift in the market. Our results will be affected as the mix of content distributed over our network evolves and PR and communications professionals focus additional spend to earned media.

Increasing Budgets for PR Departments.

The switch to social channels as a company’s preferred method to interface with clients and customers has fueled the demand for PR and communications skills and solutions worldwide. PR budgets are increasing as businesses lower paid marketing budgets and leverage the shift towards earned media by actively monitoring and engaging in conversations about their products and services online. To the extent this trend continues, our results of operations will be impacted by this evolution in spending practice.

Market Adoption of Cloud-Based Knowledge Software.

We are focused on expanding market awareness of our cloud-based PR solutions. Although we have seen companies adopt our solutions, we expect further growth to coincide with the rapid increase of online content and influencers and new digital media channels. In response to this trend, we have transitioned from traditional print monitoring services to cloud-based solutions capable of managing the entire lifecycle of a PR campaign. To the extent this trend continues, we expect our revenues to experience growth.

Basis of Presentation

The financial information herein presents the consolidated financial statements of Cision and its subsidiaries from February 11, 2014 through December 31, 2014 (“Fiscal 2014”). We were incorporated on February 11, 2014 to facilitate the acquisition of Cision, AB and its subsidiaries (“Cision”) and to then subsequently pursue further growth both organically and through acquisition. Effective April 14, 2014, we acquired 65.3% of the outstanding share capital of Cision. Prior to April 14, 2014, we had no material assets and had not commenced operations.

The measures of revenue and Adjusted EBITDA are the measures currently utilized by management to assess performance, and we disclose these measures to investors to provide them with a meaningful understanding of our company’s performance. We are in the process of an operational, technological and financial integration effort for all recently combined businesses, particularly with respect to the acquisition of PR Newswire which was acquired in June 2016. One of our current objectives is to identify the most relevant key performance indicators to stakeholders for the fully integrated business. The determination as to when we will be able to identify these performance measures will be dependent on our ability to migrate customers from legacy platforms onto the C3 platform. When such integration and implementation is complete and such measures are available and utilized by management, these measures will be included in future disclosures to investors.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for (i) the quarters ended March 31, 2017 and 2016, (ii) the years ended December 31, 2016 and 2015 and (iii) the year ended December 31, 2015 and Fiscal 2014. We have derived this data from our consolidated financial statements included elsewhere in this proxy statement/prospectus.

The following table shows certain income statement data in dollars and percentages for the periods indicated:

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016		Year Ended December 31, 2016		Year Ended December 31, 2015		Fiscal 2014
Revenue	$145,818	100.0%	$77,704	100.0%	$467,772	100.0%	$333,958	100.0%	$170,114	100.0%
Cost of revenue	45,066	30.9%	28,537	36.7%	162,583	34.8%	125,006	37.4%	74,552	43.8%
Gross Profit	100,752	69.1%	49,167	63.3%	305,189	65.2%	208,952	62.6%	95,562	56.2%
Operating costs and expenses:
Sales and marketing	27,290	18.7%	16,536	21.3%	92,594	19.8%	71,603	21.4%	56,029	32.9%
Research and development	5,452	3.7%	3,536	4.6%	19,445	4.2%	16,604	5.0%	5,657	3.3%
General and administrative	40,232	27.6%	18,344	23.6%	135,737	29.0%	88,448	26.5%	112,722	66.3%
Amortization of intangibles	21,011	14.4%	11,555	14.9%	77,058	16.5%	59,914	17.9%	22,065	13.0%
Total operating costs and expenses	93,985	64.5%	49,971	64.3%	324,834	69.4%	236,569	70.8%	196,473	115.5%
Operating income (loss)	6,767	4.6%	(804)	(1.0)%	(19,645)	(4.2)%	(27,617)	(8.3)%	(100,911)	(59.3)%
Non operating income (losses):
Foreign exchange gains (losses)	(1,948)	(1.3)%	2,097	2.7%	6,299	1.4%	(10,886)	(3.3)%	(10,992)	(6.5)%
Equity in earnings of unconsolidated affiliate	—	—	—	—	241	0.1%	—	—	—	—
Interest and other income, net	2,049	1.4%	33	0.0%	590	0.1%	5,750	1.7%	339	0.2%
Interest expense	(36,915)	(25.3)%	(15,382)	(19.8)%	(117,997)	(25.2)%	(61,398)	(18.4)%	(28,408)	(16.7)%
Loss on extinguishment of debt	—	—	—	—	(23,591)	(5.0)%	—	—	—	—
Total non operating loss	(36,814)	(25.3)%	(13,252)	(17.1)%	(134,458)	(28.7)%	(66,534)	(19.9)%	(39,061)	(23.0)%
Loss before income taxes	(30,047)	(20.6)%	(14,056)	(18.1)%	(154,103)	(32.9)%	(94,151)	(28.2)%	(139,972)	(82.3)%
Provision for (benefit from) income taxes	(7,054)	(4.8)%	90	0.0%	(55,691)	(11.9)%	(3,607)	(1.1)%	(31,010)	(18.2)%
Net loss	$(22,993)	(15.8)%	$(14,146)	(18.2)%	$(98,412)	(21.0)%	$(90,544)	(27.1)%	$(108,962)	(64.1)%

Net Income to Adjusted EBITDA Reconciliation

We define Adjusted EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and loss on extinguishment of debt, and income taxes, further adjusted to exclude the following items: (a) acquisition related costs and expenses; including severance costs; (b) stock-based compensation expense; (c) deferred revenue reduction from purchase accounting; (d) gains or losses related to divested businesses or assets groups; (e) sponsor fees and expenses; (f) unrealized (gain) or loss on foreign currency translation.

We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as sales growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto also included within.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Twelve Months Ended December 31, 2016	Twelve Months Ended December 31, 2015	Fiscal 2014
Net income (loss)	$(22,993)	$(14,146)	$(98,412)	$(90,544)	$(108,962)
Depreciation and amortization	32,592	22,023	126,983	104,038	45,685
Interest expense and loss on extinguishment of debt	36,915	15,382	141,588	61,398	28,408
Income tax	(7,054)	90	(55,691)	(3,607)	(31,010)
Acquisition related costs and expenses	8,240	4,763	45,006	28,010	47,419
Stock-based compensation	993	1,313	5,302	5,294	31,902
Deferred revenue reduction from purchase accounting	—	—	1,168	10,933	39,485
Reduction related to divested businesses or asset groups	(1,785)	—	—	(7,628)	(4,560)
Sponsor fees and expenses	140	128	587	636	405
Unrealized translation loss (gain)	1,775	(2,150)	(4,350)	10,359	10,707
Adjusted EBITDA	$48,823	$27,403	$162,181	$118,889	$59,479

Quarter Ended March 31, 2017 Compared to Quarter Ended March 31, 2016

Revenue

Revenue increased $68.1 million, or 87.6%, from $77.7 million for the quarter ended March 31, 2016 to $145.8 million for the quarter ended March 31, 2017. This increase was primarily driven by our acquisition of PR Newswire, offset by net customer losses, resulting in part from our increased focus on bundled solutions, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Revenue from PR Newswire for the quarter ended March 31, 2017 was $74.5 million. Revenue, excluding PR Newswire, declined from $77.7 million in the three months ended March 31, 2016 to $71.3 million for the three months ended March 31, 2017. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2017 versus 2016 reduced revenue by approximately $2.5 million for the quarter ended March 31, 2017. Revenues in our US business, excluding PR Newswire, declined from $51.5 million in the three months March 31, 2016 to $46.8 million for the three months ended March 31, 2017 due primarily to net customer losses, resulting in part from our increased focus on bundled solutions.

Cost of Revenue

Cost of revenue increased $16.5 million, or 57.9%, from $28.5 million for the quarter ended March 31, 2016 to $45.1 million for the quarter ended March 31, 2017. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in personnel costs resulting from our realization of integration cost synergies, a reduction in our content acquisition costs and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Cost of revenue from PR Newswire for the quarter ended March 31, 2017 was $19.2 million. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2017 versus 2016 reduced our cost of revenue by approximately $1.0 million for the quarter ended March 31, 2017.

Sales and Marketing

Sales and marketing expenses increased $10.8 million, or 65.0%, from $16.5 million for the quarter ended March 31, 2016 to $27.3 million for the quarter ended March 31, 2017. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in our sales compensation costs resulting from our realization of integration cost synergies, a reduction in our marketing costs resulting in part from the consolidation of third party contracts and reduced paid advertising costs and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Sales and marketing expenses from PR Newswire for the quarter ended March 31, 2017 were $11.8 million. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2017 versus 2016 reduced our sales and marketing expenses by approximately $0.3 million for the quarter ended March 31, 2017.

Research and Development

Research and development expenses increased $1.9 million, or 54.2%, from $3.5 million for the quarter ended March 31, 2016 to $5.5 million for the quarter ended March 31, 2017. This increase was primarily driven by our acquisition of PR Newswire offset by a reduction in our research and development compensation costs resulting from the realization of certain planned integration synergies, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Research and development expenses from PR Newswire for the quarter ended March 31, 2017 were $2.9 million. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2017 versus 2016 reduced our research and development expenses by approximately $0.1 million for the quarter ended March 31, 2017.

General and Administrative

General and administrative expenses increased $21.9 million, or 119.3%, from $18.3 million for the quarter ended March 31, 2016 to $40.2 million for the quarter ended March 31, 2017. This increase was primarily driven by our acquisition of PR Newswire and acquisition related expenses, related to our purchase of Bulletin Intelligence in the three months ended March 31, 2017 and offset by the impact of a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. General and administrative expenses from PR Newswire for the quarter ended March 31, 2017 were $19.4 million. Acquisition related expenses increased by $2.6 million in the quarter ended March 31, 2017 versus the quarter ended March 31, 2016. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2017 versus 2016 reduced our general and administrative expenses by approximately $0.6 million for the quarter ended March 31, 2017.

Foreign Exchange Gains (Losses)

We recognized a $1.9 million foreign exchange loss for the quarter ended March 31, 2017 primarily due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes. We recognized a $2.1 million foreign exchange gain for the quarter ended March 31, 2016 due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes.

Interest and Other Income, Net

We recognized a $1.8 million gain on the sale of our Vintage business during the quarter ended March 31, 2017. No other activity was significant for the quarterly periods presented.

Interest Expense

Interest expense increased $21.5 million, or 140.0%, from $15.4 million for the quarter ended March 31, 2016 to $36.9 million for the quarter ended March 31, 2017. This increase was primarily driven by the increase in our debt under the Credit Facilities that were entered into in connection with our acquisition of PR Newswire.

Provision For (Benefit) From Income Taxes

Benefit from income taxes was $7.1 million for the quarter ended March 31, 2017 versus a provision for income taxes of $0.1 million for the quarter ended March 31, 2016. The provision for income taxes for the quarter ended March 31, 2017 was primarily driven by an increase in our taxable income across a number of foreign jurisdictions.

Other Comprehensive Income (Loss)

Other comprehensive income was $5.9 million for the quarter ended March 31, 2017 versus a $10.0 million loss for the quarter ended March 31, 2016. Other comprehensive income for the quarter ended March 31, 2017 was primarily due to foreign currency translation gains that resulted from a strengthening of the US dollar versus certain foreign currencies, primarily the British Pound and the Euro, since December 31, 2016. Other comprehensive loss for the three months ended March 31, 2016 resulted from significant depreciation of the US dollar versus the British Pound that impacted the carrying value of the intangibles and goodwill in the UK that resulted from our acquisition of Gorkana.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue

Revenue increased $133.8 million, or 40.1%, from $334.0 million for the year ended December 31, 2015 to $467.8 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by net customer losses, resulting in part from our increased focus on bundled solutions, a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. Revenue from PR Newswire from acquisition date to December 31, 2016 was $165.1 million. Revenue, excluding PR Newswire, declined from $334.0 million in the year ended December 31, 2015 to $302.7 million for the year ended December 31, 2016. For the year ended December 31, 2015, our revenue included approximately $6.8 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced revenues by approximately $9.0 million for the year ended December 31, 2016. Revenues in our US business, excluding PR Newswire, declined from $218.6 million in the year ended December 31, 2015 to $199.8 million for the year ended December 31, 2016 due primarily to net customer losses, resulting in part from our increased focus on bundled solutions.

Cost of Revenue

Cost of revenue increased $37.6 million, or 30.1%, from $125.0 million for the year ended December 31, 2015 to $162.6 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire offset by a reduction in our personnel costs resulting from our realization of integration cost synergies, a reduction in our content acquisition costs, a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. Cost of revenue from PR Newswire for the year ended December 31, 2016 was $50.5 million. For the year ended December 31, 2015, our cost of revenue included approximately $2.0 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our cost of revenue by approximately $3.9 million for the year ended December 31, 2016.

Sales and Marketing

Sales and marketing expenses increased $21.0 million, or 29.3%, from $71.6 million for the year ended December 31, 2015 to $92.6 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire, offset by a reduction in our sales compensation costs resulting from our realization of integration cost synergies, a reduction in our marketing costs resulting in part from the consolidation third party contracts and reduced paid advertising costs, a decline in the US dollar versus foreign currencies, including the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. Sales and marketing expenses from PR Newswire for the year ended December 31, 2016 were $28.5 million. Our sales compensation costs decreased by approximately $0.4 million in the year ended December 31, 2016 versus the year ended December 31, 2015. Our marketing expenses decreased by $1.1 million in the year ended December 31, 2016 versus the year ended December 31, 2015 due primarily to a reduction in our spend on paid advertising and other third party marketing costs. For the year ended December 31, 2015, our sales and marketing expenses include approximately $2.4 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our sales and marketing expenses by approximately $1.1 million for the year ended December 31, 2016.

Research and Development

Research and development expenses increased $2.8 million, or 17.1%, from $16.6 million for the year ended December 31, 2015 to $19.4 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire offset by a reduction in our research and development compensation costs resulting from the realization of certain planned integration synergies, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Research and development expenses from PR Newswire for the year ended December 31, 2016 was $7.2 million. Our research and development compensation costs decreased by $4.5 million in the year ended December 31, 2016 versus the year ended December 31, 2015 due to lower overall headcount and a shift in the mix of capitalizeable development work. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our research and development expenses by approximately $0.5 million for the year ended December 31, 2016.

General and Administrative

General and administrative expenses increased $47.3 million, or 53.5%, from $88.4 million for the year ended December 31, 2015 to $135.7 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of PR Newswire and an increase in our acquisition related expenses, offset by a reduction in our general and administrative personnel costs, a decline in the US dollar versus foreign currencies, including principally the British Pound and the Euro, and the divestiture of our Cision UK and Vocus UK businesses. General and administrative expenses from PR Newswire for the year ended December 31, 2016 were $46.7 million. Our acquisition related expenses increased by $13.2 million in the year ended December 31, 2016 versus the year ended December 31, 2015. Our general and administrative personnel costs decreased by $5.7 million in the year ended December 31, 2016 versus the year ended December 31, 2015 resulting from the elimination of a number of senior personnel roles that became redundant as a result of our acquisition. For the year ended December 31, 2015, our general and administrative expenses include approximately $1.6 million, from our Cision UK and Vocus UK businesses that were divested during June 2015. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2016 versus 2015 reduced our general and administrative expenses by approximately $2.5 million for the year ended December 31, 2016.

Foreign Exchange Gains (Losses)

We recognized a $6.3 million foreign exchange transaction gain for the year ended December 31, 2016 primarily due to the settlement in cash of an intercompany note involving one of our foreign subsidiaries that resulted in a $5.0 million gain. We incurred a $10.9 million foreign exchange loss for the year ended December 31, 2015 due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes.

Interest and Other Income, Net

We recognized a $4.7 million gain on the sale of our Cision UK and Vocus UK assets during the year ended December 31, 2015. No other activity was significant for all periods presented.

Interest Expense and Loss on Extinguishment of Debt

Interest expense and loss on extinguishment of debt increased $80.2 million, or 130.6%, from $61.4 million for the year ended December 31, 2015 to $141.6 million for the year ended December 31, 2016. This increase was primarily driven by the increase in our debt under the Credit Facilities that were entered into in connection with our acquisition of PR Newswire.

Provision For (Benefit) From Income Taxes

The benefit from income taxes was $55.7 million for the year ended December 31, 2016 versus a benefit from income taxes of $3.6 million for the year December 31, 2015. The benefit from income taxes for the year ended December 31, 2016 was primarily driven by the acquisition of PR Newswire which resulted in a reduction of valuation allowances in the US group due to the establishment of deferred tax liabilities in purchase accounting.

Other Comprehensive Loss

Other comprehensive loss increased $49.8 million for the year ended December 31, 2016 to $58.9 million, from $9.1 million for the year ended December 31, 2015. This increase was primarily the result of foreign currency translation losses that resulted from significant depreciation of the US dollar versus the British Pound that impacted the carrying value of the intangibles and goodwill in the UK that resulted from our 2014 acquisition of Gorkana.

Year Ended December 31, 2015 Compared to the period February 11, 2014 to December 31, 2014 (“Fiscal 2014”)

The following table shows certain income statement data for the periods indicated:

Revenue

Revenue increased $163.8 million, or 96.3%, from $170.1 million for Fiscal 2014 to $334.0 million for the year ended December 31, 2015. This increase was primarily driven by our 2014 acquisitions of Vocus, Visible and Gorkana and recording a full year of Cision revenue in 2015 versus eight and a half months of in Fiscal 2014, offset by net customer losses, resulting in part from our increased focus on bundled solutions, and a decline in the US dollar versus foreign currencies, including the British Pound and the Euro. Revenue from Vocus, Visible and Gorkana for the years ended December 31, 2015 and Fiscal 2014 were $224.0 million and $90.2 million respectively. Revenue from Cision for the year ended December 31, 2015 and Fiscal 2014 was $109.9 million and $79.9 million, respectively. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2015 versus 2014 reduced revenue by approximately $6.1 million for the year ended December 31, 2015.

Cost of Revenue

Cost of revenue increased $50.5 million, or 67.7%, from $74.6 million for Fiscal 2014 to $125.0 million for the year ended December 31, 2015. This increase was primarily driven by our acquisition of Vocus, Visible and Gorkana and a full year of Cision cost of revenues in 2015 versus eight and a half months of Cision in Fiscal 2014, offset by a reduction in our personnel costs due to realization of certain planned cost synergies and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Cost of revenue from Vocus, Visible and Gorkana for the year ended December 31, 2015 and Fiscal 2014 was $78.5 million and $38.8 million respectively. Cost of revenue from Cision for the year ended December 31, 2015 and Fiscal 2014 was $46.2 million and $35.8 million, respectively. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2015 versus 2014 reduced cost of revenues by approximately $2.5 million for the year ended December 31, 2015.

Sales and Marketing

Sales and marketing expenses increased $15.6 million, or 27.8%, from $56.0 million for Fiscal 2014 to $71.6 million for the year ended December 31, 2015. This increase was primarily driven by our acquisition of Vocus, Visible and Gorkana, a full year of Cision sales and marketing expenses in 2015 versus eight and a half months of Cision in Fiscal 2014, and an increase in other sales and marketing expenses, offset by a reduction in sales and marketing personnel due to consolidation of US sales and marketing teams, and a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Sales and marketing expenses from Vocus, Visible and Gorkana for the year ended December 31, 2015 and Fiscal 2014 were $45.7 million and $37.5 million respectively. Sales and marketing expenses from Cision for the year ended December 31, 2015 and Fiscal 2014 were $25.6 million and $18.5 million respectively. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2015 versus 2014 reduced sales and marketing expenses by approximately $1.6 million for the year ended December 31, 2015.

Research and Development

Research and development expenses increased $10.9 million, or 193.5%, from $5.7 million for Fiscal 2014 to $16.6 million for the year ended December 31, 2015. This increase was primarily driven by our acquisition of Vocus, Visible and Gorkana, a full year of Cision research and development expenses in 2015 versus eight and a half months of Cision in Fiscal 2014, and an increase in other research and development expenses, offset by a decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Research and development expenses from Vocus, Visible and Gorkana for the year ended December 31, 2015 and Fiscal 2014 were $10.9 million and $5.3 million respectively. Research and development expenses from Cision for the year ended December 31, 2015 and Fiscal 2014 were $5.2 million and $0.3 million respectively. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2015 versus 2014 reduced research and development expenses by approximately $0.1 million for the year ended December 31, 2015.

General and Administrative

General and administrative expenses decreased $24.3 million, or 21.5%, from $112.7 million for Fiscal 2014 to $88.4 million for the year ended December 31, 2015. This decrease was primarily driven be a reduction in our stock compensation expense and a reduction in acquisition related fees and expenses, offset by an increase in general and administrative expenses primarily driven by our acquisition of Vocus, Visible and Gorkana, and a full year of Cision general and administrative expenses in 2015 versus eight and a half months in Fiscal 2014, and decline in the US dollar versus foreign currencies, principally the British Pound and the Euro. Stock compensation expense was $5.3 million and $31.4 million, respectively, for the year ended December 31, 2015 and Fiscal 2014. Acquisition related fees and expenses were $11.7 million and $28.2 million, respectively, for the years ended December 31, 2015 and Fiscal 2014. The decline in the US dollar versus the British Pound, the Euro, and other foreign currencies in 2015 versus 2014 reduced general and administrative expenses by approximately $1.7 million for the year ended December 31, 2015.

Foreign Exchange Gains (Losses)

Losses from foreign exchange were $11.0 million for Fiscal 2014 and $10.9 million for the year ended December 31, 2015. Our foreign exchange losses in the respective periods were the result of foreign currency translation losses due to fluctuations in foreign exchange rates that impacted the carrying value of certain intercompany notes.

Interest and Other Income, Net

Interest and other income, net, increased $5.4 million to $5.8 million for the year ended December 31, 2015. This increase was driven primarily by the $4.7 million gain on the sale of our Cision UK and Vocus UK assets that we recognized during the year ended December 31, 2015.

Interest Expense

Interest expense increased $33.0 million, or 116.1%, from $28.4 million for Fiscal 2014 to $61.4 million for the year ended December 31, 2015. This increase was primarily driven by the increase in debt that we incurred to complete the acquisition of Cision, Vocus, and Gorkana in 2014.

Provision for (benefit from) income taxes

The benefit from income taxes was $31.0 million and $3.6 million, respectively, for Fiscal 2014 and the year ended December 31, 2015. The benefit from income taxes in 2015 was primarily driven by operating losses resulting from interest expense, financing and transaction costs related to our acquisitions.

Other Comprehensive Loss

Other comprehensive loss increased $2.4 million for the year ended December 31, 2015 to $9.1 million from $6.7 million for Fiscal 2014. The increase in foreign currency translation losses resulted from significant depreciation of the US dollar versus the British Pound that impacted the carrying value of the intangibles and goodwill that resulted from our acquisition of Gorkana.

Seasonality

We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of press release cycles, primarily related to the release of public company operating results and other corporate news events.

Liquidity and Capital Resources

Overview

We fund our business primarily with cash generated from operations and from borrowings under our Credit Facilities. We use cash to satisfy our contractual obligations and to fund other non-contractual business needs.

Our contractual obligations include scheduled interest and principal payments under our First Lien Credit Facility and our Second Lien Credit Facility and our operating leases and capital leases. We also use cash to fund business acquisitions and capital expenditures and to pay taxes.

We incurred a significant amount of indebtedness in connection with our acquisition of PR Newswire that was completed in June 2016. In connection with the Merger, we expect to repay a portion of our Second Lien Credit Facility. We intend to continue to reduce our net leverage and improve the terms of our First Lien Credit Facility as we seek to refinance or otherwise improve upon the terms of such facility.

Based on the terms of our Credit Facilities and our current operations and expectations for continued growth, we believe that cash generated from operating activities, together with available borrowings under our First Lien Credit Facility, will be adequate to meet our current and expected operating, capital investment, acquisition financing and debt service obligations for the next twelve months, although no assurance can be given in this regard.

While we have a history of a negative working capital position as calculated by subtracting current assets less current liabilities substantially all of this negative balance is created by the requirement in GAAP to present our CPECs as current liabilities due to the contractual put rights held by our Parent. As described in the notes to the financial statements we have obtained a waiver from our Parent that the CPECs will not be put for at least twelve months from the date of the issuance of the financial statements. This waiver does not result in long term classification of the CPECs, as this determination is made in the absence of intent to put, however it does enable us to conclude that the CPECs do not taint the ability to assert that we have sufficient resources to meet current funding needs. In addition, there are no other significant debt obligations falling due in the next twelve months other than scheduled principal repayments in the amount of $2.8 million per quarter related to the First Lien credit Agreement. No quarterly principal payments are required under our Second Lien Credit Agreement for at least the next twelve months. Finally, our cash flow from operations in all periods presented has been significantly impacted by the impact of the cash costs incurred related to strategic business combinations, including costs of integration to ultimately achieve synergies and also deal costs. These business combinations have a short term operating cash cost, but once fully integrated are expected to derive significant long term cost and revenue synergies. For the year ended December 31, 2016, we also experienced cash outflows related to the restructuring of our debt obligations which are not expected to recur in the short term, unless such a restructuring results in a long term reduction in our cash interest expense.

We do not currently expect to declare dividends in the foreseeable future. The declaration of dividends will be subject to our actual future earnings and capital requirements and to the discretion of our board of directors. Our board of directors may take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions and such other factors as our board of directors may deem relevant.

Our ability to pay cash dividends on our ordinary shares will be subject to our continued compliance with the terms of our Credit Facilities. Under our First Lien Credit Facility, our subsidiaries are prohibited from making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $50,000,000, plus (ii) the sum of the amount (which amount shall not be less than zero) equal to 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter subject to certain conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in our First Lien Credit Facility or (y) so long as the total net leverage ratio under the First Lien Credit Facility does not exceed 3.75 to 1.00. Under our Second Lien Credit Facility, our subsidiaries are prohibited from making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $57,500,000, plus (ii) the sum of the amount (which amount shall not be less than zero) equal to 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter subject to certain conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in our Second Lien Credit Facility or (y) so long as the total net leverage ratio under the Second Lien Credit Facility does not exceed 3.75 to 1.00. Except as otherwise described in this paragraph, we do not believe these restrictions will have a material impact on our liquidity.

As of March 31, 2017, we had $41.3 million of cash and cash equivalents on hand, and we had aggregate unused availability of $40.2 million under our Revolving Credit Facility. Borrowings under this facility bear interest at a variable rate and is a significant source of our liquidity. Our liquidity needs, including our funding of acquisition activities, causes the aggregate amount of outstanding borrowings under our Revolving Credit Facility to fluctuate. Accordingly, the amount of borrowing capacity available to us can fluctuate depending on operating cash flows, debt service requirements and acquisition and investment activity.

Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our credit agreements governing our Credit Facilities will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the global economy, demand for our products and solutions and our ability to successfully implement our business strategies.

Repatriation of cash from some of our foreign subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. However, the majority of the unremitted earnings are located in European countries in which the earnings can be remitted to the parent company with no additional taxation.

Debt Obligations

The following sections present the components of our debt obligations. In connection with the consummation of the Merger, we expect to repay in part our Second Lien Credit Facility.

First Lien Credit Facility

On June 16, 2016, in connection with the acquisition of PR Newswire, we entered into a $1,175.0 million credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto. The first lien credit agreement consists of: (i) the revolving loan facility, which permits borrowings and letters of credit up to $75.0 million (the “Revolving Credit Facility”), of which up to $25.0 million may be used issued as standby and trade letters of credit; and (ii) a $1,100 million term loan facility (the “First Lien Term Loan Facility” and, together with the Revolving Credit Facility, the “First Lien Credit Facility”). We used the proceeds from the First Lien Term Loan Facility, along with proceeds from our Second Lien Credit Facility, cash equity from our sponsor and cash from our balance sheet to consummate the acquisition of PR Newswire, refinance our existing debt and pay related fees and expenses. From time to time, we may incur incremental revolving facilities and incremental term loan facilities under the First Lien Credit Facility in amounts not to exceed $100 million (minus any amounts incurred under the Second Lien Credit Facility), plus additional amounts subject to compliance with certain leverage ratios as set forth in the First Lien Credit Facility and certain other amounts.

As of March 31, 2017, we had $33.5 million of outstanding borrowings and $1.3 million of outstanding letters of credit under our Revolving Credit Facility and $1,121.7 million outstanding under the First Lien Term Loan Facility. On March 17, 2017, we entered into an incremental amendment to the First Lien Credit Facility, which provided for an incremental borrowing of $30 million of incremental term loans, which term loans are fungible with the First Lien Term Loan Facility. The proceeds of the incremental facility were used to fund the acquisition of Bulletin Intelligence and related transactions and to pay certain fees, costs and other expenses in connection with the Bulletin Intelligence acquisition and the incremental amendment and for general corporate purposes.

Interest is charged on U.S. dollar borrowings under our First Lien Credit Facility, at our option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves, but which amount cannot be less than 1%) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points, (iii) the one month-adjusted LIBOR plus 1% or (iv) 2%), in each case, plus an applicable margin. The margin applicable to loans under the First Lien Term Loan Facility bearing interest at the alternate base rate is 5.00%; the margin applicable to loans under the First Lien Term Loan Facility bearing interest at the adjusted LIBOR is 6.00%. Revolving borrowings in Canadian dollars bear interest at the adjusted Canadian dollar banker’s acceptance rate plus an applicable margin; revolving borrowings in Euro bear interest at the Euro interbank offered rate plus an applicable margin. The margin applicable to loans under the Revolving Facility bearing interest at the alternate base rate, the adjusted LIBOR, the adjusted Canadian dollar banker’s acceptance rate and the adjusted Euro interbank offered rate bear interest at rates of 4.75%, 5.75%, 5.75% and 5.75%, respectively; provided that each such rate is reduced by 25 basis points if the senior secured first lien net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the First Lien Credit Facility is less than or equal to 3.50:1.00 at the end of the most recent fiscal quarter. As of December 31, 2016, the applicable interest rate under the First Lien Credit Facility was 7.0%. We make quarterly principal payments under the First Lien Term Loan Facility of $2.8 million (which amount may be reduced by the application of voluntary and mandatory prepayments pursuant to the terms of the First Lien Credit Facility), with the remaining balance due June 16, 2023. The maturity date of Revolving Loan Facility is June 16, 2021. We may also be required to make certain mandatory prepayments of the First Lien Term Loan Facility out of excess cash flow and upon the receipt of proceeds of asset sales and certain insurance proceeds (in each case, subject to certain minimum dollar thresholds and rights to reinvest the proceeds as set forth in the First Lien Credit Facility).

The obligations under the First Lien Credit Facilities are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions. The liens granted to the lenders under the First Lien Credit Facility are senior to the liens granted to the lenders under the Second Lien Credit Facility pursuant to the terms of an intercreditor agreement.

The First Lien Credit Facility includes a total net leverage financial maintenance covenant. Such covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the First Lien Credit Facility cannot exceed the applicable ratio set forth in the First Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the First Lien Credit Facility). The First Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under our First Lien Credit Facility, our subsidiaries are prohibited from making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $50,000,000, plus (ii) the sum of the amount (which amount shall not be less than zero) equal to 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter subject to certain conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in our First Lien Credit Facility or (y) so long as the total net leverage ratio under the First Lien Credit Facility does not exceed 3.75 to 1.00. As of March 31, 2017, we were in compliance with these covenants.

Our First Lien Credit Facility provides that an event of default will occur upon specified change of control events. “Change in Control” is defined to include, among other things, the failure by GTCR, its affiliates and certain other “Permitted Holders” to beneficially own, directly or indirectly through one or more holding company parents of Holdings, a majority of the voting equity of the borrower thereunder. See “Risk Factors — Cision’s First Lien and Second Lien Credit Agreements Contain Change of Control Provisions that Will Require Cision to Amend or Refinance this Indebtedness.”

We incurred approximately $81.9 million in financing costs with the lenders in connection with the entry into the First Lien Credit Facility, which were offset against the debt. All financing costs are being amortized using the effective interest method.

Second Lien Credit Facility

On June 16, 2016, in connection with the acquisition of PR Newswire, we entered into a second lien credit agreement with Deutsche Bank AG, New York Branch, as administrative agent and collateral agent, and a syndicate of commercial lenders from time to time party thereto. The second lien credit agreement consists of a $370.0 million Second Lien Credit Facility. We used the proceeds from the Second Lien Credit Facility, along with proceeds from our First Lien Credit Facility, cash equity from our sponsor and cash from our balance sheet to consummate the acquisition of PR Newswire, refinance our existing debt and pay related fees and expenses.

As of March 31, 2017, we had $370 million outstanding under the Second Lien Credit Facility.

Interest is charged on borrowings under our Second Lien Credit Facility, at our option, at a rate based on (1) the adjusted LIBOR (a rate equal to the London interbank offered rate adjusted for statutory reserves, but which amount cannot be less than 1%) or (2) the alternate base rate (a rate that is highest of the (i) Deutsche Bank AG, New York Branch’s prime lending rate, (ii) the overnight federal funds rate plus 50 basis points, (iii) the one month adjusted LIBOR plus 1% or (iv) 2%), in each case, plus an applicable margin. The margin applicable to loans under the Second Lien Credit Facility bearing interest at the alternate base rate is 8.50%; the margin applicable to loans under the Second Lien Credit Facility bearing interest at the adjusted LIBOR is 9.50%. All principal amounts due under the Second Lien Credit Facility are due June 16, 2021. As of March 31, 2017, the applicable interest rate under the Second Lien Credit Facility was 10.5%. There are no quarterly or annual amortization payments required under the Second Lien Credit Facility.

The obligations under the Second Lien Credit Facility are secured by substantially all of the assets of Canyon Companies S.à r.l. and each of its subsidiaries organized in the United States (or any state thereof), the United

Kingdom, the Netherlands, Luxembourg and Ireland, subject to certain exceptions. The liens granted to the lenders under the Second Lien Credit Facility are junior to the liens granted to the lenders under the First Lien Credit Facility pursuant to the terms of an intercreditor agreement. The Second Lien Credit Facility includes a total net leverage financial maintenance covenant. Such covenant requires that, as of the last day of each fiscal quarter, the total net leverage ratio of Canyon Companies S.à r.l. and its restricted subsidiaries under the Second Lien Credit Facility cannot exceed the applicable ratio set forth in the Second Lien Credit Facility for such quarter (subject to certain rights to cure any failure to meet such ratio as set forth in the Second Lien Credit Facility). The Second Lien Credit Facility is also subject to certain customary affirmative covenants and negative covenants. Under our Second Lien Credit Facility, our subsidiaries are prohibited from making cash dividends to us, subject to certain exceptions, including that our subsidiaries are permitted to declare and pay cash dividends (x) in an amount that does not exceed the sum of (i) $57,500,000, plus (ii) the sum of the amount (which amount shall not be less than zero) equal to 50% of consolidated net income of our subsidiaries from January 1, 2016 to the end of the most recent quarter subject to certain conditions, plus (iii) certain other amounts set forth in the definition of “Available Amount” in our Second Lien Credit Facility or (y) so long as the total net leverage ratio under the Second Lien Credit Facility does not exceed 3.75 to 1.00. As of March 31, 2017, we were in compliance with these covenants. Our Second Lien Credit Facility provides that an event of default will occur upon specified change of control events, with Change in Control defined in a manner consistent with the definition in the First Lien Credit Facility described above.

We incurred approximately $24.0 million in financing costs with the lenders in connection with the entry into the Second Lien Credit Facility, which were offset against the debt. All financing costs are being amortized over the term of the second lien credit agreement.

Cash Flow Analysis

The following tables reflect the changes in cash flows for the comparative periods presented.

	Three Months Ended		Year Ended December 31,		Fiscal 2014
(dollars in thousands)	March 31, 2017	March 31, 2016	2016	2015
Net cash provided by (used in):
Operating activities	$12,838	$14,182	$(2,038)	$22,422	$(50,804)
Investing activities	(32,993)	(3,243)	(819,416)	(10,664)	(771,555)
Financing activities	26,009	(1,333)	827,764	(8,568)	851,819
Effect of exchange rate changes on cash and cash equivalents	341	122	(1,781)	(1,161)	(883)
Net change in cash and cash equivalents	$6,195	$9,728	$4,529	$2,029	$28,577

Cash Flow Provided By (Used In) Operating Activities.

Net cash flows from operating activities consist of net income (loss) adjusted for non-cash items, such as: depreciation and amortization of property and equipment and intangible assets, non-cash interest charges, deferred income taxes, equity-based compensation and for changes in net working capital assets and liabilities. The cash impact of changes in deferred income taxes primarily relates to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Generally, the most significant factor relates to nondeductible book amortization expense associated with intangible assets.

Net cash provided by operating activities decreased $1.4 million to $12.8 million for the three months ended March 31, 2017, from net cash provided by operating activities of $14.2 million for the three months ended March 31, 2016. Cash provided by operating activities for the three months ended March 31, 2017 reflects a $9.7 million increase in deferred revenue due to the timing of invoicing to our subscription customers, an $8.6 million decrease in accrued compensation due to the timing of payment of annual bonuses, and a negative deferred income tax impact of a $7.9 million due to deferred tax benefit included in the tax provision. Cash provided by operating activities for the three months ended March 31, 2016 reflects a $5.4 million decrease in accounts receivable due to timing of cash collections from customers.

We reported net cash used in operating activities of $2.0 million in 2016, compared to cash provided by operating activities of $22.4 million in 2015. Cash used in operating activities in 2016 reflects a $19.4 million payment of original issue discount upon debt extinguishment in connection with the financing of our acquisition of PR Newswire, a negative deferred income tax impact of $69.1 million due to a deferred tax benefit included in the tax provision, an $8.2 million increase in accrued compensation and benefits, and an increase in accounts receivable of $1.5 million due to timing of cash collections from customers. Cash provided by operating activities in 2015 reflects a $4.6 million decrease in accounts receivable due to the timing of cash collections from customers.

We reported net cash provided by operating activities of $22.4 million in 2015, compared to $50.8 million of cash used in operating activities in 2014. Cash used in operating activities in 2014 reflects a net loss of $109.0 million compared to a net loss of $90.5 million in 2015. Our net loss in 2014 reflects $30.0 million of compensation expense that resulted from our acquisition of Vocus, Inc. in May 2014. Cash provided by operating activities in 2015 reflects a $4.6 million decrease in accounts receivable compared to a $5.3 million increase in accounts receivable in 2014 due to the timing of cash collections from customers. Cash used in operating activities in 2014 reflects a $4.8 million increase in other assets due to a tax deferred charge being recorded for intercompany asset sales.

Cash Flow Used In Investing Activities.

Net cash used in investing activities was $33.0 million for the three months ended March 31, 2017 compared to net cash used in investing activities of $3.2 million for the three months ended March 31, 2016. The increase in net cash used in investing activities for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was primarily driven by our acquisition of Bulletin Intelligence, offset by proceeds received from our sale of Vintage, and an increase in purchases of property and equipment.

Net cash used in investing activities was $819.4 million for 2016, $10.7 million for 2015 and $771.6 million for 2014.

Cash flows used in investing activities in 2016 reflects the acquisition of PR Newswire net of cash acquired of $804.2 million, capitalized software development costs of $11.7 million, purchases of property and equipment of $7.4 million, adjusted for proceeds from disposals of businesses and changes in restricted cash.

Cash flows used in investing activities in 2015 reflects the acquisition of Viralheat net of cash acquired of $4.5 million, capitalized software development costs of $11.3 million, purchases of property and equipment of $5.2 million, adjusted for proceeds from disposals of businesses and changes in restricted cash.

Cash flows used in investing activities in 2014 reflect reflects the acquisition of Vocus, Visible and Gorkana net of cash acquired of $755.3 million, capitalized software development costs of $6.0 million, purchases of property and equipment of $1.9 million, adjusted for proceeds from disposals of businesses and changes in restricted cash.

Cash Flow Provided By (Used In) Financing Activities.

Net cash provided by financing activities was $26.0 million for the three months ended March 31, 2017 compared to net cash provided by financing activities of $1.3 million for the three months ended March 31, 2016. The increase in net cash provided by financing activities for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was primarily driven by an incremental $30.0 million term loan utilized to purchase Bulletin Intelligence.

Net cash provided by financing activities was $827.8 million in 2016, compared to net cash used in financing activities of $8.6 million in 2015 and net cash provided by financing activities of $851.8 million in 2014.

Cash flows provided by financing activities in 2016 reflect net borrowings under term loan facilities of $658.6 million, net borrowings under revolving credit facilities of $33.5 million, and proceeds from the issuance of CPECs (as defined below) of $136.0 million.

Cash flows used in financing activities in 2015 reflect net repayments under term loan facilities of $5.9 million, proceeds from the issuance of CPECs to Cision’s owner of $2.8 million, adjusted for payments of deferred financing costs, and the acquisition of non-controlling interests.

Cash flows provided by financing activities in 2014 reflect net borrowings under term loan facilities of $635.7 million, proceeds from the issuance of CPECs to Cision’s owner of $257.6 million and, the acquisition of non-controlling interests in Cision of $44.5 million.

Contractual Obligations

The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2016. The following table does not give effect to the Merger and related transactions.

	Payments Due by Period (in thousands)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
(dollars in thousands)
First Lien Credit Facility(1)	$1,094,500	$11,000	$22,000	$22,000	$1,039,500
Second Lien Credit Facility(1)	370,000	—	—	—	370,000
Revolver	33,475	—	—	—	33,475
Capital leases(2)	171	171	—	—	—
Operating leases	81,832	12,348	22,483	20,116	26,885
Purchase obligations	15,615	12,196	3,419
CPECs(3)	443,102	443,102	—	—	—
Cash interest(4)	779,666	117,605	232,901	228,453	200,708

(1)	Represents the principal amount of our long-term debt under our Credit Facilities and expected cash payments for interest thereunder based on the applicable interest rates and amounts outstanding as of December 31, 2016.
(2)	Includes the fixed rent payable under the leases and does not include additional amounts, such as taxes, that may be payable under leases.
(3)	CPECs are held by Cision Owner and are presented as liabilities in the consolidated balance sheets of Cision. The CPECs are redeemable at any time by Cision and mature 49 years from the date of issuance. The CPECs can be converted to common stock of Cision at any time at a conversion price equal to the fair value of Cision’s common stock on the date of issuance by Cision Owner. The CPECs are classified as liabilities due to the creditor-like rights held by the holder, including the right to force Cision’s bankruptcy. The CPECs are puttable to the Company at any time. The Company has received a waiver from the Cision Owner and this put right will not be exercised for at least one year.
(4)	Interest on variable rate long-term debt obligations is calculated based on debt outstanding and interest rates in effect on December 31, 2016, taking into account scheduled maturities and amortizations. The applied interest rates for the Revolver borrowings, First Lien Term Loan and Second Lien Term Loan at December 31, 2016 are 6.7%, 7.0% and 10.5%, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions or interests.

Summary of Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. Our critical accounting policies are described below.

Software Development Costs and Research and Development

The Company incurs software development costs related to its internal use software. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and third party development costs and are amortized using the straight-line method over the estimated useful life of the software, which is generally two years. All other research and development costs are expensed as incurred. Costs to maintain and update the information database are expensed within cost of revenues as these expenses are incurred. For the years ended December 31, 2016, 2015 and Fiscal 2014, the Company recorded amortization expense related to internal use software of $12.6 million, $6.9 million, and $0.5 million respectively. For the period ended March 31, 2017 and 2016 the Company recorded amortization expense of $3.1 million and $2.2 million, respectively.

Property, Equipment and Purchased Software

Property, equipment and purchased software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: three to five years for software and computer and office equipment and five to seven years for furniture and fixtures. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the statements of net loss and total comprehensive loss.

Valuation of Long-Lived Assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the straight-line method, which approximates the pattern of usage of the economic benefit of the asset, over their estimated useful lives ranging from two to seven years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no significant impairment charges for long-lived assets for the period ended March 31, 2017 of the years ended December 31, 2016, 2015 or Fiscal 2014.

The Company regularly revisits its estimate of useful economic lives of long lived assets and makes adjustments to those lives where appropriate.

Business Combinations and Valuation of Goodwill and other Acquired Intangible Assets

The Company has completed a number of acquisitions of businesses during the period ended March 31, 2017 and the years ended December 31, 2016, 2015 and Fiscal 2014 that have resulted in the recording of goodwill and identifiable definite-lived intangible assets. The Company recognizes all of the assets acquired and liabilities assumed at their fair values on the acquisition date. The Company uses significant estimates and assumptions, including fair value estimates, as of the acquisition date and refines those estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which new information may be gathered about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Measurement period adjustments are applied retrospectively, and all other adjustments are recorded to the consolidated statements of net loss and to date have been immaterial. Acquisition-related costs are expensed as incurred separately from the acquisition and generally are included in general and administrative expenses in the statements of net loss and total comprehensive loss.

Goodwill Impairment

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. The Company performs its annual impairment assessment on October 1, or whenever events or circumstances indicate impairment may have occurred. On October 1, 2016, 2015 and 2014 the Company performed its annual goodwill impairment based on the fair value of the Company’s reporting units. When assessing goodwill for impairment, the Company uses an income approach based on discounted cash flows to determine the fair value of its reporting unit. The Company’s cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors which are consistent with the plans used to manage the Company’s operations.

Other than for reporting units newly formed in 2016, the results of the annual goodwill impairment test indicated that the estimated fair value of each reporting unit was, in all cases, at least 25% in excess of its carrying value. For reporting units created in the current year as part of the PRN acquisition, the fair value of the reporting units approximated their carrying value given the purchase price allocation performed during the year ended December 31, 2016. In addition, for the reporting units formed in June 2016, no events or circumstances occurred from the date of acquisition to December 31, 2016 that would indicate that the fair value of the reporting unit had decreased since the acquisition date.

Based on the results of the Company’s most recent annual assessment on October 1, 2016, the Company therefore concluded that the fair value of each of its reporting units exceeded its carrying amount and no impairment charge was recorded.

Revenue Recognition

The Company derives its revenues from subscription arrangements and related professional services in connection with the Company’s cloud-based software and services offerings. The Company also derives revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

The Company’s separate units of accounting consist of its subscription services, transactional services and professional services. The subscription services include access to the Company’s cloud-based software, hosting services, content and content updates and customer support. The Company’s subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if the Company materially breaches its obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time. The Company does not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and are not subject to a separate fee. In certain cases, the Company charges annual membership fees to customers which are recognized ratably over the one year membership period.

The Company also distributes individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Dependent on the nature of the contract with the customer, the Company recognizes revenue on subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and customer acceptance received.

When sold together, revenue from the Company’s different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. The Company allocates revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its VSOE, if available, TPE, if VSOE is not available, or estimated selling price, if neither VSOE nor TPE is available. As the Company has been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, the Company estimates selling prices by analyzing multiple factors such as historical pricing trends, customer renewed activity, and discounting practices. The volume of multiple element arrangements sold by the Company in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all years presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Valuation of Equity-Based Compensation and Profits Interests

Compensation expense for all equity-based compensation awards is based on the grant date fair value recognition provisions of ASC Topic 718, Compensation — Stock Compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years from the date of grant. As equity-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures.

Compensation expense for these equity-based awards is recognized by the Company, with an equal offsetting charge to “Additional paid-in capital.” Such compensation expense is reflected in the Company’s consolidated financial statements because the Class C Unit awards to management relate to services provided by the employees of the Company. The Class C Units are reserved for issuance by Cision Owner for incentive purposes at the discretion of the general partner of Cision Owner, subject to certain approvals.

To date, substantially all the equity-based compensation expense recorded in the Company’s financial statements results from the granting to management of Class C LP Units of Cision Owner. These Class C Units are considered Profits Interests as they allow recipients to participate in the residual profits of the Company on a predetermined fair value threshold (which can be zero). This threshold represents the threshold of proceeds from a sale of the Company’s net assets at fair market value that must be distributed to the preferred LP Unit holders of Cision Owner before the holder of a Class C LP Unit can participate in a distribution.

Segments

The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The Company’s Chief Executive Officer and the Board of Directors review financial information presented on both a consolidated basis and on a geographic regional basis. Since its inception, the Company has completed several significant acquisitions and has expended significant efforts in integrating these acquisitions into a single commercial software solution, available to all customers in all geographies. As a result of the long term qualitative and quantitative similar economic characteristics exhibited by the sale of a single product suite in all the Company’s regions, the Company has determined that its operating segments meet the criteria to be aggregated into one reportable segment.

Income Taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2011 to 2015.

Accounting Pronouncement Recently Adopted

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that all deferred tax assets and liabilities be classified as non-current on the balance sheet. Before the issuance of ASU 2015-17, deferred tax assets and liabilities were required to be presented as current and non-current. In the year ended December 31, 2015, the Company adopted ASU 2015-17. The adoption of ASU 2015-17 did not have a material impact on the consolidated financial statements and the balance sheets at December 31, 2016 and 2015 reflects this new presentation.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs (Topic 835-30). The amendment requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The ASU did not address the presentation of costs of obtaining a revolving line of credit. In the June 2015 meeting of the Emerging Issues Task Force, the SEC staff clarified it would not object to an entity presenting the cost of securing a revolving line of credit as an asset, regardless of whether a balance is outstanding. The Company adopted this standard and a policy that the cost of securing a revolving line of credit will be recorded as an asset effective January 1, 2016 and the balance sheet at December 31, 2016 and 2015 reflects this new presentation.

In April 2015, the FASB issued ASU 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement to increase the consistency of accounting for cloud computing arrangements among reporting entities. The reporting entity must consider whether a cloud computing arrangement includes a software license. If the arrangement does not include a software license, the entity should account for the arrangement as a service contract. If the arrangement includes a software license, the entity should account for the software license element of the arrangement consistent with the acquisition of other licenses of intangible assets. The Company adopted this standard during fiscal year 2016 and the adoption did not have a material impact on the consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s ability to continue as a Going Concern (ASU 2014-15). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. The Company adopted ASU 2014-15 in fiscal year 2016. The adoption of ASU 2014-15 had no material effect on the consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning in the Company’s fiscal year 2019. The Company is in the process of evaluating the impact of this accounting standard update on the consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Intangibles-Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

This ASU is effective for our fiscal year 2022, and interim periods within that year. The Company is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for our fiscal year 2019.The new standard is not expected to have a material impact on the consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice. Among other things, the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flow. The standard will become effective for us in the first quarter of fiscal year 2019, early adoption is permitted. The Company is in the process of evaluating the impact of this accounting standard update on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for our fiscal year 2020 and interim periods in that year with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 is effective for our fiscal year 2019 including interim periods within that year The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. We are still evaluating the impact that this standard will have on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for our fiscal year 2018. The Company is evaluating the impact that this standard will have on the consolidated financial statements.

Effects of Inflation

While inflation may impact revenues and cost of services, the Company believes the effects of inflation, if any, on the results of operations and financial condition have not been significant. However, there can be no assurance that the results of operations and financial condition will not be materially impacted by inflation in the future.

Qualitative and Quantitative Disclosure about Market Risk

Interest rate risk

Our Credit Facilities bear interest at variable rates based on LIBOR plus a fixed margin. As of December 31, 2016, we had $1,498 million in outstanding borrowings under our Credit Facilities. At LIBOR rates below 3.0%, 100.0% of our outstanding borrowings bear interest at variable rates. Outstanding borrowings under our Credit Facilities are subject to a 1% LIBOR floor. As of December 31, 2016, the 3-month LIBOR rate was approximately 0.96%. A hypothetical 1% increase in the interest rate on our indebtedness as of December 31, 2016 would have increased our cash interest expense on our indebtedness by approximately $15.0 million per annum.

Foreign exchange risk

The reporting currency for all periods presented is the U.S. dollar. The functional currency for the Company’s foreign operating subsidiaries is the local currency, including British Pound, the Euro, the Swedish Krona and the Canadian Dollar. These currencies all weakened significantly against the U.S. dollar. Approximately 32% of our revenues are generated in non-U.S. dollar-denominated currencies. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Holdings

The following table sets forth information regarding the beneficial ownership of Holdings ordinary shares as of the record date and immediately following consummation of the business combination by:

•	each person known by Capitol to be the beneficial owner of more than 5% of Capitol’s outstanding shares of common stock either on the record date or after the consummation of the business combination;
•	each of Capitol’s current executive officers and directors;
•	each person who will become an executive officer or a director of Holdings upon consummation of the business combination;
•	all of Capitol’s current executive officers and directors as a group; and
•	all of Holdings’ executive officers and directors as a group after the consummation of the business combination.

At any time prior to the annual meeting, during a period when they are not then aware of any material nonpublic information regarding Capitol or its securities, the Capitol Sponsors, Cision or Cision Owner and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Capitol’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares entitled to vote at the annual meeting to approve the business combination proposal vote in its favor and that Capitol will have in excess of $5,000,001 of net tangible assets upon closing of the business combination after taking into account holders of public shares that properly demanded conversion of their public shares into cash, when it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Capitol Sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on Capitol common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the annual meeting.

As of the date of this proxy statement/prospectus, no agreements dealing with the above have been entered into. Capitol will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal and charter amendments proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Name and Address of Beneficial Owner(1)	Pre-Business combination(2)		Post-Business combination(3)
	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares of Common Stock	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares
Directors and Executive Officers Pre-Business combination:
Mark D. Ein(4)	5,936,250	14.6%	9,113,856	7.3%
L. Dyson Dryden(5)	1,978,750	4.9%	3,037,952	2.5%
Richard C. Donaldson(6)	50,000	*	191,669	*
Lawrence Calcano(6)	50,000	*	191,669	*
Piyush Sodha(6)	50,000	*	191,669	*
All directors and executive officers prior to the business combination as a group (five individuals)	8,065,000	19.9%	12,726,815	10.0%
Directors and Executive Officers Post-Business combination:
Kevin Akeroyd(7)	—	—	—	—
Peter Granat(7)	—	—	—	—
Mark Jones	—	—	—	—
Jack Pearlstein(7)	—	—	—	—
Jeremy Thompson(7)	—	—	—	—
Mark D. Ein(4)	5,936,250	14.6%	9,113,856	7.3%
L. Dyson Dryden(5)	1,978,750	4.9%	3,037,952	2.5%
Stephen P. Master(8)(9)	—	—	—	—%
Stuart Yarbrough	—	—	—	—%
Mark M. Anderson(8)(9)	—	—	—	—%
Philip A. Canfield(8)(9)	—	—	—	—%
All directors and executive officers post-business combination as a group (ten individuals)	7,915,000	19.5%	12,151,808	9.6%
Five Percent Holders:
Cision Owner(8)	—	—%	84,100,000	68.3%
Capitol Acquisition Management 3 LLC(10)	5,936,250	14.6%	9,113,856	7.3%
Capitol Acquisition Founder 3 LLC(11)	1,978,750	4.9%	3,037,952	2.5%
Davidson Kempner Partners(12)	2,970,000	7.3%	2,970,000	2.5%
TD Asset Management Inc.(13)	2,946,600	7.3%	2,946,600	2.4%
BlueMountain Capital Management, LLC(14)	2,750,000	6.8%	2,750,000	2.3%
Highbridge Capital Management Inc.(15)	2,282,087	5.6%	2,282,087	1.9%

*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals is 509 7th Street, N.W., Washington, D.C. 20004.
(2)	The pre-business combination percentage of beneficial ownership of Capitol in the table below is calculated based on 40,625,000 shares of common stock outstanding as of the record date. The amount of beneficial ownership does not reflect the shares of common stock issuable as a result of Capitol’s warrants as such warrants may not be exercisable within 60 days. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them prior to the business combination.

(3)	The post-business combination percentage of beneficial ownership of Holdings is calculated based on 121,125,000 ordinary shares outstanding. Such amount assumes that no public shareholders properly elect to convert their shares into cash. The amount of beneficial ownership for each individual or entity post-business combination includes shares of common stock issuable as a result of Capitol’s warrants as such warrants will become exercisable upon consummation of the business combination. Unless otherwise indicated, Capitol believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them upon consummation of the business combination.
(4)	Represents shares held by Capitol Acquisition Management 3 LLC, of which Leland Investments Inc., an entity controlled by Mr. Ein, is the sole member. Does not include an aggregate of 36,139 shares held by two individuals that it may receive in the event such shares do not vest in accordance with restricted stock agreements between such individuals and Capitol Acquisition Management 3 LLC. Post-business combination ownership includes 4,346,591 ordinary shares issuable upon exercise of private warrants.
(5)	Represents shares held by Capitol Acquisition Founder 3 LLC, an entity controlled by Mr. Dryden. Does not include an aggregate of 12,046 ordinary shares held by two individuals that it may receive in the event such shares do not vest in accordance with restricted stock agreements between such individuals and Capitol Acquisition Founder 3 LLC. Post-business combination ownership includes 1,448,864 shares issuable upon exercise of private warrants.
(6)	Post-business combination ownership includes 151,515 shares issuable upon exercise of private warrants.
(7)	Messrs. Akeroyd, Granat, Pearlstein and Thompson are investors in Cision Owner. The foregoing persons have neither a controlling interest in Cision Owner nor direct or indirect voting or dispositive power with respect to the ordinary shares of Cision held of record by Cision Owner.
(8)	Includes 2,000,000 ordinary shares issuable upon exercise of the warrants. Voting and dispositive power with respect to the ordinary shares held by Cision Owner is exercised by its general partner, Canyon Partners, Ltd., which following the consummation of the Transactions will in turn be controlled by a majority vote of its ten-member board of directors (“Canyon Board of Directors”). GTCR Investment X AIV Ltd. (“GTCR AIV”) as the sole shareholder of Canyon Partners, Ltd. may be deemed to share voting and dispositive power over the ordinary shares held by Cision Owner. GTCR AIV is managed by a ten-member board of Directors (the “AIV Board of Directors”) comprised of Mark M. Anderson, Craig A. Bondy, Philip A. Canfield, Aaron D. Cohen, Sean L. Cunningham, David A. Donnini, Constantine A. Mihas, Collin E. Roche, Lawrence C. Fey IV and Benjamin J. Daverman. Each of the foregoing entities and the individual members of each of the Canyon Board of Directors and the AIV Board of Directors disclaim beneficial ownership of the shares held of record by Cision Owner except to the extent of his, her or its pecuniary interest. The address for Cision Owner, Canyon Partners, Ltd. and GTCR AIV is c/o GTCR Golder Rauner II, LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654.
(9)	Messrs. Canfield and Anderson are Managing Directors of GTCR LLC, and Mr. Master is a Vice President of GTCR LLC. Each of Messrs. Canfield, Anderson and Master disclaims beneficial ownership of any units of Cision Owner beneficially owned by Canyon Partners, Ltd. and GTCR AIV, except to the extent of his indirect pecuniary interest.
(10)	Post-business combination ownership includes 4,346,591 ordinary shares issuable upon exercise of private warrants.
(11)	Post-business combination ownership includes 1,448,864 ordinary shares issuable upon exercise of private warrants.
(12)	The business address of Davidson Kempner Partners is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022. Messrs. Thomas L. Kempner, Jr. and Robert J. Brivio, Jr. through Davidson Kempner Capital Management LP, are responsible for the voting and investment decisions relating to the securities held by Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P. and Davidson Kempner International, Ltd. Information derived from a Schedule 13G filed on October 26, 2015.
(13)	The business address of TD Asset Management Inc. is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. Excludes 1,600 shares held by TDAM USA Inc. Information derived from a Schedule 13G filed on February 10, 2017.
(14)	The business address of BlueMountain Capital Management, LLC is 280 Park Avenue, 12th Floor, New York, New York 10017. Information derived from a Schedule 13G/A filed on February 13, 2017.
(15)	The business address of Highbridge Capital Management, LLC is 40 West 57th Street, 32nd Floor, New York, New York 10019. Information derived from a Schedule 13G filed on March 30, 2017.

Capitol’s Sponsors, including its officers and directors, beneficially own 20% of its issued and outstanding shares of common stock as of the record date. Because of the ownership block held by Capitol’s Sponsors, such individuals may be able to effectively exercise control over all matters requiring approval by Capitol’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the consummation of an initial business combination or earlier if, subsequent to the consummation of an initial business combination, (i) the last sales price of Capitol’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) Capitol (or any successor entity) consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Capitol’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Capitol’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Capitol is unable to effect a business combination and liquidate the trust account, none of its initial stockholders will receive any portion of the liquidation proceeds with respect to their initial shares.

In a private placement conducted simultaneously with the consummation of Capitol’s initial public offering, the Capitol initial stockholders purchased 8,250,000 private warrants. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until 30 days after Capitol has completed a business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Capitol’s Code of Ethics requires Capitol to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Capitol or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Capitol’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Capitol’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Capitol enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Capitol requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Capitol Related Person Transactions

In July 2015, Capitol issued 10,062,500 shares of common stock to Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder 3 LLC for $25,000 in cash, at a purchase price of approximately $0.002 per share, in connection with Capitol’s organization. Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder 3 LLC subsequently transferred a portion of these shares to certain individuals, including Capitol’s independent directors, for the same purchase price originally paid for such shares. In October 2015, our sponsors then contributed back to Capitol’s capital, for no additional consideration, an aggregate of 1,437,500 shares. In connection with the closing of the Offering, an additional 500,000 shares were contributed back to Capitol’s capital for no additional consideration.

Capitol’s Sponsors, including its officers and directors, purchased an aggregate of 8,250,000 private warrants (for a total purchase price of $8,250,000) from Capitol on a private placement basis simultaneously with the consummation of Capitol’s initial public offering. The private warrants are identical to the warrants included in the units sold in the initial public offering except that the private warrants: (i) are not redeemable by Capitol and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus for the initial public offering, so long as they are held by the initial purchasers or any of their permitted transferees. If the private warrants are held by holders other than the initial purchasers or any of their permitted transferees, they will be redeemable by Capitol and exercisable by the holders on the same basis as the warrants included in the units being sold in the initial public offering. The initial purchasers of the private warrants have agreed not to transfer, assign or sell any of the warrants, including the common stock issuable upon exercise of the warrants (except to certain permitted transferees), until 30 days after the completion of Capitol’s initial business combination.

In order to meet Capitol’s working capital needs, Capitol’s Sponsors, including its officers and directors, may loan funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. On August 11, 2016, August 12, 2016 and August 15, 2016, Capitol’s officers and directors (or their affiliates) loaned an aggregate of $500,000. On November 9, 2016, Capitol received new commitments (which commitments replaced and superseded the prior commitments provided to Capitol in May and

August 2016) from Capitol’s officers and directors to provide additional loans of up to $767,000 in the aggregate when and if needed. On February 7, 2017, Capitol’s officers and director (or their affiliates) loaned an aggregate of $450,000. On April 20, 2017, Capitol’s officers and directors (or their affiliates) loaned an aggregate of an additional $400,000. Additionally, Capitol has received new commitments from its executive officers to provide Capitol with up to an additional $175,000 in the aggregate. These loans, and any future ones that may be made by Capitol’s officers and directors (or their affiliates), are, and will be, evidenced by notes and would be repaid upon the consummation of a business combination. If Capitol does not complete a business combination, the loans will be forgiven.

The holders of Capitol’s initial shares, as well as the holders of the private warrants and any warrants Capitol’s Sponsors or their affiliates may be issued in payment of working capital loans made to Capitol (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the initial public offering. The holders of a majority of these securities are entitled to make up to two demands that Capitol register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the private warrants or warrants issued in payment of working capital loans made to Capitol (or underlying securities) can elect to exercise these registration rights at any time after Capitol consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Capitol’s consummation of a business combination. Capitol will bear the expenses incurred in connection with the filing of any such registration statements. This arrangement will be terminated in connection with the consummation of the Transactions and will be replaced by the Registration Rights Agreement with respect to the affiliates of Messrs. Ein and Dryden.

Leland Investments Inc., an affiliate of Mr. Ein, advanced to Capitol an aggregate of $200,000 to cover expenses related to the initial public offering. The loan was payable without interest on the consummation of the initial public offering. The loan was repaid from the proceeds of the initial public offering.

Venturehouse Group, LLC, an affiliate of Mark D. Ein, and Dryden Capital Management, LLC, an affiliate of L. Dyson Dryden, have agreed that, commencing on October 13, 2015 through the earlier of the consummation of Capitol’s initial business combination or its liquidation, it will make available to Capitol certain general and administrative services, including office space, utilities and administrative support, as Capitol may require from time to time. Capitol has agreed to pay these entities an aggregate of $10,000 per month for these services. Mr. Ein is the Chief Executive Officer of Venturehouse Group, LLC and Mr. Dryden is the sole member of Dryden Capital Management, LLC. Accordingly, they will benefit from the transaction to the extent of their interest in Venturehouse Group, LLC and Dryden Capital Management, LLC, respectively. However, this arrangement is solely for Capitol’s benefit and is not intended to provide Messrs. Ein or Dryden compensation in lieu of a salary. Capitol believes, based on rents and fees for similar services in the D.C. metropolitan area, that the fee charged by these entities are at least as favorable as it could have obtained from an unaffiliated person.

Capitol has also entered into three consulting arrangements for services to help identify and introduce it to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a business combination. These agreements provide for an aggregate annual fee of $550,000 and success fee of $1,125,000 upon the consummation of a business combination.

Other than this $10,000 per month fee, the repayment of the $200,000 loan from Leland Investments Inc. and the payment of consulting or success fees described above (none of which payments will be made from the proceeds of the Offering held in the trust account prior to the completion of Capitol’s initial business combination), no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of Capitol’s sponsors, officers, directors or their respective affiliates, for services rendered to Capitol prior to, or in connection with the consummation of its initial business combination (regardless of the type of transaction that it is). However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Capitol’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by Capitol.

Cision Related Person Transactions

Professional Services Agreement

On May 30, 2014, Canyon Valor Companies, Inc. (formerly GTCR Valor Companies, Inc.), a wholly owned indirect subsidiary of Cision (“Cision Sub”), entered into an Amended and Restated Professional Services Agreement (the “Services Agreement”) with Cision Owner, GTCR LLC and GTCR Management X LP (“GTCR Management”) pursuant to which Cision Sub agreed to engage GTCR Management as a financial and management consultant.

Under the terms of the Services Agreement, GTCR Management provides various services to Cision Owner and its subsidiaries, including Cision Sub, such as corporate strategy, budgeting of future corporate investments and acquisition and divestiture strategies. GTCR Management is entitled to a placement fee in connection with any equity or debt financing of Cision Owner or any of its subsidiaries (regardless of whether such financing is provided by GTCR Management or any of its affiliates), subject to certain exceptions. The Services Agreement also requires Cision Sub to pay an annual management fee to GTCR Management, unless such amounts are not permitted to be paid under the agreements governing Cision’s First Lien Credit Facility and Second Lien Credit Facility, in which case such fees automatically accrue without interest for the benefit of GTCR Management, to be paid at such time as and to the extent that such fees are permitted to be paid under such credit facilities. Cision Sub is also required to reimburse GTCR Management for reasonable travel expenses, legal fees and other out-of-pocket fees and expenses incurred by GTCR Management or its affiliates in connection with the performance of its obligations under the Services Agreement. Cision Sub has also agreed to indemnify GTCR Management and its affiliates for any losses or liabilities they incur in connection with their performance under the Services Agreement, except to the extent resulting from GTCR Management’s gross negligence or willful misconduct. Cision Sub paid fees and expense reimbursement to GTCR Management in an aggregate amount of $0.6 million, $0.6 million and $0.4 million in 2016, 2015 and 2014, respectively. As of December 31, 2016, there were approximately $148,000 accrued but unpaid management fees and expenses under the Services Agreement.

Cision and GTCR Management will terminate the Services Agreement in connection with the consummation of the Business Combination.

Intercompany Capital Contributions and Loan Agreements

As a subsidiary of Cision Owner, Cision from time to time engages in intercompany transactions with Cision Owner, including intercompany loans. In connection with the acquisition of Bulletin Intelligence, on March 24, 2017, in exchange for a note, Cision Owner issued $7.0 million of Units of Cision Owner to a subsidiary of Cision, which Units were used as consideration for the purchase of Bulletin Intelligence. The note will be repaid to Cision Owner in connection with consummation of the business combination.

In connection with the acquisition of PR Newswire on June 16, 2016, Cision Owner loaned $195.9 million to Cision and issued $40.0 million of Units of Cision Owner to a subsidiary of Cision, which cash and Units were used to fund the PR Newswire acquisition. Cision Owner contributed these loans to Cision in exchange for CPECs, resulting in the cancellation of these loans.

From time to time, Cision issues CPECs to Cision Owner in connection with capital contributions from Cision Owner to Cision. See “— Convertible Preferred Equity Certificates of Cision (CPECs)” and Note 2 to the Cision’s audited financial statements included elsewhere in this proxy statement/prospectus for a description of the CPECs. In connection with the business combination, Cision Owner will contribute the CPECs, along with its outstanding equity in Cision, to Holdings.

Convertible Preferred Equity Certificates of Cision (CPECs)

Between April 2014 and July 2016, Cision Owner entered into 11 Subscription Agreements with Cision pursuant to which Cision issued and sold Convertible Preferred Equity Certificates (“CPECs”) to Cision Owner. The CPECs are redeemable at any time by Cision and mature 49 years from the date of issuance. The

CPECs carry a 1% per year yield which is accounted for as interest expense in the consolidated statements of Net loss and total comprehensive loss. The CPECs can be converted to Class V shares of Cision at any time at a conversion price equal to the fair value of Cision’s Class V shares on the date of issuance by Cision Owner. The CPECs are treated as debt instruments in Luxembourg. The CPECs are classified as liabilities due to the creditor like rights held by the holder, including the right to force the Cision’s bankruptcy.

The CPECs are puttable to Cision for cash by the holder at any time and can be called by Cision at any time. As a result of this contracted put feature, the CPECs are classified as current liabilities in the consolidated balance sheets. The holder is not expected to redeem the CPECs.

In connection with the business combination, Cision Owner will contribute the CPECs, along with its outstanding equity in Cision, to Holdings.

Gorkana Seller Notes and Management Rollover

In connection with the completion of Cision’s acquisition of Gorkana on October 21, 2014, GTCR Canyon UK Investments Limited, a subsidiary of Cision, acquired Gorkana and issued promissory notes to the sellers of Gorkana, including to Jeremy Thompson, a portion denominated in US dollars and a portion denominated in pounds sterling. Notes in the amounts of $617,971 and £1,726,272 were issued to Mr. Thompson. The US dollar-denominated notes bore interest at a rate of 8% per annum and were payable on demand. The pounds sterling-denominated notes were secured by the value of a cash collateral account and bore interest equal to the interest paid on the underlying cash collateral account. Concurrently with the issuance of the notes, Mr. Thompson, Cision Owner and certain of its affiliates entered into a subscription agreement pursuant to which Mr. Thompson agreed to contribute the notes to Cision Luxembourg in exchange for equivalent notes issued by Cision Luxembourg (the “Lux Notes”).

On December 22, 2014, Cision Owner and Cision entered into an Investment Agreement with Mr. Thompson pursuant to which he agreed to contribute the Lux Notes to Cision in exchange for securities of Cision (the “Cision Shares”) and a portion in exchange for equivalent notes of Cision (the “Cision Notes”). On September 18, 2015, Cision Owner issued Units in Cision Owner (an aggregate deemed capital contribution of $662,939) to Mr. Thompson in exchange for the Cision Shares held by him. On December 21, 2015, Cision repaid the pounds sterling-denominated notes to Mr. Thompson in the amount of £1,726,272.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Capitol’s directors, officers and persons owning more than 10% of Capitol’s common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Capitol, or representations from certain reporting persons that no other reports were required, Capitol believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2016.

DESCRIPTION OF HOLDINGS’ SECURITIES

The following description of the material terms of the share capital of Holdings following the transactions includes a summary of specified provisions of the charter documents of Holdings that will be in effect upon completion of the Transactions. This description is qualified by reference to Holdings’ charter documents as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

Holdings is a Cayman Islands exempted company with limited liability. Its affairs are governed by its Articles and the Companies Law.

Upon consummation of the Transactions, the authorized share capital of Holdings will be US$50,000 consisting of 480,000,000 ordinary shares, par value $0.0001 per share, and 20,000,000 preferred shares of par value US$0.0001 per share. As of the date of this proxy statement/prospectus, there was one ordinary share issued and outstanding and no preferred shares have been issued or are outstanding.

Shares

General

Walkers, Cayman Islands counsel to Holdings, has confirmed that all of the issued and outstanding ordinary shares of Holdings are fully paid and non-assessable. Certificates representing the outstanding ordinary shares are generally not issued and legal title to the issued shares is recorded in registered form in the register of members. Holders of ordinary shares have no pre-emptive, subscription, redemption or conversion rights.

Preferred Shares

The board of directors of Holdings may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of ordinary shares are entitled to such dividends as may be declared by the board of directors, subject to the Companies Law and the Articles. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Holdings lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of ordinary shares on a pro rata basis.

Voting rights

Each ordinary share entitles the holder to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by show of hands, unless voting by way of poll demanded by the chairman of the board of directors or any shareholder present or voting by proxy.

A quorum required for a meeting of shareholders requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital of Holdings in issue, provided that for so long as Holdings is a Controlled Company within the meaning of the rules of the then Designated Stock Exchange, general meetings shall not be quorate unless Cision Owner is in attendance (provided that Cision Owner holds shares in Holdings).

A special resolution will be required for important matters such as a merger or consolidation of Holdings, change of name or making changes to the Articles or the voluntary winding up of Holdings.

An ordinary resolution of the shareholders of Holdings requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting or, in each case, a unanimous resolution in writing.

Variation of rights

The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of ordinary shares

Any shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the Designated Stock Exchange or as otherwise approved by the board of directors.

In addition, the Articles prohibit the transfer of shares in breach of the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Directors

Appointment and removal

The management of Holdings is vested in a board of directors. The Articles provide that there shall be a board of directors consisting of eight (8) directors, unless increased or decreased from time to time by the directors or by Holdings in general meeting, provided that, for so long as Cision Owner has the right to nominate any director for election pursuant to the Articles, the size of the board of directors shall not be increased or decreased without the prior written consent of Cision Owner. We expect that upon the consummation of the Transactions, the board will consist of seven (7) directors and will have one vacancy. So long as shares are listed on the Designated Stock Exchange, the board of directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).

The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the 2018 annual general meeting of shareholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of shareholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of shareholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of shareholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.

The directors of Holdings have the power from time to time and at any time to appoint any person as a director to fill a casual vacancy on the board of directors or as an addition to the existing board of directors, subject to the remaining provisions of the Articles, the terms of the Nominating Agreement, applicable law and the listing rules of the Designated Stock Exchange; provided that, subject to the terms of the Nominating

Agreement, any vacancy not filled by the directors may be filled by the shareholders by ordinary resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that, subject to the terms of the Nominating Agreement, whenever the holders of any class or classes of share or series thereof are entitled to elect one or more directors by the provisions of the Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected or by the holders of such class or classes of shares or series thereof in accordance with the Articles. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.

A director may be removed from office by the shareholders by special resolution only for “cause” (as defined in the Articles); provided that, subject to certain limitations set forth in the Articles, (x) until the date of the 2020 annual general meeting of the shareholders (and not thereafter), any director may be removed with or without cause upon the affirmative vote of the Cision Owner if the Cision Owner and its affiliates beneficially own at least 50% of the issued ordinary shares and (y) any director who was nominated for election by the Cision Owner may be removed with or without cause upon the affirmative vote of the Cision Owner for so long as the Cision Owner has the right to nominate such director for election pursuant to the Articles.

A vacancy on the board of directors created by the removal of a director under the provisions of the Articles may be filled by the election or appointment by ordinary resolution at the general meeting at which such director is removed or by the affirmative vote of a simple majority of the remaining directors present and voting at a meeting of the directors.

The appointment and removal of directors is subject to the applicable rules of the Designated Stock Exchange and to the provisions of the Nominating Agreement.

The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Holdings are set out in the Articles.

Indemnity of directors and officers

The Articles provide that the board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or wilful default.

Material Differences between Rights of Holders of the Cision Securities and Rights of Holders of Capitol Securities

Cayman Islands companies are governed by the Companies Law. The Companies Law is modelled on English law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to Holdings and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and similar arrangements

The Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under Cayman Islands law requires the directors of the companies to enter into and to approve a written plan of merger or consolidation, which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting), in which regard see “—  Voting rights” above. In relation to any merger or consolidation under the Companies Law, dissenting shareholders have certain limited appraisal rights in circumstances which are similar to those available to dissenting shareholders of a Delaware corporation, providing rights to receive payment in cash for the judicially determined fair value of the shares. Appraisal rights are ordinarily available where the consideration offered under the merger is payable in cash or, in some instances, the unlisted securities of a third party.

The Companies Law also includes statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that such a scheme of arrangement is approved by shareholders or creditors who represent a majority in number and 75% in value of each such class of shareholders who attend and vote, either in person or by proxy, at a meeting or meetings convened for that purpose. The convening of meetings to consider any such scheme of arrangement, and the implementation of the sanction, must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question and the classes properly delineated;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

If a scheme of arrangement is thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of a Delaware corporation.

When a tender offer to acquire shares is made and accepted (within four months) by holders of not less than 90% of the shares subject to such offer, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

Shareholders’ suits

In principle, Holdings will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires (beyond the scope of its authority);
•	the act complained of, although not ultra vires, could be effected duly if authorized by a special resolution that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Fiduciary duties of directors

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company: a duty to act bona fide in the best interests of the company; a duty not to make a profit out of his position as director (unless the company permits him to do so); a duty to exercise his powers for the purposes for which they are conferred; and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. A director will need to exhibit in the performance of his duties both the degree of skill than may reasonably be expected from a subjective perspective determined by reference to his knowledge and experience, and the skill and care objectively to be expected from a person occupying office as a director of Holdings.

Under the Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with Holdings must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Written consent of shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.

Cayman Islands law and the Articles provide that shareholders may approve the appointment or removal of directors by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the shareholders at the annual meeting, provided that such shareholder complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Under the laws of the Cayman Islands, a proposal may only be put before the shareholders at any general meeting in respect of any matter requiring a special resolution if it is set out in the notice calling the meeting. Pursuant to the Articles, no business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors (or any duly authorized committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the directors (or any duly authorized committee thereof) or (C) otherwise properly brought before an annual general meeting by any shareholder who (1) is a shareholder of record on both (x) the date of the giving of the notice by such shareholder provided for in the Articles and (y) the record date for the determination of shareholders entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in the remaining provisions of the Articles.

A general meeting may be called by the board of directors or any other person authorized to do so in the memorandum and articles of association, but shareholders may be precluded from calling general meetings. General meetings of Holdings may be convened by a majority of the board of directors or, whilst it continues to hold at least 10% of the issued ordinary shares, requisitioned by Cision Owner.

Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting. Cayman Islands law permits a company’s articles to have any quorum. See “— Voting rights.”

Cumulative voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits a minority shareholder to cast all the votes to which such shareholder is entitled on a single director, which increases such shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but the Articles do not permit cumulative voting. As a result, shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Election and removal of directors

Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.

As permitted by the Companies Law and pursuant to the Articles, directors can be appointed and removed in the manner described in the section headed “— Directors” above.

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles provide that the board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ actual fraud or wilful default. This standard of conduct is generally the same as permitted under Delaware corporate law.

Enforcement of civil liabilities

The Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a competent foreign court;
•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
•	is final;
•	is not in respect of taxes, a fine or a penalty; and
•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

As a result of recent English case law, which will likely be highly persuasive in the Cayman Islands, the Cayman Islands Courts may also have discretion to enforce judgments obtained in foreign bankruptcy proceedings in other circumstances.

Variation of rights of shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under Cayman Islands law and the Articles, if Holdings’ share capital is divided into more than one class of shares, we may vary the rights attached to any class with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Sale of assets

Under Delaware corporate law, a vote of the shareholders is required to approve a sale of assets only when all or substantially all assets are being sold to a person other than a subsidiary of the Company.

The Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and to act in good faith, for a proper purpose and in the interests of the company.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years.

This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, Holdings cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Rights of non-resident or foreign shareholders

There are no limitations imposed by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on shares held in the capital of Holdings. As similarly provided under Delaware corporate law, there are no restrictions on foreign or non-resident ownership or management of a Cayman Islands company under Cayman Islands law. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Dissolution and winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.

Under the Companies Law of the Cayman Islands and the Articles, Holdings may be voluntarily dissolved, liquidated or wound up only by a special resolution of the shareholders, in which regard see “— Voting rights” above. In addition, a company may be wound up by the Grand Court of the Cayman Islands if the company is unable to pay its debts or if the court is of the opinion that it is just and equitable that the company is wound up.

Inspection of books and records

Shareholders of Holdings will have no general right under Cayman Islands law to inspect or obtain copies of its register of shareholders or corporate records except the Articles.

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Amendment of governing documents

Under Delaware corporate law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

As permitted by Cayman Islands law, the Articles may be amended with the sanction of a special resolution passed at a general meeting of shareholders.

Description of Warrants

Upon consummation of the Transactions, Holdings will have warrants outstanding to purchase an aggregate of 24,500,000 ordinary shares (assuming no holders of public shares seek to convert such shares to cash). Each outstanding whole warrant of Capitol shall automatically represent the right to purchase one ordinary share of Holdings in lieu of one share of Capitol common stock upon closing of the Transactions at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of Transactions.

The private warrants are identical to the public warrants underlying the units sold in Capitol’s initial public offering, except that such private warrants will be exercisable for cash (even if a registration statement covering the shares issuable upon exercise of such public warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

Holdings may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
•	if, and only if, the reported last sale price of Holdings’ shares equals or exceeds $18.00 per share (as adjusted for splits, dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and
•	if, and only if, there is a current registration statement in effect with respect to the shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If Holdings’ calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

PRICE RANGE OF CAPITOL SECURITIES AND DIVIDENDS

Capitol Acquisition Corp. III

Market Price of Units, Common Stock and Warrants

Capitol’s units, warrants and common stock are traded on the Nasdaq Stock Market LLC under the symbols CLACU, CLACW and CLAC, respectively. The following table sets forth the high and low sales prices for the units, warrants and common stock for the periods indicated since the units commenced public trading on October 14, 2015, and since the warrants and common stock commenced separate trading on December 7, 2015.

Period	Common Stock				Warrants				Units
	High		Low		High		Low		High		Low
2017:
Second Quarter*	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]	$	[•]
First Quarter		$10.60		$9.92		$1.85		$0.85		$13.51		$10.24
2016:
Fourth Quarter		$10.00		$9.80		$0.87		$0.63		$10.46		$10.10
Third Quarter		$10.00		$9.65		$0.70		$0.40		$10.85		$9.80
Second Quarter		$9.80		$9.62		$0.40		$0.32		$10.10		$9.74
First Quarter		$9.75		$9.40		$0.65		$0.30		$10.09		$9.56
2015:
Fourth Quarter**		$11.00		$5.98		$0.80		$0.25		$10.10		$9.22

*	Through [•], 2017.
**	Trading commenced October 14, 2015 for our units and December 6, 2015 for our warrants and common stock.

Holders

As of March 7, 2017, there was one holder of record of units, eight holders of record of shares of common stock and six holders of record of warrants. Management believes Capitol has in excess of 300 beneficial holders of its securities.

Dividends

Capitol did not pay any dividends to its security holders during the year ended December 31, 2016.

Cision

Market Price of Common Stock

Historical market price information regarding Cision is not provided because there is no public market for its securities.

Holders

As of March 19, 2017, the number of record holders of Cision’s ordinary shares was six.

Dividends

Cision did not pay any dividends to its security holders during the year ended December 31, 2016.

Holdings

Market Price of Ordinary Shares

Historical market price information regarding Holdings is not provided because there is no public market for its securities.

Holders

As of March 19, 2017, Capitol was the only record holder of Holdings’ ordinary shares.

Dividend Policy

Following the completion of the Transactions, Holdings’ board of directors will consider whether or not to institute a dividend policy. It is presently intended that Holdings will retain its earnings for use in business operations and, accordingly, it is not anticipated that Holdings’ board of directors will declare dividends in the foreseeable future. In addition, the terms of Cision’s credit facilities will include restrictions on Holdings’ ability to issue dividends. See “Cision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Overview” for a discussion of our credit facilities' restrictions on our subsidiaries’ ability to pay dividends or other payments to us.

APPRAISAL RIGHTS

Neither Capitol stockholders nor Capitol warrant holders have appraisal rights under the DGCL in connection with the Transactions.

STOCKHOLDER PROPOSALS

The Holdings 2018 annual meeting of stockholders will be held on or about [•], 2018 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2018 annual meeting, you need to provide it to Holdings by no later than [•], 2018. You should direct any proposals to Holdings’ secretary at its principal office which will be located at 130 East Randolph St., 7th Floor, Chicago, IL 60601 and at its registered office which will be located at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. If you are a stockholder and you want to present a matter of business to be considered at the year 2018 annual meeting, under Holdings’ amended and restated memorandum and articles of association you must give timely notice of the matter, in writing, to Holdings’s secretary. To be timely, the notice has to be given between [•], 2018 and [•], 2018.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Capitol’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Capitol Acquisition Corp. III, 509 7th Street, N.W., Washington, D.C. 20004. Following the business combination, such communications should be sent in care of Cision Ltd., 130 East Randolph St. 7th Floor, Chicago, IL 60601. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of Capitol as of December 31, 2016 and 2015 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Canyon Holdings S.a.r.l. and its subsidiaries as of December 31, 2016 and December 31, 2015 and for each of the years ended December 31, 2016, December 31, 2015 and the period February 11, 2014 (Inception) to December 31, 2014 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vocus, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 included in the Proxy Statement of Capitol Acquisition Holding Company Ltd., which is referred to and made a part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

The combined financial statements of PRN Group as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 and the combined financial statements of PRN Group as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 included in the Proxy Statement of Capitol Acquisition Holding Company Ltd., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Capitol and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Capitol’s annual report to stockholders and Capitol’s proxy statement. Upon written or oral request, Capitol will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Capitol deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Capitol deliver single copies of such documents in the future. Stockholders may notify Capitol of their requests by calling or writing Capitol at its principal executive offices at 509 7th Street, N.W., Washington, D.C. 20004 or (202) 654-7060. Following the business combination, such requests should be made by calling or writing Holdings at 130 East Randolph St. 7th Floor, Chicago, IL 60601 or (866) 639-5087.

WHERE YOU CAN FIND MORE INFORMATION

Capitol files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Capitol with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Capitol at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Capitol has been supplied by Capitol, and all such information relating to Cision has been supplied by Cision. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Mr. L. Dyson Dryden
Capitol Acquisition Corp. III
509 7th Street, N.W.
Washington, D.C. 20004
Tel. (202) 654-7060

INDEX TO FINANCIAL STATEMENTS

CAPITOL ACQUISITION CORP. III
Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-3
Condensed Consolidated Statements of Operations for the three months ended March 31, 2017 and 2016	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016	F-5
Notes to Unaudited Condensed Financial Statements	F-6
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets as of December 31, 2016 and 2015	F-15
Statements of Operations for the year ended December 31, 2016 and for the Period from July 13, 2015 (inception) through December 31, 2015	F-16
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2016 and for the Period from July 13, 2015 (inception) through December 31, 2015	F-17
Statements of Cash Flows for the year ended December 31, 2016 and for the Period from July 13, 2015 (inception) through December 31, 2015	F-18
Notes to Financial Statements	F-19

Unaudited Financial Statements
Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016	F-27
Condensed Consolidated Statements of Operations for the three months ended March 31, 2017 and 2016	F-28
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016	F-29
Notes to Unaudited Condensed Financial Statements	F-30
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-40
Balance Sheets for the years ended December 31, 2016 and 2015	F-41
Statements of Net Loss and Total Comprehensive Loss for the years ended December 31, 2016 and December 31, 2015, and the period February 11, 2014 (Inception) to December 31, 2014	F-42
Consolidated Statements of Mandatorily Redeemable Equity and Stockholders’ Deficit for the years ended December 31, 2016 and December 31, 2015, and the period February 11, 2014 (Inception) to December 31, 2014	F-43
Statements of Cash Flows for the years ended December 31, 2016 and December 31, 2015, and the period February 11, 2014 (Inception) to December 31, 2014	F-44
Notes to Financial Statements	F-45

Capitol Acquisition Corp. III and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$274,005	$95,985
Cash and cash equivalents held in trust account, interest income available for taxes	728,968	567,469
Accrued interest receivable held in trust account	190,900	165,126
Prepaid expenses	122,475	30,525
Total current assets	1,316,348	859,105
Cash and cash equivalents held in trust account, restricted	325,000,000	325,000,000
Total assets	$326,316,348	$325,859,105
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$362,072	$188,291
Long term liabilities
Notes payable to related parties	950,000	500,000
Deferred underwriting fee	11,375,000	11,375,000
Total liabilities	12,687,072	12,063,291
Commitments and contingencies
Common stock, subject to possible redemption, 30,775,821 and 30,810,131 shares at redemption value at March 31, 2017 and December 31, 2016, respectively	308,629,275	308,795,813
Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 120,000,000 shares authorized; 9,849,179 and 9,814,869 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	985	981
Additional paid-in capital	5,935,293	5,768,759
Accumulated deficit	(936,277)	(769,739)
Total stockholders’ equity	5,000,001	5,000,001
Total liabilities and stockholders’ equity	$326,316,348	$325,859,105

The accompanying notes are an integral part of these condensed consolidated financial statements.

Capitol Acquisition Corp. III and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended March 31, 2017	Three months ended March 31, 2016
Operating costs	$(506,356)	$(477,521)
Loss from operations	(506,356)	(477,521)
Other income and expense:
Interest income	339,818	132,167
Net loss	$(166,538)	$(345,354)
Weighted average number of shares outstanding, basic and diluted	9,814,869	9,680,095
Basic and diluted net loss per share	$(0.02)	$(0.04)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Capitol Acquisition Corp. III and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	For the three months ended March 31, 2017	For the three months ended March 31, 2016
Cash Flows from Operating Activities:
Net loss	$(166,538)	$(345,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Cash held in trust account, interest income available for taxes	(314,043)	(55,085)
Accrued interest income	(25,774)	(77,082)
Changes in operational assets and liabilities:
Prepaid expenses	(91,950)	(8,258)
Accounts payable and accrued expenses	173,781	96,493
Net cash used in operating activities	(424,524)	(389,286)
Cash Flows from Investing Activities:
Interest released from trust	152,544	—
Net cash provided by investment activities	152,544	—
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	450,000	—
Net cash provided by financing activities	450,000	—
Net increase (decrease) in cash and cash equivalents	178,020	(389,286)
Cash and cash equivalents, beginning of period	95,985	857,325
Cash and cash equivalents, end of period	$274,005	$468,039
Supplemental disclosure of non-cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(166,538)	$(345,354)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations and Liquidity

Capitol Acquisition Corp. III (the “Company”) was incorporated in Delaware on July 13, 2015 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”). In connection with the Transactions (defined below), the Company formed Capitol Acquisition Holding Company Ltd. (“Holdings”) as a direct wholly-owned subsidiary and Capitol Acquisition Merger Sub, Inc. (“Merger Sub”) as a wholly-owned subsidiary of Holdings. Holdings was incorporated under the laws of the Cayman Islands as an exempted company on March 9, 2017. Merger Sub was incorporated under the laws of Delaware as a corporation on March 9, 2017.

All activity through March 31, 2017 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination.

The registration statement for the Offering was declared effective on October 13, 2015. The Company consummated the Offering of 32,500,000 units on October 19, 2015, including the exercise of the over-allotment option to the extent of 2,500,000 units, generating gross proceeds of $325,000,000 and net proceeds of $317,665,553 after deducting $7,334,447 of transaction costs (up to an additional $11,375,000 of deferred underwriting expenses may be paid upon the completion of a Business Combination). The units sold pursuant to the Offering (“Units”) were sold at an offering price of $10.00 per Unit. In addition, the Company generated gross and net proceeds of $8,250,000 from the private placement (the “Private Placement”) of 8,250,000 warrants (“Founders’ Warrants”) at a price of $1.00 per warrant to Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder LLC (collectively, the “Sponsors”), entities affiliated with the Company’s executive officers, and the Company’s directors.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the Founders’ Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect a Business Combination successfully.

Upon the closing of the Offering, $325,000,000 ($10.00 per Unit sold in the Offering), including the proceeds of the private placement of the Founders’ Warrants was placed in a trust account (“Trust Account”) and may be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended the (“Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s first Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise.

On March 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Capitol Acquisition Holding Company Ltd., an exempted company incorporated in the Cayman Islands with limited liability and wholly-owned subsidiary of the Company (“Holdings”), Capitol Acquisition Merger Sub, Inc., a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Merger Sub”), Canyon Holdings (Cayman) L.P., a Cayman Islands exempted limited partnership (“Cision Owner”), and Canyon Holdings S.a r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 6D, L-2633 Senningerberg, Grand Duchy of Luxembourg and registered with the

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

RCS under number B 184599 (“Cision”). The Merger Agreement provides for a Business Combination between the Company and Cision pursuant to which, among other things, (i) Cision Owner will contribute to Holdings all of the share capital and convertible preferred equity certificates in Cision in exchange for the issuance of 82,100,000 ordinary shares of Holdings and warrants to purchase 2,000,000 Ordinary Shares of Holdings (in each case, subject to certain adjustments), plus the right to receive up to 6,000,000 ordinary shares in the future if certain price targets are met (the “Contribution and Exchange”), (ii) The Sponsors of Capitol will forfeit 1,600,000 shares of Capitol and warrants to purchase 2,000,000 shares of Capitol at closing of the Transactions (in each case, subject to certain adjustments), and (iii) Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger (the “Merger,” together with the Contribution and Exchange and other transactions contemplated by the Merger Agreement, the “Transactions”). The Merger Agreement provides that Cision is not required to consummate the Transactions if immediately prior to the consummation of the Transactions, Capitol does not have at least $225,000,000 of cash available to be released from the trust account after giving effect to payment of amounts that Capitol will be required to pay to converting stockholders upon consummation of the Transactions and certain other fees and expenses. If Cision does not waive its termination right and Capitol has less than the required amount in trust, the Transactions will not be consummated. The Transactions are expected to be consummated promptly after the required approval by the stockholders of the Company and the fulfillment of certain other conditions.

The Business Combination will be accounted for as a “reverse merger” in accordance with U.S. GAAP. Under this method of accounting Capitol will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Cision comprising the ongoing operations of the combined entity, Cision’s senior management comprising the majority of the senior management of the combined company, and current shareholders of Cision having a majority of the voting power of the combined entity. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Cision issuing stock for the net assets of Capitol, accompanied by a recapitalization. The net assets of Capitol will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Cision.

The Company is required to seek shareholder approval of the foregoing Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in the Offering without the Company’s prior written consent. The Company will proceed with the Business Combination only if it has net tangible assets of at least $5 million upon consummation of the Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Business Combination. In connection with the shareholder vote required to approve the Business Combination, the Sponsors and any other initial shareholders of the Company (collectively, the “Initial Stockholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective shares.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by October 19, 2017, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses).

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds of the Offering not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the per-share conversion price for common stock would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than $10.00.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will remain such for up to five years. However, if the Company’s non-convertible debt issued within a three-year period or the Company’s total revenues exceed $1 billion or the market value of the Company’s shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, the Company would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, the Company has elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards.

The Company has experienced recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity was from the Offering and the Private Placement proceeds, from which amounts have been used to fund the search for a prospective target business. On August 11, 2016, August 12, 2016 and August 15, 2016, the Company’s officers and directors (or their affiliates) loaned the Company an aggregate of $500,000. On February 7, 2017, the Company’s officers and directors (or their affiliates) loaned the Company an additional aggregate of $450,000. The Company had a cash position of approximately $274,000 as of March 31, 2017. On April 20, 2017, the Company’s officers and directors (or their affiliates) loaned the Company a further $400,000 in aggregate. The August 2016, February 2017 and April 2017 loans, and any future ones that may be made by the Company’s officers and directors (or their affiliates), are, and will be, evidenced by notes and will be repaid upon the consummation of a Business Combination. The terms of the August 2016 and February 2017 loans state that they may be converted into warrants but in connection with the Transactions, the note holders have agreed not to convert the loans into warrants. Additionally, the Company has received new commitments from its Chief Executive Officer, Mark D. Ein, and its President and Chief Financial Officer, L. Dyson Dryden, to provide additional loans to the company of up to $175,000 in the aggregate. Based on the foregoing, the Company believes it has sufficient cash to meet its needs through October 19, 2017.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Holdings and Merger Sub. All significant intercompany balances and transactions have been eliminated in consolidation. Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies  – (continued)

or any other period. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s annual report on Form 10-K filed on March 10, 2017.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash deposits with major financial institutions.

Cash and Cash Equivalents Held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of March 31, 2017 and December 31, 2016, cash and cash equivalents (restricted) held in the Trust Account consisted of $325,000,000 in United States Treasury securities with an original maturity of three months or less. Cash and cash equivalents held in trust available for taxes consisted of $728,968 at March 31, 2017.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features cash conversion rights that are either within the control of the holder or subject to cash conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain cash conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2017 and December 31, 2016, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture (Note 5). Common stock subject to possible redemption has been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. At March 31, 2017 and 2016, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. The Company has not considered the effect of warrants to purchase shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on July 13, 2015, the evaluation was performed for the 2015 and 2016 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the three months ended March 31, 2017 or the period ended December 31, 2016. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of March 31, 2017 through the date which these financial statements were issued. On April 20, 2017, the Company issued notes payable to its officers and directors (or their affiliates) which totaled $400,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering and Founders’ Warrants

In connection with the Offering, on October 19, 2015, the Company sold 32,500,000 Units at $10.00 per Unit (including 2,500,000 Units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock in the Company and one half of one Warrant of the Company (“Warrants”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 commencing on the later of 30 days after the Company’s completion of a Business Combination or October 19, 2016 and expiring five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a “cashless basis.” No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of an initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants.

Simultaneously with the consummation of the Offering, the Company consummated the Private Placement of 8,250,000 Founders’ Warrants at a price of $1.00 per warrant to the Sponsors. The Founders’ Warrants are identical to the Warrants included in the Units sold in the Offering except that the Founders’ Warrants: (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Offering, so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Founders’ Warrants, including the common stock issuable upon exercise of the Founders’ Warrants (except to certain permitted transferees), until 30 days after the completion of the Company’s initial Business Combination. In connection with the Transactions, the purchasers have agreed to contribute an aggregate of 2,000,000 Founders’ Warrants to the Company for cancellation upon closing of such Transactions.

At March 31, 2017 and December 31, 2016, there were 24,500,000 Warrants outstanding, which include 8,250,000 Founders’ Warrants.

Note 4 — Commitments and Contingencies

On October 13, 2015, the Company entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid an underwriting discount of 2.0% of the gross proceeds of the Offering as an underwriting discount. The Company also agreed to pay the underwriters in the Offering a deferred underwriting discount of 3.5% of the gross proceeds of the Offering (“Deferred Commissions”) which was placed in the Trust Account and is only payable upon completion of a Business Combination.

The Company presently occupies office space provided by two affiliates of the Company’s executive officers. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company will pay such affiliates an aggregate of $10,000 per month for such services.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 4 — Commitments and Contingencies  – (continued)

The Initial Stockholders and the holders of the Founders’ Warrants (or underlying shares of common stock) will be entitled to registration rights with respect to their initial shares and the Founders’ Warrants (or underlying shares of common stock) pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Founders’ Warrants (or underlying shares of common stock) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Founders’ Warrants (or underlying shares of common stock) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

The Company entered into three consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a business combination. These agreements provide for an aggregate annual fee of $550,000 and success fee of $1,125,000 upon the consummation of a Business Combination.

Note 5 — Promissory Notes Payable

During August 2016 and February 2017, the Company issued notes payable to certain shareholders which totaled $950,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination. The terms of these notes state that upon consummation of a Business Combination, the note holders have the option to convert their principal balances into warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to those of the founders’ warrants. However, in connection with the Transactions, the note holders have agreed not to convert the loans into warrants.

Note 6 — Stockholder Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of March 31, 2017 and December 31, 2016, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 120,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on July 13, 2015, a total of 10,062,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.0025 per share for an aggregate of $25,000. On October 13, 2015, the Sponsors contributed back to the Company’s capital, for no additional consideration, an aggregate of 1,437,500 shares, leaving an aggregate of 8,625,000 shares outstanding. This number included an aggregate of 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters. An aggregate of 500,000 shares were forfeited based on the amount of Units sold in the Offering pursuant to the over-allotment option.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder Equity  – (continued)

On closing of the Offering, the shares were placed into an escrow account and will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of an initial Business Combination or earlier if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

As of March 31, 2017 and December 31, 2016, 9,849,179 and 9,814,869 shares of common stock, respectively, were issued and outstanding, which excludes 30,775,821 and 30,810,131 shares subject to possible redemption, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders
of Capitol Acquisition Corp. III

We have audited the accompanying balance sheets of Capitol Acquisition Corp. III (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2016 and for the period from July 13, 2015 (inception) through December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capitol Acquisition Corp. III, as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period from July 13, 2015 (inception) through December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP
Marcum llp
New York, NY
March 10, 2017

Capitol Acquisition Corp. III

Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$95,985	$857,325
Cash and cash equivalents held in trust account, interest income available for taxes	567,469	—
Accrued interest receivable held in trust account	165,126	25,377
Prepaid expenses	30,525	17,800
Total current assets	859,105	900,502
Cash and cash equivalents held in trust account, restricted	325,000,000	325,000,000
Total assets	$325,859,105	$325,900,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$188,291	$76,454
Long-term liabilities
Notes payable to related parties	500,000	—
Deferred underwriting fee	11,375,000	11,375,000
Total liabilities	12,063,291	11,451,454
Commitments and Contingencies
Common stock, subject to possible redemption, 30,810,131 and 30,944,905 shares at redemption value at December 31, 2016 and December 31, 2015	308,795,813	309,449,047
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value; 120,000,000 shares authorized; 9,814,869 and 9,680,095 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	981	969
Additional paid-in capital	5,768,759	5,115,537
Accumulated deficit	(769,739)	(116,505)
Total stockholders’ equity	5,000,001	5,000,001
Total liabilities and stockholders’ equity	$325,859,105	$325,900,502

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statements of Operations

	Year ended December 31, 2016	Period from July 13, 2015 (inception) through December 31, 2015
Operating costs	$(1,491,184)	$(141,984)
Loss from operations	(1,491,184)	(141,984)
Other income and expense:
Interest income	837,950	25,479
Net loss	$(653,234)	$(116,505)
Weighted average number of shares outstanding, basic and diluted	9,735,456	9,098,268
Basic and diluted net loss per share	$(0.07)	$(0.01)

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statement of Changes in Stockholders’ Equity
For the Period from July 13, 2015 (Inception) Through December 31, 2016

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Common stock issued to initial stockholders	10,062,500	$1,006	$23,994	$—	$25,000
Contribution of sponsors’ shares for no consideration	(1,437,500)	(143)	143	—	—
Sale of 32,500,000 units, net underwriters’ discount and offering expenses	32,500,000	3,250	306,287,303	—	306,290,553
Proceeds from issuance of sponsors’ warrants, at $1 per warrant	—	—	8,250,000	—	8,250,000
Forfeiture of initial stockholders’ shares pursuant to partial exercise of underwriters’ overallotment	(500,000)	(50)	50	—	—
Shares subject to possible redemption	(30,944,905)	(3,094)	(309,445,953)	—	(309,449,047)
Net loss	—	—	—	(116,505)	(116,505)
Balance, December 31, 2015	9,680,095	969	5,115,537	(116,505)	5,000,001
Shares subject to possible redemption	134,774	12	653,222	—	653,234
Net Loss	—	—	—	(653,234)	(653,234)
Balance, December 31, 2016	9,814,869	$981	$5,768,759	$(769,739)	$5,000,001

The accompanying notes are an integral part of these financial statements.

Capitol Acquisition Corp. III

Statements of Cash Flows

	Year Ended December 31, 2016	For the period from July 13, 2015 (inception) through December 31, 2015
Cash Flows from Operating Activities:
Net loss	$(653,234)	$(116,505)
Adjustments to reconcile net loss to net cash used in operating activities:
Cash held in trust account, interest income available for taxes	(691,951)	—
Accrued interest income	(139,749)	(25,377)
Changes in operational assets and liabilities:
Prepaid expenses	(12,725)	(17,800)
Accounts payable and accrued expenses	111,837	76,454
Net cash used in operating activities	(1,385,822)	(83,228)
Cash Flows from Investing Activities:
Proceeds released from Trust	124,482	—
Cash held in Trust Activity	—	(325,000,000)
Net cash provided (used in) investment activities	124,482	(325,000,000)
Cash Flows from Financing Activities:
Proceeds from notes payable to related parties	500,000	280,000
Repayments of notes payable to related parties	—	(280,000)
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net underwriter commissions paid	—	317,665,553
Proceeds from issuance of Sponsors’ warrants	—	8,250,000
Net cash provided by financing activities	500,000	325,940,553
Net (Decrease) Increase in cash and cash equivalents	(761,340)	857,325
Cash and cash equivalents, beginning of period	857,325	—
Cash and cash equivalents, end of period	$95,985	$857,325
Supplemental disclosure of non-cash investing and financing activities:
Initial value of common stock subject to redemption	$—	$309,564,545
Change in value of common stock subject to redemption	$(653,234)	$(115,498)
Deferred underwriter fee	$—	$11,375,000

The accompanying notes are an integral part of these financial statements.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations and Liquidity

Capitol Acquisition Corp. III (the “Company”) was incorporated in Delaware on July 13, 2015 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

All activity through December 31, 2016 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination.

The registration statement for the Offering was declared effective on October 13, 2015. The Company consummated the Offering of 32,500,000 units on October 19, 2015, including the exercise of the over-allotment option to the extent of 2,500,000 units, generating gross proceeds of $325,000,000 and net proceeds of $317,665,553 after deducting $7,334,447 of transaction costs (up to an additional $11,375,000 of deferred underwriting expenses may be paid upon the completion of a Business Combination). The units sold pursuant to the Offering (“Units”) were sold at an offering price of $10.00 per Unit. In addition, the Company generated gross and net proceeds of $8,250,000 from the private placement (the “Private Placement”) of 8,250,000 warrants (“Founders’ Warrants”) at a price of $1.00 per warrant to Capitol Acquisition Management 3 LLC and Capitol Acquisition Founder LLC (collectively, the “Sponsors”), entities affiliated with the Company’s executive officers, and the Company’s directors.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of our Offering and the Founders’ Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to effect a Business Combination successfully.

Upon the closing of the Offering, $325,000,000 ($10.00 per Unit sold in the Offering), including the proceeds of the private placement of the Founders’ Warrants was placed in a trust account (“Trust Account”) and may be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s first Business Combination and (ii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s executive officers have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise.

The Company, after signing a definitive agreement for a Business Combination with a target business, is required to seek shareholder approval of such Business Combination at a meeting called for such purpose at which shareholders may seek to convert their shares into their pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. Notwithstanding the foregoing, a public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) will be restricted from seeking conversion rights with respect to 20% or more of the shares of common stock sold in the Offering without the Company’s prior written consent. The Company will proceed with a Business Combination only if it has net tangible assets of at least $5 million upon consummation of the Business Combination and a majority of the outstanding shares of common stock of the Company voted are voted in favor of the Business Combination. In connection with any shareholder vote required to approve any Business

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

Combination, the Sponsors and any other initial shareholders of the Company (collectively, the “Initial Stockholders”) have agreed (i) to vote any of their respective shares in favor of the initial Business Combination and (ii) not to convert any of their respective shares.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company is unable to complete its initial Business Combination by October 19, 2017, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of common stock and the Company’s board of directors, dissolve and liquidate. If the Company is unable to consummate an initial Business Combination and is forced to redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not released to the Company to pay any of its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses).

If the Company is unable to complete its initial business combination, the per-share conversion price for common stock would be $10.00, without taking into account any interest, if any, earned on the trust account. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than $10.00.

The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will remain such for up to five years. However, if the Company’s non-convertible debt issued within a three-year period or the Company’s total revenues exceed $1 billion or the market value of the Company’s shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, the Company would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, the Company has elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards.

The Company has experienced recurring net operating losses as well as negative cash flows from operations. The Company’s main source of liquidity was from the Offering and the Private Placement proceeds, from which amounts have been used to fund the search for a prospective target business. On August 11, 2016, August 12, 2016 and August 15, 2016, the Company’s officers and directors (or their affiliates) loaned the Company an aggregate of $500,000. The Company currently has a cash position of approximately $96,000. The Company also received new commitments (which commitments replaced and superseded certain prior commitments) from its Chief Executive Officer, Mark D. Ein, its President and Chief Financial Officer, L. Dyson Dryden, and its independent board members, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha, to provide additional loans to the Company of up to $767,000 in the aggregate. On February 7, 2017, our officers and directors (or their affiliates) loaned us an aggregate of $450,000. The August 2016 loans and the February 2017 loans, as well as any future ones that may be made by the Company’s officers and directors (or their affiliates), are, and will be, evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,500,000 of the notes may be converted into warrants. Based on the foregoing, the Company believes it has sufficient cash to meet its needs for the next twelve months.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies

Basis of presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (SEC).

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash deposits with major financial institutions.

Cash and cash equivalents held in Trust Account

The amounts held in the Trust Account represent substantially all of the proceeds of the Initial Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. As of December 31, 2016 and December 31, 2015, cash and cash equivalents (restricted) held in the Trust Account consisted of $325,000,000 in United States Treasury securities with an original maturity of three months or less. Cash and cash equivalents held in trust available for taxes consisted of $567,469 at December 31, 2016.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Offering Costs

Offering costs consist principally of legal, accounting and underwriting costs incurred through the balance sheet date that are directly related to the Offering. Offering costs approximately to $18.7 million were charged to stockholder’s equity upon completion of the Offering.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features cash conversion rights that are either within the control of the holder or subject to cash conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain cash conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2016 and December 31, 2015, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Loss Per Share

Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture (Note 5). Common

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies  – (continued)

stock subject to possible redemption has been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim period disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on July 13, 2015, the evaluation was performed for the 2015 tax year. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended December 31, 2016 or the period ended December 31, 2015. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15. The adoption of ASU 2014-15 had no material effect on the Company’s financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies  – (continued)

Subsequent Events

Management of the Company evaluates events that have occurred after the balance sheet date of December 31, 2016 through the date which these financial statements were issued. Based upon the review, management noted that on February 7, 2017, the Company issued notes payable to its officers and directors (or their affiliates) which totaled $450,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination. Upon consummation of a business combination, the note holders have the option to convert up to $1,500,000 of aggregate principal balances into warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to those of the founders’ warrants.

On January 3, 2017, we received a notice from NASDAQ stating that we failed to hold an annual meeting of stockholders within 12 months after our fiscal year ended December 31, 2015, as required by NASDAQ Listing Rules 5620(a) and 5810(c)(2)(G). We submitted a plan to regain compliance pursuant to the procedures set forth in the NASDAQ Listing Rules on February 16, 2017. On March 2, 2017, NASDAQ approved our plan and indicated that we now have until June 29, 2017 to regain compliance with the aforementioned rules by holding an annual meeting of shareholders by such date. We intend to hold an annual meeting in connection with any proposed business combination we submit to stockholders for approval. Failure to hold an annual meeting by such date could result in the delisting of our securities from NASDAQ.

Other than the matter noted in the preceding two paragraphs, management did not identify any recognized or non-recognized subsequent events that would have required further adjustment or disclosure in the financial statements.

Note 3 — Initial Public Offering and Founders’ Warrants

In connection with the Offering, on October 19, 2015, the Company sold 32,500,000 Units at $10.00 per Unit (including 2,500,000 Units subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock in the Company and one half of one Warrant of the Company (“Warrants”). Each whole Warrant entitles the holder to purchase one share of common stock at a price of $11.50 commencing on the later of 30 days after the Company’s completion of a Business Combination or October 19, 2016 and expiring five years from the completion of a Business Combination. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $18.00 per share for any 20 trading days within a 30-trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a “cashless basis.” No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Warrants is not effective within 90 days following the consummation of an initial Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants.

Simultaneously with the consummation of the Offering, the Company consummated the Private Placement of 8,250,000 Founders’ Warrants at a price of $1.00 per warrant to the Sponsors. The Founders’ Warrants are identical to the Warrants included in the Units sold in the Offering except that the Founders’ Warrants: (i) are

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering and Founders’ Warrants  – (continued)

not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Offering, so long as they are held by the initial purchasers or any of their permitted transferees. Additionally, the purchasers have agreed not to transfer, assign or sell any of the Founders’ Warrants, including the common stock issuable upon exercise of the Founders’ Warrants (except to certain permitted transferees), until 30 days after the completion of the Company’s initial Business Combination.

At December 31, 2016 and December 31, 2015, there were 24,500,000 Warrants outstanding, which include 8,250,000 Founders’ Warrants.

Note 4 — Related Parties

During August 2016, the Company issued notes payable to certain shareholders which totaled $500,000. These notes do not bear interest, and are repayable upon the consummation of the Company’s initial merger, capital stock exchange, asset acquisition, or other similar business combination. Upon consummation of a business combination, the note holders have the option to convert their principal balances into warrants at a price of $1.00 per warrant. The terms of these warrants will be identical to those of the founders’ warrants.

The Company issued a $200,000 principal amount unsecured promissory note to an affiliate of the Company’s chief executive officer on July 13, 2015. The note was non-interest bearing and payable on the earlier to occur of (i) August 1, 2016, (ii) the consummation of the Offering or (iii) the abandonment of the Offering. The note was repaid in full on the closing of the Offering, along with other short-term advances of $80,000.

The Company presently occupies office space provided by two affiliates of the Company’s executive officers. Such affiliates have agreed that, until the Company consummates a Business Combination, they will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company will pay such affiliates an aggregate of $10,000 per month for such services.

The Initial Stockholders and the holders of the Founders’ Warrants (or underlying shares of common stock) will be entitled to registration rights with respect to their initial shares and the Founders’ Warrants (or underlying shares of common stock) pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of the initial shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Founders’ Warrants (or underlying shares of common stock) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Founders’ Warrants (or underlying shares of common stock) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 — Commitments and Contingencies

On October 13, 2015, the Company entered into an agreement with the underwriters of the Offering (“Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid an underwriting discount of 2.0% of the gross proceeds of the Offering as an underwriting discount. The Company also agreed to pay the underwriters in the Offering a deferred underwriting discount of 3.5% of the gross proceeds of the Offering (“Deferred Commissions”) which was placed in the Trust Account and is only payable upon completion of a Business Combination.

The Company entered into three consulting arrangements for services to help identify and introduce the Company to potential targets and provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a business combination. These agreements provide for an aggregate annual fee of $550,000 and success fee of $1,125,000 upon the consummation of a business combination.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 6 — Stockholder Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

As of December 31, 2016 and December 31, 2015, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 120,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company, on July 13, 2015, a total of 10,062,500 shares of the Company’s common stock were sold to the Sponsors at a price of approximately $0.0025 per share for an aggregate of $25,000. On October 13, 2015, the Sponsors contributed back to the Company’s capital, for no additional consideration, an aggregate of 1,437,500 shares, leaving an aggregate of 8,625,000 shares outstanding. This number included an aggregate of 1,125,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters. An aggregate of 500,000 shares were forfeited based on the amount of Units sold in the Offering pursuant to the over-allotment option.

On closing of the Offering, the shares were placed into an escrow account and will not be transferred, assigned, sold or released from escrow until one year after the date of the consummation of an initial Business Combination or earlier if, subsequent to an initial Business Combination, (i) the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

As of December 31, 2016 and December 31, 2015, 9,814,869 and 9,680,095 shares of common stock, respectively, were issued and outstanding, which excludes 30,810,131 and 30,944,905 shares subject to possible redemption, respectively.

Note 7 — Income Taxes

For the year ended December 31, 2016 and the period from July 13, 2015 (inception) through December 31, 2015 there are no provisions for income taxes or corporate taxes payable due to the net operating losses incurred in each year.

Deferred income tax assets of $260,000 (2016) and $40,000 (2015) are primarily comprised of net operating loss carryforwards. The deferred tax benefits recorded in each year of $220,000 (2016) and $40,000 (2015) were offset by corresponding equal amounts of changes in the valuation allowance.

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has approximately $766,000 in net operating losses that expire through 2036 and if realized would have a tax benefit approximately $260,000. The Company has recorded a full valuation allowance against this deferred tax benefit since the Company believes it is more likely than not to that the Company will not utilize the losses in the future, and accordingly it has not been recorded as a deferred tax asset.

CAPITOL ACQUISITION CORP. III

NOTES TO FINANCIAL STATEMENTS

Note 7 — Income Taxes  – (continued)

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax rate to income from continuing operations before provision for income taxes is as follows:

	Year Ended December 31, 2016	Period from July 13, 2015 (inception) through December 31, 2015
Tax provision at statutory rate	(34)%	(34)%
State and local taxes (net of federal tax benefit)	—	—
Effect of valuation allowance on deferred tax asset	34%	34%
Effective tax rate	0%	0%

Note 8 — Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the year ended December 31, 2016.

	For the three months ended March 31, 2016	For the three months ended June 30, 2016	For the three months ended September 30, 2016	For the three months ended December 31, 2016
Operating costs	$(477,521)	$(319,989)	$(366,322)	$(327,352)
Loss from operations	$(477,521)	$(319,989)	$(366,322)	$(327,352)
Interest income	$132,167	$225,337	$218,239	$262,207
Net loss	$(345,354)	$(94,652)	$(148,083)	$(65,145)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	9,680,095	9,729,607	9,748,052	9,783,543
Basic and diluted net income (loss) per Share	$(0.04)	$(0.01)	$(0.02)	$(0.01)

Following is a summary of the quarterly results of operations for the period from July 13, 2015 (inception) through ended December 31, 2015.

	Period from July 13, 2015 (inception) through September 30, 2015	For the three months ended December 31, 2015
Formation and operating costs	$(983)	$(141,001)
Loss from operations	(983)	(141,001)
Interest income	—	25,479
Net loss	$(983)	$(115,522)
Weighted average number of common shares outstanding, excluding shares subjected to possible conversions-basic and diluted	8,750,000	8,433,123
Basic and diluted net income (loss) per Share	$—	$(0.01)

Canyon Holdings S.a.r.l. and its Subsidiaries

Condensed Consolidated Balance Sheets
As of March 31, 2017 and December 31, 2016
(in thousands, except per share and share amounts)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$41,330	$35,135
Restricted cash	628	627
Accounts receivable, net	89,439	87,605
Prepaid expenses and other current assets	17,031	16,225
Total current assets	148,428	139,592
Property and equipment, net	50,510	47,947
Other intangible assets, net	519,063	511,210
Goodwill	1,088,073	1,079,518
Other assets	8,941	8,801
Total assets	$1,815,015	$1,787,068
Liabilities, Mandatorily Redeemable Equity and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$11,414	$11,171
Due to Parent, Convertible Preferred Equity	444,178	443,102
Due to Parent, other	7,000	—
Accounts payable	8,223	8,723
Accrued compensation and benefits	19,316	26,109
Other accrued expenses	61,821	54,862
Current portion of deferred revenue	129,840	119,600
Total current liabilities	681,792	663,567
Long-term debt, net of current portion	1,413,879	1,383,877
Deferred revenue, net of current portion	1,840	961
Deferred tax liability	75,351	83,209
Other liabilities	17,337	14,507
Total liabilities	2,190,199	2,146,121
Series A-1 and Series C-2 mandatorily redeemable stockholders' equity, 5,498,688 shares authorized, issued and outstanding at March 31, 2017 and December 31, 2016, aggregate liquidation value $714 at March 31, 2017	714	701
Commitments and contingencies (Note 9)
Stockholders' equity (deficit):
Class V, Class B-1 and Class C-1 shares, par value $0.001, 26,088,309 shares authorized, issued and outstanding at March 31, 2017 and December 31, 2016	22	22
Additional paid-in capital	12,384	11,429
Accumulated other comprehensive loss	(68,008)	(73,902)
Accumulated deficit	(320,296)	(297,303)
Total stockholders' deficit	(375,898)	(359,754)
Total liabilities, mandatorily redeemable stock and stockholders' deficit	$1,815,015	$1,787,068

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Condensed Consolidated Statements of Net Loss and Total Comprehensive Loss
Three Months Ended March 31, 2017 and March 31, 2016
(In thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016
Revenue	$145,818	$77,704
Cost of revenue	45,066	28,537
Gross profit	100,752	49,167
Operating costs and expenses
Sales and marketing	27,290	16,536
Research and development	5,452	3,536
General and administrative	40,232	18,344
Amortization of intangible assets	21,011	11,555
Total operating costs and expenses	93,985	49,971
Operating income (loss)	6,767	(804)
Non operating income (losses)
Foreign exchange gains (losses)	(1,948)	2,097
Interest and other income, net	2,049	33
Interest expense	(36,915)	(15,382)
Total non operating loss	(36,814)	(13,252)
Loss before income taxes	(30,047)	(14,056)
Provision for (benefit from) income taxes	(7,054)	90
Net loss	$(22,993)	$(14,146)
Other comprehensive income (loss) – foreign currency translation adjustments	5,894	(9,959)
Total comprehensive loss	$(17,099)	$(24,105)
Net loss per share – basic and diluted attributable to:
Class B-1 shares	$(3,318.17)	$(1,910.41)
Class C-1 shares	$(0.82)	$(0.94)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2017 and March 31, 2016
(In thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(22,993)	$(14,146)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	32,592	22,023
Noncash interest charges and amortization of debt discount and deferred financing costs	6,074	2,580
Noncash yield on Convertible Preferred Equity Certificates	1,075	651
Equity-based compensation expense	993	1,313
Provision for doubtful accounts	368	221
Deferred income taxes	(7,858)	(1,894)
Unrealized currency translation (gains) losses	1,775	(2,150)
Gain on sale of business	(1,785)	—
Other	(164)	—
Changes in operating assets and liabilities, net of effect of acquisition and disposal:
Accounts receivable	1,637	5,448
Prepaid expenses and other current assets	423	(2,188)
Other assets	64	279
Accounts payable	(625)	378
Accrued compensation and benefits	(8,597)	176
Other accrued expenses	1,932	1,747
Deferred revenue	9,656	318
Other liabilities	(1,729)	(574)
Net cash provided by operating activities	12,838	14,182
Cash flows from investing activities
Purchases of property and equipment	(3,512)	(325)
Software development costs	(4,074)	(2,901)
Acquisitions of business, net of cash acquired of $11,457	(49,081)	—
Proceeds from disposal of business	23,675	1
Change in restricted cash	(1)	(18)
Net cash used in investing activities	(32,993)	(3,243)
Cash flows from financing activities
Proceeds from term loan facility, net of debt discount of $1,108	28,892	—
Repayments of term loan facility	(2,825)	(1,262)
Payments on capital lease obligations	(58)	(71)
Net cash provided by (used in) financing activities	26,009	(1,333)
Effect of exchange rate changes on cash and cash equivalents	341	122
Increase in cash and cash equivalents	6,195	9,728
Cash and cash equivalents
Beginning of period	35,135	30,606
End of period	$41,330	$40,334
Supplemental disclosure of cash flows information
Cash paid during the period for
Interest	$29,954	$11,962
Income taxes	1,494	1,776

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

1. Business Description, Organization and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting and include the accounts of Canyon Holdings S.a.r.l. and its Subsidiaries. Canyon Holdings S.a.r.l. is a majority owned subsidiary of Canyon Holdings Cayman LP (“Parent”), an entity domiciled in the Cayman Islands. The Company’s Parent has no independent operating activity. Intercompany accounts and transactions have been eliminated in these condensed consolidated financial statements.

Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted. As such, the information herein should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s consolidated financial statements for the fiscal year ended December 31, 2016. The condensed consolidated balance sheet as of December 31, 2016 included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP. The accompanying condensed consolidated financial statements reflect all normal recurring adjustments necessary to state fairly the financial position, results of operations, and cash flows for the three month periods, but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2017.

There have been no changes to the Company’s significant accounting policies described in the consolidated financial statements for the year ended December 31, 2016 that have had a material impact on the condensed consolidated financial statements and related notes for the three months ended March 31, 2017.

Canyon Holdings S.a.r.l., a Luxembourg company, and its Subsidiaries (collectively, the “Company”) is a leading provider of cloud-based software, media intelligence and distribution services, and other related professional services to the marketing and public relations industry. Communications professionals use the Company’s products and services to identify and connect with media influencers, manage industry relationships, create and distribute content, monitor media coverage, perform advanced analytics and measure the effectiveness of their campaigns. The Company has primary offices in Chicago, Illinois, Beltsville, Maryland, New York, New York, Cleveland, Ohio, and Albuquerque, New Mexico with additional offices in the U.S., as well as China, Finland, France, Hong Kong, Germany, India, Indonesia, Malaysia, Norway, Portugal, Sweden, Taiwan and the United Kingdom.

On March 19, 2017, the Company entered into a definitive agreement with Capitol Acquisition Corp. III (NASDAQ: CLAC; “Capitol”), a public investment vehicle, whereby the parties have agreed to merge, resulting in the Company becoming a publicly listed company. Under the terms of the proposed transaction, the combination will be effected through a “contribution and exchange” pursuant to which the Company will be contributed to a wholly owned subsidiary of Capitol (“Holdings”) that will become a publicly traded entity following a subsequent merger of a subsidiary of Holdings into Capitol.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and internal use software, intangible assets and goodwill, contingent liabilities, and fair value of equity-based awards and income taxes. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Cash, Cash Equivalents, Investments and Fair Value Measurements

At March 31, 2017 and December 31, 2016, the Company did not carry any investments with original maturity dates of longer than three months. Other than long term debt and Convertible Preferred Equity Certificates due to Parent, the Company had no financial assets or liabilities that were other than Level 1 at March 31, 2017 and December 31, 2016.

Recent Accounting Pronouncements

As long as the Company remains an Emerging Growth Company, the Company plans to adopt new accounting standards using the effective dates available for non public entities.

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning in the Company’s fiscal year 2019 The Company is still evaluating the impact of this accounting standard update.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Intangibles-Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for the Company’s fiscal year 2022, and interim periods within that year. The Company is still evaluating the impact of this accounting standard update on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice. Among other things, the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flow. The standard will become effective in the first quarter of fiscal year 2019 and early adoption is permitted. The Company is still evaluating the impact of this accounting standard update on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for the Company’s fiscal year 2020 and interim periods in that year with early adoption permitted. The Company is still evaluating the impact of this accounting standard update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 is effective for the Company’s fiscal year 2019 including interim periods within that year The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company is still evaluating the impact that this standard will have on its consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for the Company’s fiscal year 2018. The Company is still evaluating the impact that this standard will have on its consolidated financial statements.

3. Business Combinations and Dispositions

Sale of Vintage Net Assets

On March 10, 2017, the Company sold substantially all of the assets of its Vintage corporate filings business for approximately $26.6 million and received approximately $23.7 million in cash after escrow and expenses. The transaction resulted in a gain of approximately $1.8 million which has been recorded as other income in the condensed consolidated statements of net loss and total comprehensive loss. The Company has continuing obligations to provide the purchaser with certain transition services through July 2017.

Purchase of Bulletin Intelligence

On March 27, 2017, the Company acquired all of the membership interests of Bulletin Intelligence, LLC, Bulletin News Network, LLC, and Bulletin News Investment, LLC (collectively, “Bulletin Intelligence”). The Company acquired Bulletin Intelligence to expand the Company’s ability to deliver actionable intelligence to senior leadership teams. During the three months ended March 31, 2017, the Company incurred acquisition-related transaction costs of $1.0 million, which are included in general and administrative expense in the condensed consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results are included in the accompanying condensed consolidated financial statements from March 27, 2017.

The purchase price was $71.8 million and consisted of $60.5 million in cash and the issuance of $7.0 million of Class A Units of the Parent to the seller which have a fair value of $5.2 million and contingent consideration valued at $6.1 million. The fair value of the contingent consideration was determined using a Monte Carlo simulation which utilized management's projections of Bulletin Intelligence revenues over the earn-out period, and is considered a Level 3 measurement. Changes in fair value subsequent to the acquisition date will be recognized in earnings each reporting period until the arrangement is settled. The Company is required to pay contingent consideration that can be earned during the years ending December 31, 2017 and December 31, 2018 for each year dependent on the achievement of financial targets as defined by the agreement with no cap. The Company simultaneously entered into a loan agreement with the Parent and recorded a payable to the Parent of $7.0 million in the consolidated balance sheet. The $1.8 million difference between the fair value of the Class A Units and the amount due to Parent has been recorded as interest expense.

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on fair values as of the acquisition date.

The following table summarizes the preliminary allocation of the purchase price based on currently available information by the Company to the fair value of the assets and liabilities of Bulletin Intelligence acquired on March 27, 2017. The amounts related to intangible assets shown below are preliminary and subject to adjustment as additional information is obtained about the facts and circumstances that existed at the date of acquisition. The Company expects to complete the purchase price allocation, including the finalization of useful lives and future amortization, during the three months ended June 30, 2017

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

3. Business Combinations and Dispositions – (continued)

(in thousands)
Cash and cash equivalents	$11,457
Accounts receivable, net	5,232
Prepaid and other current assets	216
Property, equipment and software, net	704
Trademark	1,070
Customer relationships	28,870
Purchased technology	9,510
Goodwill	19,520
Total assets acquired	76,579
Accounts payable and accrued liabilities	(3,481)
Deferred revenue	(1,271)
Total liabilities assumed	(4,752)
Net assets acquired	$71,827

Goodwill will be deductible for tax purposes.

The preliminary purchase price is subject to customary post closing adjustments.

The excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated business as well as the value of the assembled workforce in accordance with generally accepted accounting principles.

As this acquisition was not material to the Company results, no unaudited pro forma financial information has been included in these footnotes.

4. Goodwill and Intangibles

Goodwill consisted of the following at March 31, 2017 and December 31, 2016:

(in thousands)	2017
Balance as of December 31, 2016	$1,079,518
Disposal of Vintage	(14,662)
Acquisition of Bulletin Intelligence	19,520
Effects of foreign currency	3,697
Balance as of March 31, 2017	$1,088,073

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

4. Goodwill and Intangibles – (continued)

Intangibles consisted of the following at March 31, 2017 and December 31, 2016:

	March 31, 2017
(in thousands)	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Carrying Amount
Trade name	$369,295	$(8,036)	$(41,778)	$319,481
Customer relationships	292,255	(18,789)	(129,606)	143,860
Developed technology	129,517	(7,011)	(66,784)	55,722
Balances as of March 31, 2017	$791,067	$(33,836)	$(238,168)	$519,063

	December 31, 2016
(in thousands)	Gross Carrying Amount	Foreign Currency Translation	Accumulated Amortization	Net Carrying Amount
Trade name	$369,345	$(9,877)	$(30,551)	$328,917
Customer relationships	270,495	(29,898)	(110,094)	130,503
Developed technology	120,007	(12,213)	(56,004)	51,790
Balances as of December 31, 2016	$759,847	$(51,988)	$(196,649)	$511,210

5. Debt and Convertible Preferred Equity Certificates

Debt consisted of the following at March 31, 2017 and December 31, 2016:

	March 31, 2017
(in thousands)	Short Term	Long Term	Total
2016 First Lien Term Loan	$11,300	$1,110,375	$1,121,675
2016 Second Lien Term Loan	—	370,000	370,000
Revolving line of credit	—	33,475	33,475
Unamortized debt discount and issuance costs	—	(99,971)	(99,971)
Total credit facilities	11,300	1,413,879	1,425,179
Capital lease obligations	114	—	114
Balances at March 31, 2017	$11,414	$1,413,879	$1,425,293

	December 31, 2016
(in thousands)	Short Term	Long Term	Total
2016 First Lien Term Loan	$11,000	$1,083,500	$1,094,500
2016 Second Lien Term Loan	—	370,000	370,000
Revolving line of credit	—	33,475	33,475
Unamortized debt discount and issuance costs	—	(103,098)	(103,098)
Total credit facilities	11,000	1,383,877	1,394,877
Capital lease obligations	171	—	171
Balances at December 31, 2016	$11,171	$1,383,877	$1,395,048

The 2016 First Lien Credit Agreement

In June 2016, in connection with the PR Newswire acquisition, the Company entered into a $1,175.0 million credit agreement (the “2016 First Lien Credit Agreement”) with a syndicate of commercial lenders. The 2016 First Lien Credit Agreement consists of a revolving line of credit, which permits borrowings and issuances of letters of credit of up to $75.0 million (the “2016 Revolving Credit Facility”), a $1,100.0 million term loan facility (the 2016 First Lien Term Loan). The 2016 First Lien Term Loan matures on June 16, 2023 and the 2016 Revolving Credit Facility matures on June 16, 2021.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

5. Debt and Convertible Preferred Equity Certificates  – (continued)

As of March 31, 2017, and December 31, 2016, the Company had $33.5 million in borrowings outstanding on the 2016 Revolving Credit Facility. The Company had $1.3 million and $1.1 million in outstanding letters of credit under the 2016 Revolving Credit Facility at March 31, 2017 and December 31, 2016, respectively.

On March 17, 2017, the Company incurred incremental borrowings under the 2016 First Lien Term Loan of $30.0 million in connection with the Bulletin Intelligence acquisition.

Interest is charged on borrowings under the 2016 First Lien Credit Agreement, at the Company’s option, at a rate based on 1) the greater of 1% or the British Bankers Association LIBOR Rate in dollars or 2) a rate that is the highest of the prime lending rate, the federal funds rate plus 50 basis points, the one month LIBOR rate plus 1% or 2%, in each case plus an applicable margin. As of March 31, 2017, and December 31, 2016 under the 2016 First Lien Credit Agreement the applicable interest rate was 7.1%, and 7.0% respectively. Beginning on September 30, 2016 quarterly principal payments of $2.8 million are required on the 2016 First Lien Term Loan.

The obligations under the 2016 First Lien Credit Agreement are secured by substantially all of the assets of the Company. The 2016 First Lien Credit Agreement contains certain restrictive covenants including, among others, requirements of the Company’s net leverage ratio exceeding certain ratios quarterly related to operating results and net leverage. The net leverage ratio is determined by the ratio of total indebtedness to EBITDA adjusted by acquisition related costs and expenses. The Company was in compliance with these covenants as of March 31, 2017.

The Company incurred approximately $81.9 million in financing costs in connection with the 2016 First Lien Credit Agreement, which were offset against the debt. All financing costs are being amortized to interest expense over the term of the 2016 First Lien Credit Agreement.

2016 Second Lien Credit Agreement

In June 2016, in connection with the PR Newswire acquisition, the Company entered into a $370.0 million credit agreement (the “2016 Second Lien Credit Agreement”) with a syndicate of commercial lenders. The 2016 Second Lien Credit Agreement matures on January 16, 2024.

In connection with the Vocus acquisition in 2014, the Company entered into a $115.0 million Second Lien Credit Agreement (the “2014 Second Lien Credit Agreement”). The 2014 Second Lien Credit Agreement had two draw down dates. The initial borrowing occurred at the Vocus acquisition during May 2014 for $75.0 million (“Second Lien Initial Borrowing”) and the second draw down occurred in October 2014 for $40.0 million (“Second Lien Delayed Draw Borrowing”).

In connection with the Gorkana acquisition in 2014, the 2014 Second Lien Credit Agreement was amended to increase borrowing capacity for the 2014 Second Lien Credit Agreement by $65.0 million for a total capacity of the 2014 Second Lien Term Loan of $180.0 million. The incremental borrowing occurred in October 2014.

The 2014 Second Lien Credit Agreement was repaid upon execution of the 2016 Second Lien Credit Agreement.

Interest is charged on borrowings under the 2016 Second Lien Credit Agreement, at the Company’s option, at a rate based on 1) the greater of 1% or the British Bankers Association LIBOR Rate in dollars or 2) a rate that is the highest of the prime lending rate, the federal funds rate plus 50 basis points, the one month LIBOR rate plus 1% or 2%, in each case plus an applicable margin. As of March 31, 2017 and December 31, 2016 under the 2016 Second Lien Credit Agreement, the applicable interest rate was 10.5%.

The obligations under the 2016 Second Lien Credit Agreement are secured by substantially all of the assets of the Company. The 2016 Second Lien Credit Agreement contains certain restrictive covenants including, among others, requirements of the Company’s net leverage ratio exceeding certain ratios quarterly related to operating results and net leverage. The net leverage ratio is determined by the ratio of total indebtedness to EBITDA adjusted by acquisition related costs and expenses. The Company was in compliance with these covenants as of March 31, 2017.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

5. Debt and Convertible Preferred Equity Certificates  – (continued)

The Company incurred approximately $24.0 million in financing costs in connection with the 2016 Second Lien Credit Agreement, which were offset against the debt. All financing costs are being amortized to interest expense over the term of the 2016 Second Lien Credit Agreement.

The fair value of the Company’s First Lien Term Loan at March 31, 2017 and December 31, 2016 was $1,126 million and $1,082 million, respectively and the fair value of the Company’s Second Lien Term Loan at March 31, 2017 and December 31, 2016 was $359.9 million and $364.9 million, respectively. The fair value of the Company’s First and Second Lien debt was considered Level 2 in the fair value hierarchy.

Future Minimum Principal Payments

Future minimum principal payments of debt, excluding CPECs, as of March 31, 2017 are as follows:

(in thousands)
Remainder of 2017	$8,589
2018	11,300
2019	11,300
2020	11,300
2021	11,300
Thereafter	1,471,475
$1,525,264

6. Stockholders’ Equity and Equity Based Compensation

There have been no changes in the number, classes or rights of the Company’s outstanding stockholders’ equity in the three months ended March 31, 2017.

The membership interests of the Company’s Parent, Canyon Holdings Cayman LP are denominated in units (the “Units”) of which there are three classes: Class A Units, Class B Units and Class C Units.

Pursuant to the terms of the Parent’s limited partnership agreement, holders of Class C Units generally participate only in liquidating distributions by the Parent, and then, only to the extent vested. The Class C Unit grants are subject to the terms of the respective agreements with the executives, but generally vest 6.25% per quarter following the date of grant contingent on the individual continuing to provide services to the Company. Unvested awards immediately vest upon a change in control of the Parent. Compensation expense related to these awards is measured based on the value of the unit on the date of grant.

The following table summarizes the Parent’s Class C Unit awards for the three months ended March 31, 2017. As of March 31, 2017, there were 1,797,582 Class C Units available for future grant.

	Units Outstanding	Weighted- Average Remaining Vesting Term (Years)	Weighted Average Participation Threshold ($)
Outstanding units at December 31, 2016	12,239,495	2.4	$2.48
Class C Units granted during 2017
No Participating Threshold	—	—
$3.09 Participating Threshold	—	—
$4.25 Participating Threshold	65,000	—
Total Class C Units granted during 2017	65,000	—	$4.25
Class C Units forfeited/repurchased during 2017	(863,350)		$4.32
Outstanding units at March 31, 2017	11,441,145	2.2	$2.35

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

6. Stockholders’ Equity and Equity Based Compensation – (continued)

The Company recognized equity-based compensation costs of $1.0 million and $1.3 million relating to Class C Unit awards for the three months ended March 31, 2017 and 2016, respectively. The total fair value of the Class C Units vested during the three months ended March 2017 was approximately $14.0 million. As of March 31, 2017, $7.0 million of remaining unrecognized compensation cost is expected to be recognized over the weighted-average remaining requisite service period of 2.2 years.

Equity based compensation by department for the three months ended March 31, 2017 and 2016 is as follows:

(in thousands)	2017	2016
Cost of revenue	$70	$64
Selling and marketing	66	51
R&D	109	153
G&A	748	1,045
Total equity based compensation expense	$993	$1,313

7. Net Loss Per share

The Company evaluates and allocates net loss per share to the Class A-1, B-1, C-1, C-2 and V using the two-class method required for multiple classes of stock. The Company’s CPECs are not considered participating securities. The Class A-1 and Class C-2 shares, have been excluded from any allocation of losses for all periods presented due to their redemption features.

The Class B-1, C-1 and Class V shares are all held by the Company’s Parent. Prior to the issuance of the Class B-1 and Class C-1 shares in September 2015, the only participating security outstanding was the Class V shares and therefore was allocated all losses for the periods the Class V shares were outstanding to that point. Following the issuance to the Parent of the Class B-1 and Class C-1 shares, which rank senior to the Class V shares in any distributions or redemption, the Class V shares, also owned by the Parent, ceased to participate in any losses. From that date losses have been allocated solely to the Class B-1 and Class C-1 shares. For the three month period ended March 31, 2016, 87% of the losses have been allocated to the Class B-1 holders and the remaining 13% has been allocated to the Class C-1 holders. For the three months ended March 31, 2017, 93% of the losses have been allocated to the Class B-1 holders and the remaining 7% has been allocated to the Class C-1 holders.

Basic net loss per share is computed by dividing net loss attributable to Class B-1, C-1 and V shareholders by the weighted-average number of participating shares of Class B-1, C-1 and V outstanding during the period.

For the calculation of diluted net loss per share, net loss per share attributable to common stockholders is adjusted by the effect of the potential conversion of the Convertible Preferred Equity Certificates. In the three months ended March 31, 2017 and 2016, these potentially dilutive shares were not included in the computation of diluted net loss per share as the effect of including these shares in the calculation would have been anti-dilutive.

(in thousands, except share data)	2017
	Class B-1	Class C-1
Numerator:
Net loss	$(21,383)	$(1,610)
Accretion of Series A yield	(12)	(1)
Total net loss attributable to participating securities	$(21,395)	$(1,611)

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

7. Net Loss Per share – (continued)

(in thousands, except share data)	2017
	Class B-1	Class C-1
Denominator:
Weighted average shares outstanding – basic and diluted	6,448	1,957,845
Net loss per share – basic and diluted	$(3,318.17)	$(0.82)

	2016
(in thousands, except share data)	Class B-1	Class C-1
Numerator:
Net loss	$(12,307)	$(1,839)
Accretion of Series A yield	(11)	(2)
Total net loss attributable to participating securities	$(12,318)	$(1,841)
Denominator:
Weighted average shares outstanding – basic and diluted	6,448	1,957,845
Net loss per share – basic and diluted	$(1,910.41)	$(0.94)

8. Income Taxes

The provision for income taxes is based on the current estimate of the annual effective tax rate adjusted to reflect the tax impact of items discrete to the fiscal period. We expect an annual effective tax rate in 2017 of approximately 24.85%. That rate includes the impact of an increase in the valuation allowance expected to be necessary at the end of the year for deductible temporary differences originating during the year.

The effective tax rate for the first quarter of 2016 was zero. The first quarter effective rate for 2016 was significantly impacted by the full valuation allowance on U.S. deferred tax assets that was necessary until the acquisition of PR Newswire. The first quarter 2016 effective tax rate was also impacted by U.S. deferred tax expense related to indefinite lived intangible assets which effectively offset tax benefit from other taxing jurisdictions.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. As of March 31, 2017, we believe the reasonably possible total amount of unrecognized tax benefits that could increase or decrease in the next 12 months as a result of various statute expirations, audit closures, and/or tax settlements would not be material to our consolidated financial statements.

9. Commitments and Contingencies

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2035 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of March 31, 2017 and December 31, 2016, deferred rent of $9.2 million and $9.4 million, respectively, is included in other liabilities.

The Company also leases computer and office equipment under non-cancelable capital leases and other financing arrangements that expire through 2017.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Condensed Consolidated Financial Statements

9. Commitments and Contingencies  – (continued)

Rent expense was $3.2 million and $2.0 million for the three months ended March 31, 2017 and 2016, respectively.

Purchase Commitments

The Company entered into agreements with various vendors in the ordinary course of business.

Letters of Credit

As of March 31, 2017 and December 13, 2016, the Company had a total of $1.3 million and $1.1 million in letters of credit outstanding, respectively, substantially in favor of landlords for certain of its office spaces. These letters of credit do not require compensating balances and expire at various dates through March 2031.

Litigation and Claims

The Company from time to time is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. In the opinion of management based on all known facts, all such matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

10. Geographic Information

The following table lists revenue for the three months ended March 31, 2017 and 2016, net by geographic region:

(in thousands)	2017	2016
Revenue:
Americas – US	$99,860	$51,522
Rest of Americas	11,928	2,197
EMEA	28,788	23,985
APAC	5,242	—
	$145,818	$77,704

The following table lists long lived assets as of March 31, 2017 and December 31, 2016, net by geographic region:

(in thousands)	2017	2016
Long-lived assets, net
Americas – US	$1,208,743	$1,188,000
Rest of Americas	114,634	115,223
EMEA	312,678	313,373
APAC	30,532	30,880
	$1,666,587	$1,647,476

11. Subsequent Events

Subsequent events have been evaluated by the Company for disclosure through May 15, 2017, the date of issuance of these financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Canyon Holdings S.a.r.l. and its Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of net loss and total comprehensive loss, mandatorily redeemable equity and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Canyon Holdings S.a.r.l. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years ended December 31, 2016, 2015 and the period February 11, 2014 (Inception) to December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
April 11, 2017

Canyon Holdings S.a.r.l. and its Subsidiaries

Consolidated Balance Sheets
As of December 31, 2016 and December 31, 2015 (in thousands, except per share and share amounts)

	2016	2015
Assets
Current assets:
Cash and cash equivalents	$35,135	$30,606
Restricted cash	627	—
Accounts receivable, net	87,605	49,226
Prepaid expenses and other current assets	16,225	7,379
Total current assets	139,592	87,211
Property and equipment, net	47,947	39,411
Other intangible assets, net	511,210	204,501
Goodwill	1,079,518	584,180
Other assets	8,801	3,627
Total assets	$1,787,068	$918,930
Liabilities, Mandatorily Redeemable Equity and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$11,171	$5,338
Due to Parent, Convertible Preferred Equity	443,102	264,497
Accounts payable	8,723	4,721
Accrued compensation and benefits	26,109	10,012
Other accrued expenses	54,862	31,251
Current portion of deferred revenue	119,600	92,142
Total current liabilities	663,567	407,961
Long-term debt, net of current portion	1,383,877	682,942
Deferred revenue, net of current portion	961	3,090
Deferred tax liability	83,209	18,599
Other liabilities	14,507	12,366
Total liabilities	2,146,121	1,124,958
Series A-1 and Series C-2 mandatorily redeemable stockholders’ equity, 5,498,688 shares authorized, issued and outstanding at December 31, 2016 and 2015, aggregate liquidation value $701 at December 31, 2016	701	649
Commitments and contingencies (Note 15)
Stockholders' equity (deficit):
Class B-1, Class C-1 and Class V shares, par $0.001, 21,964,293 shares authorized, issued and outstanding at December 31, 2016 and 2015	22	22
Additional paid-in capital	11,429	6,179
Accumulated other comprehensive loss	(73,902)	(14,973)
Accumulated deficit	(297,303)	(197,905)
Total stockholders' deficit	(359,754)	(206,677)
Total liabilities, mandatorily redeemable stock and stockholders’ deficit	$1,787,068	$918,930

The accompanying notes are an integral part of these consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Consolidated Statements of Net Loss and Total Comprehensive Loss
Years Ended December 31, 2016 and December 31, 2015 and the Period February 11, 2014 (Inception)
to December 31, 2014 (in thousands, except share amounts)

	2016	2015	2014
Revenue	$467,772	$333,958	$170,114
Cost of revenue	162,583	125,006	74,552
Gross profit	305,189	208,952	95,562
Operating costs and expenses
Sales and marketing	92,594	71,603	56,029
Research and development	19,445	16,604	5,657
General and administrative	135,737	88,448	112,722
Amortization of intangible assets	77,058	59,914	22,065
Total operating costs and expenses	324,834	236,569	196,473
Operating loss	(19,645)	(27,617)	(100,911)
Non operating income (losses)
Foreign exchange gains (losses)	6,299	(10,886)	(10,992)
Equity in earnings of unconsolidated affiliate	241	—	—
Interest and other income, net	590	5,750	339
Interest expense	(117,997)	(61,398)	(28,408)
Loss on extinguishment of debt	(23,591)	—	—
Total non operating loss	(134,458)	(66,534)	(39,061)
Loss before income taxes	(154,103)	(94,151)	(139,972)
Benefit from income taxes	(55,691)	(3,607)	(31,010)
Net loss	(98,412)	(90,544)	(108,962)
Less: Net loss attributable to non controlling interest	—	—	2,834
Net loss attributable to Canyon Holdings S.a.r.l. stockholders	$(98,412)	$(90,544)	$(106,128)
Total other comprehensive loss – foreign currency translation adjustments	$(58,929)	$(9,085)	$(6,671)
Less: Other comprehensive loss attributable to non controlling interest	—	—	783
Total other comprehensive loss attributable to Canyon Holdings S.a.r.l. stockholders	(58,929)	(9,085)	(5,888)
Total comprehensive loss attributable to Canyon Holdings S.a.r.l. stockholders	$(157,341)	$(99,629)	$(112,016)
Net loss per share attributable to Canyon Holdings S.a.r.l. stockholders – basic and diluted:
Class V shares	$—	$(2.92)	$(5.31)
Class B-1 shares	$(13,673.83)	$(4,324.09)	$—
Class C-1 shares	$(5.24)	$(2.13)	$—

The accompanying notes are an integral part of these consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Consolidated Statements of Mandatorily Redeemable Equity and Stockholders’ Deficit
Years Ended December 31, 2016 and December 31, 2015 and the Period February 11, 2014 (Inception)
to December 31, 2014 (in thousands, except share amounts)

	Mandatorily Redeemable Equity		Stockholders' Deficit
			Share Capital		Additional Paid-in Capital	Noncontrolling Interest	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Deficit
	Shares	$	Shares	$
Balances at February 11, 2014	—	$—	—	$—	$—	$—	$—	$—	$—
Fair value of non-controlling interest in Cision AB and subsidiaries	—	—	—	—	—	46,949	—	—	46,949
Acquisition of non controlling interest in Cision AB and subsidiaries	—	—	—	—	(2,384)	(40,921)	—	(1,233)	(44,538)
Issuance of Class V shares to Parent	—		20,000,000	20	434	—	—	—	454
Issuance of Class C-2 shares	5,498,688	5		—	—	—	—	—	—
Equity-based compensation expense	—	—	—	—	1,950	—	—	—	1,950
Net loss	—	—	—	—	—	(2,834)	—	(106,128)	(108,962)
Foreign currency translation adjustments	—	—	—	—	—	(783)	(5,888)	—	(6,671)
Balances at December 31, 2014	5,498,688	$5	20,000,000	$20	$—	$2,411	$(5,888)	$(107,361)	$(110,818)
Acquisition of non controlling interest in Cision AB and subsidiaries	—	—	—	—	—	(2,411)	—	—	(2,411)
Issuance of Class A-1 shares to Parent	6,448	644	—	—	—	—	—	—	—
Issuance of Class B-1 and C-1 shares to Parent	—	—	1,964,293	2	885	—	—	—	887
Equity-based compensation expense	—	—	—	—	5,294	—	—	—	5,294
Net loss	—	—	—	—	—	—	—	(90,544)	(90,544)
Foreign currency translation adjustments	—	—	—	—	—	—	(9,085)	—	(9,085)
Balances at December 31, 2015	5,505,136	$649	21,964,293	$22	$6,179	$—	$(14,973)	$(197,905)	$(206,677)
Non cash capital contribution to Parent (net)	—	—	—	—	—	—	—	(986)	(986)
Accretion of Class A-1 shares to redemption value	—	52	—	—	(52)	—	—	—	(52)
Equity-based compensation expense	—	—	—	—	5,302	—	—	—	5,302
Net loss	—	—	—	—	—	—	—	(98,412)	(98,412)
Foreign currency translation adjustments	—	—	—	—	—	—	(58,929)	—	(58,929)
Balances at December 31, 2016	5,505,136	$701	21,964,293	$22	$11,429	$—	$(73,902)	$(297,303)	$(359,754)

The accompanying notes are an integral part of these consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2016 and December 31, 2015 and the Period February 11, 2014 (Inception)
to December 31, 2014 (in thousands)

	2016	2015	2014
Cash flows from operating activities
Net loss	$(98,412)	$(90,544)	$(108,962)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	126,983	104,038	45,685
Noncash interest charges and amortization of debt discount and deferred financing costs	34,439	9,869	3,519
Noncash yield on Convertible Preferred Equity Certificates	13,080	2,583	1,457
Payment of original issuance discount upon debt extinguishment	(19,411)	—	—
Equity-based compensation expense	5,302	5,294	1,950
Provision for doubtful accounts	2,572	1,397	392
Deferred income taxes	(69,115)	(14,637)	(19,410)
Unrealized currency translation losses	(4,350)	10,359	10,707
Equity in earnings of unconsolidated affiliate	(241)	—	—
Gain on sale of business	—	(4,700)	—
Other	7	123	472
Changes in operating assets and liabilities, net of effect of acquisitions and disposals:
Accounts receivable	(1,547)	4,590	(5,327)
Prepaid expenses and other current assets	4,227	3,705	(452)
Other assets	4,376	4,777	(4,789)
Accounts payable	(807)	(1,582)	(1,940)
Accrued compensation and benefits	8,228	(3,893)	(1,077)
Other accrued expenses	(1,564)	(3,548)	(31)
Deferred revenue	(7,362)	(5,342)	30,940
Other liabilities	1,557	(67)	(3,938)
Net cash provided by (used in) operating activities	(2,038)	22,422	(50,804)
Cash flows from investing activities
Purchases of property and equipment	(7,382)	(5,249)	(1,940)
Software development costs	(11,738)	(11,307)	(6,019)
Acquisitions of businesses, net of cash acquired of $9, $0 and $65,443	(804,194)	(4,500)	(755,334)
Proceeds from disposal of business	3,998	2,089	41
Change in restricted cash	(100)	8,303	(8,303)
Net cash used in investing activities	(819,416)	(10,664)	(771,555)
Cash flows from financing activities
Proceeds from revolving credit facility	33,475	—	12,000
Repayment of revolving credit facility	—	—	(12,000)
Proceeds from issuance of Convertible Preferred Equity Certificates to Parent	136,025	2,821	257,636
Payment of amounts due to Parent	—	(2,821)	2,821
Acquisition of non controlling interests	—	(2,411)	(44,538)
Proceeds from term loan facility, net of debt discount of $105,930, $1,621 and $64,709	1,364,070	33,379	860,356
Repayments of term loan facility	(705,519)	(39,320)	(224,710)
Payments on capital lease obligations	(287)	(301)	(205)
Proceeds from issuance equity, net of issuance costs of $0 and $2,149	—	85	459
Net cash provided by (used in) financing activities	827,764	(8,568)	851,819
Effect of exchange rate changes on cash and cash equivalents	(1,781)	(1,161)	(883)
Increase in cash and cash equivalents	4,529	2,029	28,577
Cash and cash equivalents
Beginning of year	30,606	28,577	—
End of year	$35,135	$30,606	$28,577
Supplemental disclosure of cash flows information
Cash paid during the year for
Interest	$94,615	$48,059	$21,819
Income taxes	5,582	4,680	1,682
Supplemental non-cash information
Issuance of Convertible Preferred Equity Certificates in connection with acquisition (Note 7)	$40,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

1. Business Description, Organization and Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the accounts of Canyon Holdings S.a.r.l. and its Subsidiaries. Canyon Holdings S.a.r.l. is a majority owned subsidiary of Canyon Holdings Cayman LP (“Parent”), an entity domiciled in the Cayman Islands. The Company’s Parent has no independent operating activity. Intercompany accounts and transactions have been eliminated in these consolidated financial statements.

Canyon Holdings S.a.r.l., a Luxembourg company, and its Subsidiaries (collectively, the “Company”) is a leading provider of cloud-based software, media intelligence and distribution services, and other related professional services to the marketing and public relations industry. Communications professionals use the Company’s products and services to identify and connect with media influencers, manage industry relationships, create and distribute content, monitor media coverage, perform advanced analytics and measure the effectiveness of their campaigns. The Company has primary offices in Chicago, Illinois, Beltsville, Maryland, New York, New York, Cleveland, Ohio, and Albuquerque, New Mexico with additional offices in the U.S., as well as China, Finland, France, Hong Kong, Germany, India, Indonesia, Malaysia, Norway, Portugal, Sweden, Taiwan and the United Kingdom.

The Company was incorporated by Parent on February 11, 2014 (“Inception”) through the issuance of 20 million common shares, at par referred to as Class V shares, to facilitate the acquisition of Cision AB and its subsidiaries (“Cision”) and to then subsequently pursue further growth both organically and through acquisition. Effective April 14, 2014, 65.3% of the outstanding share capital of Cision was acquired by the Company (Note 3) through the issuance of Convertible Preferred Equity Certificates (“CPECs”) to the parent. Prior to April 14, 2014, the Company had no material assets and had not commenced operations. Effective May 30, 2014, the Company acquired all of the outstanding share capital of Vocus, Inc. (“Vocus”) and its subsidiaries. Effective October 21, 2014, the Company acquired substantially all of the assets of Discovery Group Holdings Ltd. and its subsidiaries (“Gorkana”) and effective June 16, 2016, the Company acquired PR Newswire and its subsidiaries (“PR Newswire”). The acquisitions since inception have been principally funded through a combination of investments by the parent and through bank debt (Note 3 and Note 7).

These consolidated financial statements therefore present the consolidated results of operations of Cision from April 14, 2014, Vocus from May 30, 2014, Gorkana from October 21, 2014 and PR Newswire from June 16, 2016. Other, less significant, business combinations in the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 have been included in these consolidated financial statements beginning from the date of their acquisition (Note 3).

The accompanying financial statements have been prepared on a basis that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses from operations for all periods presented and negative cash flows from operations during the period from Inception to December 31, 2014 and in the year ended December 31, 2016. Management believes that the Company is subject to other risks including, but not limited to, an evolving and unpredictable business model, development of new technological innovations, customer acceptance of new services, and dependence on key personnel. The Company’s long-term viability is dependent on its ability to generate sufficient revenue, net income and cash flows from operations to support its business, as well as the ability to obtain additional financing, if needed. Management believes that the Company has the ability to do so. The Company’s CPECs are puttable by the Parent at any time, however the parent has waived its right to put the CPEC for at least twelve months from the date of issuance of these financial statements. Management also believes that the Company has sufficient cash and available borrowings on debt to fund operations through at least April 11, 2018.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and internal use software, intangible assets and goodwill, contingent liabilities, and fair value of equity-based awards and income taxes. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents and Investments

The Company considers all highly liquid investments with original maturity dates of three months or less at the time of purchase to be cash equivalents. For all years reported the Company did not carry any investments with original maturity dates of longer than three months.

Fair Value Measurements

The Company measures certain financial assets and liabilities at fair value pursuant to a fair value hierarchy based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2	Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Other than long term debt and Convertible Preferred Equity Certificates due to Parent, the Company had no financial assets or liabilities that were other than Level 1 for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014.

Allowance for Doubtful Accounts

Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from prior estimates. The allowance for doubtful accounts at December 31, 2016 and 2015 was $1.3 million and $1.2 million, respectively (Note 18).

Software Development and Research and Development

The Company incurs software development costs related to its internal use software. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and third party development costs and are amortized using the straight-line method over the estimated useful life

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

of the software, which is generally two years. All other research and development costs are expensed as incurred. Costs to maintain and update the information database are expensed within cost of revenues as these expenses are incurred. For the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, the Company recorded amortization expense related to internal use software of $12.6 million, $6.9 million, and $0.5 million, respectively, within cost of revenue in the statements of net loss and total comprehensive loss.

Property, Equipment and Purchased Software

Property, equipment and purchased software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: three to five years for software and computer and office equipment and five to seven years for furniture and fixtures. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation and amortization expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the results of operations.

Long-Lived Assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the straight-line method, which approximates the pattern of usage of the economic benefit of the asset, over their estimated useful lives ranging from two to seven years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no significant impairment charges for long-lived assets for the years ended December 31, 2016, 2015 or the period from Inception to December 31, 2014.

The Company regularly revisits its estimate of useful economic lives of long lived assets and makes adjustments to those lives where appropriate.

Business Combinations

The Company has completed a number of acquisitions of businesses during the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 that have resulted in the recording of goodwill and identifiable definite-lived intangible assets. The Company recognizes all of the assets acquired and liabilities assumed at their fair values on the acquisition date. The Company uses significant estimates and assumptions, including fair value estimates, as of the acquisition date and refines those estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which new information may be gathered about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Measurement period adjustments are applied retrospectively and all other adjustments are recorded to the consolidated statements of net loss to date have been immaterial. Acquisition-related costs are expensed as incurred separately from the acquisition and generally are included in general and administrative expenses in the statements of net loss and total comprehensive loss.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

Deferred Financing Costs and Debt Discounts

The Company amortizes costs incurred with third parties other than the lender to obtain financing over the term of the underlying obligation using either the effective interest method or the straight-line method, as appropriate. Debt discounts incurred directly with the lender are netted from the carrying value of the debt and amortized over the term of the debt using the effective interest method. The amortization of deferred financing costs and debt discounts is included in interest expense in the accompanying consolidated statements of net loss. Unamortized deferred financing fees are netted from the carrying value of the debt in the accompanying consolidated balance sheets.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. The Company performs its annual impairment assessment on October 1, or whenever events or circumstances indicate impairment may have occurred. On October 1, 2016, 2015 and 2014 the Company performed its annual goodwill impairment assessment based on the fair value of the Company’s reporting units. When assessing goodwill for impairment, the Company uses an income approach based on discounted cash flows to determine the fair value of its reporting unit. The Company’s cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors which are consistent with the plans used to manage the Company’s operations.

Other than for reporting units newly formed in June 2016, the results of the annual goodwill impairment test indicated that the estimated fair value of the each reporting unit was, in all cases, at least 25% in excess of its carrying value. For reporting units created in June 2016 as part of the PRN acquisition, the fair value of the reporting units approximated their carrying value given the purchase price allocation performed during the year ended December 31, 2016. In addition, for the reporting units formed in June 2016, no events or circumstances occurred from the date of acquisition to December 31, 2016 that would indicate that the fair value of the reporting unit had decreased since the acquisition date.

Based on the results of the Company’s most recent annual assessment on October 1, 2016, the Company, therefore, concluded that the fair value of each of its reporting units exceeded its carrying amount and no impairment charge was recorded.

Foreign Currency and Operations

The reporting currency for all periods presented is the U.S. dollar. The functional currency for the Company’s foreign operating subsidiaries is their local currency. The functional currency of the Company and substantially all of its non operating subsidiaries is the US dollar. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at each balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ deficit. Gains or losses, whether realized or unrealized due to transactions in foreign currencies and the remeasurement of certain intercompany balances, are included in the consolidated statements of net loss and total comprehensive loss.

Defined Benefit Pension Plans

Employees of CNW Group Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are reviewed on an annual basis. The employees and accompanying pension plan were inherited with the acquisition of PR Newswire on June 16, 2016. The purchase price of PR Newswire was allocated to the assets and obligations of the pension

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

plan based on fair value at the acquisition date. These actuarial assumptions include discount rate, expected rate of return on plan assets, rate of salary increases and other factors. The unfunded status of the plan is recognized as a long term liability in the consolidated balance sheet at December 31, 2016, which is also the measurement date for the defined benefit pension plan for the CNW employees.

Investment in Unconsolidated Affiliate

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment was acquired with the PR Newswire acquisition and the purchase price of PR Newswire was allocated to the investee based on its fair value as of the acquisition date. The Company records its share of the undistributed income or loss from this investment which to date have been immaterial. The Company regularly reviews the carrying value of this investment for impairment using such information as forecasts, business plans and available financial statements of the investee. Since the PR Newswire acquisition, no impairment losses have been recognized. The investment in unconsolidated affiliate is $5.6 million included within other long term assets in the consolidated balance sheet at December 31, 2016. Other disclosures regarding this investment have been omitted due to immateriality.

Comprehensive Income (Loss)

Comprehensive income (loss) includes the Company’s net income (loss) and foreign currency translation adjustments. There are no other material components of comprehensive loss for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014.

Revenue Recognition

The Company derives its revenues from subscription arrangements and related professional services in connection with the Company’s cloud-based software and services offerings. The Company also derives revenues from news distribution services on both a subscription basis and separately from non-subscription arrangements. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable.

The Company’s separate units of accounting consist of its subscription services, transactional services and professional services. The subscription services include access to the Company’s cloud-based software, hosting services, content and content updates and customer support. The Company’s subscription agreements are typically one to three years in length and are non-cancelable, though customers have the right to terminate their agreements for cause if the Company materially breaches its obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time. The Company does not charge customers an up-front fee for use of the technology. Implementation activities are insignificant and are not subject to a separate fee. In certain cases, the Company charges annual membership fees to customers which are recognized ratably over the one year membership period.

The Company also distributes individual news releases to thousands of distribution points on the Internet, which are then indexed by major search engines and also directly to journalists and other key constituents. Dependent on the nature of the contract with the customer, the Company recognizes revenue on subscription basis over the term of the subscription, or on a per-transaction basis when the press releases are made available to the public.

Professional services include broadcast and webcast production. For these services, revenue is recognized when the specific performance is completed and customer acceptance received.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

When sold together, revenue from the Company’s different service offerings are accounted for separately as those services have value on a standalone basis and do not involve a significant degree of risk or unique acceptance criteria. The Company allocates revenue to each element in a multiple element arrangement based on a selling price hierarchy. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”), if VSOE is not available, or estimated selling price (“ESP”), if neither VSOE nor TPE is available. As the Company has been unable to establish VSOE or TPE for the elements of its arrangements due to factors such as a high number of varied service offerings sold on a subscription basis to differing customer concentrations as well as varied discounting practices and unobservable competitive data for similar services, the Company estimates selling prices by analyzing multiple factors such as historical pricing trends, customer renewed activity, and discounting practices. The volume of multiple element arrangements sold by the Company in which any element of the arrangement has a revenue attribution pattern different to the other elements was not significant for all years presented.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Deferred Revenue

Deferred revenue consists of payments received from or billings to customers in advance of revenue recognition. Deferred revenue to be recognized in the succeeding twelve month period is included in current deferred revenue with the remaining amounts included in noncurrent deferred revenue. Invoices issued in advance of the fulfillment of a deliverable or the start of the customers’ subscription term are typically not significant.

Sales Commissions

Sales commissions relate to the sale of subscription, transaction, and professional services agreements, and are expensed as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 were approximately $7.0 million, $8.9 million, and $8.4 million, respectively.

Equity-Based Compensation and Profits Interests

To date, substantially all the equity-based compensation expense recorded in the Company’s financial statements results from the granting to management of Class C LP Units of the Parent. These Class C Units are considered Profits Interests as they allow recipients to participate in the residual profits of the Company on a predetermined fair value threshold. This threshold represents the threshold of proceeds from a sale of the Parent’s net assets at fair market value that must be distributed to the preferred holders of the Parent before the holder of a Class C LP Unit can participate in a distribution.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

The Company calculates the fair value of Class C Unit grants using the Black Scholes Merton option pricing model using the following inputs:

	2016	2015	2014
Grant date fair value of Class C Units	$2.77 – $2.87	$2.87 – $2.90	$ 1.93
Participation threshhold	$3.09 – $4.25	$3.09 – $7.79	$ —
Volatility	73%	94%	85%
Expected life (years)	2.0	2.0	3.0
Risk-free interest rate	0.64% – 0.70%	0.64% – 1.10%	1.10%
Dividend yield	0.00%	0.00%	0.00%

Participation Threshold

Other than for certain awards granted in the year ended December 31, 2015 described below, the Participation Threshold established by the Company for awards made in the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 is intended to approximate the estimated fair value of the underlying Class C Unit on the date of grant. As historically there has been no public market for the Company’s Class C Units, the fair value for the years ended December 31, 2016 and 2015 and the Period from Inception to December 31, 2014 was estimated by the Company by considering a number of objective and subjective factors, including cash flow forecasts, peer-group company trading multiples, the amount of the liquidation preference of the senior holders of Class A Units of the Parent, the illiquid nature of the Class C Units, the size of the Company and the Company’s lack of historical profitability. Independent valuations were obtained to provide support for the estimated fair value of the underlying Class C Units for all years presented.

1,517,985 Class C Unit grants were made in 2015 to certain employees in connection with the acquisition of Viralheat with a participation threshold of $7.79 which, at the time, was in excess of the estimated grant date fair value of the underlying Class C Units.

Share Price Volatility

The Company determined the estimated volatility for Class C Units granted in the years ended December 31, 2016 and 2015 and the period from Inception to December 31, 2014 based on an analysis of reported data for a peer group of publicly traded companies. The expected volatility of Class C Units granted was determined using an average of the historical volatility measures of this peer group of companies for a period equal to the expected life of each Class C Units.

Expected Life of Class C Units, Risk-Free Interest Rate and Dividend Yield

The expected life of Class C Units was derived from management’s estimate of the holding period to a major liquidity event of the Company. The risk-free interest rate is based on the daily treasury yield curve rate whose term is consistent with the expected life of the Class C Units. The expected dividend yield was assumed to be zero because the Company has not paid, and does not anticipate paying, cash dividends on its Class C Units.

Compensation expense for all equity-based compensation awards is based on the grant date fair value recognition provisions of ASC Topic 718, Compensation — Stock Compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally four years from the date of grant. As equity-based compensation expense recognized is based on awards ultimately expected to vest, such expense is reduced for estimated forfeitures. Compensation expense for these equity-based awards is recognized by the Company, with an equal offsetting charge to “Additional paid-in capital.” Such compensation expense is reflected in the Company’s financial results because the

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

Class C Unit awards to management relate to services provided by the employees of the Company. The Class C Units are reserved for issuance by Parent for incentive purposes at the discretion of the general partner of Parent, subject to certain approvals.

Convertible Preferred Equity Certificates

Convertible Preferred Equity Certificates (“CPECs”) are held by the Parent and are presented as liabilities in the consolidated balance sheets at December 31, 2016 and 2015. The CPEC’s are redeemable at any time by the Company and mature 49 years from the date of issuance. The CPECs carry a 1% per year yield which is accounted for as interest expense in the consolidated statements of net loss and total comprehensive loss. The CPECs can be converted by the Parent to Class V shares of the Company at any time into the number of Class V shares of the Company as calculated by dividing the initial investment amount of the outstanding CPECs, and excluding any accreted but unpaid yield, by $0.001. The CPECs are treated as debt instruments in Luxembourg. The CPEC’s are classified as liabilities due to the creditor like rights held by the holder, including the right to force the Company’s bankruptcy.

The CPECs are puttable to the Company for cash by the holder at any time and can be called by the Company at any time. As a result of this contracted put feature, the CPECs are classified as current liabilities in the consolidated balance sheets. The Parent has waived its right to put the CPEC for at least twelve months from the date of issuance of the financial statements.

Segments

The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker. The Company’s Chief Executive Officer and the Board of Directors review financial information presented on both a consolidated basis and on a geographic regional basis. Since its inception, the Company has completed several significant acquisitions and has expended significant efforts in integrating these acquisitions into a single commercial software solution, available to all customers in all geographies. As a result of the long term qualitative and quantitative similar economic characteristics exhibited by the sale of a single product suite in all the Company’s regions, the Company has determined that its operating segments meet the criteria to be aggregated into one reportable segment. (Note 16)

Net Loss per Share

Net loss per share is calculated under the two-class method, under which all losses (distributed and undistributed) are allocated to each class of shares and participating securities based on their respective rights to receive dividends and contractual obligation to participate in the net losses of the Company. Basic net loss per share is computed by dividing net loss by the weighted-average number of shares outstanding during the period, excluding the dilutive effects of CPECs. Diluted net loss per share equals basic loss per share due to losses incurred during the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. Customers are granted credit on an unsecured basis. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

The Company provides cloud-based software, distribution services and related professional services to various customers across many industries. As of December 31, 2016 and 2015, no individual customer accounted for 10% or more of net accounts receivable. For the years ended December 31, 2016 and 2015, and for the period from Inception to December 31, 2014, no individual customer accounted for 10% or more of revenue.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

Income Taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized (Note 18).

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2011 to 2016.

Recent Accounting Pronouncements

As long as the Company remains an Emerging Growth Company, the Company plans to adopt new accounting standards using the effective dates available for non public entities.

Accounting Pronouncement Recently Adopted

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires that all deferred tax assets and liabilities be classified as non-current on the balance sheet. Before the issuance of ASU 2015-17, deferred tax assets and liabilities were required to be presented as current and non-current. In the year ended December 31, 2015, the Company adopted ASU 2015-17. The adoption of ASU 2015-17 did not have a material impact on the Company’s consolidated financial statements and the balance sheet at December 31, 2016 and 2015 reflects this new presentation.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs (Topic 835-30). The amendment requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability rather than as an asset. The ASU did not address the presentation of costs of obtaining a revolving line of credit. In the June 2015 meeting of the Emerging Issues Task Force, the SEC staff clarified it would not object to an entity presenting the cost of securing a revolving line of credit as an asset, regardless of whether a balance is outstanding. The Company adopted this standard and a policy that the cost of securing a revolving line of credit will be recorded as an asset effective January 1, 2016 and the balance sheet at December 31, 2016 and 2015 reflects this new presentation.

In April 2015, the FASB issued ASU 2015-05, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement to increase the consistency of accounting for cloud computing arrangements among reporting entities. The reporting entity must consider whether a cloud computing arrangement includes a software license. If the arrangement does not include a software license, the entity should account for the arrangement as a service contract. If the arrangement includes a software license, the entity should account for the software license element of the arrangement consistent with the acquisition of other licenses of intangible assets. The Company adopted this standard during fiscal year 2016 and the adoption did not have a material impact in the Company’s consolidated financial statements.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s ability to continue as a Going Concern (ASU 2014-15). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. The Company adopted ASU 2014-15 in fiscal year 2016. The adoption of ASU 2014-15 had no material effect on the Company’s financial statements.

Recent Accounting Pronouncements Not Yet Effective

In January 2017, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standards Update (“ASU”) 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The guidance is effective for interim and annual periods beginning in the Company’s fiscal year 2019 The Company is in the process of evaluating the impact of this accounting standard update.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2017-04, Intangibles-Goodwill and Other (Topic 350). The ASU eliminates Step 2 of the goodwill impairment test, which requires determining the fair value of assets acquired or liabilities assumed in a business combination. Under the amendments in this update, a goodwill impairment test is performed by comparing the fair value of the reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for the Company’s fiscal year 2022, and interim periods within that year. The Company is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents on the statement of cash flows and disclosure of how the statement of cash flows reconciles to the balance sheet if restricted cash is shown separately from cash and cash equivalents on the balance sheet. ASU 2016-18 is effective for the Company’s fiscal year 2019. The new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force). ASU 2016-15 clarifies guidance on the classification of certain cash receipts and payments in the statement of cash flows to reduce diversity in practice. Among other things, the presentation of debt prepayment or debt extinguishment costs as cash outflows for financing activities on the statement of cash flow. The standard will become effective for us in the first quarter of fiscal year 2019, early adoption is permitted. The Company is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for the Company’s fiscal year 2020 and interim periods in that

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

2. Summary of Significant Accounting Policies  – (continued)

year with early adoption permitted. The Company is in the process of evaluating the impact of this accounting standard update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes the revenue recognition requirements in ASU Topic 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 is effective for the Company’s fiscal year 2019 including interim periods within that year The standard permits the use of either the retrospective or modified retrospective (cumulative effect) transition method. The Company is still evaluating the impact that this standard will have on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. ASU 2016-09, which amends several aspects of accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for the Company’s fiscal year 2018. The Company is still evaluating the impact that this standard will have on its consolidated financial statements.

3. Business Combinations, Dispositions, and Non-Controlling Interests

Acquisition of Cision

As discussed in Note 1, on April 14, 2014, the Company completed a series of transactions that resulted in the acquisition of 65.3% of the outstanding voting equity interests of Cision AB and its Subsidiaries (“Cision”), for cash consideration of $90.1 million. Cision was a Swedish publicly-held provider of cloud-based software, services and tools for the marketing and public relations industry. The Company completed its acquisition of Cision to provide the basis for the Company to enter the software platform delivered for the public relations sector, and to serve as the basis of the core technology for subsequent planned acquisitions in the same sector.

Non-Controlling Interest

At the date of the acquisition of 65.3% of the outstanding voting equity interests, the fair value of the 34.7% non-controlling interest was estimated to be $46.9 million, measured by Cision’s quoted stock price. During the remainder of the year from Inception to December 31, 2014 a further 33.1% of the outstanding voting equity interests of Cision was acquired for cash proceeds of $44.1 million. The carrying value of the remaining 1.7% non-controlling interest at December 31, 2014 was $2.4 million. During the year ended December 31, 2015, this remaining non-controlling interest was acquired by the Company.

Purchase Price Allocation

At the date control of Cision was obtained, the purchase price and the fair value of the non-controlling interest was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over three to ten years on an accelerated basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is not deductible for tax purposes.

The Company recognized a deferred tax asset in the amount of $21.6 million relating to acquired net operating losses and established a deferred tax liability of $28.8 million relating to the step up in basis of identifiable intangibles, and recorded a valuation allowance of $7.9 million. The Company determined that

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

while the acquired net operating loss is subject to the limitation provided in Section 382 of the Internal Revenue Code, this limitation will not preclude the Company from fully realizing the acquired U.S. net operating losses.

The operating results of Cision are included in the accompanying consolidated financial statements from April 14, 2014. The operating results of Cision between February 11, 2014 and April 14, 2014 are not material.

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Cision acquired on April 14, 2014:

(in thousands)
Cash and cash equivalents	$15,128
Accounts receivable, net	19,258
Prepaid and other current assets	3,938
Property, equipment and software, net	15,668
Trade name	13,150
Customer relationships	57,350
Purchased technology	25,330
Goodwill	91,949
Other assets	3,210
Total assets acquired	244,981
Accounts payable and accrued liabilities	(24,830)
Deferred revenue	(23,339)
Bank debt	(43,689)
Deferred taxes	(15,103)
Other liabilities	(1,002)
Total liabilities assumed	(107,963)
Net assets acquired	$137,018
Purchase price
Cash consideration for 65.3% of Cision	$90,069
Fair value of 34.7% non controlling interest	46,949
$137,018

The bank debt inherited of $43.7 million presented above was repaid by the Company shortly after the close of the acquisition.

Acquisition of Vocus

On May 30, 2014, the Company acquired all of the outstanding voting equity interests of Vocus, Inc. (“Vocus”). Vocus was a U.S. publicly-held provider of cloud-based software, services and tools for the marketing and public relations industry. The Company acquired Vocus to enhance, through integration, the Company’s existing cloud-based capabilities inherited with the earlier acquisition of Cision. During the period from Inception to December 31, 2014, the Company incurred acquisition-related transaction costs of $10.8 million, which are included in general and administrative expense in the consolidated statement of comprehensive loss. The acquisition was accounted for using the purchase method of accounting. The operating results of Vocus are included in the accompanying consolidated financial statements from May 30, 2014.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The purchase price consisted of $446.7 million in cash plus an additional $8.0 million relating to the mandatory cash settlement at the date of acquisition of vested Vocus employee equity. In addition, a number of non-vested equity awards were elected to be cash settled by the Company following the acquisition, resulting in compensation expense of $30.0 million reflected in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The Company’s obligation to cash settle these awards upon the employees’ termination — a dual trigger obligation — was inherited by the Company. The amounts relating to these cash settled awards expensed in the consolidated statements of operations have not therefore been disclosed as equity based compensation expense in these financial statements.

The Vocus purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over three to eight years on an accelerated basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is not deductible for tax purposes.

The Company recognized a deferred tax asset in the amount of $33.7 million relating to acquired net operating losses, established a deferred tax liability of $51.9 million relating to the step up in basis of identifiable intangibles, and recorded a valuation allowance of $2.9 million. The Company determined that while the acquired net operating loss is subject to the limitation provided in Section 382 of the Internal Revenue Code, this limitation will not preclude the Company from fully realizing the acquired U.S. net operating losses.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Vocus acquired on May 30, 2014:

(in thousands)
Cash and cash equivalents	$40,170
Accounts receivable, net	16,564
Prepaid and other current assets	3,979
Property, equipment and software, net	17,941
Trade name	4,140
Customer relationships	92,290
Purchased technology	49,400
Goodwill	320,637
Total assets acquired	545,121
Accounts payable and accrued liabilities	(17,376)
Deferred revenue	(37,438)
Onerous lease provision	(7,114)
Other liabilities	(7,406)
Deferred taxes	(21,091)
Total liabilities assumed	(90,425)
Net assets acquired	$454,696

Acquisition of Visible

On September 12, 2014, the Company acquired all of the assets of Visible, Inc. (“Visible”), a U.S. privately-held provider of advanced social intelligence and engagement tools for social media monitoring, data analytics and insights, and customer engagement through a cloud-based software platform. The Company acquired Visible to add to the existing technology’s capabilities in social media monitoring and analytics. During the period from Inception to December 31, 2014, the Company incurred acquisition-related transaction costs of $0.3 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results of Visible are included in the accompanying consolidated financial statements from September 13, 2014.

The purchase price consisted of $7.1 million in cash.

The Visible purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over a two to seven year period. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is deductible for tax purposes.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Visible acquired on September 12, 2014:

(in thousands)
Accounts receivable, net	$762
Prepaid and other current assets	224
Property, equipment and software, net	1,206
Trade name	70
Customer relationships	3,295
Purchased technology	1,125
Goodwill	2,176
Total assets acquired	8,858
Accounts payable and accrued liabilities	(664)
Deferred revenue	(1,119)
Total liabilities assumed	(1,783)
Net assets acquired	$7,075

Acquisition of Gorkana

On October 21, 2014, the Company acquired all of the assets of Discovery Group Holdings Ltd. (“Gorkana”), a UK privately-held provider of media intelligence and information, offering PR and marketing professionals access to customized solutions through a cloud-based software platform. The Company acquired Gorkana to enhance the capabilities of its cloud-based marketing and public relations technology and to provide for increased scale in Europe. During the period from Inception to December 31, 2014, the Company incurred acquisition-related transaction costs of $5.9 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results of Gorkana are included in the accompanying consolidated financial statements from October 21, 2014.

The purchase price consisted of $268.9 million in cash.

The Gorkana purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over five to seven years on an accelerated basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is not deductible for tax purposes.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The Company recognized deferred tax liability in the amount of $0.7 million and established a deferred tax liability if $16.8 million relating to the step up in basis of identifiable intangibles. The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities acquired of Gorkana on October 21, 2014:

(in thousands)
Cash and cash equivalents	$10,145
Accounts receivable, net	13,774
Prepaid and other current assets	2,538
Property, equipment and software, net	7,717
Trade name	2,813
Customer relationships	66,290
Purchased technology	17,376
Goodwill	191,173
Total assets acquired	311,826
Accounts payable and accrued liabilities	(13,791)
Deferred revenue	(11,579)
Deferred taxes	(17,519)
Total liabilities assumed	(42,889)
Net assets acquired	$268,937

Acquisition of Viralheat

On March 20, 2015, the Company acquired substantially all of the assets of Viralheat, Inc. (“Viralheat”), a U.S. privately-held social media engagement platform. Similar to the acquisition of Visible, the Company acquired Viralheat to enhance the Company’s existing capabilities in social media monitoring and analytics. During the year ended December 31, 2015, the Company incurred acquisition-related transaction costs of $0.5 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results of Viralheat are included in the accompanying consolidated financial statements from March 20, 2015.

The purchase price consisted of $4.5 million in cash.

The Viralheat purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over two to seven years on a straight-line basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is deductible for tax purposes.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities of Viralheat acquired on March 20, 2015:

(in thousands)
Accounts receivable, net	$181
Prepaid and other current assets	168
Property, equipment and software, net	91
Trade name	52
Customer relationships	2,449
Purchased technology	836
Goodwill	1,610
Total assets acquired	5,387
Accounts payable and accrued liabilities	(484)
Deferred revenue	(403)
Total liabilities assumed	(887)
Net assets acquired	$4,500

Sale of Cision UK Limited and Vocus UK Limited Net Assets

In June 2015, the Company sold the net assets of Cision UK Limited and Vocus UK Limited for approximately $2.1 million. The transaction resulted in a gain of approximately $4.7 million which has been recorded as other income in the consolidated statements of net loss and total comprehensive loss.

Acquisition of PR Newswire

On June 16, 2016, the Company acquired all of the assets of PR Newswire (“PR Newswire”), a global leader in public relations and investor relations communications and related services from United Business Media, plc. The Company acquired PR Newswire to enhance its content distribution capabilities related to its our public relations solution offerings. During the period ended December 31, 2016, the Company incurred acquisition-related transaction costs of $22.4 million, which are included in general and administrative expense in the consolidated statements of net loss and total comprehensive loss. The acquisition was accounted for under the purchase method of accounting. The operating results of PR Newswire are included in the accompanying consolidated financial statements from June 16, 2016.

The purchase price was $842.8 million and consisted of $813.3 million in cash and the issuance of $40 million of Class A LP Units of the Parent to the seller. CPECs of $40 million with a fair value of $29.5 million were issued by the Company to the Parent to record the transaction in these financial statements. The CPECs were immediately accreted to the carrying value following the issuance.

The PR Newswire purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include the value of the PR Newswire brand, customer relationships and purchased technology and are being amortized over five to seven years on an accelerated basis. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is not deductible for tax purposes.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

The Company recognized a deferred tax asset in the amount of $16.7 million relating to acquired net operations losses and disallowed interest carry forwards and established a deferred tax liability of $150.4 million relating to the step up in basis of identifiable intangibles. The following table summarizes the allocation of the purchase price paid by the Company to the fair value of the assets and liabilities acquired of PR Newswire on June 16, 2016:

(in thousands)
Cash and cash equivalents	$9,071
Accounts receivable, net	42,869
Prepaid and other current assets	18,430
Property, equipment and software, net	18,917
Investment in unconsolidated affiliate	5,376
Brand	349,120
Customer relationships	48,820
Purchased technology	25,940
Goodwill	537,218
Total assets acquired	1,055,761
Accounts payable and accrued liabilities	(41,961)
Deferred revenue	(37,310)
Deferred taxes	(133,725)
Total liabilities assumed	(212,996)
Net assets acquired	$842,765

Sale of Agility Net Assets

In July 2016, the Company sold the net assets of its Agility PR workflow business for approximately $4.3 million. The transaction reduced goodwill by $2.0 million resulting in no gain or loss on the income statement. The assets of Agility have not been separately disclosed as held for sale in the acquisition balance sheet presented above due to immateriality.

The PR Newswire acquired entity contributed revenue of $165.1 million for the year ended December 31, 2016, The Vocus and Gorkana acquisitions contributed revenue for the period from Inception to December 31, 2014 of $74.1 million and $14.5 million, respectively. Net loss from these acquisitions is impracticle to determine due to the extent of integration activities.

For all acquisitions made since Inception, the excess of the purchase price over the total net identifiable assets has been recorded as goodwill which is attributable primarily to synergies expected from the expanded technology and service capabilities from the integrated acquisitions as well as the value of the assembled workforce in accordance with generally accepted accounting principles. The Company did not record any in-process research and development intangible assets in connection with any acquisition to date. The purchase price allocation is complete for all acquisitions made since Inception and measurement period adjustments have not been material.

Supplemental Unaudited Pro Forma Information

The unaudited pro forma information below gives effect to the acquisition of PR Newswire as if it had occurred as of the January 1, 2015. For the period from Inception to December 31, 2014 the data below shows the proforma effect of the 2014 acquisitions of Vocus and Gorkana as if they had occurred on April 14,

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

3. Business Combinations, Dispositions, and Non-Controlling Interests  – (continued)

2014. The proforma results presented below show the impact of acquisition related costs as well as the increase in interest expense related to acquisition related debt. Other acquisition information has not been presented due to immateriality.

(in thousands except share and per share data)	2016	2015	2014
Revenue	$615,482	$657,267	$272,248
Net loss attributable to Canyon Holdings S.a.r.l shareholders	$(90,927)	$(147,025)	$(73,528)
Net loss per share attributable to Canyon Holdings S.a.r.l shareholders – basic and diluted:
Class V shares	$—	$4.93	$(3.68)
Class B-1 shares	$(13,013.28)	$(6,546.89)	$—
Class C-1 shares	$(4.90)	$(3.22)	$—

4. Property, Equipment and Purchased Software

Property, equipment and software consisted of the following at December 31, 2016 and 2015:

(in thousands)	2016	2015
Purchased software, computer and office equipment	$32,282	$25,178
Furniture and fixtures	3,557	2,757
Leasehold improvements	23,149	13,150
Equipment under capital lease obligations	1,034	984
Capitalized software development costs	37,736	25,845
Property and equipment at cost	97,758	67,913
Less: Accumulated depreciation and amortization	(49,811)	(28,502)
Property and equipment, net	$47,947	$39,411

Depreciation and amortization expense of property equipment and software, including depreciation on equipment under capital leases, was $25.0 million, $19.5 million and $8.7 million for the years ended December 31, 2016 and 2015 and the period from Inception to December 31, 2014, respectively. Of this amount, $15.7 million, $9.9 million and $4.3 million is included in cost of revenue for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, respectively, and $9.3 million, $9.6 million and $4.4 million is included in general and administrative expense for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, respectively, in the consolidated statements of net loss and total comprehensive loss.

5. Goodwill

Goodwill consisted of the following at December 31, 2016 and 2015:

(in thousands)	2016	2015
Balances as of January 1	$584,180	$595,683
Acquisition of Viralheat	—	1,610
Disposal of Vocus UK	—	(1,754)
Acquisition of PR Newswire	537,218	—
Disposal of Agility	(1,992)	—
Effects of foreign currency	(39,888)	(11,359)
Balances as of December 31	$1,079,518	$584,180

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

6. Other Intangible Assets

Other intangible assets consisted of the following at December 31, 2016 and 2015:

	2016
(in thousands)	Gross Carrying Value	Foreign Currency Translation	Accumulated Amortization	Net Carrying Value
Trade names and brand	$369,345	$(9,877)	$(30,551)	$328,917
Customer relationships	270,495	(29,898)	(110,094)	130,503
Purchased technology	120,007	(12,213)	(56,004)	51,790
Balances at December 31, 2016	$759,847	$(51,988)	$(196,649)	$511,210

	2015
(in thousands)	Gross Carrying Value	Foreign Currency Translation	Accumulated Amortization	Net Carrying Value
Trade names	$20,225	$(2,120)	$(5,737)	$12,368
Customer relationships	221,675	(8,363)	(73,679)	139,633
Purchased technology	94,067	(3,338)	(38,229)	52,500
Balances at December 31, 2015	$335,967	$(13,821)	$(117,645)	$204,501

Expense related to amortization of intangible assets for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 was $102.0 million, $84.6 million, and $37.0 million, respectively. Of this amount, $24.9 million, $24.7 million and $15.0 million is included in cost of revenue for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, respectively, and $77.1 million, $59.9 million and $22.0 million is included in general and administrative expense for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, respectively, in the consolidated statements of net loss and total comprehensive loss.

Years
Weighted average useful life at December 31, 2016
Trade names and brand	14
Customer relationships	6
Purchased technology	4

Future expected amortization of intangible assets at December 31, 2016 is as follows:

(in thousands)
Year ended December 31,
2017	$107,667
2018	89,116
2019	70,407
2020	50,097
2021	41,247
Thereafter	152,676
$511,210

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

7. Debt and Convertible Preferred Equity Certificates

Debt consisted of the following at December 31, 2016 and 2015:

	December 31, 2016
(in thousands)	Short Term	Long Term	Total
2016 First Lien Term Loan	$11,000	$1,083,500	$1,094,500
2016 Second Lien Term Loan	—	370,000	370,000
Revolving line of credit	—	33,475	33,475
Unamortized debt discount and issuance costs	—	(103,098)	(103,098)
Total credit facilities	11,000	1,383,877	1,394,877
Capital lease obligations	171	—	171
Balances at December 31, 2016	$11,171	$1,383,877	$1,395,048

	December 31, 2015
(in thousands)	Short Term	Long Term	Total
2014 First Lien Term Loan	$5,050	$493,175	$498,225
2014 Second Lien Term Loan	—	180,000	180,000
Note Purchase Agreement	—	39,048	39,048
Unamortized debt discount and issuance costs	—	(29,451)	(29,451)
Total credit facilities	5,050	682,772	687,822
Capital lease obligations	288	171	459
Balances at December 31, 2015	$5,338	$682,943	$688,281

The fair value of the Company’s First Lien Term Loan at December 31, 2016 and 2015 was $1,082 million and $493.2 million, respectively and the fair value of the Company’s Second Lien Term Loan at December 31, 2016 and 2015 was $364.9 million and $170.4 million, respectively. The fair value of the Company’s First and Second Lien debt was considered Level 2 in the fair value hierarchy. The fair value of other debt at both years approximated the carrying value.

The 2016 First Lien Credit Agreement

In June 2016, in connection with the PR Newswire acquisition, the Company entered into a $1,175.0 million credit agreement (the “2016 First Lien Credit Agreement”) with a syndicate of commercial lenders. The 2016 First Lien Credit Agreement consists of a revolving line of credit, which permits borrowings and issuances of letters of credit of up to $75.0 million (the “2016 Revolving Credit Facility”), a $1,100.0 million term loan facility (the 2016 First Lien Term Loan). The 2016 First Lien Term Loan matures on June 16, 2023 and the 2016 Revolving Credit Facility matures on June 16, 2021. Proceeds from the 2016 First Lien Term Loan, the 2016 Second Lien Term Loan (as defined below) and additional funds provided from issuances of CPECs to the Parent were used to fund the acquisition of PR Newswire and repay all amounts outstanding under the Company’s prior First Lien Credit Agreement (the “2014 First Lien Term Loan” and the “2014 Revolving Credit Facility”) and the Company’s prior Second Lien Credit Agreement (the “2014 Second Lien Term Loan”). Total amounts repaid was approximately $503.7 million.

As of December 31, 2016, the Company had $33.5 million in borrowings outstanding on the 2016 Revolving Credit Facility. As of December 31, 2015, the Company had no borrowings outstanding on the 2014 Revolving Credit Facility. The Company had $1.1 million in outstanding letters of credit under the 2016 Revolving Credit Facility at December 31, 2016. The Company had $1.2 million in outstanding letters of credit under the 2014 Revolving Credit Facility at December 31, 2015.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

7. Debt and Convertible Preferred Equity Certificates  – (continued)

Interest is charged on borrowings under the 2016 First Lien Credit Agreement, at the Company’s option, at a rate based on 1) the greater of 1% or the British Bankers Association LIBOR Rate in dollars or 2) a rate that is the highest of the prime lending rate, the federal funds rate plus 50 basis points, the one month LIBOR rate plus 1% or 2%, in each case plus an applicable margin. As of December 31, 2016 under the 2016 First Lien Credit Agreement and as of December 31, 2015 under the 2014 First Lien Credit Agreement, the applicable interest rate was 7.0%, and 6.0% respectively. Interest is due and payable when the LIBOR rate matures which can be in 30, 60, or 90 days from when the LIBOR rate is set. If the prime lending rate is used, then the interest is due and payable quarterly. Beginning on September 30, 2016 quarterly principal payments of $2.8 million are required on the 2016 First Lien Term Loan.

The obligations under the 2016 First Lien Credit Agreement are secured by substantially all of the assets of the Company. The 2016 First Lien Credit Agreement contains certain restrictive covenants including, among others, requirements of the Company’s net leverage ratio exceeding certain ratios quarterly related to operating results and net leverage. The net leverage ratio is determined by the ratio of total indebtedness to EBITDA adjusted for acquisition related costs and expenses. The Company was in compliance with these covenants as of December 31, 2016.

The Company incurred approximately $81.9 million in financing costs in connection with the 2016 First Lien Credit Agreement, which were offset against the debt. All financing costs are being amortized to interest expense over the term of the 2016 First Lien Credit Agreement. In connection with the repayment of all amounts outstanding under the Company’s 2014 First Lien Credit Agreement, the Company expensed approximately $16.3 million of deferred financing costs that remained unamortized at the payoff date.

2016 Second Lien Credit Agreement

In June 2016, in connection with the PR Newswire acquisition, the Company entered into a $370.0 million credit agreement (the “2016 Second Lien Credit Agreement”) with a syndicate of commercial lenders. The 2016 Second Lien Credit Agreement matures on January 16, 2024.

In connection with the Vocus acquisition in 2014, the Company entered into a $115.0 million Second Lien Credit Agreement (the “2014 Second Lien Credit Agreement”). The 2014 Second Lien Credit Agreement had two draw down dates. The initial borrowing occurred at the Vocus acquisition during May 2014 for $75.0 million (“Second Lien Initial Borrowing”) and the second draw down occurred in October 2014 for $40.0 million (“Second Lien Delayed Draw Borrowing”).

In connection with the Gorkana acquisition in 2014, the 2014 Second Lien Credit Agreement was amended to increase borrowing capacity for the 2014 Second Lien Credit Agreement by $65.0 million for a total capacity of the 2014 Second Lien Term Loan of $180.0 million. The incremental borrowing occurred in October 2014.

Interest is charged on borrowings under the 2016 Second Lien Credit Agreement, at the Company’s option, at a rate based on 1) the greater of 1% or the British Bankers Association LIBOR Rate in dollars or 2) a rate that is the highest of the prime lending rate, the federal funds rate plus 50 basis points, the one month LIBOR rate plus 1% or 2%, in each case plus an applicable margin. As of December 31, 2016 under the 2016 Second Lien Credit Agreement, the applicable interest rate was 10.5%. As of December 31, 2015 under the 2014 Second Lien Credit Agreement, the applicable interest rate was 9.5%. Interest is due and payable when the LIBOR rate matures which can be in 30, 60, or 90 days from when the LIBOR rate is set. If the prime lending rate is used, then the interest is due and payable quarterly. The Second Lien Credit Agreement has no required principal payments and the balance is due in full at maturity.

The obligations under the 2016 Second Lien Credit Agreement are secured by substantially all of the assets of the Company. The 2016 Second Lien Credit Agreement contains certain restrictive covenants including, among others, requirements of the Company’s net leverage ratio exceeding certain ratios quarterly related to

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

7. Debt and Convertible Preferred Equity Certificates  – (continued)

operating results and net leverage. The net leverage ratio is determined by the ratio of total indebtedness to EBITDA adjusted for acquisition related costs and expenses. The Company was in compliance with these covenants as of December 31, 2016.

The Company incurred approximately $24.0 million in financing costs in connection with the 2016 Second Lien Credit Agreement, which were offset against the debt. All financing costs are being amortized to interest expense over the term of the 2016 Second Lien Credit Agreement. In connection with the repayment of all amounts outstanding under the Company’s 2014 Second Lien Credit Agreement, the Company expensed approximately $2.4 million deferred financing costs that remained unamortized at the payoff date. Total amounts repaid was approximately $180.0 million.

The repayment of the 2014 First Lien Term Loan and 2014 Revolving Credit facility followed by the execution of the 2016 First Lien Credit Agreement was evaluated as a debt modification versus an extinguishment under the applicable guidance. As a result the Company recorded a loss on extinguishment of debt of $23.6 million during the year ended December 31, 2016.

2014 Loan Authorization Agreement

In May 2014, in connection with the Vocus acquisition, the Company entered into a $135.0 million revolving loan authorization agreement (“2014 Loan Authorization Agreement’) with a commercial lender. The 2014 Loan Authorization Agreement was repayable on demand.

As of December 31, 2016 and 2015, the Company had no borrowings outstanding under the 2014 Loan Authorization Agreement. Interest was charged on borrowings under the 2014 Loan Authorization Agreement, at the Company’s option, at a rate based on 1) the British Bankers Association LIBOR Rate plus 3% in dollars or 2) the prime commercial rate plus 25 basis points.

The Company incurred approximately $0.2 million in deferred financing costs in connection with the Loan Authorization Agreement which was included in interest expense in the consolidated statements of net loss and total comprehensive loss for the period ended December 31, 2015 as it was repayable on demand.

2014 Commercial Credit Agreement

In June 2014, the Company entered into a $60.0 million credit agreement (the “2014 Commercial Credit Agreement”) with a commercial lender. The 2014 Commercial Credit Agreement consisted of a revolving line of credit which permitted borrowings and issuances of letters of credit of $10.0 million (Revolving Credit Agreement) and a $50.0 million term loan facility (the Term Credit Agreement).

Interest was charged on borrowings under the 2014 Commercial Credit Agreement, at the Company’s option, at a rate based on 1) the greater of 1% or the British Bankers Association LIBOR Rate in dollars or 2) a rate that is the higher of the prime rate or the federal funds rate plus 50 basis points, in each case plus an applicable margin that varies depending upon the Company’s consolidated leverage ratio, as defined.

The obligations under the 2014 Commercial Credit Agreement were secured by certain assets of the Company. The Credit Agreement contains certain restrictive covenants including, among others, requirements related to operating results and leverage.

The Company incurred approximately $1.0 million in financing costs in connection with the 2014 Commercial Credit Agreement. Borrowings under the 2014 Commercial Credit Agreement were fully repaid in October 2014. The remaining deferred financing costs were expensed in full through the consolidated statements of operations at that time.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

7. Debt and Convertible Preferred Equity Certificates  – (continued)

Note Purchase Agreement

In January 2015, the Company entered into a $35.0 million note purchase agreement (the “Note Purchase Agreement”) with a commercial lender. The Note Purchase Agreement was paid in full in connection with the acquisition of PR Newswire in June 2016.

Interest was charged on borrowings under the Note Purchase Agreement at a rate of 11.75% per annum. Interest was due quarterly and paid with additional notes (“PIK Interest”). The outstanding balance of the Note Purchase agreement including the PIK Interest was $39.1 million as of December 31, 2015.

The Company incurred approximately $1.1 million in financing costs in connection with the Note Purchase Agreement, which were offset against the debt. In addition, the Company incurred approximately $0.6 million in other issuance costs, which are included as other assets on the accompanying consolidated balance sheet. All financing costs were amortized to interest expense over the term of the Note Purchase Agreement during the years ended December 31, 2015 and December 31, 2016. This Note was paid off in connection with the 2016 Credit Agreement. Total amounts repaid was approximately $41.2 million.

Convertible Preferred Equity Certificates

Convertible Preferred Equity Certificate (“CPEC”) activity since inception is as follows:

$’000
Issued durinng 2014	257,636
Yield accreted for 2014	1,457
Balance at December 31, 2014	259,093
Issued during 2015	2,821
Yield accreted for 2015	2,583
Balance at December 31, 2015	264,497
Issued during 2016	165,525
Yield accreted for 2016	13,934
Yield paid in 2016	(854)
Balance at December 31, 2016	$443,102

During the year ended December 31, 2016, CPECs with a contractual redemption value of $40.0 million were issued to the Parent in connection with the acquisition of PR Newswire, in exchange for the contribution by the Parent to the Company of a pro rata share of net assets in PR Newswire valued at $29.5 million. As the CPECs are contractually puttable by the Company’s Parent for cash at any time at their redemption value, the Company recorded an immediate non cash accretion expense of $10.5 million.

Other Term Loans

In connection with the Vocus acquisition, the Company inherited certain loans principally with the State of Maryland. The borrowings bore interest at an annual rate 3.0%. During the year ended December 31, 2015, the loans were paid in full and no other conditions are required.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

7. Debt and Convertible Preferred Equity Certificates  – (continued)

Future Minimum Principal Payments

Future minimum principal payments of debt, excluding CPECs, as of Decembers 31, 2016 are as follows:

(in thousands)
Year ended December 31,
2017	$11,171
2018	11,000
2019	11,000
2020	11,000
2021	11,000
Thereafter	1,442,975
$1,498,146

Interest expense for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 was as follows:

(in thousands)	2016	2015	2014
First Lien Term Loan	$56,352	$30,499	$10,786
Second Lien Term Loan	29,408	17,338	6,391
Loan Authorization Agreement	—	81	1,903
Revolving line of credit	1,198	—	148
Accretion of debt discount and deferred financing costs	13,445	5,972	3,519
Credit Agreement	—	—	1,114
Note Purchase Agreeement	2,170	4,048	—
Accretion of Convertible Preferred Equity Certificates due to Parent	10,500	—	—
Yield on Convertible Preferred Equity Certificates due to Parent	2,579	2,583	1,457
Commitment fees and other	2,345	877	3,090
Total Interest Expense	$117,997	$61,398	$28,408

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

8. Stockholders’ Equity

Common stockholders are entitled to vote on all matters submitted to a vote of the Company’s stockholders. The majority of the outstanding share capital of the Company (85%) is owned by the Company’s Parent. Distribution rights to the holders of the remaining 15% are restricted to par value multiplied by LIBOR plus 2%. As of December 31, 2016 and 2015, the Company’s authorized, issued and outstanding share capital with a par value of $0.001 per share is as follows:

	2016 Shares	2015 Shares
Mandatorily redeemable Class A-1 shares	6,448	6,448
Mandatorily redeemable Class C-2 shares	5,498,677	5,498,677
Total mandatorily redeemable shares	5,505,136	5,505,136
Class B-1 shares	6,448	6,448
Class C-1 shares	1,957,845	1,957,845
Class V shares	20,000,000	20,000,000
Total non mandatorily redeemable shares	21,964,293	21,964,293
Total shares authorized, issued and outstanding	27,469,429	27,469,429

All classes of shares, except for the Class C-2 shares, outstanding at December 31, 2016 and December 31, 2015 are held by the Parent. The rights of each class of shares is as follows:

Voting

Each share held entitles the holder to one vote.

Transferability

All shares are transferable except for the Class C-2 shares. The Class C-2 shares are only transferable at the discretion of the Parent or upon sale of the Parent.

Redemption

The Company may redeem any or all the outstanding share capital at any time, upon a vote of the Board of Directors. The Board of Directors is controlled by the Parent. Any redemption payments must follow the sequencing of distributions described below. As a result of this right, the Company has classified its Class A-1 and Class C-2 shares as mandatorily redeemable with an aggregate redemption amount at December 31, 2016 of $0.7 million. All shares ranking junior to the Class C-2 shares, namely the Class B-1, C-1, and V shares, are held by the Parent and participate in any remaining distributions on a pro rata basis with no upper limit and thus are not considered mandatorily redeemable.

Rights to a Distribution (Including a Final Dissolution of the Company)

Holders of all the classes of shares are entitled to distributions from the Company at the discretion of the shareholders, after payments of any debt amounts due, including the redemption or payment of Convertible Preferred Equity Certificates provided that distributions follow the sequencing below. In addition, distributions cannot be made in excess of 95% of the Company’s net profits until the cumulative undistributed amounts equals at least 10% of the equity of the Company.

Amounts to be distributed are payable first to the holders of the Class A-1 shares until the holders of the Class A-1 shares have received an amount equal to the amount that would be received by the holders of the Parent’s Class A-1 LP units at December 31, 2016. This amount is $0.7 million.

After amounts have been paid to the Class A-1 shareholders, the Class C-2 shareholders will be entitled to an amount equal to the nominal value of the Class C-2 shares multiplied by LIBOR plus 2%.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

8. Stockholders’ Equity  – (continued)

After amounts have been paid to the Class C-2 shareholders, the Class B-1 and Class C-1 shareholders will be entitled to receive an amount equal to the amount that would be received by the Parent’s Class B-1 and C-1 LP Units which share in residual distributions in tandem based on a formula with no ceiling. As a result of the Parent holding all the Class B-1 and C-1 shares, this results in the Parent receiving 100% of any residual distribution. Finally, after amounts have been paid to the Class C-1 shareholders, the Class V shareholders will be entitled to receive an amount, on a pro rata basis, the remaining outstanding amount of assets remaining for distribution.

9. Equity-Based Compensation

The membership interests of the Company’s Parent, Canyon Holdings Cayman LP are denominated in units (the “Units”) of which there are three classes: Class A Units, Class B Units and Class C Units.

The Parent grants Class C Units (the “Class C Unit Grants”) to certain key employees of the Company for zero consideration. These Class C Units represent Profits Interests. Holders of the Class C Units are permitted to receive distributions only after specified amounts have been paid to the senior holders of Class A, Class B and Class C Units of the Parent.

Pursuant to the terms of the Parent’s limited partnership agreement, holders of Class C Units generally participate only in liquidating distributions by the Parent, and then, only to the extent vested. The Class C Unit grants are subject to the terms of the respective agreements with the executives, but generally vest 6.25% per quarter following the date of grant contingent on the individual continuing to provide services to the Company. Unvested awards immediately vest upon a change in control of the Parent. Compensation expense related to these awards is measured based on the value of the unit on the date of grant.

Certain Class C Unit grants were made in 2016, 2015 and 2014 for zero consideration with yearly vesting, however these awards have a fixed dollar threshold which provides the holder only for an interest in the appreciation in value of the Parent over this amount (a “Participation Threshold”). Class C Unit distributions are therefore reduced up to the amount of such Participation Threshold until the aggregate amount of all such reductions equals the amount of distributions to which the holders of Class C Units would be entitled to receive if, immediately prior to the issuance of such Class C Unit, the net assets of the Parent were sold at their fair market value and the proceeds were distributed in accordance with the Parent’s partnership agreement

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

9. Equity-Based Compensation  – (continued)

The following table summarizes the Parent’s Class C Unit award activity since inception:

	Units Outstanding	Weighted- Average Remaining Vesting Term (Years)	Weighted- Average Participation Threshold $
Class C Units granted during 2014:
No Participating Threshold	6,653,850	3.3
$3.09 Participating Threshold	1,941,000	3.9
Total Class C Units granted during 2014	8,594,850	3.4	$0.70
Outstanding units at December 31, 2014	8,594,850	3.4	$0.70
Class C Units granted during 2015:
$3.09 Participating Threshold	3,180,845	3.1
$7.79 Participating Threshold	1,792,985	3.3
Total Class C Units granted during 2015	4,973,830	3.2	$4.77
Class C Units forfeited during 2015	(1,571,195)		$5.15
Outstanding units at December 31, 2015	11,997,485	2.6	$1.81
Class C Units granted during 2016:
$3.09 Participating Threshold	3,175,679	3.5
$4.25 Participating Threshold	1,919,500	3.6
Total Class C Units granted during 2016	5,095,179	3.5	$3.53
Class C Units forfeited/repurchased during 2016	(4,853,169)		$1.91
Outstanding units at December 31, 2016	12,239,495	2.4	$2.48
Vested units at December 31, 2014	1,247,597		$—
Vested units at December 31, 2015	3,728,198		$0.68
Vested units at December 31, 2016	4,691,959		$1.47

Upon termination of employment of the employee, the unvested Class C Units are forfeited and the vested Class C Units are subject to a right of repurchase by the Parent at a price equal to the fair market value of the award. That repurchase price equals the distribution that terminated employee would have been entitled to receive if the net assets of the Parent were liquidated at the date of repurchase. Repurchase activity inception to date has been insignificant. As of December 31, 2016, there remained 999,232 Class C Units available for future grant.

The Company recognized equity-based compensation costs of $5.3 million and $5.3 million relating to Class C Unit awards for the years ended December 31, 2016 and 2015, and $2.0 million for the period from Inception to December 31, 2014, which is included in general and administrative expense in the accompanying consolidated statements of net loss and total comprehensive loss. The total fair value of the Class C Units vested during 2016, 2015 and 2014 was $12.4 million, $10.7 million and $2.4 million, respectively. As of December 31, 2016 $11.9 million of remaining unrecognized compensation cost is expected to be recognized over the weighted-average remaining requisite period of 2.4 years.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

9. Equity-Based Compensation  – (continued)

Equity based compensation by department for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 is as follows:

(in thousands)	2016	2015	2014
Cost of revenue	$277	$258	$—
Selling and marketing	255	228	—
R&D	551	457	—
G&A	4,218	4,352	1,950
Total equity based compensation expense	$5,301	$5,294	$1,950

As discussed in Note 3, a number of non-vested equity awards of Vocus were elected to be cash settled by the Company following the acquisition of Vocus. This resulted in compensation expense of $30.0 million reflected in general and administrative expense in the consolidated statements of net loss and total comprehensive loss for the period from Inception to December 31, 2014.

10. Employee Benefit Plans

The Company sponsors defined-contribution, profit-sharing and other benefit plans in the United States, Canada, the United Kingdom and France. Total expense for the plans for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 related to defined contribution plans, were approximately $4.4 million, $2.2 million, and $0.9 million respectively.

CNW Retirement Plans

Employees of CNW participate in a defined benefit pension plan component. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan. The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW's contributions to defined contribution plans are expensed as incurred. The net periodic pension expense recognized for CNW’s defined benefit plan for the period since the date of acquisition of PR Newswire through December 31, 2016 was $0.3 million.

Reconciliation of Benefit Obligations, Plan Assets and Funded Status

The following table summarizes the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans at December 31, 2016 and for the period since acquisition ending December 31, 2016 (in thousands):

(in thousands)	2016
Change in benefit obligation
Benefit obligation balance at June 16, 2016:	$11,758
Service cost	118
Interest cost	219
Participant contributions	22
Actuarial gain/(loss)	(134)
Benefits paid	(185)
Currency translation	(386)
Benefit obligation balance at December 31, 2016	$11,412

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

10. Employee Benefit Plans  – (continued)

(in thousands)	2016
Change in benefit obligation
Fair value of plan assets at June 16, 2016	$10,101
Return on Plan assets	(850)
Employer contributions	289
Participant contributions	22
Benefits paid	(185)
Currency translation	(439)
Fair value of plan assets at December 31, 2016	$8,937

The amount recognized in the consolidated balance sheets as long term pension obligation as of December 31, 2016 was $2.5 million. The amount of net actuarial loss recognized in other comprehensive loss for the period ended December 31, 2016 was $0.5 million. Substantially all of the Plan’s assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Assumptions

Weighted-average assumptions used to determine the benefit obligation reflected in the consolidated balance sheets and the net periodic pension cost in the consolidated statements of comprehensive loss were as follows:

2016
Discount rate	4.1%
Rate of compensation increase	3.5%
Expected return on Plan assets	2.0%

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

Other disclosures related to the CNW defined benefit pension plans have not been included as the amounts are immaterial.

11. Investment in Unconsolidated Affiliate

Pursuant to the acquisition of PR Newswire in June 2016, the Company became the owner of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”). This investment in an unconsolidated affiliate is accounted for by the equity method. The Company’s allocation of net income from ANPps was $0.2 million and is included in earnings of unconsolidated affiliate for the year ended December 31, 2016 in the consolidated statements of comprehensive loss.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

12. Income Taxes

For the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, the U.S. and foreign components of loss before income taxes were as follows:

(in thousands)	2016	2015	2014
US	$(140,443)	$(60,980)	$(122,294)
Foreign	(13,660)	(33,171)	(17,678)
Total loss before income taxes	$(154,103)	$(94,151)	$(139,972)

For the years ended December 31, 2016, 2015 and period from Inception to December 31, 2014 the benefit from income taxes consisted of the following:

(in thousands)	2016	2015	2014
Current expense
Federal	$419	$570	$491
State	1,260	714	255
Foreign	9,123	3,128	1,186
Total current expense	10,802	4,412	1,932
Deferred benefit
Federal	(54,550)	(2,442)	(27,612)
State	(5,805)	1,632	(3,109)
Foreign	(6,138)	(7,209)	(2,221)
Total deferred benefit	(66,493)	(8,019)	(32,942)
Total benefit from income taxes	$(55,691)	$(3,607)	$(31,010)

The Company’s effective tax rate for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 was 36.1%, 3.8% and 22.2%, respectively. The Company is a Luxembourg entity with a 29.2% statutory tax rate with subsidiaries in various jurisdictions including the U.S., Sweden, and United Kingdom. The Company’s effective tax rate differed from the Cayman statutory rate as a result of the foreign statutory rates in the U.S., Sweden, and the U.K., as well as certain nondeductible expenses, including transaction costs and stock based compensation. In addition, differences were caused by U.S. state income taxes, as well as the need for valuation allowance for certain U.S. federal deferred tax assets.

For the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014, the Company’s effective tax rate was as follows:

	2016%	2015%	2014%
Luxembourg statutory rate	29.22	29.22	29.22
State income taxes, net of US federal benefit	1.92	(2.20)	1.32
Expense from different foreign tax rates	4.98	(1.11)	3.56
Change in valuation allowance	10.15	(17.22)	(0.94)
Nondeductible expenses	(9.70)	(5.17)	(10.05)
Other	(0.43)	0.33	(0.96)
Effective tax rate	36.1%	3.8%	22.2%

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

12. Income Taxes  – (continued)

The Company’s deferred tax components consisted of the following at December 31, 2016 and 2015:

(in thousands)	2016	2015
Deferred tax assets
Net operating loss carryforwards	$42,206	$43,842
Allowance for doubtful accounts	2,043	171
Accrued expenses	6,936	1,920
Deferred interest	47,943	14,217
Deferred revenue	2,526	1,177
Transaction costs	3,215	4,940
Tax credits	4,065	2,452
Other	4,008	4,118
Total deferred tax assets	112,942	72,837
Valuation allowance	(3,437)	(19,017)
Net deferred tax assets	109,505	53,820
Deferred tax liabilities
Capitalized software development costs	(5,707)	(5,595)
Fixed assets	(3,075)	(3,378)
Goodwill and intangible assets	(182,251)	(62,335)
Other	(1,681)	(1,079)
Total deferred tax liabilities	(192,714)	(72,387)
Net deferred tax liability	$(83,209)	$(18,567)
Disclosed as
Deferred tax asset – long term	$—	$32
Deferred tax liability – long term	(83,209)	(18,599)
Net deferred tax liability – long term	$(83,209)	$(18,567)

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company assessed the realizability of deferred tax assets and whether it is more likely than not that a portion, or all, of the deferred tax assets can be realized. Management considers the scheduled reversal of deferred tax liabilities and tax planning strategies in making this assessment. As part of the 2014 purchase accounting, management concluded that a valuation allowance was required for deferred tax assets in Sweden and certain pre-acquisition net operating losses in the United Kingdom. During 2015 management has also concluded that a valuation allowance was required for the U.S. Federal deferred tax assets, net of Federal deferred tax liabilities excluding deferred tax liabilities relating to indefinite lived intangibles. In 2016, management has concluded that the valuation allowance on the U.S. federal deferred tax assets is no longer required as a result of the deferred tax liabilities established in the acquisition of PR Newswire. The reversal of such deferred tax liabilities will allow for the realizability of the US deferred tax assets.

At December 31, 2016, the Company has not provided for income taxes on the $28.5 million of undistributed earnings of its foreign subsidiaries as they are considered permanently reinvested. As a Luxembourg holding company, The majority of the undistributed earnings of subsidiaries can be distributed to the Company without additional taxation, and the Company has therefore determined that the deferred tax liability associated with a distribution of the undistributed earnings would be immaterial.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

12. Income Taxes  – (continued)

As of December 31, 2016, the Company has net operating loss carryforwards (NOL) for federal and state tax purposes of approximately $98.3 million and $80.0 million, respectively, which will expire between 2031 and 2036. The Company also has $1.4 million of federal and state tax credits that will expire at varying times between 2015 and 2033 and $2.0 million of federal alternative minimum tax credits that have no expiration date. The Company has foreign net operating losses of $22.3 million of which the majority do not expire.

As of December 31, 2015, the Company has net operating loss carryforwards (NOL) for federal and state tax purposes of approximately $109.5 million and $73.1 million, respectively, which will expire between 2029 and 2035. The Company also has $1.4 million of federal and state tax credits that will expire at varying times between 2015 and 2033 and $0.9 million of federal alternative minimum tax credits that have no expiration date. The Company has foreign net operating losses of $27.6 million of which the majority do not expire.

Certain of the Company’s federal and state NOL carryforwards are subject to annual limitations under Section 382 of Internal Revenue Code. Based on the purchase price for the U.S. companies, the limitations imposed under Section 382 will not preclude the Company from realizing these NOLs.

The Company assessed the need to record an accrual for uncertain tax positions. The Company recognizes the effects of income tax positions only if those positions are more likely than not of being sustained. As such, the Company has recorded a liability for uncertain tax positions associated primarily associated with tax credits and transfer pricing in the amount of $2.6 million as of December 31, 2015 and $2.9 million as of December 31, 2016.

The Company does not expect unrecognized tax benefits to change significantly over the next twelve months, and the entire amount of unrecognized tax benefits, if recognized, would affect the effective tax rate The Company recognizes interest and penalties related to uncertain tax positions in the consolidated financial statements as a component of the income tax provision, and has accrued $0.7 million for interest and penalties as of December 31, 2016. The Company files income tax returns in the U.S. and various states, the United Kingdom, Canada, Sweden and other foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2011 to 2016.

13. Net Loss Per share

The Company evaluates and allocates net loss per share to the Class A-1, B-1, C-1, C-2 and V using the two-class method required for multiple classes of stock. The Company’s CPECs are non participating securities. The Class A-1 and Class C-2 shares due to their redemption features, have been excluded from any allocation of losses for all periods presented.

The Class B-1, C-1 and Class V shares are all held by the Company’s Parent. Prior to the issuance of the Class B-1 and Class C-1 shares in September 2015, the only participating security outstanding was the Class V shares and therefore was allocated all losses for the periods the Class V shares were outstanding to that point. Following the issuance to the Parent of the Class B-1 and Class C-1 shares, which rank senior to the Class V shares in any distributions or redemption, the Class V shares, also owned by the Parent, ceased to participate in any losses. From that date losses have been allocated to the Class B-1 and Class C-1 shares. The amounts available for distribution of the Company are allocated to the Class B-1 and Class C-1 shares on a basis equivalent to the relative amounts that these holders would have received if they held Class B-1 and C-1 Units in the Company’s Parent. This basis is described in the Parent’s Partnership Agreement. In the absence of any contractual provisions that dictate otherwise, the Company has allocated losses using the same formula for the allocation of amounts available for distribution. The Partnership Agreement provides for amounts available for distribution to be allocated together and in tandem to the Class B-1 and Class C-1 Units based on a ratio.

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

13. Net Loss Per share  – (continued)

For the period from issuance of the Class B-1 and C-1 shares through to July 1, 2016, the Partnership Agreement provides for 87% of the losses to be allocated to the Class B-1 holders and the remaining 13% to be allocated to the Class C-1 holders. For periods after August 1, 2016, the Partnership Agreement provides for 93% of the losses to be allocated to the Class B-1 holders and the remaining 7% to be allocated to the Class C-1 holders.

Basic net loss per share is computed by dividing net loss attributable to Class B-1, C-1 and V shareholders by the weighted-average number of participating shares of Class B-1, C-1 and V outstanding during the period.

For the calculation of diluted net loss per share, net loss per share attributable to common stockholders is adjusted by the effect of the potential conversion of the Convertible Preferred Equity Certificates. In the years ended December 31, 2016 and 2015 and the period from Inception to December 31, 2014 these potentially dilutive shares were not included in the computation of diluted net loss per share as the effect of including these shares in the calculation would have been anti-dilutive.

(in thousands except share and per share data)	2016
	Class B-1	Class C-1
Numerator:
Net loss	$(88,169)	$(10,265)
Accretion of Series A yield	(30)	(22)
Total net loss attributable to participating securities	(88,199)	(10,287)
Denominator:
Weighted average shares outstanding – basic and diluted	6,448	1,957,845
Net loss per share – basic and diluted	$(13,673.83)	$(5.24)

	2015
	Class B-1	Class C-1	Class V
Numerator:
Net loss	$(27,882)	$(4,166)	$(58,496)
Denominator:
Weighted average shares outstanding – basic and diluted	6,448	1,957,845	20,000,000
Net loss per share – basic and diluted	$(4,324.09)	$(2.13)	$(2.92)

2014
Class V
Numerator:
Net loss	(108,962)
Less: Loss attributable to non controlling interest	2,834
Net loss attributable to Canyon Holdings S.a.r.l. shareholders	$(106,128)
Denominator:
Weighted average shares outstanding – basic and diluted	20,000,000
Net loss per share – basic and diluted	$(5.31)

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

14. Related Party Transactions

The Company is party to a professional services agreement with the majority owner of its parent. The Company incurred approximately $0.6 million for the years ended December 31, 2016 and December 31, 2015 and incurred $0.4 million related to this agreement for the period from Inception to December 31, 2014. Upon consummation of an IPO, the professional services agreement terminates.

Certain transactions between the Company and its Parent have been described elsewhere in these consolidated financial statements.

15. Commitments and Contingencies

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2035 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of December 31, 2016 and 2015, deferred rent of $9.4 million and $9.4 million, respectively, is included in other liabilities.

The Company also leases computer and office equipment under non-cancelable capital leases and other financing arrangements that expire through 2017.

Future minimum lease payments under non-cancelable operating and capital leases at December 31, 2016 are as follows:

(in thousands)	Operating Leases	Capital Leases
2017	$12,348	$175
2018	10,460	—
2019	12,023	—
2020	11,257	—
2021	8,859
Thereafter	26,885
Total future minimum payments	$81,832	175
Less: Amount representing interest		(4)
Less: Current portion		(171)
Long-term capital lease obligation		$—

Rent expense was $13.9 million, $9.4 million and $5.8 million for the years ended December 31, 2016 and December 31, 2015 and the period from Inception to December 31, 2014, respectively.

Purchase Commitments

The Company entered into agreements with various vendors in the ordinary course of business. As of December 31, 2016, the minimum required payments in future years under these arrangements are as follows:

(in thousands)	Commitments
Year ended December 31,
2017	$12,196
2018	2,960
2019	459
2010	—
2021	—
Thereafter	—
$15,615

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

15. Commitments and Contingencies  – (continued)

Letters of Credit

As of December 31, 2016 and 2015, the Company had a total of $1.1 million and $1.2 million in letters of credit outstanding, respectively, substantially in favor of landlords for certain of its office spaces. These letters of credit do not require compensating balances and expire at various dates through March 2031.

Litigation and Claims

In the opinion of management based on all known facts, all such matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position, the Company’s cash flows or results of operations of the Company if disposed of unfavorably.

16. Segment and Geographic Information

The Company has determined that its Chief Executive Officer is the Chief Operating Decision Maker as defined by ASC No. 280, Segment Reporting (“ASC 280”). The Company’s Chief Executive Officer and the Board of Directors review financial information presented on both a consolidated basis and on a geographic regional basis. Since its inception, the Company has completed several significant acquisitions and has expended significant efforts to provide an integrated set of software and services to all customers in all geographies. As a result of the long term qualitative and quantitative similar economic characteristics exhibited by the sale of an integrated set of products and services in all the Company’s regions, the Company has determined that its operating segments meet the criteria to be aggregated into one reportable segment.

The causes for variation among the Company's operating segments are the same and include factors such as (i) seasonality, (ii) price and cost fluctuations, (iii) number of competitors, and (iv) size of market opportunity. The composition of employees and the types of functions that they perform are similar for each operating segment. Finally, even though the Company periodically reorganizes the Company's operating segments based upon the completion of acquisitions and divestitures, and the experience and bandwidth of the senior executives in charge, the common financial goals for each operating segment remain constant.

Enterprise-wide information is provided in accordance with ASC 280. Geographical revenue information is based on revenue generated through the sale of products and services to customers located within the specified geography. Long-lived assets consist of property, plant and equipment. Property, plant and equipment information is based on the physical location of the assets at the end of each fiscal year.

Revenue by geography is based on the location of the subsidiary that executed the customer contract. The following table lists revenue and long lived assets, net by geographic region.

(in thousands)	2016	2015	2014
Revenue:
Americas – US	316,177	218,628	117,837
Rest of Americas	29,891	10,105	9,524
EMEA	110,225	105,225	42,753
APAC	11,479	—	—
	$467,772	$333,958	$170,114

Canyon Holdings S.a.r.l. and its Subsidiaries

Notes to Consolidated Financial Statements
December 31, 2016, December 31, 2015 and the Period February 11, 2014
(Inception) to December 31, 2014

16. Segment and Geographic Information  – (continued)

(in thousands)	2016	2015
Long-lived assets, net
Americas – US	1,188,000	543,801
Rest of Americas	115,223	1,957
EMEA	313,373	285,961
APAC	30,880	—
	$1,647,476	$831,719

17. Subsequent Events

Subsequent events have been evaluated by the Company for disclosure through April 12, 2017 the date of issuance of these financial statements.

On March 10, 2017, the Company sold substantially all of the assets of its Vintage corporate filings business for approximately $26.6 million in cash. The Company has continuing obligations to provide the purchaser with certain transition services for periods that could extend to July 2017.

On March 12 2017, the Company entered into a definitive agreement to acquire Bulletin Intelligence, LLC, Bulletin News Network, LLC, and Bulletin News Investment, LLC (collectively, “Bulletin Intelligence”) for a purchase price of approximately $57.0 million, exclusive of additional contingent consideration that can be earned by the sellers during the calendar years ending December 31, 2017 and December 31, 2018. The Bulletin acquisition was completed on March 27, 2017 and was funded from the Company’s cash, the issuance of Series A Units in the Parent to the sellers and an incremental $30.0 million from the Company’s 2016 First Lien Term Loan.

On March 19, 2017, the Company entered into a definitive agreement with Capitol Acquisition Corp. III (NASDAQ: CLAC; “Capitol”), a public investment vehicle, whereby the parties have agreed to merge, resulting in the Company becoming a publicly listed company. Under the terms of the proposed transaction, the combination will be effected through a “contribution and exchange” pursuant to which the Company will be contributed to a wholly owned subsidiary of Capitol (“Holdings”) that will become a publicly traded entity following a subsequent merger of a subsidiary of Holdings into Capitol.

18. Allowance for Doubtful Accounts and Deferred Tax Assets

The allowance for doubtful accounts and deferred tax assets for the years ended December 31, 2016, 2015 and the period from Inception to December 31, 2014 is as follows:

(in thousands)	Balance at Beginning of Year	Amounts Charged to Costs or Expense	Additions (Deductions)	Balance at End of Year
Allowance for doubtful accounts:
Period from Inception to December 31, 2014	$—	$(392)	$1,363	$971
Year Ended December 31, 2015	$971	$(1,397)	$1,674	$1,248
Year Ended December 31, 2016	$1,248	$(2,572)	$2,596	$1,272
Allowance for deferred tax assets:
Period from Inception to December 31, 2014	$—	$—	$12,648	$12,648
Year Ended December 31, 2015	$12,648	$16,294	$(9,925)	$19,017
Year Ended December 31, 2016	$19,017	$(15,315)	$(265)	$3,437

PRN GROUP

CONDENSED COMBINED BALANCE SHEETS
(in thousands)
(Unaudited)

	As of December 31, 2015	As of March 31, 2016
ASSETS
Current Assets
Cash and Cash Equivalents	$12,046	$6,508
Accounts Receivable, net of allowance of $4,786 and $4,338 at December 31, 2015 and March 31, 2016, respectively.	49,533	45,601
Due from Related Parties	78,326	35,011
Loans to Related Parties	166,804	48
Income Tax Receivable	1,666	2,292
Deferred Income Taxes	6,116	6,116
Other Receivables	1,021	685
Prepaids and Other Current Assets	4,772	8,997
Total Current Assets	320,284	105,258
Property and Equipment, net	12,481	11,979
Computer Software, net	15,244	15,972
Intangibles, net	1,513	1,629
Goodwill	123,578	123,957
Investment in Unconsolidated Affliate	5,349	5,250
Deferred Income Taxes	1,729	1,679
Other Assets	5,086	4,235
TOTAL ASSETS	$485,264	$269,959
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$48,811	$41,725
Deferred Revenue	34,535	37,428
Due to Related Parties	256,124	220,215
Loans from Related Parties	688,490	659,157
Income Taxes Payable	518	1,126
Other Current Liabilities	438	558
Total Current Liabilities	1,028,916	960,209
Deferred Income Taxes	30,622	30,176
Pension Obligation	1,504	1,885
Other Liabilities	4,656	4,575
TOTAL LIABILITIES	1,065,698	996,845
STOCKHOLDERS’ DEFICIT
Capital	288,199	203,484
Accumulated Deficit	(854,775)	(917,668)
Accumulated Other Comprehensive Loss	(13,858)	(12,702)
Total Stockholders’ Deficit	(580,434)	(726,886)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$485,264	$269,959

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Revenue	$75,617	$76,401
Operating Expenses	20,057	19,250
Selling, General and Administrative Expenses	40,987	39,754
Transaction Costs	—	759
Depreciation and Amortization	2,980	3,043
Operating Costs	64,024	62,806
Operating Income	11,593	13,595
Interest Income	19	19
Interest Income on Related Party Loans	1,049	238
Interest Expense on Related Party Loans	(3,415)	(4,051)
Other Income on Related Party Agreement	551	—
Equity in Earnings of Unconsolidated Affiliate	117	89
Income before Provision for Income Taxes	9,914	9,891
Provision for Income Taxes	3,816	3,601
Net Income	$6,097	$6,289

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN GROUP

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Net Income	$6,097	$6,289
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(4,193)	1,380
Defined Benefit Plan Income, net of taxes	(54)	(224)
Comprehensive Income	$1,851	$7,446

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN GROUP

CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	For the Three Months Ended, March 31,
	2015	2016
Cash Flows from Operating Activities
Net Income	$6,097	$6,289
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	2,980	3,043
Provision for Doubtful Accounts and Credit Memos	337	110
Stock-Based Compensation Expense	264	186
Provision for Deferred Taxes	1,180	(565)
Taxes payable by Related Parties in Consolidated Filings	2,997	2,979
Equity in Earnings of Unconsolidated Affiliate	(117)	(89)
Other
Changes in Operating Assets and Liabilities
Accounts Receivable	(2,973)	3,898
Due from Related Parties – Current	2,840	593
Other Assets	(1,615)	(3,342)
Accounts Payables and Accrued Liabilities	(6,083)	(6,962)
Deferred Revenue	3,125	3,045
Other Liabilities – Current	658	89
Income Tax Receivable and Payable	(1,218)	83
Due to Related Parties – Current	10,476	2,334
Other Operating Assets and Liabilities	(2,024)	(15)
Net Cash Provided by Operating Activities	16,924	11,676
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(3,246)	(2,762)
Net Cash used in Investing Activities	(3,246)	(2,762)
Cash Flows from Financing Activities
Dividends to Related Parties	—	(918)
Capital Contribution from Related Party	—	5,888
Loan Repayments to Related Parties	—	(7,541)
Loan Repayments from Related Parties	—	1,556
Advances to Related Parties	(15,476)	(14,122)
Net Cash Used in Financing Activities	(15,476)	(15,137)
Effect of Exchange Rate Changes on Cash	1,395	685
Net Decrease in Cash and Cash Equivalents	(403)	(5,538)
Cash and Cash Equivalents
Beginning of Period	12,089	12,046
End of Period	$11,686	$6,508

The accompanying unaudited Notes to Condensed Combined Financial Statements are an integral part of these statements

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Condensed Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC). On October 1, 2014, MultiVu LLC was merged into PR Newswire Association LLC. The PRN Group businesses are all under the common control of UBM plc.

The accompanying condensed combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Condensed Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these condensed combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Condensed Combined Balance Sheets primarily represent cash held locally by operations included in the condensed combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Condensed Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Condensed Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Condensed Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Condensed Combined Financial Statements. The income

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 2: Basis of Presentation  – (continued)

tax amounts in the accompanying Condensed Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

The accompanying condensed combined carve-out financial statements have been prepared to assist in UBM plc’s divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 6, “Related Party Transactions”, the Company has historically factored substantially all of its trade accounts receivable from its U.S. businesses to a subsidiary of UBM plc. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored outstanding accounts receivable.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of March 31, 2016 there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the quarter ended March 31, 2016 there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs ceases when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 — Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company completes its goodwill impairment testing annually at year end. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during the three-months ended March 31, 2016.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 5, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets.

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Condensed Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed. The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Condensed Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the quarter ended March 31, 2016. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Transaction Costs

Transaction costs include professional fees incurred in connection with the planned divestiture of PRN.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Condensed Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

Under the provisions of ASC 718 — Compensation-Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility of UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction and industry-specific revenue recognition guidance under current GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year to interim and annual reporting periods beginning after December 15, 2018. Entities can transition to the standard using either a full retrospective approach or a modified retrospective approach as of the date of adoption. Presently, the Company is assessing what effect the adoption of ASU 2014-09 will have on its Condensed Combined Financial Statements and accompanying notes.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Summary of Significant Accounting Policies  – (continued)

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Condensed Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Condensed Combined Financial Statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes — Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities. The Company will adopt this guidance effective January 1, 2018.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842). ASU 2016-02 supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize a lease liability and a right-of-use asset for all leases. Lessor accounting remains largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

Subsequent Events

The Company evaluated subsequent events through May 10, 2017, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Condensed Combined Financial Statements are disclosed in the notes to the Condensed Combined Financial Statements.

The Company was acquired by Cision on June 16, 2016. In July 2016, the Company sold the net assets of its Agility PR workflow business for approximately $4.3 million. On March 10, 2017, Cision sold substantially all of the assets of its Vintage corporate filings business for approximately $26.0 million and received approximately $23.7 million in cash after escrow and expenses.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 3: Goodwill and Intangible Assets

Goodwill as of March 31, 2016 and December 31, 2015 was $123,957 and $123,578, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of March 31, 2016	As of December 31, 2015
Intangible Assets
Brands	$9,243	$9,183
Customer Lists	4,558	4,444
Other	2,129	2,061
	15,930	15,688
Accumulated amortization
Brands	(7,697)	(7,756)
Customer Lists	(4,558)	(4,441)
Other	(2,046)	(1,978)
	(14,301)	(14,175)
Intangible Assets, net	$1,629	$1,513

Intangible amortization expense for the quarters ended March 31, 2016 and March 31, 2015 were $216 and $261, respectively. The estimated annual aggregate amortization expense for the remainder of 2016 is expected to be $664 and for the next four succeeding fiscal years is expected to be $534, $207, $206, and $18, respectively.

Note 4: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $264 and $274 for the quarters ended March 31, 2016 and March 31, 2015, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $39 and $33 for the quarters ended March 31, 2016 and March 31, 2015, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

Note 5: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $2,979 for the quarter ended March 31, 2016 and $8,301 for the year ended December 31, 2015, respectively.

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 5: Stockholders’ Deficit  – (continued)

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2016	$(10,806)	$(3,052)	$(13,858)
Foreign Currency Translation	1,380	—	1,380
Defined Benefit Plan Adjustment	—	(224)	(224)
Balance at March 31, 2016	$(9,426)	$(3,276)	$(12,702)

Note 6: Stock-Based Compensation

Stock-based compensation expense for the quarters ended March 31, 2016 and March 31, 2015 were $186 and $264, respectively.

Note 7: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2016 and 2027. The following is a schedule of the future minimum rental payments under these leases:

Nine months ended December 31,
2016	$6,350

Year ended December 31,
2017	$6,873
2018	$5,217
2019	$4,966
2020	$4,905
Thereafter	$13,781

Rent expense for the quarters ended March 31, 2016 and March 31, 2015 were $2,874 and $2,508, respectively.

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to five years. The following is a schedule, by year, of the future minimum payments under these obligations:

Nine months ended December 31,
2016	$6,892

Year ended December 31,
2017	$2,524
2018	$414
2019	$27
2020	$13
Thereafter	$—

PRN GROUP

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)
(Unaudited)

Note 7: Commitments and Contingencies  – (continued)

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In June 2014, the SEC commenced an inquiry concerning certain aspects of the Company’s business that relate to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Report of Independent Auditors

The Board of Directors of UBM plc:

We have audited the accompanying combined financial statements of the PRN Group, which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of operations, comprehensive income, stockholders’ deficit and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PRN Group at December 31, 2015 and 2014, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Iselin, NJ
April 12, 2016

PRN GROUP

COMBINED BALANCE SHEETS
(in thousands)

	As of December 31,
	2015	2014
ASSETS
Current Assets
Cash and Cash Equivalents	$12,046	$12,089
Accounts Receivable, net of allowance of $4,786 and $3,928 at December 31, 2015 and December 31, 2014, respectively	49,533	34,637
Due from Related Parties	78,326	449,218
Loans to Related Parties	166,804	176,115
Income Tax Receivable	1,666	2,082
Deferred Income Taxes	6,116	6,338
Other Receivables	1,021	1,892
Prepaids and Other Current Assets	4,772	3,250
Total Current Assets	320,284	685,621
Property and Equipment, net of accumulated depreciation of $35,204 and $33,091 at December 31, 2015 and December 31, 2014, respectively	12,481	10,587
Computer Software, net of accumulated amortization of $28,760 and $22,837 at December 31, 2015 and December 31, 2014, respectively	15,244	13,789
Intangibles, net	1,513	2,775
Goodwill	123,578	126,288
Investment in Unconsolidated Affliate	5,349	5,550
Deferred Income Taxes	1,729	2,218
Other Assets	5,086	6,142
TOTAL ASSETS	$485,264	$852,970
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$48,811	$44,732
Deferred Revenue	34,535	31,710
Due to Related Parties	256,124	237,800
Loans from Related Parties	688,490	677,437
Income Taxes Payable	518	421
Other Current Liabilities	438	534
Total Current Liabilities	1,028,916	992,634
Loan from Related Party	—	25,982
Deferred Income Taxes	30,622	28,213
Pension Obligation	1,504	2,504
Other Liabilities	4,656	5,513
TOTAL LIABILITIES	1,065,698	1,054,846
Commitments and Contingencies (Note 13)
STOCKHOLDERS’ DEFICIT
Capital	288,199	278,633
Accumulated Deficit	(854,775)	(475,519)
Accumulated Other Comprehensive Loss	(13,858)	(4,990)
Total Stockholders’ Deficit	(580,434)	(201,876)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$485,264	$852,970

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	For the Years Ended December 31,
	2015	2014
Revenue	$313,662	$322,693
Operating Expenses	84,297	85,391
Selling, General and Administrative Expenses	160,890	165,119
Loss on Purchase of Previously Factored Accounts Receivable	2,307	—
Transaction Costs	5,782	—
Depreciation and Amortization	11,399	9,861
Operating Costs	264,675	260,371
Operating Income	48,987	62,322
Interest Income	150	155
Interest Income on Related Party Loans	4,271	4,102
Interest Expense on Related Party Loans	(15,137)	(13,941)
Other Income on Related Party Agreement	2,551	2,000
Equity in Earnings of Unconsolidated Affiliate	419	470
Income before Provision for Income Taxes	41,241	55,108
Provision for Income Taxes	15,875	20,789
Net Income	$25,366	$34,319

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the Years Ended December 31,
	2015	2014
Net Income	$25,366	$34,319
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(9,348)	(9,361)
Defined Benefit Plan Income (Expense), net of taxes of $170 and $28 for the years ended December 31, 2015 and 2014, respectively	480	(45)
Comprehensive Income	$16,498	$24,913

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2015	2014
Cash Flows from Operating Activities
Net Income	$25,366	$34,319
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,399	9,861
Provision for Doubtful Accounts and Credit Memos	2,474	1,338
Stock-Based Compensation Expense	1,265	1,279
Provision for Deferred Taxes	3,233	2,130
Taxes payable by Related Parties in Consolidated Filings	8,301	15,349
Loss on Purchase of Previously Factored Accounts Receivable	2,307	—
Equity in Earnings of Unconsolidated Affiliate	(419)	(470)
Distribution of Earnings from Unconsolidated Affiliate	421	496
Other	—	638
Changes in Operating Assets and Liabilities
Accounts Receivable	(6,527)	(1,058)
Due from Related Parties — Current	5,586	(3,462)
Other Assets	(590)	481
Accounts Payables and Accrued Liabilities	(205)	547
Deferred Revenue	3,554	4,027
Other Liabilities — Current	(23)	280
Income Tax Receivable and Payable	269	(1,581)
Due to Related Parties — Current	(9,463)	(14,324)
Other Operating Assets and Liabilities	(598)	1,744
Net Cash Provided by Operating Activities	46,350	51,594
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(14,380)	(10,981)
Net Cash used in Investing Activities	(14,380)	(10,981)
Cash Flows from Financing Activities
Dividends to Related Parties	(1,932)	(911)
Loans from Related Parties	928	500
Loan Repayments to Related Parties	(9,450)	(1,037)
Loans to Related Parties	(6,207)	(5,896)
Loan Repayments from Related Parties	9,330	1,348
Advances to Related Parties	(23,822)	(31,792)
Net Cash Used in Financing Activities	(31,153)	(37,788)
Effect of Exchange Rate Changes on Cash	(860)	(805)
Net (Decrease) Increase in Cash and Cash Equivalents	(43)	2,020
Cash and Cash Equivalents
Beginning of Year	12,089	10,069
End of Year	$12,046	$12,089
Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$12,312	$13,679
Cash Paid for Income Taxes	$3,804	$5,174

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

	Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Deficit
Balance as of January 1, 2014	$262,005	$(508,927)	$4,416	$(242,506)
Net Income	—	34,319	—	34,319
Stock-Based Compensation	1,279	—	—	1,279
Defined Benefit Plan Adjustment	—	—	(45)	(45)
Foreign Currency Translation	—	—	(9,361)	(9,361)
Taxes payable by Related Parties in Consolidated Filings	15,349	—	—	15,349
Dividend to Related Party	—	(911)	—	(911)
Balance as of December 31, 2014	278,633	(475,519)	(4,990)	(201,876)
Net Income	—	25,366	—	25,366
Stock-Based Compensation	1,265	—	—	1,265
Defined Benefit Plan Adjustment	—	—	480	480
Foreign Currency Translation	—	—	(9,348)	(9,348)
Taxes payable by Related Parties in Consolidated Filings	8,301	—	—	8,301
Distribution of Due from Related Party Receivable to Related Parties	—	(401,772)	—	(401,772)
Dividend to Related Party	—	(2,850)	—	(2,850)
Balance as of December 31, 2015	$288,199	$(854,775)	$(13,858)	$(580,434)

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC). On October 1, 2014, MultiVu LLC was merged into PR Newswire Association LLC. The PRN Group businesses are all under the common control of UBM plc.

The accompanying combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Combined Balance Sheets primarily represent cash held locally by operations included in the combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Combined Financial Statements. The income tax amounts in the accompanying Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 2: Basis of Presentation  – (continued)

The accompanying combined carve-out financial statements have been prepared to assist in UBM plc’s divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 8, “Related Party Transactions”, the Company has historically factored substantially all of its trade accounts receivable from its U.S. businesses to a subsidiary of UBM plc. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored outstanding accounts receivable.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of December 31, 2015 and December 31, 2014, there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the years ended December 31, 2015 and December 31, 2014, there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs ceases when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 – Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company has completed its annual goodwill impairment testing for 2015 and 2014, which did not result in any impairment. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during 2015 or 2014.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 7, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets (see Note 10).

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed.

The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the years ended December 31, 2015 and December 31, 2014, respectively. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Transaction Costs

Transaction costs include professional fees incurred in connection with the planned divestiture of PRN.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

Under the provisions of ASC 718 — Compensation-Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility of UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Stock-based compensation is described more fully in Note 11, “Stock-Based Compensation”.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. Refer to Note 12, “Income Taxes”.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Subsequent Events

The Company evaluated subsequent events through April 12, 2016, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Combined Financial Statements are disclosed in the notes to the Combined Financial Statements.

On December 14, 2015, UBM plc announced that it has reached an agreement for the sale of the Company to Cision, a business controlled by GTCR Canyon Holdings (Cayman), LP. for $841 million. The agreement is subject to anti-trust clearance in the U.S. and is expected to be completed after March 31, 2016.

On January 22, 2016, the Company made a distribution of receivables from United Finance Ltd. and Aztecgem Ltd., which are UBM plc entities outside of PRN, of $157,030 to two separate UBM plc entities outside of PRN. The distribution was comprised of $148,836 of Loans to Related Parties — ST and $8,194 of Due from Related Parties — ST. The distribution immediately followed a restructuring and assignment of certain loans, payables and receivables between the Company and various UBM entities.

On January 22, 2016, the Company received a capital contribution of $5,740 from a UBM plc entity outside of PRN.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) ASU) No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 will eliminate transaction and industry-specific revenue recognition guidance under current GAAP and replace it with a principle-based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to defer the effective date of ASU 2014-09 by one year to interim and annual reporting periods beginning after December 15, 2018. Entities can transition to the standard using either a full retrospective approach or a modified retrospective approach as of the date of adoption. Presently, the Company is assessing what effect the adoption of ASU 2014-09 will have on its combined financial statements and accompanying notes.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement — Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Combined Financial Statements.

In November 2015, the FASB issued Accounting Standards Update 2015-17, Income Taxes — Balance Sheet Classification of Deferred Taxes. ASU 2015-17 requires entities to present deferred tax assets and deferred tax liabilities as noncurrent in a classified balance sheet. The ASU 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for all entities. The Company will adopt this guidance effective January 1, 2018.

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842). ASU 2016-02 supersedes the existing guidance for lease accounting, Leases (Topic 840). ASU 2016-02 requires lessees to recognize a lease liability and a right-of-use asset for all leases. Lessor accounting remains largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after the date of initial adoption, with an option to elect to use certain transition relief. The Company is currently evaluating the impact of this new standard on its consolidated financial statements.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 4: Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	As of December 31,
	2015	2014
Leasehold improvements and building	$17,420	$16,404
Computer hardware and equipment	30,265	27,274
	47,685	43,678
Less: accumulated depreciation	(35,204)	(33,091)
Total property and equipment, net	$12,481	$10,587

Depreciation expense for the years ended December 31, 2015 and December 31, 2014 was $3,377 and $3,128, respectively.

Note 5: Computer Software

The following is a summary of computer software, at cost less accumulated amortization:

	As of December 31,
	2015	2014
Software	$44,004	$36,626
Less: accumulated amortization	(28,760)	(22,837)
Total software, net	$15,244	$13,789

Amortization expense for the years ended December 31, 2015 and December 31, 2014 was $6,987 and $5,232, respectively.

Note 6: Goodwill and Intangible Assets

Goodwill as of December 31, 2015 and December 31, 2014 was $123,578 and $126,288, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of December 31,
	2015	2014
Intangible Assets
Brands	$9,183	$9,379
Customer Lists	4,444	4,826
Other	2,061	2,287
	15,688	16,492
Accumulated amortization
Brands	(7,756)	(6,906)
Customer Lists	(4,441)	(4,685)
Other	(1,978)	(2,126)
	(14,175)	(13,717)
Intangible Assets, net	$1,513	$2,775

Intangible amortization expense for the years ended December 31, 2015, and December 31, 2014 was $1,035 and $1,501, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $745, $425, $165, $164, and $14, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 7: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $1,110 and $1,645 for the years ended December 31, 2015 and December 31, 2014, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $157 and $164 for the years ended December 31, 2015 and December 31, 2014, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

Note 8: Related Party Transactions

Due from Related Parties — Current

Due from Related Parties — Current as of December 31, 2015 and December 31, 2014 was $78,326 and $449,218, respectively. Due from Related Parties — Current arises principally from daily net cash advances made by the Company to UBM plc and its subsidiaries (“UBM”) as UBM maintains a zero balance cash concentration system in the U.S. and Europe and from revenue for providing services to UBM. In 2015, the Company made a distribution of a receivable from UBM Finance Inc. to UBM entities outside of PRN of $401,772, which decreased the Due from Related Parties — Current balance.

Net cash advances to UBM for the year ended December 31, 2015 and December 31, 2014 were $38,004 and $43,231 respectively. Revenue from the sale of the Company’s products and services provided to UBM for the year ended December 31, 2015 and December 31, 2014 were $1,111 and $1,100, respectively.

Loans to Related Parties — Current

A summary of Loans to Related Parties — Current is as follows:

		As of December 31,
PRN Affiliate	UBM Counterparty	2015	2014	Stated interest rate
PRN Europe Ltd.	Aztecgem Limited	$144,426	$148,801	British Pound Sterling LIBOR +2%
Newsdesk International	United Finance Limited	7,248	7,671	non-interest bearing
OIT Ltd	United Finance Limited	10,726	11,351	non-interest bearing
CNW Group Ltd.	United Finance Ltd.	—	3,453	Canadian Dollars LIBOR + 2%
PRN Europe Ltd.	UBMG Ltd	2,350	2,617	no interest charged
Various	Various	2,054	2,222
Loans to Related Parties — Current		$166,804	$176,115

Loans to Related Parties — Current arise principally as the Company provides financing to UBM through formal loan agreements. Changes in 2015 resulted from loans of $6,207 made by the Company to UBM, loan repayments of $9,330 from UBM to the Company and foreign currency translation. Changes in 2014 resulted from loans of $5,896 made by the Company to UBM, loan repayments of $1,348 from UBM to the Company and foreign currency translation.

Due to Related Parties — Current

Due to Related Parties — Current as of December 31, 2015 and December 31, 2014 was $256,124 and $237,800, respectively. Due to Related Parties — Current arises principally from management fees charged to the Company by UBM, costs incurred by UBM on behalf of the Company, cash advances to the Company through the cash concentration system to allow for interest payments to UBM on loans payable by the Company to UBM (see Loans from Related Parties — Current) and as of December 31, 2014, amounts collected from customers by the Company on behalf of UBM for Company accounts receivable factored to UBM. As of December 31, 2015, Due to Related Parties — Current includes a dividend payable to UBM of $918 for a dividend declared in 2015 but not paid until 2016.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Management fees for the years ended December 31, 2015 and December 31, 2014 were $9,337 and $8,764, respectively, and relate to an allocation of corporate services such as accounting, treasury, information technology, legal, executive management and human resources provided by UBM to the Company.

Costs incurred by UBM on behalf of the Company for the years ended December 31, 2015 and December 31, 2014 were $2,838 and $3,312, respectively, and relate to business insurance, payroll services, audit fees and office rent primarily reflected in agreements between UBM and the respective vendors. In addition, benefit costs incurred by UBM on behalf of the Company for the years ended December 31, 2015 and December 31, 2014 were $10,422 and $9,830, respectively.

Cash advances by UBM to the Company for the year ended December 31, 2015 and December 31, 2014 were $14,182 and $11,439, respectively. Such cash advances are used by PRN Delaware, Inc. to pay interest expense on related party debt with UBM.

The Company has historically factored substantially all of its accounts receivable from its U.S. businesses to a subsidiary of UBM plc. at a discount of approximately 2% under a non-recourse arrangement. On December 31, 2015, this arrangement was terminated and the Company purchased 100% of previously factored accounts receivable outstanding at October 31, 2015 for $30,791, which resulted in a loss on purchase of $2,307. November 2015 and December 2015 accounts receivable was not factored by the Company.

The discount for the years ended December 31, 2015 and December 31, 2014 was $5,413 and $5,579, respectively. The discount is included in Selling, General and Administrative Expenses in the Combined Statements of Operations. In addition, UBM paid an annual fee to the Company in return for cash collection, cash application and record keeping services. This fee was $2,551 and $2,000 for the years ended December 31, 2015 and December 31, 2014, respectively. Such fee is included in Other Income in the Combined Statements of Operations.

Loans from Related Parties — Current

A summary of Loans from Related Parties — Short Term is as follows:

		As of December 31,
PRN Affiliate	USM Counterparty	2015	2014	Stated interest rate
PRN Delaware, Inc.	UBM Finance Sarl	$327,098	$326,634	6 month U.S. Dollars LIBOR + 0.50%
PRN Delaware, Inc.	United BM (US) Holdings Sarl	300,000	300,000	6 month U.S. Dollars LIBOR + 2%
PRN Holdings USA Inc.	UBM Finance Inc.	18,998	18,998	U.S. Dollars LIBOR + 2%
CNW Group Ltd.	UBM Finance Sarl	13,958	—	7%
Hors Antenne Holdings	UBM CP Holdings No 4 Sarl	5,750	7,359	EURIBOR plus 2%%
PRN Benelux Ltd.	United Finance Limited	6,270	6,944	British Pound Sterling LIBOR + 0.5%
PRN Europe Ltd.	UBMG Holdings	6,474	6,851	non-interest bearing
PR Newswire Asia Ltd.	United Finance Ltd.	3,805	4,482	non-interest bearing
PRN Europe Ltd.	United Finance Limited	3,133	3,470	British Pound Sterling LIBOR +0.5%
PRN Europe Ltd.	United Business Information (UK) Ltd	2,113	2,236	non-interest bearing
Various	Various	891	463
Loans from Related Parties — Current		$688,490	$677,437

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Loans from Related Parties — Current arise principally as the Company has received financing from UBM from time to time. Changes in 2015 resulted from loans of $928 made by UBM to the Company, loan repayments of $9,450 from the Company to UBM, foreign currency translation and a reclassification of a non-current loan to short term. Changes in 2014 resulted from loans of $500 made by UBM to the Company, loan repayments of $1,037 from the Company to UBM and foreign currency translation.

Loan from Related Party — Non-Current

Loan from Related Party — Non-Current as of December 31, 2015 and December 31, 2014 was $0 and $25,982, respectively. Loan from Related Party — Non-Current arose in connection with financing provided by UBM to the Company for the 2012 purchase by UBM of the non-controlling interest in CNW Group, Ltd. which is due on November 23, 2016. Changes in 2015 resulted from foreign currency translation and a reclassification of the loan to short term. Changes in 2014 were entirely due to foreign currency translation. The stated interest rate for this loan is 7%.

Interest income for all related party loans was $4,271 and $4,102 for the years ended December 31, 2015 and December 31, 2014, respectively. Interest expense for all related party loans was $15,137 and $13,941 for the years ended December 31, 2015 and December 31, 2014, respectively.

Note 9: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $8,301 and $15,349 for the years ended December 31, 2015 and December 31, 2014, respectively.

In 2015, the Company made a distribution of a receivable from UBM Finance Inc. to UBM entities outside of PRN of $401,772 and declared cash dividends to UBM of $2,850, of which $1,932 was paid in 2015 and $918 was paid in 2016.

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$7,903	$(3,487)	$4,416
Foreign Currency Translation	(9,361)	—	(9,361)
Defined Benefit Plan Adjustment	—	(45)	(45)
Balance at December 31, 2014	(1,458)	(3,532)	(4,990)
Foreign Currency Translation	(9,348)	—	(9,348)
Defined Benefit Plan Adjustment	—	480	480
Balance at December 31, 2015	$(10,806)	$(3,052)	$(13,858)

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans

PR Newswire Association LLC (“PRNA”) Retirement Plans

PRNA employees participate in the UBM 401K savings plan. Under the plan, the Company contributes in cash based on a stated percentage of eligible employee contributions and based on a stated percentage of employee compensation, both subject to a specified ceiling. The expense recognized for the 401K savings plan in the years ended December 31, 2015 and December 31, 2014 was $2,934 and $2,628, respectively.

Certain executives of PRNA participate in a supplemental defined contribution plan. Under the plan the Company contributes in cash up to a set percentage of employee base salary based on the percentage of eligible employee base pay contributed by the employee. Amounts contributed are invested based on the investment choices by Wilmington Trust Company, the Company’s appointed trustee. However, the Company is obligated to the employee based on the employee’s notional investment choice. The plan has been closed to new employees since 2010. As of December 31, 2015, all plan participants are 100% vested. Plan assets as of December 31, 2015 and December 31, 2014 were $4,618 and $5,630, respectively, and are reflected in Other Assets in the Combined Balance Sheets. Amounts due to employees as of December 31, 2015 and December 31, 2014 were $4,481 and $5,537, respectively, and are reflected in Accounts Payable and Accrued Liabilities in the Combined Balance Sheets. The expense recognized for this plan in the years ended December 31, 2015 and December 31, 2014 was $55 and $115, respectively.

CNW Retirement Plans

Employees of CNW participate in a pension plan which has a defined benefit plan component and defined contribution plan component. CNW also maintains an unfunded defined contribution plan for certain former employees. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan and the unfunded defined contribution plan.

The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW’s contributions to defined contribution plans are expensed as incurred. The expense recognized for CNW’s defined contribution plans in the years ended December 31, 2015 and December 31, 2014 was $285 and $303, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Reconciliation of Benefit Obligations, Plan Assets and Funded Status

The following table summarizes changes in the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans:

	2015	2014
Change in benefit obligation
Beginning benefit obligation balance	$10,346	$10,066
Service cost	257	224
Interest cost	438	521
Plan participants' contribution	41	47
Actuarial (gain) loss	(694)	1,959
Benefits paid	(597)	(446)
Currency translation	(52)	(22)
Ending benefit obligation	$9,739	$12,349
Ending accumulated benefit obligation	$8,647	$10,931
Change in plan assets
Beginning fair value of plan assets	$8,112	$7,326
Return on plan assets	119	1,848
Employer contributions	631	907
Plan participants' contributions	41	47
Benefits paid	(597)	(446)
Ending fair value of plan assets	$8,306	$9,682
Funded status	$1,433	$2,667

The amount recognized in the Combined Balance Sheets as Pension Obligation as of December 31, 2015 and December 31, 2014 was $1,433 and $2,667, respectively. The amount of net actuarial loss recognized in accumulated other comprehensive (loss) income as of December 31, 2015 and December 31, 2014 was $2,628 and $4,220, respectively. The estimated amortization from accumulated comprehensive loss into net periodic benefit cost from actuarial losses for the years ended December 31, 2015 and December 31, 2014 was $187 and $233, respectively.

	As of December 31,
	2015	2014
Plans with projected benefit obligations in excess of plan assets
Projected benefit obligation	$9,739	$12,349
Fair value of plan assets	8,306	9,682
Total	$(1,433)	$(2,667)
Plans with accumulated benefit obligations in excess of plan
Accumulated benefit obligation	$8,647	$10,931
Fair value of plan assets	8,306	9,682
Total	$(341)	$(1,249)

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Plan Assets

The following table presents the plan assets by category:

	As of December 31,
	2015	2014
Debt instruments	$8,306	$9,682

The following tables present the fair value hierarchy for pension assets measured at fair value on a recurring basis as of December 31, 2015 and December 31, 2014:

	As of December 31, 2015				As of December 31, 2014
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt instruments	$—	$8,306	$—	$8,306	$—	$9,682	$—	$9,682

The pension assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2015 and December 31, 2014 are as follows:

	Years ended December 31,
	2015	2014
Net Periodic Benefit Cost:
Service cost	$257	$224
Interest cost	438	521
Expected return on plan assets	(177)	(162)
Amortization of prior service costs	—	—
Amortization of net actuarial loss	187	233
Amortization of transitional asset	(20)	(23)
Net Periodic Benefit Cost	$685	$793

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2015 and December 31, 2014 were as follows:

	Years ended December 31,
	2015	2014
Actuarial (gain) loss	$(702)	$283
Amortization of net actuarial losses	(187)	(233)
Amortization of transitional asset	20	23
Total recognized in other comprehensive (income) loss	(869)	73
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(184)	$866

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Assumptions

Weighted-average assumptions used to determine the benefit obligations reflected in the Combined Balance Sheets and the net benefit cost reflected in the Combined Statements of Operations were as follows:

	Years ended December 31,
	2015	2014
Discount rate	4.40%	4.00%
Rate of compensation increase	3.50%	3.50%
Rate of return on plan assets	2.00%	2.00%

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

Investment Strategy

The CNW defined pension plan is funded via assets held in trust by Manulife and are invested in an ultra-long bond fund. This investment strategy is attempting to minimize interest rate risk in the funded position of the pension plan. The assets of the defined contribution component of the pension plan are selected by members. The other pension plans are unfunded.

Cash Flows

The Company expects to make contributions of $494 to defined benefit plans during 2016. Total benefit payments expected to be paid from the plans are as follows:

2016	$336
2017	$336
2018	$357
2019	$370
2020	$385
Next five years	$2,045

PRN Europe Ltd. (“PRNE”) Retirement Plans

Employees of PRNE based in the United Kingdom (“U.K.”) participate in a UBM sponsored pension plan which has a defined benefit and a defined contribution component. The defined benefit plan is closed to new members and currently has four participants who are employees of PRNE. The benefit accrues based on final salary and length of service. All PRNE employees in the U.K. are legally bound to enter the defined contribution plan but have an option to opt out after enrollment. The plan has three tiers. At the basic auto enroll level, employees contribute 2% of salary and the Company contributes 4%. At the Tier 1 level, employees contribute 3% of salary and the Company contributes 6%. At the Tier 2 level, employees contribute 4% of salary and the Company contributes 6%. Employees elect the tier at which they wish to contribute. For the years ended December 31, 2015 and December 31, 2014, the total pension plan expense was $640 and $585, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation

Stock option transactions under the UBM Executive Share Option Scheme for the years ended December 31, 2015 and December 31, 2014 are summarized as follows:

	Number of Options	Weighted Average Price
Outstanding at January 1, 2014	1,428,684	$9.37
Granted	346,000	11.66
Exercised	(122,666)	8.78
Forfeited or expired	(148,013)	10.48
December 2014 option grant	435,951	7.49
Outstanding at December 31, 2014	1,939,956	$7.47
Options Excercisable at December 31, 2014	801,107	$6.59
Outstanding at January 1, 2015	1,939,956	$7.47
Granted	415,000	8.46
Exercised	(627,708)	6.23
Forfeited or expired	(138,094)	8.36
Outstanding at December 31, 2015	1,589,154	$7.88
Options Excercisable at December 31, 2015	522,879	$7.15

Restricted Stock Awards

Restricted stock activity during the years ended December 31, 2015 and December 31, 2014, respectively, were as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Non-vested, as of January 1, 2014	67,507	$10.57
Granted	77,237	11.38
Vested	(9,071)	8.88
Cancelled and forfeited	(11,459)	9.92
December 2014 special grant	40,004	7.34
Non-vested, as of December 31, 2014	164,218	$10.19
Granted	6,169	8.30
Vested	(3,389)	8.79
Cancelled and forfeited	(53,962)	7.58
Non-vested, as of December 31, 2015	113,036	$10.31

Stock options and restricted stock awards are typically granted with a three-year vesting period. In December 2014, UBM plc made a special grant of stock options and restricted stock to the Company’s employees whereby approximately 0.29 stock options were awarded for every stock option held and approximately 0.29 shares of restricted stock were awarded for every share of restricted stock held. The vesting period for the special grant ranged from zero to 32 months. In connection with the special grant, the exercise price for existing stock options was adjusted such that the revised exercise price was discounted 22.4% from the original exercise price.

Stock-based compensation expense for the years ended December 31, 2015 and December 31, 2014 was $1,265 and $1,279, respectively, inclusive of $614 related to the December 2014 special grant and the related stock option repricing.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 12: Income Taxes

PRN Delaware, Inc. and its subsidiaries and PR Newswire Europe Ltd. and its subsidiaries are part of the consolidated tax filings of UBM in the U.S. and the United Kingdom. The Company files its own corporate tax returns in other jurisdictions including Canada, France, The Netherlands, China, Hong Kong, Brazil and Mexico. The Company’s tax provision has been calculated as if the Company filed separate tax returns for PRN Delaware and PR Newswire Europe Ltd. in the U.S. and the United Kingdom.

The provision for income taxes for the years ended December 31, 2015 and December 31, 2014 is comprised of the following:

	For the years ended December 31,
	2015	2014
Current Provision (Benefit)
U.S. Federal	$5,978	$9,935
U.S. State and Local	1,532	2,386
Foreign:
Canada	2,465	3,383
Europe and Middle East	2,191	2,680
Latin America	202	(158)
Asia	274	433
Current Provision	12,642	18,659
Deferred Provision (Benefit)
U.S.	2,923	2,490
Foreign:	310	(360)
Deferred Provision	3,233	2,130
Total Provision for Income Taxes	$15,875	$20,789

The provision for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to income before provision for income taxes due to state and local income taxes, foreign tax rate differentials on non-U.S. income, and non-deductible items such as meals and entertainment expenses.

As of December 31, 2015, the Company has non capital loss carry-forwards in Canada of approximately $4.8 million for tax purposes, which will be available to offset future taxable income. If not used, these carry-forwards will expire between 2028 and 2033. These losses are subject to a valuation allowance. In addition, there are approximately $0.9 million of investment tax credits in Canada. If not used, these credits will expire between 2024 and 2032.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 12: Income Taxes  – (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are comprised of book-to-tax basis differences in fixed assets, intangibles, and non-deductible accruals and reserves. Deferred tax assets and liabilities as of December 31, 2015 and December 31, 2014 are comprised of the following:

	As of December 31,
	2015	2014
Deferred Tax Assets
Current
U.S.	$6,116	$6,338
Non-Current
Canada	3,612	4,988
Europe and Middle East	337	331
Latin America	183	167
Asia	0	89
Valuation Allowance	(2,403)	(3,357)
Non-Current	1,729	2,218
Deferred Tax Assets	7,845	8,556
Deferred Tax Liabilities – Non-Current
U.S.	(30,622)	(28,213)
Deferred Tax Liabilities, net	$(22,777)	$(19,657)

The Company follows guidance under U.S. GAAP for uncertain tax positions, which provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on an income tax return. There were no uncertain tax positions at December 31, 2015 and December 31, 2014.

The Company’s share of undistributed earnings of foreign subsidiaries, amounting to approximately $15,608 and $8,677, is considered to be indefinitely reinvested at December 31, 2015 and December 31, 2014, respectively. Accordingly, no provision has been recorded for U.S. income taxes that might result from repatriation of these earnings.

Note 13: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2016 and 2027. The following is a schedule, by year, of the future minimum rental payments under these leases:

Year ended December 31,
2016	$8,405
2017	$6,841
2018	$5,217
2019	$4,965
2020	$4,907
Thereafter	$13,709

Rent expense for years ended December 31, 2015 and December 31, 2014 was $9,558 and $9,645, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 13: Commitments and Contingencies  – (continued)

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to five years. The following is a schedule, by year, of the future minimum payments under these obligations:

Year ended December 31,
2016	$9,749
2017	$2,523
2018	$413
2019	$26
2020	$13
Thereafter	$—

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In June 2014, the SEC commenced an inquiry concerning certain aspects of the Company’s business that relate to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Report of Independent Auditors

The Board of Directors of UBM plc:

We have audited the accompanying combined financial statements of the PRN Group, which comprise the combined balance sheets as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, stockholders' deficit and cash flows for the years then ended, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the PRN Group at December 31, 2014 and 2013, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Iselin, NJ
October 21, 2015

PRN GROUP

COMBINED BALANCE SHEETS
(in thousands)

	As of December 31,
	2014	2013
ASSETS
Current Assets
Cash and Cash Equivalents	$12,089	$10,069
Accounts Receivable, net of allowance of $3,928 and $4,078 at December 31, 2014 and 2013, respectively	34,637	36,109
Due from Related Parties	449,218	404,089
Loans to Related Parties	176,115	178,687
Income Tax Receivable	2,082	805
Deferred Income Taxes	6,338	5,820
Other Receivables	1,892	3,787
Prepaids and Other Current Assets	3,250	3,255
Total Current Assets	685,621	642,621
Property and Equipment, net of accumulated depreciation of $33,091 and $37,124 at December 31, 2014 and 2013, respectively	10,587	11,880
Computer Software, net of accumulated amortization of $22,837 and $19,312 at December 31, 2014 and 2013, respectively	13,789	10,666
Intangible Assets, net	2,775	4,440
Goodwill	126,288	128,442
Investment in Unconsolidated Affiliate	5,550	5,816
Deferred Income Taxes	2,218	1,992
Other Assets	6,142	6,676
TOTAL ASSETS	$852,970	$812,533
LIABILITIES
Current Liabilities
Accounts Payable and Accrued Liabilities	$44,732	$45,055
Deferred Revenue	31,710	28,345
Due to Related Parties	237,800	237,649
Loans from Related Parties	677,437	680,791
Income Taxes Payable	421	398
Other Current Liabilities	534	350
Total Current Liabilities	992,634	992,588
Loan from Related Party	25,982	28,320
Deferred Income Taxes	28,213	25,204
Pension Obligation	2,504	2,828
Other Liabilities	5,513	6,099
TOTAL LIABILITIES	1,054,846	1,055,039
Commitments and Contingencies (Note 13)
STOCKHOLDERS' DEFICIT
Capital	278,633	262,005
Accumulated Deficit	(475,519)	(508,927)
Accumulated Other Comprehensive (Loss) Income	(4,990)	4,416
Total Stockholders' Deficit	(201,876)	(242,506)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$852,970	$812,533

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	For the Years Ended December 31,
	2014	2013
Revenue	$322,693	$315,883
Operating Expenses	85,391	87,338
Selling, General and Administrative Expenses	165,119	169,091
Depreciation and Amortization	9,861	12,888
Total Operating Costs	260,371	269,317
Operating Income	62,322	46,566
Interest Income	155	26
Interest Income on Related Party Loans	4,102	4,639
Interest Expense on Related Party Loans	(13,941)	(15,433)
Other Income on Related Party Agreement	2,000	2,061
Equity in Earnings of Unconsolidated Affiliate	470	685
Income before Provision for Income Taxes	55,108	38,544
Provision for Income Taxes	20,789	16,184
Net Income	$34,319	$22,360

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	For the Years Ended December 31,
	2014	2013
Net Income	$34,319	$22,360
Other Comprehensive (Loss) Income:
Foreign Currency Translation	(9,361)	4,977
Defined Benefit Plan (Expense) Income, net of taxes of $28 and $(99) for the years ended December 31, 2014 and 2013, respectively	(45)	136
Comprehensive Income	$24,913	$27,473

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2014	2013
Cash Flows from Operating Activities
Net Income	$34,319	$22,360
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	9,861	12,888
Provision for Doubtful Accounts and Credit Memos	1,338	2,652
Stock-Based Compensation Expense	1,279	650
Provision for Deferred Taxes	2,130	1,984
Taxes payable by Related Parties in Consolidated Filings	15,349	9,732
Equity in Earnings of Unconsolidated Affiliate	(470)	(685)
Distribution of Earnings from Unconsolidated Affiliate	496	1,705
Other	638	151
Changes in Operating Assets and Liabilities:
Accounts Receivable	(1,058)	(2,892)
Due from Related Parties – Current	(3,462)	(3,052)
Other Assets	481	(338)
Accounts Payables and Accrued Liabilities	547	4,224
Deferred Revenue	4,027	724
Other Liabilities – Current	280	(439)
Income Tax Receivable and Payable	(1,581)	(135)
Due to Related Parties – Current	(14,324)	(9,822)
Other Operating Assets and Liabilities	1,744	(851)
Net Cash Provided by Operating Activities	51,594	38,856
Cash Flows from Investing Activities
Purchases of Property and Equipment and Computer Software	(10,981)	(7,595)
Earnout Payment for Acquisition		(166)
Net Cash Used in Investing Activities	(10,981)	(7,761)
Cash Flows from Financing Activities
Dividend to Related Party	(911)	—
Loans from Related Parties	500	301
Loan Repayments to Related Parties	(1,037)	(1,462)
Loans to Related Parties	(5,896)	(2,321)
Loan Repayments from Related Parties	1,348	1,358
Advances to Related Parties	(31,792)	(31,098)
Net Cash Used in Financing Activities	(37,788)	(33,222)
Effect of Exchange Rate Changes on Cash	(805)	939
Net Increase (Decrease) in Cash and Cash Equivalents	2,020	(1,188)
Cash and Cash Equivalents
Beginning of Year	10,069	11,257
End of Year	$12,089	$10,069
Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$13,679	$14,120
Cash Paid for Income Taxes	$5,174	$5,915

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

COMBINED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands)

	Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
Balance as of January 1, 2013	$251,623	$(531,287)	$(697)	$(280,361)
Net Income	—	22,360	—	22,360
Stock-Based Compensation	650	—	—	650
Defined Benefit Plan Adjustment	—	—	136	136
Foreign Currency Translation	—	—	4,977	4,977
Taxes payable by Related Parties in Consolidated Filings	9,732	—	—	9,732
Balance as of December 31, 2013	262,005	(508,927)	4,416	(242,506)
Net Income	—	34,319	—	34,319
Stock-Based Compensation	1,279	—	—	1,279
Defined Benefit Plan Adjustment	—	—	(45)	(45)
Foreign Currency Translation	—	—	(9,361)	(9,361)
Taxes payable by Related Parties in Consolidated Filings	15,349	—	—	15,349
Dividend to UBM	—	(911)	—	(911)
Balance as of December 31, 2014	$278,633	$(475,519)	$(4,990)	$(201,876)

The accompanying notes are an integral part of the combined financial statements.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 1: Organization

PRN Group (“PRN” or the “Company”) does business as PR Newswire, a global leader in public relations and investor relations communications and related products and services.

Note 2: Basis of Presentation

The Combined Financial Statements of the Company include the operations of the PRN Group businesses that are being carved-out for potential divestiture which include the PRN operations of PR Newswire Europe Ltd. and subsidiaries (Benelux Ltd., Newsdesk International Ltd., PR Newswire Disclose Ltd., OIT Ltd., PR Agency Ltd. and PR Newswire Gmbh), PR Newswire Ltda., NotilogPRN Argentina SA, PR Newswire S de RL de CV, PR Newswire Argentina SA, Hors Antenne Holding SAS and its subsidiary, Hors Antenne SAS, Cyperus SA, PR Newswire Asia Ltd., PRN Business Consulting Co Ltd., PRN Middle East Ltd., PRN India, PRNnet, PRN Delaware and subsidiaries (Virtual Press Office and PRN Holdings Inc. and its subsidiary CNW Group Ltd. and subsidiaries (Health Response Ltd., CCNW Quebec Inc., DNA 13 Inc. and DNA 13 (US) Inc.)), Communities Holdings and PR Newswire Association LLC and subsidiaries (MultiVu LLC and eWatch LLC).

The accompanying combined carve-out financial statements reflect the assets and liabilities, operating results, and cash flows of PRN. The Combined Financial Statements include certain expenses of UBM plc, which were allocated for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, shared services, insurance, employee benefits and incentives, and stock-based compensation expense. These attributed expenses have been allocated to PRN on the basis of direct usage when identifiable, and for resources indirectly used by PRN, allocations were based on relative headcount, revenue, or other methodology, to reflect estimated usage by PRN. Management considers the allocation methodology and results to be reasonable for all periods presented. However, the financial information presented in these combined carve-out financial statements may not reflect the combined financial position, operating results and cash flows of PRN had PRN been a separate stand-alone entity during the period presented. Actual costs that would have been incurred if PRN had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas.

The cash and cash equivalents held by UBM plc at the corporate level are not specifically identifiable to PRN, and therefore, were not allocated for any of the periods presented. Cash and cash equivalents in the accompanying Combined Balance Sheets primarily represent cash held locally by operations included in the combined carve-out financial statements. UBM plc third-party debt, and the related interest expense has not been allocated for any of the periods presented as PRN was not the legal obligor of the debt and UBM plc’s borrowings were not directly attributable to these operations.

The accompanying Combined Financial Statements have been derived from the consolidated financial statements and accounting records of UBM plc. These Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These principles require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant estimates inherent in the preparation of the accompanying Combined Financial Statements include estimates regarding allowance for doubtful accounts and credit memos, potential outcome of uncertain tax positions, fair value of acquired assets and liabilities, fair value of equity-based compensation and pension benefit assumptions. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results could differ from those estimates. All intercompany balances and transactions between the operations of the carved-out businesses have been eliminated in the accompanying Combined Financial Statements. The income tax amounts in the accompanying Combined Financial Statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate taxpayers in the respective jurisdictions.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 2: Basis of Presentation  – (continued)

The accompanying combined carve-out financial statements have been prepared to assist in UBM plc’s potential divestiture of its PRN business and to demonstrate the historical results of operations, financial position, and cash flows of the PRN business that is being carved-out for the indicated periods under UBM plc management and do not include any accounts of entities that may be legally owned by any of the PRN entities but are not being included in any potential divestiture as they are not part of the PRN business.

Note 3: Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include all highly-liquid investments with original maturities of three months or less, and the carrying amounts approximate fair value.

Accounts Receivable and Allowance for Doubtful Accounts

As more fully discussed in Note 8, “Related Party Transactions”, the Company factors substantially all of its accounts receivable from its U.S. businesses to a subsidiary of UBM plc. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. For accounts receivable not subject to the factoring program as well as any accounts receivable not yet factored, the Company maintains an allowance for doubtful accounts for estimated losses that result from the failure or inability of our customers to make required payments. When determining the allowance, the Company considers the probability of recoverability of accounts receivable based on past experience, taking into account current collection trends as well as general economic factors. Credit risks are assessed based on historical write-offs, net of recoveries, as well as an analysis of the aged accounts receivable balances. Accounts receivable may be fully reserved when specific collection issues are known to exist, such as pending bankruptcy or catastrophes. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. As of December 31, 2014 and December 31, 2013, there were no individual customers representing more than 10% of the Company’s outstanding gross accounts receivable balance. During the years ended December 31, 2014 and December 31, 2013, there were no customers that accounted for more than 10% of revenue. In determining sales credit allowances, the Company analyzes historical trends, customer-specific factors and current economic trends. The Company records an allowance based on this information, as appropriate.

Long-lived Assets

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation or amortization. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Property and equipment are depreciated using the straight-line method. Computer hardware and equipment is depreciated over a period of three to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful life of the improvement. Buildings are depreciated over a period of 20 years.

Computer Software

The Company develops various computer software applications for internal use including systems which support our internal business services and processes, our financial and administrative systems and systems which we use to provide services to our customers.

The Company expenses costs as incurred during the preliminary development stage which includes conceptual formulation and review of alternatives. Once that stage is complete, the application development stage, which includes design, coding and testing, begins. Direct internal and external costs incurred during this stage are capitalized. Capitalization of costs cease when the software is ready for its intended use and all substantial testing is completed. Upgrades and enhancements which provide added functionality are accounted for in the same manner. Maintenance costs incurred solely to extend the life of the software are expensed as incurred.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Computer software is amortized on a straight-line basis over a useful life of 3 to 5 years. Periodically, the Company reassesses the estimated useful lives of our computer software considering its overall technology strategy, the effects of obsolescence, technology, competition and other economic factors on the useful life of these assets.

The Company assesses impairment of long-lived assets pursuant with ASC 360 — Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company has not recorded any impairment charges related to long-lived assets.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in business combinations. Goodwill and other indefinite-lived intangible assets are not amortized but are tested at least annually for impairment. The Company has completed its annual goodwill impairment testing for 2014 and 2013, which did not result in any impairment. Intangible assets that have finite useful lives are amortized over their useful lives on a straight-line basis, ranging from three to ten years. Amortizable intangible assets are tested for impairment utilizing an income approach based on undiscounted cash flows upon the occurrence of certain triggering events and, if impaired, are written down to fair value. The Company did not identify any such triggering events during 2014 or 2013.

Investment in Unconsolidated Affiliates

The Company’s investment in an unconsolidated affiliate over which the Company has significant influence is accounted for under the equity method of accounting. The investment is carried at the cost of acquisition plus the Company’s equity in undistributed income of the unconsolidated affiliate. The Company regularly reviews its equity method investment for impairment. The Company evaluates information such as budgets, business plans and financial statements of its equity method investee in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include, among others, recurring operating losses. See Note 7, “Investment in Unconsolidated Affiliate”.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts for cash and cash equivalents, trade accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short-term maturity. The carrying amount of certain pension assets are recorded as Level 2 assets (see Note 10).

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

Foreign Currency Translation

Assets and liabilities of foreign affiliates with a functional currency other than the U.S. Dollar are translated into U.S. Dollars using year-end exchange rates, while results of operations are translated at average exchange rates for the year. The Company’s foreign affiliates use the local currency as the functional currency. Foreign currency translation gains and losses are included as a component of Accumulated Other Comprehensive Income in the Combined Balance Sheets. The Company does not hedge foreign currency translation risk in the net assets and income reported from these sources.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the contract fee is fixed or determinable, delivery or performance has occurred and collectability is reasonably assured. If at the outset of an arrangement, the Company determines that collectability is not reasonably assured, revenue is deferred until the earlier of when collectability becomes probable or the receipt of payment. The Company reports revenue net of sales and other taxes collected from our customers.

The Company’s distribution services are sold either through fixed-term contracts whereby customers are allotted a predetermined number of service units or through contracts where customers order units as needed. For fixed-term contracts, revenue is recognized on a straight-line basis over the term of the contract. For contracts where customers order units as needed, revenue is recognized upon fulfillment of the customer order.

Certain of the Company’s services such as broadcast and webcast production, translation services and EDGAR filing services require the Company to make a specific singular performance. For these services, revenue is recognized when the specific performance is completed.

The Company’s XBRL filing services are sold through contracts where the Company is obligated to make a certain number of filings on behalf of the customer with the U.S. Securities and Exchange Commission (the “SEC”). For this service, revenue is recognized as each filing is made by the Company.

Certain of the Company’s services such as its workflow platform and its hosted microsites are sold through fixed-term contracts where the Company is obligated to make the services available to the customer over the contract term. Customers can access these services without limitation over the contact term. For these services, revenue is recognized on a straight-line basis over the contract term.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales. Deferred revenue is included in current liabilities in the Combined Balance Sheets and is subsequently recognized as revenue in accordance with the Company’s revenue recognition policies.

Multiple Element Arrangements

Certain of the Company’s services are sold as multiple-element arrangements. Revenues subject to these arrangements represent less than 5% of total revenues for the years ended December 31, 2014 and December 31, 2013, respectively. The Company evaluates each deliverable in an arrangement to determine whether it represents a separate unit of accounting. Most product and service deliverables qualify as separate units of accounting and can be sold stand-alone or in various combinations. A deliverable constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights for the delivered items. If the arrangement includes a customer-negotiated refund or return right relative to the delivered items, and the delivery and performance of the undelivered item is considered probable and substantially in our control, the delivered item constitutes a separate unit of accounting. If the deliverable or a group of deliverables meet the separation criteria, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price. The amount of arrangement consideration that is allocated to a delivered unit of accounting is limited to the amount that is not contingent upon the delivery of another unit of accounting.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

The Company determines the selling price for each deliverable using vendor-specific objective evidence (“VSOE”), if it exists, third-party evidence (“TPE”) if VSOE does not exist, or best estimated selling price (“BESP”) if neither VSOE nor TPE exist. Revenue allocated to each element is then recognized when the basic revenue recognition criteria are met for each element. The Company determines VSOE of a deliverable by monitoring the price at which the Company sells the deliverable on a stand-alone basis to a third party. In certain instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements due to infrequent selling each element separately, not pricing products or services within a set range, or only having a limited sales history. Where the Company is unable to establish VSOE, the Company may use the price at which the Company or a third party sells a similar product to similarly situated customers on a stand-alone basis. When the Company is not able to establish selling prices by using VSOE or TPE, the Company establishes the BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Company would transact a sale if the solution were sold on a stand-alone basis.

Operating Expenses

Operating expenses include the costs incurred in connection with the fulfillment of the Company’s products and services and includes compensation and benefits for operational staff and costs of third-party service providers.

Operating Leases

For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. The term used for straight-line rent expense is calculated initially from the date the Company obtains possession of the leased premises through the expected lease termination date.

Defined Benefit Pension Plans

Employees of CNW Group, Ltd. (“CNW”) participate in a defined benefit pension plan whereby pension expense is determined based on a number of actuarial assumptions, which are generally reviewed and determined on an annual basis. These assumptions include discount rates, expected rate of return on plan assets, rate of salary increase, mortality rates and other factors. The funded status of the plan is recognized on the Combined Balance Sheets. Prior service costs or credits and actuarial gains and losses beyond a 10% corridor are recognized in earnings based on the estimated future service period of the participants. The measurement date for the defined benefit plan for CNW employees is December 31.

Stock-Based Compensation

Company employees participate in the UBM 2008 Executive Share Option Scheme under which they are granted stock options to purchase UBM plc stock and the UBM 2010 Executive Retention Plan, as amended in 2014, under which they are granted UBM plc restricted stock.

Under the provisions of ASC 718 — Compensation — Stock Compensation, the Company recognizes share based compensation by estimating the fair value of each stock-based award at the date of grant. The stock-based compensation expense is recognized over the award’s vesting period. In addition, the Company estimates future forfeitures in calculating the stock-based compensation expense as opposed to only recognizing these forfeitures and the corresponding reductions in expense as they occur.

For stock option awards, the fair value is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires Company management to make assumptions about UBM plc stock price volatility, dividend yield, expected term of the stock option and risk-free interest rates. The expected stock price volatility assumption is derived from the historical volatility

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

of UBM plc common stock. The expected dividend yield assumption is determined by dividing the anticipated annual dividend payment by the stock price on the date of grant. The expected term assumption is derived using a methodology that combines historical exercise data with hypothetical exercise data for unexercised stock options. The risk-free interest rate assumption corresponds to the expected term assumption of the stock option and is based on the UK Gilts yield in effect at the time of grant.

For restricted stock awards, which vest solely on service, the fair value is estimated by using the closing price of UBM plc common stock on the date of grant.

Stock-based compensation is described more fully in Note 11, “Stock-Based Compensation”.

Income Taxes

The Company provides for income taxes and the related accounts under the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect during the year in which the basis differences reverse. Valuation allowances are established when management determines it is more likely than not that some portion, or all, of the deferred tax assets will not be realized, which will be assessed on an on-going basis. In addition, income tax rules and regulations are subject to interpretation and the application of those rules and regulations require judgment by the Company and may be challenged by the taxation authorities. The Company follows ASC 740 — Income Taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Only tax positions that meet the more likely than not recognition threshold are recognized. Refer to Note 12, “Income Taxes”.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income includes foreign currency translation and amortization of amounts related to defined benefit plans.

Subsequent Events

The Company evaluated subsequent events through October 20, 2015, the date the financial statements were available to be issued. All events that had a material impact on the Company’s Combined Financial Statements are disclosed in the notes to the Combined Financial Statements.

On September 23, 2015, UBM plc announced that it is in highly preliminary discussions with a number of parties about a potential sale of the Company.

Recent Accounting Pronouncements

In March 2014, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 13-D, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period (“EITF 13-D”). Under EITF 13-D, a performance target that can be achieved after the requisite service period should be treated as a performance condition that affects vesting, rather than a condition that affects grant date fair value. Compensation cost is recognized over the requisite service period if it is probable that the performance condition will be achieved. If necessary, compensation cost is subsequently adjusted, to reflect those awards that ultimately vest. EITF 13-D will be effective, on a prospective basis, for the Company during its first quarter of 2016, with early adoption permitted. The adoption of this standard is not anticipated to have a material impact on the Company’s Combined Financial Statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 3: Summary of Significant Accounting Policies  – (continued)

revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. This guidance will be effective beginning in fiscal year 2019 and early adoption is not permitted. The standard allows for either a full retrospective or a modified retrospective transition method. The Company is currently evaluating the effect that adopting this new accounting guidance will have on its Combined Financial Statements, as well as, which transition method it intends to use.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”). ASU 2014-15 requires that management evaluate at each annual and interim reporting period whether there is a substantial doubt about an entity’s ability to continue as a going concern within one year of the date that the financial statements are issued. ASU 2014-15 will be effective for fiscal years and interim periods beginning after December 15, 2016 and early application is permitted. The Company does not expect that the application of ASU 2014-15 will have an impact on the Combined Financial Statements.

In January 2015, the FASB issued Accounting Standards Update 2015-01, Income Statement —  Extraordinary and Unusual Items (Subtopic 225-20). The objective of this update is to simplify income statement presentation requirements by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. The amendments in this update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company will adopt this guidance effective January 1, 2016 and does not believe that it will have a material impact on the Company’s Combined Financial Statements.

Note 4: Property and Equipment

The following is a summary of property and equipment, at cost less accumulated depreciation:

	As of December 31,
	2014	2013
Leasehold improvements and building	$16,404	$16,178
Computer hardware and equipment	27,274	32,826
	43,678	49,004
Less: accumulated depreciation	(33,091)	(37,124)
Total property and equipment, net	$10,587	$11,880

Depreciation expense for the years ended December 31, 2014 and December 31, 2013 was $3,128 and $3,545, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 5: Computer Software

The following is a summary of computer software, at cost less accumulated mortization:

	As of December 31,
	2014	2013
Software	$36,626	$29,978
Less: accumulated amortization	(22,837)	(19,312)
Total software, net	$13,789	$10,666

Amortization expense for the years ended December 31, 2014 and December 31, 2013 was $5,232 and $6,539, respectively.

Note 6: Goodwill and Intangible Assets

Goodwill as of December 31, 2014 and December 31, 2013 was $126,288 and $128,442, respectively. Changes in goodwill were entirely due to changes in foreign currency.

The following is a summary of intangibles, at cost less accumulated amortization:

	As of December 31,
	2014	2013
Intangible Assets
Brands	$9,379	$9,586
Customer Lists	4,826	5,175
Other	2,287	2,481
	16,492	17,242
Accumulated amortization
Brands	(6,906)	(6,153)
Customer Lists	(4,685)	(4,493)
Other	(2,126)	(2,156)
	(13,717)	(12,802)
Intangible Assets, net	$2,775	$4,440

Intangible amortization expense for the years ended December 31, 2014, and December 31, 2013 was $1,501 and $2,804, respectively. The estimated annual aggregate amortization expense for the next five succeeding fiscal years is expected to be $944, $831, $470, $171, and $169, respectively.

Note 7: Investment in Unconsolidated Affiliate

The Company’s investment in unconsolidated affiliated is accounted for by the equity method and consists of a 50% interest in a joint venture with ANP Pers Support B.V. in ANP Pers Support v.o.f. (“ANPps”).

The Company had revenues of $1,645 and $1,410 for the years ended December 31, 2014 and December 31, 2013, respectively, for billings made to ANPps for international distribution services provided to ANPps. The Company incurred operating expense of $164 and $156 for the years ended December 31, 2014 and December 31, 2013, respectively, for billings from ANPps for distribution services provided by ANPps to the Company for the countries in which ANPps operates.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions

Due from Related Parties — Current

Due from Related Parties — Current as of December 31, 2014 and December 31, 2013 was $449,218 and $404,089, respectively. Due from Related Parties — Current arises principally from daily net cash advances made by the Company to UBM plc and its subsidiaries (“UBM”) as UBM plc maintains a zero balance cash concentration system in the U.S. and Europe and from revenue for providing services to UBM.

Net cash advances to UBM for the year ended December 31, 2014 and December 31, 2013 were $43,231 and $43,225 respectively. Revenue from the sale of the Company’s products and services provided to UBM for the year ended December 31, 2014 and December 31, 2013 were $1,100 and $1,153, respectively.

Loans to Related Parties — Current

A summary of Loans to Related Parties — Current is as follows:

PRN Affiliate	UBM Counterparty	As of December 31,		Stated interest rate
		2014	2013
PRN Europe Ltd.	Aztecgem Limited	$148,801	$154,034	British Pound Sterling LIBOR +2%
Newsdesk International	United Finance Limited	7,671	8,150	non-interest bearing
OIT Ltd	United Finance Limited	11,351	12,060	non-interest bearing
CNW Group Ltd.	United Finance Ltd.	3,453	—	Canadian Dollars LIBOR + 2%
PRN Europe Ltd.	UBMG Ltd	2,617	2,982	no interest charged
Various	Various	2,222	1,461
Loans to Related Parties – Current		$176,115	$178,687

Loans to Related Parties — Current arise principally as the Company provides financing to UBM through formal loan agreements. Changes in 2014 resulted from loans of $5,896 made by the Company to UBM, loan repayments of $1,348 from UBM to the Company and foreign currency translation. Changes in 2013 resulted from loans of $2,321 made by the Company to UBM, loan repayments of $1,358 from UBM to the Company and foreign currency translation.

Due to Related Parties — Current

Due to Related Parties — Current as of December 31, 2014 and December 31, 2013 was $237,800 and $237,649, respectively. Due to Related Parties — Current arises principally from management fees charged to the Company by UBM, costs incurred by UBM on behalf of the Company, cash advances to the Company through the cash concentration system to allow for interest payments to UBM on loans payable by the Company to UBM (see Loans from Related Parties — Current) and amounts collected from customers by the Company on behalf of UBM for Company accounts receivable factored to UBM.

Management fees for the years ended December 31, 2014 and December 31, 2013 were $8,764 and $13,848, respectively, and relate to an allocation of corporate services such as accounting, treasury, information technology, legal, executive management and human resources provided by UBM to the Company.

Costs incurred by UBM on behalf of the Company for the years ended December 31, 2014 and December 31, 2013 were $1,969 and $1,690, respectively, and relate to business insurance, payroll services, audit fees and office rent primarily reflected in agreements between UBM and the respective vendors.

Cash advances by UBM to the Company for the year ended December 31, 2014 and December 31, 2013 were $11,439 and $12,127 respectively. Such cash advances are used by PRN Delaware, Inc. to pay interest expense on related party debt with UBM.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 8: Related Party Transactions  – (continued)

Each month UBM purchases substantially all of the prior month’s accounts receivable of its U.S. businesses, 15 days after month end at a discount of approximately 2% under a non-recourse arrangement. The discount for the years ended December 31, 2014 and December 31, 2013 was $5,579 and $5,839, respectively. The discount is included in Selling, General and Administrative Expenses in the Combined Statements of Operations. In addition, UBM pays an annual fee to the Company in return for cash collection, cash application and record keeping services. This fee was $2,000 and $2,061 for the years ended December 31, 2014 and December 31, 2013, respectively. Such fee is included in Other Income in the Combined Statements of Operations.

Loans from Related Parties — Current

A summary of Loans from Related Parties — Short Term is as follows:

PRN Affiliate	UBM Counterparty	As of December 31,		Stated interest rate
		2014	2013
PRN Delaware, Inc.	UBM Finance Sarl	$326,634	$326,634	6 month U.S. Dollars LIBOR + 0.50%
PRN Delaware, Inc.	United BM (US) Holdings Sarl	300,000	300,000	6 month U.S. Dollars LIBOR + 2%
PRN Holdings USA Inc.	UBM Finance Inc.	18,998	18,552	U.S. Dollars LIBOR + 2%
Hors Antenne Holdings	UBM CP Holdings No 4 Sarl	7,359	9,296	EURIBOR plus 2%
PRN Benelux Ltd.	United Finance Limited	6,944	7,849	British Pound Sterling LIBOR +0.5%
PRN Europe Ltd.	UBMG Holdings	6,851	7,279	non-interest bearing
PR Newswire Asia Ltd.	United Finance Ltd.	4,482	4,101	non-interest bearing
PRN Europe Ltd.	United Finance Limited	3,470	3,922	British Pound Sterling LIBOR + 0.5%
PRN Europe Ltd.	United Business Information (UK) Ltd	2,236	2,376	non-interest bearing
Various	Various	463	782
Loans from Related Parties – Current		$677,437	$680,791

Loans from Related Parties — Current arise principally as the Company has received financing from UBM from time to time. Changes in 2014 resulted from loans of $500 made by UBM to the Company, loan repayments of $1,037 from the Company to UBM and foreign currency translation. Changes in 2013 resulted from loans of $301 made by UBM to the Company, loan repayments of $1,462 from the Company to UBM and foreign currency translation.

Loan from Related Party — Non-Current

Loan from Related Party — Non-Current as of December 31, 2014 and December 31, 2013 was $25,982 and $28,320, respectively. Loan from Related Party — Non-Current arose in connection with financing provided by UBM to the Company in connection with the 2012 purchase by UBM of the non-controlling interest in CNW Group, Ltd. Changes in 2014 and 2013 were entirely due to foreign currency translation. The stated interest rate for this loan is 7%.

Interest income for all related party loans was $4,102 and $4,639 for the years ended December 31, 2014 and December 31, 2013, respectively. Interest expense for all related party loans was $13,941 and $15,433 for the years ended December 31, 2014 and December 31, 2013, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 9: Stockholders’ Deficit

The Company has recorded taxes payable by UBM in consolidated tax fillings as deemed capital contributions of $15,349 and $9,732 for the years ended December 31, 2014 and December 31, 2013, respectively.

The following table displays the change in the components of accumulated other comprehensive income (loss), net of tax:

	Cumulative Translation Adjustment	Defined Benefit Plan Adjustment	Total Accumulated Other Comprehensive (Loss) Income
Balance at January 1, 2013	$2,926	$(3,623)	$(697)
Foreign Currency Translation	4,977	—	4,977
Defined Benefit Plan Adjustment	—	136	136
Balance at December 31, 2013	7,903	(3,487)	4,416
Foreign Currency Translation	(9,361)	—	(9,361)
Defined Benefit Plan Adjustment	—	(45)	(45)
Balance at December 31, 2014	$(1,458)	$(3,532)	$(4,990)

Note 10: Retirement Plans

PR Newswire Association LLC (“PRNA”) Retirement Plans

PRNA employees participate in the UBM 401K savings plan. Under the plan, the Company contributes in cash based on a stated percentage of eligible employee contributions and based on a stated percentage of employee compensation, both subject to a specified ceiling. The expense recognized for the 401K savings plan in the years ended December 31, 2014 and December 31, 2013 was $2,628 and $2,625, respectively.

Certain executives of PRNA participate in a supplemental defined contribution plan. Under the plan the Company contributes in cash up to a set percentage of employee base salary based on the percentage of eligible employee base pay contributed by the employee. Amounts contributed are invested based on the investment choices of Wilmington Trust Company, the Company’s appointed trustee. However, the Company is obligated to the employee based on the employee’s notional investment choice. The plan has been closed to new employees since 2010. As of December 31, 2014, all but one of the plan participants are 100% vested. Plan assets as of December 31, 2014 and December 31, 2013 were $5,630 and $6,110, respectively, and are reflected in Other Assets in the Combined Balance Sheets. Amounts due to employees as of December 31, 2014 and December 31, 2013 were $5,537 and $6,138, respectively and are reflected in Accounts Payable and Accrued Liabilities in the Combined Balance Sheets. The expense recognized for this plan in the years ended December 31, 2014 and December 31, 2013 was $115 and $346, respectively.

CNW Retirement Plans

Employees of CNW participate in a pension plan which has a defined benefit plan component and defined contribution plan component. CNW also maintains an unfunded defined contribution plan for certain former employees. The defined benefit plan has been closed to new participants since 2006. In addition, CNW maintains a non-registered defined benefit pension plan for a former executive, which provides benefits in excess of those payable from the registered defined benefit plan and the unfunded defined contribution plan.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

The actuarial cost method used for the valuation of the defined benefit post-employment benefits is the present value of the benefits expected to be paid. CNW’s contributions to defined contribution plans are expensed as incurred. The expense recognized for CNW’s defined contribution plans in the years ended December 31, 2014 and December 31, 2013 was $303 and $320, respectively.

Reconciliation of Benefit Obligations, Plan Assets and Funded Status

The following table summarizes changes in the benefit obligation, plan assets and the funded status of CNW’s two defined benefit plans:

	2014	2013
Change in benefit obligation
Beginning benefit obligation balance	$10,066	$11,639
Service cost	224	276
Interest cost	521	443
Plan participants' contribution	47	64
Actuarial loss (gain)	1,959	(1,183)
Benefits paid	(446)	(290)
Currency translation	(22)	23
Ending benefit obligation	$12,349	$10,972
Ending accumulated benefit obligation	$10,931	$9,937
Change in plan assets
Beginning fair value of plan assets	$7,326	$8,250
Return on plan assets	1,848	(892)
Employer contributions	907	853
Plan participants' contributions	47	64
Benefits paid	(446)	(290)
Ending fair value of plan assets	$9,682	$7,985
Funded status	$2,667	$2,987

The amount recognized in the Combined Balance Sheets as Pension Obligation as of December 31, 2014 and December 31, 2013 was $2,667 and $2,987, respectively. The amount of net actuarial loss recognized in accumulated other comprehensive (loss) income as of December 31, 2014 and December 31, 2013 was $4,220 and $4,428, respectively. The estimated amortization from accumulated comprehensive loss into net periodic benefit cost from actuarial losses for the years ended December 31, 2014 and December 31, 2013 was $187 and $205, respectively.

	As of December 31,
	2014	2013
Plans with projected benefit obligations in excess of plan assets
Projected benefit obligation	$12,349	$10,972
Fair value of plan assets	9,682	7,985
Total	$(2,667)	$(2,987)
Plans with accumulated benefit obligations in excess of plan
Accumulated benefit obligation	$10,931	$9,937
Fair value of plan assets	9,682	7,985
Total	$(1,249)	$(1,952)

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Plan Assets

The following table presents the plan assets by category:

	As of December 31,
	2014	2013
Debt instruments	$9,682	$7,985

The following tables present the fair value hierarchy for pension assets measured at fair value on a recurring basis as of December 31, 2014:

	As of December 31, 2014				As of December 31, 2013
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Debt instruments	$—	$9,682	$—	$9,682	$—	$7,985	$—	$7,985

The pension assets consist primarily of a pooled fund, which is primarily invested in government and corporate bonds. They are valued using models with inputs including interest rate curves, credit spreads and volatilities. The inputs that are significant to valuation are generally observable and therefore the assets within the pooled fund have been classified as Level 2. The fair value reflects the proportionate share of the fair value of the investments held in the underlying pooled fund.

Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2014 and December 31, 2013 are as follows:

	Years ended December 31,
	2014	2013
Net Periodic Benefit Cost:
Service cost	$224	$276
Interest cost	521	443
Expected return on plan assets	(162)	(266)
Amortization of prior service costs	—	—
Amortization of net actuarial loss	233	236
Amortization of transitional asset	(23)	(23)
Net Periodic Benefit Cost	$793	$666

Other changes in plan assets and benefit obligations recognized in Other Comprehensive Income (Loss) for the years ended December 31, 2014 and December 31, 2013 were as follows:

	Years ended December 31,
	2014	2013
Actuarial loss (gain)	$283	$(7)
Amortization of net actuarial losses	(187)	(205)
Amortization of transitional asset	(23)	(23)
Total recognized in other comprehensive income (loss)	73	(235)
Total recognized in net periodic benefit cost and other comprehensive income (loss)	$866	$431

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 10: Retirement Plans  – (continued)

Assumptions

Weighted-average assumptions used to determine the benefit obligations reflected in the Combined Balance Sheets and the net benefit cost reflected in the Combined Statements of Operations were as follows:

	Years ended December 31,
	2014	2013
Discount rate	4.00%	5.00%
Rate of compensation increase	3.50%	3.50%
Rate of return on plan assets	2.00%	3.25%

The long-term rates of return are determined based on the nature of each plan’s investments, an expectation for each plan’s investment strategies, historical rates of return and current economic forecasts, among other factors, and are evaluated annually and adjusted as necessary.

Investment Strategy

The CNW defined pension plan is funded via assets held in trust by Manulife and are invested in an ultra-long bond fund. This investment strategy is attempting to minimize interest rate risk in the funded position of the pension plan. The assets of the defined contribution component of the pension plan are selected by members. The other pension plans are unfunded.

Cash Flows

The Company expects to make contributions of $630 to defined benefit plans during 2015. Total benefit payments expected to be paid from the plans are as follows:

2015	$546
2016	$432
2017	$432
2018	$457
2019	$473
Thereafter	$7,503

PRN Europe Ltd. (“PRNE”) Retirement Plans

Employees of PRNE based in the United Kingdom (“U.K.”) participate in a UBM sponsored pension plan which has a defined benefit and a defined contribution component. The defined benefit plan is closed to new members and currently has four participants who are employees of PRNE. The benefit accrues based on final salary and length of service. All PRNE employees in the U.K. are legally bound to enter the defined contribution plan but have an option to opt out after enrollment. The plan has three tiers. At the basic auto enroll level, employees contribute 2% of salary and the Company contributes 4%. At the Tier 1 level, employees contribute 3% of salary and the Company contributes 6%. At the Tier 2 level, employees contribute 4% of salary and the Company contributes 6%. Employees elect the tier at which they wish to contribute. For the years ended December 31, 2014 and December 31, 2013, the total pension plan expense was $585 and $462, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation

Stock option transactions under the UBM Executive Share Option Scheme for the years ended December 31,2014, and December 31, 2013 are summarized as follows:

	Number of Options	Weighted Average Price
Outstanding at December 31, 2012	1,387,571	8.71
Granted	353,850	10.91
Exercised	(260,685)	7.81
Forfeited or expired	(52,052)	9.77
Outstanding at December 31, 2013	1,428,684	$9.37
Options Excercisable at December 31, 2013	332,886	$8.39
Outstanding at December 31, 2013	1,428,684	9.37
Granted	346,000	11.66
Exercised	(122,666)	8.78
Forfeited or expired	(148,013)	10.48
December 2014 special grant	435,951	7.49
Outstanding at December 31, 2014	1,939,956	$7.47
Options Excercisable at December 31, 2014	801,107	$6.59

Restricted Stock Awards

Restricted stock activity during the years ended December 31, 2014, and December 31, 2013, respectively, were as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value per Share
Non-vested, as of December 31, 2012	34,131	$8.24
Granted	52,376	10.91
Vested	(19,000)	7.35
Cancelled and forfeited	—	—
Non-vested, as of December 31, 2013	67,507	$10.57
Granted	30,363	9.77
Vested	(9,071)	10.16
Cancelled and forfeited	(11,459)	9.92
December 2014 special grant	26,493	10.94
Non-vested, as of December 31, 2014	103,833	$10.91

Stock options and restricted stock awards are typically granted with a three-year vesting period. In December 2014, UBM plc made a special grant of stock options and restricted stock to the Company’s employees whereby approximately 0.29 stock options were awarded for every stock option held and approximately 0.29 shares of restricted stock were awarded for every share of restricted stock held. The vesting period for the special grant ranged from zero to 32 months. In connection with the special grant, the exercise price for existing stock options was adjusted such that the revised exercise price was discounted 22.4% from the original exercise price.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 11: Stock-Based Compensation  – (continued)

Stock-based compensation expense for the years ended December 31, 2014 and December 31, 2013 was $1,279 and $650, respectively, inclusive of $614 related to the December 2014 special grant and the related stock option repricing.

Note 12: Income Taxes

PRN Delaware, Inc. and its subsidiaries and PR Newswire Europe Ltd. and its subsidiaries are part of the consolidated tax filings of UBM in the U.S. and the United Kingdom. The Company files its own corporate tax returns in other jurisdictions including Canada, France, The Netherlands, China, Hong Kong, Brazil and Mexico. The Company’s tax provision has been calculated as if the Company filed separate tax returns for PRN Delaware and PR Newswire Europe Ltd. in the U.S. and the United Kingdom.

The provision for income taxes for the years ended December 31, 2014 and December 31, 2013 is comprised of the following:

	For the years ended December 31,
	2014	2013
Current Provision (Benefit)
U.S. Federal	$9,935	$6,351
U.S. State and Local	2,386	2,327
Foreign:
Canada	3,383	3,682
Europe and Middle East	2,680	1,866
Latin America	(158)	27
Asia	433	(53)
Current Provision	$18,659	$14,200
Deferred Provision (Benefit)
U.S.	$2,490	$1,966
Canada	(360)	18
Deferred Provision	$2,130	$1,984
Total Provision for Income Taxes	$20,789	$16,184

The provision for income taxes differs from the amount computed by applying the U.S. statutory federal income tax rate of 35% to income before provision for income taxes due to state and local income taxes, foreign tax rate differentials on non-U.S. income, and non-deductible items such as meals and entertainment expenses.

As of December 31, 2014, the Company has non capital loss carry-forwards in Canada of approximately $8 million for tax purposes, which will be available to offset future taxable income. If not used, these carry-forwards will expire between 2028 and 2033. These losses are subject to a valuation allowance. In addition there are approximately $1.2 million of investment tax credits in Canada. If not used, these credits will expire between 2024 and 2032.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 12: Income Taxes  – (continued)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities are comprised of book-to-tax basis differences in fixed assets, intangibles, and non-deductible accruals and reserves. Deferred tax assets and liabilities as of December 31, 2014 and December 31, 2013 are comprised of the following:

	As of December 31,
	2014	2013
Deferred Tax Assets
Current
U.S.	$6,338	$5,820
Non-Current
Canada	4,988	5,068
Europe and Middle East	331	331
Latin America	167	64
Asia	89	289
Valuation Allowance	(3,357)	(3,760)
Non-Current	2,218	1,992
Deferred Tax Assets	8,556	7,812
Deferred Tax Liabilities – Non-Current
U.S.	(28,213)	(25,204)
Deferred Tax Liabilities, net	$(19,657)	$(17,392)

The Company follows guidance under U.S. GAAP for uncertain tax positions, which provides a comprehensive model for the recognition, measurement and disclosure in the financial statements of uncertain tax positions that the Company has taken or expects to take on an income tax return. There were no uncertain tax positions at December 31, 2014 and December 31, 2013.

The Company’s share of undistributed earnings of foreign subsidiaries, amounting to approximately $8,677 and $2,081, is considered to be indefinitely reinvested at December 31, 2014 and December 31, 2013, respectively. Accordingly, no provision has been recorded for U.S. income taxes that might result from repatriation of these earnings.

Note 13: Commitments and Contingencies

The Company has leases for office space in the U.S., Canada, Brazil, Great Britain, France, Sweden, Dubai, China, Hong Kong, India, Taiwan, Malaysia and Singapore which expire between 2015 and 2027. The following is a schedule, by year, of the future minimum rental payments under these leases:

Year ended December 31,
2015	$8,079
2016	$6,539
2107	$5,840
2018	$4,048
2019	$3,941
Thereafter	$13,744

Rent expense for years ended December 31, 2014 and December 31, 2013 was $9,645 and $9,009, respectively.

PRN GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS
(U.S. dollar amounts in thousands)

Note 13: Commitments and Contingencies  – (continued)

The Company has unconditional purchase obligations relating to certain vendors that provide software and technology oriented services ranging from less than one year to three years. The following is a schedule, by year, of the future minimum payments under these obligations:

Year ended December 31,
2015	$7,337
2016	$2,175
2107	$972
2018	$18
2019	$—
Thereafter	$—

Legal Matters

The Company is named in various claims and legal actions in the normal course of its activities.

The Company believes that the outcome of such matters is not expected to have a material adverse effect on the Company’s results of operations, financial position or cash flows.

The SEC has commenced an inquiry concerning certain aspects of the Company’s business that relates to the distribution of issuer press releases. The Company has been fully cooperative with the staff of the SEC Division of Enforcement in this ongoing inquiry. Although the Company cannot predict what the outcome of the inquiry will be, it may result in remedies which could include modifications to the Company’s process for disseminating issuer press releases. Based on currently available information, the Company does not expect that the inquiry, or any resolution thereof, will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Vocus, Inc. and Subsidiaries,

We have audited the accompanying consolidated balance sheets of Vocus, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the index at Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vocus, Inc. and subsidiaries at December 31, 2012 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Vocus, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated March 7, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

McLean, VA
March 7, 2014

Vocus, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2012	2013
	(Dollars in thousands, except per share data)
Current assets:
Cash and cash equivalents	$32,107	$34,740
Short-term investments	662	—
Accounts receivable, net of allowance for doubtful accounts of $236 and $234 at December 31, 2012 and December 31, 2013, respectively	29,841	28,862
Current portion of deferred income taxes	1,478	271
Prepaid expenses and other current assets	2,933	4,728
Total current assets	67,021	68,601
Long-term investments	1,322	—
Property, equipment and software, net	20,068	20,134
Intangible assets, net	26,751	14,805
Goodwill	177,011	177,264
Deferred income taxes, net of current portion	—	105
Other assets	641	471
Total assets	$292,814	$281,380
Current liabilities:
Accounts payable	$4,125	$1,004
Accrued compensation	5,443	5,895
Accrued expenses	12,133	8,900
Current portion of notes payable and capital lease obligations	854	137
Current portion of deferred revenue	77,098	81,675
Total current liabilities	99,653	97,611
Notes payable and capital lease obligations, net of current portion	751	1,218
Other liabilities	6,786	6,371
Deferred income taxes	5,120	4,546
Deferred revenue, net of current portion	2,235	2,842
Total liabilities	114,545	112,588
Commitments and contingencies
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.01 par value, 1,000,000 shares designated from authorized preferred stock; issued and outstanding at December 31, 2012 and December 31, 2013	77,490	77,490
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 1,000,000 shares designated as Series A redeemable convertible preferred stock and issued and outstanding at December 31, 2012 and December 31, 2013; no other shares issued and outstanding at December 31, 2013	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 21,910,301 and 21,949,509 issued at December 31, 2012 and December 31, 2013, respectively; 19,670,168 and 20,207,652 shares outstanding at December 31, 2012 and December 31, 2013, respectively	219	219
Additional paid-in capital	215,226	227,699
Treasury stock, 2,240,133 and 1,741,858 shares at December 31, 2012 and December 31, 2013, respectively, at cost	(41,909)	(42,320)
Accumulated other comprehensive loss	(426)	(159)
Accumulated deficit	(72,331)	(94,137)
Total stockholders’ equity	100,779	91,302
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$292,814	$281,380

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31,
	2011	2012	2013
	(Dollars in thousands, except per share data)
Revenues	$114,874	$170,804	$186,931
Cost of revenues	21,857	33,749	38,220
Gross profit	93,017	137,055	148,711
Operating expenses:
Sales and marketing	57,543	97,873	109,768
Research and development	7,561	13,272	10,649
General and administrative	30,129	40,651	40,753
Amortization of intangible assets	2,021	7,157	7,841
Total operating expenses	97,254	158,953	169,011
Loss from operations	(4,237)	(21,898)	(20,300)
Other income (expense):
Interest and other income (expense)	317	(41)	(156)
Interest expense	(38)	(225)	(145)
Total other income (expense)	279	(266)	(301)
Loss before provision for income taxes	(3,958)	(22,164)	(20,601)
Provision for income taxes	10,619	1,427	1,205
Net loss	$(14,577)	$(23,591)	$(21,806)
Net loss per share:
Basic	$(0.78)	$(1.21)	$(1.09)
Diluted	$(0.78)	$(1.21)	$(1.09)
Weighted average shares outstanding used in computing per share amounts:
Basic	18,743,305	19,437,076	20,058,231
Diluted	18,743,305	19,437,076	20,058,231

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2011	2012	2013
	(Dollars in thousands)
Net loss	$(14,577)	$(23,591)	$(21,806)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustment	(442)	189	269
Unrealized net gain (loss) on available-for-sale investments, net of taxes	10	(8)	(2)
Other comprehensive income (loss), net of taxes	(432)	181	267
Comprehensive loss	$(15,009)	$(23,410)	$(21,539)

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
	(Dollars in thousands)
Balance at January 1, 2011	20,374,267	$204	$166,985	$(28,417)	$(175)	$(34,163)	$104,434
Exercise of stock options	1,219,643	12	18,940	—	—	—	18,952
Vesting of restricted stock awards	156,615	2	(2)	—	—	—	—
Tax deficiency from equity awards	—	—	(586)	—	—	—	(586)
Repurchase of 978,709 shares of common stock	—	—	—	(20,006)	—	—	(20,006)
Stock-based compensation	—	—	14,936	—	—	—	14,936
Net loss	—	—	—	—	—	(14,577)	(14,577)
Other comprehensive income (loss)	—	—	—	—	(432)	—	(432)
Balance at December 31, 2011	21,750,525	218	200,273	(48,423)	(607)	(48,740)	102,721
Exercise of stock options	10,391	—	72	—	—	—	72
Vesting of restricted stock awards	149,385	1	(1)	—	—	—	—
Issuance of 401,672 shares of common stock from treasury shares for business acquisition	—	—	—	9,600	—	—	9,600
Tax deficiency from equity awards	—	—	(3)	—	—	—	(3)
Repurchase of 143,789 shares of common stock	—	—	—	(3,086)	—	—	(3,086)
Stock-based compensation	—	—	14,885	—	—	—	14,885
Net loss	—	—	—	—	—	(23,591)	(23,591)
Other comprehensive income (loss)	—	—	—	—	181	—	181
Balance at December 31, 2012	21,910,301	219	215,226	(41,909)	(426)	(72,331)	100,779
Exercise of stock options	11,583	—	85	—	—	—	85
Vesting of restricted stock awards	27,625	—	—	—	—	—	—
Issuance of 4,882 shares of common stock from treasury shares	—	—	—	66	—	—	66
Repurchase of 35,695 shares of common stock	—	—	—	(477)	—	—	(477)
Stock-based compensation	—	—	12,388	—	—	—	12,388
Net loss	—	—	—	—	—	(21,806)	(21,806)
Other comprehensive income (loss)	—	—	—	—	267	—	267
Balance at December 31, 2013	21,949,509	$219	$227,699	$(42,320)	$(159)	$(94,137)	$91,302

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2011	2012	2013
	(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(14,577)	$(23,591)	$(21,806)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	2,655	4,844	5,501
Amortization of intangible assets	2,501	10,999	12,034
(Gain) loss on disposal of assets	68	59	(4)
Impairment of long-lived assets	100	709	301
Stock-based compensation	14,915	14,872	12,327
Common stock issued for consulting services	—	482	—
Adjustments to fair value of contingent consideration	1,941	1,176	3,453
Provision for doubtful accounts	408	408	638
Deferred income taxes	9,789	835	505
Excess tax benefit from equity awards	(34)	—	—
Payments of contingent consideration for business acquisitions in excess of fair value on acquisition date	(147)	(2,435)	(4,560)
Changes in operating assets and liabilities:
Accounts receivable	(3,081)	(6,558)	439
Prepaid expenses and other current assets	1,910	(307)	(1,723)
Other assets	(230)	(120)	(231)
Accounts payable	66	2,005	(3,130)
Accrued compensation	337	353	421
Accrued expenses	2,173	1,215	(1,827)
Deferred revenue	6,523	14,383	4,869
Other liabilities	5,827	(504)	(362)
Net cash provided by operating activities	31,144	18,825	6,845
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(6,947)	(79,801)	—
Purchases of property, equipment and software	(13,758)	(4,695)	(5,193)
Software development costs	(305)	(360)	(742)
Proceeds from disposal of assets	14	5	8
Purchases of available-for-sale securities	(22,907)	(4,301)	—
Sales of available-for-sale securities	—	5,835	1,328
Maturities of available-for-sale securities	18,390	6,402	651
Net cash used in investing activities	(25,513)	(76,915)	(3,948)
Cash flows from financing activities:
Repurchases of common stock	(20,006)	(3,086)	(477)
Proceeds from exercises of stock options	18,952	73	85
Excess tax benefit from equity awards	34	—	—
Payments of contingent consideration for business acquisitions	(1,289)	(5,171)	—
Proceeds from notes payable	440	—	600
Payments on notes payable and capital lease obligations	(177)	(204)	(850)
Net cash used in financing activities	(2,046)	(8,388)	(642)
Effect of exchange rate changes on cash and cash equivalents	(219)	301	378
Net increase (decrease) in cash and cash equivalents	3,366	(66,177)	2,633
Cash and cash equivalents at beginning of year	94,918	98,284	32,107
Cash and cash equivalents at end of year	$98,284	$32,107	$34,740

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Cash Flows – (continued)

	Year Ended December 31,
	2011	2012	2013
	(Dollars in thousands)
Supplemental disclosure of cash flow information:
Cash paid for interest	$22	$214	$101
Cash paid for income taxes, net of refunds	$(251)	$(399)	$(733)
Supplemental disclosure of non-cash investing and financing activities:
Issuance of Series A redeemable convertible preferred stock in connection with acquisition	$—	$77,490	$—
Issuance of common stock in connection with acquisition	$—	$9,118	$—
Issuance of promissory note in connection with acquisition	$—	$669	$—
Assets acquired under capital leases and other financing arrangements	$440	$106	$—

See accompanying notes.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Business Description

Organization and Description of Business

Vocus, Inc. (Vocus or the Company) is a provider of cloud marketing and public relations software that enables businesses to acquire and retain customers. The Company offers products and services to help customers attract and engage prospects, capture and keep customers and measure and improve marketing effectiveness. The Company’s integrated suites address the key areas of digital marketing and public relations, including social marketing, search marketing, email marketing and publicity. The Company is headquartered in Beltsville, Maryland with sales and other offices in the United States, Europe and Asia.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and include the accounts of Vocus, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and software, intangible assets and goodwill, contingent liabilities, self-insurance, revenue recognition, fair value of stock-based awards and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less at the time of purchase to be cash equivalents.

Investments

Management determines the appropriate classification of investments at the time of purchase and evaluates such a determination as of each balance sheet date. The Company’s investments were classified as available-for-sale securities and were stated at fair value at December 31, 2012. There were no available-for-sale securities at December 31, 2013. Realized gains and losses are included in other income (expense) based on the specific identification method. Realized gains or losses for the years ended December 31, 2011, 2012, and 2013 were not material. Net unrealized gains and losses on available-for-sale securities are reported as a component of other comprehensive income (loss), net of tax. As of December 31, 2012, the net unrealized gains or losses on available-for-sale securities were not material. The Company regularly monitors and evaluates the fair value of its investments to identify other-than-temporary declines in value.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

The Company measures certain financial assets at fair value pursuant to a fair value hierarchy based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1 —	Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 —	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Allowance for Doubtful Accounts

Estimates are used to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to the estimated net realizable value. These estimates are made by analyzing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. Actual collection experience has not varied significantly from prior estimates.

Software Development and Information Database Costs

The Company incurs software development costs related to its cloud-based software. Qualifying costs incurred during the application development stage are capitalized. These costs primarily consist of internal labor and are amortized using the straight-line method over the estimated useful life of the software, which is generally two years. All other development costs are expensed as incurred. The Company capitalized the initial costs to acquire and develop its proprietary information database, which consists of media contacts and outlets and other relevant data integrated as part of the Company’s cloud-based solutions. These costs are amortized using the straight-line method over the estimated useful lives of nine to thirteen years. Costs to maintain and update the information database are expensed as cost of revenues as incurred. For the years ended December 31, 2011, 2012 and 2013, the Company recorded amortization expense of $581,000, $499,000 and $490,000, respectively.

Property, Equipment and Software

Property, equipment and software are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: three to five years for purchased software and computer and office equipment and five to seven years for furniture and fixtures. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Amortization of assets acquired under capital leases is included in depreciation expense. Repairs and maintenance costs are charged to expense as incurred. When assets are retired or otherwise disposed of, the asset and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in the results of operations.

Long-Lived Assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the straight-line method over their estimated useful lives ranging from two to seven years. Long-lived assets are reviewed for impairment whenever events or changes

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. Impairment charges for long-lived assets for the years ended December 31, 2011 and 2013 were $100,000 and $301,000, respectively. Impairment charges for long-lived assets for the year ended December 31, 2012 were $709,000, which primarily related to leasehold improvements no longer used.

Business Combinations

The Company has completed acquisitions of businesses that have resulted in the recording of goodwill and identifiable definite-lived intangible assets. The Company recognizes all of the assets acquired, liabilities assumed and contingent consideration at their fair values on the acquisition date. The Company uses significant estimates and assumptions, including fair value estimates, as of the acquisition date and refines those estimates that are provisional, as necessary, during the measurement period. The measurement period is the period after the acquisition date, not to exceed one year, in which new information may be gathered about facts and circumstances that existed as of the acquisition date to adjust the provisional amounts recognized. Measurement period adjustments are applied retrospectively. All other adjustments are recorded to the consolidated statements of operations. Acquisition-related costs are expensed as incurred separately from the acquisition and generally are included in general and administrative expenses in the consolidated statements of operations.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. The Company performs its annual impairment assessment on November 1, or whenever events or circumstances indicate impairment may have occurred. The Company operates under one reporting unit, and as a result, evaluates goodwill impairment based on the fair value of the Company as a whole. When assessing goodwill for impairment, the Company uses an income approach based on discounted cash flows to determine the fair value of its reporting unit. The Company’s cash flow assumptions consider historical and forecasted revenue, operating costs and other relevant factors which are consistent with the plans used to manage the Company’s operations. Based on the results of the Company’s most recent annual assessment performed on November 1, 2013, the Company concluded that the fair value of its reporting unit exceeded its carrying amount. The Company also reviews the carrying amount of the reporting unit to its fair value based on quoted market prices of the Company’s common stock, or market capitalization. The market capitalization of the Company exceeded its carrying amount on November 1, 2013. No events or circumstances occurred from the date of the assessments through December 31, 2013 that would impact these conclusions.

Foreign Currency and Operations

The reporting currency for all periods presented is the U.S. dollar. The functional currency for the Company’s foreign subsidiaries is the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Transaction gains and losses in currencies other than the functional currency are included in other income (expense) in the consolidated statements of operations. Amounts resulting from foreign currency transactions were not material for the years ended December 31, 2011, 2012 and 2013.

Comprehensive Income (Loss)

Comprehensive income (loss) includes the Company’s net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Other comprehensive income (loss) includes foreign currency translation adjustments and net unrealized gains and losses on investments classified as available-for-sale securities.

Revenue Recognition

The Company derives its revenues from subscription arrangements and related services permitting customers to access and utilize the Company’s cloud-based software. The Company also derives revenues from news distribution services sold separately from its subscription arrangements. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable. The Company allocates consideration to each deliverable in multiple element arrangements based on the relative selling prices and recognizes revenue as the respective services are delivered or performed.

The Company’s separate units of accounting consist of its subscription services, news distribution services and professional services. These elements generally include access to the Company’s cloud-based software, hosting services, content and content updates and customer support. The Company’s subscription agreements typically are non-cancelable, though customers have the right to terminate their agreements for cause if the Company materially breaches its obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time.

The Company also distributes individual news releases to the Internet which are indexed by major search engines and distributed directly to various news sites, journalists and other key constituents. The Company recognizes revenue on a per-transaction basis when the press releases are made available to the public.

The Company’s professional services primarily consist of data migration, custom development and training. The Company’s cloud-based software does not require significant modification and customization services.

The Company established vendor-specific objective evidence (VSOE) of the fair value for the selling price for certain of its news distribution services as the selling price for a substantial majority of stand-alone sales fall within a narrow range around the median selling price. The Company determined third-party evidence (TPE) of selling price is not available for any of its services due to differences in the features and functionality compared to competitors’ products. Therefore, the Company uses its estimated selling prices (ESP) for the remaining deliverables by analyzing multiple factors such as historical pricing trends, discounting practices, gross margin objectives and other market conditions.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Deferred Revenue

Deferred revenue consists of payments received from or billings to customers in advance of revenue recognition. Deferred revenue to be recognized in the succeeding twelve month period is included in current deferred revenue with the remaining amounts included in non-current deferred revenue.

Sales Commissions

Sales commissions are expensed when a subscription agreement is executed by the customer.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2011, 2012 and 2013 were $8.9 million, $23.4 million and $22.7 million, respectively.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation

The Company’s share-based arrangements include stock option awards and restricted stock awards. The Company recognizes compensation expense for its equity awards on a straight-line basis over the requisite service period of the award based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. The Company uses the quoted closing market price of its common stock on the grant date to measure the fair value of restricted stock awards and the Black-Scholes option pricing model to measure the fair value of stock option awards. The Company uses the daily historical volatility of its stock price over the expected life of the options to calculate the expected volatility. The Company uses a combination of its historical exercise data with expected future exercise patterns using the average midpoint between vesting and the contractual term to determine the expected term of option awards. The risk-free interest rate is based on the rate on U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. Investments consisted of investment grade, interest bearing securities. Customers are granted credit on an unsecured basis. Management monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit losses.

The Company provides cloud-based software and related services to various customers across several industries. As of December 31, 2012 and 2013, no individual customer accounted for 10% or more of net accounts receivable. For the years ended December 31, 2011, 2012 and 2013, no individual customer accounted for 10% or more of revenue. As of December 31, 2012 and 2013, assets located outside the United States were approximately 9% and 10% of total assets, respectively. Revenues from sales to customers outside the United States were approximately 16%, 11%, and 10% of total revenues for the years ended December 31, 2011, 2012 and 2013, respectively.

Income Taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Net deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Beginning in 2011, based on the operating results and the Company’s projections of future losses, the Company established a full valuation allowance on its U.S. federal and state net deferred tax assets because it was able to conclude that it is more likely than not that it will not realize the benefits of its deferred tax assets. The Company historically maintained a full valuation allowance on net deferred tax assets of certain of its foreign subsidiaries because it determined that it is more likely than not that it will not realize the benefits of its foreign deferred tax assets.

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2003 to 2013.

Earnings Per Share

Basic net income or loss per share attributable to common stockholders is computed by dividing net income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Nonvested shares of restricted stock are not included in the computation of basic net income per share until vested. The Company’s outstanding grants of restricted stock do not contain non-forfeitable dividend rights. Diluted net income per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options to purchase common stock, nonvested shares of restricted stock and shares of redeemable convertible preferred stock are considered to be common stock equivalents.

As the Company has issued shares of Series A redeemable convertible preferred stock that participate in dividends with the common stock, the Company is required to apply the two-class method to compute the net income per share attributable to common stockholders. In periods of sufficient earnings, the two-class method assumes an allocation of undistributed earnings to both participating stock classes.

For the years ended December 2011, 2012 and 2013, the Company incurred net losses and, therefore, the effect of the Company’s outstanding stock options, nonvested shares of restricted stock and redeemable convertible preferred stock was not included in the calculation of diluted loss per share as the effect would be anti-dilutive. For the years ended December 31, 2011, 2012 and 2013, diluted earnings per share excluded the impact of 1,757,240, 2,555,943 and 3,205,153 outstanding stock options, respectively, and 1,282,323, 979,790 and 937,536 nonvested shares of restricted stock, respectively and for the years ended December 31, 2012 and 2013, 1,000,000 shares of Series A redeemable convertible preferred stock as the result would be anti-dilutive.

Segment Data

The Company’s chief operating decision maker manages the Company’s operations on a consolidated basis for purposes of assessing performance and making operating decisions. Accordingly, the Company reports on its business as one segment.

3. Business Combinations

Acquisition of iContact

On February 24, 2012, the Company acquired all of the outstanding shares of capital stock of iContact Corporation (iContact), a privately-held provider of cloud-based email and social marketing software that enables organizations to create and publish professional-quality emails designed to engage, educate and retain customers. The acquisition of iContact added an email capability component to the Company’s cloud marketing suite. During the year ended December 31, 2012, the Company incurred acquisition-related transaction costs of $2.9 million, which are included in general and administrative expense in the consolidated statements of operations. During the year ended December 31, 2012, the Company incurred severance costs of $2.1 million, of which $52,000, $691,000, $637,000 and $691,000, were included in cost of revenues, sales and marketing, research and development and general and administrative expenses, respectively, in the consolidated statement of operations. All amounts were paid as of December 31, 2012. The acquisition was accounted for under the purchase method of accounting. The operating results of iContact are included in the accompanying consolidated financial statements from the date of acquisition.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Business Combinations  – (continued)

The purchase consideration consisted of the following (in thousands):

Cash	$89,801
Note payable	669
Common stock	9,118
Series A redeemable convertible preferred stock	77,490
Total purchase consideration	$177,078

The purchase price consisted of $90.5 million in cash, of which $669,000 was held back in the form of a promissory note, 406,554 shares of the Company’s common stock with a deemed value at issuance of $9.1 million and 1,000,000 shares of the Company’s newly-created Series A convertible preferred stock with a deemed value at issuance of $77.5 million, aggregating approximately $167.1 million of total consideration, net of $10.0 million cash acquired. For more information about the promissory note, please refer to Note 8, Debt, and for more information about the Series A redeemable convertible preferred stock, please refer to Note 9, Stockholders’ Equity. At the closing of the acquisition, a portion of the consideration, consisting of 72,656 shares of common stock, 85,090 shares of the Series A redeemable convertible preferred stock, $6.1 million in cash and the $669,000 promissory note, were deposited in escrow for a period of one year to satisfy potential indemnification claims by the Company against iContact with respect to breaches by iContact of its representations, warranties and covenants, or any post-closing purchase price adjustments or outstanding appraisal claims by iContact stockholders. All amounts were released from escrow in the first quarter of 2013.

The purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. The identifiable intangible assets include a trade name, customer relationships and purchased technology and are being amortized over three years on a straight-line basis. The Company, with the assistance of a third-party appraiser, assessed the fair value of these assets. The trade name and purchased technology were valued using the relief from royalty method and the customer relationships were valued using a discounted cash flow method. The relief from royalty method assesses the royalty savings an entity realizes since it owns the asset and does not have to pay a license fee to a third-party for its use. These methods require several judgments and assumptions to determine the fair value of the intangible assets including royalty rates, discount rates, customer attrition rates, useful lives of assets and expected levels of cash flows, earnings and revenues. The royalty rates used in the relief from royalty method ranged from 0.7% to 12% based on an analysis of market comparable rates. The discount rate used to estimate future cash flows was approximately 13%. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill which is not deductible for tax purposes.

The Company recognized a deferred tax asset in the amount of $20.3 million relating to acquired net operating losses, established a deferred tax liability of $14.0 million relating to the step up in basis of identifiable intangibles and property plant and equipment, and recorded a valuation allowance of $6.3 million. The Company determined that while the acquired net operating loss is subject to the limitation provided in Section 382 of the Internal Revenue Code, this limitation will not preclude the company from fully realizing the acquired net operating losses.

Goodwill was primarily attributable to the assembled work force of iContact and the expected synergies resulting from the transaction.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Business Combinations  – (continued)

The purchase price as of the acquisition date was as follows (in thousands):

	Estimated Useful Life	Estimated Fair Value
Cash and cash equivalents		$10,000
Accounts receivable, net		96
Prepaid and other current assets		478
Property, equipment and software, net		2,625
Trade name	3 years	1,400
Customer relationships	3 years	19,166
Purchased technology	3 years	12,041
Goodwill		138,860
Accounts payable and accrued liabilities		(5,911)
Deferred revenue		(1,645)
Other liabilities		(32)
Total purchase price		$177,078

The following unaudited pro forma consolidated results of operations for years ended December 31, 2011 and 2012 assumes that the iContact acquisition occurred at the beginning of 2011. The unaudited pro forma information combines the historical results for the Company with the historical results for iContact for the same period. The unaudited pro forma financial information for the years ended December 31, 2011 and 2012 includes adjustments for amortization of acquired intangible assets of $10.4 million and $1.5 million, respectively. The unaudited pro forma financial information for the year ended December 31, 2012 excludes acquisition-related transaction and severance costs of $5.0 million and the fair value adjustment for deferred revenue of $2.2 million. The following unaudited pro forma information is not intended to be indicative of future operating results (dollars in thousands, except per share data):

	Year Ended December 31,
	2011	2012
Pro forma revenues	$162,743	$180,403
Pro forma net loss	$(30,883)	$(19,279)
Pro forma net loss per share:
Basic and diluted	$(1.61)	$(0.99)

The Company recognized revenue and incurred a net loss from iContact of $41.4 million and $4.5 million, respectively, since the date of acquisition through December 31, 2012.

Acquisition of North Social

On February 24, 2011, the Company acquired substantially all of the assets and assumed certain liabilities of North Venture Partners, LLC (North Social), a provider of Facebook applications that enable users to create, manage and promote their business on Facebook. The acquisition of North Social broadened the Company’s social media solution. The acquisition was accounted for under the purchase method of accounting. The operating results of North Social are included in the accompanying consolidated financial statements from the date of acquisition.

The purchase consideration at the acquisition date consisted of approximately $7.0 million in cash and $5.1 million of contingent cash consideration for the achievement of certain financial milestones within the following 24 months. In 2012 and 2013, the Company paid $7.0 million and $4.6 million, respectively of contingent consideration for the achievement of certain financial milestones. The Company recorded approximately $101,000 of identifiable intangible assets, $11.9 million of goodwill that is deductible for tax

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Business Combinations  – (continued)

purposes, and $78,000 of other net tangible assets. Goodwill was primarily attributable to North Social’s knowledge of applications for Facebook and the opportunity to expand into the rapidly growing social media market. Acquisition-related costs associated with the acquisition were not material. For more information about the contingent consideration for the acquisition of North Social, please refer to Note 5, Fair Value Measurements.

4. Cash Equivalents and Investments

The components of cash equivalents and investments at December 31, 2012 were as follows (in thousands):

		Unrealized		Fair Market Value
	Cost	Gains	Losses
Cash equivalents:
Money market funds	$11,290	$—	$—	$11,290
Certificates of deposit	1,322	—	—	1,322
Short-term investments:
Certificates of deposit	660	2	—	662
Long-term investments:
Certificates of deposit	1,322	—	—	1,322
Total	$14,594	$2	$—	$14,596

The components of cash equivalents and investments at December 31, 2013 were as follows (in thousands):

		Unrealized		Fair Market Value
	Cost	Gains	Losses
Cash equivalents:
Money market funds	$5,302	$—	$—	$5,302
Certificates of deposit	6,907	—	—	6,907
Total	$12,209	$—	$—	$12,209

Cash equivalents have original maturity dates of three months or less. Short-term investments have original maturity dates greater than three months but less than one year. Long-term investments have original maturity dates between one and five years.

5. Fair Value Measurements

The fair value measurements of the Company’s financial assets and liabilities measured on a recurring basis at December 31, 2012 were as follows (in thousands):

	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$12,612	$12,612	$—	$—
Short-term investments	662	662	—	—
Long-term investments	1,322	1,322	—	—
Total assets measured at fair value	$14,596	$14,596	$—	$—
Liabilities:
Accrued expenses:
Accrued contingent consideration, current portion	$1,107	$—	$—	$1,107
Total liabilities measured at fair value	$1,107	$—	$—	$1,107

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Fair Value Measurements  – (continued)

The fair value measurements of the Company’s financial assets and liabilities measured on a recurring basis at December 31, 2013 were as follows (in thousands):

	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$12,209	$12,209	$—	$—
Total assets measured at fair value	$12,209	$12,209	$—	$—

Cash equivalents and short-term investments are classified within Level 1 of the fair value hierarchy since they are valued using quoted market prices or alternative pricing sources that utilize market observable inputs.

The Company had incurred contingent consideration liabilities in connection with its business acquisitions in 2010 and 2011. Contingent consideration liabilities were classified as Level 3 of the fair value hierarchy since they were valued using unobservable inputs. The contingent consideration liability represented the estimated fair value of the additional cash consideration payable that was contingent upon the achievement of certain financial and performance milestones through respective target dates in 2011 through 2013. The fair value of this Level 3 liability was estimated based on a discounted probability-weighted income approach derived from revenue and earnings estimates and a probability assessment with respect to the likelihood of achieving the milestone criteria. Increases or decreases in the probability of achievement of these certain financial and performance milestones resulted in changes to the estimated fair value. The additional expense of $1.9 million, $1.2 million and $3.5 million was included in general and administrative expenses in the consolidated statements of operations for the years ended December 31, 2011, 2012, and 2013, respectively. During 2013, the fair value of the contingent consideration was adjusted based on the final earn-out calculations which were impacted by higher revenues in the first quarter of 2013 resulting from the increase in the number of North Social subscription customers due to additional marketing efforts near the conclusion of the earn-out period. The remaining liability for contingent consideration was paid in the second quarter of 2013.

The changes in the fair value of the Company’s acquisition related contingent consideration for the years ended December 31, 2012 and 2013, were as follows (in thousands):

	December 31,
	2012	2013
Balance as of beginning of period	$7,537	$1,107
Adjustments to fair value measurements	1,176	3,453
Payment of contingent consideration	(7,606)	(4,560)
Balance as of end of period	$1,107	$—

6. Property, Equipment and Software

Property, equipment and software consisted of the following (in thousands):

	December 31,
	2012	2013
Purchased software, computer and office equipment	$12,539	$14,397
Furniture and fixtures	2,030	2,397
Leasehold improvements	11,499	13,471
Equipment under capital lease obligations	569	560
Capitalized software development costs	1,960	2,762
Information database costs	2,839	2,839
	31,436	36,426
Less accumulated depreciation and amortization	(11,368)	(16,292)
Property, equipment and software, net	$20,068	$20,134

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Property, Equipment and Software  – (continued)

Depreciation and amortization expense, including depreciation on equipment under capital leases, was $2.7 million, $4.8 million and $5.5 million for the years ended December 31, 2011, 2012 and 2013, respectively.

7. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2012 and 2013 were as follows (in thousands):

	December 31,
	2012	2013
Balance as of beginning of period	$38,029	$177,011
Goodwill acquired	138,860	—
Effects of foreign currency translation	122	253
Balance as of end of period	$177,011	$177,264

Intangible assets at December 31, 2012 consisted of the following (in thousands):

	Weighted- Average Amortization Period	Gross Carrying Amount	Amortization	Net Carrying Amount
Customer relationships	3.7	$23,221	$(7,014)	$16,207
Trade names	5.9	5,686	(4,192)	1,494
Purchased technology	3.1	13,460	(4,410)	9,050
Total		$42,367	$(15,616)	$26,751

Intangible assets at December 31, 2013 consisted of the following (in thousands):

	Weighted- Average Amortization Period	Gross Carrying Amount	Amortization	Net Carrying Amount
Customer relationships	3.7	$23,376	$(14,074)	$9,302
Trade names	5.9	5,695	(5,058)	637
Purchased technology	3.1	13,496	(8,630)	4,866
Total		$42,567	$(27,762)	$14,805

The Company’s goodwill and intangible assets for certain of its foreign subsidiaries are recorded in their functional currency, which is their local currency, and therefore are subject to foreign currency translation adjustments.

Amortization expense of intangible assets for the years ended December 31, 2011, 2012 and 2013 was $2.5 million, $11.0 million and $12.0 million, respectively. Future expected amortization of intangible assets at December 31, 2013 was as follows (in thousands):

2014	$11,720
2015	2,352
2016	575
2017	158
Total	$14,805

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Debt

Term Loans

The Company entered into loan agreements with the State of Maryland in the amounts of $400,000 in 2011 and $500,000 in 2013 with terms ending on December 31, 2020 and with Prince George’s County in the amounts of $40,000 in 2011 with a term ending on December 31, 2020 and $100,000 in 2013 with a term ending on December 31, 2016. The proceeds of the loans were used in the initial renovation and further expansion of its corporate headquarters in Beltsville, Maryland. The borrowings bear interest at 3.0%. The conditions of the loans stipulate that principal and related accrued interest be forgiven if specified employment levels are achieved and maintained and the Company maintains the Beltsville, Maryland location as the corporate headquarters through the end of the loans. As of December 31, 2013, the Company has met the conditions of the loans, however, the conditions are required to be met throughout the term of the loan and, as such, the loans are recorded as long-term liabilities. The outstanding balance of these loans was $1.0 million and is included in notes payable and capital lease obligations, net of current portion. The related accrued interest is included in other liabilities, but was not material as of December 31, 2012 and 2013.

Notes Payable

A portion of the purchase consideration for the acquisition of iContact was held back in the form of a promissory note (Escrow Note) in the amount of $669,000. The Escrow Note accrued interest at a rate of 1% per annum and was held in escrow until payment in 2013. As of December 31, 2012 outstanding borrowings were $669,000. The Escrow note and related accrued interest were paid in full in February 2013.

Revolving Credit Facility

On February 27, 2012, the Company established a $15.0 million revolving credit facility (Revolver) with a major lending institution which was originally available for use until February 27, 2013. In February 2013, the Revolver was amended to extend the availability for use until April 15, 2014. The Revolver is intended to be used for general working capital purposes and to provide increased liquidity and financial flexibility and bears interest equal to the BBA LIBOR Daily Floating Rate plus 2.25%. In addition, the Company pays a monthly fee equal to 0.4% on any unused funds under the revolving facility. As collateral for extension of credit under the facility, the Company and certain of its subsidiaries granted security interests in favor of the institution of substantially all of their assets, and the Company pledged the stock of its directly owned domestic subsidiaries and 65% of the shares of its foreign subsidiaries. As of December 31, 2013, there were no outstanding borrowings, however, the, facility was reduced by the Company’s outstanding letters of credit of $1.3 million. As such, the Company had $13.7 million available to borrow under the Revolver.

9. Stockholders’ Equity

Preferred Stock

The Company’s Certificate of Incorporation authorizes 10,000,000 undesignated shares of preferred stock. The Company’s Board of Directors (Board) is authorized to establish one or more classes or series from the undesignated shares, to designate each share or class or series, and to fix the relative rights and preferences of each class or series, which rights and preferences may be superior to those of any of the common shares. In February 2012, the Board designated 1,000,000 shares of the Company’s authorized preferred stock as Series A convertible preferred stock in connection with the acquisition of iContact. On February 24, 2012, the Company issued 1,000,000 shares of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). In May 2013, the Board designated 100,000 shares of the Company’s authorized preferred stock as Series B Junior Participating Preferred Stock (Series B Preferred Stock), however, no shares of Series B Preferred Stock are issued and outstanding.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Stockholders’ Equity  – (continued)

Series A Redeemable Convertible Preferred Stock

In connection with the acquisition of iContact in February 2012, the Company issued 1,000,000 shares of Series A Preferred Stock with a deemed fair value at issuance of $77.5 million. The Company does not adjust the carrying value to the redemption amount of the convertible preferred stock as the carrying amount exceeds the redemption amount. There have been no changes to the recorded amount of the Series A Preferred Stock since the issuance of the shares.

Each share of the Series A Preferred Stock has a liquidation preference equal to the greater of $77.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting the Series A Preferred Stock) or the value of the shares of common stock that would be issued in respect thereof upon conversion of such share of Series A Preferred Stock. The Series A Preferred Stock does not provide for interest and is entitled to participate in any dividends declared on the Company’s common stock on an as-converted basis. On February 24, 2017, the Company will be required to redeem each issued and outstanding share of the Series A Preferred Stock for $77.30 per share from its legally available funds, or such lesser amount of shares as it may then redeem under Delaware law. Each share of the Series A Preferred Stock is convertible into shares of the Company’s common stock at any time at the option of the holder. For conversions occurring on or before February 24, 2017, each share of Series A Preferred Stock will be convertible into 3.0256 shares of common stock (subject to customary adjustments). On and after February 25, 2017, each share of the Series A Preferred Stock which has not been redeemed will be convertible into 3.3282 shares of common stock (subject to customary adjustments).

The holders of Series A Preferred Stock vote on an as-converted basis with the common stock, voting together as a single class, provided that the holders of the Series A Preferred Stock are entitled to vote separately as a class on certain matters affecting the Series A Preferred Stock. If any shares of Series A Preferred Stock are outstanding on or after February 24, 2017, the holders of the Series A Preferred Stock will have the right to vote separately as a class on additional actions by the Company related to acquisitions, redemptions, dividends, capital stock, and indebtedness. In addition, for so long as the outstanding shares of Series A Preferred Stock continue to represent at least 5% of the total outstanding shares of the Company’s common stock, calculated assuming the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock, the holders of the Series A Preferred Stock, voting as a separate class, will have the exclusive right to elect one director to the Company’s Board of Directors (Series A Director).

In connection with the acquisition of iContact, the Company also entered into, on February 24, 2012, an Investor Rights Agreement (Investor Rights Agreement) whereby the holders of the Series A Preferred Stock have the right to nominate a director to the Company’s Board for as long as they hold 5% or more of the Company’s issued and outstanding capital stock (which nominee shall be the Series A Director for so long as the holders of Series A Preferred Stock have the right to elect the Series A Director pursuant to the Certificate of Designation). In addition, subject to the terms and conditions of the Investor Rights Agreement, the holders of the Series A Preferred Stock shall have demand and piggyback registration rights and the right to participate in certain repurchases of common stock by the Company.

Stockholder Rights Plan

On May 13, 2013, the Board authorized and declared a dividend distribution of one preferred stock purchase right (Right) for each outstanding share of the Company’s common stock and 3.0256 Rights for each outstanding share of the Company’s Series A Convertible Preferred Stock to stockholders of record at the close of business on May 13, 2013.

Each Right entitles registered holders to purchase from the Company one one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock at a price of $46.00 per one one-thousandth of a share, subject to adjustment. The definitive terms of the Rights are set forth in a Rights Agreement, dated May 13, 2013. The Rights will be exercisable only if a person or group acquires 20% or more of the

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Stockholders’ Equity  – (continued)

Company’s outstanding common stock (subject to certain exceptions), or if a person or group announces a tender or exchange offer, resulting in beneficial ownership of 20% or more of the outstanding common stock. The Rights also will be exercisable if a person or group that already beneficially owns or has the right to acquire on May 13, 2013, 20% or more of the Company’s outstanding common stock acquires additional shares equal to 1% or more of the Company’s then outstanding common stock (except in the case of a certain stockholder who, under limited circumstances, is permitted to beneficially own more than 20%, but less than 25%, of the Company’s outstanding common stock, subject to certain exceptions).

The Board can redeem the Rights for $0.0001 per Right at any time prior to the earlier of the occurrence of a “trigger event” or the expiration date. Additionally, prior to an acquisition of 50% or more of the Company’s common stock, the Board may direct the mandatory exchange of the Rights (other than Rights owned by the acquiring person) at an exchange ratio of one newly issued share of common stock for each right.

The Rights will expire on May 13, 2016 or 30 days after the Company’s 2014 annual meeting of stockholders if the continuation of the rights plan is not approved by the Company’s stockholders at its 2014 annual meeting, if not exercised or redeemed.

Common Stock Repurchases

In November 2008, the Company’s Board of Directors authorized a stock repurchase program for up to $30.0 million of the Company’s shares of common stock, and in August 2011 authorized up to an additional $30.0 million. The shares may be purchased from time to time in the open market. During the year ended December 31, 2011, the Company purchased an aggregate of 850,031 shares of its common stock for $16.8 million. The Company did not purchase any shares of its common stock under the stock repurchase program for the years ended December 31, 2012 and 2013. During the years ended December 31, 2011, 2012 and 2013, the Company also purchased 128,678, 143,789 and 35,695 shares of restricted stock for $3.2 million, $3.1 million and $477,000, respectively, which were withheld from employees to satisfy the minimum statutory tax withholding obligations upon the vesting of their restricted stock awards.

10. Stock-Based Compensation

The Company’s 1999 Stock Option Plan and 2005 Stock Award Plan (the “Plans”) provide for the grant of stock options, restricted stock, stock appreciation rights and other equity awards to employees, consultants, officers and directors. The 2005 Stock Award Plan was adopted by the Board of Directors and stockholders in November 2005 in conjunction with the Company’s initial public offering. Under the 2005 Stock Award Plan, 9,409,919 shares have been reserved for issuance, subject to annual increases. The Plans are administered by the Compensation Committee of the Board of Directors, which has the authority, among other things, to determine which individuals receive awards pursuant to the Plans, and the terms of the awards. Stock options granted under the Plans have a 10-year term and generally vest annually over a four-year period. Restricted stock awards generally vest annually over a four-year period. The Company’s outstanding equity awards include stock option awards and restricted stock awards. At December 31, 2013, 714,301 shares were available for future grants. All shares available for future grant are restricted to the 2005 Stock Award Plan.

The following table sets forth the stock-based compensation expense for equity awards recorded in the consolidated statements of operations for the years ended December 31, 2011, 2012 and 2013 (in thousands):

	Year Ended December 31,
	2011	2012	2013
Cost of revenues	$1,575	$1,514	$1,356
Sales and marketing	4,126	4,299	3,162
Research and development	2,079	2,646	1,933
General and administration	7,135	6,413	5,876
Total	$14,915	$14,872	$12,327

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Stock-Based Compensation  – (continued)

Stock Option Awards

The following weighted-average assumptions were used in calculating stock-based compensation for stock option awards granted during the years ended December 31, 2011, 2012 and 2013:

	Year Ended December 31,
	2011	2012	2013
Stock price volatility	57%	60%	59%
Expected term (years)	6.1	5.7	6.1
Risk-free interest rate	2.2%	1.1%	1.2%
Dividend yield	0%	0%	0%

The summary of stock option activity for the year ended December 31, 2013 is as follows:

	Number of Options	Range of Exercise Prices	Weighted- Average Exercise Price per Share	Weighted- Average Contractual Term	Aggregate Intrinsic Value as of December 31, 2013 (in thousands)
Balance outstanding at January 1, 2013	2,555,943	$2.46 – $35.98	$15.93
Granted	946,355	8.22 – 17.54	13.33
Exercised	(11,583)	2.46 – 9.00	7.44
Forfeited or cancelled	(285,562)	2.46 – 31.03	14.37
Balance outstanding at December 31, 2013	3,205,153	$3.99 – 35.98	$15.33	7.0	$1,202
Vested and expected to vest at December 31, 2013	3,124,090	$3.99 – 35.98	$15.37	7.0	$1,189
Balance exercisable at December 31, 2013	1,433,554	$3.99 – 35.98	$15.78	5.2	$1,038

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2011, 2012 and 2013 was $13.03, $7.36 and $7.29, respectively. The aggregate fair value of stock options that vested during the years ended December 31, 2011, 2012 and 2013 was $4.8 million, $3.5 million and $4.4 million, respectively. As of December 31, 2013, $10.6 million of total unrecognized stock-based compensation cost is related to nonvested stock option awards and is expected to be recognized over a weighted-average period of 2.5 years.

The aggregate intrinsic value in the table above represents the difference between the exercise price of the underlying equity awards and the quoted closing price of the Company’s common stock at the last day of the year multiplied by the number of shares that would have been received by the stock option holders had all holders exercised their stock options on the last day of each respective year. The aggregate intrinsic value of options exercised during the years ended December 31, 2011, 2012 and 2013 was $15.5 million, $105,000 and $36,000, respectively.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Stock-Based Compensation  – (continued)

The following details the outstanding stock options at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of 12/31/13	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price per Share	Exercisable as of 12/31/13	Weighted- Average Exercise Price per Share
$3.99 – $10.00	479,193	3.1	$8.88	402,729	$8.81
$10.01 – $13.00	215,888	8.3	12.47	51,621	12.55
$13.01 – $13.25	555,962	8.1	13.25	169,311	13.24
$13.26 – $14.00	675,391	9.2	13.94	12,190	13.94
$14.01 – $17.00	475,177	6.4	14.79	322,033	14.75
$17.01 – $23.00	253,996	6.4	19.03	129,996	19.58
$23.01 – $35.98	549,546	6.9	24.68	345,674	25.21
	3,205,153	7.0	$15.33	1,433,554	$15.78

Restricted Stock Awards

The fair value of the restricted stock awards is determined based on the quoted closing market price of the Company’s common stock on the grant date.

The summary of restricted stock award activity for the year ended December 31, 2013 is as follows:

	Number of Shares Underlying Stock Awards	Weighted- Average Grant Date Fair Value
Balance nonvested at January 1, 2013	979,790	$17.12
Awarded	654,485	13.17
Vested	(556,714)	16.23
Forfeited	(140,025)	15.19
Balance nonvested at December 31, 2013	937,536	$15.18

As of December 31, 2013, $10.4 million of total unrecognized stock-based compensation cost is related to nonvested shares of restricted stock and is expected to be recognized over a weighted-average period of 2.4 years.

11. Employee Benefit Plans

The Company sponsors defined-contribution, profit-sharing and other benefit plans in the United States, the United Kingdom and France. Total expenses for the plans for the years ended December 31, 2011, 2012 and 2013 were approximately $747,000, $1.0 million and $1.1 million, respectively.

12. Income Taxes

For the years ended December 31, 2011, 2012 and 2013, the U.S. and foreign components of loss before income taxes were as follows (in thousands):

	2011	2012	2013
Domestic	$(4,906)	$(20,848)	$(17,700)
Foreign	948	(1,316)	(2,901)
Total loss before income taxes	$(3,958)	$(22,164)	$(20,601)

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12. Income Taxes  – (continued)

For the years ended December 31, 2011, 2012 and 2013, income tax provision consisted of the following (in thousands):

	2011	2012	2013
Current expense
Federal	$26	$—	$—
State	6	34	(25)
Foreign	665	696	727
Total current expense	697	730	702
Deferred expense
Federal	9,282	751	723
State	884	94	73
Foreign	(244)	(148)	(293)
Total deferred expense	9,922	697	503
Total provision for income taxes	$10,619	$1,427	$1,205

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate for the years ended December 31, 2011, 2012 and 2013 is as follows:

	2011	2012	2013
Statutory federal tax rate	35%	35%	35%
State income taxes, net of benefit	6	2	4
Effect of foreign losses	(5)	(1)	—
Non-deductible transaction costs	—	(3)	—
Non-deductible compensation	(19)	(3)	(1)
Other non-deductible expenses	13	—	(2)
Effect of uncertain tax positions	(5)	(1)	(1)
Changes in valuation allowance	(293)	(35)	(41)
	(268)%	(6)%	(6)%

The provision for income taxes for the year ended December 31, 2011 differed from the expected tax provision computed by applying the U.S. federal statutory rate to income or loss before income taxes primarily due to the establishment of the valuation allowance and, to a lesser extent, state income taxes and certain non-deductible expenses including stock-based compensation and operating losses in foreign jurisdictions for which no tax benefit is currently available.

In 2011, the Company established a valuation allowance against its U.S. federal and state net deferred tax assets because management concluded that it is more likely than not that it will not realize the tax benefits of its deferred tax assets based on recent operating results and current projections of future losses and, therefore, recorded a valuation allowance to reduce the carrying value of these net deferred tax assets. As a result, the valuation allowance on the Company’s net U.S. deferred tax assets increased by $11.8 million during the year ended December 31, 2011. As of December 31, 2011, the Company maintained a net valuation allowance against certain of its foreign deferred tax assets. The Company has historically maintained a net valuation allowance on deferred tax assets of certain of its foreign subsidiaries because management determined that it is more likely than not that it will not realize the tax benefits of its foreign deferred tax assets and, therefore, recorded a valuation allowance to reduce the carrying value of these foreign deferred tax assets to zero.

The provision for income taxes for the year ended December 31, 2012 and 2013 differed from the expected tax provision computed by applying the U.S. federal statutory rate to loss before income taxes primarily due to the recognition of the U.S. valuation allowance, operating losses in foreign jurisdictions for which no tax

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12. Income Taxes  – (continued)

benefit is currently available, non-deductible stock-based compensation, non-deductible acquisition-related transaction costs and to a lesser extent, state income taxes and certain other non-deductible expenses.

As of December 31, 2012 and 2013, the Company maintained a full valuation allowance on its U.S. and certain of its foreign deferred tax assets because management determined that it was more likely than not that it will not realize the tax benefits of these deferred tax assets.

The Company’s deferred tax components consisted of the following (in thousands):

	December 31,
	2012	2013
Deferred tax assets:
NOL carryforwards	$27,481	$29,864
Allowance for doubtful accounts	51	47
Deferred revenue	258	452
Accrued expenses	2,188	906
Intangible asset amortization	—	—
Stock-based compensation	6,334	7,377
Capital loss carryforward	1,787	1,786
Other	1,274	1,528
Total deferred tax assets	39,373	41,960
Valuation allowance	(31,005)	(39,402)
Net deferred tax assets	8,368	2,558
Deferred tax liabilities:
Capitalized software development	(590)	(754)
Depreciation	(3,048)	(2,280)
Goodwill and intangible asset amortization	(8,227)	(3,394)
Other	(143)	(302)
Total deferred tax liabilities	(12,008)	(6,730)
Net deferred tax liability	$(3,640)	$(4,172)

The Company has not provided for U.S. income taxes on the undistributed earnings and the other outside basis temporary differences of foreign subsidiaries as they are considered indefinitely reinvested outside of the U.S.

At December 31, 2013, the amount of temporary differences related to undistributed earnings of investments in foreign subsidiaries upon which United States income taxes have not been provided was zero.

As of December 31, 2013, the Company had net operating loss (NOL) carryforwards for federal and state tax purposes of approximately $85.0 million and $41.7 million, respectively, which will expire between 2025 and 2033. The Company also has $1.0 million of federal and state R&D tax credit that will expire between 2017 and 2033, $390,000 of non-expiring Alternative Minimum Tax credit and $285,000 of state employment tax credits that will expire between 2014 and 2017. The Company’s foreign subsidiaries generated NOL carryforwards of $15.7 million including $14.4 million of non-expiring losses and $1.3 million that will expire between 2020 and 2023. Included in these amounts at December 31, 2013 are approximately $5.4 million in cumulative income tax deductions on the exercise of stock options and the vesting of restricted stock awards. This income tax benefit will be recorded to additional paid-in-capital when realized.

Certain of the Company’s federal and state NOL carryforwards are subject to annual limitations under Section 382 of Internal Revenue Code. The limitations imposed under Section 382 will not preclude the

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

12. Income Taxes  – (continued)

Company from realizing these NOLs but may operate to limit their utilization of the NOLs in any given tax year in the event that the Company’s federal and state taxable income exceeds the limitation imposed by Section 382.

The Company recorded a tax deficiency from equity awards to additional paid-in capital for the years ended December 31, 2011 and 2012, as certain equity awards that vested and were exercised resulted in a shortfall, however, as the Company generated sufficient excess tax benefits in the previous years, the shortfall only reduced the cumulative additional paid-in capital from excess tax benefits. The Company has elected to use the “with and without” method for recognition of excess tax benefits related to equity awards.

The Company elected not to record the impact of the French 3% dividend withholding tax with respect to its wholly owned French subsidiary deferred tax assets and liabilities as the Company does not anticipate declaring and distributing any dividends out of the available accumulated earnings of its wholly owned French subsidiary. In the event that the Company would cause its wholly owned French subsidiary to declare and distribute a future dividend the Company would record the impact of the French withholding tax that will be due to the French government at the time that it declares and distribute such dividend. The available accumulated earnings that could be distributed by the Company’s wholly owned French subsidiary are $5.0 million. In the event that the Company declares and distributes a dividend that equals to the total available accumulated earnings of its wholly owned French subsidiary, the Company would record an additional income tax expense of $150,000. This tax expense will be recorded as a discrete item in the period that the distribution occurs.

As of December 31, 2012 and 2013, the Company had unrecognized tax benefits of $933,000 and $1.1 million, respectively included in other liabilities, including interest and penalties of $492,000 and $567,000, respectively. As of December 31, 2012, the total amount of gross unrecognized tax benefits was $1.1 million, if recognized, would favorably impact the Company’s effective tax rate. As of December 31, 2013, the total amount of gross unrecognized tax benefits was $1.3 million if recognized, would favorably impact the Company’s effective tax rate. For the years ended December 31, 2012 and 2013, the Company recognized $56,000 and $76,000, respectively of interest expense in connection with tax matters which is included in income tax expense. The Company does not believe its unrecognized tax positions will materially change over the next twelve months.

The change in unrecognized tax benefits, excluding accrued interest, for the years ended December 31, 2012 and 2013, were as follows (in thousands):

	December 31,
	2012	2013
Balance as of beginning of period	$501	$585
Additions based on tax positions taken in the current year	80	78
Additions for tax positions of prior years	4	76
Balance as of end of period	$585	$739

The Company files income tax returns in U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2003 to 2013.

13. Commitments and Contingencies

Leases

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2023 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of December 31, 2012, deferred rent of $752,000 and $5.7 million is included in accrued expenses and other liabilities,

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13. Commitments and Contingencies  – (continued)

respectively. As of December 31, 2013, deferred rent of $783,000 and $5.0 million is included in accrued expenses and other liabilities, respectively.

The Company also leases computer and office equipment under non-cancelable capital leases and other financing arrangements that expire through 2017.

Future minimum lease payments under non-cancelable operating and capital leases at December 31, 2013 are as follows (in thousands):

	Operating Leases	Capital Leases
2014	$4,025	$150
2015	3,976	110
2016	3,852	83
2017	2,722	1
2018	2,024	—
2019 and thereafter	8,597	—
Total future minimum payments	$25,196	344
Less amount representing interest		(64)
Less current portion		(102)
Long-term capital lease obligations		$178

Rent expense was $2.9 million, $5.0 million and $5.2 million for the years ended December 31, 2011, 2012, and 2013, respectively.

Purchase Commitments

The Company entered into agreements with various vendors in the ordinary course of business. As of December 31, 2013, minimum required payments in future years under these arrangements are $5.8 million, $2.8 million and $1.0 million in 2014, 2015 and 2016, respectively.

Letters of Credit

As of December 31, 2013, the Company had a total of $1.3 million in letters of credit outstanding substantially in favor of landlords for certain of its office spaces. These letters of credit do not require compensating balances and expire at various dates through May 2023.

Self-Insurance

In 2011, the Company enrolled in a self-insured plan for a majority of its U.S. employee health insurance costs, including claims filed and claims incurred but not reported (IBNR) subject to certain stop loss provisions. The Company estimates the liability based upon management’s judgment, historical data and the assistance of third-party actuaries in determining an adequate liability for self-insurance claims. The Company’s IBNR accrual and expenses may fluctuate due to the number of plan participants, claims activity and deductible limits.

Litigation and Claims

On January 23, 2014, North Venture Partners, LLC (NVP) filed a complaint that named the Company as a defendant in a lawsuit in the U.S. District Court for the Northern District of California (Civil Action No. C14-0337). The complaint, which was served to the Company on January 27, 2014, alleges that it failed to pay the full amount of the earn-out payment due under an Asset Purchase Agreement dated February 24, 2011 in which the Company acquired certain assets of NVP. For more information, please refer to Note 14, Subsequent Events.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

13. Commitments and Contingencies  – (continued)

The Company from time to time is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. In the opinion of management based on all known facts, all other matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

14. Subsequent Events

On January 23, 2014, NVP filed a complaint that named the Company as a defendant in a lawsuit in the U.S. District Court for the Northern District of California (Civil Action No. C14-0337). The complaint, which was served to the Company on January 27, 2014, alleges that it failed to pay the full amount of the earn-out payment due under an Asset Purchase Agreement dated February 24, 2011 in which the Company acquired certain assets of NVP. NVP’s complaint seeks an award for damages of approximately $6.4 million. This litigation is in its early stages, therefore, neither the outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses are determinable at this time. The Company believes it has meritorious defenses and intends to vigorously defend the lawsuit.

On February 4, 2014 the Company decided to discontinue its North Social platform, a stand-alone product that provided Facebook applications for small businesses, because it did not align with the current strategic direction of the Company. The Company is in the process of evaluating the impact to its consolidated financial statements.

Also in February 2014, the Company made a decision to shut-down its sales operations in its Philippines office. As a result, during the next three to six months, the Company is expected to incur estimated expenses totaling $5.0 million for costs relating to the termination of the lease, impairment of assets and severance from the reduction in the workforce.

Vocus, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2013	March 31, 2014
		(Unaudited)
	(Dollars in thousands, except per share data)
Current assets:
Cash and cash equivalents	$34,740	$38,878
Accounts receivable, net of allowance for doubtful accounts of $234 and $206 at December 31, 2013 and March 31, 2014, respectively	28,862	18,826
Current portion of deferred income taxes	271	215
Prepaid expenses and other current assets	4,728	6,160
Total current assets	68,601	64,079
Property, equipment and software, net	20,134	19,326
Intangible assets, net	14,805	11,868
Goodwill	177,264	177,240
Deferred income taxes, net of current portion	105	—
Other assets	471	406
Total assets	$281,380	$272,919
Current liabilities:
Accounts payable	$1,004	$564
Accrued compensation	5,895	5,198
Accrued expenses	8,900	8,519
Current portion of notes payable and capital lease obligations	137	121
Current portion of deferred revenue	81,675	78,357
Total current liabilities	97,611	92,759
Notes payable and capital lease obligations, net of current portion	1,218	1,193
Other liabilities	6,371	6,285
Deferred income taxes	4,546	4,663
Deferred revenue, net of current portion	2,842	2,044
Total liabilities	112,588	106,944
Commitments and contingencies
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.01 par value, 1,000,000 shares designated from authorized preferred stock; issued and outstanding at December 31, 2013 and March 31, 2014	77,490	77,490
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 1,000,000 shares designated as Series A redeemable convertible preferred stock and issued and outstanding at December 31, 2013 and March 31, 2014; no other shares issued and outstanding at December 31, 2013 and March 31, 2014	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized; 21,949,509 and 21,952,447 issued at December 31, 2013 and March 31, 2014, respectively; 20,207,652 and 20,450,457 shares outstanding at December 31, 2013 and March 31, 2014, respectively	219	219
Additional paid-in capital	227,699	231,773
Treasury stock, 1,741,858 and 1,501,991 shares at December 31, 2013 and March 31, 2014, respectively, at cost	(42,320)	(43,252)
Accumulated other comprehensive loss	(159)	(250)
Accumulated deficit	(94,137)	(100,005)
Total stockholders’ equity	91,302	88,485
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$281,380	$272,919

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three months ended March 31,
	2013	2014
	(Unaudited)
	(Dollars in thousands, except per share data)
Revenues	$46,247	$45,659
Cost of revenues	9,752	10,180
Gross profit	36,495	35,479
Operating expenses:
Sales and marketing	26,835	25,460
Research and development	2,998	3,020
General and administrative	12,333	10,525
Amortization of intangible assets	2,020	1,880
Total operating expenses	44,186	40,885
Loss from operations	(7,691)	(5,406)
Other income (expense):
Interest and other income (expense)	54	(30)
Interest expense	(49)	(30)
Total other income (expense)	5	(60)
Loss before provision for income taxes	(7,686)	(5,466)
Provision for income taxes	439	402
Net loss	$(8,125)	$(5,868)
Net loss per share:
Basic and diluted	$(0.41)	$(0.29)
Weighted average shares outstanding used in computing per share amounts:
Basic and diluted	19,790,692	20,283,643

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Three months ended March 31,
	2013	2014
	(Unaudited)
	(Dollars in thousands)
Net loss	$(8,125)	$(5,868)
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustment	(249)	(91)
Other comprehensive income (loss), net of taxes	(249)	(91)
Comprehensive loss	$(8,374)	$(5,959)

See accompanying notes.

Vocus, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2014
	(Unaudited)
	(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(8,125)	$(5,868)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	1,226	1,452
Amortization of intangible assets	3,071	2,929
(Gain) loss on disposal of assets	—	130
Stock-based compensation	3,690	4,017
Adjustment to fair value of accrued contingent consideration	3,453	—
Provision for doubtful accounts	195	108
Deferred income taxes	186	281
Changes in operating assets and liabilities:
Accounts receivable	7,903	9,948
Prepaid expenses and other current assets	(11)	(1,354)
Other assets	(478)	(12)
Accounts payable	457	(442)
Accrued compensation	(289)	(699)
Accrued expenses	390	(388)
Deferred revenue	(719)	(4,170)
Other liabilities	(126)	(86)
Net cash provided by operating activities	10,823	5,846
Cash flows from investing activities:
Purchases of property, equipment and software	(2,211)	(753)
Software development costs	(129)	(109)
Proceeds from disposal of assets	—	104
Sales of available-for-sale securities	1,328	—
Net cash used in investing activities	(1,012)	(758)
Cash flows from financing activities:
Repurchases of common stock	(413)	(932)
Proceeds from the exercise of stock options	—	27
Payments on notes payable and capital lease obligations	(729)	(41)
Net cash used in financing activities	(1,142)	(946)
Effect of exchange rate changes on cash and cash equivalents	(444)	(4)
Net increase in cash and cash equivalents	8,225	4,138
Cash and cash equivalents, beginning of period	32,107	34,740
Cash and cash equivalents, end of period	$40,332	$38,878

See accompanying notes.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Business Description

Organization and Description of Business

Vocus, Inc. (Vocus or the Company) is a provider of cloud marketing and public relations software that enables businesses to acquire and retain customers. The Company offers products and services to help customers attract and engage prospects, capture and keep customers and measure and improve marketing effectiveness. The Company’s integrated suites address the key areas of digital marketing and public relations, including social marketing, search marketing, email marketing and publicity. The Company is headquartered in Beltsville, Maryland with sales and other offices in the United States, Europe and Asia.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and include the accounts of Vocus, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014. The consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 7, 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. On an on-going basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, software development costs, useful lives of property, equipment and software, intangible assets and goodwill, contingent liabilities, self-insurance, revenue recognition, fair value of stock-based awards and income taxes, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as well as the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity dates of three months or less at the time of purchase to be cash equivalents.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Fair Value Measurements

The Company measures certain financial assets at fair value pursuant to a fair value hierarchy based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon its own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1 —	Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs are quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 —	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Long-Lived Assets

Long-lived assets include property, equipment and software and intangible assets with finite lives. Intangible assets consist of customer relationships, trade names and purchased technology acquired in business combinations. Intangible assets are amortized using the straight-line method over their estimated useful lives ranging from two to seven years. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the estimated fair value of the assets. There were no impairment charges for long-lived assets for the three months ended March 31, 2013 and 2014.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net fair value of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but rather is assessed for impairment at least annually. The Company performs its annual impairment assessment on November 1, or whenever events or circumstances indicate impairment may have occurred. The Company operates under one reporting unit, and as a result, evaluates goodwill impairment based on the fair value of the Company as a whole. The Company did not record any impairment charges for goodwill during the three months ended March 31, 2013 and 2014.

Foreign Currency and Operations

The reporting currency for all periods presented is the U.S. dollar. The functional currency for the Company’s foreign subsidiaries is the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the period for revenues and expenses. The resulting translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Transaction gains and losses in currencies other than the functional currency are included in other income (expense) in the consolidated statements of operations. Amounts resulting from foreign currency transactions were not material for the three months ended March 31, 2013 and 2014.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) includes the Company’s net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. Other comprehensive income (loss) includes foreign currency translation adjustments and net unrealized gains and losses on investments classified as available-for-sale securities. Amounts reclassified out of accumulated other comprehensive income (loss) for the three months ended March 31, 2013 were not material.

Revenue Recognition

The Company derives its revenues from subscription arrangements and related services permitting customers to access and utilize the Company’s cloud-based software. The Company also derives revenues from news distribution services sold separately from its subscription arrangements. The Company recognizes revenue when there is persuasive evidence of an arrangement, the service has been provided to the customer, the collection of the fee is probable and the amount of the fee to be paid by the customer is fixed or determinable. The Company allocates consideration to each deliverable in multiple element arrangements based on the relative selling prices and recognizes revenue as the respective services are delivered or performed.

The Company’s separate units of accounting consist of its subscription services, news distribution services and professional services. The Company’s subscription services generally include access to the Company’s cloud-based software, hosting services, content and content updates and customer support. The Company’s subscription agreements typically are non-cancelable, though customers have the right to terminate their agreements for cause if the Company materially breaches its obligations under the agreement. Subscription agreements do not provide customers the right to take possession of the software at any time.

The Company also distributes individual news releases to the Internet which are indexed by major search engines and distributed directly to various news sites, journalists and other key constituents. The Company recognizes revenue on a per-transaction basis when the press releases are made available to the public.

The Company’s professional services primarily consist of data migration, custom development and training. The Company’s cloud-based software does not require significant modification and customization services.

The Company established vendor-specific objective evidence (VSOE) of the fair value for the selling price for certain of its news distribution services as the selling price for a substantial majority of stand-alone sales fall within a narrow range around the median selling price. The Company determined third-party evidence (TPE) of selling price is not available for any of its services due to differences in the features and functionality compared to competitor’s products. Therefore, the Company uses its estimated selling prices (ESP) for the remaining deliverables by analyzing multiple factors such as historical pricing trends, discounting practices, gross margin objectives and other market conditions.

Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenues.

Deferred Revenue

Deferred revenue consists of payments received from or billings to customers in advance of revenue recognition. Deferred revenue to be recognized in the succeeding twelve month period is included in current deferred revenue with the remaining amounts included in non-current deferred revenue.

Sales Commissions

Sales commissions are expensed when a subscription agreement is executed by the customer.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

Stock-Based Compensation

The Company’s outstanding share-based arrangements include stock option awards, restricted stock awards and restricted stock units. The Company recognizes compensation expense for its stock option and restricted stock awards on a straight-line basis over the requisite service period of the award based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. The Company recognizes compensation expense for its restricted stock units over an accelerated expense attribution period, which separately recognizes compensation expense for each vesting tranche over its vesting period based on the estimated portion of the award that is expected to vest and applies estimated forfeiture rates based on analyses of historical data, including termination patterns and other factors. Stock options granted have a 10-year term and generally vest annually over a 4-year period. Restricted stock awards generally vest annually over a four-year period. In February 2014, the Company granted restricted stock units to certain members of its executive team which are contingent upon achievement of pre-determined performance-based criteria. The number of units that will vest range from 0% to 200% of the target shares and is also based upon continued employment of the participant over the vesting period which is three years.

The Company uses the Black-Scholes option pricing model to measure the fair value of stock option awards. The Company uses the daily historical volatility of its stock price over the expected life of the options to calculate the expected volatility. The Company uses a combination of its historical exercise data with expected future exercise patterns using the average midpoint between vesting and the contractual term to determine the expected term of option awards. The risk-free interest rate is based on the rate on U.S. Treasury securities with maturities consistent with the estimated expected term of the awards. The Company has not paid dividends and does not anticipate paying a cash dividend in the foreseeable future and, accordingly, uses an expected dividend yield of zero. The Company uses the quoted closing market price of its common stock on the grant date to measure the fair value of restricted stock awards. The Company estimates the fair value of restricted stock units at the date of grant using the quoted closing market price of its common stock on the grant date and the probability that the specified performance criteria will be met, adjusted for estimated forfeitures. Each quarter the Company updates its assessment of the probability that the specified performance criteria will be achieved and adjusts the estimate of the fair value of the performance-based restricted stock units if necessary.

Income Taxes

Income taxes are determined utilizing the asset and liability method whereby deferred tax assets and liabilities are recognized for deductible temporary differences between the respective reported amounts and tax bases of assets and liabilities, as well as for operating loss and tax-credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As of December 31, 2013 and March 31, 2014, the Company maintained a full valuation allowance on its U.S. and certain of its foreign deferred tax assets because management determined that it was more likely than not that it will not realize the benefits of its foreign deferred tax assets.

The Company’s federal and state NOL carryforwards and tax credits are subject to annual limitations under Sections 382 and 383 of Internal Revenue Code. The limitations imposed under Sections 382 and 383 will not preclude the Company from realizing these NOLs and tax credits but may operate to limit their utilization of the NOLs and tax credits in any given tax year in the event that the Company’s federal and state taxable income exceeds the limitation imposed by Sections 382 and 383.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies  – (continued)

The Company’s estimates related to liabilities for uncertain tax positions require it to make judgments regarding the sustainability of each uncertain tax position based on its technical merits. If it determines it is more likely than not that a tax position will be sustained based on its technical merits, the Company records the impact of the position in its consolidated financial statements at the largest amount that is greater than fifty percent likely of being realized upon ultimate settlement. The estimates are updated at each reporting date based on the facts, circumstances and information available. The Company is also required to assess at each reporting date whether it is reasonably possible that any significant increases or decreases to its unrecognized tax benefits will occur during the next twelve months. The Company files income tax returns in the U.S. federal jurisdictions and various state and foreign jurisdictions and is subject to U.S. federal, state, and foreign tax examinations for years ranging from 2003 to 2013.

Earnings Per Share

Basic net income or loss per share attributable to common stockholders is computed by dividing net income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Nonvested shares of restricted stock and restricted stock units are not included in the computation of basic net income per share until vested. The Company’s outstanding grants of restricted stock do not contain non-forfeitable dividend rights. Diluted net income per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options to purchase common stock, nonvested shares of restricted stock and restricted stock units and shares of redeemable convertible preferred stock are considered to be common stock equivalents.

As the Company has issued shares of Series A redeemable convertible preferred stock that participate in dividends with the common stock, the Company is required to apply the two-class method to compute the net income per share attributable to common stockholders. In periods of sufficient earnings, the two-class method assumes an allocation of undistributed earnings to both participating stock classes.

For the three months ended March 31, 2013 and 2014, the Company incurred net losses and, therefore, the effect of the Company’s outstanding stock options, nonvested shares of restricted stock and restricted stock units and redeemable convertible preferred stock was not included in the calculation of diluted loss per share as the effect would be anti-dilutive. For the three months ended March 31, 2013 and 2014, diluted earnings per share excluded the impact of 3,225,334 and 3,060,396 outstanding stock options, respectively, and 1,005,310 and 1,153,268 nonvested shares of restricted stock, respectively and 1,000,000 shares of Series A redeemable convertible preferred stock as the result would be anti-dilutive. For the three months ended March 31, 2014, diluted earnings per share excluded the impact of 317,000 restricted stock units.

Segment Data

The Company’s chief operating decision maker manages the Company’s operations on a consolidated basis for purposes of assessing performance and making operating decisions. Accordingly, the Company reports on its business as one segment.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

3. Cash Equivalents

The components of cash equivalents at December 31, 2013 were as follows (in thousands):

	Cost	Unrealized		Fair Market Value
		Gains	Losses
Cash equivalents:
Money market funds	$5,302	$—	$—	$5,302
Certificates of deposit	6,907	—	—	6,907
Total	$12,209	$—	$—	$12,209

The components of cash equivalents at March 31, 2014 were as follows (in thousands):

	Cost	Unrealized		Fair Market Value
		Gains	Losses
Cash equivalents:
Money market funds	$5,304	$—	$—	$5,304
Certificates of deposit	6,884	—	—	6,884
Total	$12,188	$—	$—	$12,188

Cash equivalents have original maturity dates of three months or less.

4. Fair Value Measurements

The fair value measurements of the Company’s financial assets and liabilities measured on a recurring basis at December 31, 2013 were as follows (in thousands):

	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$12,209	$12,209	$—	$—
Total assets measured at fair value	$12,209	$12,209	$—	$—

The fair value measurements of the Company’s financial assets and liabilities measured on a recurring basis at March 31, 2014 were as follows (in thousands):

	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$12,188	$12,188	$—	$—
Total assets measured at fair value	$12,188	$12,188	$—	$—

Cash equivalents are classified within Level 1 of the fair value hierarchy since they are valued using quoted market prices or other readily available market information.

5. Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the three months ended March 31, 2014 were as follows (in thousands):

Balance at beginning of period	$177,264
Effects of foreign currency translation	(24)
Balance as of end of period	$177,240

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

5. Goodwill and Intangible Assets  – (continued)

Intangible assets at December 31, 2013 consisted of the following (in thousands):

	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	3.7	$23,376	$(14,074)	$9,302
Trade names	5.9	5,695	(5,058)	637
Purchased technology	3.1	13,496	(8,630)	4,866
Total		$42,567	$(27,762)	$14,805

Intangible assets at March 31, 2014 consisted of the following (in thousands):

	Weighted- Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	3.7	$23,362	$(15,816)	$7,546
Trade names	5.9	5,694	(5,188)	506
Purchased technology	3.1	13,493	(9,677)	3,816
Total		$42,549	$(30,681)	$11,868

The Company’s goodwill and intangible assets for certain of its foreign subsidiaries are recorded in their functional currency, which is their local currency, and therefore are subject to foreign currency translation adjustments.

Amortization expense of intangible assets for the three months ended March 31, 2013 and 2014 was $3.1 million and $2.9 million, respectively. Future expected amortization of intangible assets at March 31, 2014 was as follows (in thousands):

The remainder of 2014	$8,788
2015	2,349
2016	573
2017	158
2018 and thereafter	—
Total	$11,868

6. Debt

Revolving Credit Facility

On February 27, 2012, the Company established a $15.0 million revolving credit facility (Revolver) with a major lending institution which is available for use until June 30, 2014. The Revolver is intended to be used for general working capital purposes and to provide increased liquidity and financial flexibility and bears interest equal to the BBA LIBOR Daily Floating Rate plus 2.25%. In addition, the Company pays a monthly fee equal to 0.4% on any unused funds under the Revolver. As collateral for extension of this credit, the Company and certain of its subsidiaries granted security interests in favor of the institution of substantially all of their assets, and the Company pledged the stock of its directly owned domestic subsidiaries and 65% of the shares of its foreign subsidiaries. As of March 31, 2014, there were no outstanding borrowings, however, the Revolver was reduced by the Company’s outstanding letters of credit of $1.2 million. As such, the Company had $13.8 million available to borrow under the Revolver.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7. Stockholders’ Equity

Preferred Stock

The Company’s Certificate of Incorporation authorizes 10,000,000 undesignated shares of preferred stock. The Company’s Board of Directors (Board) is authorized to establish one or more classes or series from the undesignated shares, to designate each share or class or series, and to fix the relative rights and preferences of each class or series, which rights and preferences may be superior to those of any of the common shares. In February 2012, the Board designated 1,000,000 shares of the Company’s authorized preferred stock as Series A convertible preferred stock in connection with the acquisition of iContact. On February 24, 2012, the Company issued 1,000,000 shares of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock). In May 2013, the Board designated 100,000 shares of the Company’s authorized preferred stock as Series B Junior Participating Preferred Stock (Series B Preferred Stock), however, no shares of Series B Preferred Stock are issued and outstanding.

Series A Redeemable Convertible Preferred Stock

In connection with the acquisition of iContact in February 2012, the Company issued 1,000,000 shares of Series A Preferred Stock with a deemed fair value at issuance of $77.5 million. The Company does not adjust the carrying value to the redemption amount of the convertible preferred stock as the carrying amount exceeds the redemption amount. There have been no changes to the recorded amount of the Series A Preferred Stock since the issuance of the shares.

Each share of the Series A Preferred Stock has a liquidation preference equal to the greater of $77.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting the Series A Preferred Stock) or the value of the shares of common stock that would be issued in respect thereof upon conversion of such share of Series A Preferred Stock. The Series A Preferred Stock does not provide for interest and is entitled to participate in any dividends declared on the Company’s common stock on an as-converted basis. On February 24, 2017, the Company will be required to redeem each issued and outstanding share of the Series A Preferred Stock for $77.30 per share from its legally available funds, or such lesser amount of shares as it may then redeem under Delaware law. Each share of the Series A Preferred Stock is convertible into shares of the Company’s common stock at any time at the option of the holder. For conversions occurring on or before February 24, 2017, each share of Series A Preferred Stock will be convertible into 3.0256 shares of common stock (subject to customary adjustments). On and after February 25, 2017, each share of the Series A Preferred Stock which has not been redeemed will be convertible into 3.3282 shares of common stock (subject to customary adjustments).

The holders of Series A Preferred Stock vote on an as-converted basis with the common stock, voting together as a single class, provided that the holders of the Series A Preferred Stock are entitled to vote separately as a class on certain matters affecting the Series A Preferred Stock. If any shares of Series A Preferred Stock are outstanding on or after February 24, 2017, the holders of the Series A Preferred Stock will have the right to vote separately as a class on additional actions by the Company related to acquisitions, redemptions, dividends, capital stock, and indebtedness. In addition, for so long as the outstanding shares of Series A Preferred Stock continue to represent at least 5% of the total outstanding shares of the Company’s common stock, calculated assuming the conversion of all outstanding shares of Series A Preferred Stock into shares of common stock, the holders of the Series A Preferred Stock, voting as a separate class, will have the exclusive right to elect one director to the Company’s Board of Directors (Series A Director).

In connection with the acquisition of iContact, the Company also entered into, on February 24, 2012, an Investor Rights Agreement (Investor Rights Agreement) whereby the holders of the Series A Preferred Stock have the right to nominate a director to the Company’s Board for as long as they hold 5% or more of the Company’s issued and outstanding capital stock (which nominee shall be the Series A Director for so long as the holders of Series A Preferred Stock have the right to elect the Series A Director pursuant to the Certificate of Designation). In addition, subject to the terms and conditions of the Investor Rights Agreement, the holders

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7. Stockholders’ Equity  – (continued)

of the Series A Preferred Stock shall have demand and piggyback registration rights and the right to participate in certain repurchases of common stock by the Company.

Stockholder Rights Plan

On May 13, 2013, the Board authorized and declared a dividend distribution of one preferred stock purchase right (Right) for each outstanding share of the Company’s common stock and 3.0256 Rights for each outstanding share of the Company’s Series A Convertible Preferred Stock to stockholders of record at the close of business on May 13, 2013.

Each Right entitles registered holders to purchase from the Company one one-thousandth of a share of the Company’s Series B Junior Participating Preferred Stock at a price of $46.00 per one one-thousandth of a share, subject to adjustment. The definitive terms of the Rights are set forth in a Rights Agreement, dated May 13, 2013. The Rights will be exercisable only if a person or group acquires 20% or more of the Company’s outstanding common stock (subject to certain exceptions), or if a person or group announces a tender or exchange offer, resulting in beneficial ownership of 20% or more of the outstanding common stock. The Rights also will be exercisable if a person or group that already beneficially owns or has the right to acquire on May 13, 2013, 20% or more of the Company’s outstanding common stock acquires additional shares equal to 1% or more of the Company’s then outstanding common stock (except in the case of a certain stockholder who, under limited circumstances, is permitted to beneficially own more than 20%, but less than 25%, of the Company’s outstanding common stock, subject to certain exceptions).

The Board can redeem the Rights for $0.0001 per Right at any time prior to the earlier of the occurrence of a “trigger event” or the expiration date. Additionally, prior to an acquisition of 50% or more of the Company’s common stock, the Board may direct the mandatory exchange of the Rights (other than Rights owned by the acquiring person) at an exchange ratio of one newly issued share of common stock for each right.

The Rights will expire on the earliest of May 13, 2016, 30 days after the Company’s 2014 annual meeting of stockholders if the continuation of the rights plan is not approved by the Company’s stockholders at its 2014 annual meeting, or the time immediately prior to the Effective Time as defined by the Merger Agreement, if not exercised or redeemed. For more information pertaining to the Merger Agreement, please refer to Note 10, Subsequent Events.

Common Stock Repurchases

The Board authorized a stock repurchase program for up to $60.0 million of the Company’s shares of common stock. The shares may be purchased from time to time in the open market. The Company did not purchase any shares of its common stock under the stock repurchase program for the three months ended March 31, 2013 and 2014. During the three months ended March 31, 2013 and 2014, the Company repurchased 29,678 and 70,901 shares of restricted stock that were withheld from employees to satisfy the minimum statutory tax withholding obligations of $413,000 and $932,000, respectively, related to the taxable income recognized by these employees upon the vesting of their restricted stock awards.

8. Stock-Based Compensation

The following table sets forth the stock-based compensation expense for equity awards recorded in the consolidated statements of operations for the three months ended March 31, 2013 and 2014 (in thousands):

	Three Months Ended March 31,
	2013	2014
Cost of revenues	$468	$475
Sales and marketing	934	1,340
Research and development	623	494
General and administration	1,665	1,708
Total	$3,690	$4,017

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Stock-Based Compensation  – (continued)

Stock Option Awards

The following weighted-average assumptions were used in calculating stock-based compensation for stock option awards granted during the three months ended March 31, 2013 and 2014:

	Three Months Ended March 31,
	2013	2014
Stock price volatility	58%	60%
Expected term (years)	6.0	6.6
Risk-free interest rate	1.1%	1.8%
Dividend yield	0%	0%

The summary of stock option activity for the three months ended March 31, 2014 was as follows:

	Number of Options	Weighted- Average Exercise Price per Share	Weighted- Average Contractual Term	Aggregate Intrinsic Value as of March 31, 2014
				(In thousands)
Balance outstanding at January 1, 2014	3,205,153	$15.33
Granted	15,000	13.35
Exercised	(2,938)	9.23
Forfeited or cancelled	(156,819)	16.81
Balance outstanding at March 31, 2014	3,060,396	$15.26	6.7	$2,332
Options vested and expected to vest at March 31, 2014	2,993,502	$15.29	6.7	$2,296
Exercisable at March 31, 2014	1,847,715	$15.81	5.6	$1,868

The weighted-average grant date fair value of stock options granted during the three months ended March 31, 2013 and 2014 was $7.72 and $7.82, respectively. The fair value of stock options that vested during the three months ended March 31, 2013 and 2014 was $3.3 million and $4.7 million, respectively. As of March 31, 2014, $8.3 million of total unrecognized stock-based compensation cost is related to nonvested stock option awards and is expected to be recognized over a weighted-average period of 2.3 years.

The aggregate intrinsic value represents the difference between the exercise price of the underlying equity awards and the quoted closing price of the Company’s common stock at the last day of each respective quarter multiplied by the number of shares that would have been received by the option holders had all option holders exercised on the last day of each respective quarter. The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2013 and 2014 was not material.

Restricted Stock Awards

The summary of restricted stock award activity for the three months ended March 31, 2014 was as follows:

	Number of Shares Underlying Stock Awards	Weighted- Average Grant-date Fair Value
Balance nonvested at January 1, 2014	937,536	$15.18
Awarded	579,750	12.25
Vested	(310,768)	15.80
Forfeited	(53,250)	16.22
Balance nonvested at March 31, 2014	1,153,268	$13.49

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Stock-Based Compensation  – (continued)

As of March 31, 2014, $14.4 million of total unrecognized stock-based compensation cost is related to nonvested shares of restricted stock and is expected to be recognized over a weighted-average period of 2.8 years.

Restricted Stock Units

The summary of restricted stock unit activity for the three months ended March 31, 2014 was as follows:

	Number of Shares Underlying Stock Awards	Weighted- Average Grant-date Fair Value
Balance nonvested at January 1, 2014	—	$—
Awarded	317,000	12.13
Vested	—	—
Forfeited	—	—
Balance nonvested at March 31, 2014	317,000	$12.13

As of March 31, 2014, $3.5 million of total unrecognized stock-based compensation cost is related to nonvested shares of restricted stock units and is expected to be recognized over a weighted-average period of 1.9 years.

9. Commitments and Contingencies

Leases

The Company has various non-cancelable operating leases, primarily related to office real estate, that expire through 2023 and generally contain renewal options for up to five years. Lease incentives, payment escalations and rent holidays specified in the lease agreements are accrued or deferred as appropriate as a component of rent expense which is recognized on a straight-line basis over the terms of occupancy. As of March 31, 2014, deferred rent of $773,000 and $4.9 million is included in accrued expenses and other liabilities, respectively. As of March 31, 2014, minimum required payments in future years under these leases are $2.9 million, $4.0 million, $3.9 million, $2.7 million, $2.0 million and $8.6 million in the remainder of 2014 and in the years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

The Company also leases computer and office equipment under non-cancelable capital leases and other financing arrangements that expire through 2017.

Purchase Commitments

The Company has entered into agreements with various vendors in the ordinary course of business. As of March 31, 2014, minimum required payments in future years under these arrangements are $5.5 million, $3.4 million and $1.0 million for the remainder of 2014 and in the years 2015 and 2016, respectively.

Letters of Credit

As of March 31, 2014, the Company had a total of $1.2 million in letters of credit outstanding substantially in favor of landlords for certain of its office spaces. These letters of credit expire at various dates through May 2023.

Litigation and Claims

On January 23, 2014, North Venture Partners, LLC (NVP) filed a complaint that named the Company as a defendant in a lawsuit in the U.S. District Court for the Northern District of California (Civil Action No. C14-0337). The complaint, which was served to the Company on January 27, 2014, alleges that it failed to pay the full amount of the earn-out payment due under an Asset Purchase Agreement dated February 24,

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Commitments and Contingencies  – (continued)

2011 in which the Company acquired certain assets of NVP. NVP’s complaint seeks an award for damages of approximately $6.4 million. This litigation is in its early stages, therefore, neither the outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses are determinable at this time. The Company believes it has meritorious defenses and intends to vigorously defend the lawsuit.

On April 28, 2014, a purported class action lawsuit was brought against the Company, the members of the Company’s Board of Directors, GTCR Valor Merger Sub, Inc. (Purchaser), GTCR Valor Companies, Inc. (Parent) and GTCR, LLC (GTCR), captioned TLC Foundation L.P. v. Vocus, Inc. et al., which we refer to as the (Delaware action). The Delaware action generally alleges that the individual director defendants breached their fiduciary duties to the Company’s public stockholders in connection with Parent and Purchaser’s proposed acquisition of the Company because, among other things, they allegedly failed to maximize value for the Company’s stockholders, including by allegedly pursuing a conflicted sales process, agreeing to unfair deal protections, failing to adequately consider other potential acquirors, and failing to fully disclose all material information necessary for Company stockholders to make an informed decision regarding the acquisition. The Delaware action also generally alleges that the Company, GTCR, Parent and Purchaser aided and abetted those alleged violations. The plaintiffs purport to bring the Delaware action on behalf of a class of Company stockholders, and seek, among other relief (i) to enjoin the acquisition of the Company by Parent and Purchaser, (ii) to rescind or, alternatively, award damages to the Company’s stockholders to the extent the acquisition has already been implemented, (iii) to require the individual director defendants to disclose all material information relating to the proposed transaction and (iv) to award plaintiff the fees and costs associated with Delaware action. The litigation is in its early stages, therefore, neither the outcome of this litigation nor an estimate of a probable loss or any reasonably possible losses are determinable at this time. The Company believes that the Delaware action is without merit and intends to defend vigorously against all claims asserted.

The Company from time to time is subject to lawsuits, investigations and claims arising out of the ordinary course of business, including those related to commercial transactions, contracts, government regulation and employment matters. In the opinion of management based on all known facts, all other matters are either without merit or are of such kind, or involve such amounts that would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

10. Subsequent Events

Merger Agreement

On April 6, 2014, the Company entered into an Agreement and Plan of Merger (Merger Agreement) with GTCR Valor Companies, Inc., a Delaware corporation (Parent), and GTCR Valor Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (Purchaser). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser has agreed (i) to commence a tender offer (such offer, as amended from time to time as permitted by the Merger Agreement, the Offer) to purchase all of the outstanding shares of the Company’s common stock, par value $0.01 per share (Company Common Stock), including the associated rights to purchase Series B Junior Participating Preferred Stock, par value $0.01 per share, of the Company (collectively, the Shares), at a price per Share of $18.00, net to the holder of such Share, in cash, without interest and subject to any applicable tax withholding (the Offer Price) and (ii) following Purchaser’s acceptance of Shares tendered in the Offer, to be merged (the Merger) with and into the Company, with each outstanding share of Company Common Stock (other than shares owned by Purchaser, Parent or its subsidiaries or held in the Company’s treasury and shares as to which appraisal rights have been properly exercised and not withdrawn in accordance with the applicable provisions of the Delaware General Corporation Law) being converted into the right to receive the Offer Price in cash, and the Company surviving the Merger as a wholly owned subsidiary of Parent.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Subsequent Events  – (continued)

The Merger Agreement further provides for the acceleration of vesting and cash-out at the Offer Price of (i) all options to acquire shares of Company Common Stock (less the applicable exercise price) and (ii) all restricted stock units with respect to shares of Company Common Stock, in each case outstanding as of the time immediately prior to Purchaser’s acceptance of Shares tendered in the Offer. In addition, under the agreement, shares of restricted Company Common Stock outstanding as of the time immediately prior to Purchaser’s acceptance of Shares tendered in the Offer will vest as of such time and be treated in the Merger in the same manner as shares of Company Common Stock.

The Company has also granted to Parent and Purchaser an option (Top-up Option), which Purchaser will, in certain circumstances, be permitted to exercise at or after its acceptance of Shares tendered in the Offer, to purchase a number of newly issued shares of Company Common Stock at the Offer Price which, when added to the shares of Company Common Stock already owned by Parent and Purchaser following such acceptance, will constitute 90% of the shares of Company Common Stock then outstanding after giving effect to the issuance of shares pursuant to the Top-up Option. If Purchaser acquires at least 90% of the outstanding shares of Company Common Stock, including through exercise of the Top-up Option, Purchaser is required under the Merger Agreement to complete the Merger through the “short form” procedures available under Delaware law.

The Board of Directors of the Company approved the Merger Agreement and the transactions contemplated by the agreement, including the Offer and the Merger, and determined that the Merger Agreement and the transactions contemplated by the agreement, including the Offer and the Merger, are fair to, and advisable and in the best interests of the Company and its stockholders, and the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (SEC) on April 18, 2014 recommending that holders of Company Common Stock tender their Shares into the Offer.

Purchaser’s acceptance of Shares tendered in the Offer is subject to customary conditions set forth in the Merger Agreement, including without limitation (i) that Company stockholders validly tender (and not properly withdraw) a minimum number of Shares — that number of Shares (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, together with the number of Shares, if any, then owned, directly or indirectly, by Parent or Purchaser or their respective subsidiaries (which does not include shares of Company Common Stock issuable upon conversion of the Company’s Series A Convertible Preferred Stock contemplated under the Merger Agreement to be purchased by Purchaser) represents at least 90% of the then outstanding shares of Company Common Stock (assuming the purchase of shares of Company Common Stock by Purchaser pursuant to the Top-up Option has occurred and including shares of Company Common Stock issuable upon exercise of Company stock options as to which valid notices of exercise have been received and shares of Company Common Stock have not yet been issued prior to the expiration time of the Offer), (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) Parent (either directly or through its subsidiaries) having received the required amount of the proceeds of its debt financing or, alternatively, the debt financing lenders having confirmed the availability of the debt financing and (iv) certain conditions relating to Purchaser’s purchase of the outstanding Series A Convertible Preferred Stock from JMI Equity Fund VI, L.P. (JMI) immediately following Purchaser’s acceptance of Shares tendered in the Offer.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, without limitation, covenants to provide required information to regulatory agencies, to provide other requested cooperation and assistance in connection with the Merger Agreement and the transactions contemplated by it and to conduct its business in all material respects in the ordinary course consistent with past practice, including not taking certain specified actions, prior to the earliest of the first date on which Purchaser’s designees are elected or appointed to the Company’s Board of Directors pursuant to the Merger Agreement, the consummation of the Merger and the termination of the Merger Agreement. Parent and Purchaser also have made customary representations, warranties and covenants in the Merger Agreement.

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Subsequent Events  – (continued)

The Company has also agreed not to solicit or initiate discussions with third parties regarding other acquisition proposals regarding the Company and has agreed to certain restrictions on its ability to respond to such proposals, provided that the Company may enter into discussions concerning, or provide confidential information to persons making, certain unsolicited proposals if the Company’s Board of Directors determines that it would be inconsistent with its fiduciary duties not to do so. The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company, in certain circumstances, to terminate the Merger Agreement and accept a Superior Proposal, as that term is defined in the Merger Agreement. The Company will be required to pay Parent a termination fee equal to $13 million if, among other reasons, the Merger Agreement is terminated (i) by the Company to enter into an acquisition agreement that constitutes a Superior Proposal or (ii) by Parent because the Board of Directors of the Company adversely changes its recommendation to stockholders to accept the Offer and tender their Shares to Purchaser in the Offer. If the Company terminates the Merger Agreement under certain circumstances, Parent will be required to pay the Company a reverse termination fee equal to $29 million.

Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into separate tender and support agreements (Support Agreements) with Okumus Fund Management Ltd., Richard Rudman, Chairman and Chief Executive Officer of the Company, and Stephen Vintz, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, together representing 27.7% of the outstanding Shares. Under the Support Agreements, Okumus Fund Management, Mr. Rudman and Mr. Vintz each agreed to tender all of their respective Shares in the Offer.

Also concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a separate stock purchase, non-tender and support agreement (Series A Purchase Agreement) with JMI pursuant to which Purchaser agreed to purchase, following Purchaser’s acceptance of Shares tendered in the Offer, all of JMI’s shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, including the associated rights to purchase Series B Junior Participating Preferred Stock (Series A Purchase).

Parent and Purchaser have obtained equity and debt financing commitments which Parent and Purchaser have represented to the Company are sufficient for Purchaser to pay (and Parent to cause Purchaser to pay) the aggregate consideration in respect of the Shares in the Offer, the Series A Purchase and the Merger and all related fees and expenses. GTCR FUND X/A AIV LP (Fund) delivered to Parent a letter dated the date of the Merger Agreement in which the Fund committed, subject to the conditions set forth in the letter, to purchase equity or debt securities of Parent in an aggregate amount of up to $30 million to allow Parent, together with its debt financing, to pay the amounts required to be paid by Parent and Purchaser in connection with the consummation of the Offer, the Series A Purchase and the Merger. The Fund also irrevocably and unconditionally guaranteed the payment of the reverse termination fee and certain indemnification and reimbursement obligations under the Merger Agreement with respect to Parent’s debt financing.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Quarterly Report on Form 10-Q as Exhibit 2.1, and is incorporated into this report by reference.

Rights Agreement Amendment

On April 6, 2014, prior to the execution of the Merger Agreement, the Board approved an amendment (Rights Amendment) to the Rights Agreement, dated as of May 13, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (Rights Agreement). The Rights Amendment, among other things, (i) defines Parent, Purchaser and certain related parties as Exempt Persons, as that term is defined in the Rights Agreement, to the extent that any of them would become an Acquiring Person solely as a result of (A) the execution, delivery or performance of the Merger Agreement and the Series A Purchase Agreement, (B) their acquisition of Company stock as a result of the execution of the Merger Agreement and the Series A Purchase Agreement and (C) the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger and the Series A Purchase; and (ii) provides that none of the approval,

Vocus, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

10. Subsequent Events  – (continued)

execution, delivery or performance of the Merger Agreement and the Series A Purchase Agreement or the consummation of the Offer or the Merger would result in a Stock Acquisition Date or a Distribution Date, as those terms are defined in the Rights Agreement. The Rights Amendment also provides that the Rights Agreement shall expire and terminate immediately prior to the effective time of the Merger.

The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment, a copy of which is attached to this Quarterly Report on Form 10-Q as Exhibit 4.4, and is incorporated into this report by reference.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

March 19, 2017

by and among

CAPITOL ACQUISITION CORP. III,

CAPITOL ACQUISITION HOLDING COMPANY LTD.,

CAPITOL ACQUISITION MERGER SUB, INC.,

CANYON HOLDINGS (CAYMAN) L.P.

and

CANYON HOLDINGS S.À: R.L.

A-i

A-ii

A-iii

EXHIBITS
Exhibit A — Form of Registration Rights Agreement
Exhibit B — Form of Nominating Agreement
Exhibit C — Form of Certificate of Merger
Exhibit D — Form of Amended and Restated Memorandum and Articles of Association of Holdings

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 19, 2017, is entered into by and among CAPITOL ACQUISITION CORP. III, a Delaware corporation (“Acquiror”), CAPITOL ACQUISITION HOLDING COMPANY LTD., an exempted company incorporated in the Cayman Islands with limited liability (“Holdings”), CAPITOL ACQUISITION MERGER SUB, INC., a Delaware corporation (“Merger Sub”), CANYON HOLDINGS (CAYMAN) L.P., a Cayman Islands exempted limited partnership) (the “Cision Owner”), and CANYON HOLDINGS S.À: R.L., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 6D, L-2633 Senningerberg, Grand Duchy of Luxembourg and registered with the RCS under number B 184599 (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, prior to the Closing, the Cision Owner, the Company and certain of its owners are to consummate the steps set forth in Schedule 1.01(a) (the “Pre-Closing Restructuring”);

WHEREAS, following the Pre-Closing Restructuring and immediately prior to the Merger, the Cision Owner is to contribute 100% of the share capital and CPECs of the Company issued and outstanding as of immediately prior to the Merger to Holdings in exchange for (i) the Exchange Shares and the Exchange Warrants and (ii) the right to receive the Earnout Shares, in each case on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Holdings is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the purpose of the Transactions, and the parties hereto have agreed that it is desirable to utilize Holdings to effectuate the Contribution and Exchange and the Merger and for Holdings to register with the SEC to become a publicly traded company;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Holdings, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, Merger Sub is to merge with and into Acquiror pursuant to the Merger, with Acquiror surviving as the Surviving Company;

WHEREAS, in connection with the Transactions, the Cision Owner and Holdings are to enter into the Registration Rights Agreement at Closing in the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, the Cision Owner and Holdings are to enter into the Nominating Agreement at Closing in the form attached hereto as Exhibit B (the “Nominating Agreement”);

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Holdings, Merger Sub, the Company and the Cision Owner have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”), the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “Luxembourg Company Law”), and the Companies Law of the Cayman Islands Law (“Cayman Law” and, together with the DGCL and Luxembourg Company Law, “Applicable Organization Law”);

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury

Regulations promulgated thereunder and (ii) the Merger, taken together with the Contribution and Exchange, shall constitute a transaction that qualifies under Section 351 of the Code (clause (ii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Holdings, Merger Sub, the Company and the Cision Owner agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Definitions.  As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Share” has the meaning specified in Section 4.01(a).

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 12.01(c).

“Acquiror Deadline” has the meaning specified in Section 12.01(b).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Representations” means the representations and warranties of Acquiror, Holdings and Merger Sub expressly and specifically set forth in Article VII of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror, Holdings and Merger Sub.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 7.02(b).

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 10.03(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 5.21.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

“Agreement” has the meaning specified in the preamble hereto.

“Annual Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Organization Law” has the meaning specified in the Recitals hereto.

“Audited Financial Statements” has the meaning specified in Section 5.08.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, minus (ii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions or conversions of Acquiror Common Stock by any Converting Stockholders, minus (iii) the Outstanding Acquiror Expenses, minus (iv) to the extent not included in the Outstanding Acquiror Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror, the Sponsors or their respective Affiliates (to the extent Acquiror, Holdings or Merger Sub is responsible for or obligated to reimburse or repay any such amounts), minus (v) the aggregate amount outstanding under all Stockholder Notes. For the avoidance of doubt, Available Closing Date Cash shall not be reduced by the Outstanding Company Expenses to be paid in accordance with Section 4.07(a).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 10.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Luxembourg, Grand Duchy of Luxembourg are authorized or required by Law to close.

“Cayman Law” has the meaning specified in the Recitals hereto.

“Certificate” has the meaning specified in Section 4.02(a).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on October 13, 2015.

“Certificate of Merger” has the meaning specified in Section 3.01.

“Change in Control” means the occurrence of the following event: any one Person (other than the Cision Owner or its Affiliates), or more than one Person that are Affiliates or that are acting as a group (excluding the Cision Owner or its Affiliates), acquiring ownership of equity securities of Holdings which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Holdings; provided, that to the extent such Person(s) acquire(s) ownership of more than 50% of the total voting power or economic rights of the equity securities of Holdings through one or more transactions, the “price per share” paid or payable to the stockholders of Holdings for purposes of Sections 2.02(b)(i) – (iii) shall be the last price per share paid by such Person(s) in connection with all such transactions.

“Cision Owner” has the meaning specified in the preamble hereto.

“Cision Owner Organizational Documents” means the Sixth Amended and Restated Limited Partnership Agreement, dated June 16, 2016, of Cision Owner, as amended and/or restated from time to time.

“Cision Owner Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Cision Owner Representations” means the representations and warranties of the Cision Owner expressly and specifically set forth in Article VI of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Cision Owner Representations are solely made by the Cision Owner.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 3.03.

“Closing Date” has the meaning specified in Section 3.03.

“Closing Date Certificate” has the meaning specified in Section 2.01.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Cure Period” has the meaning specified in Section 12.01(b).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Share” means an ordinary share, par value $0.001 per share, of the Company.

“Company Specified Representations” has the meaning specified in Section 11.02(a)(i).

“Confidentiality Agreement” has the meaning specified in Section 13.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution and Exchange” has the meaning specified in Section 2.01.

“Converting Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“CPEC” means a series 1.1 convertible preferred equity certificate, having a par value of $1.00, issued by the Company and governed by terms and conditions of series 1.1 convertible preferred equity certificates, dated April 1, 2014, as amended.

“DGCL” has the meaning specified in the Recitals hereto.

“Earnout Period” has the meaning specified in Section 2.02(a).

“Earnout Shares” has the meaning specified in Section 2.02(a).

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 3.01.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Value” means $805,000,000.00.

“ERISA” has the meaning specified in Section 5.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means an aggregate number of Holdings Common Shares equal to the sum of (i)(x) the Equity Value, divided by (y) $10, plus (ii) 1,600,000 (subject to adjustment pursuant to the terms of the Sponsor Agreement).

“Exchange Warrants” means Holdings Warrants to acquire 2,000,000 Holdings Common Shares (subject to adjustment pursuant to the terms of the Sponsor Agreement). For so long as they are held, directly or indirectly, by the Cision Owner or its Affiliates or their respective permitted transferees, the Exchange Warrants shall be on substantially the same terms and shall have the same rights as the Sponsor Warrants, including with respect to the cashless exercise thereof.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror, (ii) for which a Converting Stockholder has demanded that Acquiror convert or redeem such shares of Acquiror Common Stock or (iii) which are Sponsor Shares to be cancelled pursuant to Section 2.03.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 5.08.

“First Lien Credit Agreement” means that certain first lien credit agreement, dated as of June 16, 2016, entered into by and between, amongst others, Canyon Companies S.à r.l. as holdings, Canyon Group S.à r.l. as intermediate Lux holdings, GTCR Valor Holdings, Inc. as intermediate U.S. holdings, GTCR Valor Companies, Inc. as borrower, and Deutsche Bank AG New York Branch as administrative agent, as amended or modified from time to time.

“Foreign Subsidiary” has the meaning specified in Section 5.15(m).

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the Holdings Common Shares and Holdings Warrants to be issued in connection with the Merger.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Board” has the meaning specified in Section 9.05.

“Holdings Common Share” means one ordinary share, par value $0.0001 per share, of Holdings.

“Holdings Common Share Price” means, on any date after the Closing, the closing sale price per Holdings Common Share reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar.

“Holdings Warrant” means a warrant entitling the holder to purchase such number of Holdings Common Share(s) per warrant as set forth therein.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 8.01.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 4.02(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 5.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 5.24.

“Maximum Target” has the meaning specified in Section 2.02(a)(iii).

“Median Target” has the meaning specified in Section 2.02(a)(ii).

“Merger” has the meaning specified in in Section 3.01.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minimum Target” has the meaning specified in Section 2.02(a)(i).

“Multiemployer Plan” has the meaning specified in Section 5.13(e).

“Nasdaq” means the Nasdaq Stock Market.

“Nominating Agreement” has the meaning specified in the Recitals hereto.

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 4.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 4.07(a).

“Owned Real Property” has the meaning specified in Section 5.18(a).

“Per Share Merger Consideration” means one Holdings Common Share.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent reflected or reserved against in the balance sheet included in the Unaudited Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.01(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” means one or more equity investments made in accordance with the consent requirements of Section 9.09.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Proposals” has the meaning specified in Section 10.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Annual Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of the Acquiror to be used for the Annual Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the Holdings Common Shares to be offered and issued to the Acquiror Stockholders (other than Mark Ein and his Affiliated entities) and the effect of the Transactions on the Acquiror Warrants pursuant to Section 4.04, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of the Nasdaq.

“Real Estate Lease Documents” has the meaning specified in Section 5.18(b).

“Real Property” has the meaning specified in Section 5.18(a).

“Registered Intellectual Property” has the meaning specified in Section 5.23(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholders Agreement” means the Investment Agreement, dated December 22, 2014, governed by the laws of England and Wales and entered into by and among the Company, Cision Owner, and the other parties as specified therein.

“Significant Subsidiary” means any direct or indirect Subsidiary of the Company which would qualify as a “significant subsidiary” pursuant to Rule 1-02(w) of Regulation S-X.

“Sponsor Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsors, Acquiror, the Company, Holdings and the Cision Owner, as amended or modified from time to time.

“Sponsor Share” means a share of Acquiror Common Stock held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsor Warrant” means an Acquiror Warrant held by any of the Sponsors as of immediately prior to the Effective Time.

“Sponsors” means Capitol Acquisition Management 3 LLC, Capitol Acquisition Founder 3 LLC, Richard C. Donaldson, Piyush Sodha, Lawrence Calcano, Derek Apfel and Alfheidur H. Saemundsson.

“Stockholder Note” means a promissory note, loan note or similar instrument of indebtedness issued by Acquiror or its Subsidiaries to any Sponsor, Acquiror Stockholder or director, officer, employee or Affiliate of any Sponsor or Acquiror or their respective Subsidiaries (other than any such note or instrument between Acquiror and any of its Subsidiaries).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 3.01.

“Surviving Provisions” has the meaning specified in Section 12.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 12.01(c).

“Terminating Company Breach” has the meaning specified in Section 12.01(b).

“Termination Date” has the meaning specified in Section 12.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Contribution and Exchange and the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trustee” has the meaning specified in Section 7.06(a).

“Unaudited Financial Statements” has the meaning specified in Section 5.08.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 13, 2015, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on March 17, 2017 to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge.  As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Kevin Akeroyd, Jack Pearlstein and Kristie Scott, and, in the case of Acquiror, Mark Ein and Dyson Dryden.

1.04 Equitable Adjustments.  If, between the date of this Agreement and the Closing, the outstanding Holdings Common Shares or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Holdings Common Shares or shares of Acquiror Common Stock will be appropriately adjusted to provide to the Cision Owner and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Holdings or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II
CONTRIBUTION AND EXCHANGE

2.01 Contribution and Exchange Transaction.  No sooner than five or later than three Business Days prior to the Closing, Acquiror shall deliver to the Cision Owner a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof) and the number of Exchange Shares and Exchange Warrants, in each case determined in accordance with the definitions set forth in this Agreement (subject to adjustment pursuant to the terms of the Sponsor Agreement). Acquiror shall consider in good faith the Cision Owner’s comments to the Closing Date Certificate delivered to Acquiror no less than two Business Days prior to the Closing. At the Closing and immediately prior to the Merger, subject to the terms and conditions set forth herein, the Cision Owner shall (and, subject only to the consummation of the Closing, hereby does) contribute to Holdings all right, title and interest in and to all of the Company Shares and CPECs held by the Cision Owner, free and clear of all Liens other than applicable federal and state securities law restrictions, and, in exchange therefor, (a) Holdings shall (and, subject only to the consummation of the Closing, hereby does) issue to the Cision Owner, the Exchange Shares and the Exchange Warrants, in each case fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions and (b) the Cision Owner shall have the right to be issued the Earnout Shares when and as required by Section 2.02 as additional consideration for the transactions contemplated herein (and without the need for additional consideration from the Cision Owner), free and clear of all Liens other than applicable federal and state securities law restrictions and any Contract with Holdings or any of its Subsidiaries to which Cision Owner might then be a party. The transactions described in the foregoing sentence are referred to as the “Contribution and Exchange.” On the Closing Date, (A) Cision Owner and Acquiror shall deliver to the Company a notification letter in relation to the transfer of the Company Shares and CPECs, (B) the Company shall deliver a certified copy of the updated registers of (1) shareholders and (2) CPEC holders of the Company, in each case, reflecting the contribution of all Company Shares and CPECs to Holdings and (C) Holdings shall deliver to Cision Owner (x) a certified consolidated fully signed pdf copy of the board resolutions of Holdings (as certified as a true copy by a director of Holdings) approving, inter alia (1) the execution by Holdings of this Agreement, (2) the issuance of the Exchange Shares and (3) the issuance of the Exchange Warrants and the execution of all required instruments in respect thereof, (y) a certified copy of the updated Register of Members of Holdings reflecting the issuance of the Exchange Shares (as certified as a true copy by a director of Holdings or the applicable registrar or transfer agent), and (z) executed counterpart instrument(s) in respect of the Exchange Warrants.

2.02 Earnout.

(a) From and after the Closing until the fifth anniversary of the Closing Date (the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Holdings shall issue, up to an additional 6,000,000 Holdings Common Shares (the “Earnout Shares”) to the Cision Owner as additional consideration for the Contribution and Exchange (and without the need for additional consideration from the Cision Owner), fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions and any Contract with Holdings or any of its Subsidiaries to which Cision Owner might then be a party:

(i) if the Holdings Common Share Price is greater than $13.00 (such share price as adjusted pursuant to this Section 2.02, the “Minimum Target”) for any period of 20 trading days out of 30 consecutive trading days, 2,000,000 Holdings Common Shares;

(ii) if the Holdings Common Share Price is greater than $16.00 (such share price as adjusted pursuant to this Section 2.02, the “Median Target”) for any period of 20 trading days out of 30 consecutive trading days, 2,000,000 Holdings Common Shares plus the amount of Holdings Common Shares issuable pursuant to Section 2.02(a)(i) if not previously issued; and

(iii) if the Holdings Common Share Price is greater than $19.00 (such share price as adjusted pursuant to this Section 2.02, the “Maximum Target”) for any period of 20 trading days out of 30 consecutive trading days, 2,000,000 Holdings Common Shares plus the amount of Holdings Common Shares issuable pursuant to Section 2.02(a)(i) and Section 2.02(a)(ii), in each case if not previously issued.

(b) Upon the first Change in Control to occur during the Earnout Period, Holdings shall, no later than immediately prior to the consummation of such Change in Control, issue to the Cision Owner as additional consideration for the Contribution and Exchange (and without the need for additional consideration from the Cision Owner), free and clear of all Liens other than applicable federal and state securities law restrictions and any Contract with Holdings or any of its Subsidiaries to which Cision Owner might then be a party, a number of Earnout Shares equal to the following:

(i) if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Median Target, 2,000,000 Holdings Common Shares less any Holdings Common Shares previously issued pursuant to Section 2.02(a)(i);

(ii) if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Median Target but less than the Maximum Target, 4,000,000 Holdings Common Shares less any Holdings Common Shares previously issued pursuant to Section 2.02(a)(i) or Section 2.02(a)(ii); and

(iii) if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Maximum Target, 6,000,000 Holdings Common Shares less any Holdings Common Shares previously issued pursuant to Section 2.02(a)(i), Section 2.02(a)(ii) or Section 2.02(a)(iii).

For the avoidance of doubt, if the price per share paid or payable to the stockholders of Holdings in connection with the first Change in Control to occur during the Earnout Period is less than the Minimum Target, then no Earnout Shares shall be issuable pursuant to this Section 2.02(b).

(c) At all times during the Earnout Period, Holdings shall keep available for issuance a sufficient number of unissued Holdings Common Shares to permit Holdings to satisfy its issuance obligations set forth in this Section 2.02 and shall take all actions required to increase the authorized number of Holdings Common Shares if at any time there shall be insufficient unissued Holdings Common Shares to permit such reservation.

(d) Holdings shall take such actions as are reasonably requested by the Cision Owner to evidence the issuances pursuant to this Section 2.02, including through the provision of a certified updated Register of Members showing such issuances (as certified by a director of Holdings or the applicable registrar or transfer agent) and, if requested, through the delivery of duly and validly executed certificates or instruments representing the Earnout Shares.

(e) In the event Holdings shall at any time during the Earnout Period pay any dividend on Holdings Common Shares by the issuance of additional Holdings Common Shares, or effect a subdivision or combination or consolidation of the outstanding Holdings Common Shares (by reclassification or otherwise) into a greater or lesser number of Holdings Common Shares, then in each such case, (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Holdings Common Shares (including any other shares so reclassified as Holdings Common Shares) outstanding immediately after such event and the denominator of which is the number of Holdings Common Shares that were outstanding immediately prior to such event and (ii) the Holdings Common Share Price values set forth in Sections 2.02(a)(i) – (iii) above shall be appropriately adjusted to provide to the Cision Owner the same economic effect as contemplated by this Agreement prior to such event.

(f) During the Earnout Period, Holdings shall take all reasonable efforts for (i) Holdings to remain listed as a public company on, and for the Holdings Common Shares (including, when issued, the Earnout Shares) to be tradable over, the Nasdaq and (ii) the Earnout Shares, when issued, to be approved for listing on the Nasdaq; provided, however, the foregoing shall not limit Holdings from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.02(b) above, Holdings shall have no further obligations pursuant to this Section 2.02(f).

2.03 Cancellation of Sponsor Shares and Sponsor Warrants.  Pursuant to the terms of and as further specified in the Sponsor Agreement, at the Closing and concurrent with the consummation of the Contribution and Exchange, but in any event prior to the Effective Time, Acquiror and the Sponsors shall irrevocably cause to be terminated, forfeited and cancelled, for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Holdings, Merger Sub, the Surviving Company or the Sponsors: (i) 1,600,000 Sponsor Shares (subject to adjustment pursuant to the terms of the Sponsor Agreement); and (ii) 2,000,000 Sponsor Warrants (subject to adjustment pursuant to the terms of the Sponsor Agreement).

ARTICLE III
THE MERGER; CLOSING

3.01 Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, immediately following the consummation of the Contribution and Exchange, the ordinary share issued by Holdings to the Acquiror shall be surrendered for nil consideration by the Acquiror and the Acquiror, Holdings and Merger Sub shall cause Merger Sub to be merged with and into Acquiror (the “Merger”), with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and Applicable Organization Law and evidenced by a Certificate of Merger between Merger Sub and Acquiror in the form of Exhibit C (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

3.02 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Applicable Organization Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

3.03 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Contribution and Exchange and the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article XI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article XI of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Holdings and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL.

3.04 Certificate of Formation and Bylaws of the Surviving Company.  At the Effective Time, (i) the certificate of incorporation of Acquiror as in effect immediately prior to the Effective Time shall be amended and restated as set forth in the Certificate of Merger, until thereafter amended in accordance with its terms and as provided by Applicable Organization Law, and (ii) the bylaws of Acquiror as in effect immediately prior to the Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of Acquiror, until thereafter amended as provided therein or by Applicable Organization Law.

3.05 Directors and Officers of the Surviving Company.  Immediately prior to the Effective Time, each of Holdings and Merger Sub shall cause the individuals set forth on Schedule 3.05 to be designated or appointed as the directors and officers of Merger Sub immediately prior to the Effective Time, and such individuals shall be the directors and officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE IV
EFFECTS OF THE MERGER

4.01 Conversion of Shares of Acquiror Common Stock and Merger Sub Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any Acquiror Stockholder, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, which shall not constitute “Acquiror Common Shares” hereunder), shall thereupon be converted into, and the holder of such Acquiror Common Share shall be entitled to receive, the Per Share Merger Consideration for such Acquiror Common Share. All of the shares of Acquiror Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article IV shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of Acquiror Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Acquiror Common Stock shall have been converted in the Merger.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Holdings or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Company.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Excluded Shares, each Excluded Share shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

4.02 Delivery of Per Share Merger Consideration.

(a) As promptly as reasonably practicable after the Effective Time, Holdings shall cause to be mailed to each holder of record of Acquiror Common Shares a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall have customary representations and warranties as to title, authorization, execution and delivery and shall specify that delivery shall be effected, and risk of loss and title to the Acquiror Common Shares shall pass, only upon delivery of the Acquiror Common Shares to Holdings (including all certificates representing Acquiror Common Shares (each, a “Certificate” and, collectively, the “Certificates”), to the extent such Acquiror Common Shares are certificated), together with instructions thereto.

(b) Upon the receipt of a Letter of Transmittal (accompanied with all Certificates representing Acquiror Common Shares of the holder of such Acquiror Common Shares, to the extent such Acquiror Common Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Holdings, the holder of such Acquiror Common Shares shall be entitled to receive in exchange therefor (i) the Per Share Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 4.01(a) and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 4.06 plus dividends declared after the Effective Time which are unpaid, if any. Until surrendered as contemplated by this Section 4.02(b), each Acquiror Common Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 4.02(b) (and cash in lieu of fractional shares pursuant to Section 4.06 plus any dividends declared after the Effective Time which are unpaid, if any).

4.03 Lost Certificate.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the provision by such Person of a customary indemnity against any claim that may be made against Holdings with respect to such Certificate, and Holdings shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article IV.

4.04 Acquiror Warrants.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.05 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Acquiror Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant shall entitle the holder thereof to acquire such equal number of Holdings Common Share(s) per Acquiror Warrant.

4.05 Withholding.  Each of Acquiror, Holdings, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that Acquiror, Holdings, the Company, the Surviving Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable to employees of the Company or its Affiliates prior to the Contribution and Exchange treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

4.06 Fractional Shares.  No certificate or scrip representing fractional Holdings Common Shares shall be issued upon the surrender for exchange of Certificates of Acquiror Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdings. Notwithstanding any other provision of this Agreement, each holder of Acquiror Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of Holdings Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Holdings Common Share multiplied by ten U.S. dollars ($10).

4.07 Payment of Expenses.

(a) On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by the Company or the Cision Owner in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, the Cision Owner and Company management incurred in connection with the transactions contemplated hereby and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b) On or prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror, Holdings and Merger Sub for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts and financial advisors employed in connection with the Merger, the Contribution and Exchange or any PIPE Investment (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, Holdings and Merger Sub as follows:

5.01 Corporate Organization of the Company.

(a) The Company has been duly incorporated and is validly existing as a private limited liability company under the Laws of the Grand Duchy of Luxembourg and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the notarial deed of incorporation and the articles of association of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b) The Company is duly incorporated and validly existing under the Laws of the Grand Duchy of Luxembourg, licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.02 Subsidiaries.

(a) The Significant Subsidiaries of the Company as of the date hereof are set forth on Schedule 5.02, including, as of such date, a description of the capitalization of each such Significant Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Significant Subsidiary. Each Significant Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Significant Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03 Due Authorization.  The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 5.05) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of managers (gérants) of the Company and by the sole shareholder of the Company (after the Pre-Closing Restructuring), and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.04 No Conflict.  Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Schedule 5.05, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

5.05 Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 5.05.

5.06 Current Capitalization.

(a) As of the date hereof, the share capital of the Company is set at $27,469.429 and consists of (i) 6,448 class A-1 shares, (ii) 6,448 class B-1 shares, (iii) 1,957,845 class C-1 shares, (iv) 5,498,688 class C2 shares and (v) 20,000,000 class V shares, all in registered form and having a nominal value of $0.001, each, issued and outstanding as of the date of this Agreement. Set forth on Schedule 5.06(a) is a true, correct and complete list of each holder of shares or other equity interests of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 5.06(a), as of the date hereof there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding. As of the date hereof, 417,479,759 CPECs have been issued and are held by Cision Owner.

(b) As of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company (except for the CPECs), or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 5.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Shareholders Agreement, as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant

Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as set forth on Schedule 5.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 5.06(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries.

5.07 Post-Restructuring Capitalization.  Following the consummation of the Pre-Closing Restructuring, as of immediately prior to the Contribution and Exchange:

(a) The share capital of the Company shall be set at $27,469.429 and consist of 47,469,429, shares issued and outstanding as of the consummation of the Contribution and Exchange. All of the issued and outstanding Company Shares (i) shall have been duly authorized and validly issued and will be fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law and (iii) will not have been issued in breach or violation of any preemptive rights or Contract. Set forth on Schedule 5.07(a) is a true, correct and complete list of each holder of shares or other equity interests of the Company and the number of shares or other equity interests held by each such holder after consummation of the Pre-Closing Restructuring and immediately prior to the Contribution and Exchange. Except as set forth on Schedule 5.07(a), there shall be no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding. The number of issued CPECs are 436,482,259.

(b) There shall be (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company (except for the CPECs), or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There shall be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There shall be no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Shareholders Agreement, the Company shall not be party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) The outstanding shares of capital stock or other equity interests of the Company’s Significant Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no outstanding contractual obligations of the Company’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Significant Subsidiaries. Except as forth on Schedule 5.07(c), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Significant Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 5.07(d), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. There are (i) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Significant Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Significant Subsidiaries is bound obligating such Significant Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Significant Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Significant Subsidiaries.

5.08 Financial Statements.  Attached as Schedule 5.08(a) are (a) the audited consolidated balance sheets of the Cision Owner and its Subsidiaries (including the Company) as of December 31, 2014 and as of December 31, 2015 and the audited consolidated statements of operations, cash flow and partners’ equity of the Cision Owner and its Subsidiaries (including the Company) for the period February 11, 2014 to December 31, 2014 and the year ended December 31, 2015, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of the Cision Owner and its Subsidiaries (including the Company) as of December 31, 2016 and the unaudited consolidated statements of operations, cash flow and shareholders’ equity of the Cision Owner and its Subsidiaries (including the Company) for the year ended December 31, 2016 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Cision Owner, the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items, in each case the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Cision Owner, the Company and its Subsidiaries.

5.09 Undisclosed Liabilities.  There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole), (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company or the Cision Owner of their respective obligations hereunder.

5.10 Litigation and Proceedings.  There are no pending or, to the knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

5.11 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 5.13 and Section 5.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since April 14, 2014 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2015, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b) Since April 14, 2014, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager (gérant), employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any any applicable Anti-Corruption Law.

5.12 Contracts; No Defaults.

(a) Schedule 5.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i) any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $250,000;

(iii) each employee collective bargaining Contract;

(iv) any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(v) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi) any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $2,500,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $2,500,000 of committed credit;

(vii) other than the Shareholders Agreement or any employment agreement set forth on Schedule 5.13(a), any Contract between the Company or its Subsidiaries, on the one hand, and any Cision Owner or their Affiliates, on the other hand;

(viii) each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since April 14, 2014 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2016, in excess of $1,000,000; and

(xi) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.12(a), whether or not set forth on Schedule 5.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2015, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2015, neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.13 Company Benefit Plans.

(a) Schedule 5.13(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any

“employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities. For the avoidance of doubt, “Company Benefit Plan” includes plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan maintained in the United States and each other Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since January 1, 2015.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code.

(k) No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

5.14 Labor Matters.

(a) (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since March 4, 2013, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) As of the date hereof, the Company has no knowledge that any current employee of the Company or its Subsidiaries above the level of senior manager presently intends to terminate his or her employment.

5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the most recent balance sheet included in the Unaudited Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Company’s knowledge, no oral claim has been made, since April 14, 2014 by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending. No issues relating to Taxes of the Company or its Subsidiaries were raised in any completed audit that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g) Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k) Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l) Each subsidiary of the Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) Neither the Company nor any of the Company’s Subsidiaries that is organized under the laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (iv) has elected under Section 897(i) of the Code to be treated as a domestic corporation. The Company is not a passive foreign investment company within the meaning of Section 1297 of the Code. Neither the Company nor Acquiror or any of their Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

(n) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(o) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment. The Company or a qualified subsidiary or qualified partnership (each as defined in Treasury Regulations Section 1.367(a)-3(c)(5)) with respect to the Company has been engaged in an active trade or business outside the United States as described in Treasury Regulations Section 1.367(a)-3(c)(3) and 1.367(a)-2(d) for the past 36 months and will continue to be so engaged through the Closing Date and, to the knowledge of the Company, neither the Company nor any applicable Subsidiary of the Company has any plan or intention to substantially dispose of or discontinue such trade or business. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the transfer of Acquiror stock pursuant to the Merger from qualifying for the exception to the application of Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met). To the knowledge of the Company, there is no plan or intention to liquidate the Company or Acquiror (including a liquidation for Tax purposes) following the Transactions.

5.16 Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.17 Insurance.  Schedule 5.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 5.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

5.18 Real Property; Assets.

(a) PR Newswire S. de RL de CV, a limited liability company organized under the laws of Mexico, is the sole and legal owner of the real property listed on Schedule 5.18(a) (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”), free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 5.18(a), neither the Company nor any other Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 5.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the

Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since April 14, 2014, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii) neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(g) Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

5.19 Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d) no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

5.20 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Unaudited Financial Statements to the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From December 31, 2016 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of the Acquiror pursuant to Section 8.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

5.21 Affiliate Agreements.  Other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries), none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

5.22 Internal Controls.  The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.23 Intellectual Property.

(a) Schedule 5.23(a) sets forth a true and complete list of all material registered Intellectual Property that is owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property (other than office actions issued in the ordinary course of prosecution by an applicable Governmental Authority).

(b) To the knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company has been threatened since April 14, 2014, alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.24 Permits.  Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

5.25 Proxy Statement/Prospectus.  None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Annual

Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.26 No Additional Representations and Warranties.  Except as provided in this Article V and Article VI, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF THE CISION OWNER

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Cision Owner represents and warrants to Acquiror, Holdings and Merger Sub as follows:

6.01 Organization and Entity Power.  The Cision Owner is a Cayman Islands exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands, with full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder.

6.02 Due Authorization.  The Cision Owner has all requisite entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder and the execution, delivery and performance of this Agreement by the Cision Owner and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the Cision Owner’s part are necessary to authorize the execution, delivery or performance of this Agreement. Assuming that this Agreement is a valid and binding obligation of the other parties hereto, this Agreement constitutes, a valid and binding obligation of the Cision Owner, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

6.03 Title to Common Stock.  Following the consummation of the Pre-Closing Restructuring and immediately prior to the Contribution and Exchange, the Cision Owner will be the sole lawful record and beneficial owner of the Company Shares and shall have title to the Company Shares free and clear of all Liens other than applicable federal and state securities law restrictions. Other than this Agreement, such Company Shares are not subject to any voting trust agreement or any other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Company Shares.

6.04 No Violation.  The execution, delivery and performance of this Agreement by the Cision Owner and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Cision Owner Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to the Cision Owner, or any of its respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which the Cision Owner is a party or by which it or its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of the Cision Owner, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Cision Owner to enter into and perform its obligations under this Agreement.

6.05 Governmental Authorities; Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Cision Owner with respect to the Cision Owner’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Cision Owner to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 6.05.

6.06 Litigation and Proceedings.  There are no pending or, to the knowledge of the Cision Owner, threatened, Actions against the Cision Owner, or otherwise affecting the Cision Owner, that (x) could reasonably be expected to adversely affect the ability of the Cision Owner to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. The Cision Owner is not subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

6.07 Tax Matters.  The Cision Owner has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment. The Cision Owner does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment. The Cision Owner does not have any knowledge of any fact or circumstance that could reasonably be expected to prevent the transfer of Acquiror stock pursuant to the Merger from qualifying for the exception to the application of Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met). To the knowledge of the Cision Owner, there is no plan or intention to liquidate the Company or Acquiror (including a liquidation for Tax purposes) following the Transactions.

6.08 Proxy Statement/Prospectus.  None of the information relating to the Cision Owner or its Affiliates (excluding the Company and its Subsidiaries) supplied by the Cision Owner, or by any other Person acting on behalf of the Cision Owner, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Annual Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.09 Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Cision Owner or any of its Affiliates for which the Company or any of its Subsidiaries has any obligation.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, HOLDINGS AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 7.04 (Litigation and Proceedings); Section 7.06 (Financial Ability; Trust Account); Section 7.12 (Tax Matters); and Section 7.13 (Capitalization)), Acquiror, Holdings and Merger Sub represent and warrant to the Company and the Cision Owner as follows:

7.01 Corporate Organization.  Each of Acquiror, Holdings and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or an exempted company with limited liability, as applicable, in good standing under the Laws of the state or jurisdiction of its incorporation or formation and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror, Holdings and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror, Holdings and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror, Holdings and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Holdings or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

7.02 Due Authorization.

(a) Each of Acquiror, Holdings and Merger Sub has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and, upon receipt of the Acquiror Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously authorized and approved by the board of directors or similar governing body of Acquiror, Holdings and Merger Sub and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror, Holdings or Merger Sub is necessary to authorize this Agreement or the Transactions (other than the adoption by Acquiror in its capacity as the sole member of Holdings of the amended and restated memorandum and articles of association of Holdings in the form attached hereto as Exhibit D and the adoption of this Agreement by Holdings in its capacity as the sole stockholder of Merger Sub, which adoptions will occur immediately following execution of this Agreement). This Agreement has been duly and validly executed and delivered by each of Acquiror, Holdings and Merger Sub and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror, Holdings and Merger Sub, enforceable against Acquiror, Holdings and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Annual Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, Holdings and Merger Sub, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

7.03 No Conflict.  The execution, delivery and performance of this Agreement by Acquiror, Holdings and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Holdings and Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, Holdings or Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including Holdings and Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including Holdings or Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Holdings or Merger Sub to enter into and perform its respective obligations under this Agreement.

7.04 Litigation and Proceedings.  There are no pending or, to the knowledge of Acquiror, threatened, Actions against Acquiror, Holdings or Merger Sub, or otherwise affecting Acquiror, Holdings or Merger Sub or their assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Holdings or Merger Sub to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror, Holdings or Merger Sub which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, Holdings or Merger Sub to enter into and perform its respective obligations under this Agreement.

7.05 Governmental Authorities; Consents.  Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, Holdings or Merger Sub with respect to Acquiror, Holdings or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and the Nasdaq.

7.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $325,000,000 invested in a trust account at J.P. Morgan Securities LLC (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 13, 2015, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 13, 2015. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since October 13, 2015 through the date hereof, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Converting Stockholder or is seeking repayment of any Stockholder Notes.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the Cision Owner contained herein and the compliance by the Company and the Cision Owner with their respective obligations hereunder, neither Acquiror, nor Holdings or Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, Holdings and Merger Sub on the Closing Date.

(c) As of the date hereof, neither Acquiror, nor Holdings or Merger Sub have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness other than pursuant to the Stockholder Notes.

7.07 Brokers’ Fees.  Except fees described on Schedule 7.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsors.

7.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 13, 2015 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). As of the date hereof, Acquiror meets the issuer requirements for use of Form S-3 (or its equivalent) under the Securities Act. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

7.09 Business Activities.

(a) Since its respective organization, neither Acquiror, nor Holdings or Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror, Holdings or Merger Sub or to which Acquiror, Holdings or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, Holdings or Merger Sub or any acquisition of property by Acquiror, Holdings or Merger Sub or the conduct of business by Acquiror, Holdings or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, Holdings or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Holdings or Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. Except for Merger Sub and the transactions contemplated herein, Holdings does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of Holdings and Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) Except for this Agreement, the Stockholder Notes, and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) or as set forth on Schedule 7.09(d), neither Acquiror, nor Holdings or Merger Sub is, or at any time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement, the Stockholder Notes, and the agreements expressly contemplated hereby (including any agreements permitted by Section 9.03) and Contracts set forth on Schedule 7.09(d)).

(e) There is no liability, debt or obligation against the Acquiror, Holdings, Merger Sub or their respective Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the year ended December 31, 2016 as reported on Form 10-K or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2016 as reported on Form 10-K in the ordinary course of the operation of business of the Acquiror and its Subsidiaries, (iii) disclosed in the Schedules or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

7.10 Form S-4 and Proxy Statement/Prospectus.  On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to Acquiror’s stockholders, and at the time of the Annual Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Acquiror by or on behalf of the Company or the Cision Owner specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

7.11 No Outside Reliance.  Notwithstanding anything contained in this Article VII or any other provision hereof, each of Acquiror, Holdings and Merger Sub, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V or by the Cision Owner in Article VI, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or the Cision Owner, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V or Article VI of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V or any certificate delivered in accordance with Section 11.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

7.12 Tax Matters

(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c) There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination.

(e) Neither Acquiror, nor Holdings or Merger Sub (or any of their Subsidiaries) has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment. To the knowledge of Acquiror there is no fact or circumstance that could reasonably be expected to prevent the Merger and the Contribution and Exchange from qualifying for the Intended Tax Treatment.

7.13 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 120,000,000 shares of Acquiror Common Stock, of which (A) 40,625,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 24,500,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors.

(b) Except for the Acquiror Warrants and Stockholder Notes, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in agreements with the Cision Owner, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) As of the date hereof, the authorized share capital of Holdings consists of 500,000,000 ordinary shares, of which 1 ordinary share is issued and outstanding and beneficially held by Acquiror as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of

Code Section 83. Except for this Agreement and the transactions contemplated hereby, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Holdings, or any other Contracts to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding contractual obligations of Holdings to repurchase, redeem or otherwise acquire any securities or equity interests of Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Except for this Agreement and the Transactions, Holdings is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Holdings.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding and beneficially held by Holdings as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for this Agreement and the Transactions, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

(e) The Holdings Common Shares to be issued in the Contribution and Exchange and the Merger will, upon issuance, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, (iv) be fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83 and (v) be issued free and clear of all Liens other than restrictions in the organizational documents of Holdings and applicable federal and state securities law restrictions and other than any Contracts in effect between any shareholder receiving such Holdings Common Shares and Holdings or any of its Subsidiaries.

7.14 Nasdaq Stock Market Quotation.  The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CLAC”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CLACW”. Acquiror is in compliance with the rules of the Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Holdings, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

ARTICLE VIII
COVENANTS OF THE COMPANY

8.01 Conduct of Business.  From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 8.01, as contemplated by the Pre-Closing Restructuring or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b) (i) make, declare or pay any dividend or distribution to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 5.12(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course consistent with past practice or as required by Law;

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales or dispositions of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than customary pledges of such assets in connection with the First Lien Credit Agreement;

(e) except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (v) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $2,500,000 individually or $10,000,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company and its Subsidiaries with a value in excess of $2,500,000, or acquire any assets in excess of $2,500,000, other than (A) customary pledges of such assets or Intellectual Property in connection with the Company’s existing credit facility, (B) licenses of Intellectual Property granted in the ordinary course of business, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h) make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k) enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l) (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 8.01(l);

(m) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $2,500,000 in the aggregate (net of insurance recoveries);

(n) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities (including the First Lien Credit Agreement), provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness, other than pursuant to the First Lien Credit Agreement;

(o) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q) enter into any agreement to do any action prohibited under this Section 8.01.

8.02 Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Holdings, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.03 HSR Act and Regulatory Approvals.  In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates, including GTCR Fund X/A AIV LP, to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

8.04 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 8.04 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

8.05 No Acquiror Common Stock Transactions.  From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, including the Contribution and Exchange, neither the Company nor any of its controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its controlled Affiliates, to comply with the foregoing sentence.

8.06 No Claim Against the Trust Account.  Each of the Company and the Cision Owner acknowledges that it has read Acquiror’s final prospectus, dated October 13, 2015 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and the Cision Owner further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by October 19, 2017 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and the Cision Owner on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 8.06 shall survive the termination of this Agreement for any reason.

8.07 Proxy Solicitation; Other Actions.

(a) The Company agrees to use commercially reasonable efforts to (i) promptly provide Acquiror with the information and financial statements listed on Schedule 8.07 to be included in the Proxy Statement/Prospectus and (ii) provide Acquiror, (A) no later than April 15, 2017, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the year ended December 31, 2016 prepared in accordance with GAAP and Regulation S-X and (B) no later than May 15, 2017, unaudited financial statements for PRN Group for the interim periods ended March 31, 2015 and March 31, 2016 prepared in accordance with GAAP and Rule 3-05 of Regulation S-X. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 8.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

8.08 Pre-Closing Restructuring.  The Company and the Cision Owner shall, and shall cause their respective Subsidiaries and Affiliates to, effectuate and consummate the Pre-Closing Restructuring prior to the Closing in accordance with the terms set forth on Schedule 1.01(a).

ARTICLE IX
COVENANTS OF ACQUIROR, HOLDINGS AND MERGER SUB

9.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article XI.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company and Acquiror shall pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

9.02 Indemnification and Insurance.

(a) From and after the Effective Time, Holdings and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Holdings shall, and shall cause the Surviving Company and its Subsidiaries to (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation (if applicable), bylaws and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Holdings shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 9.02.

(b) For a period of six years from the Effective Time, Holdings shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2016; provided, however, that (i) Holdings or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Holdings and the Surviving Company and all successors and assigns of Holdings and the Surviving Company. In the event that Holdings or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Holdings and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Holdings or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

(d) On the Closing Date, Holdings shall enter into customary indemnification agreements reasonably satisfactory to the Cision Owner with the individuals set forth on Schedule 9.05(i) and Schedule 9.05(ii), which indemnification agreements shall continue to be effective following the Closing.

9.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 9.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror, Holdings and Merger Sub shall not and each shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of incorporation, bylaws or other organizational documents of Holdings or Merger Sub;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror, Holdings or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror, Holdings or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror, Holdings or Merger Sub;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Holdings, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) other than as expressly permitted pursuant to the provisos of Section 9.03(a)(vii), enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, Holdings or Merger Sub (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (including pursuant to any Stockholder Notes); provided that, Acquiror shall be permitted to issue Stockholder Notes (solely and exclusively to the extent issued to the Sponsors) as necessary to permit the Acquiror to fund or pay for (A) any ordinary course out-of-pocket expenses incurred in support of the transactions contemplated hereby and/or (B) any fees, costs or expenses which would constitute Outstanding Acquiror Expenses; provided further that; any Stockholder Note issued pursuant to the foregoing proviso shall (x) be on terms and conditions reasonably satisfactory to the Company and (y) not contain any right, term, provision, covenant or agreement which permits or requires, and shall expressly forbid, that such Stockholder Note be converted into any equity securities or warrants of Acquiror, Holdings or Merger Sub;

(viii) permit to be converted, redeemed, replaced or otherwise discharged, except by repayment with cash, any Stockholder Note; or

(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror, Holdings, Merger Sub or any of their respective Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Holdings and Merger Sub) to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

9.04 Trust Account.  Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article XI), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 4.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

9.05 Director & Officer Appointments.  Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and Holdings shall take all actions necessary or appropriate to cause (a) all of the members of the Holdings board of directors (the “Holdings Board”) to resign effective as of the Closing, (b) the number of directors constituting the Holdings Board to be such number as is specified on Schedule 9.05(i) and (c) the individuals set forth on Schedule 9.05(i) to be elected as members of the Holdings Board, effective as of the Closing. Except as otherwise specified in writing by the Company prior to the Closing, and conditioned upon the occurrence of the Closing, Holdings and the Holdings Board shall take all actions necessary or appropriate to cause (x) all of the officers of Holdings to resign effective as of the Closing and (y) the individuals set forth on Schedule 9.05(ii) to have been appointed as the officers of Holdings in the positions specified opposite such individual’s names on Schedule 9.05(ii), effective as of the Closing.

9.06 Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror, Holdings and Merger Sub afford to the Company, the Cision Owner and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, Holdings and Merger Sub, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, Holdings and Merger Sub that are in the possession of Acquiror, Holdings or Merger Sub as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, the Cision Owner and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

9.07 Nasdaq Listing.  From the date hereof through the Closing, Acquiror shall take reasonable efforts (a) to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, the Nasdaq and (b) to cause the Holdings Common Shares and Holdings Warrants to be issued in connection with the Contribution and Exchange and the Merger to be approved for listing on the Nasdaq as of the Closing Date.

9.08 Acquiror Public Filings.  From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

9.09 PIPE Investment.  The Company shall reasonably cooperate and provide reasonable assistance and information (subject to the terms, conditions and limitations in Section 8.02 herein) as reasonably requested by Acquiror in connection with any PIPE Investment. None of Acquiror, Holdings, Merger Sub or any of their respective Affiliates or Subsidiaries shall enter into or consummate a PIPE Investment without the prior written consent of the Cision Owner and, if such consent is given, the PIPE Investment shall only be consummated on terms reasonably satisfactory to the Cision Owner.

9.10 Incentive Equity Plan.  Prior to the Closing Date, Acquiror, in its capacity as the sole stockholder of Holdings, shall approve, and shall cause Holdings to adopt, a management incentive equity plan, the form of which shall be prepared and delivered by the Cision Owner to Acquiror no later than ten Business Days prior to the Closing Date; provided that, such management incentive equity plan shall be consistent with the Intended Tax Treatment (assuming, solely for purposes of such determination, that all grants with respect to Holdings’ equity made pursuant to such management incentive equity plan shall be considered made in connection with the transactions contemplated hereby).

ARTICLE X
JOINT COVENANTS

10.01 Support of Transaction.  Without limiting any covenant contained in Article VIII or Article IX, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.03 and Section 9.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 10.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

10.02 Preparation of Form S-4 & Proxy Statement; Annual Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to cause Holdings to file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Annual Meeting with respect to the Proposals (as defined below)).

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Merger; (iii) the approval of the issuance of the Exchange Shares for purposes of complying with regulations of the Nasdaq, (iv) the election of directors effective as of the Closing and (v) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Annual Meeting.

(d) Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Annual Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 10.02(d), if on a date for which the Annual Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Annual Meeting, provided that the Annual Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Annual Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

10.03 Exclusivity.

(a) During the Interim Period, each of the Company and the Cision Owner shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Holdings, Merger Sub and/or any of their Affiliates) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror, Holdings and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a proposal to engage in an Acquisition Transaction without any breach by the Company of this Section 10.03(a); provided, further, however, that the foregoing acknowledgement shall not in any way diminish the obligations of the Company, the Cision Owner, and their respective Affiliates and Representatives pursuant to this sentence and, for the avoidance of doubt, the Company shall not enter into any further discussions or negotiations or provide any further information in respect of, or enter into any agreement or arrangement with respect to, any such proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. Each of the Company and the Cision Owner shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, none of Acquiror, Holdings or Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Cision Owner and/or any of their Affiliates), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, the Cision Owner and their respective Affiliates and Representatives. Each of Acquiror, Holdings and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

10.04 Tax Matters.

(a) Transfer Taxes.  Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror and the Cision Owner will join in the execution of any such Tax Returns.

(b) Tax Treatment.

(i) Acquiror, Holdings, Merger Sub, the Company and Cision Owner intend that the Merger, taken together with the Contribution and Exchange, shall constitute a transaction that qualifies under Section 351 of the Code, and each shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Company, Acquiror, Holdings and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) The parties hereto shall cooperate in connection with fulfilling Tax reporting requirements of the Surviving Company or its Affiliates in connection with the transactions contemplated hereby, including any and all applicable reporting requirements described in Treasury Regulations Section 1.367(a)-3(c)(6).

10.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 10.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of the other party hereto; and provided, further, that subject to Section 8.02 and this Section 10.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

10.06 Post-Closing Cooperation; Further Assurances.  Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE XI
CONDITIONS TO OBLIGATIONS

11.01 Conditions to Obligations of All Parties.  The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities or listed on Schedule 11.01(a) shall have been procured or made, as applicable.

(b) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

(e) The memorandum and articles of association of Holdings shall have been amended and restated in their entirety in the form attached hereto as Exhibit D.

(f) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

11.02 Conditions to Obligations of Acquiror, Holdings and Merger Sub. The obligations of Acquiror, Holdings and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 5.01(a) (Due Incorporation), Section 5.03 (Due Authorization), Section 5.06(d) (Current Capitalization), Sections 5.07(c) (Post-Restructuring Capitalization) and Section 5.16 (Brokers’ Fees) (the “Company Specified Representations”) and (B) of the Cision Owner contained in Section 6.01 (Organization and Entity Power), Section 6.02 (Due Authorization), Section 6.03 (Title to Common Stock) and Section 6.09 (Brokers’ Fees) (the “Cision Owner Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Sections 5.07(a), (b) and (d) (Post-Restructuring Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in Section 5.01(b) (Due Incorporation) and Section 5.20(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date that they expressly speak.

(iv) Each of the representations and warranties of the Company and the Cision Owner contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section Sections 5.07(a), (b) and (d) (Post-Restructuring Capitalization), the Cision Owner Specified Representations and other than the representation and warranty of the Company contained in Section 5.20(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Each of the covenants of the Company and the Cision Owner to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) The Company shall have delivered to Acquiror a certificate signed by an officer of the Company and with regard only to the representations, warranties and covenants of the Cision Owner an officer of the Cision Owner, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.02(a) and Section 11.02(b) have been fulfilled.

(d) The Acquiror Stockholder Approval shall have been obtained.

11.03 Conditions to the Obligations of the Company and the Cision Owner.  The obligation of the Company and the Cision Owner to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Cision Owner:

(a) Each of the representations and warranties of Acquiror, Holdings and Merger Sub contained in this Agreement (other than the representations and warranties of the Acquiror contained in Section 7.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(b) The representations and warranties of the Acquiror, Holdings and Merger Sub contained in Section 7.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c) Each of the covenants of Acquiror, Holdings and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d) Holdings shall have executed and delivered the Registration Rights Agreement.

(e) Holdings shall have executed and delivered the Nominating Agreement.

(f) Each of the covenants of each Sponsor required under such Sponsor’s Sponsor Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(g) The Holdings Common Shares to be issued pursuant to this Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

(h) The Available Closing Date Cash shall not be less than $225,000,000.00.

(i) Acquiror shall have delivered to the Company and the Cision Owner a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.03(a), Section 11.03(b), Section 11.03(c) and Section 11.03(h) have been fulfilled.

ARTICLE XII
TERMINATION/EFFECTIVENESS

12.01 Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 11.02(a) or Section 11.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) October 19, 2017 or (B) to the extent Acquiror Stockholders duly approve a later date (the “Acquiror Deadline”) for completion of a Business Combination, the earlier of (x) such later Acquiror Deadline and (y) December 19, 2017 (the “Termination Date”), or (iii) the consummation of the Merger or the Contribution and Exchange is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s, Holdings’ or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 11.03(a), Section 11.03(b) or Section 11.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger or the Contribution and Exchange is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Annual Meeting (subject to any adjournment or recess of the meeting).

12.02 Effect of Termination.  Except as otherwise set forth in this Section 12.02 or Section 13.14, in the event of the termination of this Agreement pursuant to Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 8.06, 12.02, 13.02, 13.03, 13.04, 13.05, 13.06, 13.13, 13.15 and 13.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.01 Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

13.02 Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub or, prior to the Closing, Holdings, to:

Capitol Acquisition Corp. III
509 7th Street, N.W.
Washington, DC 20004
Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, CFO
Facsimile: (202) 654-7070
E-mail: mark@capitolacquisition.com
            dyson@capitolacquisition.com

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, N.W.
Washington, DC 20004
Attention: Paul Sheridan
Facsimile: (202) 637-2201
E-mail: paul.sheridan@lw.com

(b) If to, or concerning, the Cision Owner, the Company, the Surviving Company or, following the Closing, Holdings to:

Cision US, Inc.
130 East Randolph St. 7th Floor
Chicago, IL 60601
Attention: Jack Pearlstein
Facsimile: (301) 459-2827
E-mail: jack.pearlstein@cision.com

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Stephen L. Ritchie, P.C. and Mark A. Fennell, P.C.
Facsimile: (312) 862-2200
E-mail: sritchie@kirkland.com
            mfennell@kirkland.com

or to such other address or addresses as the parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 8.01, an email from either Mark D. Ein or L. Dyson Dryden expressly consenting to the matter or action in question will suffice.

13.03 Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Acquiror, Holdings and/or Merger Sub may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the financing sources of Acquiror, Holdings and/or Merger Sub to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith; provided further, that the Company and/or the Cision Owner may (a) delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company or the Cision Owner so long as the Company or the Cision Owner, as applicable, remains fully responsible for the performance of the delegated obligations (if any), (b) following the Closing, assign to any acquirer of the equity or all or substantially all of the assets of the Company, the Cision Owner or any of their respective Affiliates, including the Surviving Company and its Subsidiaries (whether such sale is structure as a sale of stock, a sale of assets, a merger or otherwise) and (c) assign its rights, in whole or in part, to receive the Earnout Shares to any Person or Persons. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13.03 shall be null and void, ab initio.

13.04 Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, (ii) from and after the Effective Time, the Cision Owner (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article III, Article IV and Article X, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 13.15 and 13.16.

13.05 Expenses.  Except as otherwise provided herein (including Section 4.07, Section 9.01(e) and Section 12.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

13.06 Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.07 Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.08 Schedules and Exhibits.  The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

13.09 Entire Agreement.  This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of November 18, 2016 by and between Acquiror and the Cision Owner (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

13.10 Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 12.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 13.10.

13.11 Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party.

13.12 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13 Jurisdiction; WAIVER OF TRIAL BY JURY.  Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.14 Enforcement.  The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

13.15 Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Cision Owner, Acquiror, Holdings or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.16 Nonsurvival of Representations, Warranties and Covenants.  None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XIII.

13.17 Acknowledgements.

(a) Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Cision Owner Representations constitute the sole and exclusive representations and warranties of the Cision Owner in connection with the transactions contemplated by this Agreement; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror, Holdings and Merger Sub; (v) except for the Company Representations by the Company, the Cision Owner Representations by the Cision Owner, and the Acquiror Representations by Acquiror, Holdings and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s

Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Cision Owner Representations by the Cision Owner and the Acquiror Representations by Acquiror, Holdings and Merger Sub.

(b) Effective upon Closing, each of the parties hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.17. Notwithstanding anything herein to the contrary, nothing in this Section 13.17(b) shall preclude any party from seeking any remedy for actual and intentional fraud by a party hereto solely and exclusively with respect to the making of any representation or warranty by it in Article V, Article VI or Article VII (as applicable). Each party hereto shall have the right to enforce this Section 13.17 on behalf of any Person that would be benefitted or protected by this Section 13.17 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.17 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Nominating Agreement, the Registration Rights Agreement and the Sponsor Agreement.

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CAPITOL ACQUISITION CORP. III

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: Chief Executive Officer

CAPITOL ACQUISITION HOLDING COMPANY LTD.

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: Authorized Signatory

CAPITOL ACQUISITION MERGER SUB, INC.

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: President

CANYON HOLDINGS (CAYMAN) L.P.

By: Canyon Partners, Ltd. Its: General Partner

By: /s/ Jack Pearlstein
Name: Jack Pearlstein Title: Chief Financial Officer

CANYON HOLDINGS S.À: R.L.

By: /s/ Jeffrey Wright
Name: Jeffrey Wright Title: Class A Manager

By: /s/ Paul Brogan
Name: Paul Brogan Title: Class B Manager

[Signature page to Merger Agreement]

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Merger Agreement (defined below) is entered into as of April 7, 2017, by and among CAPITOL ACQUISITION CORP. III, a Delaware corporation (“Acquiror”), CAPITOL ACQUISITION HOLDING COMPANY LTD., an exempted company incorporated in the Cayman Islands with limited liability (“Holdings”), CAPITOL ACQUISITION MERGER SUB, INC., a Delaware corporation (“Merger Sub”), CANYON HOLDINGS (CAYMAN), L.P., a Cayman Islands exempted limited partnership (the “Cision Owner”), and CANYON HOLDINGS S.À: R.L., a Luxembourg private limited liability company (société à responsabilité limitée, having its registered office at 6D, L-2633 Senningerberg, Grand Duchy of Luxembourg and registered with the RCS under number B 184599 (the “Company”).

R E C I T A L S

A.  Acquiror, Holdings, Merger Sub, the Cision Owner and the Company entered into that certain Agreement and Plan of Merger, dated as of March 19, 2017 (the “Merger Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

B.  In accordance with Section 13.10 of the Merger Agreement, Acquiror, Holdings, Merger Sub, the Cision Owner and the Company desire to amend certain terms of the Merger Agreement as expressly provided in this Amendment.

A G R E E M E N T:

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby acknowledge and agree as follows:

1.	Article I Certain Definitions.
(A)	Article I of the Merger Agreement is hereby amended by inserting the following new definition after the definition of Applicable Organization Law and before the definition of Audited Financial Statements:

“Approved Stock Exchange” means Nasdaq, the New York Stock Exchange (NYSE) or any other national securities exchange that may be agreed upon by the parties hereto.

(B)	The definition of “Proxy Statement/Prospectus” included in Article I of the Merger Agreement is hereby amended to insert at the end of such definition the words “or any other Approved Stock Exchange on which the Holdings Common Shares are intended to be listed, as applicable.”

2.  Section 2.02(f).  Section 2.02(f) of the Merger Agreement is hereby amended by replacing the words “the Nasdaq” in clauses (i) and (ii) with the words “an Approved Stock Exchange”.

3.  Section 7.05.  Section 7.05 of the Merger Agreement is hereby amended by replacing the words “and the Nasdaq” with “, the Nasdaq and any other Approved Stock Exchange on which the Holdings Common Shares are intended to be listed”.

4.  Section 9.07.  Section 9.07 of the Merger Agreement is hereby amended and restated by deleting in its entirety all of the text of such section and replacing such text with the following:

9.07  Stock Exchange Listing.  From the date hereof through the Closing, Acquiror shall take reasonable efforts (a) to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants to be listed on, the Nasdaq and (b) to cause the Holdings Common Shares and Holdings Warrants to be issued in connection with the Contribution and Exchange and the Merger to be approved for listing on an Approved Stock Exchange as of the Closing Date.

5.  Section 10.02(c).  Section 10.02(c) of the Merger Agreement is hereby amended by replacing the words “the Nasdaq” in clause (iii) with the words “the Approved Stock Exchange on which the Exchange Shares are intended to be listed”.

6.  Section 11.03(g).  Section 11.03(g) of the Merger Agreement is hereby amended by replacing the words “the Nasdaq” with the words “an Approved Stock Exchange”.

7.  Amendments to Nominating Agreement.

(A)	Section 3 of the Nominating Agreement is hereby amended by inserting the following new definition after the definition of Agreement and before the definition of Beneficially Own:

“Approved Stock Exchange” means the Nasdaq Stock Market, the New York Stock Exchange (NYSE) or any other national securities exchange that may be agreed upon by the parties hereto.

(B)	Section 3 of the Nominating Agreement is hereby amended by deleting the defined term “NASDAQ” and the definition thereof.
(C)	Section 1(l) of the Nominating Agreement is hereby amended and restated by deleting in its entirety all of the text of such section and replacing such text with the following:

The Nominees may, but do not need to, qualify as “independent” pursuant to listing standards of the Approved Stock Exchange on which the Ordinary Shares are listed. All other Directors of the Board other than the [Chief Executive Officer] of the Company shall qualify as “independent” pursuant to listing standards of such Approved Stock Exchange.

8.  Effect of Amendment.  This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

9.  References.  On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, and each reference in any other document relating to the “Agreement and Plan of Merger,” “Merger Agreement,” “Agreement,” “thereunder,” “thereof” or words of like import referring to the Merger Agreement, means and references the Merger Agreement as amended hereby.

10.  Miscellaneous.  The provisions contained in Sections 13.06, 13.07, 13.08 13.10, 13.12, 13.13 and 13.14 of the Merger Agreement are incorporated by reference in this Amendment mutatis mutandis.

[The remainder of this page is intentionally left blank]

2

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date hereof.

CAPITOL ACQUISITION CORP. III

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: Chief Executive Offer

CAPITOL ACQUISITION HOLDING COMPANY LTD.

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: Authorized Signatory

CAPITOL ACQUISITION MERGER SUB, INC.

By: /s/ Mark D. Ein
Name: Mark D. Ein Title: President

[Signature Page to Amendment to the Merger Agreement]

CANYON HOLDINGS (CAYMAN), L.P.

By: Canyon Partners, Ltd.
Its: General Partner

By: /s/ Jack Pearlstein
Name: Jack Pearlstein Title: Chief Financial Officer

CANYON HOLDINGS S.À: R.L.

By: /s/ Jeff Wright
Name: Jeff Wright Title: Class A Manager

By: /s/ Paul Brogan
Name: Paul Brogan Title: Class B Manager

[Signature Page to Amendment to the Merger Agreement]

ANNEX B

Final Form

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

[CAYMAN PUBCO]

(Adopted by Special Resolution passed on [•] [           ] 2017)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CISION LTD.

(Adopted by Special Resolution passed on [•] [           ] 2017)

1.	The name of the Company is Cision Ltd.
2.	The Registered Office of the Company shall be at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other place as the Directors may from time to time decide.
3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2016 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.
4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.
5.	The share capital of the Company is US$50,000 divided into 480,000,000 Ordinary Shares of a par value of US $0.0001 each and 20,000,000 Preferred Shares of nominal or par value of $0.0001 each.
6.	The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7.	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CISION LTD.

(Adopted by Special Resolution passed on [•] [           ] 2017)

B-i

B-ii

1.	Interpretation
1.1.	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

“Affiliate” means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and (ii) in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles” means the Amended and Restated Articles of Association of the Company, as from time to time altered or added to in accordance with the Statute and these Articles.

“Business Day” means a day, excluding Saturdays or Sundays, on which banks in New York, New York, United States of America are open for general banking business throughout their normal business hours.

“Cision Owner” means the Shareholder, as such term is defined in the Director Nomination Agreement, provided that (for the avoidance of doubt) such Shareholder holds shares in the Company.

“Cision Owner Designee” means an individual elected to the board of Directors that has been nominated by Cision Owner pursuant to the Director Nomination Agreement.

“Cision Owner Requisition” means a requisition of Cision Owner.

“Commission” means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act.

“Company” means Cision Ltd., a Cayman Islands exempted company limited by shares.

“Company’s Website” means the website of the Company, the address or domain name of which has been notified to Members.

“Controlled Company” has the meaning given to it in the rules of the Designated Stock Exchange.

“Designated Stock Exchange” means the New York Stock Exchange, Nasdaq Stock Market or any other stock exchange or automated quotation system on which the Company’s securities are then traded.

“Dividend” means any dividend (whether interim or final) resolved to be paid on shares pursuant to these Articles.

“Director Nomination Agreement” means that certain Director Nomination Agreement, dated [•] 2017, by and among Cision Owner, the Company and the other parties thereto.

“Directors” means the directors of the Company for the time being, or as the case may be, the Directors assembled as a board or as a committee thereof.

“electronic” has the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“electronic record” has the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.

“electronic communication” means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Market Price” means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day.

“Member” means a person whose name is entered in the Register of Members as the holder of a share or shares.

“Memorandum of Association” means the Memorandum of Association of the Company, as amended and restated from time to time.

“month” means a calendar month.

“Nominating Member” means (i) the Member providing the notice of the nomination proposed to be made at a general meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made, and (iii) any affiliate or associate of such stockholder or beneficial owner.

“Ordinary Resolution” means (i) a resolution passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organisation, by its duly authorised representative or, where proxies are allowed, by proxy at a general meeting of the Company or (ii) a unanimous written resolution.

“Ordinary Shares” means an Ordinary Share in the capital of the Company of US$0.0001 nominal or par value designated as Ordinary Shares, and having the rights provided for in these Articles.

“Preferred Shares” means shares in the capital of the Company of US$0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles.

“Register of Members” means the register maintained by the Company in accordance with section 40 of the Statute or any modification or re-enactment thereof for the time being in force.

“Registered Office” means the registered office for the time being of the Company.

“Seal” means the common seal of the Company including any facsimile thereof.

“Securities Act” means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“share” means any share in the capital of the Company, including the Ordinary Shares, Preferred Shares and shares of other classes.

“signed” means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

“Special Resolution” means (i) a resolution passed by not less than two-thirds of votes cast by such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution, has been duly given or (ii) a unanimous written resolution.

“Statute” means the Companies Law (2016 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof.

“Treasury Share” means a share held in the name of the Company as a treasury share in accordance with the Statute.

“year” means a calendar year.

1.2.	In these Articles, save where the context requires otherwise:
(a)	words importing the singular number shall include the plural number and vice versa;
(b)	words importing the masculine gender only (i.e., “he” and “his”) shall include the feminine gender (i.e., “her,” and “hers”) and shall include references to entities without gender (i.e., “it” and “its”);
(c)	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;
(d)	“may” shall be construed as permissive and “shall” shall be construed as imperative;
(e)	a reference to a dollar or dollars (or $) is a reference to dollars of the United States of America;
(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;
(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)	Section 8 and 19(3) of the Electronic Transactions Law (2003 Revision) shall not apply;
(i)	“written” and “in writing” means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such “writing” shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;
(j)	any requirements as to execution or signature under these Articles can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law (2003 Revision);
(k)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(l)	the term “holder” in relation to a share means a person whose name is entered in the Register of Members as the holder of such share.
1.3.	Subject to the last two preceding Articles, any words defined in the Statute shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.
2.	Preliminary
2.1.	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that only part of the shares may have been allotted or issued.
2.2.	The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.
3.	Issue of Shares
3.1.	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Directors may, in their absolute discretion and without approval of the holders of Ordinary Shares, allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Statute and these Articles) vary such rights.
3.2.	The Company shall not issue shares in bearer form and shall only issue shares as fully paid.
4.	Ordinary Shares
4.1.	The holders of the Ordinary Shares shall be:
(a)	entitled to dividends in accordance with the relevant provisions of these Articles;
(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;
(c)	entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members, both in accordance with the relevant provisions of these Articles.
4.2.	All Ordinary Shares shall rank pari passu with each other in all respects.
5.	Preferred Shares
5.1.	Preferred Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.
5.2.	Authority is hereby granted to the Directors, subject to the provisions of the Memorandum, these Articles and applicable law, to create one or more series of Preferred Shares and, with respect to each such series, to fix by resolution or resolutions, without any further vote or action by the Members of the Company providing for the issue of such series:
(a)	the number of Preferred Shares to constitute such series and the distinctive designation thereof;
(b)	the dividend rate on the Preferred Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (“Dividend Periods”), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;
(c)	whether the Preferred Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;
(d)	the preferences, if any, and the amounts thereof, which the Preferred Shares of such series shall be entitled to receive upon the winding up of the Company;
(e)	the voting power, if any, of the Preferred Shares of such series;
(f)	transfer restrictions and rights of first refusal with respect to the Preferred Shares of such series; and
(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.
5.3.	Notwithstanding the fixing of the number of Preferred Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preferred Shares of the same series subject always to the Statute and the Memorandum.
5.4.	No dividend shall be declared and set apart for payment on any series of Preferred Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preferred Shares of each other series entitled to cumulative dividends at the time outstanding which rank senior or equally as to dividends with the series in question, dividends rateably in accordance with the sums which would be payable on the said Preferred Shares through the end of the last preceding Dividend Period if all dividends were declared and paid in full.
5.5.	If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preferred Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up; and (b) rank equally in connection with any such distribution, shall be insufficient to pay in full the preferential amount to which the holders of such Preferred Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preferred Shares rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.
6.	Register of Members and Share Certificates
6.1.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
6.2.	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.
6.3.	Shares shall be held in uncertificated, book entry form, unless the Directors resolve that share certificates shall be issued. Every person whose name is entered as a Member in the Register of Members and whose shares are to be held in certificated form shall, upon request and without payment, be entitled to a certificate within 30 days after allotment or transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors.
6.4.	All certificates shall specify the share or shares held by that person and the amount paid up thereon, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all. In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.
6.5.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.
6.6.	All certificates for shares shall be delivered personally or sent through the post addressed to the member entitled thereto at the Member’s registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
6.7.	Every share certificate of the Company shall bear any legends required under applicable laws, including the Securities Act.
7.	Transfer of Shares
7.1.	Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors acting reasonably and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

7.2.	The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the share until the name of the transferee in entered into the Register of Members in respect thereof.
7.3.	The Directors may decline to recognise any instrument of transfer unless:
(a)	the instrument of transfer is in respect of only one class of share;
(b)	the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Statute accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and
(c)	the instrument of transfer is duly and properly signed and endorsed or accompanied by an indemnity.
7.4.	The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any share upon the Register of Members to any branch register or any share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.
8.	Redemption, Purchase and Surrender of Shares, Treasury Shares
8.1.	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules of the Designated Stock Exchange, the Company may:
(a)	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine; and
(b)	purchase its own shares (including any redeemable shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange;
8.2.	The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.
8.3.	The Directors may accept the surrender for no consideration of any fully paid share.
8.4.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
8.5.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
9.	Variation of Rights Attaching to Shares
9.1.	If at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.
9.2.	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of shares.
9.3.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.
10.	Commission on Sale of Shares
10.1.	The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage as may be lawful.
11.	Non-Recognition of Trusts
11.1.	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share other than an absolute right to the entirety thereof in the holder.
12.	Transmission of Shares
12.1.	If a Member dies, the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his shares. The estate of a deceased Member is not thereby released from any liability in respect of any share, for which he was a joint or sole holder.
12.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such share or to have some person nominated by him registered as the holder of such share. If he elects to have another person registered as the holder of such share he shall sign an instrument of transfer of that share to that person. The Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.
12.3.	A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such share. However, he shall not, before becoming a Member in respect of a share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the share (but the Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

13.	Alteration of Capital
13.1.	Subject to these Articles, the Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.
13.2.	Subject to these Articles, the Company may by Ordinary Resolution:
(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;
(b)	sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;
(c)	divide shares into multiple classes; or
(d)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.
13.3.	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.
13.4.	Subject to these Articles, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum of Association with respect to any objects, powers or other matters specified therein; or
(d)	reduce its share capital and any capital redemption reserve in any manner authorised by law.
14.	Closing Register of Members or Fixing Record Date
14.1.	The Directors shall prepare, or cause to be prepared, at least ten (10) days before every general meeting, a complete list of the Members entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal executive office of the Company. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.
14.2.	The Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, attend or to vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.
14.3.	If no record date is fixed for the determination of Members entitled to receive notice of, attend or to vote at a meeting of Members or those Members that are entitled to receive payment of a Dividend or other distribution, the record date for such determination of Members shall be at the close of business on the Business Day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
15.	General Meetings
15.1.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.
15.2.	For so long as the Company’s securities are traded on a Designated Stock Exchange, the Company shall in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the Directors.
15.3.	Extraordinary general meetings may be called by a majority of the Directors or by the chairman of the board of Directors. If an extraordinary general meeting is called by the Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the Directors, and if an extraordinary general meeting is called by the chairman of the board of Directors, such extraordinary general meeting shall be held at such time and place as may be determined by the chairman of the board of Directors.
15.4.	For so long as Cision Owner beneficially owns at least 10% of the issued Ordinary Shares, the Directors shall on a Cision Owner Requisition forthwith proceed to convene an extraordinary general meeting of the Company.
15.5.	The Cision Owner Requisition must state the objects of the meeting and must be signed by Cision Owner and deposited at the Registered Office.
15.6.	If there are no Directors as at the date of the deposit of the Cision Owner Requisition or if the Directors do not within twenty-one days from the date of the deposit of the Cision Owner Requisition duly proceed to convene a general meeting to be held within a further twenty-one days, Cision Owner (for so long as it holds at least 10% of the issued Ordinary Shares) may itself convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.
15.7.	A general meeting convened as aforesaid by Cision Owner shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
15.8.	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
16.	Notice of General Meetings
16.1.	At least ten (10) calendar days’ notice (but not more than sixty (60) calendar days’ notice) shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, the matters that are intended to be presented, and, in the case of annual general meetings, the name of any nominee who the Directors intend to present for election, and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
(b)	in the case of an extraordinary general meeting, by the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than a majority of the shares giving that right.

16.2.	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company.
16.3.	In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.
16.4.	No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (B) otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof) or (C) otherwise properly brought before an annual general meeting by any Member of the Company who (1) is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in this Article.
(a)	In addition to any other applicable requirements, for business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Article 16.4(c) and (f).
(b)	All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intends to present for action by the members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.
(c)	For matters other than for the nomination for election of a Director to be made by a Member, to be timely, such Member’s notice shall be delivered to the Company at the principal executive offices of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual general meeting; provided, however, that if the Company’s annual general meeting occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and publicise such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least ten (10) days prior to the date set by the Directors. Cision Owner shall have the right (but not the obligation) to nominate at any time persons to be elected to the board of Directors pursuant to the terms of the Director Nomination Agreement in accordance with the provisions of these Articles for the election of Directors.
(d)	To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:
(i)	a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;
(ii)	the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person (as defined below);

(iii)	the class or series and number of shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;
(iv)	whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;
(v)	any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and
(vi)	a statement as to whether such Member or any Member Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

For purposes of this Article 16.4(d), a “Member Associated Person” of any Member shall mean (x) any Affiliate; or person acting in concert with, such Member, (y) any beneficial owner of shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made, or (z) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (x) and (y).

(e)	In addition to any other applicable requirements and subject to Article 16.5, for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must (A) be a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting, and on each such date beneficially owns more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission) and (B) have given timely notice thereof in proper written form to the Secretary of the Company. If a Member is entitled to vote only for a specific class or category of Directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a director at the meeting shall be limited to such class or category of Directors.
(f)	To be timely for purposes of Article 16.4(e), a Member’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the meeting; provided, however, that in the event less than one hundred thirty (130) days’ notice or prior public disclosure of the date of the meeting is given or made to Members, notice by the Member to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
(g)	To be in proper written form for purposes of Article 16.4(f), a Member’s notice to the Secretary must be set forth:
(i)	as to each Nominating Member:
(A)	the information that is requested in Article 16.4(d)(ii)-(vi); and

(B)	any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange.
(ii)	as to each person whom the Member proposes to nominate for election as a director:
(A)	all information that would be required by Article 16.4(d)(ii)-(vi) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;
(B)	the principal occupation or employment of the person;
(C)	all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and
(D)	a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and his Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules of the Designated Stock Exchange.

(h)	Unless otherwise provided by the terms of these Articles, any series of Preferred Shares or any agreement among Members or other agreement approved by the Directors, only persons who are nominated in accordance with the procedures set forth above shall be eligible to serve as Directors. If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.
(i)	Notwithstanding anything herein to the contrary, Cision Owner and its Affiliates who are Members (including, specifically, Canyon Partners, Ltd., GTCR Fund X/A AIV LP, GTCR Fund X/C AIV LP, GTCR Co-Invest X AIV LP, GTCR Partners X/A&C AIV LP and GTCR Investment X AIV Ltd.) shall not be required to comply with the advance notice or 15% ownership threshold requirements, as applicable, set forth in Articles 16.4(c), 16.4(e) and 16.4(f) for so long as they beneficially own (directly or indirectly) at least 5% of the total issued Ordinary Shares, but shall provide any such notice to the Company at least ten (10) days prior to the applicable general meeting.
16.5.	Notwithstanding any provision of these Articles to the contrary, Cision Owner shall have the rights set forth in the Director Nomination Agreement.
16.6.	The Directors will ensure that the Cision Owner Designees nominated in accordance with Article 16.5 are included in the notice of meeting for the next available annual general meeting or any extraordinary general meeting at which directors are to be elected, noting that a general meeting will only be the next available annual general meeting if the advance notice requirements of these Articles can be complied with.
16.7.	Subject to Article 16.5, the Company may by Ordinary Resolution appoint any person to be a Director.
16.8.	Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 21.2 or, until such time as he or she vacates office in accordance with Article 24.1.
16.9.	No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 16 shall not apply to any nomination of a director in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares).
16.10.	The accidental omission to give notice of a meeting to or the non-receipt of a properly sent notice of a meeting by any Member shall not invalidate the proceedings at any meeting.
17.	Proceedings at General Meetings
17.1.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate not less than a simple majority of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum, provided that for so long as the Company is a Controlled Company, a general meetings shall not be quorate unless Cision Owner is in attendance (provided that Cision Owner holds shares in the Company). A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting. If, however, such quorum is not present or represented at any general meeting, then either (i) the chairman of the meeting or (ii) the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting.
17.2.	When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
17.3.	A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.
17.4.	The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.
17.5.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll.
17.6.	A poll shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting.

17.7.	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.
18.	Votes of Members
18.1.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company shall have one vote for each share registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.
18.2.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.
18.3.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote on a poll by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.
18.4.	No Member shall be entitled to vote at any general meeting unless all sums presently payable by him in respect of shares in the Company have been paid.
18.5.	On a poll, votes may be given either personally or by proxy.
18.6.	The instrument appointing a proxy shall be in writing (whether by manual signature, typewriting, telegraphic transmission, telefacsimile or otherwise) under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is an entity, either under seal or under the hand of an officer or attorney duly authorised in that behalf provided however, that a Member may also authorise the casting of a vote by proxy pursuant to telephonic or electronically transmitted instructions (including, without limitation, instructions transmitted over the internet) obtained pursuant to procedures approved by the Directors which are reasonably designed to verify that such instructions have been authorised by such Member. A proxy need not be a Member of the Company. Notwithstanding the foregoing, no proxy shall be voted or acted upon after three (3) years from its date unless the proxy provides for a longer period.
18.7.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.
18.8.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.
18.9.	Shares that are beneficially owned by the Company shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of issued Shares at any given time.
19.	Corporations Acting by Representatives at Meeting
19.1.	Any corporation or other entity which is a Member may, by resolution of its directors, other governing body or authorised individual(s), authorise such person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.
20.	Clearing Houses
20.1.	If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of shares specified in such authorisation.
21.	Directors
21.1.	There shall be a board of Directors consisting of eight (8) Directors, unless increased or decreased from time to time by the Directors or the Company in general meeting, provided that, for so long as Cision Owner has the right to nominate any Director for election pursuant to Article 16.5, the size of the board of Directors shall not be increased or decreased without the prior written consent of Cision Owner. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require (subject to any applicable exceptions for Controlled Companies).
21.2.	The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall initially be assigned to each class in accordance with the Director Nomination Agreement. At the 2018 annual general meeting of Members, the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three (3) years. At the 2019 annual general meeting of Members, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the 2020 annual general meeting of Members, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting of Members, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the Directors shall shorten the term of any incumbent Director.
21.3.	The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, even if less than a quorum, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the board of Directors or as an addition to the existing board of Directors, subject to these Articles (including Article 16.5), the terms of the Director Nomination Agreement, applicable law and the listing rules of the Designated Stock Exchange; provided that, subject to the terms of the Director Nomination Agreement, any vacancy not filled by the Directors may be filled by the Members by Ordinary Resolution at the next annual general meeting or extraordinary general meeting called for that purpose; provided further, that, subject to the terms of the Director Nomination Agreement, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more Directors by the provisions of these Articles, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the Directors elected by such class or classes or series thereof then in office, or by a sole remaining Director so elected or by the Members holding such class or classes of shares or series thereof in accordance with these Articles. Any Director so appointed shall hold office until the expiration of the term of such class of Directors or until his earlier death, resignation or removal.
21.4.	A Director may be removed from office by the Members by Special Resolution only for cause (“cause” for removal of a Director shall be deemed to exist only if (a) the Director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (b) such Director has been found by the affirmative vote of a majority of the Directors then in office at any regular or special meeting of the board of Directors called for that purpose, or by a court of competent jurisdiction, to have been guilty of wilful misconduct in the performance of such Director’s duties to the Company in a matter of substantial importance to the Company; or (c) such Director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects such director’s ability to perform his or her obligations as a Director) at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement); provided that, (x) until the date of the 2020 annual general meeting of Members (and not thereafter), any Director may be removed with or without cause upon the affirmative vote of the Cision Owner if the Cision Owner and its Affiliates beneficially own at least 50% of the issued Ordinary Shares and (y) any Director who was nominated for election by the Cision Owner may be removed with or without cause upon the affirmative vote of the Cision Owner for so long as the Cision Owner has the right to nominate such Director for election pursuant to Article 16.5; provided further, the Cision Owner shall not have the right to remove without cause pursuant to clause (x) (A) any Class I Director prior to the 2018 annual general meeting of Members and (B) any Class III Director prior to the 2020 annual general meeting of Members. A vacancy on the board of Directors created by the removal of a Director under the provisions of these Articles may be filled by the election or appointment by Ordinary Resolution at the general meeting at which such Director is removed or by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange, provided that if any Director so removed is a Cision Owner Designee, the Company shall use its best efforts to cause the vacancy caused by such removal to be filled, as soon as possible, by a new designee of Cision Owner pursuant to the rights set forth in Article 16.5, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same. A Director appointed to fill a vacancy in accordance with this Article shall be of the same Class of Director as the Director he or she replaced and the term of such appointment shall terminate in accordance with that Class of Director.
21.5.	The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.
21.6.	A Director shall not be required to hold any shares in the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of shares of the Company.
22.	Directors’ Fees and Expenses
22.1.	The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.
22.2.	Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.
23.	Powers and Duties of Directors
23.1.	Subject to the provisions of the Statute, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been made.
23.2.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit, subject to Article 23.3; provided that any committee so formed shall include amongst its members at least two Directors unless otherwise required by applicable law, rules and regulations and the rules of the Designated Stock Exchange; provided further that no committee shall have the power of authority to (a) recommend to the Members an amendment of these Articles

(except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of shares adopted by the Directors as provided under the laws of the Cayman Islands, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum of Association of the Company; or (f) declare a dividend or authorise the issuance of shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) or the Memorandum of Association or these Articles so provide. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors. The Directors may also delegate to any Director holding any executive office such of their powers as they consider desirable to be exercised by him or her. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers, and may be revoked or altered.
23.3.	To the extent requested by Cision Owner, each committee of the board of Directors shall include at least one Cision Owner Designee as requested pursuant to Article 16.5 to be appointed as a member of each such committee of the board of Directors unless such designation would violate any legal restrictions on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s Ordinary Shares may be listed (subject in each case to any applicable exceptions, including those for “controlled companies” and any applicable phase-in periods) so long as Cision Owner and its Affiliates hold at least 5% of the total issued Ordinary Shares.
23.4.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.
23.5.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.
23.6.	The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.
23.7.	The Directors from time to time and at any time may delegate to any such advisory committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
23.8.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

23.9.	The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.
24.	Disqualification of Directors
24.1.	Subject to these Articles, the office of Director shall be vacated, if the Director:
(a)	becomes bankrupt or makes any arrangement or composition with his creditors;
(b)	dies or is found to be or becomes of unsound mind;
(c)	resigns his office by notice in writing to the Company;
(d)	is prohibited by applicable law or the Designated Stock Exchange from being a director;
(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or
(f)	if he or she shall be removed from office pursuant to these Articles.
25.	Proceedings of Directors
25.1.	Subject to these Articles, the Directors may meet together for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Such meetings may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Questions arising at any meeting of the Directors shall be decided by the method set forth in Article 25.4.
25.2.	The chairman of the board of Directors or the Secretary on request of a Director, may, at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.
25.3.	A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.
25.4.	The quorum necessary for the transaction of the business of the Directors shall be a majority of the authorised number of Directors. If at any time there is only a sole Director, the quorum shall be one (1) Director. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. In the case of an equality of votes, the chairman shall not have an additional tie-breaking vote.
25.5.	A meeting of the Directors may be held by means of telephone or teleconferencing or any other telecommunications facility provided that all participants are thereby able to communicate immediately by voice with all other participants.

25.6.	Subject to these Articles, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.
25.7.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 25.7 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship. Without limiting the generality of the foregoing:
(a)	the Cision Owner Designee may hold any position of any kind whatsoever with Cision Owner and/or any of its Affiliates and may maintain any interest of any kind whatsoever, whether directly or indirectly, in Cision Owner and/or any of its Affiliates and/or any Cision Owner Opportunity (as defined below) (such positions and/or interests, as the case may be, hereinafter, together, “Cision Owner Interests”);
(b)	no Cision Owner Interests shall disqualify the Cision Owner Designee from the office of Director, nor shall any contract, transaction or arrangement entered into by or on behalf of the Company in respect of which any Cision Owner Interests may subsist, whether directly or indirectly, be or be liable to be avoided, nor shall the Cision Owner Designee be liable to account to the Company for any profit or other gain arising by reason of any Cision Owner Interest and/or any contract, transaction or arrangement entered into by or on behalf of the Company in respect of which any Cision Owner Interest may subsist, whether directly or indirectly;
(c)	the Cision Owner Designee shall be at liberty to vote in respect of any contract, transaction or arrangement in which any Cision Owner Interest may subsist, whether directly or indirectly;
(d)	the Cision Owner Interests shall be deemed to have been disclosed by the Cision Owner Designee upon his or her appointment as a Director of the Company and shall be deemed to be sufficient disclosure of the Cision Owner Interests as required under these Articles: thereafter it shall not be necessary for the Cision Owner Designee to give special or particularized notice of any Cision Owner Interests in respect of any transaction which may involve the Company.

25.8.	To the maximum extent permitted by applicable law:
(a)	the Company renounces and waives:
a.	any interest or expectancy in, or in being offered or presented with an opportunity to participate in; or
b.	any right to be informed of:

any business or corporate opportunity that may from time to time be of interest to or known to or be or have been presented to Cision Owner and/or any of its Affiliates and/or any of their officers, directors, agents, stockholders, members, partners and subsidiaries (including specifically, without limiting the generality of the foregoing, the Cision Owner Designee) (such opportunity, hereinafter, the “Cision Owner Opportunity”) whether or not such Cision Owner Opportunity is or may be pursued by Cision Owner and or its Affiliates and whether or not such Cision Owner Opportunity may be a business or corporate opportunity the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so;

(b)	no Director, officer or employee of the Company (including specifically, without limiting the generality of the foregoing, the Cision Owner Designee) (each of such persons, hereinafter, a “Relevant Person”) shall:
a.	be required or be under any duty (whether fiduciary or otherwise) to present to or make known to the Company any Cision Owner Opportunity or refrain from, whether directly or indirectly, pursuing, participating in the pursuit of, exploiting or acquiring, any Cision Owner Opportunity; or
b.	be liable to the Company for any breach of any fiduciary or other duty, whether as a Director, officer or employee of the Company or otherwise, by reason of the fact that such Relevant Person, whether directly or indirectly, acting in good faith, pursues, participates in the pursuit of, exploits or acquires any Cision Owner Opportunity, directs any Cision Owner Opportunity to another person or fails to present any Cision Owner Opportunity, or information regarding any Cision Owner Opportunity, to the Company:

unless such Cision Owner Opportunity is, or has been, expressly offered to the Relevant Person solely in their capacity as Director, officer and/or employee of the Company;

(c)	neither Cision Owner nor any of its Affiliates has any duty to refrain from engaging or investing directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries.
25.9.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.
25.10.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:
(a)	all appointments of officers made by the Directors;
(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and
(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.
25.11.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

25.12.	A resolution signed by all the Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed, a resolution may consist of several documents each signed by one or more of the Directors.
25.13.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.
25.14.	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.
25.15.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.
25.16.	Meetings and actions of committees of the Directors shall be governed by, and held and taken in accordance with, the provisions of Article 25.1 (place of meetings), Article 25.2 (notice), Article 25.3 (telephonic meetings), and Article 25.4 (quorum), with such changes in the context of these Articles as are necessary to substitute the committee and its members for the Directors; provided, however, that the time of regular meetings of committees may be determined either by resolution of the Directors or by resolution of the committee, that special meetings of committees may also be called by resolution of the Directors, and that notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Articles.
25.17.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.
26.	Presumption of Assent
26.1.	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the Minutes of the meeting or unless he shall file his written dissent or abstention from such action with the person acting as the chairman or Secretary of the meeting before the adjournment thereof or shall forward such dissent or abstention by registered post to such person immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Director who voted in favour of such action.
27.	Dividends, Distributions and Reserve
27.1.	Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor. All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of six (6) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.
27.2.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors shall establish an account to be called the “Share Premium Account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules of the Designated Stock Exchange. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules of the Designated Stock Exchange in relation to the share premium account.
27.3.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct. Notwithstanding the foregoing, dividends may also be paid electronically to the account of the Members or persons entitled thereto or in such other manner approved by the Directors.
27.4.	The Directors when paying dividends to the Members in accordance with the foregoing provisions may make such payment either in cash or in specie.
27.5.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Statute, the share premium account.
27.6.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.
27.7.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.
27.8.	No dividend shall bear interest against the Company.
28.	Book of Accounts
28.1.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.
28.2.	The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.
28.3.	Except as provided in Article 14.1, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors.
28.4.	The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Directors or failing any determination as aforesaid shall not be audited.
29.	Audit
29.1.	The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

29.2.	Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.
29.3.	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.
30.	The Seal
30.1.	The Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal of the Company is so affixed in their presence.
30.2.	The Company may maintain a facsimile of its Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence of and the instrument signed by a Director or the Secretary (or an Assistant Secretary) of the Company or in the presence of any one or more persons as the Directors may appoint for the purpose.
30.3.	Notwithstanding the foregoing, a Director shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.
31.	Officers
31.1.	Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold the office of the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.
32.	Register of Directors and Officers
32.1.	The Company shall cause to be kept in one or more books at its office a Register of Directors and Officers in which there shall be entered the full names and addresses of the Directors and Officers and such other particulars as required by the Statute. The Company shall send to the Registrar of Companies in the Cayman Islands a copy of such register, and shall from time to time notify the said Registrar of any change that takes place in relation to such Directors and Officers as required by the Statute.
33.	Capitalisation of Profits
33.1.	Subject to the Statute and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a share premium account or a capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
34.	Notices
34.1.	Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (i) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.
34.2.	An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.
34.3.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.
34.4.	Any notice or other document, if served by (a) post, shall be deemed to have been served when the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.
34.5.	Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

34.6.	Notice of every general meeting shall be given to:
(a)	all Members who have supplied to the Company an address for the giving of notices to them, except that in case of joint holders, the notice shall be sufficient if given to the joint holder first named in the Register of Members; and
(b)	each Director.
34.7.	No other person shall be entitled to receive notices of general meetings.
35.	Information
35.1.	No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the members of the Company to communicate to the public.
35.2.	The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.
36.	Indemnity
36.1.	The Company shall indemnify every Director and officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company or any predecessor to the Company, and may indemnify any person (other than current and former Directors and officers) (any such Director, officer or other person, an “Indemnified Person”), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Director.
36.2.	The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
36.3.	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

36.4.	Neither any amendment nor repeal of these Articles set forth under this heading of “Indemnity” (the “Indemnification Articles”), nor the adoption of any provision of the Company’s Articles or Memorandum of Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
37.	Financial Year
37.1.	Unless the Directors otherwise prescribe, the financial year of the Company shall begin on January 1 in each year and shall end on December 31 in such year.
38.	Winding Up
38.1.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any shares, in a winding up:
(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them; or
(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
38.2.	If the Company shall be wound up the liquidator may, subject to the rights attaching to any shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
39.	Amendment of Memorandum and Articles of Association and Name of Company
39.1.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to these Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
40.	Registration by Way of Continuation
40.1.	Subject to these Articles, the Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

41.	Mergers and Consolidations
41.1.	The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

ANNEX C

CISION LTD.

2017 OMNIBUS INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this Cision Ltd. 2017 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.2 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Participant’s duties or responsibilities (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company or an Affiliate, in each case, as determined by the Committee in its good faith discretion; or (b) in the case where there is an employment, consulting, change in control or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a Change in Control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.6 “Change in Control” has the meaning set forth in 11.2.

2.7 “Change in Control Price” has the meaning set forth in Section 11.1.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.9 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.10 “Common Stock” means the ordinary shares, par value $0.0001 per share, of the Company.

2.11 “Company” means Cision Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and its successors by operation of law.

2.12 “Consultant” means any Person who is an advisor or consultant to the Company or its Affiliates.

2.13 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14 “Effective Date” means the effective date of the Plan as defined in Article XV.

2.15 “Eligible Employee” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, independent Non-Employee Director, or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded, or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of any Award granted in connection with the Registration Date, the Fair Market Value shall be the public offering price in the initial public offering as set forth on the cover of the prospectus. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.19 “Family Member” means the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

2.20 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.21 “Lead Underwriter” has the meaning set forth in Section 14.19.

2.22 “Lock-Up Period” has the meaning set forth in Section 14.19.

2.23 “Non-Employee Director” means a director or a member of the Board or the board of directors of any Affiliate who is not an active employee of the Company or any Affiliate.

2.24 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.25 “Non-Tandem Stock Appreciation Right” means the right to receive an amount in cash and/or stock equal to the difference between (a) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (b) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.26 “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.27 “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.28 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.29 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.30 “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.31 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.32 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.33 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

2.34 “Plan” means this Cision Ltd. 2017 Omnibus Incentive Plan, as amended from time to time.

2.35 “Proceeding” has the meaning set forth in Section 14.8.

2.36 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.37 “Registration Date” means the date on which the Company consummates the sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

2.38 “Reorganization” has the meaning set forth in Section 4.2(b)(ii).

2.39 “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.

2.40 “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.41 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.42 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.43 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.44 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.45 “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII.

2.46 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.47 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.48 “Tandem Stock Appreciation Right” means the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (a) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (b) the aggregate exercise price of such Stock Option (or such portion thereof).

2.49 “Ten Percent Stockholder” means a Person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.50 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.51 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Award to Section 409A of the Code.

2.52 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director or member of the Board and the board of directors of any affiliate of the Company; provided that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director or member of the Board and the board of directors of any affiliate of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.53 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.

2.54 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III
ADMINISTRATION

3.1 The Committee.  The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, it is intended that each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Section 162(m) of the Code and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2 Grants of Awards.  The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine the amount of cash to be covered by each Award granted hereunder;

(f) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(g) to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);

(h) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(j) to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(k) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines.  Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final.  Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures.  If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee. In the event of any designation of authority hereunder, subject to applicable law, applicable stock exchange rules and any limitations imposed by the Committee in connection with such designation, such designee or designees shall have the power and authority to take such actions, exercise such powers and make such determinations that are otherwise specifically designated to the Committee hereunder.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any Person designated pursuant to Section 3.6(a) shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.7 Indemnification.  To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such Person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to such individual under the Plan.

ARTICLE IV
SHARE LIMITATION

4.1 Shares.  (a) The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 6,100,000 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 6,100,000 shares. With respect to Options and Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If any shares of Common Stock are withheld to satisfy tax withholding obligations on an Award issued under the Plan, the number of shares of Common Stock withheld shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 6,100,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2). The maximum grant date fair value of any Award granted to any director during any calendar year shall not exceed $500,000.

(b) Individual Participant Limitations.  To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual Participant limitations shall apply:

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 3,000,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 3,000,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) The maximum number of shares of Common Stock subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be 3,000,000 shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be $5,000,000.

(v) The individual Participant limitations set forth in this Section 4.1(b) (other than Section 4.1(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

(c) Annual Non-Employee Director Award Limitation.  The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual Non-Employee Director in any fiscal year of the Company (excluding Awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers and any stock dividends payable in respect of outstanding Awards) shall not exceed $500,000.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board, the Committee or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, stock split, or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 11.1:

(i) If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares of Common Stock, or combines (by reverse split, combination or otherwise) its outstanding Common Stock into a lesser number of shares of Common Stock, then the respective exercise prices for outstanding Awards that provide for a Participant elected exercise and the number of shares of Common Stock covered by outstanding Awards shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(ii) Excepting transactions covered by Section 4.2(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity (each, a “Reorganization ”), then, subject to the provisions of Section 11.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), or (C) the purchase price thereof, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iii) If there shall occur any change in the capital structure of the Company other than those covered by Section 4.2(b)(i) or 4.2(b)(ii), including by reason of any extraordinary dividend (whether cash or equity), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company, then the Committee may adjust any Award and make such other adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.

(iv) Any such adjustment determined by the Committee pursuant to this Section 4.2(b) shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.2(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.2.

(v) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or this Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise or payment by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be required with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

4.3 Minimum Purchase Price.  Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V
ELIGIBILITY

5.1 General Eligibility.  All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options.  Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement.  The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or

Non-Employee Director, respectively.

ARTICLE VI
STOCK OPTIONS

6.1 Options.  Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants.  The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options.  Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price.  The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the date of grant.

(b) Stock Option Term.  The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c) Exercisability.  Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise.  Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; (iii) having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee; or (iv) on such other terms and conditions as may be acceptable to the Committee (including, without limitation having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options.  No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability.  Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that, in the event of a Participant’s Termination by reason of Disability, if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause.  Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination by the Company without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation.  Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(ii) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause.  Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (i) is for Cause or (ii) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options.  Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations.  To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options.  Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m) Deferred Delivery of Common Stock.  The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n) Early Exercise.  The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Other Terms and Conditions.  The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 14.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights.  Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights.  Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price.  The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term.  A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until, and then only to the extent that the exercise or termination of the Reference Stock Option causes, the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c) Exercisability.  Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d) Method of Exercise.  A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.

(e) Payment.  Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(f) Deemed Exercise of Reference Stock Option.  Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g) Non-Transferability.  Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights.  Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights.  Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price.  The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term.  The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c) Exercisability.  Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise.  Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e) Payment.  Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination.  Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g) Non-Transferability.  No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5 Limited Stock Appreciation Rights.  The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.

7.6 Other Terms and Conditions.  The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Stock Appreciation Right on a cashless basis on the last day of the term of such Stock Appreciation Right if the Participant has failed to exercise the Stock Appreciation Right as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right exceeds the exercise price of such Stock Appreciation Right on the date of expiration of such Stock Appreciation Right, subject to Section 14.4. Stock Appreciation Rights may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VIII
RESTRICTED STOCK

8.1 Awards of Restricted Stock.  Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

8.2 Awards and Certificates.  Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price.  The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance.  Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend.  Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Cision Ltd. (the “Company”) 2017 Omnibus Incentive Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated            . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody.  If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Restrictions and Conditions.  The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period.  (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b) Rights as a Stockholder.  Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c) Termination.  Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions.  If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX
PERFORMANCE AWARDS

9.1 Performance Awards.  The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Common Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Common Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c).

9.2 Terms and Conditions.  Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a) Earning of Performance Award.  At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability.  Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards.  With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends.  Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(e) Payment.  Following the Committee’s determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. With respect to any Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall be precluded from having discretion to increase the amount of compensation payable under the terms of such Award.

(f) Termination.  Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

(g) Accelerated Vesting.  Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any Performance Award.

ARTICLE X
OTHER STOCK-BASED AND CASH-BASED AWARDS

10.1 Other Stock-Based Awards.  The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

10.2 Terms and Conditions.  Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a) Non-Transferability.  Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends.  Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Award.

(c) Vesting.  Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price.  Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3 Other Cash-Based Awards.  The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE XI
CHANGE IN CONTROL PROVISIONS

11.1 Benefits.  In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest automatically and a Participant’s Award shall be treated in accordance with one or more of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess (if any) of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes hereof, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c) The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least 10 days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(d) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

11.2 Change in Control.  Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement with a Participant approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, the Investors, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 11.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) whose election by the Board or nomination for election by the

Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger, reorganization or consolidation of the Company with any other corporation, other than (i) a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, reorganization or consolidation; or (ii) a merger, reorganization or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

11.3 Escrow and Withholding of Proceeds.  To the extent the Board determines that the escrow or withholding of any proceeds with respect to any Awards is in the best interest of the Company in connection with a transaction that would result in a Change in Control, the Board shall, in its good faith, make any such determination, taking into account the requirements of Section 409A of the Code, and such determination shall be final, binding and conclusive. The Board may make any such determination with respect to any Awards and shall not be required to treat all Awards in the same manner.

11.4 Initial Public Offering not a Change in Control.  Notwithstanding the foregoing, for purposes of the Plan, the occurrence of the Registration Date or any change in the composition of the Board within one year following the Registration Date shall not be considered a Change in Control.

ARTICLE XII
TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (b) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (c) change the classification of individuals eligible to receive Awards under the Plan; (d) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (e) extend the maximum option period under Section 6.4; (f) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (g) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (h) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the

Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIII
UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIV
GENERAL PROVISIONS

14.1 Legend.  In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2 Other Plans.  Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.3 No Right to Employment/Directorship/Consultancy.  Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate such employment, consultancy or directorship at any time.

14.4 Withholding of Taxes.  The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any minimum statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Furthermore, at the discretion of the Committee, any additional tax obligations of a Participant with respect to an Award may be satisfied by further reducing the number of shares of Common Stock, otherwise deliverable with respect to such Award, to the extent that such reductions do not result in any adverse accounting implications to the company, as determined by the Committee. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

14.5 No Assignment of Benefits.  No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.

14.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

14.7 Governing Law.  The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.8 Jurisdiction; Waiver of Jury Trial.  Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waive any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

14.9 Construction.  Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Additionally, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

14.10 Other Benefits.  No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.11 Costs.  The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

14.12 No Right to Same Benefits.  The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.13 Death/Disability.  The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.14 Section 16(b) of the Exchange Act.  All elections and transactions under the Plan by Persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.15 Section 409A of the Code.  The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period.

14.16 Successor and Assigns.  The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

14.17 Severability of Provisions.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.18 Payments to Minors, Etc.  Any benefit payable to or for the benefit of a minor, an incompetent Person or other Person incapable of receipt thereof shall be deemed paid when paid to such Person’s guardian or to the party providing or reasonably appearing to provide for the care of such Person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

14.19 Lock-Up Agreement.  As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.

14.20 Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

14.21 Section 162(m) of the Code.  Notwithstanding any other provision of the Plan to the contrary, the provisions of the Plan requiring compliance with Section 162(m) of the Code shall not apply to Awards granted under the Plan that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

14.22 Company Recoupment of Awards.  A Participant’s rights with respect to any Award hereunder shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

ARTICLE XV
EFFECTIVE DATE OF PLAN

The Plan shall become effective on [•], 2017, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

ARTICLE XVI
TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

ARTICLE XVII
NAME OF PLAN

The Plan shall be known as the “Cision Ltd. 2017 Omnibus Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	earnings per share;
•	operating income;
•	gross income;
•	net income (before or after taxes);
•	cash flow;
•	gross profit;
•	gross profit return on investment;
•	gross margin return on investment;
•	gross margin;
•	operating margin;
•	working capital;
•	earnings before interest and taxes;
•	earnings before interest, tax, depreciation and amortization;
•	adjusted earnings before interest, tax, depreciation and amortization;
•	return on equity;
•	return on assets;
•	return on capital;
•	return on invested capital;
•	net revenues;
•	gross revenues;
•	net recurring revenues;
•	revenue growth;
•	annual recurring revenues;
•	recurring revenues;
•	license revenues;
•	sales or market share;
•	total shareholder return;
•	economic value added;
•	revenue and Adjusted EBITDA growth excluding the impact of acquisitions;
•	revenue and Adjusted EBITDA of specific business units;
•	customer/recurring revenue retention rates;

•	product development milestone;
•	sales performance (i.e., new recurring revenue added in the period);
•	specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;
•	the fair market value of a share of Common Stock;
•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends;
•	reduction in operating expenses;
•	cash earnings per share;
•	adjusted net income;
•	adjusted net income per share;
•	volume/volume growth;
•	in year volume;
•	merchant account production;
•	distribution partner account production;
•	new merchant locations;
•	new merchant locations using a particular product;
•	calculated attrition;
•	product revenue;
•	goals based on product performance;
•	annual cash adjusted earnings per share growth;
•	annual stock price growth;
•	diluted earnings per share;
•	total shareholder return positioning within a comparator group; or
•	adjusted cash net income per share.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

PROSPECTUS FOR UP TO 39,025,000 ORDINARY SHARES AND 22,500,000 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

CAPITOL ACQUISITION HOLDING COMPANY LTD.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until [•], 2017, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Holdings’ memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
2.1	Agreement and Plan of Merger, dated as of March 19, 2017, by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., Capitol Acquisition Merger Sub, Inc., Canyon Holdings (Cayman) L.P. and Canyon Holdings S.a r.l.	Annex A	—	—
2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of April 7, 2017, by and among Capitol Acquisition Corp. III, Capitol Acquisition Holding Company Ltd., Capitol Acquisition Merger Sub, Inc., Canyon Holdings (Cayman) L.P. and Canyon Holdings S.a r.l.	Annex A	—	—
3.1	Memorandum and Articles of Association of Capitol Acquisition Holding Company Ltd.	Herewith	—	—
3.2	Amended and Restated Certificate of Incorporation of Capitol Acquisition Corp. III.	By Reference	8-K	October 15, 2015
3.3	Bylaws of Capitol Acquisition Corp. III.	By Reference	S-1/A	September 17, 2015
3.4	Form of Amended and Restated Memorandum and Articles of Association of Cision Ltd. to be in effect upon closing of the Transactions.	Annex B	—	—
4.1	Specimen Unit Certificate of Capitol Acquisition Corp. III.	By Reference	S-1/A	September 17, 2015
4.2	Specimen Common Stock Certificate of Capitol Acquisition Corp. III.	By Reference	S-1/A	September 17, 2015
4.3	Specimen Warrant Certificate of Capitol Acquisition Corp. III.	By Reference	S-1/A	October 7, 2015

Exhibit No.	Description	Included	Form	Filing Date
4.4	Specimen Ordinary Share Certificate of Capitol Acquisition Holding Company Ltd.	Herewith	—	—
4.5	Form of Assignment and Assumption Agreement between Continental Stock Transfer & Trust Company, Capitol Acquisition Corp. III and Capitol Acquisition Holding Company Ltd.	Herewith	—	—
5.1	Form of Opinion of Walkers Global	Herewith	—	—
10.1	Letter Agreement signed by each of Capitol Acquisition Management 3 LLC and Mark D. Ein.	By Reference	8-K	October 15, 2015
10.2	Letter Agreement signed by each of Capitol Acquisition Founder 3 LLC and L. Dyson Dryden.	By Reference	8-K	October 15, 2015
10.3	Form of Letter Agreement signed by each of Lawrence Calcano, Piyush Soda and Richard C. Donaldson.	By Reference	8-K	October 15, 2015
10.4	Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and Capitol Acquisition Corp. III.	By Reference	8-K	October 15, 2015
10.5	Stock Escrow Agreement between Capitol Acquisition Corp. III, Continental Stock Transfer & Trust Company and each of Capitol Acquisition Management 3 LLC, Capitol Acquisition Founder 3 LLC, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha.	By Reference	8-K	October 15, 2015
10.6	Registration Rights Agreement among Capitol Acquisition Corp. III and each of Capitol Acquisition Management 3 LLC, Capitol Acquisition Founder 3 LLC, Lawrence Calcano, Richard C. Donaldson and Piyush Sodha.	By Reference	8-K	October 15, 2015
10.7	Administrative Services Agreement between Capitol Acquisition Corp. III, Venturehouse Group, LLC and Dryden Capital Management, LLC.	By Reference	8-K	October 15, 2015
10.8	Form of Subscription Agreement for founders’ warrants.	By Reference	S-1/A	September 17, 2015
10.9	Form of promissory note issued to officers and directors.	By Reference	8-K	August 17, 2016
10.10	Form of commitment letter	By Reference	8-K	November 10, 2016
10.13	Form of Registration Rights Agreement between Capitol Acquisition Holding Company Ltd. and certain holders identified therein.	Previously filed	—	—
10.14	Form of Nominating Agreement	Previously filed	—	—
10.15	2017 Omnibus Incentive Agreement	Annex C	—	—

Exhibit No.	Description	Included	Form	Filing Date
10.16	Form of Non-Equity Incentive Plan	Herewith	—	—
10.17	Form of Director and Officer Indemnification Agreements	Herewith	—	—
10.18	Form of Management Employment Agreement	To be filed by Amendment	—	—
10.19	Form of Management Equity Agreement	To be filed by Amendment	—	—
10.20	First Lien Credit Agreement	Herewith	—	—
10.21	Amendment to First Lien Credit Agreement	Herewith	—	—
10.22	Second Lien Credit Agreement	Herewith	—	—
10.23	Support Agreement	Herewith	—	—
21.1	Subsidiaries of the Registrant	Herewith	—	—
23.1	Consent of PricewaterhouseCoopers, Certified Public Accountants	Herewith	—	—
23.2	Consent of Marcum LLP	Herewith	—	—
23.3	Consent of Walkers Global	Included within exhibit 5.1	—	—
23.4	Consent of Ernst & Young LLP (with respect to Vocus, Inc. financial statements)	Herewith	—	—
23.5	Consent of Ernst & Young LLP (with respect to PRN Group)	Herewith	—	—
99.1	Consent of Stephen P. Master (Director nominee)	Herewith	—	—
99.2	Consent of Stuart Yarbrough (Director nominee)	Herewith	—	—
99.3	Consent of Kevin Akeroyd (Director nominee)	Herewith	—	—
99.4	Consent of Mark M. Anderson (Director nominee)	Herewith	—	—
99.5	Consent of Philip A. Canfield (Director nominee)	Herewith	—	—
99.6	Form of Preliminary Proxy Card	Herewith	—	—

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 15th day of May, 2017.

CAPITOL ACQUISITION HOLDING COMPANY LTD.
By: /s/ Mark D. Ein Mark D. Ein President and Director (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark D. Ein acting singly, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
By: /s/ Mark D. Ein Mark D. Ein	President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	May 15, 2017
By: /s/ L. Dyson Dryden L. Dyson Dryden	Director	May 15, 2017

Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, Capitol Acquisition Holding Company Ltd. has duly caused this registration statement to be signed by the following duly authorized representative in the United States:

Date: May 15, 2017	By: /s/ Mark D. Ein Name: Mark D. Ein Title: Authorized Representative in the United States